Exhibit 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE TATTOOED CHEF, INC.	) )	C.A. No. 2023-____-___
VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205
Petitioner Tattooed Chef, Inc. (“TTCF” or the “Company”), by and through its undersigned counsel, brings this petition pursuant to 8 Del. C. § 205, seeking to have this Court validate a potentially defective corporate act as follows:
NATURE OF THE ACTION
1.The Company petitions this Court seeking similar relief that several other public entities have recently sought from this Court. Namely, the Company seeks to validate its Second Amended and Restated Certificate of Incorporation of the Company (Exhibit A, the “New Certificate of Incorporation”) adopted in connection with its business combination with Myjojo, Inc. in October 2020, which, among other things, increased the aggregate number of authorized shares of Common Stock of the Company. While a majority of the then-outstanding shares of Class A Common Stock and Class B Common Stock voted in favor of the adoption of the New Certificate of Incorporation, separate votes of holders of Class A Common Stock and holders of Class B Common Stock were not expressly sought in connection with the adoption of the New Certificate of Incorporation, and this Court’s decision in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch.

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Dec. 27, 2022), creates uncertainty as to the validity of the New Certificate of Incorporation, threatening the Company with irreparable harm as described more fully herein.
2.Under 8 Del. C. § 242 and the Company’s Amended and Restated Certificate of Incorporation dated August 2, 2018 (Exhibit B, “Old Certificate of Incorporation”), the holders of a majority of the outstanding shares of Common Stock of the Company were required to approve an amendment to the Old Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock.
3.Pursuant to its proxy statement dated October 1, 2020 (Exhibit C, “2020 Proxy”), the Company solicited stockholder approval to adopt the New Certificate of Incorporation, which would, among other things, (i) have the effect of reclassifying all Class A Common Stock shares and Class B Common Stock shares into a single class of common stock (“Common Stock” and such reclassification, the “Reclassification”) and (ii) increase the number of authorized shares of Common Stock of the Company from 110 million to 1 billion (the “Common Stock Increase Amendment”). The 2020 Proxy stated that approval of the New Certificate of Incorporation required “the affirmative vote of holders of a majority of the issued and outstanding shares of common stock.”
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4.On October 15, 2020, the New Certificate of Incorporation, which changed the Company’s name to “Tattooed Chef, Inc.” and implemented the amendments approved at the special meeting of stockholders held on October 15, 2020 (the “Special Meeting”), including the Common Stock Increase Amendment, was filed with the Delaware Secretary of State. On the same day, the business combination with Myjojo, Inc. closed. Since that time, the Company’s Common Stock has traded on the NASDAQ under the ticker symbol “TTCF.”
5.At the time of the filing of the New Certificate of Incorporation, the Company held the view that the amendments were legally and validly adopted under the terms of the Old Certificate of Incorporation and Section 242(b)(2) of the General Corporation Law of the State of Delaware (“DGCL”). Section 242(b)(2) provides in relevant part:
The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . . . .

Section 242(b)(2) thus provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a so-called “Section 242(b)(2) opt-out” provision. Despite not having a “Section 242(b)(2) opt-out” provision, the
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Company believed that the Common Stock Increase Amendment was effective because under the unambiguous language of the Old Certificate of Incorporation, the Class A Common Stock was not a separate class of Common Stock, but was a series of the class of Common Stock.
6.On December 27, 2022, this Court issued an opinion in Garfield v. Boxed, Inc. that calls into question whether the Class A Common Stock was a series of the class of Common Stock or a separate class of stock, and thus the vote required to adopt the Common Stock Increase Amendment. Like this case, the defendant company in Boxed. had sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock in connection with a de-SPAC transaction. 2022 WL 17959766, at *1. Before the stockholder vote, the plaintiff wrote a letter to the company board asserting the proposed voting structure for the amendment violated the Class A common stockholders’ voting rights under Section 242(b). Id. The company amended its merger agreement and supplemented its proxy statement to require the separate vote of the holders of its Class A common stock for approval of the amendment. Id. The plaintiff filed an action in this Court seeking attorneys’ fees and expenses for the benefits he allegedly conferred on the company and its stockholders by facilitating this change. Id. In determining whether the plaintiff had conferred a corporate benefit worthy of fees and expenses, the Court
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considered whether the plaintiff’s demand was meritorious – i.e., whether a combined vote of both Class A and Class B common stock would have violated Section 242(b)(2). Id. at *4. The Court’s analysis hinged on whether the certificate of incorporation authorized Class A and Class B as two classes of common stock, or as series within a single class. Id. at *6. Noting that the certificate of incorporation used only the word “class” and not “series” to describe the authorized common shares, id. at *7, the Court interpreted the certificate of incorporation as designating the Class A and Class B as each being a class of common stock, not a series, id. at *9. The Court further observed that Section 102(a)(4) prescribes that a corporation’s certificate of incorporation set forth the number of shares of all classes and of each class and whether the shares are par or no-par, whereas no such preemptive recitation is required for series. Id. at *8. Because the certificate of incorporation listed the number of shares of Class A common stock, the number of shares of Class B common stock, and the number of shares of preferred stock, and set forth the par value of the shares in each, the Court read the certificate of incorporation as authorizing three classes of stock in compliance with Section 102(a)(4). Id. at *9. Further, the certificate of incorporation’s section on preferred stock vested the board with authority to provide for “one or more series of Preferred Stock” and to establish “the number of shares to be included in each such series” by resolution, complying with Section
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102(a)(4)’s prescription for granting board authority to fix the number and terms of series of stock that are not provided in the certificate of incorporation by resolution. Id.; see also 8 Del. C. § 151(g). The certificate of incorporation did not include any such provision fixing or granting the board authority to fix a series of common stock. Id. The Court thus held, in the context of a fee application, that the plaintiff’s claim that Section 242(b)(2) required a separate Class A vote for the amendment was meritorious when filed. Id.
7.Like the certificate of incorporation in Boxed, (i) the Old Certificate of Incorporation refers to the authorized common shares as classes, (ii) Section 4.1 of the Old Certificate of Incorporation sets forth the number of shares and par value of Class A Common Stock, Class B Common Stock, and Preferred Stock, and (iii) Section 4.2 of the Old Certificate of Incorporation vests the Board with authority to provide for “one or more series of Preferred Stock” and establish “the number of shares to be included in each such series” by resolution, whereas no such prescription exists for Common Stock. While the Court’s merits discussion in Boxed is not a final ruling on the merits and the Company believes that the conclusion in Boxed that the Class A Common Stock was a separate class and not a series of the class of Common Stock is incorrect, the decision suggests that the Court would view the Company’s Class A Common Stock as a separate class of capital stock.
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8.As a result of Boxed, the validity of the New Certificate of Incorporation and the shares of Common Stock issued or to be issued, in reliance on the effectiveness of the New Certificate of Incorporation has become and will remain uncertain absent relief from this Court.
9.The Company therefore brings this action pursuant to 8 Del. C. § 205, seeking this Court’s assistance in validating the New Certificate of Incorporation and any shares of Common Stock issued in reliance on the effectiveness of the New Certificate of Incorporation.
FACTUAL ALLEGATIONS
10.The Company is a Delaware corporation originally formed as a SPAC under the name Forum Merger II Corporation (“Forum”) on May 4, 2018. On June 11, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Forum’s wholly owned subsidiary, Sprout Merger Sub, Inc., would merge with and into Myjojo, Inc., with Myjojo surviving the merger (the “Merger”).
11.Following the Merger, the Company, now named Tattooed Chef Inc., is a publicly traded plant-based food company that produces and sells a portfolio of frozen foods.
1.The Proxy Statement
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12.On October 1, 2020, the Company filed the 2020 Proxy identifying seven proposals to be voted on at the Special Meeting, including Proposal No. 3 to adopt the New Certificate of Incorporation. The 2020 Proxy did not specifically require or solicit a separate vote of the holders of Class A Common Stock.
13.In the 2020 Proxy, the Company noted that the purpose of the increase in the number of authorized shares was:
[T]o authorize additional shares of common stock, which will be used to issue shares pursuant to the Merger Agreement, under the Incentive Plan and for general corporate purposes. Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Ex. C at 136.

2.The Special Meeting
14.There were 25,650,411 shares of Common Stock outstanding and entitled to vote at the Special Meeting. See Ex. C at 9. Of the outstanding Common Stock, there were 20,650,411 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock. Id. As disclosed in the Company’s October 15, 2021 Form 8-K (Exhibit D, the “Voting Results Form 8-K”), the New Certificate of Incorporation received the affirmative vote of 18,457,910 shares, a majority of the 25.6 million shares entitled to vote. Ex. D at 1. As a result of this
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affirmative vote, the Company believed that the New Certificate of Incorporation had received the requisite stockholder approval.
15.Moreover, even if every share of Class B Common Stock outstanding on the record date was present and voted in favor of the proposal, Proposal No. 3, approving the New Certificate of Incorporation, received approval from a majority of the shares of Class A Common Stock outstanding on the record date. On the record date, there were 20,650,411 shares of Company Class A Common Stock outstanding and 5,000,000 shares of Company Class B Common Stock outstanding. At the Special Meeting, 18,479,592 shares of Common Stock were present and a total of 18,457,910 shares of Common Stock voted in favor of Proposal No. 3. Assuming all the holders of Class B Common Stock were present and voted in favor, at least 13,457,910 of the 20,650,411 shares of Class A Common stock (that is, a majority of the shares of Class A Common Stock outstanding on the record date), voted in favor of the New Certificate of Incorporation.
16.As disclosed in a Form 8-K dated October 21, 2020 (Exhibit E, the “Merger Closing Form 8-K”), the Company proceeded to file the New Certificate of Incorporation with the Delaware Secretary of State and to consummate the Merger on October 15, 2020. As a result of the Reclassification, each of the then issued and outstanding shares of Class A Common Stock and Class B Common
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Stock of Forum automatically converted on a one-for-one basis into a share of Common Stock of the combined company – i.e., TTCF. Immediately following the Merger, after taking into account the Reclassification and the shares of Common Stock issued pursuant to the Merger, the Company’s outstanding capital stock consisted of 65,118,913 shares of Common Stock. As of February 9, 2023, 83,658,357 shares of Common Stock were issued and outstanding. The number of shares of Common Stock issued and outstanding or reserved for issuance immediately following the Merger was and at all times through the date hereof has remained less than the 100 million authorized shares of Class A Common Stock originally provided for under the Old Certificate of Incorporation.
3.The Court’s Authority Under Section 205(a)
17.Under Section 205(a)(3) of the DGCL, this Court has the authority to “[d]etermine the validity and effectiveness of any defective corporate act not ratified … pursuant to § 204.” 8 Del. C. § 205(a)(3). Further, under Section 205(a)(4), this Court may “[d]etermine the validity of any corporate act or transaction and any stock, rights or options to acquire stock.” 8 Del. C. § 205(a)(4). A defective corporate act includes any act or transaction purportedly taken by or on behalf of the corporation that is within the power of a corporation, but is void or voidable due to a failure of authorization. A failure of authorization includes, among other things, the failure to authorize or effect an act or transaction
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in compliance with the DGCL, the company’s certificate of incorporation, or any disclosure set forth in any proxy or consent solicitation statement, if and to the extent such failure would render such act or transaction void or voidable.
18.Relevant here, if a separate vote of the shares of Class A Common Stock was required to approve the Common Stock Increase Amendment under Section 242(b)(2), the 2020 Proxy did not state that such vote was required and the potentially deficient disclosures regarding the required vote could be considered a failure of authorization. As a result, the filing of the New Certificate of Incorporation (which effected the Common Stock Increase Amendment) and all shares of the Company’s Common Stock issued in reliance on the effectiveness thereof, would potentially be considered defective corporate acts under Section 204 and 205.
19.As such, the Court has the power to validate the Common Stock Increase Amendment, the New Certificate of Incorporation and all of the shares of Common Stock issued by the Company in reliance on the validity and effectiveness of the Common Stock Increase Amendment and the New Certificate of Incorporation under Section 205. The Company respectfully seeks this Court’s assistance to validate the New Certificate of Incorporation to prevent immediate and significant harm to the Company, its prospects, and its stockholders.
4.Consideration of Statutory Validation Factors under Section 205(d)
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20.Section 205(d) sets forth certain factors that the Court may consider when determining whether to ratify and validate a defective corporate act:
In connection with the resolution of matters pursuant to subsections (a) and (b) of this section, the Court of Chancery may consider the following:
(1) Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;
(2) Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;
(3) Whether any person will be or was harmed by the ratification or validation of the defective corporate act, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;
(4) Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and
(5) Any other factors or considerations the Court deems just and equitable.
8 Del. C. § 205(d).
21.Belief in the Amendment’s Validity. With respect to the factor set forth in Section 205(d)(1), the Company demonstrated its good faith belief that the New Certificate of Incorporation had been properly approved through its actions taken in connection with the closing of the Merger. In the Voting Results Form 8-K, the Company disclosed that the New Certificate of Incorporation had been approved by the stockholders, and as disclosed in the Merger Closing Form 8-K, the Merger was closed on October 15, 2020 in reliance on that approval. On the
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same day, the New Certificate of Incorporation was filed with the Delaware Secretary of State based on the belief that it had been validly approved. The Company thereafter issued shares of Common Stock in reliance on the belief that the Reclassification effected by the New Certificate of Incorporation was valid. No stockholder has challenged the validity of the New Certificate of Incorporation and, until the Boxed decision, there was no uncertainty about the Company’s capital structure.
22.Treatment of the Amendment as Valid. With respect to the factor set forth in Section 205(d)(2), the Company has represented to its public stockholders in the Voting Results Form 8-K that the New Certificate of Incorporation was validly approved and in the Merger Closing 8-K that the shares of Common Stock had been issued to the Company’s stockholders in connection with the Reclassification and the closing of the Merger. In numerous public filings since the closing of the Merger the Company has disclosed to its stockholders that there are 1 billion shares of Common Stock authorized and over 80 million shares of Common Stock outstanding. See, e.g., Company’s Form 10-Q, filed with the SEC on May 10, 2022; the Company’s Form 10-Q, filed with the SEC on August 9, 2022; Company’s Form 10-Q, filed with the SEC on November 17, 2022.
23.Harm Arising from Validation. With respect to the factor set forth in Section 205(d)(3), the Company does not believe that any person would be
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harmed by the ratification and validation of the Company’s capital structure if this Petition is granted. In fact, such a validation would only transform the market’s pre-Boxed understanding into reality. The purpose of the ratification is to provide certainty to the capital structure of the Company by ensuring that the New Certificate of Incorporation that the Company and its stockholders have been operating under since October 2020 is valid and effective, as well as to resolve whether the Company may issue the additional authorized shares pursuant to the Common Stock Increase Amendment.
24.Harm Arising from Failure to Validate. Indeed, with respect to the factor set forth in Section 205(d)(4), there are many parties that would be harmed if the Company’s capital structure is not ratified and validated by this Court.
25.The uncertainty regarding the Company’s capital structure and the validity of its stock created by the Boxed decision is causing (and will continue to cause) the Company harm. The Company proposed the Common Stock Increase Amendment in anticipation of issuing additional shares of Common Stock. But, as a result of the uncertainty with respect to the validity of the New Certificate of Incorporation, it is not clear how many shares the Company is currently authorized to issue and the Company’s stockholders may not hold valid shares, which has caused and will continue to cause harm to the Company and its stockholders. The continued uncertainty as to the validity of the Company’s capital structure will
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potentially cause market disruption, disturb the Company’s corporate relationships, result in claims from holders of such shares, and could lead to consequent loss of value for the Company’s stockholders and loss of eligibility to remain listed on the NASDAQ.
26.The uncertainty regarding the validity of the Company’s capitalization may prevent the Company from raising additional capital and could impact stock incentive programs. Moreover, the Company is required to file its Annual Report on Form 10-K by March 16, 2023. Because there now exists uncertainty regarding the validity of the Company’s capital structure, there is likewise uncertainty as to the statements and representations the Company is required to make in its Form 10-K, which could in turn impact the ability of the Company’s auditors to provide comfort letters for capital raising activities. The Company also has an upcoming annual meeting and needs confirmation of the validity of the Common Stock Increase Amendment to determine which proposals need to be presented to the Company’s stockholders at the meeting. Absent clarity and the ability to take these necessary actions, the Company’s ability to remain in compliance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ could be at risk, and the Company’s share price and ultimately its ability to raise capital could be adversely impacted.
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27.Other Factors. With respect to the factor set forth in Section 205(d)(5), several “other factors” support granting the relief requested in this Petition.
28.First, “self-help” ratification by the Company’s stockholders under Section 204 may not be an effective alternative available to the Company. To the extent that the vote on the Common Stock Increase Amendment required the approval of the holders of the Class A Common Stock voting as a separate class, it is no longer feasible for the Company to obtain that vote through a Section 204 ratification. As detailed above, as a result of the Reclassification, the Company presently only has Common Stock outstanding, but if the New Certificate of Incorporation is not valid, it is not clear whether shares of Common Stock issued in the Reclassification are likewise not valid and it may be difficult or impossible to determine which stockholders would be entitled to vote on a ratification under Section 204. In addition, under the self-help method of Section 204, the Company would be required to file a certificate of validation with the Delaware Secretary of State to effectively ratify the New Certificate of Incorporation. 8 Del. C. § 204(e)(3) (requiring the filing of a certificate of validation in circumstances where the defective act ratified relates to a certificate previously filed with the Delaware Secretary of State). The Company understands that processing times for certificates of validation can take as long as 3-4 months, and that while a certificate
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of validation is being processed by the Delaware Secretary of State, the Company would not be able to obtain certificates of good standing, pay its annual franchise taxes or make any other filings with the Delaware Secretary of State. The additional months of uncertainty regarding the Company’s capital structure if forced to pursue a “self-help” ratification could be devastating to the Company, which needs financing to continue to operate, and can be avoided if the Court grants the current relief requested by the Petitioner.
29.Second, the Court should provide direction as to whether stockholders can rely on a SPAC’s capital structure. This is a problem that affects more than just the Company and its stockholders. Numerous publicly-traded Delaware corporations who accessed public markets via de-SPAC transactions in the past several years face the same post-Boxed cloud of uncertainty over their capital structures and related dilemma as to how to proceed in light of the issues discussed above. See, e.g., In re Lordstown, C.A. No. 2023-0083-LWW (Del. Ch.); In re Lucid Group Inc, C.A. No. 2023-0116-LWW (Del. Ch.); In re ChargePoint Hldgs. Inc., C.A. No. 2023-0113-LWW; In re Fisker Inc., C.A. No. 2023-0119-LWW (Del. Ch.); In re Blade Air Mobility, Inc., C.A. No. 2023-0153-LWW (Del. Ch.); In re Canoo Inc., C.A. No. 2023-0152-LWW (Del. Ch.). Granting these petitions offers other SPACs a solution to a widespread problem. Crafting a sensible, equitable, and prompt solution would be in keeping with both this Court’s and the
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State of Delaware’s reputations as the United States’ preeminent caretakers of corporate law and governance.
30.Third, because the Company reclassified all of its previously outstanding shares of Class A Common Stock and Class B Common Stock into shares of Common Stock when it filed the New Certificate of Incorporation, the Company’s public filings and other disclosures since October 2020 have referred to the Company having outstanding shares of Common Stock, rather than shares of Class A Common Stock. While the Company has not to date exceeded the original number of authorized shares of Class A Common Stock provided for under the Old Certificate of Incorporation, ratifying and validating the New Certificate of Incorporation and the shares of Common Stock issued by the Company to date in reliance on the effectiveness of the New Certificate of Incorporation would eliminate potential confusion amongst the Company’s stockholders as to the nature and type of shares of the Company’s stock they hold and provide certainty to the Company’s capital structure.
31.The Company respectfully seeks this Court’s assistance to validate the New Certificate of Incorporation and all shares of Common Stock issued in reliance on the validity and effectiveness of the New Certificate of Incorporation to prevent ongoing and significant harm to the Company, its business prospects, and its stockholders.
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COUNT ONE
(Validation of Corporate Acts and Putative Stock Under 8 Del. C. § 205)
32.The Company repeats and reiterates the allegations above as if fully set forth herein.
33.The Company is authorized to bring this petition under 8 Del. C. § 205(a).
34.Under 8 Del. C. § 205(a), this Court may determine the validity and effectiveness of any defective corporate act and any putative stock. A defective corporate act includes any act or transaction purportedly taken by or on behalf of the corporation that is within the power of a corporation but is void or voidable due to a failure of authorization. A failure of authorization includes, among other things, the failure to authorize or effect an act or transaction in compliance with “(A) the provisions of [the DGCL], (B) the certificate of incorporation or bylaws of the corporation … if and to the extent such failure would render such act or transaction void or voidable.” 8 Del. C. § 204(h)(2).
35.The Company filed the New Certificate of Incorporation with the good faith belief that it was adopted in compliance with Delaware law.
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36.The Company has treated the New Certificate of Incorporation as valid and treated all acts in reliance on the New Certificate of Incorporation as valid.
37.Third parties, including financing sources, key business partners, stockholders, employees and directors, have relied on the validity of the New Certificate of Incorporation and treated all acts in reliance on the New Certificate of Incorporation as valid.
38.On information and belief, no persons would be harmed by the validation of the New Certificate of Incorporation and the shares of Common Stock issued in reliance on the validity and effectiveness of the New Certificate of Incorporation. The results of the Special Meeting and the filing of the New Certificate of Incorporation, including the Common Stock Increase Amendment, were all disclosed publicly, and actions have been taken in reliance thereon.
39.As previously noted, the Company, its prospects and its stockholders may be irreparably and significantly harmed absent relief from this Court.
PRAYER FOR RELIEF
WHEREFORE, the Company respectfully requests that this Court enter an order as follows:
i.Validating and declaring effective the New Certificate of Incorporation, including the filing and effectiveness thereof , as of the date and
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time that the New Certificate of Incorporation was originally filed with the Delaware Secretary of State;
ii.Validating and declaring effective all shares of Common Stock issued, and all other corporate actions and transactions taken or effected, in reliance on the validity and effectiveness of the Common Stock Increase Amendment and the New Certificate of Incorporation in each case, as of the date and time of the original issuance of such shares, taking of such corporate actions or effectuation of such transactions; and
iii.Granting such other and further relief as this Court deems proper.

Dated: February 17, 2023
/s/ John D. Hendershot
John D. Hendershot (#4178)
Nicole M. Henry (#6550)
Spencer V. Crawford (#7035) RICHARDS, LAYTON & FINGER, P.A.
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Petitioner Tattooed Chef, Inc.

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EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FORUM MERGER II CORPORATION

Forum Merger II Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
ONE: The name of the corporation is Forum Merger II Corporation, which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was May 4, 2018 and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2018.
TWO: This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation in accordance with the General Corporation Law of the State of Delaware.
THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
I.
The name of this corporation is Tattooed Chef, Inc. (the “Company”).
II.
The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
B. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.
C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
A.
1. DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
2. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
2. BALLOTS. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3. NO WRITTEN CONSENTS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and, at no time shall any action be taken by the stockholders by written consent or electronic transmission.
4. NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
5. SPECIAL MEETINGS. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied.
VI.
A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.
B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended. Notwithstanding any of the foregoing to the contrary, the provisions of this Section A of this Article VII will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B. If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C. If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.
B. Notwithstanding the foregoing, the Company shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock of the Company that is not owned by the Interested Stockholder.
C. For purposes of this Article VIII, references to:
1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.
2. “Associate”, when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative, spouse or ex-spouse of such person, or any relative of such spouse or ex-spouse, whether or not such relative, spouse or ex-spouse has the same residence as such person. Notwithstanding any of the foregoing to the contrary, each of the Founder Group Parties shall be deemed to be Associates of one another.
3. “Business Combination”, when used in reference to the Company and any Interested Stockholder of the Company, means: (a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; (c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.
4. “Control”, including the terms “Controlling”, “Controlled by”, and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5. “Interested Stockholder” means any person (other than the Company or any direct or indirect majority owned subsidiary of the Company) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (b) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Stock of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item

(ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
7. “person” means any individual, corporation, partnership, unincorporated association or other entity.
8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.
IX.
A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Company, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Company and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section (B) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.
B. Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section (A) of this Article IX shall not apply to any such corporate opportunity.
C. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.
D. For purposes of this Article IX, “Affiliate” shall mean (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Company and any entity that is controlled by the Company) and (iii) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company. For purposes of this Article IX, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.
X.
A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or X in any respect, or to adopt any provision or bylaw inconsistent therewith.
* * * *
FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this 15th day of October, 2020.

/s/ Salvatore Galletti
Name: Salvatore Galletti
Title: Chief Executive Officer

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FORUM MERGER II CORPORATION

August 2, 2018
Forum Merger II Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “Forum Merger II Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 4, 2018 (the “Original Certificate”).
2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Forum Merger II Corporation (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3 Common Stock.
(a) Voting.
(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b) Class B Common Stock.
(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination.
(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

·
the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination, any private placement units issued to Forum Investors II LLC (the “Sponsor”) or its affiliates upon conversion of loans to the Corporation and any securities issued pursuant to that certain unit purchase agreement, dated August 2, 2018, by and between the Corporation and the Sponsor) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

·	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.
Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.
Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.
(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.
(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.
Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
Section 5.2 Number, Election and Term.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot.
Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.
Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.
Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2 Indemnification and Advancement of Expenses.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
Section 9.1 General.
(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission on July 6, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
Section 9.2 Redemption Rights.
(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its franchise and income taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.
(d) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.
(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.
Section 9.3 Distributions from the Trust Account.
(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.
(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.
(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.
Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.
Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.
Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.
Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering

Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.
ARTICLE X
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.
ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
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IN WITNESS WHEREOF, Forum Merger II Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORUM MERGER II CORPORATION

By:	/s/ David Boris
Name: David Boris
Title: Co-Chief Executive Officer
[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
SCHEDULE 14A
______________________________________
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant S
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
S	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Forum Merger II Corporation
(Name of Registrant as Specified In Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Not applicable.
	(2)	Aggregate number of securities to which transaction applies:
Note applicable.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not applicable.
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

S	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FORUM MERGER II CORPORATION
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
Dear Stockholders of Forum Merger II Corporation:
We cordially invite you to attend a special meeting in lieu of the 2020 annual meeting of the stockholders of Forum Merger II Corporation, a Delaware corporation (“Forum”, “we,” “us,” “our” or the “Company”), which will be held on Thursday, October 15, 2020, at 9:00 a.m., Eastern time at https://www.cstproxy.com/forummerger/smp2020 (the “special meeting”). In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting

https://www.cstproxy.com/forummerger/smp2020 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.
On June 11, 2020, the Company, Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Ittella Parent”), and Salvatore Galletti, in his capacity as the holder representative (“Holder Representative”), entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Merger Agreement (the “First Amendment”) entered into by the Company, Merger Sub, Ittella Parent and the Holder Representative on August 10, 2020 (as amended from time to time, the “Merger Agreement”), subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company (the transactions contemplated by the Merger Agreement, the “business combination”). You are being asked to vote on the business combination.
At the special meeting, our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to adopt the Merger Agreement, as amended by the First Amendment, copies of which are attached to the accompanying proxy statement as Annex A-1 and Annex A-2, and approve the business combination. The aggregate consideration payable at the closing of the business combination (the “Closing”) to the Ittella Parent securityholders (as that term is defined in the accompanying proxy statement) is approximately $420,000,000, subject to the purchase price adjustments as set forth in the Merger Agreement (the “Closing Merger Consideration”). The Closing is expected to take place as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement.
The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, par value $0.0001 per share of the Company (“common stock”), valued at $10.00 per share. An additional 5,000,000 shares of the common stock (the “Holdback Shares”) are payable after the Closing to the Ittella Parent stockholders (as that term is defined in the accompanying proxy statement) upon satisfaction, within the first three years after the Closing, of the following conditions: (i) if the trading price of the common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period (the “$12.00 Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of the common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period (each of such $14.00 trigger and the $12.00 Share Price Trigger, a “Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited.
Forum Investors II LLC, a Delaware limited liability company, and the sponsor of Forum (the “Sponsor”), has agreed that at the Closing, it will place 2,500,000 founder shares held by it (the “Sponsor Earnout Shares”) into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date.
The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account (the “Adjustment Escrow Stock”). Following the date on which the Closing Merger Consideration is finally determined, all or a portion of those shares of common stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement.
The Cash Consideration payable to the Ittella Parent securityholders will be paid from cash available to us from the trust account (the “trust account”) that holds the proceeds (including interest) of our initial public offering that closed on August 7, 2018 (our “IPO”), and after giving effect to taxes payable, any redemptions that may be elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit in the trust account.
At the special meeting, you will be asked to consider and vote upon:
1.      the Business Combination Proposal;
2.      a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the business combination (the “Nasdaq Proposal”);
3.      a proposal to approve the Company’s proposed second amended and restated certificate of incorporation (the “proposed charter”), substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination (the “Charter Proposal”);
4.      proposals to approve and adopt, on a non-binding advisory basis, certain differences between the Company’s amended and restated certificate of incorporation (as amended through the date of this proxy statement, the “current charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (collectively, the “Advisory Charter Proposals”):
a.      to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors (“Advisory Charter Proposal A”);
b.      to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the Delaware General Corporation Law; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws” (“Advisory Charter Proposal B”);
c.      to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act of 1933, as amended (“Advisory Charter Proposal C”);
d.      to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (“Advisory Charter Proposal D”);
e.      to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation” (“Advisory Charter Proposal E”);

f.       to, upon completion of the business combination and the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock (“Advisory Charter Proposal F”);

g.      to eliminate various provisions applicable only to blank check companies (“Advisory Charter Proposal G”); and
h.      to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms (“Advisory Charter Proposal H”);
5.      a proposal to approve the Incentive Plan, substantially in the form attached to the accompanying proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the “condition precedent proposals”);
6.      a proposal to consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”); and
7.      a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.
Our publicly-traded common stock, units and warrants are currently listed on The Nasdaq Capital Market under the symbols “FMCI,” “FMCIU” and “FMCIW,” respectively. Upon the Closing, we intend to change our name from “Forum Merger II Corporation” to “Tattooed Chef, Inc.” and we have applied to continue the listing of our common stock and warrants on Nasdaq under the symbols “TTCF” and “TTCFW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.
Pursuant to the current charter, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Class A Common stock then held by them (“public shares”) for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released by us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to public stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totalling $7,000,000 that we will pay to the underwriters of our IPO or transaction expenses incurred in connection with the business combination. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $207,402,252 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.37. Public stockholders may elect to redeem their shares even if they vote for the business combination.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants (the “public warrants”) prior to exercising your redemption rights with respect to the public shares; and
(ii)    prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through the Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold and the limitation that in no event will we redeem our public shares in an amount that would cause out net tangible assets to be less than $5,000,001 upon consummation of the business combination. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $207,402,252 as of June 30, 2020. The Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. This condition to Closing in the Merger Agreement is for the sole benefit of the parties thereto and may be waived in writing by Ittella Parent. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then Ittella Parent may elect not to consummate the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their public shares.
The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination, and the Class B common stock, par value $0.0001 per share (the “founder shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns approximately 21.66% of our issued and outstanding shares of common stock, including all of the founder shares. The Sponsor and our directors and officers have agreed to vote any shares of common stock owned by them in favor of the business combination. The founder shares are subject to transfer restrictions. The current charter includes a conversion adjustment that provides that the founder shares will automatically convert at the time of the business combination into a number of shares of Class A common stock at the Closing, in accordance with the terms of the current charter. As of the Closing, assuming no redemptions, the Sponsor will beneficially own approximately 5.3% of the total number of all shares of common stock outstanding after consummation of the business combination (excluding the Holdback Shares and the Sponsor Earnout Shares).
We are providing the accompanying proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Information about the special meeting, the business combination and other related business to be considered by the Company’s stockholders at the special meeting is included in the accompanying proxy statement. Whether or not you plan to attend the special meeting, we urge all of our stockholders to read the accompanying proxy statement, including the Annexes and the accompanying financials statements of the Company and Ittella Parent, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 43 of the accompanying proxy statement.

After careful consideration, our Board has unanimously approved the Merger Agreement and the business combination, and unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the business combination, “FOR” each of the director nominees and “FOR” all of the other proposals presented to our stockholders in the accompanying proxy statement. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
In accordance with the terms of the Merger Agreement, approval of the condition precedent proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Approval of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. If the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are approved, we will elect nine directors to our Board, each to serve staggered terms until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, commencing at the Closing of the transaction. If the condition precedent proposals are not approved, three directors will be elected to the Board, each to serve a two-year term.
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals, and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
Your vote is very important. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. Even if you have voted by proxy, you may still vote during the special meeting by visiting https://www.cstproxy.com/forummerger/smp2020. To participate in the special meeting, you will need the 12-digit control number assigned by Continental Stock Transfer & Trust Company included on your proxy card or obtained from them via email. Unless waived by the parties to the Merger Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of nine director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card, and do not attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record and you attend the special meeting and wish to vote during the special meeting, you may withdraw your proxy and vote at the special meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of the Board, we would like to thank you for your support of Forum Merger II Corporation and look forward to a successful completion of the business combination.

October 1, 2020	Sincerely,
	/s/ Marshall Kiev	/s/ David Boris
	Marshall Kiev Co-Chief Executive Officer, President and Director	David Boris Co-Chief Executive Officer, Chief Financial Officer and Director
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement is dated October 1, 2020, and is expected to be first mailed to our stockholders on or about October 1, 2020.

NOTICE OF SPECIAL MEETING IN LIEU OF THE 2020 ANNUAL MEETING
OF STOCKHOLDERS OF FORUM MERGER II CORPORATION.
TO BE HELD ON OCTOBER 15, 2020
To the Stockholders of Forum Merger II Corporation:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting of the stockholders of Forum Merger II Corporation, a Delaware corporation (the “Company”), will be held on Thursday, October 15, 2020, at 9:00 a.m., Eastern time at https://www.cstproxy.com/forummerger/smp2020 (the “special meeting”). You are cordially invited to attend the special meeting to conduct the following items of business:
•        Proposal No. 1 — Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 11, 2020 (as amended, the “Merger Agreement”), by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Ittella Parent”), and Salvatore Galletti, in his capacity as the holder representative (the “Holder Representative), as amended by the First Amendment, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company, and approve the other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”);
•        Proposal No. 2 — Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination (the “Nasdaq Proposal”);
•        Proposal No. 3 — Charter Proposal — To consider and vote upon proposal to approve the Company’s proposed second amended and restated certificate of incorporation (the “proposed charter”), substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination (the “Charter Proposal”);
•        Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain differences between the Company’s amended and restated certificate of incorporation (as amended through the date of this proxy statement, the “current charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (collectively, the “Advisory Charter Proposals”):

•        Advisory Charter Proposal A — to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors (“Advisory Charter Proposal A”);
•        Advisory Charter Proposal B — to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the Delaware General Corporation Law; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws” (“Advisory Charter Proposal B”);
•        Advisory Charter Proposal C — to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act of 1933, as amended (“Advisory Charter Proposal C”);

•        Advisory Charter Proposal D — to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (“Advisory Charter Proposal D”);
•        Advisory Charter Proposal E — to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation” (“Advisory Charter Proposal E”);
•        Advisory Charter Proposal F — to, upon completion of the business combination and the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock (“Advisory Charter Proposal F”);
•        Advisory Charter Proposal G — to eliminate various provisions applicable only to blank check companies (“Advisory Charter Proposal G”); and
•        Advisory Charter Proposal H — to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms (“Advisory Charter Proposal H”);
•        Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to the accompanying proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal, the “condition precedent proposals”);
•        Proposal No. 6 — Director Election Proposal — a proposal to consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and
•        Proposal No. 7 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A-1 and Annex A-2, copies of the Merger Agreement and First Amendment, respectively. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and Ittella Parent.

In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/forummerger/smp2020 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement. The record date for the special meeting is September 28, 2020. Only stockholders of record at the close of business on that date may vote at the special meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Pursuant to the current charter, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Class A common stock then held by them (“public shares”) for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released by us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totalling $7,000,000 that we will pay to the underwriters of our initial public offering (“IPO”) or transaction expenses incurred in connection with the business combination. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $207,402,252 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.37. Public stockholders may elect to redeem their shares even if they vote for the business combination.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants (the “public warrants”) prior to exercising your redemption rights with respect to the public shares; and
(ii)    prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through the Depository Trust Company.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold and the limitation that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $207,402,252 as of June 30, 2020. The Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. This condition to Closing in the Merger Agreement is for the sole benefit of the parties thereto and may be waived in writing by Ittella Parent. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then Ittella Parent may elect not to consummate the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to public shares.

The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination, and the Class B common stock, par value $0.0001 per share (the “founder shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns approximately 21.66% of our issued and outstanding shares of common stock, including all of the founder shares. The Sponsor and our directors and officers have agreed to vote any shares of the common stock owned by them in favor of the business combination. The founder shares are subject to transfer restrictions. The current charter includes a conversion adjustment that provides that the founder shares will automatically convert at the time of the business combination into a number of shares of Class A common stock at the Closing, in accordance with the terms of the current charter. As of the Closing, assuming no redemptions, the Sponsor will beneficially own approximately 5.3% of the total number of all shares of common stock outstanding after consummation of the business combination (excluding the Holdback Shares and the Sponsor Earnout Shares).
Unless waived by the parties to the Merger Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of nine directors to staggered terms as part of the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.
The issuance of 20% or more of our outstanding common stock in connection with the Merger Agreement requires stockholder approval of the Nasdaq Proposal.
Approval of the condition precedent proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Approval of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.
The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. If the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are approved, we will elect nine directors to our Board, each to serve staggered terms until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, commencing at the Closing of the transaction. If the condition precedent proposals are not approved, three directors will be elected to the Board, each to serve a two-year term.
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees.

October 1, 2020	By Order of the Board of Directors,
	/s/ Marshall Kiev	/s/ David Boris
	Marshall Kiev Co-Chief Executive Officer, President and Director	David Boris Co-Chief Executive Officer, Chief Financial Officer and Director

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CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Forum” refer to Forum Merger II Corporation, and the term “post-combination company” refers to Tattooed Chef, Inc. following the consummation of the business combination.
In this proxy statement:

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals.
“Adjustment Escrow Stock” means 100,000 shares of common stock that the Company will place into an adjustment escrow account at the Closing.
“Advisory Charter Proposal A” means the non-binding advisory charter proposal to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
“Advisory Charter Proposal B” means the non-binding advisory charter proposal to provide that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”.
“Advisory Charter Proposal C” means the non-binding advisory charter proposal to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act.
“Advisory Charter Proposal D” means the non-binding advisory charter proposal to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
“Advisory Charter Proposal E” means the non-binding advisory charter proposal to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”.
“Advisory Charter Proposal F” means the non-binding advisory charter proposal to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock.
“Advisory Charter Proposal G” means the non-binding advisory charter proposal to eliminate various provisions applicable only to blank check companies.
“Advisory Charter Proposal H” means the non-binding advisory charter proposal to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

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“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at the Closing by the Investors, substantially in the form attached to this proxy statement as Annex F.
“Board” means the board of directors of the Company.
“business combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Ittella Parent with Ittella Parent surviving the merger in accordance with the DGCL as a wholly owned subsidiary of the Company.

“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby.
“Cash Consideration” means the cash portion of the consideration to be paid by the Company in the business combination.
“Charter Proposal” means the proposal to approve the proposed charter, substantially in the form attached to this proxy statement as Annex C, in connection with the business combination.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.
“Closing” means the closing of the business combination.
“Closing Date” means the closing date of the business combination.
“Closing Merger Consideration” means approximately $420,000,000, subject to the purchase price adjustments as set forth in the Merger Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“common stock” means, prior to the Closing, the shares of Class A common stock and Class B common stock and, after the Closing, the shares of common stock, par value $0.0001 per share, of the post-combination company.
“Company” means Forum Merger II Corporation, a Delaware corporation.
“condition precedent proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal and the Incentive Plan Proposal.
“current bylaws” means the bylaws of the Company that are currently in effect.
“current charter” means our amended and restated certificate of incorporation, originally filed with the Secretary of State of the State of Delaware on May 4, 2018 and amended and restated on August 2, 2018, as amended by the Amendment to the Amended and Restated Certificate of Incorporation dated February 7, 2020, further amended by the Amendment to the Amended and Restated Certificate of Incorporated dated June 8, 2020, substantially in the form attached to this proxy statement as Annex B.
“DGCL” means the General Corporation Law of the State of Delaware.
“Director Election Proposal” means the proposal to consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

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“Director Nomination Agreement” means the director nomination agreement to be entered into at the Closing by the Sponsor and the Company providing the Sponsor certain director nomination rights, such as having the right to appoint or nominate for election to the Board, as applicable, three individuals, to serve as directors of the Company, substantially in the form attached to this proxy statement as Annex L.
“DTC” means the Depository Trust Company.
“EarlyBirdCapital” means EarlyBirdCapital, Inc.
“Effective Time” means the effective time of the business combination.
“Employment Agreements” means, collectively, the employment agreements with Salvatore Galletti, Sarah Galletti and Stephanie Dieckmann, or indicative terms of employment with Giuseppe Bardari, effective as of the Closing, that were entered into in connection with the Merger Agreement, the forms of which are attached to this proxy statement as Annex G.
“Escrow Agreement (Holder Representative)” means the escrow agreement between the Company, the Holder Representative and Citibank, N.A. that was entered into for the purpose of holding and distributing the Holdback Shares and the Adjustment Escrow Stock in accordance with the terms of the Merger Agreement, substantially in the form attached to this proxy statement as Annex J.
“Escrow Agreement (Sponsor)” means the escrow agreement between the Company, the Sponsor and Citibank, N.A. that was entered into for the purpose of holding and distributing the Sponsor Earnout Shares in accordance with the terms of the Merger Agreement, substantially in the form attached to this proxy statement as Annex K.
“Escrow Agreements” means the Escrow Agreement (Holder Representative) and the Escrow Agreement (Sponsor).”
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Amendment” means the First Amendment to the Merger Agreement entered into by the Company, Merger Sub, Ittella Parent and Holder Representative on August 10, 2020, a copy of which is attached to this proxy statement as Annex A-2.
“Forum Parties” means certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries.
“founder shares” means the 5,000,000 shares of Class B common stock that are currently owned by the Sponsor.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, municipal, local or foreign government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (d) regulatory or administrative agency, (e) multinational organization, (f) governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or (g) other body exercising, or entitled to exercise, any executive, judicial, legislative, arbitral, police or taxing authority or power of any nature.
“Harrison” means Harrison Co.
“Harrison Shares” means 825,000 shares of common stock due to Harrison as a non-cash component of its fee, issuable between May 1 and June 30, 2021.
“Holdback Shares” means 5,000,000 shares of common stock placed into escrow pursuant to the Escrow Agreement (Holder Representative).
“Holder Representative” means Salvatore Galletti, in his capacity as the holder representative under the Merger Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Plan” means the incentive compensation plan for eligible service providers of the Company and its subsidiaries that will be in place at the Closing.

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“Incentive Plan Proposal” means the proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investors” means the Sponsor, Jefferies, EarlyBirdCapital, UMB, Salvatore Galletti, Pizzo, and Stephanie Dieckmann.
“IPO” means the Company’s initial public offering, consummated on August 7, 2018, through the sale of 20,000,000 units at $10.00 per unit.

“IPO underwriters” means Jefferies and EarlyBirdCapital.
“Ittella’s Chef” means Ittella’s Chef LLC, a California limited liability company.
“Ittella Inc.” means Ittella International, Inc., a California corporation.
“Ittella Italy” means Ittella Italy S.R.L., a company organized under the laws of Italy.
“Ittella LLC” means Ittella International, LLC, a California limited liability, and direct subsidiary of Ittella Parent.
“Ittella Parent” means Myjojo, Inc., a Delaware corporation.
“Ittella Parent Board” means the board of directors of Ittella Parent.
“Ittella Parent Interests” means common stock of Ittella Parent, par value $0.001 per share and Class A and Class B special stock of Ittella Parent, each par value $0.001 per share.
“Ittella Parent securityholder” means any holder of Ittella Parent’s securities or options that will receive securities of the Company at the Closing pursuant to the Merger Agreement.
“Ittella Parent stockholder” means a holder of Ittella Parent’s common stock, par value $0.001 per share prior to the business combination.
“Jefferies” means Jefferies LLC.
“Merger Agreement” means the Merger Agreement, dated as of June 11, 2020, by and among the Company, Merger Sub, Ittella Parent and Salvatore Galletti, in his capacity as the holder representative, a copy of which is attached to this proxy statement as Annex A-1, as amended by the First Amendment.
“Merger Sub” means Sprout Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company.
“Morrow” means Morrow Sodali, proxy solicitor to the Company.
“Myjojo California” means Myjojo, Inc., a California corporation.
“Nasdaq Proposal” means the proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination.
“Nasdaq” means the Nasdaq Capital Market.
“Person” means any individual, firm, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, trust, estate, organization, instrumentality or other entity of any kind.
“Pizzo” means Pizzo Food Srls, a company organized under the laws of Italy.

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“Pre-Closing Holders” means all persons who hold Ittella Parent Interests immediately prior to the filing and effectiveness of proposed charter.
“preferred stock” means shares of preferred stock, par value $0.0001 per share of the Company.
“private placement shares” means the shares of Class A common stock included in the private placement units.
“private placement units” means the 655,000 units issued in the concurrent private placement at the time of the IPO to the Sponsor and the IPO underwriters, of which 555,000 are held by the Sponsor and 100,000 are held by the IPO underwriters, with each unit comprising one private placement share and one private placement warrant.

“private placement warrants” means the warrants included in the private placement units issued in the concurrent private placement at the time of the IPO, with each warrant entitling its holder to purchase one share of Class A common stock at a price of $11.50 per share, in accordance with its terms.
“proposed bylaws” means the proposed amended and restated bylaws of the Company, substantially in the form attached to this proxy statement as Annex D, which will become the post-business combination company’s bylaws upon the Closing.
“proposed charter” means the proposed second amended and restated certificate of incorporation of the Company, substantially in the form attached to this proxy statement as Annex C, which will become the post-business combination company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the consummation of the business combination.
“public shares” means shares of Class A common stock included in the units issued in the Company’s IPO.
“public stockholders” means holders of public shares, including the Sponsor to the extent the Sponsor holds public shares, provided, that, the Sponsor will be considered a public stockholder only with respect to any public shares held by it.
“public warrants” means the warrants included in the units issued in the Company’s IPO, each of which is exercisable for one share of Class A common stock, in accordance with its terms.
“Related Agreements” means the proposed charter, the Amended and Restated Registration Rights Agreement, the Employment Agreements, the Restrictive Covenant Agreements, the Sponsor Earnout Letter, the Escrow Agreement (Holder Representative), the Escrow Agreement (Sponsor) and the Director Nomination Agreement.
“Restricted Parties” means each of Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari.
“Restrictive Covenant Agreements” means, collectively, the restrictive covenant agreements, each effective as of the Closing, that each of Salvatore Galletti and Sarah Galletti entered into in connection with the Merger Agreement, substantially in the form attached to this proxy statement as Annex H.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“special meeting” means the special meeting in lieu of the 2020 annual meeting of the stockholders of the Company that is the subject of this proxy statement.
“special stock” means Class A and Class B special stock of Ittella Parent, each par value $0.001 per share.
“Sponsor” means Forum Investors II LLC.
“Sponsor Earnout Letter” means the Sponsor Earnout Letter entered into on the date of the Merger Agreement by and among the Sponsor, Ittella Parent, the Company and the Holder Representative, substantially in the form attached to this proxy statement as Annex I.

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“Stock Consideration” means the portion of the consideration to be paid by the Company in the business combination consisting of shares of common stock.
“Transfer Agent” means Continental Stock Transfer & Trust Company, in its capacity as transfer agent for the Company.
“trust account” means the trust account of the Company that holds the proceeds from the Company’s IPO and the private placement of the private placement units.
“UMB” means UMB Capital Corporation, a Missouri corporation.

“units” means the units of the Company, each consisting of one share of Class A common stock and one public warrant of the Company, whereby each public warrant entitles the holder thereof to purchase share of Class A common stock at an exercise price of $11.50 per share of Class A common stock, sold in the IPO.
“Warrant Agreement” means the Warrant Agreement, dated August 2, 2018, by and between the Company and Continental Stock Transfer & Trust Company, in its capacity as warrant agent for the Company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our or Ittella Parent’s business, as applicable, and the timing and ability for us to complete the business combination. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Ittella Parent has been provided by Ittella Parent and its management team, and forward-looking statements include statements relating to Ittella Parent’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.
Specifically, forward-looking statements may include statements relating to:
•        the benefits of the business combination;
•        the future financial performance of the post-business combination company following the business combination;
•        expansion plans and opportunities; and
•        other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target” or similar expressions.
These forward-looking statements are based on information available as of the date of this proxy statement and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•        the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Merger Agreement;
•        the outcome of any legal proceedings that may be instituted against Ittella Parent or the Company following announcement of the business combination and transactions contemplated thereby;
•        the inability to complete the business combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the Merger Agreement;
•        the Company’s inability to consummate another initial business combination if it is unable to consummate the business combination;
•        the inability to obtain or maintain the listing of the post-combination company’s common stock on Nasdaq following the business combination;
•        the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•        the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the inability to integrate the Ittella Parent and the Company businesses, and the inability of the combined business to grow and manage growth profitably;
•        the unpredictability of the effects of COVID-19;

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•        costs related to the business combination;
•        changes in applicable laws or regulations;
•        the inability to profitably expand into new markets;
•        the possibility that Ittella Parent or the Company may be adversely affected by other economic, business, and/or competitive factors; and
•        other risks and uncertainties indicated in this proxy statement, including those set forth under the section entitled “Risk Factors.”

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SUMMARY TERM SHEET
This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”
•        Forum Merger II Corporation, a Delaware corporation, which we refer to as “we,” “us,” “our,” or the “Company,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
•        There are currently 25,650,411 shares of common stock issued and outstanding, consisting of (i) 19,995,411 public shares, (ii) 5,000,000 founder shares held by the Sponsor, (iii) 555,000 private placement shares held by the Sponsor and (iv) 100,000 private placement shares held by the IPO underwriters. There are currently no shares of Company preferred stock issued and outstanding. In addition, we issued 20,000,000 public warrants to purchase Class A common stock (originally sold as part of the units issued in our IPO) as part of our IPO along with 655,000 private placement units, of which 555,000 private placement units were issued to the Sponsor and 100,000 private placement units were issued to the IPO underwriters, in a private placement concurrently with our IPO. The warrants will become exercisable 30 days after the completion of the business combination, but the Company will not be obligated to deliver any shares upon exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and these warrants will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrantholders. The private placement warrants, however, are non-redeemable so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees. In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. If a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,200,000 of such Working Capital Loans may be converted into units of the post-business combination company at a price of $10.00 per unit. The units would be identical to the private placement units. As of the date of this proxy statement, the Company does not have any Working Capital Loans outstanding. For more information regarding the Company’s warrants, please see the section entitled “Description of Securities.”
•        Ittella Parent is headquartered in Paramount, California and is a producer of frozen plant-based food products.
•        The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of the following conditions

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within the first three years after the Closing: (i) if the trading price of common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. The Sponsor has agreed that, at the Closing, it will place 2,500,000 founder shares held by it into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date. The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of the Adjustment Escrow Stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement. For more information about the Merger Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement.”
•        We anticipate that, upon completion of the business combination, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Forum’s Public Stockholders(2)	34.9%	16.6%
Sponsor(3)	5.3%	6.4%
Ittella Parent Securityholders	59.8%	77.0%
____________

(1)     Assumes that holders of 12,133,310 public shares exercise their redemption rights in connection with the Closing for $125,852,665 at a redemption price of approximately $10.37 per share (based on $207,402,252 held in trust as of June 30, 2020).
(2)      Includes 100,000 private placement shares held by the IPO underwriters.
(3)      Includes the Sponsor and Forum’s current officers and directors. Includes founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis.
The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 121 of this proxy statement do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); (ii) the Holdback Shares and the Sponsor Earnout Shares; or (iii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, but does include founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis. For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. As described in “Summary Term Sheet” and elsewhere in this proxy statement, if the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. In addition, the Sponsor will place the Sponsor Earnout

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Shares into escrow (and subject those shares to the vesting conditions set forth in the Merger Agreement) and the Company will place 100,000 shares of common stock into an adjustment escrow account, as described on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.
•        Our management and Board considered various factors in determining whether to approve the Merger Agreement and the business combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Our Board’s Reasons for the Approval of the Business Combination.”
•        Pursuant to the current charter, in connection with the business combination, holders of our public shares may elect to have their Class A common stock redeemed for cash at the applicable redemption price per share calculated in accordance with the current charter. As of June 30, 2020, this would have amounted to approximately $10.37 per share. If a holder exercises his, her, or its redemption rights, then the holder will exchange his, her, or its public shares for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for his, her, or its public shares only if he, she, or it properly demands redemption and delivers his, her, or its shares (either physically or electronically) to the Transfer Agent at least two business days prior to the special meeting. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights.”
•        In addition to voting on the Business Combination Proposal, stockholders are being asked to vote on the following proposals at the special meeting:
•        Proposal No. 2 — Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination;
•        Proposal No. 3 — Charter Proposal — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;
•        Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

•        Advisory Charter Proposal A — to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;
•        Advisory Charter Proposal B — to provide that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;
•        Advisory Charter Proposal C — to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act;
•        Advisory Charter Proposal D — to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;

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•        Advisory Charter Proposal E — to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;
•        Advisory Charter Proposal F — to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;
•        Advisory Charter Proposal G — to eliminate various provisions applicable only to blank check companies; and
•        Advisory Charter Proposal H — to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms;
•        Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan;
•        Proposal No. 6 — Director Election Proposal — To consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and
•        Proposal No. 7 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Nasdaq Proposal,” “Proposal No. 3 — The Charter Proposal,” “Proposal No. 4 — The Advisory Charter Proposals,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal.” The business combination is conditioned on the approval of the condition precedent proposals at the special meeting. The election of nine director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.
•        Upon the Closing, we anticipate increasing the initial size of our Board from six to nine directors. If the conditions precedent proposals, including the Charter Proposal, are approved, the business combination is consummated, our board size is increased and the director nominees are elected to fill the vacant positions pursuant to the Director Election Proposal, our Board will consist of nine directors. Please see the section entitled “Management after the Business Combination.”

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•        Unless waived by the parties to the Merger Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Merger Agreement including, among others, the receipt of certain stockholder approvals contemplated by this proxy statement. For more information about the closing conditions to the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”
•        The Merger Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or by the Company or Ittella Parent in specified circumstances. For more information about the termination rights under the Merger Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Termination.”
•        The business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”
•        In considering the recommendation of our Board to vote for the proposals presented at the special meeting, including the Business Combination Proposal, and for each of the director nominees, you should be aware that aside from their interests as stockholders, the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the business combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal. These interests include, among other things:
•        the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;
•        the fact that the Sponsor paid $25,000 for the founder shares and those securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $118,200,000 based on the closing price of our Class A common stock on Nasdaq on September 30, 2020, but, given the restrictions on those shares, we believe those shares have less value;
•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 30, 2020;

•        the fact that the Sponsor paid $5,550,000 for its 555,000 private placement units, and if a business combination is not consummated by October 30, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and private placement warrants will be worthless;
•        the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;
•        the anticipated appointment of our Co-Chief Executive Officer, Chief Financial Officer and Director, David Boris, as a director of the post-combination company;

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•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;
•        the fact that the Sponsor will place the Sponsor Earnout Shares into escrow and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement;
•        the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 30, 2020; and
•        the fact that at the Closing we will enter into the Amended and Restated Registration Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the business combination and the voting procedures for the special meeting, which will be held on Thursday, October 15, 2020, at 9:00 a.m., Eastern time, at https://www.cstproxy.com/forummerger/smp2020.
Q:     Why am I receiving this proxy statement?
A:      Our stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the business combination, among other proposals. We have entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the DGCL as a wholly owned subsidiary of the Company. We refer to the transactions completed by the Merger Agreement herein as the “business combination.” As a result of the foregoing, we will acquire Ittella Parent. You are being asked to vote on the business combination between us and Ittella Parent. The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of the following conditions within the first three years after the Closing: (i) if the trading price of common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. The Sponsor has agreed that, at the Closing, it will place 2,500,000 founder shares held by it into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date. The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of the Adjustment Escrow Stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement. Copies of the Merger Agreement and First Amendment are attached to this proxy statement as Annex A-1 and Annex A-2, respectively.
This proxy statement and its Annexes contain important information about the business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.
Q:     When and where is the special meeting?
A:     The special meeting will be held on Thursday, October 15, 2020, at 9:00 a.m., Eastern time at https://www.cstproxy.com/forummerger/smp2020.
In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety

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of the Company’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/forummerger/smp2020. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 9:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.
Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.
Q:     What are the specific proposals on which I am being asked to vote at the special meeting?

A:     The Company’s stockholders are being asked to approve the following proposals:
•        Proposal No. 1 — Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the DGCL as a wholly owned subsidiary of the Company, and approve the business combination;
•        Proposal No. 2 — Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination;
•        Proposal No. 3 — Charter Proposal — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;
•        Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:
•        Advisory Charter Proposal A — to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66 2/3% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;
•        Advisory Charter Proposal B — to provide that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;
•        Advisory Charter Proposal C — to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act;
•        Advisory Charter Proposal D — to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;

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•        Advisory Charter Proposal E — to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;
•        Advisory Charter Proposal F — to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;
•        Advisory Charter Proposal G — to eliminate various provisions applicable only to blank check companies; and
•        Advisory Charter Proposal H — to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms;

•        Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan; and
•        Proposal No. 6 — Director Election Proposal — To consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and
•        Proposal No. 7 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
Q:     Are the proposals conditioned on one another?
A:     Yes. The business combination is conditioned on the approval of the condition precedent proposals at the special meeting. The election of nine director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. It is important for you to note that if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Merger Agreement, then we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 30, 2020, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.
Q:     Why is the Company providing stockholders with the opportunity to vote on the business combination?
A:     Under the current charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote

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rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our business combination. The adoption of the Merger Agreement is required under Delaware law and the approval of the business combination is required under the current charter. In addition, such approval is also a condition to the Closing under the Merger Agreement.
Q:     What revenues and profits/losses has Ittella Parent generated in the last two years?
A:     For the fiscal years ended December 31, 2019 and 2018, Ittella Parent generated revenues of approximately $84.9 million and $47.3 million, respectively, with net income of approximately $4.7 million and a loss of $0.1 million for those same periods.
For additional information, please see the sections entitled “Summary Historical Financial Information of Ittella Parent” and “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Q:     What will happen in the business combination?

A:     Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the DGCL as our wholly owned subsidiary.
Q:     Following the business combination, will the Company’s securities continue to trade on a stock exchange?
A:     Yes. We have applied to continue the listing of the post-combination company’s common stock and warrants on Nasdaq under the symbols “TTCF” and “TTCFW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.
Q:     How has the announcement of the business combination affected the trading price of Class A common stock?
A:     On June 11, 2020, the trading date before the public announcement of the business combination, the Company’s units, Class A common stock and warrants closed at $17.27, $13.44 and $4.00, respectively. On September 30, 2020, the trading date immediately prior to the date of this proxy statement, the Company’s units, Class A common stock and warrants closed at $33.51, $23.64 and $8.87, respectively.
Q:     How will the business combination impact the shares of the Company outstanding after the business combination?
A:     After the business combination, assuming no redemptions, the amount of common stock outstanding will increase to approximately 57,650,411 shares of common stock (assuming that no shares of Class A common stock are redeemed and excluding the Holdback Shares and Sponsor Earnout Shares). Additional shares of common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of shares of common stock upon exercise of the public warrants, private placement warrants and options issued in connection with the business combination after the business combination. The issuance and sale of these shares in the public market could adversely impact the market price of our common stock, even if our business is doing well. As described in “Summary Term Sheet” and elsewhere in this proxy statement, if the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. In addition, the Sponsor will place the Sponsor Earnout Shares into escrow (and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement) and the Company will place 100,000 shares of common stock into an adjustment escrow account, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.
Q:     Is the business combination the first step in a “going private” transaction?
A:     No. The Company does not intend for the business combination to be the first step in a “going private” transaction. One of the primary purposes of the business combination is to provide a platform for Ittella Parent to access the U.S. public markets.

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Q:     Will the management of Ittella Parent change in the business combination?
A:     We anticipate that all of the executive officers of Ittella Parent will remain with the post-combination company. The current directors of the Company, other than David Boris, will resign at the time of the business combination. Salvatore Galletti, Ed Gelfand, Bryan Rosenberg, Paula Ciaramitaro, Jennifer Fellner, Ryan Olohan, Daniel Williamson and Marie D. Quintero-Johnson will be appointed to serve as directors of the post-combination company upon completion of the business combination. Pursuant to the terms of Merger Agreement, of the nine directors to be appointed to our board, six will be designated by Ittella Parent and three will be designated by the Sponsor. Please see the section entitled “Management After the Business Combination” for additional information.
Q:     What equity stake will current stockholders of the Company hold in the post-combination company after the closing?
A:     We anticipate that, upon completion of the business combination, the approximate ownership interests of the company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Forum’s Public Stockholders(2)	34.9%	16.6%
Sponsor(3)	5.3%	6.4%
Ittella Parent Securityholders	59.8%	77.0%

________
(1)     Assumes that holders of 12,133,310 public shares exercise their redemption rights in connection with the Closing for $122,852,665 at a redemption price of approximately $10.37 per share (based on $207,402,252 held in trust as of June 30, 2020).
(2)     Includes 100,000 private placement shares held by the IPO underwriters.
(3)     Includes the Sponsor and Forum’s current officers and directors. Includes founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis.

The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 121 of this proxy statement do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); (ii) the Holdback Shares and the Sponsor Earnout Shares; or (iii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E.
If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. As described in “Summary Term Sheet” and elsewhere in this proxy statement, if the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. In addition, the Sponsor will place the Sponsor Earnout Shares into escrow (and subject those shares to the vesting conditions set forth in the Merger Agreement) and the Company will place 100,000 shares of common stock into an adjustment escrow account, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.
For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:     Will the Company obtain new financing in connection with the business combination?
A:     No, we do not currently intend to seek new financing in connection with the business combination. However, the Merger Agreement permits us to seek up to $75,000,000 of supplemental financing in connection with a business combination.

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Q:     What conditions must be satisfied to complete the business combination?
A:     There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of the Company of the condition precedent proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement.”
Q:     Why is the Company proposing the Nasdaq Proposal?

A:     We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Assuming no redemptions, we expect to issue approximately 34,500,000 shares of common stock in connection with the business combination (not including the Holdback Shares). Because we may issue 20% or more of our outstanding common stock as Stock Consideration, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). For more information, please see the section entitled “Proposal No. 2 — The Nasdaq Proposal.”
Q:     Why is the Company proposing the Charter Proposal?
A:     We are proposing the Charter Proposal in order to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C. In the judgment of the Board, the proposed charter is necessary to address the needs of the post-business combination company.
Pursuant to Delaware law and the Merger Agreement, we are required to submit the Charter Proposals to the Company’s stockholders for approval. Please see the section entitled “Proposal No. 3 — The Charter Proposal” for more information.
Q:     Why is the Company proposing the Advisory Charter Proposals?
A:     We are requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the proposed charter that materially affect stockholder rights, which are those amendments that will be made to the current charter as reflected in the proposed charter if the Charter Proposal is approved.
This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. Please see the section entitled “Proposal No. 4 — The Advisory Charter Proposals” for additional information.
Q:     Why is the Company proposing the Incentive Plan Proposal?
A:     The purpose of the Incentive Plan is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 5 — The Incentive Plan Proposal” for additional information.
Q:     Why is the Company proposing the Director Election Proposal?
A:     Upon consummation of the transaction, our Board anticipates increasing its initial size from six directors to nine directors. Assuming the condition precedent proposals, including the Charter Proposal, are approved, and the business combination is consummated, the classification of the Board will change from two classes to three classes, with Class I directors having a term that will expire at the 2021 annual meeting of stockholders, Class II directors having a term that will expire at the 2022 annual meeting of stockholders and Class III directors having a term that will expire at the 2023 annual meeting of stockholders, and until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Our stockholders are being asked to elect nine directors to serve staggered terms on our Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and

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qualified, or until each such director’s earlier death, resignation, retirement or removal; alternatively, in the event the condition precedent proposals, including the Charter Proposal, are not approved and our Board remains classified, to elect two directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.
The Company believes it is in the best interests of stockholders to allow stockholders to vote upon the election of newly appointed directors. Please see the section entitled “Proposal No. 6 — The Director Election Proposal” for additional information.
Q:     Why is the Company proposing the Adjournment Proposal?

A:     We are proposing the Adjournment Proposal to allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal” for additional information.
Q:     What happens if I sell my shares of Class A common stock before the special meeting?
A:     The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.
Q:     What vote is required to approve the proposals presented at the special meeting?
A:     Approval of the condition precedent proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Approval of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.
The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
Q:     What happens if the Business Combination Proposal is not approved?
A:     If the Business Combination Proposal is not approved and we do not consummate a business combination by October 30, 2020, the Company will be required to dissolve and liquidate its trust account.

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Q:     May the Company, the Sponsor or the Company’s directors or officers or their affiliates purchase shares in connection with the business combination?
A:     The Sponsor or the Company’s or Ittella Parent’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the proposals presented at the special meeting and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If such purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal and the other proposals presented at the special meeting. None of the Sponsor, the Company’s, directors, officers, advisors or their affiliates may make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.
Q:     How many votes do I have at the special meeting?
A:     Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of September 28, 2020, the record date for the special meeting. As of the close of business on the record date, there were 25,650,411 outstanding shares of our common stock.
Q:     What constitutes a quorum at the special meeting?
A:     A majority of the issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present, in person (which would include presence at the virtual special meeting) or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. Shares held by the Sponsor, who currently beneficially owns approximately 21.66% of our issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 12,825,201 shares of our Class A common stock would be required to achieve a quorum.
Q:     How will the Sponsor and the Company’s directors and officers vote?
A:     Prior to our IPO, we entered into agreements with the Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal. None of the Sponsor, directors or officers has purchased any shares of our common stock during or after our IPO. As of the date of this proxy statement, neither we nor the Sponsor, directors or officers have entered into any agreement, and are not currently in negotiations, to purchase shares prior to the consummation of the business combination. Currently, the Sponsor beneficially owns approximately 21.66% of our issued and outstanding shares of common stock, including all of the founder shares, and will be able to vote all of those shares at the special meeting.
Q:     What interests do the Sponsor and the Company’s current officers and directors have in the business combination?
A:     The Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

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Q:     Did the Board obtain a third-party fairness opinion in determining whether or not to proceed with the business combination?
A:     No. The current charter does not require our Board to seek a third-party fairness opinion in connection with a business combination unless the target business is affiliated with the Sponsor, directors or officers.
Q:     What happens if I vote against the Business Combination Proposal?
A:     If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite vote at the special meeting, then the Business Combination Proposal will be approved and, assuming the approval of the other condition precedent proposals and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Merger Agreement.
If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting, then the Business Combination Proposal will fail and we will not consummate the business combination. If we fail to complete an initial business combination by October 30, 2020, then we will be required to dissolve and liquidate the trust account by returning the then-remaining funds in that account to our public stockholders.
Q:     Do I have redemption rights?
A:     If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding public shares; provided, that, the Company will not redeem any shares of Class A common stock issued in the IPO to the extent that the redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the trust account of $207,402,252 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.37.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and
(ii)    prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account, unless we complete an alternative business combination prior to October 30, 2020.

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Q:     Can the Sponsor redeem its founder shares in connection with consummation of the business combination?
A:     No. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the consummation of our business combination.
Q:     Is there a limit on the number of shares I may redeem?
A:     Yes. A public stockholder, together with any affiliate of the stockholder or any other person with whom the stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO without the prior consent of the Company. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash without the prior consent of the Company. On the other hand, a public stockholder who holds less than 15% of the public shares of Class A common stock may redeem all of the public shares held by the stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in our IPO) for or against our business combination restricted. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $207,402,252 as of June 30, 2020. In no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination.
Q:     Is there a limit on the total number of shares that may be redeemed?
A:     Yes. The current charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the current charter does not provide a specified maximum redemption threshold. In addition, the Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. If the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the amounts required to satisfy closing cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the business combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
Q:     Will how I vote affect my ability to exercise redemption rights?
A:     No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the Nasdaq rules.
Q:     How do I exercise my redemption rights?
A:     In order to exercise your redemption rights, you must (i)(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

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The Transfer Agent’s address is as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her, or its or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the prior consent of the Company.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the business combination at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s Deposit/Withdrawal At Custodian (DWAC) system, at the stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when delivery must be effectuated.
Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?
A:     Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.
Q:     If I am a Company warrant holder, can I exercise redemption rights with respect to my public warrants?
A:     No. The holders of our public warrants have no redemption rights with respect to our public warrants.
Q:     Do I have appraisal rights if I object to the business combination?
A:     No. Appraisal rights are not available to holders of our common stock in connection with the business combination.

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Q:     What happens to the funds held in the trust account upon consummation of the business combination?
A:     If the business combination is consummated, the funds held in the trust account will be used to: (i) pay the Cash Consideration; (ii) pay our stockholders who properly exercise their redemption rights; (iii) pay $7,000,000 in deferred underwriting commissions to the underwriters of our IPO, in connection with the business combination; and (iv) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the business combination.
Q:     What happens if the business combination is not consummated?
A:     There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights. If we fail to complete an initial business combination by October 30, 2020, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors — Risks Related to the Company and the Business Combination.”
The Sponsor has waived any right to any liquidation distribution with respect to these shares and the underwriters of our IPO agreed to waive their rights to their deferred underwriting commission held in the trust account if we do not complete our initial business combination within the required period. In addition, if we fail to complete a business combination by October 30, 2020, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.
Q:     When is the business combination expected to be completed?
A:     The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.” The Closing is expected to occur in the third quarter of 2020. The Merger Agreement may be terminated by the Company or Ittella Parent if the Closing has not occurred by November 15, 2020.
For a description of the conditions to the completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”
Q:     What do I need to do now?
A:     You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the business combination will affect you as a stockholder.
You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

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Q:     How do I vote?
A:     Voting of Shares by Holders of Record
If you were the record holder of shares of our common stock as of the record date, you may submit your proxy to vote such shares by mail or at the special meeting.
Voting by Mail
•        To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
•        If you vote by mail, your proxy card must be received no later than October 14, 2020.
Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the special meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.
Voting at the Special Meeting
We encourage you to vote by mail. If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at http://www.cstproxy.com/forummerger/smp2020, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner set forth in proxy statement or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than 11:59 p.m., Eastern time, on October 14, 2020.

Voting of Shares Held in Street Name
If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “Special Meeting of Stockholders — Voting Your Shares — Beneficial Owners” for more information.
Q:     What is the difference between a stockholder of record and a “street name” holder?
A:     If your shares are registered directly in your name with the Company’s Transfer Agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.
Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the condition precedent proposals and the Adjournment Proposal. A broker non-vote on any of the Advisory Charter Proposals and

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the Director Election Proposal will have no effect on the outcome of any such proposal. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:     What will happen if I abstain from voting or fail to vote at the special meeting?
A:     A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders and “FOR” each of the director nominees. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.
Q:     How can I vote my shares without attending the special meeting?
A:     If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the special meeting. Please note that if you are a beneficial owner of our common stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.
Q:     May I change my vote after I have returned my proxy card or voting instruction form?
A:     Yes. If you are a holder of record of our common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the special meeting by:
•        delivering a signed written notice of revocation to our Secretary at Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•        signing and delivering a new proxy, relating to the same shares and bearing a later date; or
•        attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.
If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:     What should I do if I receive more than one set of voting materials?
A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

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Q:     Who will solicit and pay the cost of soliciting proxies for the special meeting?
A:     The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Morrow to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:     Who can help answer my questions?
A:     If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:
Forum Merger II Corporation
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
Attn: David Boris
Telephone: (212) 739-7860
You may also contact our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: FMCI.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information contained in this proxy statement and does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of the Company and Ittella Parent, to fully understand the business combination (as described below) before voting on the proposals to be considered at the special meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 220 of this proxy statement.
Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by the Company’s public stockholders; and (ii) no inclusion of any shares of Class A common stock issuable upon the exercise of the Company’s warrants.
Parties to the Business Combination
The Company
The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. The Company was incorporated in Delaware on May 4, 2018.
The Company’s securities are traded on Nasdaq under the ticker symbols “FMCI”, “FMCIU” and “FMCIW”. The Company has applied to continue the listing of its common stock and warrants on Nasdaq under the symbols “TTCF” and “TTCFW,” respectively, upon the Closing. The Company’s units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.
The mailing address of the Company’s principal executive office is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.
Merger Sub
Merger Sub, a Delaware corporation, is a wholly owned subsidiary of the Company, formed by the Company on May 29, 2020 to consummate the business combination. In the business combination, Merger Sub will merge with and into Ittella Parent, with Ittella Parent continuing as the surviving entity.
The mailing address of Merger Sub’s principal executive office is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.
Ittella Parent
Ittella Parent is a Delaware corporation formed on May 21, 2020 and, as a result of the restructuring described in “Information About Ittella Parent — Corporate Information” below, will be the direct and sole parent of Ittella LLC. Ittella Parent is headquartered in, and its mailing address is, 6305 Alondra Blvd., Paramount, California 90723.
For more information about Ittella Parent, please see the sections entitled “Information About Ittella Parent,” “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”
The Business Combination Proposal
On June 11, 2020, the Company, Merger Sub, Ittella Parent and Salvatore Galletti, in his capacity as the holder representative, entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the DGCL as a wholly owned subsidiary of the Company. For more information about the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.” Copies of the Merger Agreement and First Amendment are attached to this proxy statement as Annex A-1 and Annex A-2, respectively.

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Consideration to Ittella Parent Securityholders in the Business Combination
The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of the following conditions within the first three years after the Closing: (i) if the trading price of common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. The Sponsor has agreed that, at the Closing, it will place 2,500,000 founder shares held by it into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date. The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of the Adjustment Escrow Stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement. For more information about the consideration to the Ittella Parent securityholders, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
Related Agreements
Restrictive Covenant Agreements
In connection with the entry into the Merger Agreement, the Company entered into Restrictive Covenant Agreements with the Restricted Parties, effective as of the Closing, substantially in the form attached as Annex H to this proxy statement. Pursuant to the terms of the Restrictive Covenant Agreements, the Restricted Parties have agreed to certain non-compete, non-solicit and non-disparagement provisions.
Employment Agreements
In connection with the entry into the Merger Agreement, the Company entered into the Employment Agreements with Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari, effective as of the Closing, substantially in the forms attached as Annex G to this proxy statement. Pursuant to the terms of the Employment Agreements, Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari accepted employment with the Company effective as of the Closing. For additional information, see the section entitled “Executive Compensation — Ittella Parent.”
Sponsor Earnout Letter
In connection with the entry into the Merger Agreement, the Company entered into the Sponsor Earnout Letter with the Sponsor and Ittella Parent, effective as of the Closing, substantially in the form attached Annex I, pursuant to which the Sponsor will place the Sponsor Earnout Shares into escrow and subject these shares to the vesting conditions set forth in the Merger Agreement, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.

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Escrow Agreements
The Company and Sponsor (with respect to the Sponsor Earnout Shares), and the Sponsor and the Holder Representative and the Company (with respect to the Holdback Shares and the Adjustment Escrow Stock), have each entered into, substantially in the forms attached as Annex J and Annex K to this proxy statement, respectively, escrow agreements with Citibank, N.A. for the purpose of holding and distributing those shares in accordance with the terms of the Merger Agreement.
Director Nomination Agreement
At the Closing, the Sponsor and the Company will enter into the Director Nomination Agreement, substantially in the form attached as Annex L to this proxy statement, providing the Sponsor certain director nomination rights, such as having the right to appoint or nominate for election to the Board, as applicable, three individuals, to serve as directors of the Company.
Amended and Restated Registration Rights Agreement
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, with the Investors, which, among other things, amends and restates the registration rights agreement entered into by and among the Company, the Company’s initial directors and officers, the Sponsor, Jefferies and EarlyBirdCapital at the time of the Company’s IPO. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, among other things, the Company will be obligated to file, not later than 120 days after the Closing, a registration statement covering the shares of common stock issued or issuable to the Investors.
Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will agree that it will not transfer (i) 1,250,000 founder shares held by it prior to six months after the Closing and (ii) 3,750,000 founder shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the business combination will agree not to transfer any of such shares held by them prior to six months after the Closing.

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Organizational Structure
The following diagram illustrates the ownership structure of the post-combination company immediately following the business combination:
Redemption Rights
Pursuant to the current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares. As of June 30, 2020, this would have amounted to approximately $10.37 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and
(ii)    prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

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Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
Notwithstanding the foregoing, a holder of public shares, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company.
If a holder exercises his, her or its redemption rights, then that holder will be exchanging his, her or its public shares for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Impact of the Business Combination on the Company’s Public Float
We anticipate that, upon completion of the business combination, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Forum’s Public Stockholders(2)	34.9%	16.6%
Sponsor(3)	5.3%	6.4%
Ittella Parent Securityholders	59.8%	77.0%
____________
(1)     Assumes that holders of 12,133,310 public shares exercise their redemption rights in connection with the Closing for $125,852,665 at a redemption price of approximately $10.37 per share (based on $207,402,252 held in trust as of June 30, 2020).
(2)      Includes 100,000 private placement shares held by the IPO underwriters.
(3)      Includes the Sponsor and Forum’s current officers and directors. Includes founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis.
The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 121 of this proxy statement do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); (ii) the Holdback Shares and the Sponsor Earnout Shares; or (iii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, but does include founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis. For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”
If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. As described in “Summary Term Sheet” and elsewhere in this proxy statement, if the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. In addition, the Sponsor will place the Sponsor Earnout Shares into escrow (and subject those shares to the vesting conditions set forth in the Merger Agreement) and the Company will place 100,000 shares of common stock into an adjustment escrow account, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.
The issuance of 20% or more of our outstanding shares of common stock in connection with the Merger Agreement requires stockholder approval of the Nasdaq Proposal.

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For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Board of Directors of the Company Following the Business Combination
Upon approval of the condition precedent proposals and consummation of the business combination, we will have a staggered board consisting of three classes, and our Board anticipates increasing its initial size from six directors to nine directors, with Class I directors having a term that expires at the next annual meeting of stockholders following the effectiveness of the proposed charter, Class II directors having a term that expires at the second annual meeting of stockholders following the effectiveness of the proposed charter and Class III directors having a term that expires at the third annual meeting of stockholders following the effectiveness of the proposed charter, or in each case until his or her successor is elected and qualified, or until their earlier resignation, removal or death. Pursuant to the terms of the Director Nomination Agreement, of the nine directors to be elected to our Board, six will be designated by Ittella Parent and three will be designated by the Sponsor.
The Advisory Charter Proposals
The Advisory Charter Proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on the Company. Upon the Closing and assuming the approval at the special meeting of the Charter Proposal, the current charter will be amended to reflect various differences between it and the proposed charter, including some that materially affect stockholder rights.
Please see the section entitled “Proposal No. 4 — The Advisory Charter Proposals” for more information.
Other Proposals
In addition, at the special meeting the stockholders of the Company will be asked to vote on:
•        A proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination;
•        A proposal to approve the Company’s proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;
•        A proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan;
•        A proposal to consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and
•        A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
Please see the sections entitled “Proposal No. 2 — The Nasdaq Proposal,” “Proposal No. 3 — The Charter Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal” for more information.

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Date, Time and Place of Special Meeting
The special meeting will be a virtual meeting conducted exclusively via live webcast starting at 9:00 a.m., Eastern time, on Thursday, October 15, 2020, or at such other date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/forummerger/smp2020 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Registering for the Special Meeting
Pre-registration at https://www.cstproxy.com/forummerger/smp2020 is recommended but is not required in order to attend.
Any stockholder wishing to attend the virtual meeting should register for the meeting by October 13, 2020. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:
•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/forummerger/smp2020, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.
Voting Power; Record Date
Only stockholders of record at the close of business on September 28, 2020, the record date for the special meeting, will be entitled to vote at the special meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the record date.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 25,650,411 shares of common stock outstanding and entitled to vote, of which 20,650,411 are shares of Class A common stock and 5,000,000 are shares of Class B common stock held by the Sponsor.
Accounting Treatment
The business combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Ittella Parent securityholders expecting to have a majority of the voting power of the post-combination company, Ittella Parent comprising the ongoing operations of the post-combination company, Ittella Parent comprising a majority of the governing body of the post-combination company, and Ittella Parent’s senior management comprising the senior management of the post-combination company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ittella Parent issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded.

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Appraisal Rights
Appraisal rights are not available to our stockholders in connection with the business combination.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. The Company has engaged Morrow to assist in the solicitation of proxies.
If a stockholder grants a proxy, he, she or it may still vote his, her or its shares at the special meeting or if he, she or it revokes its proxy before the special meeting. A stockholder may also change his, her or its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Stockholders — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, those of our other stockholders. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
These interests include, among other things:
•        the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;
•        the fact that the Sponsor paid $25,000 for the founder shares and those securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $118,200,000 based on the closing price of our Class A common stock on Nasdaq on September 30, 2020, but, given the restrictions on those shares, we believe those shares have less value;
•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 30, 2020;
•        the fact that the Sponsor paid $5,550,000 for its 555,000 units, at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one warrant exercisable to purchase one share of common stock at a price of $11.50 per share in a private placement, and that the private placement warrants will expire worthless if a business combination is not consummated by October 30, 2020;
•        the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;
•        the anticipated appointment of our Co-Chief Executive Officer, Chief Financial Officer and Director, David Boris, as a director of the post-combination company;
•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;
•        the fact that the Sponsor will place the Sponsor Earnout Shares into escrow and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement;

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•        the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 30, 2020; and
•        the fact that at the Closing we will enter into the Amended and Restated Registration Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.
Reasons for the Approval of the Business Combination
We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Board considered and evaluated several factors in evaluating and negotiating the business combination and the Merger Agreement. For additional information relating to the Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Our Board’s Reasons for the Approval of the Business Combination.”
Conditions to Closing of the Business Combination
The respective obligations of the Company and Ittella Parent to consummate the business combination are subject to the satisfaction or written waiver by both the Company and Ittella Parent, of each of the following conditions, among others:
•        No governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the business combination in force;
•        The approval of the condition precedent proposals at the special meeting; and
•        The approval by the Board of Ittella Parent, which was received on June 11, 2020.
The obligations of the Company to affect the business combination are subject to fulfillment, on or prior to the Closing Date, of certain conditions (any or all of which may be waived in writing by the Company), including, among others:
•        Ittella Parent must have performed as of or prior to the Closing each of the covenants to be performed as of or prior to the Closing under the Merger Agreement in all material respects;
•        From the date of the Merger Agreement until the Closing Date, there must not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a Material Adverse Effect (as defined in the Merger Agreement); and
•        Ittella Parent must have delivered or caused to be delivered the Employment Agreements duly executed by each of Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari.
The obligations of Ittella Parent to effect the business combination are subject to fulfillment, on or prior to the Closing Date, of certain conditions (any or all of which may be waived in writing by Ittella Parent), including, among others:
•        Each of the covenants of the Company and Merger Sub to be performed as of or prior to the Closing must have been performed in all material respects;
•        Since the date of the Merger Agreement until the Closing Date, there must not have occurred and be continuing any change, event or effect that, individually or when taken together with all other changes, events or effect, constitutes a Parent Material Adverse Effect (as defined in the Merger Agreement); and
•        The Company must have delivered or caused to be delivered to Ittella Parent each of the Employment Agreements, duly executed by the Company.
Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” for additional information.

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Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.
At any time before or after consummation of the business combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Ittella Parent is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. The business combination was granted early termination of the HSR waiting period on July 7, 2020. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy (which would include presence at the virtual special meeting).
Approval of the condition precedent proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Approval of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.
The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
The Closing is conditioned on, among other things, the approval of the condition precedent proposals at the special meeting. The election of nine director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. It is important for you to note that if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Merger Agreement, we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 30, 2020, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to our public stockholders.

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Recommendation to our Stockholders
Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals and “FOR” each of the director nominees.
When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
Risk Factors
In evaluating the business combination and the proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 43 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Ittella Parent to complete the business combination, and (ii) the business, cash flows, financial condition and results of operations of the post-business combination company following consummation of the business combination.

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SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY
The following table contains summary historical financial data as of and for the six months ended June 30, 2020 and 2019 and as of and for the years ended December 31, 2019 and 2018. The statements of operations data for the years ended December 31, 2019 and 2018, and the balance sheet data as of December 31, 2019 and 2018, are derived from the audited financial statements of the Company, which are included elsewhere in this proxy statement. The statements of operations data for the six months ended June 30, 2020 and 2019, and the balance sheet data as of June 30, 2020 and 2019, are derived from our unaudited financial statements, which are included elsewhere in this proxy statement. The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual audited financial statements included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.

	Six Months ended June 30, (unaudited)		Year ended December 31,
			2019	2018 (from inception to year-end)
	2020	2019
Statement of Operations Data:
General and administrative expenses	$—	$—	$—	$—
Net income (loss)	(554,578)	1,448,087	2,350,168	1,077,153
Loss per share – basic and diluted	$(0.17)	$(0.03)	$(0.11)	$(0.04)

Statement of Cash Flow Data:
Net cash used in operating activities	$(1,616,716)	$(823,790)	$(1,216,491)	$(280,791)
Net cash provided by (used in) investing activities	(1,336,968)	563,619	741,802	(200,000,000)
Net cash provided by financing activities	1,752,412	—	—	202,042,886

	As of June 30, (unaudited)		As of December 31,
	2020	2019	2019	2018
Balance Sheet Data:
Total cash	$86,134	$1,501,924	$1,287,406	$1,762,095
Total assets	207,913,681	205,121,048	206,605,583	203,570,233
Total liabilities	10,045,227	7,552,922	8,135,376	7,450,194
Total stockholders’ equity	5,000,004	5,000,001	5,000,009	5,000,001

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SUMMARY HISTORICAL FINANCIAL INFORMATION OF ITTELLA PARENT
The following table contains summary historical financial data as of and for the six months ended June 30, 2020 and 2019 and as of and for the years ended December 31, 2019 and 2018. The statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018, are derived from the audited consolidated financial statements of Ittella Parent, which are included elsewhere in this proxy statement. The statements of operations data for the six months ended June 30, 2020 and 2019, and the balance sheet data as of June 30, 2020 are derived from Ittella Parent’s unaudited interim condensed consolidated financial statements, which are included elsewhere in this proxy statement. The unaudited financial statements have been prepared in conformity with GAAP and are prepared on the same basis as the annual audited financial statements included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Ittella Parent” and in its financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.

(dollars in thousands, except per share data)	Six Months ended June 30, (unaudited)		Year ended December 31,
	2020	2019	2019	2018
Statement of Operations Data:
Total revenue	$67,934	$33,331	$84,919	$47,295
Net income (loss)	7,154	1,584	5,608	(336)
Net income (loss) per share – basic and diluted	703.55	170.58	549.93	(14.68)

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$2,472	$(2,220)	$(931)	$(5,008)
Net cash (used in) investing activities	(4,120)	(1,696)	(3,678)	(1,940)
Net cash provided by financing activities	2,026	7,123	8,799	6,239

(in thousands)	As of June 30, 2020 (unaudited)	As of December 31,
		2019	2018
Balance Sheet Data:
Total cash	$5,202	$4,537	$336
Total assets	64,149	43,896	25,901
Total liabilities	48,131	33,820	25,141
Redeemable noncontrolling interest	43,900	6,930	—
Total stockholders’ equity (deficit)	(27,882)	3,146	760

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RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the business combination and the proposals to be voted on at the special meeting. The following risk factors apply to the business and operations of Ittella Parent and its consolidated subsidiaries and will also apply to the business and operations of the post-combination company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to the Post-Combination Company
Unless otherwise indicated or the context otherwise requires, references in “Risk Factors Relating to the Post-Combination Company” to the “Company” refers to the current business and operations of Ittella Parent and its consolidated subsidiaries before and after giving effect to the business combination.
Risks Related to the Post-Combination Company’s Business and Industry
Failure to retain the Company’s senior management may adversely affect operations.
The Company’s success is substantially dependent on the continued service of certain members of senior management, including Salvatore “Sam” Galletti, the Company’s founder, President and Chief Executive Officer, Stephanie Dieckmann, the Company’s Chief Operating Officer, and Sarah Galletti, the “Tattooed Chef” and the Company’s Creative Director. These executives have been primarily responsible for determining the strategic direction of the Company’s business and for executing its growth strategy and are integral to the Company’s brand, culture, product development and the reputation it enjoys with suppliers, co-manufacturers, distributors, customers and consumers. In particular, Ms. Galletti is responsible for leading the Company’s branding initiatives, creative strategy, and product development, and there is no other current employee who can lead these functions if Ms. Galletti is unable to provide services to the Company. In addition, Mr. Galletti and Ms. Galletti have historically been the primary sales and marketing contacts for the Company’s customers. The loss of the services of any of these executives could adversely affect the Company’s business, relationship with key customers and suppliers, branding, creative strategies, and prospects, as it may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause the price of any publicly traded securities of the Company to decline. The Company does not currently carry key-person life insurance for any of its management team.
Food safety and food-borne illness incidents or advertising or product mislabeling may adversely affect the Company’s business by exposing the Company to lawsuits, product recalls or regulatory enforcement actions, increasing operating costs and reducing demand for product offerings.
Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. The Company’s internal processes, training and quality control and food safety procedures and compliance may not be effective in preventing contamination of food products that could lead to food-borne illness incidents (such as e. coli, salmonella or listeria). Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products the Company sells or manufactures, or involving its suppliers, could result in the discontinuance of sales of these products or its relationships with its suppliers, increased operating costs, regulatory enforcement actions or harm to the Company’s reputation. If consumers lose confidence in the safety and quality of the Company’s products or plant-based products generally, even in the absence of a recall or a product liability case, its business, financial condition and results of operations could be materially and adversely affected. Shipment of adulterated or mislabeled products, even if

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inadvertent, can result in criminal or civil liability. Such incidents could also expose the Company to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against the Company may exceed or be outside the scope of the Company’s existing or future insurance policy coverage or limits. Any judgment against the Company that is more than its policy limits or not covered by its policies or not subject to insurance would have to be paid from the Company’s cash reserves, which would reduce its capital resources.
The occurrence of food-borne illnesses or other food safety incidents, whether real or perceived, could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by the Company, could compel the Company, its suppliers and the Company’s customers, depending on the circumstances, to conduct a recall in accordance with U.S. Food and Drug Administration (“FDA”) or Italian Ministry of Health (the “MOH”) regulations, comparable state and locality laws, or international laws. If the Company is found to be out of compliance with respect to food safety regulations, an enforcement authority could issue a warning letter and/or institute enforcement actions that could result in additional costs, substantial delays in production or even a temporary shutdown in manufacturing and product sales while the non-conformances are rectified. Also, the Company may have to recall product or otherwise remove product from the market, and temporarily cease its manufacture and distribution, which would increase its costs and reduce its revenues. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time, potential loss of existing distributors or customers and a potential negative impact on the Company’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on its brand and reputation. The costs of a recall could exceed or be outside the scope of the Company’s existing or future insurance policy coverage or limits. Any product liability claims resulting from the failure to comply with applicable laws and regulations would be expensive to defend and could result in substantial damage awards against the Company or harm its reputation. Any of these events would negatively impact the Company’s revenues and costs of operations.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and the Company, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Recently issued FDA regulations require companies like the Company to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If it does not adequately address the possibility, or any actual instance, of intentional adulteration, the Company could face possible seizure or recall of its products and the imposition of civil or criminal sanctions, which could adversely affect its business, financial condition and operating results.
Further, if the Company is forced, or voluntarily elects, to recall certain products, the public perception of the quality of its food products may be diminished. The Company may also be adversely affected by news reports or other negative publicity, regardless of their accuracy, regarding other aspects of its business, such as public health concerns, illness, safety, security breaches of confidential consumer or employee information, employee related claims relating to alleged employment discrimination, health care and benefit issues or government or industry findings concerning its retailers, distributors, suppliers or others across the food industry supply chain.
If the Company fails to retain existing customers, derive revenue from existing customers consistent with historical performance or acquire new customers cost-effectively, the Company’s business could be adversely affected. The Company is subject to substantial customer concentration.
The Company’s success, and its ability to increase revenues and operate profitably, depends in part on the Company’s ability to retain and keep existing customers engaged so that they continue to purchase products from the Company, and to acquire new customers cost-effectively. The Company intends to continue to expand its number of retail customers as part of its growth strategy. If it fails to retain existing customers and to attract and retain new customers, the Company’s business, financial condition and results of operations could be adversely affected.
Further, if customers do not perceive the Company’s product offerings to be of sufficient value, quality, or innovation, or if the Company fails to offer innovative and relevant product offerings, it may not be able to attract or retain customers or engage existing customers so that they continue to purchase products from the Company or increase the amount of products purchased from the Company. The Company may lose current customers to competitors if the competitors offer superior products to those of the Company or if the Company is unable to satisfy its customers’ orders

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in a timely manner. The loss of any large customer or the reduction of purchasing levels or the cancellation of business from such customers could adversely impact the Company’s business. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers competing for limited retailer shelf space. While the Company produces private label products and might benefit from a shift towards private label products, its long-term strategy is to grow sales of branded products. Consequently, financial results may fluctuate significantly from period to period based on the actions of one or more significant retailers. A retailer may take actions that affect the Company for reasons that it cannot always anticipate or control, such as the retailer’s financial condition, changes in its business strategy or operations, the introduction of competing products or the perceived quality of the Company’s products.
The Company is subject to substantial customer concentration risk, with five customers accounting for approximately 95% of its revenue for the year ended December 31, 2019. The five customers individually accounted for approximately 35%, 29%, 11%, 10% and 10% of the Company’s 2019 total revenues, respectively. In addition, three customers accounted for 81% of the Company’s accounts receivable for the year ended December 31, 2019. These three customers individually accounted for approximately 57%, 13%, and

11% of the Company’s 2019 total accounts receivables. Accordingly, any factor adversely affecting sales generally in these customers (such as competitive pressures, declining sales, or store closings, among others), or any reduction or elimination by these customers of carrying the Company’s products, could adversely affect the Company’s business, financial condition and results of operations.
The Company may not be able to obtain raw materials on a timely basis or in quantities sufficient to meet the demand for its products.
The Company’s financial performance depends in large part on its ability to purchase raw materials in sufficient quantities and of acceptable quality at competitive prices. There can be no assurance on the availability of continued supply or stable pricing of raw materials. Any of the Company’s suppliers could discontinue or seek to alter their relationship with the Company. While the Company does have commitments with many of its suppliers of raw materials, these commitments do not extend past the growing season and do not insulate the Company’s committed crops from inclement weather, insects, disease, or other harvesting problems.
Events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent coronavirus (COVID-19) pandemic), acts of war, insect infestations, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. The Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the suppliers of raw materials it uses in its products.
If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase and sales and profit margins could decrease.
The Company currently utilizes third-party suppliers for select products, including its cauliflower pizza crust. Loss of these suppliers could harm the Company’s business and impede growth.
The crust component of one of the Company’s signature products, cauliflower crust cheese pizza, is supplied by third parties. The termination of a supplier relationship may leave the Company with periods during which it has limited or no ability to manufacture certain products. An interruption in, or the loss of operations at, any of these manufacturing facilities, which may be caused by work stoppages, production disruptions, product quality issues, disease outbreaks or pandemics (such as the recent coronavirus (COVID-19) pandemic), acts of war, terrorism, fire, earthquakes, weather, flooding or other natural disasters, could delay, postpone or reduce production of some of the Company’s products, which could adversely affect the Company’s business, results of operations and financial condition until the interruption is resolved or an alternate source of production is secured.

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The Company believes there are a limited number of competent, high-quality suppliers in the industry that meet its quality and control standards, and as its seeks to obtain additional or alternative supply arrangements in the future, or alternatives to bring this manufacturing capability in-house, there can be no assurance that it would be able to do so on satisfactory terms, in a timely manner, or at all. Therefore, the loss of one or more suppliers, any disruption or delay at a supplier or any failure to identify and engage a supplier for products could delay, postpone or reduce production of products, which could adversely affect the Company’s business, results of operations and financial condition.
If the Company is unable to attract, train and retain employees, it may not be able to grow or successfully operate its business.
The Company’s success depends in part upon its ability to attract, train and retain a sufficient number of employees who understand and appreciate the Company’s culture and can represent its brand effectively and establish credibility with its business partners and customers. The Company believes a critical component of its success has been its company culture and long-standing core values. The Company has invested substantial time and resources in building its team. Furthermore, as sales grow and customers are acquired, the Company will need to add employees to serve in the production, finance and accounting, and sales and marketing functions, as the Company cannot rely on Mr. Galletti and Ms. Galletti to continue to be the primary sales and marketing contacts for the Company’s customers or on Ms. Dieckmann to continue to oversee the Company’s operations without assistance. If the Company is unable to hire and retain employees capable of meeting its business needs and expectations, or if it fails to preserve its company culture among a larger number of employees dispersed in various geographic regions as its continues to grow and develop the infrastructure associated with being a public company, its business and brand image may be impaired. Any failure to meet staffing needs or any material increase in turnover rates of employees may adversely affect the Company business, results of operations and financial condition.
In order to meet demand, the Company relies on temporary employees procured through staffing agencies. In the future, the Company may be unable to attract and retain employees with the required skills, whether or not through staffing agencies, which could impact the Company’s ability to expand operations or meet customer demand.
The Company may be unable to sustain its revenue growth rate and, as its costs increase, generate sufficient revenue to sustain profitability over the long term.
From 2018 to 2019, the Company’s revenue grew from $47.3 million to $84.9 million, which represents a year over year growth rate of 79.5%, and from the six months ended June 30, 2019 to the six months ended June 30, 2020, the Company’s revenue grew from $33.3 million to $67.9 million, which represents a year over year growth rate of 103.9%. The Company expects that, in the future, its revenue growth rate will decline, and it may not be able to generate sufficient revenue to sustain profitability. The Company also anticipates that its operating expenses and capital expenditures will increase substantially in the foreseeable future as it invests to increase its customer base, expand its marketing channels, invest in distribution and manufacturing facilities, pursue expansion, hire additional employees, and enhance its technology and production capabilities. In addition, the Company will incur additional costs as a public company. These expansion efforts may prove more expensive than anticipated, and may not succeed in increasing revenues and margins sufficiently to offset the anticipated higher expenses. The Company incurs significant expenses in developing its innovative products, securing an adequate supply of raw materials, obtaining and storing ingredients and other products and marketing the products it offers. In addition, many expenses, including some of the costs associated with existing and any future manufacturing facilities, are fixed. Accordingly, the Company may not be able to sustain profitability, and may incur significant losses in the foreseeable future.
If the Company fails to expand manufacturing and production capacity effectively, forecast demand for products accurately, or respond to forecast changes quickly, its business and operating results and the Company’s brand reputation could be harmed.
As demand increases, the Company will need to expand its operations, supply, and manufacturing capabilities. However, there is a risk that the Company will be unable to scale production processes effectively and manage its supply chain requirements effectively. The Company must accurately forecast demand for products and inventory needs in order to ensure it has adequate available manufacturing capacity and to ensure it is effectively managing inventory.

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The Company’s forecasts are based on multiple assumptions that may cause estimates to be inaccurate and affect its ability to obtain adequate manufacturing capacity and adequate inventory supply in order to meet the demand for products, which could prevent the Company from meeting increased customer demand and harm its brand and business.
In addition, if the Company overestimates demand and overbuilds its capacity, it may have significantly underutilized assets and will experience reduced gross margins, and will have excess inventory that it may be required to write-down. If the Company does not accurately align its manufacturing capabilities and inventory supply with demand, if it experiences disruptions or delays in its supply chain, or if it cannot obtain raw materials of sufficient quantity and quality at prices that are consistent with its current pricing and in a timely manner, its business, financial condition and results of operations may be adversely affected.

The Company may not be able to protect its intellectual property adequately, which may harm the value of its brand.
The Company believes that its intellectual property has substantial value and has contributed significantly to the success of its business. The Company’s trademarks, including “Tattooed Chef” and “People Who Give a Crop”, are valuable assets that reinforce the Company’s brand and consumers’ favorable perception of its products. The Company also relies on unpatented proprietary expertise, recipes and formulations and trade secret protection to develop and maintain its competitive position. Its continued success depends, to a significant degree, upon the Company’s ability to protect and preserve its intellectual property, including the Company’s trademarks, trade dress, and trade secrets. The Company relies on confidentiality agreements and trademark and trade secret law to protect its intellectual property rights. As of the date of this proxy statement, the Company does not have any issued patents and has forgone pursuing any patent applications. As a result, the Company cannot rely on any protection provided under applicable patent laws.
The Company’s confidentiality agreements with its suppliers who use the Company’s formulations to manufacture some products generally require that all information made known to them be kept strictly confidential. Nevertheless, trade secrets are difficult to protect. Although the Company attempts to protect its trade secrets, its confidentiality agreements may not effectively prevent disclosure of proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of its proprietary information or any reverse engineering. In addition, the Company cannot guarantee that it has entered into confidentiality agreements with all suppliers addressing each of its recipes. From time to time, the Company shares product concepts with customers who are not under confidentiality obligations. In addition, others may independently discover its trade secrets, in which case the Company would not be able to assert trade secret rights against these parties.
The Company cannot provide assurances that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future, that third parties will not infringe upon or misappropriate any such rights, or that it owns the rights to all improvements or modifications of recipes it has provided to suppliers. In addition, its trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect the Company’s trademark rights could prevent it in the future from challenging third parties who use names and logos similar to the Company’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of its brand and products. In addition, if the Company does not keep its trade secrets confidential, others may produce products with its recipes or formulations. Sophisticated suppliers and food companies can replicate or reverse engineer the Company’s recipes fairly easily. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether or not the Company is successful. These proceedings may be protracted with no certainty of success, and an adverse outcome could subject the Company to liabilities, force it to cease use of certain trademarks or other intellectual property or force the Company to enter into licenses with others. Any one of these occurrences may adversely affect the Company’s business, results of operations and financial condition.
The COVID-19 pandemic could adversely impact the Company’s business, results of operations and financial condition.
The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and finally characterized it as a “pandemic” on March 11, 2020. The outbreak has reached more than 160 countries, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans, intended to control the spread of the virus.

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The COVID-19 outbreak has already caused severe global disruptions. In response to the virus, Italy (where the majority of the Company’s vegetables are sourced) implemented a lockdown, which lasted from March 9, 2020 to May 18, 2020. Representatives of Forum Merger II Corporation were unable to visit the Company’s facilities in Italy and California during this time. Spain and France also implemented lockdown measures, and other countries and local governments have enacted similar policies. As of July 1, 2020, European Union (“EU”) nations have begun admitting residents from certain countries but, as of this date, residents of the United States are not allowed to enter EU nations. As a result, the Company’s U.S. management team has not travelled to Italy in 2020, as they would have been expected to do in the absence of COVID-19.

As of June 15, 2020, the United States has temporarily restricted travel by foreign nationals into the country from a number of places, including China, Europe, and Brazil. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, which could adversely affect the supply of, as well as the demand for, the Company’s products. Uncertainties regarding the economic impact of COVID-19 is likely to result in sustained market turmoil, which could also negatively impact the Company’s business, financial condition and cash flows.
The Company operates production space in Paramount, California and Prossedi, Italy. As of September 18, 2020, the Company is aware of one employee who has tested positive for COVID-19. This employee did not exhibit serious symptoms and the Company does not believe that this employee contracted COVID-19 at a Company facility. This employee, along with nine other production employees who worked in the same production room and three quality assurance employees who spent a significant amount of time in the same production room, were asked to self-quarantine for two weeks. These employees have since returned to work, as there was no significant impact to operations as a result of the situation.
While the Company is taking steps to comply with applicable COVID-19 guidelines (such as requiring all employees to wear masks and practice additional disinfecting measures while in its facilities), some aspects of the Company’s operations make strict compliance impossible. For example, it is not always feasible to require employees to stay at least six feet apart at all times in its facilities. As a result, there may be additional positive cases of COVID-19 among the Company’s employees. If the Company is forced to scale back hours of production or close these facilities in response to the pandemic, the Company’s business, financial condition and results of operations would be adversely affected.
Furthermore, COVID-19 may impact customer and consumer demand. Governmental organizations, such as the U.S. Centers for Disease Control and Prevention and state and local governments, have recommended and/or imposed increased community-based interventions, including event cancellations, social distancing measures, and restrictions on gatherings of more than ten people. In the future, government authorities may impose additional restrictions on people’s movement, public gatherings and businesses. These measures could result in fewer people making trips to grocery and club stores, which could negatively affect operating results.
The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could adversely affect the Company’s business, results of operations, financial condition and cash flows.
The Company does not have contracts with customers that require the purchase of a minimum amount of its products.
None of the Company’s customers provide the Company with firm, long-term or short-term volume purchase commitments. As a result, the Company could have periods during which it has no or limited orders for its products, but will continue to have fixed costs. The Company may not be able to find new customers in a timely manner if it experiences such of no or limited purchase orders. Periods of no or limited purchase orders for the Company’s products, particularly from one or more of its five largest customers, could adversely affect its business, financial condition and results of operations.

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The Company may not be able to compete successfully in its highly competitive market.
The Company operates in a highly competitive market. Numerous brands and products compete for limited retailer shelf space and consumers. In this market, competition is based on, among other things, taste, ingredients, texture, ease of integration into the consumer diet, nutritional claims, convenience, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation and perception, price, advertising, intellectual property protection on products, and consumer tastes and preferences.
The Company competes with conventional frozen food companies such as Nestle, Conagra Brands, B&G Foods and Amy’s Kitchen who may have substantially greater financial and other resources than the Company. They may also have lower operational costs, and as a result may be able to offer products at lower costs than the Company’s plant-based products. This could cause the Company to lower prices, resulting in lower profitability or, in the alternative, cause the Company to lose market share if it fails to lower prices. Views towards plant-based products may also change, which may result in lower consumption of these products. If other foods or other plant-based products become more popular, the Company may be unable to compete effectively. Generally, the food industry is dominated by multinational corporations with substantially greater resources and operations than the Company. The Company cannot be certain that it will successfully compete with larger competitors that have greater financial, sales, and technical resources. Conventional food companies may acquire competitors or launch their own plant-based products, and they may be able to use their resources and scale to respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices, or increasing promotional activities, among other things. Retailers also may market competitive products under their own private labels, which are generally sold at lower prices and may compete with some of the Company’s products. Competitive pressures or other factors could cause the Company to lose market share, which may require it to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would adversely affect the Company’s margins and could result in a decrease in the Company’s operating results and profitability.
The Company may not be able to implement its growth strategy successfully.
The Company’s future success depends on its ability to implement its growth strategy of expanding supply and distribution, improving placement of its products, attracting new consumers to its brand and introducing new products and product extensions, and expanding into new geographic markets. The Company’s ability to implement this growth strategy depends, among other things, on the Company’s ability to:
•        manage relationships with various suppliers, brokers, customers and other third parties, and expend time and effort to integrate new suppliers, distributors and customers into the Company’s fulfillment operations;
•        continue to compete in the retail channel;
•        increase the brand recognition of Tattooed Chef;
•        expand and maintain brand loyalty;
•        develop new product lines and extensions; and
•        expand into new geographic markets.
The Company may not be able to do any of the foregoing successfully. The Company’s sales and operating results will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.
The Company’s growth may be limited if it is unable to expand its distribution channels and secure additional retail space for its products.
The Company’s results will depend on its ability to drive revenue growth, in part, by expanding the distribution channels for its products and the number of products carried by each retailer. The Company’s ability to do so, however, may be limited by an inability to secure additional retail space for its products. Retail space for frozen products is limited and is subject to competitive and other pressures, and there can be no assurance that retail stores will provide sufficient space to enable the Company to meet its growth objectives.

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The Company may require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force the Company to delay, limit, reduce or terminate its product manufacturing and development, and other operations.
The Company believes that it will continue to expend substantial resources for the foreseeable future as it expands into additional markets it may choose to pursue. These expenditures are expected to include costs associated with research and development, the acquisition or expansion of manufacturing and supply capabilities, as well as marketing and selling existing and new products. In addition, other unanticipated costs may arise.
The Company’s operating plan may change because of factors currently unknown to the Company, and the Company may need to seek additional funds sooner than planned, including through public equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect the Company’s business. In addition, the Company may seek additional capital due to favorable market conditions or strategic considerations even if the Company believes it has sufficient funds for the Company’s current or future operating plans.
The Company’s future capital requirements depend on many factors, including:
•        the number and characteristics of any additional products or manufacturing processes it develops or acquires to serve new or existing markets;
•        the expenses associated with the Company’s marketing initiatives;
•        investment in manufacturing to expand manufacturing and production capacity;
•        the costs required to fund domestic and international growth, including acquisitions;
•        the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;
•        any lawsuits related to the Company’s products or commenced against the Company;
•        the expenses needed to attract and retain skilled personnel;
•        the costs associated with being a public company; and
•        the timing, receipt and amount of sales of future products.
Additional funds may not be available when the Company needs them, on terms that are acceptable to the Company, or at all. If adequate funds are not available on a timely basis, the Company may be required to:
•        delay, limit, reduce or terminate the Company’s manufacturing, research and development activities or growth and expansion plans; and
•        delay, limit, reduce or terminate the expansion of sales and marketing capabilities or other activities that may be necessary to generate revenue and increase profitability.
The “Tattooed Chef” brand has limited awareness among the general public.
The Company has not conducted a dedicated and significant marketing campaign to educate consumers on the Tattooed Chef brand and it still has limited awareness among the general public. In addition, Tattooed Chef products are available in a limited number of retail stores in the United States.
The Company will need to dedicate significant resources in order to effectively plan, coordinate, and execute a marketing campaign and to add additional sales and marketing staff. Substantial advertising and promotional expenditures may be required to improve the Company’s brand’s market position or to introduce new products to the market. An increase in the Company’s marketing and advertising efforts may not maintain its current reputation, or lead to an increase in brand awareness.
Further, the Company competes against other large, well-capitalized food companies who have significantly more resources than the Company does. Therefore, the Company may have limited success, or none at all, in increasing brand awareness and favorability around the Tattooed Chef brand.

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If the Company fails to develop and maintain the Tattooed Chef brand, its business could suffer.
The Company believes its future growth depends on its ability to maintain and grow the value of the Tattooed Chef brand. Maintaining, promoting and positioning this brand and its reputation will depend on, among other factors, the success of the Company’s plant-based product offerings, food safety, quality assurance, marketing and merchandising efforts, and the Company’s ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could adversely affect the Company’s business. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of customers or suppliers, including adverse publicity, product recall or a governmental investigation or litigation, could significantly reduce the value of the Tattooed Chef brand and significantly damage the Company’s business, financial condition and results of operations.

The Company’s products are primarily manufactured in its Paramount, California and Prossedi, Italy facilities and any damage or disruption at these facilities may harm the Company’s business.
A significant portion of the Company’s operations are located in its Paramount, California, and Prossedi, Italy, facilities. A natural disaster, fire, power interruption, work stoppage, outbreaks of pandemics or contagious diseases (such as the recent coronavirus (COVID-19) pandemic) or other calamity at one or both of these facilities would significantly disrupt the Company’s ability to deliver products and operate its business. If any material amount of machinery or inventory were damaged, the Company may be unable to meet its contractual obligations and to predict when, if at all, it could replace or repair such machinery, which could adversely affect the Company’s business, financial condition and operating results.
In addition, the Company has not developed any contingency plans to address disruptions such as natural disaster, fire, power interruption, work stoppage, outbreaks of pandemics or contagious diseases, such as the current COVID-19 pandemic, or other calamity in its operations. Please see “The COVID-19 pandemic could adversely impact the Company’s business, results of operations and financial condition” for a discussion of Company’s current response to COVID-19. If such a disruption occurs, the Company’s operations and results of operations could be harmed.
Failure to introduce new products or successfully improve existing products may adversely affect the Company’s ability to continue to grow.
A key element of the Company’s growth strategy depends on its ability to develop and market new products and improvements to its existing products that meet its standards for quality and appeal to continuously changing consumer preferences. The success of the Company’s innovation and product development efforts is affected by its ability to anticipate changes in consumer preferences, accurately predict taste preferences and purchasing habits of consumers in new geographic markets, the technical capability of its innovation staff in developing and testing product prototypes (including complying with applicable governmental regulations), and the success of its management and sales and marketing teams in introducing and marketing new products. Failure to develop and market new products that appeal to consumers may lead to a decrease in growth, sales and profitability. Furthermore, if the Company is unsuccessful in meeting its objectives with respect to new or improved products, the Company’s business could be harmed.
If the Company fails to manage its future growth effectively, its business could be adversely affected.
The Company has grown rapidly and anticipates further growth. For example, its revenues increased from $47.3 million in 2018 to $84.9 million in 2019 and from $33.3 million in the six months ended June 30, 2019 to $67.9 million in the six months ended June 30, 2020. The Company’s full-time employee count at August  31, 2020 (including employees hired through staffing agencies) is approximately 400, compared to approximately 100 at December 31, 2017. This growth has placed significant demands on the Company’s management, financial, operational, technological and other resources. The anticipated growth and expansion of the Company’s business and its product offerings will continue to place significant demands on its management and operations teams and require significant additional resources to meet the Company’s needs, which may not be available in a cost-effective manner, or at all. If the Company does not effectively manage its growth, it may not be able to execute on its business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm its business, brand, results of operations and financial condition.

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Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of the Company’s business.
The Company purchases large quantities of raw materials outside of the United States, including from Italy and Brazil. In addition, the Company purchases and uses significant quantities of cardboard, film, and plastic to package its products.
Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, weather conditions, consumer demand and changes in governmental trade and agricultural programs. Volatility in the prices of raw materials and other supplies the Company purchases could increase its cost of sales and reduce its profitability. Moreover, the Company may not be able to implement price increases for its products to cover any increased costs, and any price increases it does implement may result in lower sales volumes. If the Company is not successful in managing its ingredient and packaging costs, if it is unable to increase its prices to cover increased costs or if these price increases reduce sales volumes, then these increases in costs could adversely affect the Company’s business, results of operations and financial condition.
The Company’s operations in Italy may expose the Company to the risk of fluctuation in currency exchange rates and rates of foreign inflation, which could adversely affect its results of operations.
The Company currently incurs some costs and expenses in Euros and expects in the future to incur additional expenses in this currency. As a result, the Company’s revenues and results of operations are subject to foreign exchange fluctuations, which it may not be able to manage successfully. There can be no assurance that the Euro will not significantly appreciate or depreciate against the U.S. dollar in the future. The Company bears the risk that the rate of inflation in the foreign countries where it incurs costs and expenses or the decline in value of the U.S. dollar compared to these foreign currencies will increase its costs as expressed in U.S. dollars. Future measures by foreign governments to control inflation, including interest rate adjustments, intervention in the foreign exchange market and changes to the fixed value of their currencies, may trigger increases in inflation. The Company may not be able to adjust the prices of its products to offset the effects of inflation on its cost structure, which could increase its costs and reduce its net operating margins. While the Company attempts to mitigate these risks through hedging or other mechanisms, if the Company does not successfully manage these risks its revenues and results of operations could be adversely affected.
Consumer preferences for the Company’s products are difficult to predict and may change, and, if it is unable to respond quickly to new trends, the Company’s business may be adversely affected.
The Company’s business is focused on the development, manufacturing, marketing, and distribution of a portfolio of plant-based products. Consumer demand could change based on a number of possible factors, including dietary habits and nutritional values, concerns regarding the health effects of ingredients, and shifts in preference for various product attributes. If consumer demand for the Company’s products decreased, the Company’s business and financial condition would suffer. In addition, sales of plant-based products are subject to evolving consumer preferences to which the Company may not be able to accurately predict or respond. Consumer trends that the Company believes favor sales of its products could change based on a number of possible factors, including economic factors and social trends. Views towards healthy eating and plant-based products are trendy in nature, with constantly changing consumer perceptions.
The Company’s success depends, in part, on its ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons, may also adversely affect the Company’s sales and its business, financial condition and results of operations. A significant shift in consumer demand away from the Company’s products could reduce sales or market share and the perception of the Tattooed Chef brand, which would harm the Company’s business and financial condition.
The Company’s revenue growth rate may not be indicative of future performance and may slow over time.
Although the Company has grown rapidly over the last several years, its revenue growth rate may slow over time for a number of reasons, including increasing competition, market saturation, slowing demand for its offerings, increasing regulatory costs (including costs to comply with the California Transparency in Supply Chains Act (the “Supply Chain Act”)) and challenges, the impact of COVID-19, and failure to capitalize on growth opportunities.

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The Company’s revenues and earnings may fluctuate as a result of promotional activities.
The Company offers sales discounts and promotions through various programs to customers which may occasionally result in reduced revenues or margins. These programs include in-store demonstrations, product discounts, temporary on shelf price reductions, off-invoice discounts, sales samples, retailer promotions, product coupons, and other trade activities it may implement in the future, depending on the customer. The Company anticipates needing to offer more trade and promotion discounting in order to grow the Tattooed Chef brand, primarily within the conventional retail channel. The Company anticipates that, at times, these promotional activities may adversely affect the Company’s revenues and results of operations.

Fluctuations in results of operations for third and fourth quarters may impact, and may have a disproportionate effect on, overall financial condition and results of operations.
The Company’s business is subject to seasonal fluctuations that may have a disproportionate effect on the Company’s results of operations. The Company has historically experienced moderate revenue seasonality, with the third and fourth fiscal quarters generating higher sale amounts due to product demonstration schedules, new stock keeping unit (“SKU”) promotions and retailers allotting additional freezer space for holiday items. Any factors that harm the Company’s third and fourth quarter operating results, including disruptions in its supply chain, adverse weather or unfavorable economic conditions, may have a disproportionate effect on its results of operations for the entire year.
Historical results are not indicative of future results.
Historical quarter-to-quarter and period-over-period comparisons of the Company’s sales and operating results are not necessarily indicative of future quarter-to-quarter and period-over-period results. You should not rely on the results of a single quarter or period as an indication of the Company’s annual results or its future performance.
Litigation or legal proceedings could expose the Company to significant liabilities and negatively impact its reputation or business.
From time to time, the Company may be party to various claims and litigation proceedings. The Company evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, the Company may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from the Company’s assessments and estimates.
An indirect subsidiary of the Company, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is a co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation. Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.
Generally, while the Company maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to self-insured retentions, various exclusions as well as caps on amounts recoverable. Even if the Company believes a claim is covered by insurance, insurers may dispute the Company’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of the Company’s recovery.

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Legal claims, government investigations or other regulatory enforcement actions could subject the Company to civil and criminal penalties.
The Company operates in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, it is subject to heightened risk of legal claims, government investigations or other regulatory enforcement actions. Although it has implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that the Company’s employees, temporary workers, contractors or agents will not violate its policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of failure or alleged failure to comply with applicable laws and regulations could subject the Company to civil and criminal penalties that could adversely affect its product sales, reputation, financial condition and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against the Company may be difficult to determine and could adversely affect its financial condition and operating results.
Failure by the Company’s transportation providers to deliver products on time, or at all, could result in lost sales.
The Company currently relies upon numerous third-party transportation providers for all product shipments. The Company’s utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase shipping costs, employee strikes, disease outbreaks or pandemics (such as the recent COVID-19 pandemic), and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet the Company’s shipping needs, if at all. If the Company needs to source alternative transportation methods, the Company may not be able to obtain terms as favorable as those it receives from the third-party transportation providers that it currently uses, which in turn would increase costs and thereby adversely affect operating results.
The Company relies on independent certification for a number of its products.
The Company relies on independent third-party certifications, such as certifications of its products as “USDA organic,” “BRC,” “gluten free,” “Non-GMO” or “kosher,” to differentiate its products from others. The Company must comply with the requirements of independent organizations or certification authorities in order to label its products with these certifications, and there can be no assurance that the Company will continue to meet these requirements. The loss of any independent certifications could adversely affect the Company’s business.
The Company relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm the Company’s ability to operate its business effectively.
The Company is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the operation of its business. A failure of the Company’s information technology systems to perform as it anticipates could disrupt its business and result in transaction errors, processing inefficiencies and loss of sales, causing its business to suffer. In addition, the Company’s information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could adversely affect the Company’s business.
The Company’s geographic focus makes it particularly vulnerable to economic and other events and trends in the United States.
The Company operates mainly in the United States and sells its products primarily in the United States and, therefore, is particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, and other adverse events in the United States. The concentration of its businesses in the United States could present challenges and may increase the likelihood that an adverse event in the United States would adversely affect its product sales, financial condition and operating results.
The Company’s business could be negatively impacted by changes in the U.S. political environment.
This year will see presidential and congressional elections in the United States and there is uncertainty with respect to, among others, legislation, regulation and government policy at the federal, state and local levels. Any of these changes could significantly impact the Company’s business as well as the markets in which it competes. Specific legislative and regulatory proposals discussed during this election year that might adversely impact the Company

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include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, travel restrictions, customs duties, income tax regulations and the federal tax code, public company reporting requirements, environmental regulation, antitrust enforcement and regulation related to the COVID-19 pandemic.

For instance, in October 2019, the United States won a $7.5 billion arbitration award from the World Trade Organization (“WTO”), resulting from nearly 15 years of litigation related to EU subsidies to Airbus that broke WTO rules. As a result, the U.S. imposed additional tariffs of 25% on more than 150 products imported from EU countries, effective October 18, 2019, even though the Office of the United States Trade Representative (the “USTR”) had the authority to apply a 100% tariff on affected products. In June 2020, the USTR announced that it would be conducting a review of this action and will be considering modifying the list of products subject to additional duties. An increase in these tariffs (resulting in tariffs of up to potentially 100%) may impact the Company and its competitors similarly but if the Company is forced to increase its prices in order to mitigate the impact of the tariff increase, its products may become less desirable to consumers. If the Company does not increase its prices in response to an increase in tariffs, this could result in lower profitability.
To the extent changes in the political environment have a negative impact on the Company or on its markets, the Company’s business, financial condition and results of operations could be adversely affected.
A cybersecurity incident, other technology disruptions or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals could negatively impact the Company’s business, reputation and relationships with customers.
The Company uses computers in substantially all aspects of business operations, including using mobile devices, social networking and other online activities to connect with its employees, suppliers, distributors, customers and consumers. This use, as is present with nearly all companies, gives rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. The Company’s business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ information, private information about employees and financial and strategic information about it and its business partners. Further, as the Company pursues new initiatives that improve its operations and cost structure, potentially including acquisitions, it may also expand its information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If it fails to assess and identify cybersecurity risks associated with new initiatives or acquisitions, it may become increasingly vulnerable to such risks. Additionally, while the Company has implemented measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with the Company’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability, and competitive disadvantage, all of which could adversely affect the Company’s business, financial condition or results of operations.
In addition, the Company is subject to laws, rules and regulations in North America and the European Union relating to the collection, use and security of personal information and data. These data privacy laws, regulations and other obligations may require the Company to change its business practices and may negatively impact its ability to expand its business and pursue business opportunities. The Company may incur significant expenses to comply with the laws, regulations and other obligations that apply to it. Additionally, the privacy- and data protection-related laws, rules and regulations applicable to the Company are subject to significant change. Several jurisdictions have passed new laws and regulations in this area, and other jurisdictions are considering imposing additional restrictions. For example, the Company’s operations are subject to the European Union’s General Data Protection Regulation, which imposes data privacy and security requirements on companies doing business in the European Union, including substantial penalties for non-compliance. In addition, the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, imposes similar requirements on companies handling data of California residents and creates a new and potentially severe statutory damages framework for violations of the CCPA and businesses that fail to implement reasonable security procedures and practices to prevent data breaches. Privacy- and data protection-related laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage the Company’s reputation, and adversely affect the Company’s business.

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If the Company experiences the loss of one or more of its food brokers that cannot be replaced in a timely manner, results of operations may be adversely affected.
The Company utilizes food brokers to assist in establishing and maintaining relationships with certain key customers, which represent the bulk of the Company’s revenue. The Company has written agreements with several different brokers, each of whom facilitates the Company’s relationship with a different key customer. Pursuant to these agreements, each of the Company’s brokers is entitled to a commission based on the revenue it facilitates between the Company and the key customer. Commissions range from 1.5% to 3.0% of sales. The loss of any one of these food brokers could negatively impact the customer relationship resulting in its business, results of operation and financial condition being adversely affected.
Identifying new brokers can be time-consuming and any resulting delay may be disruptive and costly to the Company’s business. While the Company believes it may be able to continue to supply these key customers without broker relationships, it believes that doing so could consume a significant amount of management’s time and attention. There is no assurance that the Company will be able to establish and maintain successful relationships with new brokers. The Company may have to incur significant expenses to attract and maintain brokers.
Disruptions in the worldwide economy may adversely affect the Company’s business, results of operations and financial condition.
The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the recent COVID-19 pandemic) in locations where the Company’s products are sold, man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. In addition, Italian operations could be affected by criminal violence, primarily due to the activities of organized crime that Italy has experienced and may continue to experience. These adverse and uncertain economic conditions may impact distributor, retailer, foodservice and consumer demand for the Company’s products. In addition, the Company’s ability to manage normal commercial relationships with its suppliers, distributors, customers and consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in federal economic policy and international trade disputes. A decrease in consumer discretionary spending may also result in consumers reducing the frequency and amount spent on food prepared away from home. Distributors and customers may become more conservative in response to these conditions and seek to reduce their inventories. The Company’s results of operations depend upon, among other things, its ability to maintain and increase sales volume with the Company’s existing customers, its ability to attract new consumers, the financial condition of consumers and the Company’s ability to provide products that appeal to consumers at the right price. Decreases in demand for products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact financial results. Prolonged unfavorable economic conditions or uncertainty may adversely affect the Company’s sales and profitability and may result in consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis.
Future acquisitions or investments could disrupt the Company’s business and harm its financial condition.
In the future, the Company may pursue acquisitions of companies or of production capacity or make investments that it believes will help it achieve its strategic objectives. The Company has not completed an acquisition prior to the date of the business combination and the Company’s management team lacks significant experience negotiating acquisitions of other companies and integrating acquired companies. The Company may not be able to find suitable acquisition candidates, and even if it does, it may not be able to complete acquisitions on favorable terms, if at all. If it does complete acquisitions, it may not ultimately achieve its goals or realize anticipated benefits. Pursuing acquisitions and any integration process related to acquisitions will require significant time and resources and could divert management time and focus from operation of the Company’s then-existing business, and it may not be able to manage the process successfully. Any acquisitions the Company completes could be viewed negatively by customers or consumers. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting ongoing operations and subjecting the Company to additional liabilities, increasing expenses, and adversely impacting the Company’s business, financial condition and operating results. Moreover, the Company may be exposed to unknown liabilities related to the acquired company or product, and the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, it fails to successfully integrate an acquisition into the Company. To pay for any such acquisitions, the Company would have to use cash, incur debt, or issue equity securities, each of which may affect its financial condition or value. If the Company incurs more debt it

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would result in increased fixed obligations and could also subject it to covenants or other restrictions that would impede it ability to manage its operations. The Company’s acquisition strategy could require significant management attention, disrupt its business and harm its business, financial condition and results of operations.
A major earthquake or other natural disaster could disrupt the Company’s business.
The Company’s corporate offices, research and development functions, and certain manufacturing and processing functions are located in Paramount, California, in Southern California, and another manufacturing facility is located in Prossedi, Italy. The impact of a major natural disasters in these areas on the Company’s facilities and overall operations is difficult to predict, but a natural disaster could disrupt the Company’s business. The Company’s insurance may not adequately cover losses and expenses in the event of such a natural disaster. As a result, natural disasters could lead to substantial losses.
Climate change may negatively affect the Company’s business and operations.
There is concern that carbon dioxide and other greenhouse gases in the atmosphere may adversely impact global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. If climate change negatively affects agricultural productivity, the Company may be subject to decreased availability or less favorable pricing for certain commodities that are necessary for its products, such as cauliflower, zucchini, and carrots, among others. Due to climate change, the Company may also be subjected to decreased availability of water, deteriorated quality of water or less favorable pricing for water, which could adversely impact manufacturing operations.
The United Kingdom’s withdrawal from the European Union may negatively affect global economic conditions, financial markets and the Company’s business.
Following a national referendum and enactment of legislation by the government of the United Kingdom, the United Kingdom formally withdrew from the European Union on January 31, 2020, and entered into a transition period during which it will continue its ongoing and complex negotiations with the European Union relating to the future trading relationship between the parties. Significant political and economic uncertainty remains about whether the terms of the relationship will differ materially from the terms before withdrawal, as well as about the possibility that a so-called “no deal” separation will occur if negotiations are not completed by the end of the transition period.
These developments, or the perception that any of them could occur, have had and may continue to adversely affect global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity, restrict the ability of key market participants to operate in certain financial markets, restrict the Company’s access to capital, or negatively impact the financial conditions in Italy, where a significant amount of the Company’s raw materials are sourced. Any of these factors could adversely affect the Company’s business, financial condition and results of operations.
The Company relies on a single supplier for liquid nitrogen.
The Company relies on a sole supplier, Messer LLC, for liquid nitrogen, which is used in production to freeze products during the manufacturing process. The agreement with this supplier provides for up to 120% of the Company’s monthly requirements of liquid nitrogen and does not expire until 2025. The Company also believes it can obtain liquid nitrogen from an alternate supplier on commercially reasonable terms. Nonetheless, there is no guarantee that the Company’s supply of liquid nitrogen will not be disrupted due to various risks, including increases in fuel prices, employee strikes and inclement weather, or disruptions in the supplier’s operations.
Regulatory Risks
The Company’s operations are subject to FDA governmental regulation, the Federal Trade Commission (the “FTC”) and other foreign, federal, state and local regulation, and there is no assurance that the Company will be in compliance with all regulations.
The Company’s operations are subject to extensive regulation by the FDA, and other foreign, federal, state and local authorities. Specifically, for products manufactured or sold in the United States, the Company is subject to the requirements of the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This

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comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventive controls regulations, current good manufacturing practices, or cGMPs, and supplier verification requirements. The Company’s processing facilities, as well as those of its suppliers, are subject to periodic inspection by foreign, federal, state and local authorities. The Company does not control the manufacturing processes of, and relies upon, suppliers for compliance with cGMPs for the manufacturing of some products by its suppliers. If the Company or its suppliers cannot successfully manufacture products that conform to the Company’s specifications and the strict regulatory requirements of the FDA or other regulators, the Company or its suppliers may be subject to adverse inspectional findings or enforcement actions, which could impact the Company’s ability to market its products, could result in its suppliers’ inability to continue manufacturing for it, or could result in a recall of its product that has already been distributed. In addition, the Company relies upon its suppliers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable state, local or foreign regulatory authority determines that the Company or its suppliers have not complied with the applicable regulatory requirements, the Company’s business may be impacted. The FTC and other authorities regulate how the Company markets and advertises its products, and the Company could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for the Company or its customers or suppliers or restrict the Company’s actions, causing its operating results to be adversely affected.
In Italy, food safety is regulated by specific legislation and compliance by the MOH, with administrative authority further delegated to ASLs. The MOH is organized into 12 directorates-general and the directorate-general and monitors, among others, the health and safety of food production and marketing, nutrition labeling, and food additives. While the ASLs administer compliance of the food safety laws through, among other things, inspections, the MOH may also conduct inspections under the purview of the relevant directorate-general. If products manufactured in Italy do not conform to local requirements, production in the Company’s Italy facility could be suspended until this facility is brought into compliance.
In addition, the Company anticipates that it will soon be subject to the Supply Chain Act, which requires every retail seller and manufacturer doing business in California and having annual worldwide gross receipts that exceed $100,000,000 to disclose its efforts to eradicate slavery and human trafficking from its direct supply chain for tangible goods offered for sale.
Failure by the Company or its suppliers to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to the Company’s or its suppliers’ operations could subject the Company to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in an adverse effect on the Company’s operating results and business.
The Company is subject to international regulations that could adversely affect its business and results of operations.
The Company is subject to extensive regulations internationally where it manufactures, distributes and/or sells products. A significant portion of the Company’s products are manufactured in its facility in Italy. The Company’s products are subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, composition and ingredients, storing, labeling, marketing, advertising and distribution of these products. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect its business, financial condition or operating results. In addition, with expanding international operations, the Company could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or FCPA, and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials or other third parties for the purpose of obtaining or retaining business. While its policies mandate compliance with these anti-bribery laws, the Company’s internal control policies and procedures may not protect the Company from reckless or criminal acts committed by its employees, contractors or agents.

Violations of these laws, or allegations of such violations, could disrupt the Company’s business and adversely affect its operations, cash flows and financial condition.

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Changes in existing laws or regulations, or the adoption of new laws or regulations may increase costs and otherwise adversely affect the Company’s business, results of operations and financial condition.
The manufacture and marketing of food products is highly regulated. The Company and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of the Company’s business, including the manufacture, composition and ingredients, packaging, labeling, distribution, advertising, sale, quality and safety of products, as well as the health and safety of employees and the protection of the environment.
In the United States, the Company is subject to regulation by various government agencies, including the FDA, Federal Trade Commission, Occupational Safety and Health Administration, laws related to product labeling and advertising and marketing, and the Environmental Protection Agency, as well as the requirements of various state and local agencies, including, the Los Angeles County Department of Public Health and California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”). The Company is also regulated outside the United States by various international regulatory bodies. In addition, the Company is subject to certain third-party private standards, including Global Food Safety Initiative (“GFSI”) related certifications such as British Retail Consortium standards. The Company could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements.
The regulatory environment in which the Company operates could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for its products may lead to an increase in costs or interruptions in production, either of which could adversely affect the Company’s operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect its business, results of operations and financial condition.
Failure by suppliers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of the Company’s products, may disrupt the Company’s supply of products and adversely affect its business.
If the Company’s suppliers fail to comply with food safety, environmental or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Additionally, the Company’s suppliers are required to maintain the quality of the Company’s products and to comply with the Company’s product specifications, and these suppliers must supply ingredients that meet quality standards. In the event of actual or alleged non-compliance, the Company’s supply of raw materials or finished inventory could be disrupted or its costs could increase, which would adversely affect its business, results of operations and financial condition. The failure of any supplier to produce products that conform to the Company’s standards could adversely affect its reputation in the marketplace and result in product recalls, product liability claims and economic loss. Additionally, actions the Company may take to mitigate the impact of any disruption or potential disruption in the supply of raw materials or finished inventory, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect its business, results of operations and financial condition.
Good manufacturing practice standards and food safety compliance metrics are complex, highly subjective and selectively enforced.
The federal regulatory scheme governing food products establishes guideposts and objectives for complying with legal requirements rather than providing clear direction on when particular standards apply or how they must be met. For example, FDA regulations referred to as Hazard Analysis and Risk Based Preventive Controls for Human Food require that the Company evaluates food safety hazards inherent to its specific products and operations. The Company must then implement “preventive controls” in cases where it determines that qualified food safety personnel would recommend that the Company do so. Determining what constitutes a food safety hazard, or what a qualified food safety expert might recommend to prevent such a hazard, requires evaluating a variety of situational factors. This analysis is necessarily subjective, and a government regulator may find the Company’s analysis or conclusions inadequate. Similarly, the standard of “good manufacturing practice” to which the Company is held in its food production operations relies on a hypothesis regarding what individuals and organizations qualified in food manufacturing and food safety would find to be appropriate practices in the context of its operations. Government regulators may disagree with the Company’s analyses and decisions regarding the good manufacturing practices appropriate for its operations.

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Decisions made or processes adopted by the Company in producing its products are subject to after the fact review by government authorities, sometimes years after the fact. Similarly, governmental agencies and personnel within those agencies may alter, clarify or even reverse previous interpretations of compliance requirements and the circumstances under which they will institute formal enforcement activity. It is not always possible to accurately predict regulators’ responses to actual or alleged food production deficiencies due to the large degree of discretion afforded regulators. The Company may be vulnerable to civil or criminal enforcement action by government regulators if they disagree with its analyses, conclusions, actions or practices. This could adversely affect the Company’s business, financial condition and operating results.
Risks Related to Becoming a Public Company
The Company has not been managed as a public company, and its current resources may not be sufficient to fulfill its public company obligations.
Following the completion of the business combination, the Company will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. The Company’s current management team does not have experience in managing a public company. The Company has not historically had the resources typically found in a public company. The Company’s internal infrastructure may not be adequate to support its increased reporting obligations, and it may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome the Company’s lack of experience or employees. The Company’s business could be adversely affected if its internal infrastructure is inadequate, if it is unable to engage outside consultants or if it is otherwise unable to fulfill public company obligations.
The Company will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.
The Company will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. The Company expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase its expenses, including legal and accounting costs, and make some activities more time-consuming and costly. The Company also expects these laws, rules and regulations to make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for the Company to attract and retain qualified persons to serve on the Board or as officers. Although the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, the Company nonetheless expects a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact its results of operations and financial condition.
The Company has identified material weaknesses in its internal controls over financial reporting and may not be able to establish appropriate internal controls in a timely manner. Failure to achieve and maintain effective internal controls over financial reporting could lead to misstatements in the Company’s financial reporting and adversely affect its business.
As a private company, the Company was not required to document and test its internal controls over financial reporting nor was its management required to certify the effectiveness of internal controls and its auditors were not required to opine on the effectiveness of their internal control over financial reporting. Ensuring that the Company has adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort. The rapid growth of the Company’s operations has created a need for additional resources within the accounting and finance functions due to the increasing need to produce timely financial information and to ensure the level of segregation of duties customary for a U.S. public company. The Company has identified a number of material weaknesses in its internal financial and accounting controls and

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procedures, including an insufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements and the need to implement an enterprise resource planning information management system to provide for greater depth and breadth of functionality and effectively manage our business data, communications, supply chain, order entry and fulfillment, inventory and warehouse management and other business processes.
The Company has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in the Company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. In connection with the audit of Ittella Parent’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018, the Company identified material weaknesses in its internal control over financial reporting. The material weaknesses identified were as follows: (i) Ittella Parent did not design or maintain an effective control environment commensurate with its financial reporting requirements due to lack of a sufficient number of accounting professionals with the appropriate level of experience and training; (ii) Ittella Parent did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, and monitoring controls maintained at the corporate level were not at a sufficient level of precision to provide for the appropriate level of oversight of activities related to Ittella Parent’s internal control over financial reporting; (iii) Ittella Parent did not implement and maintain appropriate information technology general controls, including controls over data center and network operations, system software acquisition, change and maintenance, program changes, access security and application system acquisition, development, and maintenance; (iv) Ittella Parent did not design and maintain effective controls over segregation of duties with respect to the preparation and review of account reconciliations as well as creating and posting manual journal entries; and (v) Ittella Parent did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions.
Even after establishing internal controls, the Company’s management does not expect that its internal controls ever will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. No evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company will have been detected.
The Company needs to implement an Enterprise Resource Planning (“ERP”) system. Significant additional costs, cost overruns and delays in connection with the implementation of an ERP system may adversely affect results of operations.
The Company does not have a current ERP system and is in the process of implementing a company-wide ERP system. This is a lengthy and expensive process that will result in a diversion of resources from other operations. Any disruptions, delays or deficiencies in the design and/or implementation of the new ERP system, particularly any disruptions, delays or deficiencies that impact operations, could adversely affect the Company’s ability to run and manage its business effectively.
The implementation of an ERP system has and will continue to involve substantial expenditures on system hardware and software, as well as design, development and implementation activities. There can be no assurance that other cost overruns relating to the ERP system will not occur. The Company’s business and results of operations may be adversely affected if its experience operating problems, additional costs, or cost overruns during the ERP implementation process.
Risks Related to the Company and the Business Combination
The Sponsor has agreed to vote in favor of the business combination, regardless of how our public stockholders vote.
The Sponsor owns shares representing approximately 21.66% of our outstanding shares of common stock and has agreed to vote its shares in favor of an initial business combination. Our amended and restated certificate of incorporation provides that if we seek stockholder approval of our initial business combination, the agreement by our initial stockholders to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for the initial business combination.

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The Sponsor, certain members of our Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:
•        the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;
•        the fact that the Sponsor paid $25,000 for the founder shares and these shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $118,200,000 based on the closing price of our Class A common stock on Nasdaq on September 30, 2020, but, given the restrictions on these shares, we believe these shares have less value;
•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 30, 2020;
•        the fact that the Sponsor paid $5,550,000 for its 555,000 private placement units, and if a business combination is not consummated by October 30, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and private placement warrants will be worthless;
•        the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;
•        the anticipated appointment of our Co-Chief Executive Officer, Chief Financial Officer and Director, David Boris, as a director of the post-combination company;
•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;
•        the fact that the Sponsor will place the Sponsor Earnout Shares into escrow and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement;
•        the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 30, 2020; and
•        the fact that at the Closing we will enter into the Amended and Restated Registration Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.
The Sponsor holds a significant number of shares of our common stock. They will lose their entire investment in us if a business combination is not completed.
The Sponsor beneficially owns approximately 21.66% of the Company’s issued and outstanding shares, including 5,000,000 founder shares. The founder shares will be worthless if we do not complete a business combination by October 30, 2020. In addition, the Sponsor holds an aggregate of 555,000 private placement units (consisting of 555,000 private placement shares and 555,000 private placement warrants) that will also be worthless if we do not complete a business combination by October 30, 2020.

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The founder shares are identical to the shares of Class A common stock included in the units, except that (i) the founder shares are subject to certain transfer restrictions, (ii) the Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of our business combination, (b) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by October 30, 2020 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination by October 30, 2020) and (iii) the founder shares are automatically convertible into shares of our Class A common stock at the time of our business combination, as described herein.
The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Ittella Parent, completing a business combination with Ittella Parent and may influence their operation of the post-combination company following the business combination.
The Sponsor and our directors or officers or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.
The Sponsor or the Company’s or Ittella Parent’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the Business Combination Proposals and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of the share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If these purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal. This may result in the completion of our business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to these reporting requirements.
In addition, if these purchases are made, the public “float” of our Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our Class A common stock.
Our public stockholders may experience dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.
We anticipate that, upon completion of the business combination, assuming no redemptions: (i) the Company’s public stockholders will retain an ownership interest of approximately 34.9% in the post-combination company (not including shares beneficially owned by the Sponsor); (ii) the Sponsor will own approximately 5.3% of the post-combination company; and (iii) the Ittella Parent securityholders will own approximately 59.8% of the post-combination company. These levels of ownership interest assume that no shares are elected to be redeemed. The ownership percentage with respect to the post-combination company following the business combination does not take into account (a) warrants to purchase common stock that will remain outstanding immediately following the business combination; (b) the Holdback Shares and the Sponsor Earnout Shares or (c) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, but does include founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis. In addition, the ownership percentage for the Company’s public stockholders includes the private placement shares that are held by the IPO underwriters. Please

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see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any shares of common stock are issued upon exercise of the public warrants or the private placement warrants or the Incentive Plan, or upon release of the Holdback Shares and the Sponsor Earnout shares from escrow, current stockholders may experience substantial dilution. This dilution could, among other things, limit the ability of our current stockholders to influence management of the post-combination company through the election of directors following the business combination.
There can be no assurance that our common stock that will be issued in connection with the business combination will be approved for listing on Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of Nasdaq.
Our Class A common stock, units and public warrants are currently listed on Nasdaq. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:
•        a limited availability of market quotations for our securities;
•        reduced liquidity for our securities;
•        a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•        a limited amount of news and analyst coverage; and
•        a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and public warrants are listed on Nasdaq, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with our initial business combination.
Resales of the shares of common stock included in the Stock Consideration could depress the market price of our common stock.
There may be a large number of shares of common stock sold in the market following the completion of the business combination or shortly thereafter. The shares held by the Company’s public stockholders will be freely tradeable, and the shares held by the Ittella Parent securityholders will be freely tradeable on the six month anniversary of the Closing.
Assuming no redemptions, there will be approximately 57,650,411 shares of common stock outstanding after the business combination (excluding the Holdback Shares and Sponsor Earnout Shares). We also intend to register all shares of common stock that we may issue under the Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.
These sales of shares of common stock or the perception of these sales may depress the market price of our common stock.

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We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by October 30, 2020. If we are unable to effect a business combination by October 30, 2020, we will be forced to liquidate and our warrants will expire worthless.
We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by October 30, 2020. Unless we amend the current charter to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by October 30, 2020, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. In addition, if we fail to complete an initial business combination by October 30, 2020, there will be no redemption rights or liquidating distributions with respect to our public warrants or the private placement warrants, which will expire worthless, unless we amend the current charter to extend the life of the Company and certain other agreements into which we have entered.
Even if we consummate the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.
The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Our ability to effect the business combination successfully and to be successful thereafter will depend on the efforts of our key personnel, including the key personnel of Ittella Parent whom we expect to stay with Ittella Parent following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
Our ability to effectuate our business combination successfully is dependent upon the efforts of our key personnel, including the key personnel of Ittella Parent. Although some of our key personnel may remain with the Company in senior management or advisory positions following our business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Ittella Parent will remain in place.
In addition, the officers and directors of an initial business combination candidate may resign upon completion of our initial business combination. The departure of an initial business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an initial business combination candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an initial business combination candidate’s management team will remain associated with the initial business combination candidate following our initial business combination, it is possible that members of the management of an initial business combination candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.
Ittella Parent’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Ittella Parent’s officers could adversely effect on Ittella Parent’s business, financial condition, or operating results. Ittella Parent does not maintain key-man life insurance on any of its officers. The services of these personnel may not continue to be available to Ittella Parent.

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The Company and Ittella Parent will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on the Company and Ittella Parent. These uncertainties may impair our or Ittella Parent’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Ittella Parent’s business could be harmed.
We may waive one or more of the conditions to the business combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by the current charter and bylaws and applicable laws. We may not waive the condition that our stockholders approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” for additional information.
The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require the Company to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of Ittella Parent’s business, a request by Ittella Parent to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would adversely affect Ittella Parent’s business and would entitle the Company to terminate the Merger Agreement. In any of these circumstances, it would be in the discretion of the Company, acting through its Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for the Company and our stockholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the business combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the business combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.
We are not required to obtain and have not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the terms of the business combination are fair to our company from a financial point of view.
We are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying is fair to the Company from a financial point of view. Our Board did not obtain a fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, our Board and our management conducted due diligence on Ittella Parent and researched the industry in which Ittella Parent operates and concluded that the business combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of our Board in determining the value of the business combination, and our Board may not have properly valued the business. The lack of third-party fairness opinion may also lead to an increased number of stockholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Our Board’s Reasons for the Approval of the Business Combination.”

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We will incur significant transaction and transition costs in connection with the business combination.
We have incurred and expect to incur significant, non-recurring costs in connection with consummating the business combination and operating as a public company following the consummation of the business combination. We may incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring these fees, expenses and costs.
The Company’s transaction expenses as a result of the business combination are currently estimated at approximately $29,750,000 (not including the Harrison Shares), including $7,000,000 in deferred underwriting commissions to the underwriters of our IPO.
If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.
If we are unable to complete an initial business combination by October 30, 2020, our public stockholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described below)) and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the trust account for the benefit of our public stockholders, these parties may not execute the agreements, or even if they execute the agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving claims to the funds held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such the party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving claims to the monies held in the trust account.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that these entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of these creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided, that, this liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account

(whether or not the waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including

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liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for these indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believe that the Sponsor’s only assets our securities. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.
If the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance, if, for example, the cost of the legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in the proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Following the consummation of the business combination, our only significant asset will be our ownership interest in Ittella Parent and the ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.
Following the consummation of the business combination, we will have no direct operations and no significant assets other than our ownership interest in Ittella Parent. We will depend on Ittella Parent for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock. The financial condition and operating requirements of Ittella Parent may limit our ability to obtain cash from Ittella Parent. The earnings from, or other available assets of, Ittella Parent may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

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Subsequent to our completion of our business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Ittella Parent, we cannot assure you that this diligence will surface all material issues that may be present in Ittella Parent’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Ittella Parent’s and our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. These stockholders are unlikely to have a remedy for the reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or omission.
We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement.
We are a blank check company and we have no operating history and no revenues. This proxy statement includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the year ended December 31, 2019 and the unaudited results of the Company for the six months ended June 30, 2020, with the historical audited results of operations of Ittella Parent for the year ended December 31, 2019 and the unaudited results of Ittella Parent for the six months ended June 30, 2020, respectively, and gives pro forma effect to the business combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of June 30, 2020 and of Ittella Parent as of June 30, 2020 and gives pro forma effect to the business combination as if it had been consummated on June 30, 2020.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The proposed charter includes a forum selection clause, which could discourage claims or limit stockholders’ ability to make a claim against us, our directors, officers, other employees or stockholders.
The current charter includes, and the proposed charter will also include, a forum selection clause. The proposed charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of fiduciary duty owed by any of the post-combination company’s directors, officers or other employees of the post-combination company to the post-combination company or its stockholders; (iii) action asserting a claim against the post-combination company, its directors, officers or employees arising pursuant to any provision of the DGCL or the proposed charter or proposed bylaws; or (iv) action asserting a claim against the post-combination company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not

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consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the post-combination company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•        changes in the valuation of our deferred tax assets and liabilities;
•        expected timing and amount of the release of any tax valuation allowances;
•        tax effects of stock-based compensation;
•        costs related to intercompany restructurings;
•        changes in tax laws, regulations or interpretations thereof; and
•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

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In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for Ittella Parent’s stock and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to Ittella Parent and our Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the post-combination company’s securities following the business combination may include:
•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•        changes in the market’s expectations about our operating results;
•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•        speculation in the press or investment community;
•        success of competitors;
•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•        changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;
•        operating and stock price performance of other companies that investors deem comparable to the post-combination company;
•        our ability to market new and enhanced products on a timely basis;
•        changes in laws and regulations affecting our business;
•        commencement of, or involvement in, litigation involving the post-combination company;
•        changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•        the volume of shares of our common stock available for public sale;
•        any major change in our Board or management;
•        sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and
•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After the business combination, assuming no redemptions, the Sponsor will beneficially own approximately 5.3% of our common stock (excluding the Holdback Shares and the Sponsor Earnout Shares). The Sponsor and our directors and officers entered into a letter agreement with us, pursuant to which they have agreed not to transfer, assign or sell any of their founder shares (except to certain permitted transferees) until one year after the completion of the business combination or earlier if subsequent to the business combination, (i) the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, with the Investors, which, among other things, amends and restates the registration rights agreement entered into by and among the Company, the Company’s initial directors and officers, the Sponsor, Jefferies and EarlyBirdCapital at the time of the Company’s IPO. Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will agree that it will not transfer (i) 1,250,000 founder shares held by it prior to six months after the Closing and (ii) 3,750,000 founder shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the business combination will agree not to transfer any of such shares held by them prior to six months after the Closing.
Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:
•        labor availability and costs for hourly and management personnel;
•        profitability of our products, especially in new markets and due to seasonal fluctuations;
•        changes in interest rates;
•        impairment of long-lived assets;
•        macroeconomic conditions, both nationally and locally;
•        negative publicity relating to products we serve;

•        changes in consumer preferences and competitive conditions;
•        expansion to new markets; and
•        fluctuations in commodity prices.

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If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the post-combination company, its business, or its market, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the post-combination company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We may be unable to obtain additional financing to fund the operations and growth of the post-combination company.
We may require additional financing to fund the operations or growth of the post-combination company. We cannot assure you that such financing will be available on acceptable terms, if at all. We may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could adversely affect the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our initial business combination. If we are unable to complete our initial business combination, our public stockholders may only receive approximately $10.37 per share (based on the trust account balance as of June 30, 2020) on the liquidation of our trust account, and our warrants will expire worthless. Furthermore, under certain circumstances our public stockholders may receive less than $10.37 per share (based on the trust account balance as of June 30, 2020) upon the liquidation of the trust account.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could adversely affect our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.
The post-combination company may be a “controlled company” under The Nasdaq Stock Market listing rules and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
Following the completion of the business combination, depending on the number of public shares redeemed by our public stockholders, Mr. Galletti and Project Lily LLC, which is controlled by Mr. Galletti, may control a majority of the post-combination company’s outstanding common stock. Assuming a redemption price of $10.00 per share, if more than approximately 5% of our public shares are redeemed, Mr. Galletti would control a majority of the post-combination company’s outstanding common shares and the post-combination company would be a “controlled company” under The Nasdaq Stock Market listing rules. Under those rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements for: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. The post-combination company intends to abide by these standards notwithstanding the exemption, but would not be required to, and could cease doing so at any time that it is a “controlled company”.

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Mr. Galletti may have his interest in the post-combination company diluted due to future equity issuances or his own actions in selling shares of common stock. Either scenario could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. The post-combination company would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.
Mr. Galletti will have significant influence or control over the post-combination company and his interests may conflict with those of other stockholders.
Following the completion of the business combination, Mr. Galletti and Project Lily LLC, which is controlled by Mr. Galletti, are collectively expected to hold between 49.3% and 62.6% of the post-combination company’s total outstanding common stock. As such, Mr. Galletti will have significant influence or, if his interest in common stock exceeds 50%, control over the election of the members of the post-combination company’s board of directors and thereby may significantly influence the post-combination company’s policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, the incurrence or modification of debt, amendments to our certificate of incorporation and bylaws, and the entering into of extraordinary transactions, and Mr. Galletti’s interests may not in all cases be aligned with those of other stockholders.
In the event of a conflict between the post-combination company’s interests and the interests of Mr. Galletti, we have adopted policies and procedures, specifically a Code of Ethics and a Related Party Transactions Policy, to identify, review, consider and approve such conflicts of interest. In general, if an affiliate of a director, executive officer or significant stockholder, including Mr. Galletti, intends to engage in a transaction involving the post-combination company, that director, executive officer or significant stockholder must report the transaction for consideration and approval by the post-combination company’s audit committee. However, there are no assurances that the our efforts and policies to eliminate the potential impacts of conflicts of interest will be effective.
The Sponsor will have significant influence over the post-combination company after completion of the business combination and its interest may be different from or in addition to (or which may conflict with) your interests as a stockholder.
Upon completion of the business combination, assuming no redemptions, the Sponsor will beneficially own approximately 5.3% of our common stock (excluding the Holdback Shares and the Sponsor Earnout Shares) and has the right to appoint or nominate for election to our Board, as applicable, three individuals to serve as directors. As long as the Sponsor has the right to appoint or nominate for election directors to our Board, it will have the ability to significantly influence our corporate actions.
The Sponsor’s interests may not align with the interests of our other stockholders. The Sponsor is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.
We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and registration may not be in place when an investor desires to exercise warrants, thus precluding the investor from being able to exercise his, her or its warrants except on a cashless basis. If the issuance of the shares upon exercise of warrants is not registered, qualified or exempt from registration or qualification, the holder of the warrant will not be entitled to exercise the warrant and such warrant may have no value and expire worthless.
We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference

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therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement, and if we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants if we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of the warrant will not be entitled to exercise the warrant and the warrant may have no value and expire worthless. In that event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect the registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. However, there may be instances in which holders of our public warrants may be unable to exercise the public warrants, but holders of our private warrants may be able to exercise their private warrants.
If you exercise your public warrants on a “cashless basis,” you will receive fewer shares of Class A common stock from the exercise than if you were to exercise your warrants for cash.
There are circumstances in which the exercise of the public warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrantholders may, until there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if our common stock is at any time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement, and if we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Third, if we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from the exercise than if you were to exercise the warrants for cash.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then-outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

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Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of these amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
We issued warrants to purchase 20,000,000 shares of Class A common stock as part of our IPO and concurrently with our IPO, we issued 655,000 private placement units, with each private placement unit consisting of one share of Class A common stock and one warrant to purchase one share of Class A common stock at a price of $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the trust account or vote as a class with the common stock on a business combination. Assuming no redemptions, we expect to issue approximately 34,500,000 shares of our common stock to the Ittella Parent securityholders upon consummation of the business combination excluding the Holdback Shares). The shares of common stock issued to the Ittella Parent securityholders and additional shares of our common stock issued upon exercise of our warrants and the release of the Holdback Shares and the Sponsor Escrow Shares from escrow will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares in the public market could adversely affect the market price of our common stock.
The private placement warrants are identical to the warrants sold as part of the units issued in our IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the business combination and (iii) they may be exercised by the holders on a cashless basis.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by October 30, 2020 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for

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all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following October 30, 2020 if we do not complete our business combination and, therefore, we do not intend to comply with the foregoing procedures.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.
We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of that date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares if we do not complete our initial business combination by October 30, 2020 is not considered a liquidating distribution under Delaware law and the redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds, and we and our board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.
Anti-takeover provisions contained in the proposed charter and proposed bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The proposed charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions are described in the Section titled “Proposal No. 4 — The Advisory Charter Proposals.”
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various

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reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any election to opt out is irrevocable. We have elected not to opt out of the extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.
We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.
Our initial business combination may be adversely affected by the recent coronavirus (COVID-19) outbreak.
On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate our initial business combination could be adversely affected. Furthermore, we may be unable to complete our initial business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our initial business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue, our ability to consummate our initial business combination, or the operations of a target business with which we ultimately consummate our initial business combination, may be adversely affected.

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Risks Related to the Redemption
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete an initial business combination with which a substantial majority of our stockholders do not agree.
The current charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules). However, the Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. As a result, we may be able to complete our initial business combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or our or Ittella Parent’s directors, officers or advisors, or any of their respective affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the special meeting.
If the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the initial business combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of our Class A common stock issued in the IPO, you (or, if a member of such a group, all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our Class A common stock issued in the IPO without the prior consent of the Company.
The current charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO (the “excess shares”) without the prior consent of the Company. In order to determine whether that stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether the stockholder is acting in concert or as a group with any other stockholder. These certifications, together with other public information relating to stock ownership available to the Company at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any excess shares will reduce your influence over our ability to consummate the initial business combination and you could suffer a material loss on your investment in us if you sell these excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to any excess shares if we consummate the initial business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in our IPO and, in order to dispose of excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of the excess shares will appreciate over time following the initial business combination or that the market price of our Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, our stockholders’ ability to vote all of their shares (including any excess shares) for or against the initial business combination is not restricted by this limitation on redemption.

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There is no guarantee that you decision whether to redeem your shares for a pro rata portion of the trust account will put you in a better future economic position.
We can give no assurance as to the price at which you may be able to sell you public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not redeemed your shares. Similarly, if you do not redeem your shares, you will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that you can sell your shares in the future for a greater amount than the redemption price set forth in this proxy statement. You should consult your own tax and/or financial advisor for assistance on how this may affect your individual situation.
Stockholders of the Company who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our trust account.
Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, the shares may not be redeemed.
If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, that stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with our business combination describes the various procedures that must be complied with in order to validly redeem public shares. If a stockholder fails to comply with these procedures, its shares may not be redeemed.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination.
The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X and presents the pro forma effects of the following transactions (collectively the “Transactions”):
1.      The restructuring described in “Information About Ittella Parent — Corporate Information” prior to the consummation of the business combination.
2.      Tax distribution of $512,000 to the stockholders of Ittella Parent prior to the consummation of the business combination.
3.      The business combination.
The Unaudited Pro Forma Condensed Combined Financial Statements
The following unaudited pro forma condensed combined balance sheet as of June 30, 2020, assume that the Transactions, as described above, occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the six months ended June 30, 2020, present the pro forma effect of the Transactions as if they had been completed on January 1, 2019.
The following unaudited pro forma combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of the Company was derived from the audited financial statements of the Company as of and for the year ended December 31, 2019 and the unaudited condensed financial statements of the Company as of and for the six months ended June 30, 2020, included elsewhere in this proxy statement. The historical financial information of Ittella Parent was derived from Ittella Parent’s audited consolidated financial statements as of and for the year ended December 31, 2019 and its unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2020, included elsewhere in this proxy statement.
The pro forma financial information is qualified in its entirety by reference to, and should be read together with the Company’s and Ittella Parent’s unaudited and audited consolidated financial statements and related notes and the sections titled “Summary Historical Financial Information of the Company”, “Summary Historical Financial Information of Ittella Parent”, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Ittella Parent Management Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this proxy statement. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
Description of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will be merged with and into Ittella Parent, with Ittella Parent continuing as the surviving entity and a wholly-owned subsidiary of the Company. The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising the Company’s common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of certain conditions within the first three years after the Closing.

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Accounting for the Business Combination
Business combinations in which the legal acquirer is not the accounting acquirer are commonly referred to as “reverse acquisitions” and can represent asset acquisitions, capital transactions and business combinations. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes. Reverse acquisitions are accounted for in accordance with Subtopic 805-40 of Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805-40”).
As described elsewhere in this proxy statement, including under the section entitled “Proposal No. 1 — The Business Combination Proposal,” Ittella Parent has agreed to be acquired by the Company, which is a special purpose acquisition company (SPAC), through which the owners of Ittella Parent will obtain control of the Company following the business combination. In accordance with ACS 805-40, the business combination will be accounted for as a reverse acquisition in which the Company is considered the legal acquirer and Ittella Parent is considered the accounting acquirer. As such, the consolidated financial statements will reflect the accounting from the perspective of Ittella Parent as the accounting acquirer. This determination is based on the following factors:
i.       Ittella Parent securityholders combined will retain the largest voting interest in the post-combination company.
ii.      Ittella Parent’s former management will represent the majority of the management of the post-combination company.
iii.     Ittella Parent will be the entity with the ability to elect the largest number of members to the post-combination company’s board of directors.
iv.      Ittella Parent is larger than the Company based on assets, revenues, or earnings.
Other factors were evaluated but are not considered to have a material impact on the determination of Ittella Parent as the accounting acquirer.
The business combination will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ittella Parent issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse acquisition will be those of Ittella Parent. The reverse acquisition of Ittella Parent is determined to result in a transfer of an entire business operation and therefore represents a business combination through which the pre-transaction securityholders of Ittella Parent will retain a controlling interest in the post-combination company.
Basis of Unaudited Pro Forma Presentation
The unaudited pro forma condensed combined financial statements for the year ended December 31, 2019 have been prepared using and should be read in conjunction with the following:
•        The Company’s audited financial statements, consisting of the balance sheet as of December 31, 2019 and statement of operations and comprehensive income for the year ended December 31, 2019, and the related notes, included elsewhere in this proxy statement.
•        Ittella Parent’s audited consolidated financial statements, consisting of the consolidated balance sheet as of December 31, 2019 and consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2019, and the related notes, included elsewhere in this proxy statement.
The unaudited pro forma condensed combined financial statements as of and for the six months ended June 30, 2020 have been prepared using and should be read in conjunction with the following:
•        The Company’s unaudited financial statements, consisting of the balance sheet as of June 30, 2020 and statement of operations and comprehensive income for the six months ended June 30, 2020, and the related notes, included elsewhere in this proxy statement.

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•        Ittella Parent’s unaudited consolidated financial statements, consisting of the consolidated balance sheet as of June 30, 2020 and consolidated statement of operations and comprehensive income (loss) for the six months ended June 30, 2020, and the related notes, included elsewhere in this proxy statement.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.
The unaudited condensed pro forma adjustments reflecting the completion of the business combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma condensed adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the unaudited pro forma condensed adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and Ittella Parent.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of the Company’s Class A common stock.
•        Assuming No Redemption:    This presentation assumes that none of the holders of shares of the Company’s Class A common stock exercised redemption rights for a pro rata share of the funds in the Company’s trust account.
•        Assuming Maximum Redemption:    This presentation assumes that holders of 12,133,310 shares of the Company’s Class A common stock exercised redemption rights for a pro rata share of $125,852,665 of the $207,402,252 held in the Company’s trust account. This represents the maximum redemption allowed to enable the business combination.
Accounting Policies and Reclassifications
Based on management’s initial analysis of the accounting policies of the Company and Ittella Parent, there were no differences identified that would have an impact on the unaudited pro forma condensed combined financial information or that would require adjustments to the unaudited pro forma condensed combined financial statements. Upon completion of the business combination, management will perform a comprehensive review of the accounting policies of the Company and Ittella Parent. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities which, when conformed, could have a material impact on the financial statements of the post-combination company.
Unaudited Pro Forma Financial Information
The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and six months ended June 30, 2020 are based on the historical financial statements of the Company and Ittella Parent. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

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ITTELLA PARENT AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2020

(in thousands)	Ittella Parent Consolidated	Forum II Consolidated	Ittella Parent Pro Forma Consolidated	Pro Forma Adjustments (Scenario 1 - Without redemptions)		Ittella Parent As adjusted, Scenario 1	Pro Forma Adjustments (Scenario 2 - With maximum redemptions)		Ittella Parent As adjusted, Scenario 2
CURRENT ASSETS
Cash and cash equivalents	$5,202	$86	$5,288	$99,727	PF: 1 PF: 3 PF: 6	$105,015	$(1,126)	PF: 1 PF: 3 PF: 6 PF: 8	$4,162
Cash held in Trust	—	207,402	207,402	(207,402)	PF: 1	—	(207,402)	PF: 1	—
Accounts receivable	15,707	—	15,707			15,707			15,707
Inventory	27,100	—	27,100	—		27,100	—		27,100
Prepaid expenses and other current assets	3,780	426	4,206	—		4,206	—		4,206
	51,789	207,914	259,703	(107,675)		152,028	(208,528)		51,175

PROPERTY AND EQUIPMENT, NET	11,915	—	11,915	—		11,915	—		11,915

INTANGIBLE ASSETS INCLUDING GOODWILL	—	—	—	—		—	—		—

DEFERRED TAXES	189	—	189	—		189	—		189

OTHER ASSETS	256	—	256	—		256	—		256

TOTAL ASSETS	$64,149	$207,914	$272,063	$(107,675)		$164,388	$(208,528)		$63,535

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$26,163	$1,245	$27,408	$—		$27,408	$—		$27,408
Accrued expenses	1,456	—	1,456	8,250	PF: 3	9,706	8,250	PF: 3	9,706
Dividends payable	1,923	—	1,923	—		1,923	—		1,923
Line of credit	14,532	—	14,532	—		14,532	—		14,532
Notes payable to related parties, current portion	189	—	189	(189)		—	(189)		—
Notes payable, current portion	540	—	540	(404)		136	(404)		136
Other current liabilities	895	—	895	—		895	—		895
	45,698	1,245	46,943	7,657	PF: 6	54,600	7,657	PF: 6	54,600

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ITTELLA PARENT AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2020 (CONTINUED)

(in thousands)	Ittella Parent Consolidated	Forum II Consolidated	Ittella Parent Pro Forma Consolidated	Pro Forma Adjustments (Scenario 1 – Without redemptions)		Ittella Parent As adjusted, Scenario 1	Pro Forma Adjustments (Scenario 2 – With maximum redemptions)		Ittella Parent As adjusted, Scenario 2
NONCURRENT LIABILITIES	2,433	8,800	11,233	(9,332)	PF: 2; PF: 6	1,901	(9,332)	PF: 2; PF: 6	1,901

CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION	—	192,868	192,868	(192,868)	PF: 6	—	(192,868)	PF: 6	—

REDEEMABLE NONCONTROLLING INTEREST	43,900	—	43,900	(43,900)	PF: 4	—	(43,900)	PF: 4	—

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	1	1	2	(1)	PF: 8	1	(1)	PF: 8	1
Additional paid-in capital	—	2,127	2,127	165,600	PF: 4; PF: 8	167,727	71,747	PF: 4; PF: 8	73,874
Accumulated other comprehensive income	(343)	—	(343)	—		(343)	—		(343)
Retained earnings (deficit)	(28,498)	2,873	(25,625)	(33,873)	PF: 1; PF: 2; PF: 3; PF: 4; PF: 8	(59,498)	(40,873)	PF: 1; PF: 2; PF: 3; PF: 4; PF: 7	(66,498)
Total equity attributable to common stockholders	(28,840)	5,001	(23,839)	131,726		107,887	30,873		7,034
Noncontrolling interests	958	—	958	(958)	PF: 5	0	(958)	PF: 5	0
	(27,882)	5,001	(22,881)	130,768		107,887	29,915		7,034

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$64,149	$207,914	$272,063	$(107,675)		$164,388	$(208,528)		$63,535

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ITTELLA PARENT AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands except per share information)	Ittella Parent Consolidated	Forum II Consolidated Forum	Ittella Parent Pro Forma Consolidated	Pro Forma Adjustments (Scenario 1 – Without redemptions)		Ittella Parent As adjusted, Scenario 1	Pro Forma Adjustments (Scenario 2 – With maximum redemptions)		Ittella Parent As adjusted, Scenario 2
REVENUE	$84,919	$—	$84,919	$—		$84,919	$—		$84,919

COST OF GOODS SOLD	71,209	—	71,209	—		71,209	—		71,209

GROSS PROFIT	13,710	—	13,710	—		13,710	—		13,710

OPERATING EXPENSES	7,454	1,105	8,559	934	PF: 9	9,493	934	PF: 9	9,493

INCOME FROM OPERATIONS	6,256	(1,105)	5,151	(934)		4,217	(934)		4,217

OTHER INCOME AND EXPENSES
Interest income	—	4,289	4,289	(2,424)	PF: 1	1,865	(4,289)	PF: 1	—
Interest expense (income)	(494)	—	(494)	—	PF: 1	(494)	—	PF: 1	(494)
Unrealized gain on marketable securities held in Trust Account	—	18	18	(18)		—	(18)		—
	(494)	4,307	3,813	(2,442)		1,371	(4,307)		(494)

INCOME BEFORE PROVISION FOR INCOME TAXES	5,762	3,202	8,964	(3,376)		5,588	(5,241)		3,723

PROVISION FOR INCOME TAXES	154	852	1,006	(1,008)	PF: 10	(2)	(1,564)	PF: 10	(558)

NET INCOME (LOSS)	5,608	2,350	7,958	(2,368)		5,590		(3,677)		4,281

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,082	—	1,082	(1,082)	PF: 4	—		(1,082)	PF: 4	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,526	$2,350	$6,876	$(1,286)		$5,590		$(2,595)		$4,281

SHARES OUTSTANDING, BASIC AND DILUTED	8	6,688				57,650	(1)			48,017	(1)

NET INCOME PER SHARE	$549.93	$(0.11)				$0.1				$0.09
____________
(1)                          Pro forma shares outstanding does not include 2,500 Sponsor Earnout Shares and 5,000 Holdback Shares that are held in escrow subject to the achievement of certain conditions.

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ITTELLA PARENT AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2020

(in thousands except per share information)	Ittella Parent Consolidated	Forum II Consolidated	Ittella Parent Pro Forma Consolidated	Pro Forma Adjustments (Scenario 1 – Without redemptions)	Ittella Parent As adjusted, Scenario 1	Pro Forma Adjustments (Scenario 2 – With maximum redemptions)	Ittella Parent As adjusted, Scenario 2
REVENUE	$67,934	$—	$67,934	$—	$67,934	$—	$67,934

COST OF GOODS SOLD	54,946	—	54,946	—	54,946	—	54,946

GROSS PROFIT	12,988	—	12,988	—	12,988	—	12,988

OPERATING EXPENSES	4,458	1,273	5,731	467	PF: 9	6,918		467	PF: 9	6,198

INCOME FROM OPERATIONS	8,530	(1,273)	7,257	(467)		6,790		(467)		6,790

OTHER INCOME AND EXPENSES
Interest income	—	751	751	(425)	PF: 1	326		(751)	PF: 1	—
Interest expense	(381)	—	(381)	—		(381)		—		(381)
Other income (expense)	288	—	288	—		288		—		288
	(93)	751	658	(425)		233		(751)		(93)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,437	(522)	7,915	(892)	PF: 1	7,023		(1,218)		6,697

PROVISION (BENEFIT) FOR INCOME TAXES	1,283	32	1,315	(266)	PF: 10	1,049		(363)	PF: 10	952

NET INCOME (LOSS)	7,154	(554)	6,600	(626)		5,974		(855)		5,745

LESS: INCOME ATTRIBTABLE TO NONCONTROLLING INTERESTS	1,361	—	1,361	(1,361)	PF: 4	—		(1,361)	PF: 4	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,793	$(554)	$5,239	$735		$5,974		$506		$5,745

SHARES OUTSTANDING, BASIC AND DILUTED	8	6,835				57,650	(1)			48,017 (1)

NET INCOME (LOSS) PER SHARE	$703.55	$(0.17)	$0.1	$0.12
____________
(1)                          Pro forma shares outstanding does not include 2,500 Sponsor Earnout Shares and 5,000 Holdback Shares that are held in escrow subject to the achievement of certain conditions.

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Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.
There were no intercompany balances or transactions between the Company and Ittella Parent as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Ittella Parent filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of shares outstanding, assuming the business combination occurred on January 1, 2019.
The unaudited pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020, are as follows:
Pro Forma Adjustments (PF)
1.      Reflects the reclassification of cash held in the Company’s trust account amounting to $205,314,566 as of December 31, 2019 and $207,402,252 as of June 30, 2020. This cash becomes available for transaction considerations (i.e., settlement of debts and defined obligations of Ittella Parent), transaction expenses, redemption of shares of Class A common stock of the Company (i.e., for maximum redemption scenario) and the general corporate purposes following the Closing. This also reflects the reversal of trust income based on the scenario and the resulting tax impact of the trust income using a US federal tax rate of 21% and a California state tax rate of 8.84%.
2.      Reflects the settlement of $7,000,000 of deferred underwriters’ fees.
3.      Represents estimated transaction costs of $29,750,000 in connection with the business combination, consisting of underwriters’ fees, legal and financial advisors’ fees, and other professional fees. However, this amount does not include the compensatory Harrison Shares payable in the second quarter of 2021.
4.      Represents recapitalization of Ittella Parent equity through the issuance of 9,406 shares of common stock, one share of Class A special stock, one share of Class B special stock and the exchange of certain securityholders’ shares of Ittella Parent’s common stock for 34,500,000 shares of the Company’s common stock as consideration in the business combination under the No Redemption scenario and exchange of certain securityholders’ shares of Ittella Parent’s common stock for 37,000,000 shares of the Company’s common stock as consideration in the business combination under the Maximum Redemption scenario.
a.      Exchange of 12.5% noncontrolling ownership interest held by a financial institution in Ittella LLC to Ittella Parent for 1,176 shares of common stock of Ittella Parent.
b.      Exchange of Pizzo’s 30% ownership interest in Ittella Italy to Ittella Parent in exchange for one share of Class B special stock of Ittella Parent, which entitles Pizzo to receive 1,500,000 shares of common stock of the Company and $2,000,000 in cash upon Closing. If the Closing does not occur on or before October 30, 2020, the Class B special stock will automatically convert to 438 shares of common stock of Ittella Parent.
c.      Issuance of one share of Class A special stock of Ittella Parent to a key employee, which entitles her to receive no more than 500,000 shares of common stock of the Company and $1,000,000 in cash upon Closing, but only if the Closing occurs on or before October 30, 2020.
d.      Conversion of all issued and outstanding capital stock of Ittella Parent immediately prior to the business combination into the right to receive common stock of the Company.

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e.      Conversion of shares of the Company’s Class B common stock into shares of the Company’s common stock in connection with the business combination.
f.       The Sponsor will subject 2,500,000 founder shares to potential forfeiture if certain conditions are not achieved by the post-combination company following the Closing. These shares are not included for purposes of the calculations of net income (loss) per share. In addition, 5,000,000 Holdback Shares subject to the achievement of the same conditions are also not included for purposes of the calculations of net income (loss) per share.
g.      Reversal of non-controlling interests on Ittella Parent’s shares that were subsequently converted/exchanged with the Company’s shares.
5.      Reflects elimination of non-controlling interests attributable to a financial institution and Pizzo.
6.      Reflects settlement of Class A common stock subject to possible redemption held by the Company prior to the business combination, and certain of the Company’s debt obligations outstanding at Closing.
7.      Reflects elimination of the Company’s stockholders’ equity.
8.       Reflects the maximum redemption of 12,133,310 shares for aggregate redemption payments of $125,852,665 allocated to Class A common shares and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10 per share, plus accrued interest.
9.      Takes into account the incremental expense to be incurred by Ittella Parent as a result of being a public company. The calculation looks at total estimated costs less costs that have historically been incurred by Ittella Parent and Forum II to determine the incremental costs based on contractual arrangements. This includes (i) a new hire to the executive management team, and (ii) compensation adjustments to the existing executive management team’s compensation based on the employment agreements to be effective upon the Closing. Compensation expense includes salary, bonus and burden.
10.     Reflects adjustments to income tax expense as a result of the tax impact on the pro forma adjustments at the estimated US federal statutory tax rate of 21.0% and the California state tax rate of 8.84%.
Net income (loss) per Share
Represents the net income (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the business combination, assuming the shares were outstanding since January 1, 2019. As the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented.

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COMPARATIVE SHARE INFORMATION
The following table sets forth the per share data of the Company on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2019 and the six months ended June 30, 2020 after giving effect to the business combination, (1) assuming no Company stockholders exercise redemption rights with respect to their common stock upon the consummation of the business combination; and (2) assuming that Company stockholders exercise their redemption rights with respect to a maximum of 12,133,310 shares of common stock upon consummation of the business combination.
You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of the Company and Ittella Parent and related notes that are included elsewhere in this proxy statement. The unaudited Company and Ittella Parent pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.
The unaudited pro forma combined net income per share information below does not purport to represent the net income per share which would have occurred had the companies been combined during the periods presented, nor net income per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and Ittella Parent would have been had the companies been combined during the periods presented.

	Ittella Parent	Forum	Pro Forma Combined Assuming No Redemptions into Cash		Pro Forma Combined Assuming Maximum Redemptions into Cash
	(in thousands, except share and per share amounts)
Six Months Ended June 30, 2020
Net income (loss) attributable to common stockholders	$5,793	$(554)	$5,974		$5,745
Stockholders’ equity (deficit) attributable to common stockholders	$(28,840)	$5,001	$107,887		$7,034
Weighted average shares outstanding – basic and diluted	8,230	6,834,958 (3)	57,650,411		48,017,101
Basic and diluted net income (loss) per share	$703.55(1)	$(0.17)	$0.1		$0.12
Stockholders’ equity per share	$(3,504.25)	$0.73	$1.87		$0.15

Year Ended December 31, 2019
Net income attributable to common stockholders	$4,526	$2,350	$5,590		$4,281
Stockholders’ equity attributable to common stockholders	$2,890	$5,000	$101,051		$12,479
Weighted average shares outstanding – basic and diluted	8,230	6,687,798 (3)	57,650,411	(2)	48,017,101	(2)
Basic and diluted net income per share	$549.93(1)	$(0.11)	$0.1		$0.09
Stockholders’ equity per share	$351.15	$0.75	$1.75		$0.25
____________

(1)      Per share information for Ittella Parent is derived from the net income (loss) per share attributable to Ittella Parent from the historical consolidated financial statements of Ittella Parent.
(2)      Pro forma shares outstanding does not include 2,500,000 Sponsor Earnout Shares and 5,000,000 Holdback Shares that are held in escrow subject to the achievement of certain conditions.
(3)      Excludes an aggregate of up to 18,560,820 and 18,913,021 shares subject to possible redemption at June 30, 2020 and December 31, 2019, respectively.

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SPECIAL MEETING OF STOCKHOLDERS
This proxy statement is being provided to our stockholders as part of a solicitation of proxies by the Board for use at the special meeting in lieu of the 2020 annual meeting of our stockholders to be held on Thursday, October 15, 2020, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement is being first mailed on or about October 1, 2020 to all stockholders of record of the Company as of September 28, 2020, the record date for the special meeting. Stockholders of record who owned common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were 25,650,411 shares of common stock outstanding.
Date, Time and Place of Special Meeting
The special meeting will be a virtual meeting conducted exclusively via live webcast starting at 9:00 a.m., Eastern time, on Thursday, October 15, 2020, or another date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/forummerger/smp2020 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Registering for the Special Meeting
Pre-registration at https://www.cstproxy.com/forummerger/smp2020 is recommended but is not required in order to attend.
Any stockholder wishing to attend the virtual meeting should register for the meeting by October 13, 2020. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:
•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/forummerger/smp2020, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.
Voting Power; Record Date
As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the special meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on September 28, 2020, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date.

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If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 25,650,411 shares of common stock outstanding, of which 19,995,411 are public shares and 5,000,000 are founder shares held by the Sponsor.
Proposals at the Special Meeting
At the special meeting, our stockholders will vote on the following proposals:
•        Proposal No. 1 — Business Combination Proposals — To approve and adopt the Merger Agreement and to approve the business combination;
•        Proposal No. 2 — Nasdaq Proposals — To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination;
•        Proposal No. 3 — Charter Proposals — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination.
•        Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:
•        Advisory Charter Proposal A — to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 662/3% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;
•        Advisory Charter Proposal B — to provide that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;
•        Advisory Charter Proposal C — to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act;
•        Advisory Charter Proposal D — to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;
•        Advisory Charter Proposal E — to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;
•        Advisory Charter Proposal F — to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such

Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;

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•        Advisory Charter Proposal G — to eliminate various provisions applicable only to blank check companies; and
•        Advisory Charter Proposal H — to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms.
•        Proposal No. 5 — Incentive Plan Proposal — To approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan; and
•        Proposal No. 6 — Director Election Proposal — To consider and vote upon a proposal to elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are not approved and our Board continues to have two classes of directors, to elect three directors to serve as Class II directors on the Board for a term of two years expiring at the annual meeting of stockholders to be held in 2022 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; and
•        Proposal No. 7 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF
THESE PROPOSALS AND “FOR” EACH OF THE DIRECTOR NOMINEES.
Vote of the Company’s Sponsor, Directors and Officers
Prior to our IPO, we entered into agreements with the Sponsor and our directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of an initial business combination. These agreements apply to the Sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in this proxy statement.
The Sponsor and our directors and officers have waived any redemption rights, including with respect to shares of Class A common stock purchased in our IPO or in the aftermarket, in connection with business combination. The founder shares held by the Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by October 30, 2020. However, the Sponsor is entitled to redemption rights upon our liquidation with respect to any public shares it may own.
Quorum and Required Vote for Proposals for the Special Meeting
Approval of the condition precedent proposals and the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Approval of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote

“AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

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Unless waived by the parties to the Merger Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.
It is important for you to note that, if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Merger Agreement, we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 30, 2020, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.
Recommendation to Stockholders
Our Board believes that each of the condition precedent proposals to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals and “FOR” each of the director nominees.
When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal. These interests include, among other things:
•        the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;
•        the fact that the Sponsor paid $25,000 for the founder shares and those shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $118,200,000 based on the closing price of our Class A common stock on Nasdaq on September 30, 2020, but, given the restrictions on those shares, we believe those shares have less value;
•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 30, 2020;
•        the fact that the Sponsor paid $5,550,000 for its 555,000 private placement units, and if a business combination is not consummated by October 30, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and private placement warrants will be worthless;
•        the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;
•        the anticipated appointment of our Co-Chief Executive Officer, Chief Financial Officer and Director, David Boris, as a director of the post-combination company;
•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;
•        the fact that the Sponsor will place the Sponsor Earnout Shares into escrow and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement;

•        the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 30, 2020; and

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•        the fact that at the Closing we will enter into the Amended and Restated Registration Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.
Broker Non-Votes and Abstentions
A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. A broker non-vote will have the same effect as a vote “AGAINST” the condition precedent proposals and the Adjournment Proposal. A broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal. None of the proposals at the special meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the special meeting.
Voting Your Shares — Stockholders of Record
If you are a stockholder of record, you may vote by mail or at the special meeting. Each share of our common stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.
Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m., Eastern time, on October 14, 2020.
Voting at the Special Meeting.    If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at http://www.cstproxy.com/forummerger/smp2020, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. See “— Registering for the Special Meeting” above for further details on how to attend the special meeting.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the special meeting, you

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will need to obtain a legal proxy from your bank, broker, or other nominee and e-mail a copy (a legible photograph is sufficient) of the legal proxy to proxy@continentalstock.com. You will then be issued a 12-digit meeting control number that will allow you to register to attend and participate in the special meeting. Please see “— Registering for the Special Meeting” above for further details on how to attend the special meeting.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:
•        delivering a signed written notice of revocation to our Secretary at Forum Merger II Corporation 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•        signing and delivering a new proxy, relating to the same shares and bearing a later date; or
•        attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.
If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
No Additional Matters
The special meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.
Who Can Answer Your Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may contact Morrow, our proxy solicitor, at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call: (203) 658-9400)
Email: FMCI.info@investor.morrowsodali.com
Redemption Rights
Pursuant to our current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the transaction, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding public shares. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the business combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the trust account of $207,402,252 as of June 30, 2020, the estimated per share redemption price would have been approximately $10.37.
In order to exercise your redemption rights, you must:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

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•        prior to 5:00 p.m., Eastern time, on October 13, 2020, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.
The Transfer Agent’s address is as follows:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either (i) tender their certificates to our Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at the stockholder’s option, in each case prior to deadline for submitting redemption requests set forth in these proxy materials. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.
Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
If you hold units registered in your own name, you must deliver the certificate for those units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate those units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct the nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. The written instructions must include the number of units to be split and the nominee holding your units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.
Each redemption of shares of Class A common stock by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $207,402,252 as of June 30, 2020. The Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. This condition to closing in the Merger Agreement is for the sole benefit of the parties thereto and may be waived in writing by Ittella Parent. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then Ittella Parent may elect not to consummate the business combination. In addition, in no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A common stock as they may receive higher proceeds from the sale of their Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A common stock when you wish to sell your shares.

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If you exercise your redemption rights, your shares of our Class A common stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the business combination is not approved and we do not consummate an initial business combination by October 30, 2020, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in the account to the public stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of shares of our common stock in connection with the business combination.
Proxy Solicitation Costs
The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged Morrow to assist in the solicitation of proxies for the special meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay Morrow a fee of $22,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve and adopt the Merger Agreement and approve the business combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement and First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
We may consummate the business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination at the special meeting.
The Merger Agreement
This subsection of the proxy statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the business combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.
General Description of the Merger Agreement
On June 11, 2020, the Company entered into the Merger Agreement with Merger Sub, Ittella Parent and Salvatore Galletti, in his capacity as the holder representative, pursuant to which, subject to the terms and conditions contained therein, Merger Sub will be merged into Ittella Parent, with Ittella Parent continuing as the surviving entity. It is intended that such merger be treated as a “reorganization” described in Section 368(a) of the Code and that the Merger Agreement be treated as a “plan or reorganization” for purposes of Section 368 of the Code. After giving effect to the business combination, the Ittella Parent securityholders will hold a portion of common stock.
The Merger Agreement was amended on August 10, 2020 by the First Amendment to the Merger Agreement, which is attached as Annex A-2 to this proxy statement, which was entered by the Company, Merger Sub, Ittella Parent and the Holder Representative, to make certain revisions including to (i) identify an updated delivery deadline for the PCAOB Financials by Ittella Parent to the Company as August 14, 2020, (ii) address a scrivener’s error in the form of Registration Rights Agreement and add Project Lily, LLC as a party thereto, (iii) reflect White & Case LLP as primary counsel to the Company following the signing of the Merger Agreement, (iv) change the Termination Date in the Merger Agreement to November 15, 2020 and (v) carve out any Indebtedness of the Company or its Subsidiaries paid off at Closing through the funds flow from the definition of “Additional Available Cash Consideration” in Annex I of the Merger Agreement.
The Company has agreed to provide its stockholders with the opportunity to redeem public shares in conjunction with a stockholder vote on the transaction contemplated by the Merger Agreement, including the business combination, in accordance with the Company’s governing documents.
Consideration to Ittella Parent Securityholders in the Business Combination
The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of the following conditions within the first three years

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after the Closing: (i) if the trading price of common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. The Sponsor has agreed that, at the Closing, it will place 2,500,000 founder shares held by it into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date. The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of the Adjustment Escrow Stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement.

Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Ittella Parent and the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of the representations and warranties has occurred and, in turn, whether the obligations of the Company, Merger Sub, and Ittella Parent to consummate the business combination.
Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, liabilities or condition (financial or otherwise) of Ittella Parent and its subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which Ittella Parent or any of its subsidiaries operates or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities, or (v) any failure, in and of itself, of Ittella Parent or its subsidiaries to meet any projections, forecasts or budgets, provided, that, this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the business of Ittella Parent and its subsidiaries relative to other businesses in the industries in which Ittella Parent and its subsidiaries operate, taken as a whole; or (b) the ability of Ittella Parent or any of its subsidiaries, to enter into, to perform its obligations under, or to consummate the transactions contemplated by the Merger Agreement.
Pursuant to the Merger Agreement, a “Parent Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on the ability of the Company and Merger Sub to enter into, to perform its respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (i) any change in law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Company and Merger Sub, Ittella Parent or any of its subsidiaries operate or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of

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armed hostilities, or (v) any failure, in and of itself, of the Company and Merger Sub, Ittella Parent or its subsidiaries to meet any projections, forecasts or budgets, provided, that, this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying the failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent the change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the businesses of the Company and Merger Sub, Ittella Parent and its subsidiaries, taken as a whole, relative to other businesses in the industries in which the Company and Merger Sub, Ittella Parent and its subsidiaries operate, taken as a whole.
Closing and Effective Time of the Business Combination
The Closing is expected to take place at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, NY 10020, in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Business Combination” or at such other time and place as the Company and Ittella Parent may mutually agree. The Closing will be deemed effective as of the date and time of the acceptance by the Secretary of State of the State of Delaware of the filings of the certificate of merger or such later time as may be agreed to by the Company and Ittella Parent (and set forth in the certificates of merger).

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The obligations of the Company, Merger Sub and Ittella Parent to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all parties:
•        All waiting periods under the HSR Act applicable to the business combination shall have expired or been terminated;
•        There shall not be in force any law, injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the business combination;
•        The affirmative vote of holders of a majority of (a) the issued and outstanding shares of common stock required to approve the Merger Agreement and the transactions contemplated thereby and (b) the shares of common stock that are voted at the meeting of the Company’s stockholders to be held to approve the Merger Agreement required to approve the issuance of common stock pursuant to the Merger Agreement for purposes of applicable Nasdaq rules shall have been obtained; and
•        The written consent effectuating the approval by the Ittella Parent stockholders of each of the Merger Agreement, the other transaction agreements to which it is party and the business combination by the requisite Ittella Parent stockholders shall have been delivered.
Conditions to the Company and Merger Sub’s Obligations
The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and Merger Sub:
•        Each of the representations and warranties of Ittella Parent set forth in Sections 4.1 (Organization), 4.2(a) (Subsidiaries) 4.3 (Due Authorization), 4.4 (No Conflict), 4.6 (Capitalization of Ittella Parent), 4.7 (Capitalization of Subsidiaries) and 4.16 (Brokers’ Fees) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date. Each of the other representations and warranties of Ittella Parent contained in Article IV (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Material Adverse Effect or words of similar

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import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of the earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
•        Each of the covenants of Ittella Parent and the representative designated to act on behalf of holders of Ittella Parent’s interests to be performed at or prior to the Closing shall have been performed in all material respects;
•        Since March 31, 2020, there shall not have occurred a Material Adverse Effect;
•        Ittella Parent shall have delivered to the Company a certificate signed by an officer of Ittella Parent, dated as of the Closing Date, certifying that the foregoing conditions have been fulfilled;
•        The Company and the representative designated to act on behalf of holders of common stock and special stock of Ittella Parent shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.4 (Closing Deliverables) of the Merger Agreement;

•        Duly executed Ittella Parent letters of transmittal from all persons who hold common stock and special stock of Ittella Parent immediately prior to the date of the Merger Agreement shall have been delivered to the Company;
•        Each of the Restrictive Covenant Agreements, Ittella Parent letters of transmittal and Employment Agreements shall remain in full force and effect, and none of the foregoing shall have been modified or rescinded, in each case, without the prior written consent of the Company; and
•        Ittella Parent shall have delivered to Forum the audited consolidated financial statements of Ittella Parent and its subsidiaries, including the audited consolidated balance sheets, income statement, and statements of stockholders’ equity and cash flows as of and for the years ended December 31, 2018 and December 31, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and Regulation S-X, accompanied by a signed report of Ittella Parent’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and unaudited consolidated financial statements of Ittella Parent and its subsidiaries, including consolidated balance sheets, income statements, and statements of stockholders’ equity and cash flows as of and for the 3-month period ended March 31, 2020 (and the comparable period in the prior year) together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a review by Ittella Parent’s independent auditor in accordance with PCAOB Auditing Standard 4105 (the “Reviewed Interim Financial Statements”) in a form reasonably acceptable to the Company, which PCAOB Audited Financial Statements and Reviewed Interim Financial Statements shall not contain any material deviations (as determined in good faith by the Company) from the corresponding financial information for the respective periods presented in (i) the reviewed consolidated balance sheets, income statements, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (the financial statements described in this clause (i), collectively, the “Reviewed Financial Statements”) and (ii) the unaudited unconsolidated internally-prepared balance sheet and income statement as of and for the 3-month period ended March 31, 2020 (such date, the “Balance Sheet Date”, and such financial statements, the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”).
•        The following shall have been consummated: (i) Myjojo California shall have merged with and into a Delaware corporation with the separate corporate existence of Myjojo California terminating and Ittella Parent remaining as the survivor (the “Myjojo Merger”), (ii) UMB shall have contributed all of the equity interests in Ittella LLC owned by it to Ittella Parent in exchange for Ittella Parent issuing to UMB 1,176 shares of common stock of Ittella Parent (the “UMB Contribution”), (iii) Pizzo shall have contributed all of the equity interests in Ittella Italy owned by it to Ittella’s Chef in exchange for Ittella Parent issuing to Pizzo one share of Class B special stock, par value $0.001 per share of Ittella Parent (the “Pizzo Contribution” and together with the UMB Contribution, the “Contributions”); (iv) Salvatore Galletti will have transferred some of his shares of common stock of Ittella Parent to Project Lily, LLC,

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a Delaware limited liability company, controlled by Salvatore Galletti (the “Galletti Transfer”); and (v) Ittella Parent will issue one share of Class A special stock, par value $0.001 per share in Ittella Parent to the key employee specified in Item 3 of Schedule 1 to the Merger Agreement pursuant to an equity grant agreement (the “Key Employment Grant Agreement”, and collectively with the Galletti Transfer, the Myjojo Merger and the Contributions, the “Restructuring”).
Conditions to Ittella Parent’s Obligations
The obligations of Ittella Parent to consummate, or cause to be consummated, the business combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Ittella Parent:
•        Each of the representations and warranties of the Company and Merger Sub set forth in Sections 5.1 (Organization), 5.2 (Due Authorization), 5.3 (No Conflict), 5.5 (Capitalization), 5.6 (Subsidiaries), 5.11 (Brokers’ Fees) and 5.15 (Company Vote Required) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of the earlier date. Each of the other representations and warranties of the Company and Merger Sub contained in Article V (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Parent Material Adverse Effect (other than in the case of Section 5.8 (Benefit Plans)) or words of similar import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of the earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
•        Each of the covenants of the Company and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects;
•        Since the date of the Merger Agreement, there shall not have occurred a Parent Material Adverse Effect;
•        The Company shall have delivered to Ittella Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the foregoing conditions have been fulfilled;
•        The shares of common stock to be issued to all persons who hold common stock and special stock of Ittella Parent immediately prior to the date of the Merger Agreement shall have been approved for listing on Nasdaq or NYSE upon issuance, subject only to official notification thereof;
•        The amount of Cash Consideration available for payment to all persons who hold common stock or special stock of Ittella Parent immediately prior to the date of the Merger Agreement from the Company, Ittella Parent and/or its subsidiaries from any source (including the trust account and any debt or equity financing that is arranged by the Company, the Sponsor and/or its affiliates in order to finance the transactions contemplated by the Merger Agreement), shall be at least $50,000,000;
•        As of a moment in time prior to the Closing, the Company shall not have indebtedness for borrowed money that exceeds $5,000,000;
•        Ittella Parent shall have delivered to Forum PCAOB Audited Financial Statements in a form reasonably acceptable to the Company, which PCAOB Audited Financial Statements shall not contain any material deviations (as determined in good faith by Forum) from the corresponding financial information for the respective periods presented in the Financial Statements;
•        The Company and Merger Sub shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to the Merger Agreement other than any payments to be made pursuant thereto, which payments shall be made at the Closing;
•        The following shall have been consummated: (i) in anticipation of the business combination, on May 27, 2020, Myjojo California merged with and into a Delaware corporation and is herein referred to as the Company, with the separate corporate existence of Myjojo California terminating (the “Myjojo Merger”) and (ii) in anticipation of the business combination, on June 11, 2020, (a) UMB shall have contributed all of the equity interests in Ittella LLC owned by it to Ittella Parent in exchange for Ittella Parent issuing to

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UMB 1,176 shares of common stock of Ittella Parent (the “UMB Contribution”), and (b) Pizzo shall have contributed all of the equity interests in Ittella Italy owned by it to Ittella’s Chef in exchange for Ittella Parent issuing to Pizzo one share of Class B special stock, par value $0.001 per share of Ittella Parent (the “Pizzo Contribution” and together with the UMB Contribution, the “Contributions”);
•        The Restructuring shall have been consummated.
Representations and Warranties
Under the Merger Agreement, Ittella Parent made customary representations and warranties relating to: organization; subsidiaries; due authorization; no conflict; governmental consents; capitalization of the company; capitalization of subsidiaries; financial statements; undisclosed liabilities; indebtedness; litigation and actions; compliance with laws; contracts; no defaults; company; benefit plans; labor relations; taxes; brokers’ fees; insurance; permits; tangible personal property; sufficiency of assets; real property; intellectual property; environmental matters; absence of changes; affiliate matters; anti-corruption laws; international trade laws; key customers and key suppliers; information supplied; and food safety.

Under the Merger Agreement, the Company and Merger Sub made customary representations and warranties relating to: organization; due authorization; no conflict; litigation and actions; capitalization; subsidiaries; material contracts; benefit plans; compliance with laws; governmental consents; brokers’ fees; SEC filings; listing; financial statements; trust account; parent vote required; internal controls; listing; financial statements; Investment Company Act; JOBS Act; and no additional representations or warranties.
Covenants of the Parties
Covenants of Ittella Parent
Ittella Parent made certain covenants under the Merger Agreement, including, among others, the following:
•        Ittella Parent agrees that, during the period from the date of the Merger Agreement to the earlier of (x) the termination of the Merger Agreement (in accordance with Section 8.1 (Termination)), and (y) the Effective Time, except as (1) set forth on the Interim Operations of Ittella Parent schedule to the Merger Agreement or (2) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
•        Ittella Parent shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and (ii) keep available the services of its officers and employees and (iii) maintain existing relationships with its key customers and key suppliers; and except as is contemplated in the Restructuring and otherwise set forth on the Interim Operations of Ittella Parent Schedule to the Merger Agreement, Ittella Parent shall not, and shall cause each of its subsidiaries not to, effect any of the following:
•        make any change in, amendment to or waiver of any provision in its organizational documents;
•        issue, sell, pledge, grant any proxy or power-of-attorney with respect to, or otherwise transfer, or authorize the issuance, sale, pledge, grant of proxy or power-of-attorney or other transfer with respect to, any common stock and special stock of Ittella Parent or any other equity interests of Ittella Parent or any of its subsidiaries, or enter into any contract providing for any of the foregoing;
•        split, combine, redeem or reclassify, or purchase or otherwise acquire, any equity interests;
•        other than sales of inventory or obsolete assets in the ordinary course of business, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business, including any owned intellectual property;

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•        disclose any material trade secret or other material confidential information included in the owned intellectual property other than pursuant to contracts with confidentiality obligations in favor of Ittella Parent or its subsidiaries;
•        other than in the ordinary course of business consistent with past practice, (A) amend in any adverse respect any material contract of Ittella Parent or lease of Ittella Parent contemplated in the Merger Agreement, (B) terminate, fail to renew or extend any material contract of Ittella Parent or lease of Ittella Parent contemplated in the Merger Agreement, (C) waive, forfeit or relinquish any material rights under any material contract of Ittella Parent or lease of Ittella Parent contemplated in the Merger Agreement or (D) enter into a contract which, had it been entered into prior to the date hereof, would have been a material contract of Ittella Parent or lease of Ittella Parent contemplated in the Merger Agreement;
•        (A) incur any indebtedness in excess of $2,000,000, other than short-term indebtedness, letters of credit or capital leases, incurred in the ordinary course of business consistent with past practice and refinancing of existing indebtedness in an amount not to exceed the aggregate outstanding amount of the indebtedness being refinanced and on terms no less favorable to Ittella Parent and its subsidiaries than the indebtedness being refinanced, or (B) make any loans or advances to any other person, other than loans and advances to employees in the ordinary course of business consistent with past practice;
•        (A) grant or agree to grant to any employee or other independent contractor of Ittella Parent or any its subsidiaries, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or (B) except as set forth on the Interim Operations of Ittella Parent Schedule to the Merger Agreement, grant or agree to grant to any employees or other independent contractors of Ittella Parent or any its subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits if such increase, together with all other such increases occurring from and after the date of the Merger Agreement, would result in compensation increases in excess of $1,000,000 in the aggregate, (C) adopt or establish any new plan, or amend, modify or terminate, or agree to amend, modify or terminate any existing Ittella Parent benefit plans, or (D) accelerate the time of payment, vesting or funding of any compensation or benefits under any Ittella Parent benefit plan (including any plan that would be a Ittella Parent benefit plan if it was in effect on the date of the Merger Agreement), or (E) make or agree to make any bonus or incentive payments to any individual outside of the ordinary course of business, or (F) enter into employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $100,000 or (y) which is not terminable upon notice and without liability to Ittella Parent or any of its subsidiaries, except, with respect to new employment, consulting or other compensation agreements, (1) as may be required under applicable law, (2) as required pursuant to the Ittella Parent benefit plans set forth on the Ittella Parent Benefit Plans schedule to the Merger Agreement, or (3) for payment of any accrued or earned but unpaid compensation, or (G) make any change to the key management structure of Ittella Parent or any of its subsidiaries, including the hiring and firing of additional executive officers or termination of existing executive officers (other than for “cause”);
•        (A) make, change or rescind any tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of any taxes other than in the ordinary course of business, (C) change any tax period, (D) file any amended tax return or claim for a tax refund, (E) surrender any right to claim a refund of any taxes, (F) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any tax, in each case, other than agreements that do not relate primarily to taxes, (G) request any tax ruling from a competent authority, or (H) enter into any agreement to extend or waive the applicable statute of limitations with respect to any taxes;

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•        cancel or forgive any indebtedness in excess of $200,000 owed to Ittella Parent or any its subsidiaries, other than indebtedness of Ittella Parent to any subsidiary of Ittella Parent or indebtedness of any subsidiary of Ittella Parent to Ittella Parent or to another subsidiary of Ittella Parent that does not result in a post-Closing tax or other liability;
•        except as may be required by GAAP and after consulting with Ittella Parent’s outside accountants, make any material change in the financial or tax accounting methods, principles or practices of Ittella Parent (or change an annual accounting period);
•        (i) enter into any collective bargaining agreement, works council agreement or any other labor-related contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Ittella Parent or any of its subsidiaries;
•        implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the WARN Act;

•        grant or otherwise create or consent to the creation of any lien (other than a permitted lien) on any of its material assets or leased real properties, other than in the ordinary course of business;
•        declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the ordinary course of business;
•        make any change to any of the cash management practices of Ittella Parent or any of its subsidiaries, including deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;
•        waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or other actions (whether civil, criminal, administrative or investigative) against Ittella Parent or any of its subsidiaries other than waivers, releases, assignments, settlements or compromises (except any of the foregoing where the counterparty is an affiliate of Ittella Parent) that do not exceed $500,000, individually or in the aggregate;
•        make or incur any capital expenditures, other than capital expenditures in an amount not to exceed $1,000,000 in the aggregate above the planned expenditures as disclosed on the Interim Operations of Ittella Parent Schedule to the Merger Agreement;
•        buy, purchase or otherwise acquire (by merger, consolidation or acquisition of stock or assets) any equity or debt securities of any person;
•        enter into any new material line of business, other than any natural expansions and/or extensions of any line of business of Ittella Parent or its subsidiaries as of the date of the Merger Agreement);
•        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•        fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by Ittella Parent and each of its subsidiaries on the date of the Merger Agreement;
•        fail to use its commercially reasonable efforts to maintain existing permits in the ordinary course of business consistent with past practice;
•        take any action or cause or permit any action to be taken, the effect of which would reasonably be expected to prevent, impair or delay the transactions contemplated by the Merger Agreement;
•        enter into any transaction that would be required to be set forth on the Affiliate Matters Schedule of the Merger Agreement;

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•        (A) delay or postpone any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice), (B) accelerate the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice) or (C) ship products ahead of normally maintained schedules or shipping dates or otherwise accelerate sales or sell products in quantities that are outside of the ordinary course of business, or (D) engage in any practice that could reasonably be considered “channel stuffing” or “trade loading”; or
•        authorize, or commit or agree to take, any of the foregoing restricted actions.
Covenants of the Company and Merger Sub
The Company and Merger Sub made certain covenants under the Merger Agreement, including, among others, the following:
•        Each of the Company and Merger Sub agrees that, during the period from the date of the Merger Agreement to the earlier of (x) termination of the Merger Agreement in accordance with Section 8.1 (Termination), and (y) the Closing, except as set forth on the Interim Operations of the

Company and Merger Sub Schedule to the Merger Agreement, permitted by Section 6.3 (Supplemental Financing) or otherwise consented to by Ittella Parent (which consent shall not be unreasonably withheld, conditioned or delayed), that each of the Company and Merger Sub shall not effect any of the following:
•        make any change in or amendment to its organizational documents;
•        other than in connection with any debt or equity financing that is arranged by the Company, the Sponsor and/or its affiliates in order to finance the transactions contemplated by the Merger Agreement, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other equity interests or derivative rights (other than in connection with any derivative rights outstanding as of the date of the Merger Agreement);
•        split, combine, redeem or reclassify, or purchase or otherwise acquire, any equity interests;
•        authorize, declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of the Company and Merger Sub) or otherwise make any payments to any equityholder of the Company and Merger Sub in their capacity as such (other than in accordance with the redemption of shares of common stock by the holders of common stock in connection with the special meeting);
•        sell, lease or otherwise dispose of any of its properties or assets;
•        incur, assume or become liable for (whether directly, contingently or otherwise) any indebtedness in excess of $500,000 in the aggregate, or grant any lien upon any material asset or property;
•        make, change or rescind any material tax election or settle or compromise any material tax liability;
•        except as may be required by GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company or Merger Sub (including a change of an annual accounting period);
•        with respect to the Company, fail to be listed as a public company on Nasdaq or NYSE or fail to timely file all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act;
•        make any amendment or modification to the trust agreement;
•         make or allow to be made any reduction in the amount held in the trust account, other than as expressly permitted by its organizational documents;
•        initiate, settle any action before or threatened to be brought before a governmental authority, other than settlements (i) if the amount of any such settlement is not in excess of $100,000 individually or $200,000 in the aggregate; provided, that, such settlements do not involve any admission of guilt or wrongdoing, any criminal allegations, the business combination, or impose any restrictions

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that are or will be applicable to the business activities of Ittella Parent and its subsidiaries or the Company and its subsidiaries or (ii) for amounts not in excess of the Company’s available insurance coverage as of the date of the Merger Agreement;
•        make any material loan, advance, or any capital contribution or investment in any person, or form any subsidiary;
•        form any joint venture, partnership or strategic alliance with any person, or enter into any contract or other arrangement with any person that engages in activities that are competitive with any line of business of Ittella Parent and its subsidiaries;
•        purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any material properties or assets (excluding cash interest earned on amounts in the trust account);

•        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or announce an intention to do so;
•        adopt or enter into any employee benefit plan;
•        other than in the ordinary course of business, increase the compensation of any person who is a current or former director or executive officer, in respect of arrangements that will survive the Closing.
•        make any capital expenditures; or
•        authorize any of, or commit or agree or publicly announce an intention to take any of, the foregoing restricted actions.
Certain Additional Covenants Relating to Tax Matters
The parties also agreed to certain additional covenants relating to tax matters, including in respect of tax returns and related taxes, the sharing of transfer and similar taxes incurred in connection with the Purchase Agreement, cooperation in connection with certain tax matters, the permissibility of a “pushout” election under the U.S. federal partnership tax audit rules, and the provision by Ittella Parent of a certificate as to “U.S. real property interest” status.
Survival of Representations and Warranties; Indemnification
None of the representations, warranties, covenants and agreements in the Merger Agreement or in any instrument, document or certificate delivered pursuant to the Merger Agreement will survive the date of the Merger Agreement and will expire at the date of the Merger Agreement, except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after the date of the Merger Agreement and then only to such extent.
The Company and Ittella Parent have agreed to customary indemnification obligations with respect to any individual who, at or prior to the date of the Merger Agreement, was a director, officer, employee or agent of Ittella Parent, or who, at the request of Ittella Parent, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise.
Termination
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing:
•        by written consent of Ittella Parent and the Company;
•        by written notice to Ittella Parent from the Company if:
•        there is any breach of any representation, warranty, covenant or agreement on the part of Ittella Parent set forth in the Merger Agreement, such that the conditions specified in the relevant sections of the Merger Agreement pertaining to termination would not be satisfied at the Closing, except that, if the breach is curable, then, for a period of up to 30 days after receipt by Ittella Parent of notice from the Company of the breach, the termination shall not be effective and the termination date

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shall be automatically be extended until the end of the 30-day cure period, and the termination shall become effective only if the breach is not cured within the 30-day cure period; provided, however, the Merger Agreement may not be terminated pursuant to this provision of the Merger Agreement if, as of that time, the Company or Merger Sub is in material breach of any of its covenants or other obligations under the Merger Agreement;
•        the Closing has not occurred on or before November 15, 2020, unless any of the Company or Merger Sub’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before that date;
•        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless the Company or Merger Sub’s failure to comply with its obligations hereunder has resulted in the injunction or prohibition;
•        Ittella Parent has not delivered to the Company the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements on or before August 14, 2020;
•        at any time prior to the receipt of the affirmative vote of holders of a majority of (a) the issued and outstanding shares of common stock required to approve the Merger Agreement and the transactions contemplated thereby and (b) the shares of common stock that are voted at the meeting of the Company’s stockholders required to approve the issuance of common stock pursuant to the Merger Agreement for purposes of applicable Nasdaq rules, if the board of directors of the Company has effected a change in recommendation; or
•        the written consent effectuating the approval by the Ittella Parent stockholders of each of the Merger Agreement, the other transaction agreements to which it is party and the business combination by the requisite Ittella Parent stockholders has not been delivered as and when required by Section 6.16 (Written Consent).
•        by written notice to the Company from Ittella Parent if:
•        there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in the Merger Agreement, such that the conditions specified in the relevant sections of the Merger Agreement pertaining to termination would not be satisfied at the Closing, except that, if the breach is curable, then, for a period of up to 30 days after receipt by the Company of notice from Ittella Parent of the breach, the termination shall not be effective and the termination date shall automatically be extended until the end of the 30-day cure period, and the termination shall become effective only if the breach is not cured within the 30-day cure period; provided, however, the Merger Agreement may not be terminated pursuant to this provision if, as of that time, Ittella Parent is in material breach of any of its covenants or other obligations hereunder, or (B) (1) all of the relevant conditions to obligations set forth in Sections 7.1 (Conditions to the Obligations of the Company, Merger Sub and Ittella Parent) and 7.2 (Conditions to the Obligations of the Company and Merger Sub) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3 (Closing), and (2) the Company and Merger Sub have failed to consummate the transactions contemplated by the Merger Agreement within three business days following the date the Closing should have occurred pursuant to Section 2.3 (Closing);
•        the Closing has not occurred on or before November 15, 2020, unless Ittella Parent’s failure to comply with its obligations under the Merger Agreement has resulted in the Closing not occurring on or before that date;
•        the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless Ittella Parent’s failure to comply with its obligations under the Merger Agreement has resulted in the injunction or prohibition; or

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•        at any time prior to the receipt of affirmative vote of holders of a majority of (a) the issued and outstanding shares of common stock required to approve the Merger Agreement and the transactions contemplated thereby and (b) the shares of common stock that are voted at the meeting of the Company’s stockholders to be held to approve the Merger Agreement required to approve the issuance of common stock pursuant to the Merger Agreement for purposes of applicable Nasdaq rules, if the board of directors of the Company has (i) failed to include the Company’s board recommendation in the proxy statement (at the time of mailing of such proxy statement), or (ii) effected a change in recommendation or if the approval of the Company’s stockholders was not obtained at the meeting of the Company’s stockholders to be held to approve the Merger Agreement or at any adjournment or postponement thereof, in each case at which a vote on the approval was taken.

Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement, regardless of whether the stockholders of any of the parties have approved the Merger Agreement.
Related Agreements
This section describes the material provisions of certain additional agreements to be entered into in connection with the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A form of the Amended and Restated Registration Rights Agreement is attached to this proxy statement as Annex F. A form of the Incentive Plan is attached to this proxy statement as Annex E. A form of the Employment Agreement is attached to this proxy statement as Annex G. A form of the Restrictive Covenant Agreement is attached to this proxy statement as Annex H. A form of the Sponsor Earnout Letter is attached to this proxy statement as Annex I. A form of the Escrow Agreement (Holder Representative) is attached to this proxy statement as Annex J. A form of the Escrow Agreement (Sponsor) is attached to this proxy statement as Annex K. A form of the Director Nomination Agreement is attached to this proxy statement as Annex L. Stockholders and other interested parties are urged to read the form of Amended and Restated Registration Rights Agreement and form of Incentive Plan in their entirety prior to voting on the proposals presented at the special meeting.
Restrictive Covenant Agreements
In connection with the entry into the Merger Agreement, the Company entered into Restrictive Covenant Agreements with the Restricted Parties, substantially in the form attached as Annex H to this proxy statement. Pursuant to the terms of the Restrictive Covenant Agreements, the Restricted Parties have agreed to certain non-compete, non-solicit and non-disparagement provisions.
Employment Agreements
In connection with the entry into the Merger Agreement, the Company entered into the Employment Agreements with Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari, effective as of the Closing, substantially in the forms attached as Annex G to this proxy statement. Pursuant to the terms of the Employment Agreements, Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari accepted employment with the Company effective as of the Closing. For additional information, see the section entitled “Executive Compensation — Ittella Parent.”
Sponsor Earnout Letter
In connection with the entry into the Merger Agreement, the Company entered into the Sponsor Earnout Letter with the Sponsor and Ittella Parent, substantially in the form attached to this proxy statement as Annex I, pursuant to which the Sponsor agreed that effective upon the Closing, the Sponsor will place the Sponsor Earnout Shares into escrow and subject these shares to the vesting conditions set forth in the Merger Agreement, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.

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Escrow Agreements
The Company and the Sponsor (with respect to the Sponsor Earnout Shares), and the Sponsor and the Holder Representative (with respect to the Holdback Shares and the Adjustment Escrow Stock), each have entered into escrow agreements with Citibank, N.A., substantially in the forms attached as Annex J and Annex K to this proxy statement, respectively, for the purpose of holding and distributing such shares in accordance with the terms of the Merger Agreement.
Director Nomination Agreement
At the Closing, the Sponsor and the Company will enter into the Director Nomination Agreement, substantially in the form attached as Annex L to this proxy statement, providing the Sponsor certain director nomination rights, such as having the right to appoint or nominate for election to the Board, as applicable, three individuals, to serve as directors of the Company.
Amended and Restated Registration Rights Agreement
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, with the Investors, which, among other things, amends and restates the registration rights agreement entered into by and among the Company, the Company’s initial directors and officers, the Sponsor, Jefferies and EarlyBirdCapital at the time of the Company’s IPO. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, among other things, the Company will be obligated to file, not later than 120 days after the Closing, a registration statement covering the shares of common stock issued or issuable to the Investors.
Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will agree that it will not transfer (i) 1,250,000 founder shares held by it prior to six months after the Closing and (ii) 3,750,000 founder shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the business combination will agree not to transfer any of the shares held by them prior to six months after the Closing.
Background of the Business Combination
We are a blank check company that was incorporated in Delaware on May 4, 2018 formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The business combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the business combination were the result of extensive negotiations between our management team, Ittella Parent, Harrison, and Jefferies. The following is a brief description of the background of these negotiations, the business combination and related transactions.
Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.
The prospectus for our IPO states that we intended to use the following general criteria for potential target companies as guidelines:
•        a middle market business with an enterprise value of approximately $500 million to $2 billion;
•        strong public market comparables to establish that the valuation of our initial business combination is attractive relative to these public companies;
•        an established company with a proven track record;
•        proven revenue and earnings growth or the potential for revenue and earnings growth;
•        an experienced management team;
•        operations in a sector that was exhibiting secular growth or had the potential for a cyclical uptick; and

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•        an ability to benefit from becoming a public company by being able to effectively utilize the broader access to capital and the increased public profile associated with being a public company.
Following our IPO, we searched for business combination candidates. As part of the search process, we contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.
During that period, Marshall Kiev and David Boris:
•        evaluated approximately 325 companies as possible targets to establish if the target fit the acquisition criteria stated above;

•        entered into Confidentiality Agreements with 40 companies (including Ittella Parent), which included customary terms; and
•        submitted non-binding Letters of Intent to six companies (including Ittella Parent) (collectively, the “Potential Targets”).
We ultimately decided to discontinue discussions with the Potential Targets other than Ittella Parent after conducting further due diligence on the Potential Targets and negotiating the terms of a potential business combination with them. In some circumstances, we did not agree with the desired valuations proposed by such Potential Targets’ sellers. We most actively pursued two Potential Targets other than Ittella Parent, which process included meeting with their respective management teams, conducting site visits, submitting valuations and/or engaging in discussions regarding the same. These two Potential Targets were (1) a technology enabled services company, (2) a business services company focused on the financial services sector. Following that process, Ittella Parent emerged as a frontrunner to pursue a business combination.
The majority of potential targets we considered were located in the United States, consistent with our original intentions, although we also evaluated potential transactions in other sectors including consumer, financial, healthcare, industrial and the technology, media, and telecom, amongst other opportunities.
Immediately after completion of our IPO, our Co-CEOs, Marshall Kiev and David Boris, began contacting owners of firms that could be potential partners in a business combination. This outreach included conversations and meetings with numerous private equity firms, family offices and investment banks, including EarlyBirdCapital, an underwriter of both our and Forum Merger’s initial public offerings. On March 17, 2020 a representative of EarlyBirdCapital contacted Mr. Boris regarding a potential opportunity for us with a plant-based food company that had many of the characteristics that we were seeking in a merger partner. Mr. Boris expressed an interest in learning more about this opportunity and representatives from EarlyBirdCapital arranged a discussion with representatives at Harrison, the investment bank representing Ittella Parent.
On May 25, 2020, we engaged Jefferies as a financial advisor in connection with the business combination. On April 14, 2020, we engaged EarlyBirdCapital as a financial advisor in connection with the business combination Other than as disclosed below, neither Jefferies nor EarlyBirdCapital has performed past services for any parties to the Merger Agreement or their affiliates or received compensation from any parties to the Merger Agreement or their affiliates over the past three years. Jefferies and EarlyBirdCapital served as Sole Book-Running Manager and Co-Manager, respectively, in Forum’s initial public offering of 20,000,000 units at a price of $10.00 per unit, which closed on August 7, 2018. In addition, Jefferies served as the sole book running manager for Forum Merger III Corporation’s initial public offering of 25,000,000 units at a price of $10.00 per unit, which closed on August 20, 2020.
From March 19, 2020 to March 24, 2020, we had numerous discussions with Harrison and our legal advisors at Winston & Strawn LLP (“Winston”) regarding a confidentially agreement with Ittella Parent. On March 19, 2020, we sent Harrison our form confidentiality agreement. On March 23, 2020 and March 24, 2020, we negotiated the terms of the confidentiality agreement and entered into the confidentially agreement with Ittella Parent on March 24, 2020 and received preliminary information about Ittella Parent the following day.
On March 25, Mr. Boris and representatives of Harrison discussed the business strategy and financial performance of Ittella Parent and the possible structure of a business combination with us. From March 25 through April 1, 2020 Mr. Boris and Mr. Kiev had discussions with their financial advisors at Jefferies about the plant-based food industry and the potential business combination. After conferring with Jefferies, our management felt that Ittella

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Parent provided an attractive opportunity for our stockholders and decided to make a non-binding proposal to Ittella Parent. On April 1, 2020 we submitted an outline of a possible deal structure to Harrison. According to this outline, the transaction value to existing stockholders would be approximately $288 million at closing, which represented a 10.5x multiple of 2021 estimated EBITDA, and the pro forma valuation of Ittella Parent would be approximately $388 million (inclusive of a $50 million earn-out), which represented a 13.8x multiple of 2021 estimated EBITDA. On April 8, Mr. Boris and Mr. Kiev, together with representatives of Jefferies, spoke with representatives of Harrison on a number of topics including, but not limited to, valuation of Ittella Parent, recent financial performance, the impact of the COVID-19 virus on the sales and operations of Ittella Parent and the key differences between a merger with us and a traditional IPO. During this conversation, Harrison noted that Ittella Parent was preparing updated financial forecasts and would share that information with us when it was available. On April 11, we received updated and revised financial projections. Based on the review of the materials provided our discussions with Harrison, we provided Ittella Parent with a revised business combination proposal on April 14. According to this revised business combination proposal, the transaction value to existing stockholders would be approximately $420 million at closing, which represented a 11.3x multiple of 2021 estimated EBITDA (or a 1.7x multiple of estimated 2021 revenue), and the pro forma valuation of Ittella Parent would be approximately $513 million (inclusive of a $50 million earn-out), which represented a 2.1x multiple of 2021 estimated revenue.
From April 14 through April 24, we had numerous discussions with Harrison, Jefferies and our legal advisors at Winston. On April 25, we submitted a Letter of Intent to Ittella Parent with respect to a business combination. We discussed the terms of the initial draft with Mr. Grant Garbers, a Managing Director of Harrison. Among the issues discussed were the composition of consideration and the time by which it will be agreed to file a registration statement. We agreed to add a minimum cash consideration to the business combination as part of the negotiation. On May 2, 2020, Mr. Garbers indicated to Mr. Boris that Ittella Parent would accept the general terms of the proposed merger. From May 2 through May 4, the parties revised the Letter of Intent. The Letter of Intent was executed on May 4. On May 13 and again on May 19, we and our legal and financial advisors had a video meeting with senior management at Ittella Parent including Sam Galletti, CEO, Stephanie Dieckmann, COO/CFO, Sarah Galletti, Creative Director, and their legal and financial advisors. Topics discussed in this meeting included, but were not limited to, a detailed discussion of the financial and operating performance of Ittella Parent, plans for future products, any impact of the COVID-19 virus at the facilities located in California and Italy, and the timing of the proposed combination. On May 20, we had a video tour lead by Ms. Dieckmann and Giuseppe Bardari, the president of Ittella Italy, which included an overview of the production facilities in California and Italy with a discussion including, but not limited to, food safety protocols, the supply chain for each facility and production expansion opportunities.
On May 18, 2020, Winston sent Ittella Parent and, its counsel, Rutan & Tucker, LLP (“Rutan”), an initial draft of the Merger Agreement. On May 26, 2020, Rutan sent Winston a revised version of the Merger Agreement. On May 28, 2020, Winston and Rutan held an issues list conference call to discuss open issues in the Merger Agreement. Among the issues discussed were restrictive covenant agreements, payment of transaction expenses, interim operating covenants, nonsolicitation, closing conditions, termination, litigation settlement, representations and warranties and fraud and non-reliance provisions. On June 1, 2020, Winston sent Rutan a revised version of the Merger Agreement. On June 2, 2020, Winston sent Rutan supplemental comments on the Merger Agreement. On June 8, 2020, Rutan sent Winston a revised version of the Merger Agreement. On June 9, 2020, Winston sent Rutan a revised version of the Merger Agreement. On June 11, 2020, the Merger Agreement and the other ancillary transaction agreements were executed.
From May 18, 2020 to June 11, 2020, Winston and Rutan negotiated the final terms of the Merger Agreement and the exhibits and ancillary agreements thereto. Also during this time, we, with the help of Winston and our advisors, finalized due diligence. As a part of the negotiation of the Director Nomination Agreement, the Sponsor expressed an intent to use its right to appoint two directors to professionalize the post-business combination board of directors and ensure compliance with SB 826, California’s board gender diversity law.
On June 9, 2020, via a telephonic meeting of the Board, the Board resolved that the form, terms and provisions of the Merger Agreement, substantially in the form presented to the Board, were in all respects adopted and approved, and each of the agreements, documents and certificates contemplated thereby to which the Company is a party, and the other transactions contemplated under the Merger Agreement, were in all respects authorized, approved and adopted. On June 11, 2020, the sole member of the board of directors and the sole owner and holder of all of the issued and outstanding capital stock of Ittella Parent determined that the Merger Agreement was fair, equitable and in the best interests of Ittella Parent and approved and adopted the Merger Agreement. On June 12, 2020, the sole owner and

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holder of all of the issued and outstanding capital stock of Ittella Parent ratified, adopted, confirmed and approved the resolutions of Ittella Parent’s sole member of its board of directors, dated June 11, 2020, ratifying the Merger Agreement, and consented that the resolutions set forth thereto were deemed to be adopted to the same extent and to have the same force and effect as if such recitals and resolutions were adopted by the vote of holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a special meeting of the stockholders of Ittella Parent duly called and held for the purposes of acting upon proposals to adopt such recitals and resolutions.
On June 12, 2020, we, and Ittella Parent, issued a press release announcing the execution of the Merger Agreement and the business combination. On June 12, 2020, we filed Current Reports on Form 8-K with the SEC attaching the Merger Agreement, related transaction agreements, the press release and investor presentation.

The Board’s Reasons for the Approval of the Business Combination
The Board, in evaluating the transaction with Ittella Parent, consulted with the Company’s management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement and the business combination are advisable, fair to and in the best interests of the Company and its stockholders and (ii) to recommend that the stockholders adopt the Merger Agreement and approve the business combination, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Company’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
The Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Merger Agreement and the business combination, including but not limited to, the following material factors:
•        Leading Middle-Market Business and Attractive Financial Profile.    Ittella Parent is a rapidly-growing plant-based food company offering a broad portfolio of innovative frozen foods. It supplies plant-based products to leading retailers in the United States, with signature products such as ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower crust pizza. Its products are available both in private label and its “Tattooed Chef™” brand in the frozen food section of retail food stores. According to National Frozen & Refrigerated Foods Association, in the 52 weeks ending June 29, 2019, sales of frozen food products in North America totalled approximately $55 billion, an increase of approximately $918 million compared to the comparable period for 2018.
•        Proven Track Record and Strong Management Team.    Ittella Parent is led by its President and CEO, Salvatore “Sam” Galletti, who has over 35 years of experience in the food industry as both a manager and an investor, and Sarah Galletti, its Creative Director and the creator of the Tattooed Chef brand, who was instrumental in changing Ittella Parent’s focus to plant-based food products in 2017. Stephanie Dieckmann serves as Ittella Parent’s Chief Operating Officer and, until August 24, 2020, served as Chief Financial Officer. Prior to joining Ittella Parent, Ms. Dieckmann spent 12 years in the food industry, including seven years as the chief financial officer of APPA Fine Foods Inc. Ittella Parent’s executive management team includes individuals who possess substantial industry experience. Cumulatively, its management team has over 160 years of industry experience, with an average of 25 years’ experience in the food industry, and an average tenure with Ittella Parent of seven years.
•        Strong Competitive Position.    Ittella Parent’s innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. As of June 30, 2020, Ittella Parent’s products were sold in approximately 4,000 retail outlets in the United States. We believe that Ittella Parent’s intellectual property has substantial value and has contributed significantly to the success of its business.

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•        Opportunity for Significant Revenue and Earnings Growth.    Ittella Parent operates in the large global food industry. According to the Plant Based Foods Association and The Good Food Institute, sales in the United States of plant-based alternatives exceeded $5 billion for the 52 weeks ending December 2019, representing growth of slightly over 11% compared to the comparable time period for 2018. Furthermore, in the 16 week period ending April 19, 2020, total plant-based food sales grew approximately 30% faster than total retail sales. To capture the significant market opportunity, Ittella Parent focuses on manufacturing, product innovation and distinctive flavor profiles that appeal to a broad range of consumers. It creates and develops new products to address emerging market demands and food trends for healthy, plant-based foods. Ittella Parent’s track record of delivering innovative food concepts in both branded and private label has strengthened and expanded relationships with its existing customers as well as attracted new customers. As of June 30, 2020, it has approximately 100 plant-based food concepts and recipes that are under development. The growth of Ittella Parent’s Tattooed Chef branded products will be a key driver of revenue growth through new product launches and additional customers. We believe that as this product line grows, Ittella Parent will be able to achieve economies of scale and margin improvement.
•        Benefit from Being a Public Company.    We believe that Ittella Parent under new public ownership will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and shareholder value. We believe Ittella Parent will benefit from being publicly traded and will be able to effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.
Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:
•        Lack of Third Party Valuation or Fairness Opinion.    We are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying is fair to the Company from a financial point of view. Our Board did not obtain a fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, our Board and our management conducted due diligence on Ittella Parent and researched the industry in which Ittella Parent operates and concluded that the business combination was in the best interest of our stockholders. Accordingly, our stockholders will be relying solely on the judgment of our Board in determining the value of the business combination, and our Board may not have properly valued the business. The lack of third-party fairness opinion may also lead an increased number of stockholders to vote against the business combination or demand redemption of their shares, which could potentially impact our ability to consummate the business combination.
•        Public Stockholders Will Own Minority Share Position.    Our public stockholders may experience dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.
•        Reliance on Senior Management.    Ittella Parent’s success is substantially dependent on the continued service of certain members its senior management, including Mr. Galletti, Ittella Parent’s founder, President and Chief Executive Officer, Ms. Dieckmann, the Company’s Chief Operating Officer and Chief Financial Officer, and Ms. Galletti, the “Tattooed Chef” and Ittella Parent’s Creative Director. These executives have been primarily responsible for determining the strategic direction of Ittella Parent’s business and for executing its growth strategy and are integral to Ittella Parent’s brand, culture, product development and the reputation it enjoys with suppliers, co-manufacturers, distributors, customers and consumers. In particular, Ms. Galletti is responsible for leading Ittella Parent’s branding initiatives, creative strategy, and product development, and there is no other current employee who can lead these functions if Ms. Galletti is unable to provide services to Ittella Parent. In addition, Mr. Galletti and Ms. Galletti have historically been the primary sales and marketing contacts for Ittella Parent’s customers. The loss of the services of any of these executives could adversely affect Ittella Parent’s business, relationship with key customers and suppliers, branding, creative strategies, and prospects, as it may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause the price of any publicly traded securities of Ittella Parent to decline. Ittella Parent does not currently carry key-person life insurance for any of its management team.

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•        Customer Concentration Risk.    Ittella Parent is subject to customer concentration risk, with five customers accounting for approximately 95% of its revenue for the year ended December 31, 2019. The five customers individually accounted for approximately 35%, 29%, 11%, 10% and 10% of Ittella Parent’s 2019 total revenues, respectively. Accordingly, any factor adversely affecting sales generally in these customers (such as competitive pressures, declining sales, or store closings, among others), or any reduction or elimination by these customers of carrying Ittella Parent’s products, could materially and adversely affect Ittella Parent’s business, financial condition and results of operations.
•        Supply Chain Dependence.    Ittella Parent’s financial performance depends in large part on its ability to purchase raw materials in sufficient quantities and of acceptable quality at competitive prices. There can be no assurance on the availability of continued supply or stable pricing of raw materials. Any of Ittella Parent’s suppliers could discontinue or seek to alter their relationship with Ittella Parent. While Ittella Parent does have commitments with many of its suppliers of raw materials, these commitments do not insulate Ittella Parent committed crops from inclement weather, insects, disease, or other harvesting problems.
•        Food Safety and Food-Borne Illness Incidents.    The occurrence of food-borne illnesses or other food safety incidents, whether real or perceived, could adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by Ittella Parent, could compel Ittella Parent, its suppliers and the Company’s customers, depending on the circumstances, to conduct a recall in accordance with FDA or MOH regulations, comparable state and locality laws, or international laws.
•        Highly Competitive Market.    Ittella Parent operates in a highly competitive market. Numerous brands and products compete for limited retailer shelf space and consumers. In this market, competition is based on, among other things, taste, ingredients, texture, ease of integration into the consumer diet, nutritional claims, convenience, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation and perception, price, advertising, intellectual property protection on products, and consumer tastes and preferences.
•        Distribution Channel Expansion.    Ittella Parent’s results will depend on its ability to drive revenue growth, in part, by expanding the distribution channels for its products and the number of products carried by each retailer. Ittella Parent’s ability to do so, however, may be limited by an inability to secure additional retail space for its products. Retail space for frozen products is limited and is subject to competitive and other pressures, and there can be no assurance that retail stores will provide sufficient space to enable Ittella Parent to meet its growth objectives.
•        Geographic Concentration Risk.    Ittella Parent operates mainly in the United States and sells its products primarily in the United States and, therefore, is particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, and other adverse events in the United States. The concentration of its businesses in the United States could present challenges and may increase the likelihood that an adverse event in the United States would adversely affect its product sales, financial condition and operating results.
•        Impact of COVID-19.    The extent of COVID-19’s effect on Ittella Parent’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on Ittella Parent’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could adversely affect Ittella Parent’s business, results of operations, financial condition and cash flows.
In addition to considering the factors described above, the Board also considered the following:
Interests of Certain Persons.    Certain members of the Board and our officers have interests in the transaction that are different from, or in addition to, the interests of our other stockholders (see “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the transaction and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal.

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The Board concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the business combination outweighed the potentially negative factors associated with the business combination. Accordingly, the Board unanimously determined that the Merger Agreement and the business combination were advisable, and in the best interests of, the Company and its stockholders.
Satisfaction of 80% Test
It is a requirement under the current charter and Nasdaq rules that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. As of June 11, 2020, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the trust account was $207,374,123.54 (excluding $7,000,000 of deferred underwriting commissions and taxes payable on the income earned on the trust account) and 80% thereof represents $165,899,299.83. In reaching its conclusion that the business combination meets the 80% asset test, our Board reviewed the enterprise value of Ittella Parent of approximately $420,000,000 implied by adding the cash consideration to Ittella Parent securityholders of $75,000,000 (assuming no redemptions) and Ittella Parent securityholder equity of $345,000,000.
In determining whether the enterprise value described above represents the fair market value of Ittella Parent, the Board considered all of the factors described above in this section and the fact that the purchase price for Ittella Parent was the result of an arm’s length negotiation. As a result, the Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account).
Certain Ittella Parent Projected Financial Information
Ittella Parent does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential business combination, Forum’s Board was provided with prospective financial information prepared by management of Ittella Parent (collectively, the “Projections”).
The Projections are included in this proxy statement solely to provide Forum’s stockholders access to information made available in connection with Forum’s Board’s consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the Board, which was April 11, 2020.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Ittella Parent or Forum nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Forum and Ittella Parent assume no responsibility for, and disclaim any association with, the Projections.
In the view of Ittella Parent’s management team, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Ittella Parent and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Ittella Parent.
The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly lower or higher than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive and reliable with each successive year.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Ittella Parent, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections were prepared solely for internal use to assist Forum in its evaluation of Ittella Parent and the business combination. Ittella Parent has not warranted the accuracy, reliability, appropriateness or completeness of the

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projections to anyone, including Forum. Neither Ittella Parent’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Ittella Parent relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Ittella Parent may differ materially from those expressed in the Projections due to factors beyond Ittella Parent’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting but rather to give the voting stockholders access to non-public information what was considered by the Forum Board for purposes of considering and evaluating the business combination and the Merger Agreement.
Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Ittella Parent are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.
We encourage you to review the financial statements of Ittella Parent included in this proxy statement, as well as the financial information in the sections entitled “Summary Historical Financial Information of Ittella Parent” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” in this proxy statement and to not rely on any single financial measure.
Neither Forum nor Ittella Parent or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
The key elements of the Projections provided to Forum are summarized below.

	Fiscal Year Ended December 31, 2020E	Fiscal Year Ended December 31, 2021E
	($ in thousands)
Revenues	$148,044	$222,017
Adjusted EBITDA	$17,229	$30,802
____________
(1)      Ittella Parent’s Projections are unaudited.
(2)      Ittella Parent defines Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted for certain non-recurring items that are not contemplated to continue going forward and for other non-operational charges.
Interests of Certain Persons in the Business Combination
In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination.
These interests include, among other things:
•        the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;
•        the fact that the Sponsor paid $25,000 for the founder shares and these shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $118,200,000 based on the closing price of our Class A common stock on Nasdaq on September 30, 2020, but, given the restrictions on these shares, we believe these shares have less value;

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•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 30, 2020;
•        the fact that the Sponsor paid $5,550,000 for its 555,000 private placement units, and if a business combination is not consummated by October 30, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and private placement warrants will be worthless;
•        the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;
•        the anticipated appointment of our Co-Chief Executive Officer, Chief Financial Officer and Director, David Boris, as a director of the post-combination company;
•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;
•        the fact that the Sponsor will place the Sponsor Earnout Shares into escrow and subject the Sponsor Earnout Shares to the vesting conditions set forth in the Merger Agreement;
•        the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 30, 2020; and
•        the fact that at the Closing we will enter into the Amended and Restated Registration Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.
These interests may influence our directors in making their recommendation that you vote in favor of the approval of the business combination.
Potential Purchases of Public Shares
The Sponsor or the Company’s or Ittella Parent’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the proposals presented at the special meeting and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of these share purchases and other transactions would be to increase the likelihood of that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If the purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal and the other proposals presented at the special meeting. None of the Sponsor, the Company’s directors, officers, advisors or their affiliates may make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

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Total Company Shares to be Issued in the Business Combination
We anticipate that, upon completion of the business combination, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Forum’s Public Stockholders(2)	34.9%	16.6%
Sponsor(3)	5.3%	6.4%
Ittella Parent Securityholders	59.8%	77.0%
____________
(1)      Assumes that holders of 12,133,310 public shares exercise their redemption rights in connection with the Closing for $125,852,665 at a redemption price of approximately $10.37 per share (based on $207,402,252 held in trust as of June 30, 2020).
(2)      Includes 100,000 private placement shares held by the IPO underwriters.
(3)      Includes the Sponsor and Forum’s current officers and directors. Includes founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis.
The ownership percentages set forth above were calculated based on the amounts set forth in the sources and uses table on page 121 of this proxy statement do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); (ii) the Holdback Shares and the Sponsor Earnout Shares; or (iii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, but does include founder shares that are not Sponsor Earnout Shares. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis.
If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. As described in “Summary Term Sheet” and elsewhere in this proxy statement, if the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. In addition, the Sponsor will place the Sponsor Earnout Shares into escrow (and subject those shares to the vesting conditions set forth in the Merger Agreement) and the Company will place 100,000 shares of common stock into an adjustment escrow account, as described above on pages 9-14. If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled.
The issuance of 20% or more of our outstanding shares of common stock in connection with the Merger Agreement requires stockholder approval of the Nasdaq Proposal.
For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

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Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the business combination:
Sources & Uses
(No Redemption Scenario — assuming no redemptions of the outstanding shares of Class A common stock by the public stockholders and no Merger Consideration Adjustment under the Merger Agreement)

Sources		Uses
Cash in Trust Account(1)	$207,402,252	Cash to Ittella Parent Securityholders	$75,000,000
Ittella Parent Equity	345,000,000	Ittella Parent Securityholder Equity	$345,000,000
		Estimated Fees & Expenses(2)	$29,750,000
		Extension Note Payoff	$1,799,587
		Cash to Balance Sheet	100,852,665
Total Sources	$552,402,252	Total Uses	$552,402,252
____________
(1)      As of June 30, 2020.
(2)      Does not include non-cash fees consisting of the Harrison Shares issuable to Harrison during the second quarter of 2021.
Sources & Uses
(Maximum Redemption Scenario — assuming redemptions of 61% of the outstanding shares of Class A common stock by the public stockholders and no Merger Consideration
Adjustment under the Merger Agreement)

Sources		Uses
Cash in Trust Account(1)	$207,402,252	Cash to Ittella Parent Securityholders	$50,000,000
Ittella Parent Equity	370,000,000	Forum Stockholder Redemptions	125,852,665
		Ittella Parent Securityholder Equity	$370,000,000
		Estimated Fees & Expenses(3)	$29,750,000
		Extension Note Payoff	$1,799,587
		Cash to Balance Sheet	—
Total Sources(2)	$577,402,252	Total Uses(2)	$577,402,252
____________
(1)      Assumes 61% of outstanding shares of Class A common stock have been redeemed by the public stockholders to receive cash from the trust account. Based on $207,402,252 held in trust as of June 30, 2020.
(2)      Totals may differ due to rounding.
(3)      Does not include non-cash fees consisting of the Harrison Shares issuable to Harrison during the second quarter of 2021.
Board of Directors of the Company Following the Business Combination
Upon consummation of the business combination, our Board anticipates increasing its initial size from six directors to nine directors. In addition, assuming condition precedent proposals, including the Charter Proposal, are approved, upon the Closing, the board of directors will be reclassified from two classes to three classes and each Class I director, Class II director and Class III director will serve until immediately following the 2021, 2022 and 2023 annual meetings of Forum stockholders, as applicable, and until their respective successors are duly elected and qualified. For additional information, please see the sections entitled “Proposal No. 6 — The Director Election Proposal.”

Certificate of Incorporation; Bylaws
Upon the Closing, the current charter will be amended to reflect:
•        that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 662/3% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;
•        that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for

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more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;
•        that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act;
•        that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;
•        amending the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;
•        upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increasing the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;
•        eliminating various provisions applicable only to blank check companies; and
•        dividing the Board into three classes with staggered terms.
For additional information, please see the sections entitled “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — The Advisory Charter Proposals.”
Name; Headquarters
The name of the post-combination company after the business combination will be Tattooed Chef, Inc. and our headquarters will be located in Paramount, CA.
Redemption Rights
Pursuant to the current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the current charter. As of the date of this proxy statement, this would have amounted to approximately $10.37 per share. If a holder exercises his, her or its redemption rights, then the holder will be exchanging his, her or its public shares for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his, her or its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of

Class A common stock included in the units sold in our IPO without the consent of the Company. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold. Each redemption of shares of Class A common stock by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $207,402,252 as of June 30. The Merger Agreement provides that Ittella Parent’s obligation to consummate the business combination is conditioned on cash consideration available for payment to the Ittella Parent securityholders is at least $50,000,000. This condition to closing in the Merger Agreement is for the sole benefit of the parties thereto and may be waived in writing by Ittella Parent. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then Ittella Parent may elect not to consummate the business combination. In addition, in no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
Appraisal rights are not available to our stockholders in connection with the business combination.
Accounting Treatment
The business combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting Forum will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ittella Parent Securityholders expecting to have a majority of the voting power of the combined company, Ittella Parent comprising the ongoing operations of the combined entity, Ittella Parent comprising a majority of the governing body of the combined company, and Ittella Parent’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Ittella Parent issuing stock for the net assets of Forum, accompanied by a recapitalization. The net assets of Forum will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Forum.
Certain United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights
The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion applies only to Class A common stock that is held as a “capital asset” for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:
•        financial institutions or financial services entities;
•        broker-dealers;
•        governments or agencies or instrumentalities thereof;
•        persons that directly, indirectly or constructively own 5% or more (by vote or value) of our shares;
•        persons that acquired our Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A common stock;
•        persons holding Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;
•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•        U.S. expatriates or former long-term residents of the United States;
•        regulated investment companies (RICs) or real estate investment trusts (REITS);
•        persons subject to the alternative minimum tax provisions of the Code; partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities; and
•        tax-exempt entities.

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If you are a partnership (including an entity or arrangement classified as a partnership or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) generally will depend on the status of the partners (or other owners) and your activities. If you are a partner (or other owner) in such an entity holding shares of Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of a redemption.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE REDEMPTION OF OUR CLASS A COMMON STOCK. EACH INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE REDEMPTION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
Redemption of Class A Common Stock
If a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale, taxable exchange or other taxable disposition (a “sale”) of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution, with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — Taxation of Distributions,” or the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. holders — Taxation of Distributions.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or constructively acquire pursuant to the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock that could be acquired pursuant to the exercise of the

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private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A common stock and any Class A common stock to be issued pursuant to the business combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the U.S. holder as a result of owning warrants). The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder, with the tax effects to U.S. holders as described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax effects to Non-U.S. holders as described below under the section entitled “Non-U.S. holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
A holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:
•        an individual who is a citizen or resident of the United States;
•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.
Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale of the Class A common stock and will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

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Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any redemption proceeds treated as gain on a sale of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder in a sale is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to the U.S. holder with respect to its shares of Class A common stock that were treated as a return of capital.
U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock who or that is, for U.S. federal income tax purposes:
•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or
•        an estate or trust that is not a U.S. holder.
Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the amount of cash received pursuant such redemption will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution

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exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the Class A common stock, which will be treated as described below under the section entitled “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”
Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “Redemption of Class A Common Stock”). There can be no assurance, however, that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:
•        the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);
•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and has a “tax home” in the United States; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the redemption or the Non-U.S. holder’s holding period for the shares of our Class A common stock.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. holder, such Non-U.S. holder generally will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the redemption of shares of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount of cash received

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upon the redemption of shares of our Class A common stock. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.
Information Reporting and Backup Withholding
Payments resulting from our redemption of shares of Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A common stock. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no FATCA withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the

United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of Class A common stock.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.
At any time before or after consummation of the business combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Ittella Parent is aware of any material regulatory approvals or actions that are required for completion of the business combination other than the expiration or early termination of the waiting period under the HSR Act. The business combination was granted early termination of the HSR waiting period on July 7, 2020. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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Vote Required for Approval
Unless waived by the parties to the Merger Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of nine directors to staggered terms as part of the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.
This Business Combination Proposal (and consequently, the Merger Agreement and the business combination) will be adopted and approved only if the holders of a majority of the issued and outstanding shares of common stock vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.
As of the date of this proxy statement, the Sponsor has agreed to vote any shares of common stock owned by it in favor of the business combination. As of the date hereof, the Sponsor beneficially owns approximately 21.66% of our issued and outstanding shares of common stock. The Sponsor and our officers and directors have not purchased any public shares.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2 — THE NASDAQ PROPOSAL
Overview
Assuming the Business Combination Proposal is approved, a portion of the consideration to be paid to the Ittella Parent securityholders in connection with the business combination will consist of up to an aggregate of 34,500,000 shares (in a no redemption scenario) or 37,000,000 shares (in a maximum redemption scenario) of common stock (excluding the Holdback Shares).
Pursuant to the Amended and Restated Registration Rights Agreement, the Sponsor will agree it will not transfer (i) 1,250,000 founder shares held by it prior to six months after the Closing and (ii) 3,750,000 founder shares held by it prior to the earlier of (x) 12 months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00, subject to adjustment as provided therein and (z) the date on which the Company completes a transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the business combination will agree not to transfer any of these shares held by them prior to six months after the Closing.
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, with the Sponsor and the Ittella Parent securityholders, which provides certain registration rights to the Sponsor and the Ittella Parent securityholders and pursuant to which the Company will, not later than 120 days after the Closing, file a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the Company’s shares issued to the Ittella Parent securityholders at the Closing. Subject to certain exceptions, the Company will bear all Registration Expenses (as defined in the Amended and Restated Registration Rights Agreement).
For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”
In connection with the business combination, the Company also intends to reserve for issuance 5,200,000 shares of common stock for potential future issuances of under the Incentive Plan.
The terms of the Stock Consideration and the Incentive Plan are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement and First Amendment, which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement, the form of the Amended and Restated Registration Rights Agreement, which is attached as Annex F to this proxy statement, and the Incentive Plan, which is attached as Annex E to this proxy statement. The discussion herein is qualified in its entirety by reference to those documents.
Why the Company Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if the securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, we may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the business combination. In addition, we intend to reserve for issuance shares of common stock for potential future issuances under the Incentive Plan.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

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Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, up to approximately 34,500,000 shares (in a no redemption scenario) or 37,000,000 shares (in a maximum redemption scenario) shares of common stock will be issued as Stock Consideration pursuant to the terms of the Merger Agreement (excluding the Holdback Shares), which represents approximately 134.5% (in a no redemption scenario) or 144.2% (in a maximum redemption scenario) of the 25,650,411 shares of our common stock outstanding on the date hereof. The issuance of these shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value.

Vote Required for Approval
The approval of the Nasdaq Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock.
Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Nasdaq Proposal.
The Nasdaq Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Nasdaq Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE NASDAQ PROPOSAL.

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PROPOSAL NO. 3 — THE CHARTER PROPOSAL
Overview
In connection with the business combination, we are asking our stockholders to approve the adoption of the proposed charter, substantially in the form attached to this proxy statement as Annex C, to be effective upon the consummation of the business combination. If the business combination and the Charter Proposal are approved, the proposed charter would replace the current charter.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the proposed charter relative to the current charter. This summary is qualified in its entirety by reference to the full text of the proposed charter, substantially in the form included as Annex C to this proxy statement.
•        to provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 662/3% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;
•        to provide that the Company opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the DGCL; for more information on Section 203 of the DGCL, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;
•        to provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act;
•        to provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;
•        to change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;
•        to, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of

Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;
•        to eliminate various provisions applicable only to blank check companies; and
•        to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms.
Reasons for the Approval of the Charter Proposal
In the judgment of the Board, the proposed charter is necessary to address the needs of the post-business combination company. In particular:
•        protect key provisions of the proposed charter from arbitrary amendment and prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders;

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•        opt out of Section 203 of the Delaware General Corporation Law to allow the proposed charter to contain its own rules governing business combinations with interested parties;
•        adopt the federal district courts of the United States as the sole and exclusive forum for certain stockholder litigation under the Securities Act to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter;
•        a standard in addition to a supermajority vote requirement will, in conjunction with the classified nature of our Board, increase board continuity and the likelihood that experienced board members with familiarity of the Company’s business operations would serve on the board at any given time and make it more difficult for a potential acquiror or other person, group or entity to gain control of our Board;
•        the name of the new public entity is desirable to reflect the post-combination company’s ability to change;
•        authorize additional shares of our common stock and our preferred stock to be used to issue shares pursuant to the Merger Agreement, under the Incentive Plan and for general corporate purposes; and
•        eliminate certain provisions related to our status as a blank check company because these provisions will serve no purpose following the business combination.
For a discussion of the reasons for the approval of certain provisions in the proposed charter, see “Proposal No. 4 — The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.
Vote Required for Approval
The approval of the Charter Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposal.
The Charter Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE CHARTER PROPOSAL.

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PROPOSAL NO. 4 — ADVISORY CHARTER PROPOSALS
Overview
We are asking our stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the proposed charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on the Company or our Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the post-business combination company. Furthermore, the business combination is not conditioned on the separate approval of any of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the proposed charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal and condition precedent proposals).
Reasons for the Approval of the Advisory Charter Proposals
Advisory Charter Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the proposed charter, substantially in the form attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Charter Amendment	The current charter is silent on the issue of minimum voting requirement for amending the current charter.	The proposed charter will provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 662/3% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Advisory Charter Proposal B — Section 203	The current charter does not currently affirmatively opt out of Section 203 of the Delaware General Corporation Law.
The proposed charter will provide that the Company opts out of Section 203 of the Delaware General Corporation Law. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws.

Advisory Charter Proposal C —Securities Act Disputes Forum	The current charter is silent as to forum for disputes arising under the Securities Act.	The proposed charter will provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act.

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Advisory Charter Proposal	Current Charter	Proposed Charter

Advisory Charter Proposal D — Director Removal	The current charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.	The proposed charter will provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
Advisory Charter Proposal E — Name Change	The Company’s current name is Forum Merger II Corporation.	Under the proposed charter, the Company’s name will be Tattooed Chef, Inc.
Advisory Charter Proposal F — Reclassification of Class A Common Stock; Common Stock; Preferred Stock	The current charter authorizes 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock; and the current charter authorizes 1,000,000 shares of preferred stock.	The proposed charter will provide for, upon completion of the business combination and the conversion of the Company’s Class B common stock into the Company’s Class A common stock, an increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock.

Advisory Charter Proposal G — Provisions Specific to a Blank Check Company	Under the current charter, Article IX sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	The proposed charter does not include these blank check company provisions because, upon consummation of the business combination, the Company will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the business combination.
Advisory Charter Proposal H — Classified Board	Under the current charter, the Board is divided into two classes staggered two-year terms.	The proposed charter changes the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms.
Reasons for the Approval of the Advisory Charter Proposals
Charter and Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 662/3% of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors to make any amendment to the Company’s certificate of incorporation and bylaws is intended to protect key provisions of the proposed charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Section 203
Opting out of Section 203 of the Delaware General Corporation Law allows the proposed charter to contain its own rules governing business combinations with interested parties. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws.” Although the Company will opt out of Section 203 of the Delaware General Corporation Law, the proposed charter will include a modified version of Section 203. The effect of including this provision for “business combinations” with any “interested stockholder” is intended to provide the Company with similar protections to Section 203.
Securities Act Disputes Forum
Adopting the federal district courts of the United States as the sole and exclusive forum for certain stockholder litigation under the federal securities laws, including the Securities Act, is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require these claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of those claims.

Director Removal
The current charter and the proposed charter both provide for a classified board of directors, such that only a specified portion of the directors is to be elected each year. Under the Delaware General Corporation law, removal of a director only for cause is automatic with a classified board. Our Board believes that such a standard in addition to a supermajority vote requirement will, in conjunction with the classified nature of our Board (i) increase board continuity and the likelihood that experienced board members with familiarity of the Company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of our Board.
Name Change
Changing the post-business combination corporate name from “Forum Merger II Corporation” to “Tattooed Chef, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with Ittella Parent and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes it is the most appropriate period for the Company following the business combination.
Common Stock
The principal purpose of this proposal is to authorize additional shares of common stock, which will be used to issue shares pursuant to the Merger Agreement, under the Incentive Plan and for general corporate purposes. Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

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Notwithstanding the foregoing, authorized but unissued common shares may enable our Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of common shares. If, in the due exercise of its fiduciary obligations, for example, our Board were to determine that a takeover proposal was not in the best interests of the Company, these shares could be issued by our Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for these purposes.
Preferred Stock
Our Board believes that these additional shares will provide the Company with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable our Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Company. If, in the due exercise of its fiduciary obligations, for example, our Board was to determine that a takeover proposal was not in the best interests of the Company, the preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing our Board to issue the authorized preferred stock on its own volition will enable the Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for those purposes.

Provisions Specific to a Blank Check Company
The elimination of certain provisions related to the Company’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the proposed charter does not include the requirement to dissolve the Company and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and our Board believes it is the most appropriate period for the Company following the business combination. In addition, certain other provisions in our current certificate require that proceeds from the Company’s IPO be held in the trust account until a business combination or liquidation of the Company has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the proposed charter.
Classified Board
Reasons for amending the current charter to change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms, are (1) to account for the increase in the size of the authorized board of directors to nine members and (2) provide for continuity in the Board. A classified board makes it more difficult for our existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing its board of directors. Because the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

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Vote Required for Approval
The approval of the Advisory Charter Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will no effect on the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on the Company or our Board. Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the proposed charter will take effect upon consummation of the business combination (assuming approval of the Charter Proposal).
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE ADVISORY CHARTER PROPOSALS.

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PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL
Overview
Prior to the consummation of the business combination, we expect that our Board will approve and adopt, subject to stockholder approval, the Tattooed Chef, Inc. 2020 Incentive Award Plan (the “Incentive Plan”), under which we would be authorized to grant cash and equity incentive awards to certain eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is attached to this proxy statement as Annex E.
Purpose of the Incentive Plan
The purpose of the Incentive Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, officers, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the Incentive Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.
Reasons for the Approval of the Incentive Plan Proposal
Stockholder approval of the Incentive Plan is necessary in order for us to (1) meet the stockholder approval requirements of The Nasdaq Stock Market and (2) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Incentive Plan will constitute approval of the material terms of the Incentive Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.
The Incentive Plan will become effective upon the date on which it is approved by an affirmative vote of the majority of our stockholders. If stockholders do not approve this proposal, the Incentive Plan will not become effective and we will not be able to grant equity awards under the Incentive Plan.
Material Terms of the Incentive Plan
The material terms of the Incentive Plan, as currently contemplated by our Board, are summarized below and qualified entirely by the full text of the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement as Annex E.
Administration.    A committee of at least two people appointed by our Board (or, if no such committee has been appointed, our Board) (the “Committee”) will administer the Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, to determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan (including any vesting and vesting acceleration provisions), to interpret the Incentive Plan and/or the award agreements, and to adopt, alter and/or repeal rules, guidelines and practices relating to the Incentive Plan or awards, as applicable (including any amendments to the terms and conditions of outstanding awards in response to changes in applicable laws). The Committee will have full discretion to administer and interpret the Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Incentive Plan.
Eligibility.    Certain employees, directors, officers, advisors or consultants and certain prospective employees, directors, officers, advisors or consultants of the Company or its Affiliates are eligible to participate in the Incentive Plan. Following the consummation of the business combination, it is expected that approximately 400 employees, consultants and service providers and all of our eight non-executive officer directors will be eligible to participate in the Incentive Plan.
Number of Shares Authorized.    The Incentive Plan provides for an aggregate of 5,200,000 shares of common stock to be available for awards. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of $100,000, provided that the non-employee directors who are considered independent (under the rules of The Nasdaq

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Stock Market or other securities exchange on which shares of our common stock are traded) may make exceptions to this limit for a non-executive chair of our Board, if any, in which case the non-employee director receiving the additional compensation may not participate in the decision to award that compensation. Shares of common stock underlying awards under the Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of common stock reserved for issuance under the Incentive Plan, the number of shares of common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.
The Incentive Plan will have a term of not more than ten years from the date it is approved by stockholders and no further awards may be granted under the Incentive Plan after that date.
Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards, and/or dividend equivalents, or any combination of the foregoing.

Options.    The Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to terms, including the exercise price and the conditions and timing of exercise, determined by the Committee and specified in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee). The maximum aggregate number of shares of common stock that may be issued through the exercise of ISOs granted under the Incentive Plan is 5,200,000 shares of common stock. In general, the exercise price per share of common stock for each option granted under the Incentive Plan will not be less than the fair market value of the share at the time of grant. The maximum term of an option granted under the Incentive Plan will be ten years from the date of grant (or five years in the case of ISOs granted to a 10% stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent that method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date the cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as the extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow the payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by any other method that the Committee determines to be appropriate.
Stock Appreciation Rights.    The Committee will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of common stock or any combination of cash and shares of common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to the SARs. SARs will be subject to terms established by the Committee and reflected in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee).
Restricted Stock.    The Committee will be authorized to award restricted stock under the Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Restricted stock awards are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld

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by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).
Restricted Stock Unit Awards.    The Committee will be authorized to award restricted stock unit awards under the Incentive Plan. The Committee will determine the terms of the restricted stock units, including any dividend rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).
Other Stock-Based Awards.    The Committee may grant to participants other stock-based awards under the Incentive Plan, which are valued in whole or in part by reference to, or otherwise based on, shares of common stock. The form of any other stock-based awards will be determined by the Committee and may include a grant or sale of unrestricted shares of common stock. The number of shares of common stock related to other stock-based awards will be determined by the Committee. Other stock-based awards will be paid in cash, shares of common stock, or a combination of cash and shares, as determined by the Committee. The terms and conditions, including vesting conditions and any performance goals and/or criteria, of any other stock-based award will be established by the Committee when the award is made and set forth in the applicable award agreement. The Committee will determine the effect of a termination of employment or service on a participant’s other stock-based awards.
Other Cash-Based Awards.    The Committee may grant to participants a cash award that is not otherwise described by the terms of the Incentive Plan, including cash awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Incentive Plan. The other cash-based awards are valued in whole or in part by reference to, or otherwise based on, cash. The form of any other cash-based awards will be determined by the Committee. Other cash-based awards will be paid in cash, as determined by the Committee. The terms and conditions, including vesting conditions and any performance goals and/or criteria, of any other cash-based award will be established by the Committee when the award is made and set forth in the applicable award agreement. The Committee will determine the effect of a termination of employment or service on a participant’s other cash-based awards.
Dividend Equivalents.    The Committee may provide for the payment of dividend equivalents with respect to shares of common stock subject to an award, such as restricted stock units. However, no dividend equivalent will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional shares of common stock, or converted to full-value awards, calculated and subject to limitations and restrictions determined by the Committee.
Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of the family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination.    In general, our Board may amend, suspend or terminate the Incentive Plan at any time. However, stockholder approval to amend the Incentive Plan may be necessary if the law or the Incentive Plan so requires (e.g., repricing, approval is necessary to comply with any tax or regulatory requirement, etc.). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

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Change in Control.    In the event of a “Change in Control” (as defined in the Incentive Plan), the Committee may adjust the number of shares of common stock or other securities of the Company (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of the awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of the Company in connection with the Change in Control transaction.
Clawback.    Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or Company policy, will be subject to deductions and clawback required to be made pursuant thereto (or any award agreement or policy adopted by the Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).

International Participants.    The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of the foreign jurisdictions.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.    If a participant is granted a non-qualified stock option under the Incentive Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of the shares generally will be the fair market value of our common stock on the date the participant exercises the option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or Affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.
If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to the exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Stock Appreciation Rights.    Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We or our subsidiaries or Affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.
Restricted Stock.    A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries or Affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (as discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or Affiliates will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date the restrictions lapse over the purchase price, if any, paid for the restricted stock. Other stock-based awards may be taxed in a similar manner (depending on the form of award) as when a restricted stock award is no longer subject to a substantial risk of forfeiture.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, paid for the restricted stock, and we or our subsidiaries or Affiliates will be entitled to a deduction for the same amount.
Restricted Stock Units.    A participant will not recognize taxable income at the time of the grant of restricted stock units, and neither we nor our subsidiaries or Affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or Affiliates will be entitled to a corresponding deduction.
Other Stock-Based Awards; Other Cash-Based Awards; Dividend Equivalents.    Generally, the granting of other stock-based awards, other cash-based awards, or dividend equivalent rights should not typically result in the recognition of taxable income by the recipient or a tax deduction by us, our subsidiaries or Affiliates. The payment or settlement of other stock-based awards, other cash-based awards or dividend equivalent rights should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by us. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to us will be similar to the tax consequences of restricted stock awards, as described above. If any other stock-based award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and we will be entitled to a corresponding tax deduction.
Federal Tax Withholding.    Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy our federal income tax withholding requirements, we (or, if applicable, any of our subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for shares of our common stock or the registration of the shares in the participant’s name, that the participant remit to us an amount sufficient to satisfy the withholding requirements. Alternatively, we may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if we consent, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by us to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.
Million Dollar Deduction Limit and Other Tax Matters. Under Section 162(m) of the Code, we may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to any “covered employees” (within the meaning of Section 162(m) of the Code).

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If an individual’s rights under the Incentive Plan are accelerated as a result of a Change in Control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes, if applicable) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.
Section 409A of the Code.    Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of the awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Interest of Directors and Executive Officers.
All members of our Board and all of our executive officers are eligible for awards under the Incentive Plan and, thus, have a personal interest in the approval of the Incentive Plan.
New Plan Benefits
Grants of awards under the Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Incentive Plan.
Form S-8
Following the consummation of the business combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the Incentive Plan.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Incentive Plan Proposal.
The Incentive Plan Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Incentive Plan Proposal will have no effect, even if it is approved by our stockholders.
Recommendation of the Board of Directors
Our Board believes that the Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of the Company and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of Certain Persons in the Business Combination” for a further discussion.

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PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL
Overview
Our Board is currently divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of our Class II directors, Marshall Kiev, David Boris and Jeffrey Nachbor, will expire at the special meeting.
If the condition precedent proposals, including the Charter Proposal, are approved, the proposed charter, which would be effective upon the Closing, will provide for the reclassification of our Board from two classes to three classes. Our Board has determined to increase the size of our Board from six to nine if the business combination is completed.

If the condition precedent proposals are not approved or the business combination is not completed, our Board will remain at six directors and classified in two classes, with the term of office of each of the Company’s three Class II directors, if elected, would begin upon the conclusion of the special meeting.
Director Nominees
Our Board has determined to increase the size of the Board from six to nine if the business combination is completed.
The Company’s stockholders are being asked to consider and vote upon a proposal to elect proposal to elect nine directors to the our Board, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires immediately following our annual meeting of stockholders in 2021, each Class II director having a term that expires immediately following our annual meeting of stockholders in 2022 and each Class III director having a term that expires immediately following our annual meeting of stockholders in 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.
We are proposing Ryan Olohan, David Boris and Marie D. Quintero-Johnson to serve as the Class I directors, Ed Gelfand, Daniel Williamson and Jennifer Fellner to serve as Class II directors and Salvatore Galletti, Bryan Rosenberg and Paula Ciaramitaro to serve as Class III directors.
For more information on the experience of Ryan Olohan, David Boris, Ed Gelfand, Daniel Williamson, Jennifer Fellner, Salvatore Galletti, Bryan Rosenberg, Paula Ciaramitaro and Marie D. Quintero-Johnson, please see the section entitled “Management After the Business Combination.”
Alternatively, if the condition precedent proposals are not approved and our Board remains classified, Marshall Kiev, David Boris and Jeffrey Nachbor, if elected, will serve on our Board for a term of two years expiring at the 2022 annual meeting of stockholders or until his respective successor has been duly elected and qualified, or until their earlier death, resignation, retirement or removal.
For more information on the experience of Marshall Kiev, David Boris and Jeffrey Nachbor, please see the section entitled “Information About the Company — Management — Directors and Officers.”
Vote Required for Approval
The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.
Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have no effect on the election of directors.

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The election of nine director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals, including the Charter Proposal. If the condition precedent proposals, including the Charter Proposal, are not approved, our Board will remain classified in two classes and three directors will be elected to a two-year term in Class II.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

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PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals, but no other proposal if the condition precedent proposals are approved.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the special meeting to a later date if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE
“FOR” THE ADJOURNMENT PROPOSAL.

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INFORMATION ABOUT THE COMPANY
General
We are a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. We were incorporated in Delaware on May 4, 2018.
On August 7, 2018, we consummated our IPO of 20,000,000 units at a price of $10.00 per unit, generating total proceeds of $200,000,000. Each unit consists of one share of Class A common stock and one redeemable common stock purchase warrant. Each public warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 555,000 private placement units and the IPO underwriters purchased an aggregate of 100,000 private placement units, at a price of $10.00 per unit, in a private placement, generating total proceeds of $6,550,000. The proceeds from the sale of the private placement units were added to the proceeds from the IPO held in the trust account. If we do not complete a business combination by October 30, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and the private placement warrants will be worthless. The private placement units are identical to the public units except that: (i) with respect to the private placement shares, so long as they are held by their initial purchasers or their permitted transferees, (A) they will not be redeemable in connection with the completion of our business combination, (B) they will not be redeemable in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (1) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our business combination by October 30, 2020 or (2) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, (C) they will not receive liquidating distributions from the trust account if we fail to complete our business combination by October 30, 2020 and (D) the Sponsor and the IPO underwriters have agreed to vote any private placement shares held by them in favor of the business combination; and (ii) with respect to the private placement warrants, so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees, (A) they will not be redeemable by us, (B) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the business combination, (C) they may be exercised by the holders on a cashless basis, (D) they will be entitled to registration rights, and

(E) for so long as they are held by the IPO underwriters, they will not be exercisable more than five years from August 2, 2018.
Upon the closing of the IPO and the private placement, $200,000,000 was placed in a trust account. As of June 30, 2020, the Company had $207,402,252 in the trust account.
On June 11, 2020, the Company entered into the Merger Agreement, pursuant to which Ittella Parent will be merged with and into Merger Sub to become a wholly owned subsidiary of the Company. The aggregate consideration payable at the Closing to the Ittella Parent securityholders is the Closing Merger Consideration. The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to comprise between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprising common stock, valued at $10.00 per share. The Holdback Shares are payable after the Closing to the Ittella Parent stockholders upon satisfaction of the following conditions within the first three years after the Closing: (i) if the trading price of common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders, or (ii) if the trading price of common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period, then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited. The Sponsor has agreed that, at the Closing, it will place 2,500,000 founder shares held by it into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it

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is finally determined that the Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date. The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of the Adjustment Escrow Stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement.
The mailing address of the Company’s principal executive office is 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, and its telephone number is 212-739-7860.
Initial Business Combination
Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the business combination meets the 80% test.
Redemption Rights for Holders of Public Shares
We are providing our public stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein. As of June 30, 2020, the fair value of the marketable securities held in the trust account, net of taxes payable and any interest that we may withdraw for working capital purposes, is $207,402,252. The Sponsor and our current directors and officers have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of the Business Combination to a Stockholder Vote
The special meeting of our stockholders to which this proxy statement relates is to solicit your approval of the business combination. Unlike many other blank check companies, our public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive these payments. The Sponsor has agreed to vote any shares of common stock owned by it in favor of the business combination.
Limitations on Redemption Rights
Notwithstanding the foregoing, the current charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom that stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company.
Employees
We currently have two officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. We presently expect our officers to devote such amount of time as they reasonably believe is necessary to our business, and the amount of time that members of our management will devote in any time period will vary based on the current stage of the business combination process. We do not intend to have any full time employees prior to the closing of an initial business combination.

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Management
Directors and Officers
As of the date of this proxy statement, the Company’s directors and officers were as follows:

Name	Age	Position
Marshall Kiev	52	Co-Chief Executive Officer, President and Director
David Boris	60	Co-Chief Executive Officer, Chief Financial Officer and Director
Neil Goldberg	66	Director
Richard Katzman	62	Director
Steven Berns	55	Director
Jeffrey Nachbor	54	Director
Information regarding Marshall Kiev and David Boris is set forth under “Management After the Business Combination.”
Marshall Kiev, 52, has been our Co-Chief Executive Officer, President and Director since inception. He has over 26 years of alternative investing experience. He has been the President and Founder of MK Capital Partners, a private investment firm, since 2016. The firm’s primary investment strategies include direct private equity, growth equity and venture capital. Mr. Kiev was Co-Chief Executive Officer, President and Director of Forum Merger Corporation (“Forum I”) until its business combination with ConvergeOne (Nasdaq: CVON). Mr. Kiev was previously a Director of Cohen Private Ventures (“CPV”), from 2013 to 2016. CPV is a family office investing long-term capital in direct private investments and other opportunistic transactions. Prior to his position with CPV, Mr. Kiev was Chief of Staff at S.A.C. Capital Advisors, L.P., an investment firm, from 2010 to 2013. Prior to joining S.A.C., Mr. Kiev was President of Alternative Investments at Family Management Corporation, a multi-family office, from 2007 to 2009, where he oversaw a portfolio of investments in hedge funds and private equity funds. Previously, Mr. Kiev was a Partner at Main Street Resources, a middle-market private equity firm, from 2000 to 2007. He began his career in 1989 at Family

Management Corporation where he held a variety of roles over more than a decade. Mr. Kiev is an active member of the Young Presidents’ Organization and a former member of the Dean’s Council at Weill Cornell Medical College and is President of the Kiev Family Foundation. Mr. Kiev received an MBA degree from the Stern School of Business at New York University and a BA degree also from New York University. We believe Mr. Kiev is well-qualified to serve as a member of our Board due to his extensive financial experience, his asset management experience and his experience as an executive officer and director of Forum I.
David Boris, 60, has been our Co-Chief Executive Officer, Chief Financial Officer and Director since inception. Mr. Boris has been the Co-Chief Executive Officer, Chief Financial Officer and Director of Forum II since May 2018. He served as Co-Chief Executive Officer, Chief Financial Officer and Director of Forum I from its inception in November 2016 until Forum I’s business combination with ConvergeOne and served as a member of ConvergeOne’s board of directors from the business combination until ConvergeOne’s acquisition by CVC in January 2019 at $12.50 per share. He has over 30 years of Wall Street experience in mergers and corporate finance and has been involved in approximately 20 SPAC transactions as an advisor, investment banker and/or officer or board member, including ten business combinations totalling over $5.0 billion. Mr. Boris was a Director of Pacific Special Acquisition Corp. from July 2015 until August 2017. From November 2010 to May 2013, Mr. Boris served as Chairman of Primcogent Solutions LLC, leading the board during the period of the company’s preparation to seek reorganization by way of a voluntary bankruptcy petition, which was filed in 2013. Mr. Boris served as Senior Managing Director and Head of Investment Banking at Pali Capital, Inc., an investment banking firm, from 2007. Mr. Boris served as President of Ladenburg Thalmann Group Inc. from 1999 to 2000, and was also Executive Vice President and Head of Investment Banking at Ladenburg Thalmann & Co. Inc. from 1998 to 2000. In addition, he was a co-founder, director, and a principal stockholder of Brenner Securities Corporation and its successors. Prior to Brenner, Mr. Boris was at Oppenheimer & Company Inc., as a Senior Vice President and Limited Partner. Mr. Boris began his career as a member of the Business Development Group of W.R. Grace & Company, from 1984 to 1985. He is an active member of the Young Presidents’ Organization, an organization with over 25,000 members who are in the top position of a qualifying company or division and are directly responsible for all operations of such business or division. Mr. Boris received a M.B.A. from Columbia University Business School and a B.A. from Vassar College, cum laude. We believe Mr. Boris is well qualified to serve as a member of the board due to his wide range of experience in capital market activities as well as his activities in special purpose acquisition companies and asset management, including his experience as an executive officer and director of Forum I and Forum II.

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Neil Goldberg, 66, is one of our directors as of the date hereof. Mr. Goldberg served as a director of Forum I from initial public offering until the business combination with ConvergeOne. He has 45 years of retailing, merchandising, general management and real estate experience. Mr. Goldberg has served as President and CEO of Raymour and Flannigan Furniture and Holdings, one of the largest furniture retailers in the United States, since 1972. He has led the growth of Raymour and Flannigan from three local stores to its current 106 locations across seven Northeast states employing more than 4,700 people. In addition, Mr. Goldberg has been active on numerous national industry boards including the National Home Furnishing Association, the Home Furnishing Council, the American Furniture Hall of Fame and FurnitureFan.com. He has also participated on the board of local and national charitable organizations including the HSBC Bank Regional Board, the Metropolitan Development Association, Say Yes to Education, the Salvation Army of Central New York and the Syracuse University School of Management. Mr. Goldberg has been honored for his work as a recipient of the Ernst and Young Entrepreneur of the Year, the City of Hope Spirit of Life Award and the Anti-Defamation League American Heritage Award. Mr. Goldberg received a B.S. in accounting from the Syracuse University School of Management. We believe Mr. Goldberg is well-qualified to serve as a member of the board due to his experience in operations and real estate and his experience as a director of Forum I.
Richard Katzman, 62, is one of our directors as of the date hereof. Mr. Katzman is a private investor in early-stage companies and has served as a Director of Forum Merger I & II Corporations since 2017. Since 2012, Mr. Katzman has been a member of the New York Angels investing group. He is also an Executive Director and has been a board member of Noodle Education, a leading provider of online Masters programs and other education services based in New York City, since 2012. Mr. Katzman was previously a director of ConvergeOne. Mr. Katzman was Chairman & CEO of Kaz, Incorporated, a multinational consumer appliance company, until its sale in December 2010. Kaz’s products include humidifiers, vaporizers, digital thermometers, hot/cold therapy, heaters, fans, and air cleaners. Under his leadership, the company grew from $4 million in annual sales to $500 million by expanding its product offerings, developing international distribution, and pioneering brand extension licensing with global power brands Vicks, Honeywell and Braun. Mr. Katzman also co-founded Terra Firma Software, a provider of enterprise solutions and an early developer of Macintosh applications. Mr. Katzman was a board member of Brown University’s Entrepreneurship

Program, the Executive in Residence for the first cohort of the IE-Brown Executive MBA program in 2011-12 and has been a judge in several business plan competitions. Mr. Katzman is on the NY board of Generation Citizen, which provides action civics curriculums to high schools. He was a board member of Princeton Review from its founding in 1982 until 2012 and was a trustee of Columbia Memorial Hospital in Hudson, NY. He is also a member of the Young Presidents’ Organization. Mr. Katzman graduated with an A.B. from Brown University and attended the Singularity University Executive Program. We believe Mr. Katzman is well-qualified to serve as a member of the board due to his experience in finance and operations and his experience as a director of Forum I.
Steven Berns, 55, is one of our directors as of the date hereof. Mr. Berns has served as a director of Forum II since August 2018. Mr. Berns is the Chief Financial Officer of GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider for multinational clients. Mr. Berns served as a director of Forum I from September 2015 through July 2019, served as the Co-Chief Operating Officer and Chief Financial Officer of Shutterstock, Inc. (NYSE: SSTK), a leading global provider of high-quality licensed photographs, vectors, illustrations, videos and music to businesses, marketing agencies and media organizations around the world. From July 2013 through August 2015, Mr. Berns served as Executive Vice President and Chief Financial Officer of Tribune Media (formerly Tribune Company), one of the country’s leading multimedia companies, operating businesses in broadcasting, publishing and digital media. Prior to that time, Mr. Berns was the Executive Vice President and Chief Financial Officer of Revlon, Inc. (NYSE: REV), a worldwide cosmetics and beauty products company, from May 2009 to July 2013. Prior to that time, Mr. Berns was Chief Financial Officer of Tradeweb, LLC, a leading over-the-counter, multi-asset class online marketplace for securities trading and trade processing, from November 2007 until May 2009. From November 2005 until July 2007, Mr. Berns served as President, Chief Financial Officer and Director of MDC Partners Inc. (Nasdaq: MDCA) and from September 2004 to November 2005, Mr. Berns served as Vice Chairman and Executive Vice President of MDC Partners. Prior to that, Mr. Berns was the Senior Vice President and Treasurer of Interpublic Group of Companies, Inc., (NYSE: IPG) an organization of advertising agencies and marketing services companies from August 1999 until September 2004. Before that, Mr. Berns held a variety of positions in finance at Revlon, Inc. from April 1992 until August 1999, becoming Vice President and Treasurer in 1996. Prior to joining Revlon in 1992, Mr. Berns worked at Paramount Communications Inc. and at a predecessor public accounting firm of Deloitte & Touche. Mr. Berns has served on several boards including Shutterstock, Inc. ( from 2012 to 2015 as Director and Chairman of the Audit Committee) and LivePerson, Inc. (Nasdaq: LPSN from 2002 to 2011 as Director

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and Chairman of the Compensation Committee). Mr. Berns received a BS from Lehigh University and an MBA from the Stern School of Business at New York University. We believe Mr. Berns is well-qualified to serve as a member of the board due to his extensive experience in finance and operations and his experience as a director of Forum I.
Jeffrey Nachbor, 54, is one of our directors as of the date hereof. Mr. Nachbor has served as ConvergeOne’s Chief Financial Officer since September 2013. From 2008 until 2013, Mr. Nachbor served as Senior Vice President of Finance & Chief Accounting Officer of Leap Wireless International, Inc., a telecommunications company which was later acquired by AT&T Inc. From September 2005 to March 2008, Mr. Nachbor served as Senior Vice President and Corporate Controller of H&R Block, Inc. (NYSE: HRB). From February 2005 until August 2005, Mr. Nachbor served as Chief Financial Officer and Treasurer of Sharper Image Corporation, a consumer electronics retailer. From 2003 to 2005, Mr. Nachbor served as Senior Vice President and Corporate Controller of Staples, Inc., a business supplies and equipment retailer. Mr. Nachbor holds a B.A. in accounting from Old Dominion University, an M.B.A. from University of Kansas, and is a Certified Public Accountant. We believe Mr. Nachbor is well-qualified to serve as a member of the board due to his extensive experience in finance and operations.
Stockholder Communications
Our Board has established a process for stockholders to send communications to our Board. Stockholders may communicate with our Board generally or a specific director at any time by writing to our General Counsel and Secretary, c/o Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445. We will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board generally, to the Co-Chairmen of our Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our Board.
Director Independence
Nasdaq rules currently require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Berns, Goldberg, and Katzman are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Board Leadership Structure and Role in Risk Oversight
The leadership of our Board is structured so that it is led by two Co-Chief Executive Officers. Mr. Kiev is one of the two Co-Chief Executive Officers, and he is also the Company’s President. Mr. Boris is the other Co-Chief Executive Officer of the Board. Our Board believes that combining the roles of Chief Executive Officer helps provide strong and consistent leadership for our management team and Board. If our Board convenes for a meeting, the non-management directors will meet in executive session if the circumstances warrant. Given the composition of our Board with a strong slate of independent directors, our Board does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.
Our Board’s oversight of risk is administered directly through our Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to our Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of the Company’s financial statements and the independent audit thereof. Management furnishes information regarding risk to our Board as requested.

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Number and Terms of Office of Officers and Directors
Our Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Goldberg, Katzman, and Berns, will expire at the 2021 annual meeting. The term of office of the second class of directors, consisting of Messrs. Kiev, Boris and Nachbor, will expire at the 2020 annual meeting of stockholders.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate. Our current bylaws provide that our officers may consist of one or more Chief Executive Officers, a Chief Financial Officer, a Secretary and such other officers (including without limitation, the Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as may be appointed in accordance with the provisions of the proposed bylaws.
Committees of the Board of Directors
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the Board. Messrs. Berns, Goldberg, Katzman will serve as members of our audit committee, and Mr. Berns chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Berns, Goldberg, Katzman meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our Board has determined that Mr. Berns qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;
•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
We have established a compensation committee of the Board. Messrs. Berns, Katzman, Goldberg will serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Berns, Katzman, Goldberg are independent and Mr. Katzman chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation, if any is paid by us, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Co-Chief Executive Officers based on such evaluation;
•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
•        reviewing on an annual basis our executive compensation policies and plans;
•        implementing and administering our incentive compensation equity-based remuneration plans;
•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•        if required, producing a report on executive compensation to be included in our annual proxy statement; and
•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $15,000 per month, until September 30, 2020, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The current charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Committee Meetings and Attendance
From January 1, 2019 through December 31, 2019, the end of our fiscal year, our Audit Committee held four meetings, at which all members of the Audit Committee were present. Our Board and Compensation Committee held no meetings in the year ended December 31, 2019.

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We encourage all of our directors to attend our annual meetings of stockholders. Two directors attended our 2019 annual meeting.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Berns, Katzman, Goldberg and Nachbor. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of these forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form of Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445 or by telephone at (212) 739-7860.
Conflicts of Interest
Members of our management team do not have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as a director or officer of the company. Our current charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

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Our officers and directors have agreed not to participate in the formation of, or become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by October 30, 2020. Potential investors should also be aware of the following other potential conflicts of interest:
•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.
•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•        Our initial stockholders have agreed to waive their redemption rights with respect to any founder shares and private placement shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to any founder shares or private placement shares held by them if we fail to consummate our initial business combination by October 30, 2020. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our public shares, and the private placement units (and the underlying securities) will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by the Sponsor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement units, private placement shares and private placement warrants and the Class A common stock underlying such warrants, will not be transferable, assignable or saleable by the Sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since the Sponsor and officers and directors may directly or indirectly own common stock and warrants following our initial public offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.
•        The Sponsor, our officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain Working Capital Loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,200,000 of such Working Capital Loans may be converted into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants.
The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•        the corporation could financially undertake the opportunity;
•        the opportunity is within the corporation’s line of business; and
•        it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

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Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our current charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Neil Goldberg is the only one of our executive officers and directors that currently has fiduciary duties or contractual obligations to other entities. Mr. Goldberg is the President and CEO of Raymour and Flannigan Furniture and Holdings, a furniture retailer.
Pursuant to the letter agreement, the Sponsor, our officers and directors have agreed to vote any founder shares or private placement shares held by them and any public shares purchased by them (including in open market and privately negotiated transactions) in favor of the business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our current charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our current charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the current charter. Our current bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Audit Fees
The firm of Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.
Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018 totaled $53,560 and $79,590, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.
Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit

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Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum any fees for consultations concerning financial accounting and reporting standards during the year ended December 31, 2019 and the period from May 4, 2018 (inception) through December 31, 2018.
Tax Fees.    We paid Marcum $12,978 and $-0- for tax planning and tax advice during the year ended December 31, 2019 and the period from May 4, 2018 (inception) through December 31, 2018, respectively.
All Other Fees.    We did not pay Marcum for other services during the year ended December 31, 2019 and the period from May 4, 2018 (inception) through December 31, 2018.
Pre-Approval Policy
Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our Board. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against us or any members of our management team in their capacity as such.

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THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a blank check company incorporated on May 4, 2018 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of the 655,000 private placement units (the “private placement units”) that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of our stock in a business combination:
•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;
•        may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;
•        could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and
•        may adversely affect prevailing market prices for our Class A common stock and/or warrants.
Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
•        default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;
•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•        our inability to pay dividends on our common stock;
•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;
•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and
•        other disadvantages compared to our competitors who have less debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
On February 7, 2020, our stockholders approved an amendment to our amended and restated certificate of incorporation to extend the period of time for which we are required to consummate a business combination to June 10, 2020. The number of shares of Class A common stock presented for redemption in connection with the extension was 4,589. We paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. We agreed to deposit $0.033 for each public share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through June 10, 2020 to complete a business combination. In February, March 2020 and April 2020, we deposited $0.033 for each public share outstanding that was not converted, or an aggregate of $1,979,515 into the trust account. On June 8, 2020, our stockholders approved an amendment to our amended and restated certificate of incorporation to extend the period of time for which we are required to consummate a business combination to September 30, 2020. No shares of common stock were presented for redemption in connection with the extension.
On February 10, 2020, we issued an unsecured promissory note to the Sponsor (the “Extension Note”) in the aggregate amount of $2,639,394 in order to fund the extension payments. The Extension Note is non-interest bearing and payable upon the consummation of a business combination. As of June 30, 2020, the outstanding balance under the Extension Note amounted to $1,799,587. The Extension Note will be repaid at Closing from cash released from the trust account. If the business combination is not consummated by October 30, 2020 or there is no extension of the date by which the Company has to consummate an initial business combination, the Extension Note will be forgiven and the Sponsor will not be repaid.
On June 11, 2020, we entered into the Merger Agreement, pursuant to which the aggregate consideration payable at the Closing to the stockholders of Ittella Parent is approximately $420,000,000, subject to the purchase price adjustments as set forth in the Merger Agreement. The Closing Merger Consideration is required to be comprised of between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprised of the Company’s common stock, valued at $10.00 per share.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2020 were organizational activities, including those necessary to prepare for our IPO, identifying a target company for a business combination and the proposed acquisition of Ittella Parent. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the three months ended June 30, 2020, we had a net loss of $491,067, which consisted of operating costs of $540,494 and a provision for income taxes of $53,735 offset by interest income on marketable securities held in the trust account of $648,166 and a benefit for income taxes of $102,552.
For the six months ended June 30, 2020, we had a net loss of $554,578, which consisted of operating costs of $1,272,909 and a provision for income taxes of $32,387, offset by interest income on marketable securities held in the trust account of $750,718.
For the three months ended June 30, 2019, we had net income of $746,323, which consisted of interest income on marketable securities held in the trust account of $1,203,733, offset by an unrealized loss on marketable securities held in our trust account of $5,252, operating costs of $195,814 and a provision for income taxes of $256,344.

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For the six months ended June 30, 2019, we had net income of $1,448,087, which consisted of interest income on marketable securities held in the trust account of $2,374,127 and an unrealized gain on marketable securities held in our trust account of $6,583, offset by operating costs of $386,750, and a provision for income taxes of $545,873.
Liquidity and Capital Resources
On August 7, 2018, we consummated the initial public offering of 20,000,000 units at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 655,000 private placement units to the Sponsor and underwriters at a price of $10.00 per unit, generating gross proceeds of $6,550,000.
Following our IPO and the sale of the private placement units, a total of $200,000,000 was placed in the trust account. We incurred $11,532,114 in transaction costs, including $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $532,114 of other costs.
For the six months ended June 30, 2020, cash used in operating activities was $1,616,716. Net loss of $554,578 consisted of interest earned on marketable securities held in the trust account of $750,718 and a deferred tax benefit of $4,571. Changes in operating assets and liabilities used $306,849 of cash from operating activities.
For the six months ended June 30, 2019, cash used in operating activities was $823,790. Net income of $1,448,087 was, offset by interest earned on marketable securities held in the trust account of $2,374,127, an unrealized gain on marketable securities held in our trust account of $6,583 and a deferred tax provision of $61,568. Changes in operating assets and liabilities provided $170,401 of cash from operating activities.
We intend to use substantially all of the funds held in the trust account (excluding deferred underwriting fees) to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2020, we had cash of $86,134 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
On February 10, 2020, we issued the Extension Note in the aggregate amount of $2,639,394 in order to fund the extension payments. The Extension Note is non-interest bearing and payable upon the consummation of a business combination. As of June 30, 2020, the outstanding balance under the Extension Note amounted to $1,799,587. The Extension Note will be repaid at Closing from cash released from the trust account. If the business combination is not consummated by October 30, 2020 or there is no extension of the date by which the Company has to consummate an initial business combination, the Extension Note will be forgiven and the Sponsor will not be repaid.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay the loaned amounts. If a business combination does not close, we may use a portion of the working capital held outside the trust account to repay the loaned amounts but no proceeds from our trust account would be used for the repayment. Up to $1,200,000 of the Working Capital Loans may be converted into private placement units at a price of $10.00 per unit at the option of the lender. As of the date of this proxy statement, the Company does not have any Working Capital Loans outstanding.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business through October 30, 2020. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination business combination or because we become obligated to redeem a significant number of public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with the business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our IPO and the sale of the

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private placement units, and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete the financing simultaneously with the completion of our business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-balance Sheet Financing Arrangements
We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, that would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $15,000 for office space, utilities and administrative support to us. We began incurring these fees on August 7, 2018 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
In addition, we have an agreement to pay the underwriters a deferred underwriting fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely if we fail to complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of the condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.
Net Loss per Common Share
We apply the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.

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INFORMATION ABOUT ITTELLA PARENT
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the business and operations of Ittella Parent and its consolidated subsidiaries.
Business Overview
We are a rapidly-growing plant-based food company offering a broad portfolio of innovative frozen foods. We supply plant-based products to leading retailers in the United States, with signature products such as ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower crust pizza. Our products are available both in private label and our “Tattooed Chef™” brand in the frozen food section of retail food stores. According to National Frozen & Refrigerated Foods Association, in the 52 weeks ended June 29, 2019, sales of frozen food products in North America totaled approximately $55 billion, an increase of approximately $918 million compared to the comparable period for 2018.
We believe our innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. Various industry studies indicate that consumers want healthier and more convenient food options. As of June 30, 2020, our products were sold in approximately 4,000 retail outlets in the United States. Our brand strategy is to introduce the attributes of a plant-based lifestyle to build a connection with a broad array of consumers that are seeking delicious, sustainably sourced, plant-based foods. Our diverse offering of plant-based meals includes certified organic, GMO-free, certified Kosher, gluten-free, as well as plant protein elements that we believe provide health conscious consumers an affordable, great tasting, clean label food option.
To capture this significant market opportunity, we focus on manufacturing, product innovation and distinctive flavor profiles that appeal to a broad range of consumers. We create and develop new products to address emerging market demands and food trends for healthy, plant-based foods. We also seek to create what we believe are unique meals and snacks by taking regular or “plain” versions of our products and integrating spices and flavors. We believe that our track record of delivering innovative food concepts in both branded and private label has strengthened and expanded relationships with our existing customers and as well as attracting new customers. As of June 30, 2020, we have approximately 100 plant-based food concepts and recipes that are under development.
We are led by our President and CEO, Salvatore “Sam” Galletti, who has over 35 years of experience in the food industry as both a manager and an investor, and Sarah Galletti, our Creative Director and the creator of the Tattooed Chef brand, who was instrumental in changing our focus to plant-based food products in 2017.
We continue to experience strong revenue growth over prior periods. Revenue increased to $84.9 million in twelve month period ended December 31, 2019 (“Fiscal 2019”) as compared to $47.3 million in the twelve month period ended December 31, 2018 (“Fiscal 2018”), representing a year over year growth rate of 79.5%, and increased to $67.9 million in the six month period ended June 30, 2020 as compared to $33.3 million in the six month period ended June 30, 2019, representing a period over period growth rate of 103.9%. We generated Adjusted EBITDA of $7.0 million in Fiscal 2019 as compared to $0.3 million in Fiscal 2018, and $9.0 million in the six month period ended June 30, 2020 as compared to $2.4 million in the six month period ended June 30, 2019. We generated net income of $5.6 million in Fiscal 2019 as compared to a loss of $0.3 million in Fiscal 2018, and $7.2 million in the six month period ended June 30, 2020 as compared to $1.6 million in the six month period ended June 30, 2019. See “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion on this non-GAAP measure and a reconciliation to net income, the most closely comparable GAAP measure.
Our Market Opportunity
We operate in the large global food industry. According to the Plant Based Foods Association and The Good Food Institute, sales in the United States of plant-based alternatives exceeded $5 billion for the 52 weeks ended December 2019, representing growth of slightly over 11% compared to the comparable time period for 2018. Furthermore, in the 16-week period ended April 19, 2020 total plant-based food sales grew approximately 30% faster than total retail sales. According to Nielsen Homescan, in the eleven weeks ended May 16, 2020, sales of frozen food products totalled approximately $15.5 billion, which annualized would represent an increase of approximately $18 billion compared to last twelve months June 2019 frozen food sales of $55 Billion. Pizza and complete meals comprised over 34% of total frozen food sales in the eleven weeks ended April 12, 2020, respectively, comprising two

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of the largest food categories within frozen foods. According to American Frozen Food Institute and Food Marketing Institute, sales in the frozen food categories have grown at approximately 1.7% annually since 2016, which is faster than “center-of-store” (i.e., excluding produce, frozen and refrigerated foods) categories”.
Further, we believe that our products are well-positioned to benefit from the growth in frozen food sales and in particular, plant-based food sales. As a group, the categories in which we compete such as pizza, complete meals, vegetables, fruits, and grains comprise approximately 50% of all frozen food categories. Other frozen food sectors where we do not currently compete, such as desserts (which represents approximately 22% of all frozen food categories), present additional growth opportunities for us.
Our Competitive Strengths
Brand Mission Aligned with Consumer Trends
We believe that our products align with current major food trends, with our broad portfolio of plant-based food products meeting the demands of consumers who seek to follow a natural and “cleaner-label” diet. Moreover, most of our products are certified organic, GMO-free, and gluten-free, which we believe will broaden our appeal to those consumers and also to those who wish to follow a vegetarian or vegan diet.
We believe that the plant-based food category will continue to grow. As noted above, from 2018 to 2019, plant-based food sales experienced an annual growth rate of 11% while our revenue grew at an annual rate of 79.5% during this period. Further, studies show that nearly half of U.S. consumers want to eat more plant-based foods.
We believe that our “Tattooed Chef” brand launched in 2017 will continue to grow by appealing to younger consumers seeking food products that are sustainable and ethically sourced, wholesome, and delicious. Revenue attributed to the Tattooed Chef brand has grown from $2.0 million in Fiscal 2018 to $18.3 million in Fiscal 2019 to $38.2 million for the six month period ended June 30, 2020. We currently sell ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower crust pizza and plant-based burgers under Tattooed Chef. The brand’s tagline, “Serving Plant-Based Foods to People Who Give a Crop™”, aims to convey the brand’s mission to deliver plant-based foods to consumers who care about sustainable and ethically sourced foods.
Track Record of Innovation
We have invested resources in the development of our innovative plant-based food products, which is demonstrated by such products as the Buddha Bowl, Acai Bowl, Cauliflower Mac n’ Cheese Bowl, Organic Zucchini Spirals, and Mexican Style Street Corn. Our innovation efforts are led by Sarah Galletti and focus on identifying popular food trends that we believe we can successfully bring to market. We can quickly develop prototype versions of a product to present internally and ultimately to various retail customers for feedback. As of June 30, 2020, we have released ten new SKUs during 2020 and anticipate releasing at least eight additional new SKUs during the remainder of 2020. In addition, we have built a library of over 100 new product concepts and recipes, ready for further development and testing. In particular, we believe that we excel at taking regular or “plain” versions of our products and integrating new and appealing spices and flavors to create unique meals and snacks. For example, we currently offer plain riced cauliflower and value-added riced cauliflower options such as Riced Cauliflower Stir Fry and Riced Cauliflower Buddha Bowl.
Our processing facility in Paramount, California manufactures an array of plant-based products including pizzas, acai and smoothie bowls and other value-add rice cauliflower bowls. In addition, our innovation and product development personnel reside in this facility. By housing our product innovation capabilities in the same location as our primary manufacturing operation, we believe we are able to transition from product concept, to prototype (including real-time feedback from retail customers), to commercial manufacturing faster and more efficiently.
Established Branded and Private Label Presence at Leading Retailers
The Tattooed Chef brand was created in 2017 and was initially introduced into the club store channel. We believe that our high-quality, clean-label, ready-to-cook, plant-based products fill a void in the marketplace and are well received by our target customers. Our retail partners are attracted to the breadth of our product portfolio and view us as an innovation partner that delivers great tasting products with distinctive flavor profiles at a competitive price. The Tattooed Chef brand seeks to be young, edgy, yet friendly, and appeal to consumers who seek a plant-based lifestyle. As noted above, revenue from Tattooed Chef branded products grew from approximately 4% of our total revenue in Fiscal 2018 ($2.0 million) to approximately 22% of our total revenue in Fiscal 2019 ($18.3 million) to approximately 56% of our total revenue in the six month period ended June 30, 2020 ($38.2 million).

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In addition, we have a strong stable of private label customers, with our private label revenue growing from $41.2 million in Fiscal 2018 to $63.8 million in Fiscal 2019. Our initial focus beginning in 2009 was to establish a strong private label customer base due to lower sales and marketing spend and our desire to grow the business profitably. We believe that our private label customers are some of the best run retailers in North America and we provide these customers high quality product, support and high service levels.
See “— Customer Overview,” “— Innovation and Product Development” below for more information.
Integrated Sourcing, Manufacturing and Product Development
Our processing facility in Prossedi, Italy is located in close proximity to many of the growers that supply us product. This facility opened in 2017 and manufactures various products, including riced cauliflower (plain and value-added), diced squash/zucchini, and vegetable spirals. Italy’s climate and fertile growing regions of organic and non-GMO produce provide us with high-quality raw materials. Due to the location of the facility, we are able to transport raw materials to the facility, process them, and manufacture products within a relatively short time. Prior to each growing season, we obtain written commitments as to quantity and price from various growers, who commit to supply our projected needs, which commitments are then followed by written purchase orders closer to the start of the harvest season. When necessary (whether as a result of greater than anticipated demand from our customers, or poor crop yields due to inclement weather, infestation and the like), we have been able to obtain alternative raw material supply from other sources or on the spot market on satisfactory terms. During 2019, we upgraded our internal cold storage capabilities at the Prossedi plant, which allows us to better manage inventory and take advantage of seasonal purchases of raw materials during the peak harvest season.
We have a processing facility in Paramount, California that also serves as our headquarters. This facility manufactures an array of products including pizzas, acai and smoothie bowls and other value-add rice cauliflower bowls. Our innovation and product development personnel also reside in this facility. By housing our product innovation capabilities in the same location as our primary manufacturing operation, we are able to transition quickly from product concept, to prototype (which can in turn be shared with retail customers for feedback), to commercial manufacturing.
Proven and Experienced Management Team
We are led by a proven and experienced executive management team. Sam Galletti, President and CEO, has over 35 years of experience in the food and manufacturing industries, both in management roles and as an investor, with companies producing seafood, breaded vegetables, salsas, and grilled chicken.
Stephanie Dieckmann serves as our Chief Operating Officer. Ms. Dieckmann has been with us since 2017. Prior to joining us, Ms. Dieckmann spent 12 years in the food industry, including seven years as the chief financial officer of APPA Fine Foods Inc.
Sarah Galletti is our Creative Director. Ms. Galletti joined us in 2014 and led our transition to a brand-focused, plant-based food company. Ms. Galletti drives the development of new food concepts and products and holds various sales and marketing responsibilities for us. Prior to joining us, Ms. Galletti worked as a chef in Italy in a variety of locations and draws on this experience in designing new plant-based food concepts and recipes.
Giuseppe Bardari is the current President of Ittella Italy. Mr. Bardari joined us in 2010 as a Director of International Business Development, a position he held for seven years, where he was responsible for the procurement of items from Italy and managing the process of items leaving Italy and arriving in the United States. In 2017, he became President of the Italian division of Ittella Parent, Ittella Italy. Mr. Bardari is responsible for overseeing all operations of Ittella Italy, which includes managing relationships with local growers, procuring imported ingredients and the exporting of finished products. Mr. Bardari holds additional frozen food industry experience from over six years spent as an export manager for Gias Spa.
Our executive management team includes individuals who possess substantial industry experience. Cumulatively, our management team has over 160 years of industry experience, with an average of 25 years’ experience in the food industry, and an average tenure with us of seven years. We believe that the depth of experience of our management team demonstrates our capability to continue growing our business.

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Our Growth Strategy
Continue to Grow the Tattooed Chef Brand
We believe the growth of our Tattooed Chef branded products will be a key driver of revenue growth through new product launches and additional customers. We believe that as this product line grows, we will be able to achieve economies of scale and continuing margin improvement.
The Tattooed Chef brand was created in 2017 and is the brainchild of Sarah Galletti, our Creative Director, based on her experiences with various food cultures while travelling internationally. She recognized a lack of readily available, high-quality, clean-label, ready-to-cook, plant-based products, which formed the foundation of Tattooed Chef. The Tattooed Chef brand seeks to be young, edgy, yet friendly, and appeal to consumers who seek a plant-based lifestyle. Revenue from Tattooed Chef products grew from approximately 4% of our total revenue in Fiscal 2018 ($2.0 million) to approximately 22% of our total revenue in Fiscal 2019 ($18.3 million) to approximately 56% of our total revenue in the six month period ended June 30, 2020 ($38.2 million).
Tattooed Chef products are sold in the frozen food section of retail stores and club stores. We initially approached club stores to carry Tattooed Chef products recognizing the demanding volume requirements associated with these customers. We believe our success with club stores across an array of Tattooed Chef branded products indicates that the Tattooed Chef brand resonates with its target consumer and would be attractive to conventional retail grocery customers.
In addition, while Tattooed Chef products are available in all 50 states through club stores and certain other retail outlets, we have primarily used social media and product demonstrations to introduce Tattooed Chef to consumers. We believe there is significant opportunity to increase brand awareness, trial rate, and ultimately revenue attributed to Tattooed Chef products with an expanded marketing effort, including through additional advertising channels. Due to the costs of marketing a brand, we expect to potentially access the capital markets, in part, to plan, develop, and execute a detailed marketing strategy for Tattooed Chef products.
Continue to Expand Demand From Existing Customers
We remain focused on addressing existing demand from current customers and expanding our business with these customers. For example, a number of our products are currently available in approximately 7% of one of the largest retailers in the United States. We anticipate that these products will be in almost half of that customer’s stores in the United States by the end of 2020. In addition, with certain customers we have the opportunity to convert select existing products that are seasonal or promotional into “everyday” items that will be stocked on shelves on a continual basis, which we expect will increase our overall revenue.
Attract New Customers
We believe that the reputation and popularity of our products has attracted interest from new customers for Tattooed Chef products as well as our private label products. We believe there is a significant opportunity to continue to expand our business with new customers. As a result of the business combination, we intend to invest in the development of our sales and marketing capabilities to support new customer additions. See “Sales and Marketing” for additional details on our expansion plans.
Expand Product Offerings
We believe that there is significant consumer demand for plant-based products as evidenced by the successful launch of a variety of our products. In addition, we believe that we have been successful in identifying meaningful consumer trends and translating such preferences into products that meet our customers’ requirements (such as required minimum profit margin and volume requirements). We intend to leverage this knowledge and experience to continue to build our new concept library and expand our existing portfolio of products by creating new products and line extensions. For example, new product launches in the last 12 months include Veggie Hemp Bowl, Strawberry Peach Smoothie Bowl, Buffalo Cauliflower, Spring Blend, and Organic Raspberry Kombucha Bowl. We intend to continue to solicit the feedback of our larger retail customers on our new product concept ideas in order to further deepen our relationship and trust with these customers and ensure that we are meeting their particular demands and needs for plant-based frozen food products.

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Furthermore, we intend to increase our investment in product development and production capabilities to continue to innovate within our core product categories. We anticipate this expansion to including acquiring additional production facilities as well as increasing employee head count to handle additional production.
Introduce and Expand Direct-to-Consumer Distribution Channels
We intend to introduce e-commerce functionality on our website in the second half of Fiscal 2020 to take advantage of the direct-to-consumer market. We believe that the e-commerce channel offers broad opportunities for us to increase the Tattooed Chef’s brand presence through digital marketing thereby potentially generating incremental revenue. We intend to offer 24/7, flexible e-commerce access to consumers of Tattooed Chef branded products. We intend to continuously monitor the performance of our e-commerce platform, adapt our product pricing and offerings and expand our fulfilment capabilities as appropriate to grow, and support the growth, of revenue.
Expand to New Geographic Markets
We intend to explore opportunities to expand Tattooed Chef internationally. In the long term, we believe our current product offerings and existing production resources in Italy will enable it to penetrate the global frozen food market, which we estimate to be an approximately $380 billion opportunity.
Product Offerings Overview
We sell a range of branded and private label plant-based products across its core platforms of ready-to-cook bowls, cauliflower crust pizza, vegetable spirals and ready-to-eat acai and smoothie bowls. Our products are found primarily in the frozen food section of retail customers.
Branded Products
Revenue of Tattooed Chef branded products in the six months ended June 30, 2020 was approximately $38.2 million (approximately 56% of total revenue), an increase of 932.4% from approximately $3.7 million (approximately 11% of total revenue) in the six months ended June 30, 2019. Revenue of Tattooed Chef branded products in Fiscal 2019 was approximately $18.3 million (approximately 22% of total revenue), an increase of 815.0% from approximately $2.0 million (approximately 4% of total revenue) in Fiscal 2018. Tattooed Chef Branded products include ready to cook meals and snacks such as the Buddha Bowl, Mexican Style Street Corn, Organic Zucchini Spirals, Cauliflower Crust Pizza, Buffalo Cauliflower, Cauliflower Mac & Cheese Bowl and Acai and Smoothie Bowls.
Private Label Products
Revenue from private label products in the six months ended June 30, 2020 was approximately $29.2 million (approximately 43% of total revenue), an increase of 5.0% from approximately $27.8 million (approximately 84% of total revenue) in six months ended June 30, 2019. Revenue from private label products in Fiscal 2019 was approximately $63.8 million (approximately 75% of total revenue), an increase of 54.9% from approximately $41.2 million (approximately 87% of total revenue) in Fiscal 2018. Private label products include cauliflower pizza crusts and pizzas, riced cauliflower, acai and smoothie bowls, bulk vegetables (plain and value-added), and riced cauliflower stuffing. Depending on the customer, we may make exclusive products for that customer. The difference between an exclusive product for a particular customer compared to another primarily relates to product sizing or a specific set of ingredients.
Customer Overview
Our products (both branded and private label) are available at leading club stores and other major retailers. As of June 30, 2020, our products were available in approximately 4,000 retail outlets in the United States.
Club store customers often require different sizes or value packs while other retailers may have different requirements in terms of desired margins, allowance of promotional spend, and early payment discounts. These customer-specific parameters (which includes customers who purchase branded and private label products) are typical in the industry and we believe we will be able to price products appropriately for new retail customers.

The process of placing products on shelves for new grocery customers can take anywhere from nine months to one year, from obtaining initial approvals to stocking products on shelves.

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For Fiscal 2019, we were reliant on our five largest customers, which accounted for approximately 95% of total revenue. Revenue from these customers accounted for approximately 35%, 29%, 11%, 10% and 10%, respectively, of total revenue. For Fiscal 2018, we were reliant on our four largest customers, which accounted for approximately 91% of total revenue. Revenue from these customers accounted for approximately 46%, 19%, 13% and 13%, respectively, of total revenue. For the six months ended June 30, 2020, we were reliant on our three largest customers, which accounted for approximately 86% of total revenue. Revenue from these customers accounted for approximately 39%, 32%, and 15%, respectively, of total revenue.
In addition, for Fiscal 2019, three customers accounted for 81% of our accounts receivables. These three customers individually accounted for approximately 57%, 13%, and 11% of our accounts receivables at December 31, 2019. One customer also accounted for 46% of our accounts receivables for the six months ended June 30, 2020 , and another accounted for 40%.
While we believe our relationships with these customers are strong, and none have indicated any intent to cease or reduce the volume of business they do with us, loss or significant reduction in business from any of these customers could adversely affect our business. See “Risk Factors — Risk Factors Relating to the Post-Combination Company — Risks Related to the Post-Combination Company’s Business and Industry — If the Company fails to retain existing customers, derive revenue from existing customers consistent with historical performance or acquire new customers cost-effectively, the Company’s business could be adversely affected. The Company is subject to substantial customer concentration.” See “— Our Growth Strategy — Continue to Grow the Tattooed Chef Brand” for discussion regarding growing sales of branded products to new customers.
We utilize food brokers to assist in establishing and maintaining relationships with certain key customers, which represent the bulk of our revenue. Pursuant to these agreements, each of our brokers is entitled to a commission based on the revenue it facilitates between us and the key customer. See “Risk Factors — Risk Factors Relating to the Post-Combination Company — Risks Related to the Post-Combination Company’s Business and Industry — If the Company experiences the loss of one or more of its food brokers that cannot be replaced in a timely manner, results of operations may be adversely affected.”
Supply Chain
Sourcing and Suppliers
We primarily source our vegetables from Italy, which is one of the largest organic crop areas in the European Union.
We engage the services of an agronomist to help with forecasting and scheduling. Based in part on these forecasts, we obtain written commitments from a number of growers and cooperatives to grow certain crops in specified amounts for agreed upon prices, confirmed by purchase orders issued closer to the start of each harvesting season. In addition, we utilize multiple growers across various regions in Italy and are not dependent on any single grower for any single commodity. These commitments provide us with consistent supply throughout the growing season to support our year round production schedule.
We source strawberries and certain other crops in the United States but are not bound by purchase agreements for the crops sourced in the United States. Acai purée is sourced from Brazil through an American supplier, and while we currently single source this ingredient we believe there to be ample supply in the market.
We continue to expand our supply chain to ensure the certainty of supply of the highest quality raw materials that meet our demanding requirements for quality.
We rely on a sole supplier for liquid nitrogen, Messer LLC, which is used in production to freeze products during the manufacturing process. We have entered into an agreement that expires in 2025 with our sole supplier of liquid nitrogen to provide up to 120% of our monthly requirements of liquid nitrogen.
Social Responsibility
Our corporate social responsibility (“CSR”) management system has several elements, including environmental, health and safety compliance, ethics, and governance.

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Social responsibility is also an area of increasing regulation, with specific regulations such as the California Transparency in Supply Chains Act (the “Supply Chain Act”), which requires every retail seller and manufacturer doing business in California having annual worldwide gross receipts that exceed $100,000,000 to disclose its efforts to eradicate slavery and human trafficking from its direct supply chain for tangible goods offered for sale. We are not currently subject to the Supply Chain Act but are currently evaluating implementing a supply chain monitoring program in anticipation of complying with the Supply Chain Act.
Manufacturing
We lease a processing facility in Prossedi, Italy, comprising over 100,000 square feet. The main products processed at this facility are riced cauliflower (plain and value-added), diced squash/zucchini, and vegetable spirals. During 2019, we upgraded the internal cold storage capabilities at the Prossedi plant.
We also lease multiple buildings in Paramount, California that serve as a processing facility and as our headquarters. This facility is over 50,000 square feet. The main products processed at this facility are Cauliflower Crust Pizzas, Acai Bowls, Smoothie Bowls, Mexican Style Street Corn, and other riced cauliflower bowls.
The manufacturing process is similar across all product lines and new products have been able to be produced without significant re-tooling costs or material equipment upgrades. We regularly make capital investment in our facilities to meet increased volumes resulting from growing demand of our products. During 2019, our aggregate capital expenditures from continuing operations were $3.7 million. We expect to spend approximately $6.2 million on capital projects in fiscal year 2020.
Our riced cauliflower and vegetable spirals are processed and packaged in our Prossedi, Italy facility. From this facility, the products are either held locally in cold storage or directly transported to United States for distribution.
Our bowls, smoothies, tray products (such as pizza crusts), and other products with more complex flavor profiles (such as Mexican Style Street Corn) are manufactured and processed in our Paramount, California facility.
We utilize outside suppliers on an as-needed basis for certain products or components of our products. One of our signature products, cauliflower pizza crust, is provided by outside suppliers. The termination of a supplier relationship may leave us with periods during which we have limited or no ability to manufacture these products or product components.
Facilities
We lease processing facilities in Prossedi, Italy and Paramount, California and have a small office suite lease in San Pedro, California. The Paramount facility also serves as our headquarters. Ittella Properties, LLC, a California limited liability company (“Ittella Properties”), a related entity controlled by Mr. Galletti, owns one of the buildings that comprise the Paramount facility and Deluna Investments, Inc., a California corporation (“Deluna”), a related party controlled by Mr. Galletti, owns the San Pedro building. We believe that the lease terms with Ittella Properties and Deluna are on an arms-length basis.
We believe that our current facilities are adequate to meet ongoing needs and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.
Competition
We operate in a highly competitive environment. We compete with companies that produce products in the plant-based, vegetarian, and frozen food categories, such as Sweet Earth (Nestle), Birds Eye (Conagra Brands), Amy’s, and Green Giant (B&G Foods). Additionally, a number of United States and international companies are working on developing or promoting plant-based products.
We believe that consumers consider the following product qualities in their purchasing decisions:
•        taste;
•        nutritional profile;

•        ingredients;

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•        lack of soy, gluten and GMOs;
•        organic;
•        convenience;
•        cost;
•        wide variety of products;
•        brand awareness and loyalty among consumers; and
•        access to major retailer shelf space and retail locations.
We believe we compete effectively with respect to each of these factors. However, many companies in our industry have substantially greater financial resources, more comprehensive product lines, broader market presence, longer-standing relationships with distributors, retailers, and suppliers, longer operating histories, greater production and distribution capabilities, stronger brand recognition and greater marketing resources than us.
Seasonality and Working Capital
We have historically experienced moderate revenue seasonality, with the third and fourth fiscal quarters generating higher sale amounts due to product demonstration schedules, new SKU promotions and retailers allotting additional freezer space for holiday items. As our business grows and additional products are introduced, we expect that seasonality in revenue will decrease. We manage our inventory levels to meet the demand forecasts from select customers as well as our own internal forecasts. We believe our customers’ payment terms are customary for our industry.
Impact of COVID-19
The recent COVID-19 pandemic has impacted our business operations. While our manufacturing facilities remain operational, we have implemented physical distancing protocols and comprehensive preventative hygienic measures. At our facilities, we have implemented a series of physical distancing and hygienic practices to further support the health and safety of our employees. The employees are operating at extremely low density; all are being monitored for COVID-19 symptoms, including temperature screening of all personnel entering the site; and are following strict COVID-19 suggested Personal Protective Equipment guidelines per United States Centers for Disease Control and World Health Organization, including mandatory face coverings, increased hand washing and significantly increased sanitation of hard surfaces. All travel has been suspended and company-sponsored marketing activities have been curbed due to the COVID-19-related restrictions.
As government authorities institute restrictions on commercial operations, we are working to ensure compliance while also maintaining business continuity for essential operations in its facilities.
Our senior management team meets regularly and continually monitors and tracks relevant data, including guidance from local, national, and international health agencies and is committed to continuing to communicate with employees as more information is available to share. Neither our Italy facility nor California facility has shut down as a result of COVID-19.
While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we expect that our business operations and results of operations, including revenue, earnings and cash flows, will not be materially impacted for the balance of 2020.
As of September 18, 2020, we are aware that one of our employees in the California facility contracted COVID-19 in May 2020. The affected employee, along with nine other production employees who worked in the same production room and three quality assurance employees who spent most of their time in the same production room, were sent home and asked to self-quarantine for two weeks. These employees have since returned to work, as there was no significant impact to operations as a result of the situation.

While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we expect that our business operations and results of operations, including revenue, earnings and cash flows, will not be adversely impacted for the balance of 2020. To mitigate any potential impact of COVID-19 on our business operations and

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results, we have expanded our supplier base so that we no longer rely on a sole source supplier for any of our raw materials and keep close contact with them to anticipate any problems with keeping up with the demand for our products. n this way, we anticipate being able to obtain raw materials at competitive prices and reduce the risk of supply interruptions. To date, there has been no impact on our liquidity, and we have not had the need to raise capital, reduce our capital expenditures, or modify any terms or contractual arrangements in response to COVID-19. Any changes in our operations have been due to the growth of our business, which was planned prior to the pandemic.
Order Fulfillment
We receive orders either by purchase orders pursuant to a previously agreed upon customer commitment or by a stand-alone purchase order from the customer. In either situation, the product is manufactured, packaged, and shipped either to a third-party cold storage facility or directly to the customer utilizing a third-party freight company. We utilize multiple third-party common carriers for all of our shipping needs.
Sales and Marketing
General
Sam Galletti and Sarah Galletti have historically led our sales and marketing efforts. Each has extensive experience in food product sales to grocery retailers. Ms. Galletti, as the creator of the Tattooed Chef brand, is uniquely suited to work with retailers to educate them about the brand, respond quickly to their concerns, and consult on food trends.
As we grow our Tattooed Chef brand, we expect to expand our sales and marketing team by adding dedicated personnel to service new retail customers. We may also add outside sales representatives and/or brokers to extend our sales efforts.
We anticipate that marketing expenditures will primarily be on product demonstration allowances, slotting fees (as we expand into conventional retail grocery stores), and other similar in-store marketing costs, which we believe will be effective. Some of these expenses will be categorized as deductions to revenue under GAAP as opposed to marketing expense.
Sarah Galletti continues to lead our marketing efforts with respect to the Tattooed Chef brand. However, as we expand and grow our business, we anticipate that we may need to build out a brand management team with a focus on digital marketing and social media.
We utilize food brokers in conjunction with our internal sales team to establish and manage customer relationships.
Digital Marketing and Social Media
We drive consumer awareness and interest in our brand via (i) social and digital media, (ii) a public relations/marketing services firm that provides assistance in scheduling interviews and various news articles, (iii) ambassador and influencer activations, and (iv) customer media. We maintain a registered domain website at www.tattooedchef.com. The website is used as a platform to promote our Tattooed Chef brand and products, provide information about the brand, as well as where to purchase products in stores. In addition, we intend to launch our direct-to-consumer platform in the latter half of fiscal year 2020 through our website. We use social media platforms to build customer engagement and to directly reach desirable target demographics such as millennials and “Generation Z.” Below is a summary of our various social media platforms.
•        Facebook:    We maintain a Facebook page, which is used to engage customers, distribute brand information and news, and publish videos and pictures promoting our brand.
•        Instagram:    We maintain an active Instagram account, @tattooedcheffoods, which is used to publish content related to our products, and to better connect with potential and existing consumers.

•        Twitter:    We maintain an active Twitter account, @tattooed_chef, which is used to disseminate trending news and information, as well as to publish short format product information and tips. We also regularly interact with its consumers through this platform.

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Employees
As of August 31, 2020, we had approximately 400 full-time employees, including workers hired through staffing agencies. None of our employees are represented by a labor union, and we have never experienced a labor-related work stoppage. We believe our employee relations are good. Employment in Italy is either direct with us or through an agency similar to the United States. There are no labor unions representing our Italian employees.
Innovation and Product Development
We invest significant resources in innovating food concepts and creating new plant-based food products, based on market trends.
Our product development process begins with identifying popular food trends that we believe we can successfully bring to market. We then develop several prototype versions of each product and present these ideas internally and ultimately to various retail customers for feedback. We integrate this feedback into further product refinement, often in an iterative process, until we believe the product formulation is finalized. We do not utilize third-party product development firms to innovate products on our behalf.
Furthermore, we intend to increase our investment in product development and production capabilities to continue to innovate within our core product categories.
Trademarks and Other Intellectual Property
We own domestic copyrights and domestic and foreign trademarks, trademark applications, registrations, and other proprietary rights that are important to our business. Depending upon the jurisdiction, trademarks and their corresponding registrations are valid if they are used in the regular course of trade and/or their registrations are properly maintained. Our primary trademarks include the Tattooed Chef® and People Who Give a Crop™.
We aggressively protect our intellectual property rights by relying on trademark, copyright, trade dress and trade secret laws. We own the domain names: www.ittellafoods.com and www.tattooedchef.com.
We do not have any issued patents and we are not pursuing any patent applications.
We consider our marketing, promotions and products as a trade secret and thus, keep this information confidential. In addition, we consider as proprietary any information related to formulas, processes, know-how and methods used in production and manufacturing as trade secrets. We believe we have taken reasonable measures to keep the aforementioned items, as well as our business and marketing plans, customer lists and contracts, reasonably protected, and they are, accordingly, not readily ascertainable by the public.
Government Regulation
We are subject to extensive laws and regulations in the United States by federal, state and local government authorities and in Italy and the European Union.
Our activities in the United States are subject to regulation by various governmental agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”), and the Departments of Commerce and Labor, as well as voluntary regulation by other bodies. Various state and local agencies also regulate our activities.
In Italy, our food production activities are regulated by specific legislation and compliance is overseen is regulated by specific legislation and compliance by the Italian Ministry of Health (“MOH”), with administrative authority further delegated to local agencies, each referred to as an Azienda Sanitaria Locale (“ASL”). The MOH, among other legal and regulatory regimes, prescribe the requirements and establish the standards for quality and safety and regulate ingredients, manufacturing, labeling and other marketing and advertising to consumers.

The facilities in which our products and ingredients are manufactured must register with the FDA and MOH, comply with current good manufacturing practices, or cGMPs, and comply with a range of food safety requirements established by, and implemented under, the Food Safety and Modernization Act of 2011 (the “FSMA”) and applicable foreign food safety and manufacturing requirements. Federal, state, local and foreign regulators have the authority to inspect our facilities to evaluate compliance with applicable requirements. Regulatory authorities also require

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that certain nutrition and product information appear on product labels, that product labels and labeling be truthful and non-misleading, and that our marketing and advertising be truthful, non-misleading and not deceptive to consumers. We are also prohibited from making certain types of claims about its products (including for example, in the United States, nutrient content claims and health claims, whether express or implied), unless we satisfy certain regulatory requirements.
In addition to federal regulatory requirements in the United States, California imposes its own manufacturing and labeling requirements. California requires facility registration with the relevant state food safety agency, and those facilities are subject to state inspection as well as federal inspection. We believe that our products are manufactured and labeled in material compliance with all relevant state requirements. We monitor developments at the state and country (U.S. federal and European Union) level that could apply to our products.
In addition, we are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of its distributors and suppliers, are also subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor changes in these laws and believes that we are in material compliance with applicable laws.
We will also be subject to disclosure requirements regarding abusive labor practices in portions of its supply chain under the California Supply Chain Act if our annual worldwide gross receipts exceed $100,000,000.
Quality Control/Food Safety
We utilize a comprehensive food safety and quality management program, which employs strict manufacturing procedures, expert technical knowledge on food safety science, employee training, ongoing process innovation, use of quality ingredients and both internal and independent auditing.
Our Paramount, California and Prossedi, Italy facilities each has a Food Safety Plan (“FSP”) that focuses on preventing food safety risks and is compliant with the requirements set forth under the FSMA. In addition, each facility has at least one Preventive Controls Qualified Individual who has successfully completed training in the development and application of risk-based preventive controls at least equivalent to that received under a standardized curriculum recognized by the FDA and by MOH.
All of our manufacturing sites and suppliers comply with the Global Food Safety Initiative. All of our manufacturing sites are certified against a standard recognized by British Retail Consortium (“BRC”). These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality. Certification provides an independent and external validation that a product, process or service complies with applicable regulations and standards.
In addition to third-party inspections of our co-manufacturers, we have instituted audits to address topics such as allergen control; ingredient, packaging and product specifications; and sanitation. Under FSMA, each of our co-manufacturers is required to have a FSP, a Hazard Analysis Critical Control Plant plan or a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate or reduce relevant food-borne hazards.
Independent Certification
In the United States, our organic products are certified in accordance with the USDA’s National Organic Program through Quality Assurance International, a third-party certifying agency.

Each of our facilities has obtained several important certifications or verifications, including the BRC Food Safety certification, Non-GMO Project verification, USDA Organic certification, and a gluten-free certification from the Gluten-Free Certification Organization.
Our facility located in Italy is certified Kosher under the supervision of OK Kosher Certification.

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Legal Proceedings
From time to time, we may be involved in litigation relating to claims arising out of its operations in the normal course of business.
An indirect subsidiary of ours, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is a co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation, Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however, it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.
We are not currently a party to any legal proceeding that we believe would adversely affect our financial position, results of operations, or cash flows and are not aware of any material legal proceedings contemplated by governmental authorities.
Corporate Information
Myjojo, Inc. is a Delaware corporation formed on May 21, 2020 and, upon completion of the Restructuring, will be the “Ittella Parent” referred to in this proxy statement. Myjojo, Inc. is the entity through which Salvatore Galletti owns his interests in the operating company, Ittella LLC. Myjojo California was initially formed as a California corporation on February 26, 2019, and was merged into Ittella Parent on May 27, 2020 with Ittella Parent as the surviving entity.
Ittella LLC was formed on April 10, 2019 as a result of the statutory conversion of Ittella Inc. Ittella Inc. was originally formed as Stonegate Foods, Inc. in California on February 19, 2003 and changed its name to Ittella International, Inc. on January 21, 2015. Ittella Inc. became a wholly owned subsidiary of Myjojo California as a result of a capital contribution by Salvatore Galletti of all of the outstanding stock of Ittella Inc to Myjojo California on March 27, 2019. On April 15, 2019, UMB acquired a 12.5% membership interest in Ittella, LLC in exchange for a cash contribution and other consideration. Consequently, Ittella LLC is currently owned 87.5% by Ittella Parent and 12.5% by UMB. Ittella LLC, in turn owns 100% of the membership interests of Ittella’s Chef. Ittella’s Chef in turn owns 70% of the equity interests in Ittella Italy. The other 30% of the equity interests of Ittella Italy are owned by Pizzo. Ittella’s Chef was converted into a limited liability company as a reorganization under Section 368(a)(1)(F) of the Code.
Prior to the closing of the business combination, (i) UMB will contribute its ownership interests of Ittella LLC to Ittella Parent in exchange for stock of Ittella Parent and (ii) Pizzo will contribute its ownership interests in Ittella Italy to Ittella’s Chef in exchange for ownership interests in Ittella Parent. As a result of the foregoing, Ittella LLC will become a wholly-owned subsidiary of Ittella Parent, and Ittella Italy will become a wholly-owned subsidiary of Ittella’s Chef which is, in turn, a wholly owned subsidiary of Ittella LLC.
Project Lily, LLC was formed in Delaware on June 8, 2020 (“Project Lily”) and is a limited liability company controlled by Mr. Galletti. Mr. Galletti is the sole member of Project Lily. Prior to the closing of the business combination, Mr. Galletti will contribute approximately 2% of the shares of Ittella Parent to Project Lily. Mr. Galletti will then make a gift of the membership interests in Project Lily to his daughter, Sarah Galletti, and his son, Abel Galletti. It is expected that Sarah and Abel Galletti, after giving effect to these gifts, will each own approximately 25% of Project Lily; however, Salvatore Galletti will retain voting control of Project Lily.
Our principal executive offices are located at 6305 Alondra Boulevard, Paramount, California 90723, and our telephone number is (562) 602-0822. The corporate website address is www.tattooedchef.com. Information contained on or accessible through our website is not a part of this proxy statement, and the inclusion of our website address in this proxy statement is an inactive textual reference only.

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ITTELLA PARENT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “Summary Historical Financial Information of Ittella Parent,” “Information About Ittella Parent” and the financial statements and related notes thereto included elsewhere in this proxy statement. Unless otherwise stated, the discussion below primarily reflects Ittella Parent’s historical condition and results of operations as of December 31, 2019 and 2018 and for Fiscal 2019 and Fiscal 2018, which are based on Ittella Parent’s audited consolidated financial statements as of the dates and for the years then ended (the “audited financial statements”) and as of June 30, 2020 and for the six months ended June 30, 2020 and 2019, which are based on Ittella Parent’s unaudited interim condensed consolidated financial statements for the periods then ended (the “unaudited interim financial statements”).
The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Ittella Parent’s control. Ittella Parent’s actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to, those discussed below and those discussed in the sections titled “Risk Factors — Risks Related to the Post-Combination Company’s Business and Industry” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement. Ittella Parent does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.
Overview
Ittella Parent is a rapidly-growing plant-based food company with operations in the United States and Italy, offering a broad portfolio of frozen, plant-based food products in private label and under the “Tattooed Chef” brand. Ittella Parent provides plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza to leading club store and food retailers in the United States.
Ittella Parent’s revenue in Fiscal 2019 was approximately $84.9 million, which represents a 79.5% increase from Fiscal 2018 revenue of $47.3 million and for the six months ended June 30, 2020 was approximately $67.9 million, which represents a 103.9% increase from revenue for the six months ended June 30, 2019 of $33.3 million. As of June 30, 2020, Ittella Parent’s products were sold in approximately 4,000 club and grocery outlets in the United States. Ittella Parent’s innovative plant-based products offer consumers a diverse portfolio of wholesome, clean label items that are convenient, without sacrificing on quality, nutritional value or freshness and that are great tasting.
During Fiscal 2019, Ittella Parent sold a substantial portion of its products to five customers, which accounted for approximately 95% of Fiscal 2019 revenue. Three of those customers accounted for approximately 86% of revenue for the six months ended June 30, 2020. Management believes its relationships with these customers are strong, and none have indicated any intent to cease or reduce the volume of business they do with Ittella Parent. As Ittella Parent grows “Tattooed Chef,” it expects to expand its sales and marketing team by adding more dedicated personnel to service additional retail customers. It is also contemplating adding outside sales representatives and/or brokers to extend its sales efforts. These efforts to add retail customers could partially mitigate customer concentration risk.
Segment Information
Ittella Parent has one operating segment and one reportable segment, as its chief decision maker, its Chief Executive Officer, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Trends and Other Factors Affecting Ittella Parent’s Operating Performance
Ittella Parent’s management team monitors the following trends and factors that could impact Ittella Parent’s operating performance.
•        Revenue Strategy — Historical growth has been predominately driven by sales of private label products. However, Ittella Parent’s current strategy is to grow sales of “Tattooed Chef” branded products, which

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have increased from approximately 4% of revenue in Fiscal 2018 to approximately 22% of revenue in Fiscal 2019 to approximately 56% of revenue in the six months ended June 30, 2020. Ittella Parent expects growth of “Tattooed Chef” sales to continue to outpace that of private label, which will require Ittella Parent to plan, develop and execute a detailed marketing strategy. See “Information About Ittella Parent — Our Growth Strategy — Continue to Grow the Tattooed Chef Brand” for further discussion regarding growing sales of branded products.
•        Long-Term Consumer Trends, and Demand — Ittella Parent participates in the large $55 billion North American frozen food category. Ittella Parent believes its innovative food offerings converge with consumer trends and demands for great-tasting, wholesome, plant-based foods made from sustainably sourced ingredients, including preferences for flexitarian, vegetarian, vegan, organic, and gluten-free lifestyles. Ittella Parent expects consumer trends towards these healthier lifestyles to continue. See “Information About Ittella Parent — Our Market Opportunity” and “Information About Ittella Parent — Our Competitive Strengths — Brand Mission Aligned with Consumer Trends” for further discussion regarding the frozen food category and consumer trends.
•        Competition — Ittella Parent competes with companies that operate in the highly competitive plant-based and frozen food segments, many of which have greater financial resources. Ittella Parent believes that principal competitive factors in this category include, among others, taste, nutritional profile, ingredients, cost and convenience.
•        Operating Costs — Ittella Parent’s operating costs include raw materials, direct labor and other wages and related benefits, manufacturing overhead, selling, distribution, and other general and administrative expenses. Ittella Parent manages the impact of these operating costs on its business through select raw material contracts with growers and cooperatives in Italy that allows Ittella Parent to better control ingredient costs. Ittella Parent anticipates operating expenses to increase as a result of operating as a public company.
•        Sales and Marketing Costs — As Ittella Parent grows its “Tattooed Chef” product portfolio, it expects to expand its sales and marketing team by adding more dedicated personnel to service additional retail customers. It is also contemplating adding outside sales representatives and/or brokers to extend its sales efforts. Marketing expenditures are expected to be primarily on product demonstration allowances, slotting fees (as it expands to retail grocery stores) and other similar in-store marketing costs. Some of these expenses will be categorized as net deductions to revenue under GAAP as opposed to marketing expense. As Ittella Parent expands and grows revenue, it will consider building out a brand management team (to support Ms. Galletti, who currently oversees all “Tattooed Chef” marketing efforts) to focus on digital marketing, social media and other marketing functions.
•        Commodity Trends — Ittella Parent’s profitability depends, among other things, on its ability to anticipate and react to raw material and food costs. Ittella Parent sources its vegetables from a number of growing regions within Italy, and North and South America. The prices of vegetables are subject to many factors beyond Ittella Parent’s control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North America, or South America.
•        Debt Obligations — Ittella Parent regularly evaluates its debt obligations, which primarily consist of a line of credit previously in the amount of $15 million used to finance working capital requirements. As of June 30, 2020 the outstanding balance on the line of credit was $14.5 million as compared to outstanding balances as of December 31, 2019 and December 31, 2018 of $10.0 million and $7.0 million, respectively.

•        Currency Hedging — Ittella Parent currently incurs some costs and expenses in Euros and expects in the future to incur additional costs and expenses in that currency. As a result, revenues and results of operations are subject to foreign exchange fluctuations. Effective as of the second quarter of 2020, Ittella Parent utilizes currency hedging (or purchases forward currency contracts) to mitigate currency exchange rate fluctuations.

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•        Acquisitions — Ittella Parent is primarily focused on organic business growth rather than growth through acquisitions; however, it will consider any opportunities that are strategically aligned with its mission and needs.
•        COVID-19 — The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and finally characterized it as a “pandemic” on March 11, 2020. This corresponds closely with the beginning of COVID-19’s impact on the consumption, distribution and production of our products. Ittella Parent is taking necessary preventive actions and implementing additional measures to protect its employees who are working on and off site, including implementing a series of physical distancing and hygienic practices to further support the health and safety of our employees in compliance with suggested Personal Protective Equipment guidelines per United States Centers for Disease Control and World Health Organization, including mandatory face coverings, increased hand washing and significantly increased sanitation of hard surfaces. Generally, producers of food products have been deemed “essential industries” by federal, state, and local governments and are exempt from certain COVID-19-related restrictions on business operations. Ittella Parent’s management team continues to meet regularly and monitor customer and consumer demands, in addition to guidance from local, national, and international health agencies, and will adapt its plans as needed to continue to meet these demands. While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, Ittella Parent expects that its business operations and results of operations, including revenue, earnings and cash flows, will not be materially impacted for the balance of 2020.
While the ultimate health and economic impact of the COVID-19 pandemic are highly uncertain, we expect that our business operations and results of operations, including revenue, earnings and cash flows, will not be adversely impacted for the balance of 2020. To mitigate any potential impact of COVID-19 on our business operations and results thereof, we have diversified our suppliers of raw materials and keep close contact with them to anticipate any problems with keeping up with the demand for our products. We have expanded our supplier base so that we no longer rely on a sole source supplier for any of our raw materials. In this way, we are able to ensure we are getting competitive prices and reduce the risk of supply interruptions. To date, there has been no impact on our liquidity, and we have not had the need to raise capital, reduce our capital expenditures, or modify any terms or contractual arrangements in response to COVID-19. Any changes in our operations have been due to the growth of our business, which was planned prior to the pandemic.
Use of Adjusted EBITDA
Ittella Parent seeks to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. Ittella Parent’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Ittella Parent management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business. Reconciliations between GAAP and non-GAAP financial measures are provided in “Non-GAAP Financial Measures,” which appears later in this section.

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Results of Operations
The following table sets forth selected items in Ittella Parent’s consolidated financial data in dollar amounts and as a percentage of revenue for the period represented:
Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

	Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(dollars in thousands)
Revenues	100.0%	100.0%	$67,934	$33,331
Cost of goods sold	80.9%	84.0%	$54,946	$27,987
Gross profit	19.1%	16.0%	$12,988	$5,344
Operating expenses	6.6%	9.7%	$4,458	$3,238
Income from operations	12.6%	6.3%	$8,530	$2,106
Interest expense	0.6%	1.0%	$(381)	$(338)
Other income	0.4%	—%	$288	$—
Income before provision for income taxes	12.4%	5.3%	$8,437	$1,768
Provision for income taxes	1.9%	0.6%	$1,283	$184
Net income	10.5%	4.8%	$7,154	$1,584
Other comprehensive income (loss), net	0.6%	0.1%	$383	$(20)
Adjusted EBITDA	13.2%	7.2%	$9,001	$2,406
Revenue
Total revenue increased by $34.6 million, or 103.9%, to $67.9 million for the six months ended June 30, 2020 as compared to $33.3 million for the six months ended June 30, 2019. The revenue increase was primarily driven by a $34.6 million increase in sales of “Tattooed Chef” branded products and a small ($1.3 million) increase in sales of private label products, due to expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers of our existing portfolio of products and new product introductions including Acai Bowls, Spring Vegetable Blends, Buffalo Cauliflower, and other value-add rice cauliflower meals. This increase was partially offset by a $1.3 million decline in legacy, fish and commodity vegetable products for select private label retailers.
Cost of Goods Sold
Cost of goods sold increased $26.9 million, or 96.3%, to $54.9 million for the six months ended June 30, 2020, as compared to $28.0 million for the six months ended June 30, 2019, due primarily to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs. However, cost of goods sold for the six months ended June 30, 2020 decreased to 80.9% of revenue from 84.0% of revenue in the same period in the prior year for the reasons described in “— Gross Profit and Gross Margin” immediately below.
Gross Profit and Gross Margin
Gross profit increased $7.7 million, or 143.0%, to $13.0 million for the six months ended June 30, 2020 as compared to $5.3 million for the six months ended June 30, 2019. Gross margin in the six months ended June 30, 2020 improved to 19.1% from 16.0% in the six months ended June 30, 2019. The improvement in gross profit and gross margin was primarily due to production efficiencies and volume purchasing of raw materials, both associated with larger sales volume.

Operating Expenses
Operating expenses increased $1.3 million, or 37.7%, to $4.5 million for the six months ended June 30, 2020 as compared to $3.2 million for the six months ended June 30, 2019, primarily due to a $1.5 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand offset by a $0.2 million decrease in general and administrative expenses resulting from reduced travel and entertainment expenses due to COVID-19. The sales volume increase was attributable to existing customers, which allowed Ittella Parent to manage the volume

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increase without a corresponding increase in general and administrative expenses. As a percentage of revenue, total operating expenses improved to 6.6% for the six months ended June 30, 2020 as compared to 9.7% for the prior comparative period. Ittella Parent anticipates operating expenses to increase as it expands its customer base, resumes a more customary travel and selling schedule, and builds infrastructure to support operating as a public company after the Closing, both in dollar amounts and as a percentage of revenue. See “Risk Factors — The Company will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.”
Interest Expense
Interest expense for the six months ended June 30, 2020 increased slightly, to $381,000 from $338,000 for the six months ended June 30, 2019, due to Ittella Parent’s increased average debt balances, which was partially offset by a lower average interest rates over the prior period.
Other Income
Other income consisted of unrealized gains from derivative contracts purchased as a hedge against currency fluctuation. Ittella Parent had no such derivative contracts during the six months ended June 30, 2019.
Provision for Income Taxes
Ittella Parent has elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of Ittella Parent for federal and certain state purposes is attributed to, and reported by, its stockholders. Ittella Parent is subject to state franchise tax.
Ittella Italy is subject to foreign taxes applicable to its income derived in Italy. These taxes include income tax.
The increase in the provision for income taxes for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 is attributable to a significant improvement in net income in Ittella Italy. The effective income tax rate increased from approximately 10% for the six months ended June 30, 2019 to approximately 15% for the six months ended June 30, 2020 primarily due to the Company’s utilization of tax benefits during the six months ended June 30, 2019.
Upon completion of the business combination, Ittella Parent will lose its S corporation status. Thus, Ittella Parent anticipates significant increases in income tax expenses for periods after the completion of the business combination.
Net Income
Net income increased by $5.6 million, or 351.6%, to $7.2 million for the six months ended June 30, 2020 as compared to $1.6 million for the six months ended June 30, 2019. The improvement in net income was primarily the result of the increase in revenues and gross profit, as well as operating expense leverage compared to the prior comparative period.
Other Comprehensive Income (Loss), Net
Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.

Adjusted EBITDA
Adjusted EBITDA increased by $6.6 million, or 274.1%, to $9.0 million for the six months ended June 30, 2020 as compared to $2.4 million for the six months ended June 30, 2019. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues, gross profit and operating expense leverage compared to the prior comparative period. For a reconciliation of Adjusted EBITDA to net income, see “— Non-GAAP Financial Measures — Adjusted EBITDA”.

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Fiscal Year Ended December 31, 2019 Compared to Fiscal Year Ended December 31, 2018

	Fiscal Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(dollars in thousands)
Revenues	100.0%	100.0%	$84,919	$47,295
Cost of goods sold	83.9%	93.3%	$71,209	$44,108
Gross profit	16.1%	6.7%	$13,710	$3,187
Operating expenses	8.8%	6.8%	$7,454	$3,237
Income (loss) from operations	7.4%	(0.1)%	$6,256	$(50)
Interest expense	(0.6)%	(0.7)%	$(494)	$(315)
Income (loss) before provision for income taxes	6.8%	(0.8)%	$5,762	$(365)
Income tax expense (benefit)	0.2%	(0.1)%	$154	$(29)
Net income (loss)	6.6%	(0.7)%	$5,608	$(336)
Other comprehensive loss, net	(0.2)%	(1.5)%	$(174)	$(726)
Adjusted EBITDA	8.2%	0.7%	$6,973	$348
Revenue
Revenue increased by $37.6 million, or 79.5%, to $84.9 million for Fiscal 2019 as compared to Fiscal 2018 revenue of $47.3 million. The revenue increase was primarily due to an increase in volume for both “Tattooed Chef” and private label products, primarily driven by expansion in the number of U.S. distribution points, increased revenue at existing retail customers and new product introductions such as the acai bowl and vegetable spirals, partially offset by a decline in legacy fish products that are expected to be phased out in future periods.
Cost of Goods Sold
Cost of goods sold increased $27.1 million, or 61.4%, to $71.2 million for Fiscal 2019 as compared to $44.1 million for Fiscal 2018, primarily due to the increase in volume of products manufactured, stored and shipped, resulting in increased costs of raw materials (in absolute dollars), direct labor and additional freight and storage costs. However, cost of goods sold for Fiscal 2019 decreased to 83.9% of revenue from 93.3% of revenue in Fiscal 2018 for the reasons described in “— Gross Profit and Gross Margin” immediately below.

Gross Profit and Gross Margin
Gross profit increased $10.5 million, or 328.1%, to $13.7 million for Fiscal 2019 as compared to $3.2 million for Fiscal 2018. Gross margin in Fiscal 2019 improved to 16.1% from 6.7% in Fiscal 2018. The improvement in gross profit and gross margin was primarily due to purchasing power with respect to raw materials and production efficiencies, both associated with larger sales volume.
Operating Expenses
Operating expenses increased $4.3 million, or 134.4%, to $7.5 million for Fiscal 2019 as compared to $3.2 million for Fiscal 2018, primarily due to a $1.0 million increase in sales and marketing expenses resulting from a shift in focus to building the Tattooed Chef brand and a $3.2 million increase in general and administrative expenses resulting from higher wages and related expenses, headcount additions required to manage the increase in revenue, and increased rent due to facility expansion. As a percentage of revenue, total operating expenses increased to 8.8% for Fiscal 2019 from 6.8% for Fiscal 2018. Ittella Parent anticipates operating expenses to increase further as a result of operating as a public company after the Closing, both in dollar amounts and as a percentage of revenue. See “Risk Factors — The Company will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.”

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Interest Expense
Interest expense increased to $0.5 million for Fiscal 2019, compared to $0.3 million for Fiscal 2018, due to Ittella Parent’s increased debt balances, which was partially offset by a lower average interest rate during Fiscal 2018.
Income Tax Expense (Benefit)
Ittella Parent has elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of Ittella Parent for federal and certain state purposes is attributed to, and reported by, its stockholders. Ittella Parent is subject to state franchise taxes and limited (reduced rate) state income taxes in California.
Ittella Italy is subject to foreign taxes applicable to its income derived in Italy.
Income tax expense for Fiscal 2019 was $154,000, compared to a benefit of $29,000 for Fiscal 2018, due to significantly higher taxable income for Ittella Italy in Fiscal 2019, partially offset by the use of net operating loss carryforwards in Italy. The benefit of $29,000 is attributable to the use of net operating loss carryforwards.
Upon completion of the business combination, Ittella Parent will lose its S corporation status. Thus, Ittella Parent anticipates significant increases in income tax expenses for periods after the completion of the business combination.
Net Income (Loss)
Net income (loss) increased by $6.0 million to $5.7 million for Fiscal 2019 as compared to a loss of $0.3 million for Fiscal 2018. The improvement in net income was primarily the result of the increase in revenues and gross profit.
Other Comprehensive Income (Loss), Net
Other comprehensive income (loss), net, represents the unrealized gain or loss of the Euro currency translation resulting from income statement accounts that are translated to U.S. dollars based on an average monthly exchange rate. Balance sheet accounts are translated to U.S. dollars at the balance sheet date.
Adjusted EBITDA
Adjusted EBITDA increased by $6.7 million to $7.0 million for Fiscal 2019 as compared to $0.3 million for Fiscal 2018. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues and gross profit as compared to the prior-year period as well as the benefit of a non-recurring bad debt charge of $69,000 in Fiscal 2019 related to a specific product dispute.

Non-GAAP Financial Measures
Ittella Parent uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. The Ittella Parent management team uses Adjusted EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of Adjusted EBITDA. The adjustments generally fall within the categories of non-cash items, acquisition and integration costs, business transformation initiatives, financing related costs and operating costs of a non-recurring nature. Ittella Parent believes this non-GAAP measure should be considered along with net income, the most closely related GAAP financial measure. Reconciliations between adjusted EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations.
As new events or circumstances arise, the definition of Adjusted EBITDA could change. When the definitions change, Ittella Parent will provide the updated definition and present the related non-GAAP historical results on a comparable basis.

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Adjusted EBITDA Reconciliation
Ittella Parent defines EBITDA as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back non-recurring expenses and other non-operational charges. Adjusted EBITDA is one of the key performance indicators Ittella Parent uses in evaluating its operating performance and in making financial, operating, and planning decisions. Ittella Parent believes Adjusted EBITDA is useful to the users of this proxy statement in the evaluation of Ittella Parent’s operating performance.
The following table provides a reconciliation from Net Income to Adjusted EBITDA for the six months ended June 30, 2020, the six months ended June 30, 2019, and Fiscal 2019 and Fiscal 2018:

	Six Months Ended		Fiscal Year Ended
(in thousands)	June 30, 2020 (unaudited)	June 30, 2019 (unaudited)	Dec. 31, 2019	Dec. 31, 2018
Net income (loss)	$7,154	$1,584	$5,608	$(336)
Interest	$381	$338	$494	$315
Taxes	$1,283	$184	$154	$(29)
Depreciation & Amortization	$471	$300	$658	$398
EBITDA	$9,289	$2,406	$6,914	$348
Adjustments
Foreign Currency Derivative	$(288)	$—	$—	$—
Bad Debt (non-recurring)	$—	$—	$59	$—
Total Adjustments	$(288)	$—	$59	$—
Adjusted EBITDA	$9,001	$2,406	$6,973	$348
Pricing Policies
Ittella Parent negotiates different prices at its different club and retail customers based on product quantity and packaging configuration. At this time, Ittella Parent does not expect to adjust product prices from its current levels. However, Ittella Parent does acknowledge that competitive pressures, such as the introduction of additional plant-based products by its competitors, may require it to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which may affect its margins, operating results or profitability.
Seasonality
Historically, Ittella Parent experienced greater demand for certain of its products during the third and fourth quarters, primarily due to increased demand in the summer season and increased holiday orders from retailers and club stores. Ittella Parent expects that seasonality in revenue will decrease as its business grows and additional products are introduced.
Liquidity and Capital Resources
As of June 30, 2020, Ittella Parent had $5.2 million of cash. Ittella Parent believes its cash, availability under its credit line (See “— Indebtedness” below), and cash flows from operations, will be sufficient to support its planned operations for at least the next 12 months. Ittella Parent finances its operations and capital expenditures through a combination of internally generated cash from operations and the ability to draw on Ittella Parent’s line of credit. Ittella Parent’s current working capital needs are to support accounts receivable growth, manage inventory to meet demand forecasts, and support operational growth. Ittella Parent’s long-term financial needs primarily include working capital requirements, capital expenditures, and fulfilling any scheduled repayment of existing indebtedness. Ittella Parent may also pursue strategic acquisition opportunities that may impact its future cash requirements. There are a number of factors that may negatively impact Ittella Parent’s available sources of funds in the future, including the ability to generate cash from operations and borrow on its debt facilities. The amount of cash generated from operations is dependent upon factors such as the successful execution of Ittella Parent’s business strategy and general economic conditions.
Ittella Parent may opportunistically raise debt capital, subject to market and other conditions. Additionally, as part of its growth strategies, Ittella Parent may also raise debt capital for strategic alternatives and general corporate purposes. If additional financing is required from outside sources, Ittella Parent may not be able to raise it on terms acceptable to it or at all. If Ittella Parent is unable to raise additional capital when desired, its business, operating results, and financial condition may be adversely affected.

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Indebtedness
In December 2019, Ittella Parent amended and increased its existing line of credit agreement to $15 million. This line of credit provides for borrowings up to (a) 90% of the net amount of eligible accounts receivables; plus, (b) the least of (i) the sum of: (A) 50% of the net amount of eligible inventory; plus (B) 45% of the net amount of eligible in-transit inventory; (ii) $5 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (C) the sum of all reserves. This line of credit is secured by substantially all of Ittella Parent’s assets. Outstanding borrowings under this line of credit bear interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1%. As of June 30, 2020, approximately $14.5 million was drawn on this line of credit and the borrowing base was the full $15 million.
In September 2018, Ittella Parent exercised an option within this line of credit to enter into a promissory note with a financial institution in the amount of $1,000,000. The note accrues interest at the sum of (i) the higher of the prime rate or LIBOR rate plus 2.0% and (ii) 1.5% and has a maturity date of May 2021. The note is secured by substantially all of the assets of Ittella Parent.
A letter of credit in the amount of 750,000 Euros was outstanding at each of June 30, 2020, December 31, 2019 and as of June 30, 2019. The letter of credit was issued to guaranty the Italian facility lease.
Liquidity
Ittella Parent generally funds its short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and available borrowings under its line of credit (See “Liquidity and Capital Resources — Indebtedness” above). Ittella Parent’s management regularly reviews certain liquidity measures to monitor performance. Following a successful business combination that would result in an increase to balance sheet cash, Ittella Parent will be reviewing its liquidity measures and will provide additional policy guidance within its next reporting period.

Cash Flows
The following table presents the major components of net cash flows from and used in operating, investing and financing activities for the six months ended June 30, 2020 and for Fiscal 2019 and Fiscal 2018:

(in thousands)	June 30, 2020	2019	2018
Cash (used in) provided by:
Operating Activities	$2,472	$(931)	$(5,008)
Investing Activities	$(4,120)	$(3,678)	$(1,940)
Financing Activities	$2,026	$8,799	$6,239
Operating Activities
For the six months ended June 30, 2020, Ittella Parent realized net income of $7.2 million. Net cash was reduced by a $6.2 million increase in accounts receivable due to increased revenue and a $9.1 million increase in inventory to meet anticipated growth in sales, partially offset by a $9.8 million increase in accounts payable and accrued expenses.
For Fiscal 2019, Ittella Parent realized net income of $5.6 million. Net cash was reduced by a $6.8 million increase in inventory to meet growth in anticipated sales and a $2.6 million increase in accounts receivable resulting from that growth, partially offset by a $3.5 million increase in accounts payable and by a $0.7 million increase in depreciation and amortization expense and a $1.4 million increase in prepaid expenses.
For Fiscal 2018, Ittella Parent incurred a net loss of $0.3 million. Net cash was reduced by increases of $7.1 million of inventory to enable growth and $4.4 million of accounts receivable resulting from that growth, partially offset by an increase of $8.7 million in accounts payable and by $0.4 million in depreciation and amortization expenses, $0.7 million of other comprehensive losses, and $1.7 million of prepaid expenses.
For the six months ended June 30, 2020 and for Fiscal 2019 and 2018, depreciation and amortization expense was $0.5 million, $0.7 million and $0.4 million, respectively. Ittella Parent anticipates that its depreciation and amortization expense will increase in Fiscal 2020 based on Fiscal 2019 capital expenditures on property, plant and equipment and expected capital expenditures in Fiscal 2020 on property, plant and equipment to expand production capabilities in both the Italy and California facilities.

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Investing Activities
Net cash used in investing activities relates to capital expenditures to support growth and investment in property, plant and equipment to expand production capacity, tenant improvements, and to a lesser extent, replacement of existing equipment.
For the six months ended June 30, 2020, net cash used in investing activities was $4.1 million resulting from a continued investment in manufacturing facility tenant improvements and manufacturing equipment to support production capacity expansion projects at both Ittella Parent’s California location and Italy facility.
For Fiscal 2019, net cash used in investing activities was $3.7 million and consisted of $2.7 million in cash outflows for manufacturing facility tenant improvements and manufacturing equipment at Ittella Parent’s California location, and $1.0 million in cash outflows related to production capacity expansion projects at Ittella Parent’s Italy facility.
For Fiscal 2018, net cash used in investing activities was $1.9 million and consisted of $0.5 million in cash outflows for capacity expansion projects at Ittella Parent’s California location, and $1.4 million in cash outflows related to equipment replacement and capacity expansion projects at Ittella Parent’s Italy facility.
Financing Activities
For the six months ended June 30, 2020, net cash provided by financing activities was $2.0 million primarily attributable to a $4.5 million increase in Ittella Parent’s borrowings under its credit facility to support working capital requirements to fund growth and a $0.3 million contribution to capital, partially offset by $1.9 million in tax distributions to stockholders and $1.0 million in note payments.

For Fiscal 2019, net cash provided by financing activities was $8.8 million consisting of $6.0 million in capital contributions resulting from the 12.5% minority investment by UMB, and $3.0 million of borrowings under Ittella Parent’s credit facility to support working capital requirements to fund growth, partially offset by $0.2 million in dividends and $0.2 million in repayment of debt to related parties.
For Fiscal 2018, net cash provided by financing activities was $6.2 million consisting of $5.5 million of borrowings under Ittella Parent’s line of credit under its credit facility to support working capital requirements to fund growth, additional borrowings of $1.6 million in the form of a term loan under the line of credit to fund production capacity expansion projects, partially offset by $0.5 million in dividends and $0.5 million of debt repayments.
As of June 30, 2020, Ittella Parent had borrowed $14.5 million of the available $15.0 million under its credit facility.
Contractual Obligations and Commitments
The following table summarizes Ittella Parent’s significant contractual obligations as at December 31, 2019:

Payments Due by Period
(in thousands)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than Five Years
Revolving Line of Credit	10,054	10,054	—	—	—
Long Term Obligations	2,035	788	1,164	83	—
Variable Interest Entity Long Term Obligations	2,036	178	357	357	1,144
Operating Leases	3,005	878	1,073	487	567
Purchase Obligations	18,774	18,774	—	—	—
TOTAL	35,905	30,673	2,594	927	1,711
Off-Balance Sheet Arrangements
Ittella Parent has no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2020. Ittella Parent does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, that have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Qualitative and Quantitative Disclosures About Market Risk
Ittella Parent is exposed to certain market risks in the ordinary course of business. These risks primarily consist of interest rates, raw material prices and foreign exchange risk as follows:
Interest Rate Risk
Ittella Parent is subject to interest rate risk in connection with its line of credit with Marquette Business Credit, LLC. See “— Liquidity and Capital Resources — Indebtedness” above. Based on the average interest rate on this line of credit during the Fiscal 2019 and to the extent that borrowings were outstanding, Ittella Parent does not believe that a 1.0% change in the interest rate would have a material effect on its results of operations or financial condition.
Raw Material Risk
Ittella Parent’s profitability depends, among other things, on its ability to anticipate and react to raw material and food costs. Ittella Parent sources its vegetables from a number of growing regions within Italy,

North and South America. The prices of vegetables are subject to many factors beyond Ittella Parent’s control, such as the number and size of growers that produce crops, the vagaries of these farming businesses (including poor harvests due to adverse weather conditions, natural disasters and pestilence), changes in national or world economic conditions, political events, tariffs, trade wars or other conditions in Italy, North or South America.
Prior to each growing season, Ittella Parent obtains written commitments as to quantity and price from a number of growers in order to mitigate price volatility, who commit to supply its projected needs, which commitments are then followed by written purchase orders closer to the start of the harvest season. When necessary (whether as a result of greater than anticipated demand from our customers, or poor crop yields due to inclement weather, infestation and the like), Ittella Parent has been able to obtain substitute or additional product from other sources or on the spot market on satisfactory terms.
Ittella Parent engages the services of an agronomist to assist in managing forecasting and scheduling to help provide it with a consistent supply of crops throughout the growing season to support its year-round production schedule. Ittella Parent continues to expand its supply chain to help ensure the certainty of supply of the highest quality raw materials, and believes there to be ample supply in the market of its key supply inputs.
Foreign Exchange Risk
Ittella Parent is exposed to fluctuations in foreign exchange risk related primarily to third-party purchases (such as ingredient purchases) and transactions with Ittella Italy. Additionally, Ittella Parent is exposed to volatility in the translation of the Euro to U.S. dollars. The impact of possible Euro devaluations can impact Ittella Parent’s results and financial guidance. Effective during the second quarter of Fiscal 2020, Ittella Parent implemented a hedging program related to Euro forward contracts.
Critical Accounting Policies and Estimates
Ittella Parent’s management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing its financial statements, Ittella Parent makes estimates, assumptions, and judgments that can have a significant impact on its reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on its balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on its historical experience, market trends and on other assumptions and factors that Ittella Parent believes to be reasonable under the circumstances because future events and their effects on Ittella Parent’s results of operations and value of its assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. Ittella Parent may periodically be faced with uncertainties, the outcomes of which are not within its control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.
The critical accounting estimates, assumptions, and judgments that Ittella Parent believes have the most significant impact on its consolidated financial statements are described below.

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Revenue Recognition
Ittella Parent sells plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the U.S. and Italy. All of Ittella Parent’s revenue relates to contracts with customers. Ittella Parent’s accounting contracts are from purchase orders or purchase orders combined with purchase contracts. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in Ittella Parent’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.
Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, Ittella Parent uses either the expected value or most likely amount method to determine the variable consideration. Ittella Parent reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.

Accounts Receivable
Accounts receivable is recorded at invoiced amount. Ittella Parent extends credit to its customers based on an evaluation of a customer’s financial condition and collateral is generally not required. Ittella Parent maintains an allowance for doubtful accounts for estimated uncollectible accounts receivable. The allowance is based on Ittella Parent’s assessment of known delinquent accounts, historical experience, and other currently available evidence of the collectability and the aging of accounts receivable. Although management believes the current allowance is sufficient to cover existing exposures, there can be no assurance against the deterioration of a major customer’s creditworthiness, or against defaults that are higher than what has been experienced historically.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Valuation Allowances for Deferred Tax Assets
Ittella Parent establishes an income tax valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, Ittella Parent considers the amounts and timing of expected future deductions or carryforwards and sources of taxable income that may enable utilization. Ittella Parent maintains an existing valuation allowance until enough positive evidence exists to support its reversal. Changes in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances. Ittella Parent’s assessment of the realizability of the deferred tax assets requires judgment about its future results. Inherent in this estimation is the requirement for Ittella Parent to estimate future book and taxable income and possible tax planning strategies. These estimates require Ittella Parent to exercise judgment about its future results, the prudence and feasibility of possible tax planning strategies, and the economic environment in which it does business. It is possible that the actual results will differ from the assumptions and require adjustments to the allowance. Adjustments to the allowance would affect future net income.

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ITTELLA PARENT MANAGEMENT
Executive Officers and Senior Management Team
The following table sets forth certain information regarding Ittella Parent’s executive officers and key employees as of August 31, 2020. Ittella Parent expects that these executive officers and key employees will continue as executive officers and key employees following the business combination.

Name	Age	Position(s) Held
Salvatore “Sam” Galletti	57	President and CEO
Sarah Galletti	34	Creative Director
Stephanie Dieckmann	41	Chief Operating Officer
Giuseppe Bardari	44	President, Ittella Italy
Charles Cargile	56	Chief Financial Officer
Matthew Williams	49	Chief Growth Officer
Salvatore “Sam” Galletti, 57, has served as President and CEO of Ittella Parent since it was founded in 2009 as Stonegate Foods, Inc. (see “Information About Ittella Parent — Corporate Information”). Mr. Galletti has over 35 years’ experience in the food industry including prior operational and investor roles at Ittella,

Sonora Mills, Good Karma Foods, and others, where he gained experience manufacturing a variety of products including seafood, breaded vegetables, grilled chicken and other organic foods. Through these prior roles, he has established key relationships with many of the retailers who now carry Ittella Parent’s products.
Mr. Galletti founded Ittella Parent primarily as an importer of Italian vegetables and other products, having realized the quality of produce from Italy surpassed that of available comparable produce from the U.S. Following Ittella Parent’s entrance into private label production and manufacturing of frozen products in its own facility, the name was changed to Ittella International in 2015.
Mr. Galletti will be the President and CEO of the post-combination company, primarily focusing on continued business development efforts to drive future growth.
Sarah Galletti, 34, holds the title of “Tattooed Chef” and Creative Director and since 2014 has led Ittella Parent’s transition from a producer of private label frozen vegetables to a branded, innovator of frozen plant-based meals and snacks. She is primarily responsible for the development of new products as well as the strategic and creative direction of the Tattooed Chef brand. Ms. Galletti remains highly involved in Ittella Parent’s sales and marketing efforts, including management of the Tattooed Chef brand’s digital marketing platform and development of Ittella Parent’s online DTC functionality.
Prior to her involvement with Ittella Parent, Ms. Galletti spent time in Italy working as a pizza and pastry chef at various eateries. Ms. Galletti’s time abroad led to her inspiration for the Tattooed Chef brand, having recognized a lack of high-quality, plant-based options available within the U.S. Since 2014, Ms. Galletti worked with Ittella Parent to develop and create the Tattooed Chef brand as an expression of her passion to supply consumers with unique, clean label, plant-based meals and other food products.
Stephanie Dieckmann, 41, has served as COO and CFO of Ittella Parent since 2017 and has over 12 years of combined food industry experience. Prior to this role, Ms. Dieckmann was CFO at APPA Fine Foods, a private label food manufacturer of fresh ready to eat, frozen meals, and grilled chicken products, where she worked for over seven years. She also held a financial controller position with The Perfect Bite Co., a gourmet frozen appetizer company. During her time at APPA Fine Foods, Ms. Dieckmann became acquainted with Mr. Galletti, who was a former investor in the company.
In her role as COO, Ms. Dieckmann is primarily responsible for all operations in the U.S. and has led growth of Ittella Parent from approximately $32.5 million in sales in 2017 to approximately $84.9 million in 2019. In her role as CFO, she oversees all accounting, business support, financial planning and analysis, treasury, real estate and tax functions of Ittella Parent.
Charles Cargile accepted an offer from Ittella Parent to serve as Ittella Parent’s Chief Financial Officer, effective August 24, 2020. Mr. Cargile will also serve as the post-combination company’s Chief Financial Officer. Ms. Dieckmann resigned as Ittella Parent’s Chief Financial Officer effective as of August 24, 2020.

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Giuseppe Bardari, 44, is the current President of Ittella Italy. Mr. Bardari joined Ittella Parent in 2010 as a Director of International Business Development, which he held for seven years, and was responsible for the procurement of items from Italy and managing the process of items leaving Italy and arriving in the United States. In 2017, he became President of the Italian division of Ittella Parent, Ittella Italy. Mr. Bardari is responsible for overseeing all operations of Ittella Italy, which includes managing relationships with local growers, procuring imported ingredients and the exporting of finished products.
Mr. Bardari holds additional frozen food industry experience from over six years spent as an export manager for Gias Spa. He holds a Degree in Economics from Messina University and MBA with specialization for Hi-Tech from Sdipa/Bocconi.
Following the business combination, Mr. Bardari will continue to oversee all Italian operations of the post-combination company.
Charles Cargile, 56, has over 30 years of financial and operational experience, most recently serving as Chief Executive Officer of Nasdaq-listed Sunworks, Inc. from March 2017 until joining Ittella Parent in August 2020. Prior to joining Sunworks, Mr. Cargile served as Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation from October 2000 until April 2016, when Newport Corporation was acquired by MKS Instruments. At Newport Corporation, Mr. Cargile was responsible for all accounting, financial reporting, tax, treasury, investor relations and information technology functions, as well as strategic planning, mergers, acquisitions and divestitures. From November 1998 to October 2000, Mr. Cargile had several roles at York International Corporation including Corporate Controller and Chief Accounting Officer and Vice President, Finance and Corporate Development. Mr. Cargile started his career at Coopers & Lybrand and Borg Warner Industrial Products, which later became Flowserve Corporation. Mr. Cargile has a B.S. in Accounting from Oklahoma State University and earned an MBA from the Marshall School of Business at the University of Southern California (USC). Mr. Cargile currently serves on the Board of Directors of Sunworks and Photon Control, as well as the Corporate Advisory Board for the Marshall School of Business at USC.
Matthew Williams, 49, has over 25 years of experience in sales leadership and general management roles in the consumer packaged goods industry, most recently as the President of food brands for Sugar Mountain, a creative food company with brands Beecher’s Handmade Cheese and Mishima Reserve American Wagyu, since March 2019. Prior to his role at Sugar Mountain, he served as Senior Vice President for Dean Foods from August 2014 until March 2019. In his most recent role with Dean Foods, he was Senior Vice President of the frozen business unit, where he was responsible for sales and marketing of Dean’s branded and private label ice cream business.

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MANAGEMENT AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The Company anticipates that the current executive officers of Ittella Parent will become executive officers of the post-combination company following the business combination. The following persons are anticipated to be the directors and executive officers of the post-combination company, which will be renamed “Tattooed Chef Inc.” following the business combination:

Name	Age	Position
Salvatore “Sam” Galletti	57	President, CEO, and Class III Director
Sarah Galletti	34	Creative Director
Charles Cargile	56	Chief Financial Officer
Stephanie Dieckmann	41	Chief Operating Officer
Giuseppe Bardari	44	President, Ittella Italy
Matthew Williams	49	Chief Growth Officer
Bryan Rosenberg	55	Class III Director
Paula Ciaramitaro	56	Class III Director
Ed Gelfand	72	Class II Director
Daniel Williamson	64	Class II Director
Jennifer Fellner	54	Class II Director
Ryan Olohan	45	Class I Director
David Boris	60	Class I Director
Marie D. Quintero-Johnson	53	Class I Director
Executive Officers
See “Ittella Parent Management—Executive Officers and Senior Management Team” for biographies on the Executive Officers who will serve in the positions listed above following the business combination.
Directors
Salvatore “Sam” Galletti, 57, has served as President and CEO of Ittella Parent since it was founded in 2009 as Stonegate Foods, Inc. (see “Information About Ittella Parent — Corporate Information”). Mr. Galletti has over 35 years’ experience in the food industry including prior operational and investor roles at Ittella,

Sonora Mills, Good Karma Foods, and others, where he gained experience manufacturing a variety of products including seafood, breaded vegetables, grilled chicken and other organic foods. Through these prior roles, he has established key relationships with many of the retailers who now carry Ittella Parent’s products.
Mr. Galletti founded Ittella Parent primarily as an importer of Italian vegetables and other products, having realized the quality of produce from Italy surpassed that of available comparable produce from the U.S. Following Ittella Parent’s entrance into private label production and manufacturing of frozen products in its own facility, the name was changed to Ittella International in 2015.
Mr. Galletti will be the President and CEO of the post-combination company, primarily focusing on continued business development efforts to drive future growth.
Non-Employee Directors
Ed Gelfand, 72, has over four decades of combined legal experience involving business and securities regulation. Mr. Gelfand specializes in public and private securities offerings and syndications, securities compliance and transactions, public company filings, merger and acquisitions, as well as other related practices. Mr. Gelfand is an active member of the State Bar of California, and is a partner in the law firm of Gartenberg Gelfand Hayton LLP and also serves as of counsel to the law firm of Gundzik Gundzik Heeger LLP. Mr. Gelfand has served and continues to serve as corporate securities counsel for several SEC-reporting public companies, including QS Energy,

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Inc., Rightscorp Inc., Iroquois Valley Farmland REIT, PBC (Regulation A+), Massroots, Inc. and PPOL, Inc. He also serves as corporate counsel to numerous private companies and individuals. Mr. Gelfand has experience across a wide range of industries, including broker-dealers, investment advisers, restaurants, film distribution pro boxing, renewable energies, aeronautics, auto racing, and real estate. Mr. Gelfand has been engaged in private and government practice since 1976. He has previously served as a staff attorney, special counsel, and as a Chief, Branch of Enforcement, in the Los Angeles Regional Office of the U.S. Securities and Exchange Commission. He has also served as an arbitrator for the NASD, now Financial Industry Regulatory Authority (FINRA), and been appointed as a receiver by numerous federal courts. Mr. Gelfand received a B.A. from Roosevelt University in 1970, and a J.D. from the University of San Fernando Valley College of Law in 1976.
Bryan Rosenberg, 55, has held executive management positions within food and beverage companies for over 15 years. Mr. Rosenberg is the President and CEO of Thai Union North America, the world’s largest producer of shelf-stable tuna products with annual sales exceeding $4.1 billion. He is responsible for its two key North America operating companies, Chicken of the Sea International (COSI) and Chicken of the Sea Frozen Foods (COSFF). Prior to his current role, Mr. Rosenberg served as President and CEO of COSFF since he established the Company in 2006 in partnership with Thai Union. Under Mr. Rosenberg’s leadership, COSFF has become the largest importer of shrimp, lobster, and crab meat in the US, selling into all channels of trade with annual revenue approaching $1 billion. Mr. Rosenberg also serves on the Board of Advisors for the Department of Economics at University of California, Santa Barbara, where he is a Magna Cum Laude graduate with a B.A. in Business Economics.
Paula Ann Ciaramitaro, 56, is a seasoned financial executive with more than 25 years of experience in the food industry. She has served as the Controller for J&D Seafoods, Inc. since 1994 and has extensive experience managing accounts receivable, accounts payable, inventory and trading, product sourcing and creation, developing trading strategies in a very competitive seafood market, and much more. Prior to her position with J&D Seafoods, she founded her own travel agency, M.A.P. Travel, Inc., which she operated from 1982 to 1987. Through June 30, 2020, Ms. Ciaramitaro served as the President of USC Town and Gown, which is the largest USC alumni organization in existence and oversaw a $46 million budget for the organization. She currently serves as an advisor to the Board of Town and Gown. She has been highly involved with philanthropic and fundraising efforts for the University and was instrumental in working with the USC Board of Trustees to coordinate a $6 billion fundraising effort for the University. She graduated from the University of Southern California in 1985 with a B.S. in Business Administration and a Master of Business Administration from the University of Phoenix in June 2010.
Jennifer Fellner, 54, is a veteran communications consultant with 25 years of broad public relations experience helping a wide range of clients from start-ups developing brands to Fortune 500 companies successfully communicating with stakeholders across industries spanning consumer products, technology, food and politics. With 28 years of experience at Access Communications, she has been privileged to work with brands such as Apple Computer, Annie’s Organics, Brinker International, Clif Bar, ESPN, Hasbro, Horizon

Organic, Intuit, LeapFrog Toys, LUNA, Lundberg Family Farms, Peet’s Coffee & Tea, Polycom, Revo, SEGA, Safeway, Seiko and Toys “R” Us. Dedicated to delivering fresh ideas, measurable results and strategic insights, Jennifer has managed some of the longest client relationships at Access. Jen had a thirteen year relationship with SEGA, creating a deep experience in the fastest growing segment of the entertainment industry — video games — and encouraged her team to embrace social media and web 2.0 strategies to connect SEGA to its key audiences. She also led the Corporate Communications effort for 18 years supporting Intuit’s Corporate Communications function. Jennifer’s focus on Reputation Management and Sustainability gives her deep experience in financial communications, executive communications and speechwriting, as well as crisis communications and issues management, counseling clients with challenges ranging from exploding toys, food tampering to online financial fraud.
David Boris, 60, has served as Co-Chief Executive Officer, Chief Financial Officer and Director of Forum I from its inception in November 2016 until Forum I’s business combination with ConvergeOne and served as a member of ConvergeOne’s board of directors from the business combination until ConvergeOne’s acquisition by CVC in January 2019 at $12.50 per share. He has over 30 years of Wall Street experience in mergers and corporate finance and has been involved in approximately 20 SPAC transactions as an advisor, investment banker and/or officer or board member, including ten business combinations totalling over $5.0 billion. Mr. Boris was a Director of Pacific Special Acquisition Corp. from July 2015 until August 2017. From November 2010 to May 2013, Mr. Boris served as Chairman of Primcogent Solutions LLC, leading the board during the period of the company’s preparation to

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seek reorganization by way of a voluntary bankruptcy petition, which was filed in 2013. Mr. Boris served as Senior Managing Director and Head of Investment Banking at Pali Capital, Inc., an investment banking firm, from 2007. Mr. Boris served as President of Ladenburg Thalmann Group Inc. from 1999 to 2000, and was also Executive Vice President and Head of Investment Banking at Ladenburg Thalmann & Co. Inc. from 1998 to 2000. In addition, he was a co-founder, director, and a principal stockholder of Brenner Securities Corporation and its successors. Prior to Brenner, Mr. Boris was at Oppenheimer & Company Inc., as a Senior Vice President and Limited Partner. Mr. Boris began his career as a member of the Business Development Group of W.R. Grace & Company, from 1984 to 1985. He is an active member of the Young Presidents’ Organization, an organization with over 25,000 members who are in the top position of a qualifying company or division and are directly responsible for all operations of such business or division. Mr. Boris received a M.B.A. from Columbia University Business School and a B.A. from Vassar College, cum laude. We believe Mr. Boris is well qualified to serve as a member of the board due to his wide range of experience in capital market activities as well as his activities in special purpose acquisition companies and asset management, including his experience as an executive officer and director of Forum I and Forum II.
Ryan Olohan, 45, is the managing director of Food, Beverage and Restaurants at Google. Ryan started his career at Google in 2007, first overseeing the consumer packaged goods industry and has spent the past seven years as a thought leader in healthcare as the Managing Director of Google Healthcare. He leads the teams responsible for developing and managing Google’s relationships with the foremost innovators in the food, beverage and restaurant space. Mr. Olohan’s teams partner with the largest restaurant advertisers in the world to build their brands though utilizing Google’s vast search, display, mobile, online video, and other platforms. As head of the Food Industry team, Ryan is responsible for driving the teams’ strategy, industry and consumer insights, operational excellence, and thought leadership.
Daniel J. Williamson, 64, is the President and CEO of Aspen Medical Products LLC. He is responsible for their global operations with offices in United States, Mexico, Germany and Scotland and founded Aspen Medical Products in 1993. He owned the business until it was sold to the Cortec Group in 2019. Under his leadership, Aspen Medical Products became the premier leader in Spinal Bracing. Prior to founding Aspen Medical Products, Mr. Williamson was the COO and CFO for California Medical Products from 1988 to 1991, and the General Manager for Laerdal Medical California from 1991 to 1995, to whom California Medical Products was sold in 1991. Mr. Williamson began his career in 1978 at American Hospital Supply Corporation, which subsequently merged with Baxter International. He has held positions in operations, finance and accounting for multiple divisions of both companies. Mr. Williamson won the EY Entrepreneur Award for Orange County CA in 2017 for his innovative leadership at Aspen. Mr. Williamson also serves as the Chairman of Alger Precision Manufacturing, Reflections Holdings and Deep Roots Bible Curriculum. He is also on the Board of Focal Point Ministries and The Premier Christian Education Group. Mr. Williamson has a Bachelor of Science degree in Accounting from Miami University in Ohio and holds a CPA.
Marie D. Quintero-Johnson, 53, will be joining the post-combination company’s Board of Directors having over 30 years of combined food and beverage experience. Currently, she serves as Vice President, M&A, Insights, and Corporate Real Estate for The Coca-Cola Company, a role she has held since 2002. In her current role, Ms. Quintero-Johnson supports the development and implementation of Coca-Cola’s global strategy through various growth, efficiency, and scale initiatives. During her tenure, the Coca-Cola Company has completed more than $40 billion worth of transaction in over 100 countries, and has significantly increased the number of brands under its corporate umbrella. Prior to joining the Coca-Cola Company in 1992, Ms. Quintero-Johnson began her career at Coopers & Lybrand (k.n.a PricewaterhouseCoopers). Ms. Quintero-Johnson currently sits on the Board of Coca-Cola Beverages Africa, Coca-Cola Bottling of Egypt, Atlanta Downtown Improvement District, and Cristo Rey Atlanta high School. She received her M.B.A. from the Darden Graduate School of Business Administration, University of Virginia, and her B.S. in Accounting and International Business from Georgetown University. Ms. Quintero-Johnson is a Certified Public Accountant.
Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination
Upon the Closing, we anticipate increasing the initial size of our Board from six to nine directors. If the proposed charter is approved, the business combination is consummated and our board size is increased and the director nominees are appointed to fill the vacant positions, our Board will consist of nine directors.
Family Relationships
Salvatore Galletti is the father of Sarah Galletti.

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Classified Board of Directors
As discussed above, in connection with the business combination, the number of directors on our Board will be increased to nine members and will be divided into three staggered classes. Each of our Class I directors will have a term that expires at the next annual meeting of stockholders following the effectiveness of the proposed charter, each of our Class II directors will have a term that expires at the second annual meeting of stockholders following the effectiveness of the proposed charter and each of our Class III directors will have a term that expires at the third annual meeting of stockholders following the effectiveness of the proposed charter, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death.
Committees of the Board of Directors
The standing committees of our Board currently include an audit committee and a compensation committee and, after the business combination, will include a nominating and corporate governance committee. Each of the committees will report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.
Audit Committee
The principal functions of the audit committee will include, among other things:
•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;
•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Upon consummation of the business combination, we anticipate our audit committee will consist of Ed Gelfand, Jennifer Fellner, and Paula Ciaramitaro, with Mr. Gelfand serving as the chair of the audit committee. We anticipate that each of Messrs. Gelfand, Fellner, and Ciaramitaro will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Mr. Gelfand will qualify as our “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. Our Board has adopted a written charter for the Audit Committee, which will be available free of charge on our corporate website (www.tattooedchef.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.

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Compensation Committee
The principal functions of the compensation committee will include, among other things:
•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation, if any is paid by us, evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Co-Chief Executive Officers based on such evaluation;
•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
•        reviewing on an annual basis our executive compensation policies and plans;
•        implementing and administering our incentive compensation equity-based remuneration plans;
•        assisting management in complying with our proxy statement and annual report disclosure requirements;
•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•        if required, producing a report on executive compensation to be included in our annual proxy statement; and
•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Upon consummation of the business combination, we anticipate our compensation committee will consist of Bryan Rosenberg, David Boris, and Jennifer Fellner, with Mr. Rosenberg serving as the chair of the compensation committee. We anticipate that each of Messrs. Rosenberg and Boris, and Ms. Fellner will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership. Our Board has adopted a written charter for the compensation committee, which will be available free of charge on our corporate website (www.tattooedchef.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.

Nominating and Corporate Governance Committee
The principal functions of the nominating and corporate governance committee will include, among other things:
•        making recommendations to our Board regarding candidates for directorships;
•        making recommendations to our Board regarding the size and composition of our Board;
•        overseeing our corporate governance policies and reporting; and
•        making recommendations to our Board concerning governance matters.
Upon consummation of the business combination, we anticipate our nominating and corporate governance committee will consist of Daniel Williamson, Ed Gelfand, and Paula Ciaramitaro, with Ms. Ciaramitaro serving as the chair of the nominating and corporate governance committee. We expect that our Board will adopt a written charter for the nominating and corporate governance committee, which will be available free of charge on our corporate website (www.tattooedchef.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. We have previously filed copies of our form Code of Ethics, our form of audit committee Charter and our form of compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

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Post-Combination Company Executive Compensation
The following disclosure concerns the compensation of individuals who will serve as the Company’s named executive officers and directors following the completion of the business combination.
Compensation Philosophy and Objectives Following the Business Combination
Following the Closing, the post-combination company intends to develop an executive compensation program that is designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.
Decisions on the executive compensation program will be made by the compensation committee, which will be established at the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.
We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.
Base Salary
We expect that the post-combination company will proceed as set forth under the section entitled “Employments Agreements” with respect to the employment base salary of Mr. Galletti, Ms. Galletti,

Ms. Dieckmann, and Mr. Bardari. With respect to the other named executive officers, the compensation committee of the post-combination company will review and outline their base salary, subject to the terms of any employment agreements or severance agreement, and their base salary will be reviewed annually by the compensation committee based upon advice and counsel of its advisors.
Annual Bonuses
The post-combination company intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The post-combination company expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For fiscal year 2020, the post-combination company plans to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.
Equity-Based Awards
The post-combination company intends to use equity-based awards to reward long-term performance of the named executive officers. The post-combination company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers.

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Other Compensation
The post-combination company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The post-combination company also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.
Recoupment Policy
The compensation committee will administer the post-combination company’s policies consistent with the Sarbanes-Oxley Act, which would recover CEO and CFO incentive bonuses or equity awards in the event of a financial restatement that would trigger recoupment under the Sarbanes-Oxley Act.
Deductibility of Executive Compensation
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer and the three other most highly paid executive officers of a publicly traded corporation. We expect our policy will be to consider the tax impact of our compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to our executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. We expressly reserve the right to grant compensation that is not deductible, and we expect to do so.
Director Compensation following the Business Combination
Following the completion of the business combination, our compensation committee will determine the annual compensation to be paid to the members of our Board.

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EXECUTIVE COMPENSATION
The Company
The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2019 (i.e., pre-business combination).
None of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor and our executive officers, directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their affiliates. We note that some named executive officers have economic interests in the Sponsor. For more information about the interests of the Sponsor in the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
After the completion of the business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management After the Business Combination.”
Ittella Parent
The following discussion and analysis of compensation arrangements of Ittella Parent’s named executive officers for the fiscal year ended December 31, 2019 (i.e., pre-business combination) should be read together with the compensation tables and related disclosures provided below and in conjunction with Ittella Parent’s financial statements and related notes appearing elsewhere in this proxy statement, along with the section entitled, “Certain Relationships and Related Transactions.” Compensation information included in the following discussion is presented in actual dollar amounts.
Summary Compensation Table
The table below sets forth the annual compensation paid by Ittella Parent during the fiscal years ended December 31, 2019 and 2018 to the principal executive officer and the next two most highly compensated officers, along with the next two most highly compensated individuals.

Name and Principal Position	Year	Base Salary ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Salvatore Galletti,	2019	$187,797	$—	$15,954	(1)	$203,751
Chief Executive Officer	2018	$122,366	$—	$15,954	(1)	$138,320

Giuseppe Bardari,	2019	$406,581	$—	0		$406,581
President of Ittella Italy	2018	$220,972	$—	0		$220,972

Stephanie Dieckmann,	2019	$134,616	$—	$50,000	(2)	$184,616
Chief Operating Officer	2018	$120,000	$—	$30,000	(2)	$150,000

Mike Jamehdor, QA	2019	$105,000	$—	$35,000	(2)	$140,000
Director	2018	$90,000	$—	$20,000	(2)	$110,000

Jose Reveles,	2019	$76,923	$—	$15,000	(2)	$91,923
Production Manager	2018	$76,510	$—	$12,000	(2)	$88,510
____________
(1)      Consists of the value of use of a company-leased car.
(2)      Consists of discretionary bonus.

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Narrative Disclosure to Summary Compensation Table
For 2019, the principal elements of compensation provided to the named executive officers were base salaries and broad-based employee benefits.
Base Salary.    Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.
All Other Compensation.    All Other Compensation generally a discretionary bonus or the value of a company-provided car.
Retirement Benefits.    Ittella Parent does not currently maintain or provide defined benefit pension, nonqualified deferred compensation or qualified defined contribution plans for the named executive officers.
Change of Control and Severance Provisions.    Ittella Parent is not a party to any agreement or understanding with respect to payments due to any of the named executive officers following a termination or change of control. However, the Ittella Parent Board has elected to grant Stephanie Dieckmann a single share of Class A Special Stock of Ittella Parent that entitles Ms. Dieckmann to exactly 500,000 shares of common stock of the Company and $1,000,000 upon consummation of the business combination if consummated on or before September 30, 2020. In addition, the Ittella Parent Board has elected to grant Pizzo a single share of Class B Special Stock of Ittella Parent, which entitles Pizzo to 1,500,000 shares of common stock of the Company and $2,000,000 upon consummation of the business combination, if consummated on or before October 30, 2020, the Class B Special Stock shall automatically convert to 438 shares of common stock of Ittella Parent.

Employment Agreements.    Ittella Parent is not currently party to any employment or similar agreements with the named executive officers, other than at-will offer letters which summarize compensation and provide for confidentiality and assignment of intellectual property to Ittella Parent. However, in connection with the closing of the business combination, the Company has entered into Employment Agreements with Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari that will be effective upon the Closing.
Employment Agreement with Salvatore Galletti
Under the terms of Mr. Galletti’s Employment Agreement, Mr. Galletti will serve as the Chief Executive Officer and President of the post-combination company and will earn a base salary of $375,000 per year for three years. During the term of Mr. Galletti’s Employment Agreement and for one year after termination, Mr. Galletti will be bound by non-competition and non-solicitation obligations. If Mr. Galletti is terminated without cause or resigns for good reason he will be entitled to his base salary for one year as a severance payment.
Employment Agreement with Sarah Galletti
Under the terms of Ms. Galletti’s Employment Agreement, Ms. Galletti will serve as the Director of Research and Development of the post-combination company and will earn a base salary of $132,000 per year for three years. During the term of Ms. Galletti’s Employment Agreement and for one year after termination, Ms. Galletti will be bound by non-competition and non-solicitation obligations. If Ms. Galletti is terminated without cause or resigns for good reason she will be entitled to her base salary for one year as a severance payment.
Employment Agreement with Stephanie Dieckmann
Under the terms of Ms. Dieckmann’s Employment Agreement, Ms. Dieckmann will serve as the Chief Operating Officer of the post-combination company and will earn a base salary of $210,000 per year for three years. During the term of Ms. Dieckmann’s Employment Agreement and for one year after termination, Ms. Dieckmann will be bound by non-competition and non-solicitation obligations. If Ms. Dieckmann is terminated without cause or resigns for good reason she will be entitled to her base salary for one year as a severance payment.

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Employment Agreement with Giuseppe Bardari
Under the terms of Mr. Bardari’s Employment Agreement, Mr. Bardari will serve as President of Ittella Italy S.R.L. and will earn a base salary of 30,000.00 € per month for three years. During the term of Mr. Bardari’s Employment Agreement and for one year after termination, Mr. Bardari will be bound by non-competition and non-solicitation obligations.
Employment Agreements with other named executive officers
The compensation and terms of any employment agreements, if any, with other named executive officers will be determined by the compensation committee of the post-combination company following the business combination.
Long Term Incentives.    The Company is seeking stockholder approval of the Incentive Plan in connection with this special meeting, pursuant to which equity awards may be granted to named executive officers and other service providers in the future. Please see “Proposal No. 5 — The Incentive Plan Proposal” for a description of the Incentive Plan, which will allow, in part, for equity-based and other compensatory awards to the named executive officers as well as other service providers.
Potential Payments upon Termination or Change in Control
Except as discussed above, no named executive officer has a contractual or other entitlement to severance or other payments upon termination or a change in control.
Compensation of Directors
Ittella Parent’s directors did not receive any compensation as directors in 2019.

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DESCRIPTION OF SECURITIES
The following summary of the material terms of the post-combination company’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed charter and proposed bylaws are attached as Annex C and Annex D to this proxy statement, respectively. We urge you to read the proposed charter and proposed bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination.
Authorized and Outstanding Stock
The proposed charter authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issuable in connection with the business combination pursuant to the Merger Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 25,650,411 shares of common stock outstanding, held of record by four holders, no shares of preferred stock outstanding and 20,655,000 warrants outstanding held of record by four holders. These numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
The proposed charter provides that the common stock will have identical rights, powers, preferences and privileges to current Class A common stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and do not have the right to cumulate votes in the election of directors.
Dividends
Holders of common stock will be entitled to receive dividends and other distributions, if any, in amounts declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in these dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the post-combination company, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.
Election of Directors
Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the post-business combination company) generally serving a term. Assuming the proposed charter is approved, Class I directors will serve until the next annual meeting of stockholders following the effectiveness of the proposed charter, Class II directors will serve until the second annual meeting of stockholders following the effectiveness of the proposed charter and Class III directors will serve until the third annual meeting of stockholders following the effectiveness of the proposed charter.

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Preferred Stock
The proposed charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Capital Stock Prior to the Business Combination
The following is a summary of our authorized capital stock prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 5,000,000 shares of Class A common stock, subject to adjustment, in accordance with the terms of the current charter. In addition, each of our outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.
Units
Public Units
Each unit consists of one share of Class A common stock and one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.
Private Placement Units
Each private placement unit consists of one share of Class A common stock and one private placement warrant.
Common Stock
Common Stock
Pursuant to the current charter, our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the current charter or current bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into two classes, each of which generally serves for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.
We are providing stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released by us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination.

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We will consummate the business combination only if a majority of our outstanding shares of common stock are voted in favor of the Business Combination Proposal at the special meeting. However, the participation of the Sponsor, officers and directors, or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.
The Sponsor has agreed to vote its founder shares and any public shares purchased during or after our IPO in favor of the business combination. As of the date of filing this proxy statement, the Sponsor, directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the business combination.
Pursuant to the current charter, if we are unable to consummate a business combination by October 30, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following the redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to the founder shares (i) in connection with the consummation of a business combination, (ii) if we fail to consummate our initial business combination by October 30, 2020, (iii) in connection with an expired or unwithdrawn tender offer, and (iv) otherwise upon our liquidation or if our Board resolves to liquidate the trust account and ceases to pursue the consummation of a business combination prior to October 30, 2020. However, if the Sponsor or any of our officers, directors or affiliates acquire public shares, they will be entitled to redemption rights with respect to those public shares if we fail to consummate our initial business combination within the required time period.
In the event of a liquidation, dissolution or winding up of the Company after our initial business combination, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.
Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest not previously released by us to pay our taxes, by the total number of then outstanding public shares, subject to the limitations described herein.
Private Placement Shares
The shares of Class A common stock underlying the private placement units are identical to shares of Class A common stock that underlie the public units, except that the private placement shares are not be transferable, assignable or salable until 30 days after the completion of our initial business combination subject to certain exceptions.
Founder Shares
The founder shares are identical to the shares of Class A common stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and private placement shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our current charter (x) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete out initial

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business combination by October 30, 2020 and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to complete our initial business combination by October 30, 2020, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, the Sponsor, officers and directors have agreed pursuant to the letter agreement to vote any founder shares or private placement shares held by them and any public shares purchased during or after this offering (including in open market and privately negotiated transactions) in favor of our initial business combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO prospectus and related to the Closing, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of this offering (not including the shares of Class A common stock underlying the private placement units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination, any private placement-equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to us). We cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the Merger Agreement; (ii) negotiation with Class A stockholders on structuring an initial business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Class B common stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Class B common stock, but would reduce the percentage ownership of holders of our Class A common stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our common stock. Holders of founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A common stock issues in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.
Under the Amended and Restated Registration Rights Agreement, the Sponsor agrees to not transfer (except with respect to certain permitted transferees, who will be subject to the same transfer restrictions) (i) 1,250,000 shares held by it until the six month anniversary of the Closing and (ii) 3,750,000 shares held by them until the earlier of (x) one year after the completion of the business combination or earlier if, subsequent to our business combination, the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Preferred Stock
Our current charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting

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and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.
Warrants
Public Stockholders’ Warrants
Each warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
Under the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrantholders may, until there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:
•        in whole and not in part;
•        at a price of $0.01 per warrant;
•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and
•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

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If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend the current charter (i) to modify the substance or timing of our obligation to redeem 100% of our Class A common stock if we do not complete our initial business combination by October 30, 2020 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which was filed as an exhibit to our registration statement on Form S-1, available at https://www.sec.gov/Archives/edgar/data/1741231/000121390018009976/ fs12018s1a_forummerger2.htm, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

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The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrantholder.
Private Placement Warrants
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor or the IPO underwriters) and they will not be redeemable by us so long as they are held by the Sponsors, the IPO underwriters or their permitted transferees. The Sponsors, the IPO underwriters and their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor, the IPO underwriters or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
In addition, for as long as the private placement warrants are held by the IPO underwriters or their designees or affiliates, they may not be exercised after five years from the effective date of the registration statement on Form S-1.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,200,000 of such Working Capital Loans may be converted into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants. The terms of the working capital loans by the Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans.

In addition, holders of our private placement warrants are entitled to certain registration rights and any private placement warrants held by the IPO underwriters are not exercisable more than five years from the effective date of the registration statement on Form S-1.

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The Sponsor and the IPO underwriters have agreed not to transfer, assign or sell any of the private placement units (including the underlying securities and the Class A common stock issuable upon exercise of any of the private placement warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with the Sponsor.
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at that time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of Delaware Law and the Post-Combination Company’s Proposed Charter and Proposed Bylaws
We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•        an affiliate of an interested stockholder; or
•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•        our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•        on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
The proposed charter opts out of Section 203 of the Delaware General Corporation Law.
The proposed charter contains certain limitations on convening special stockholder meetings. In addition, the current charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

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Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Forum Selection Clause
The proposed charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the post-combination company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the post-combination company’s directors, officers or other employees of the post-combination company to the post-combination company or its stockholders; (iii) any action asserting a claim against the post-combination company, its directors, officers or employees arising pursuant to any provision of the DGCL or the proposed charter or proposed bylaws; or (iv) any action asserting a claim against the post-combination company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the post-combination company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
Rule 144
Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided, that, (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•        1% of the total number of shares of Class A common stock then outstanding, or 206,504 shares as of the date of this proxy statement; or
•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As of the date of this proxy statement, we had 25,650,411 shares of common stock outstanding. Of these shares, 19,995,411 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 5,000,000 founder shares plus 655,000 shares of Class A common stock that are a part of the private placement units acquired by the Sponsor and the IPO underwriters in the private placement concurrent with the IPO are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, the shares of our common stock we issue to the Ittella Parent securityholders pursuant to the Merger Agreement will be restricted securities for purposes of Rule 144.
As of the date of this proxy statement, there are 20,655,000 warrants of the Company outstanding, consisting of 20,000,000 public warrants originally sold as part of the units issued in the Company’s IPO and 655,000 private placement warrants that are a part of the private placement units that acquired by the Sponsor and the IPO underwriters in a private placement concurrent with the IPO. Each warrant is exercisable for one share of Class A common stock, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 20,000,000 shares of Class A common stock that may be issued upon the exercise of the public warrants, and cause the registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.
Registration Rights
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached as Annex F to this proxy statement, with the Sponsor and the Ittella Parent securityholders and their permitted transferees, which provides certain registration rights to the Sponsor and the Ittella Parent securityholders and pursuant to which the Company will, not later than 120 days after the Closing, file a registration statement covering the founder shares, the private placement warrants (including any common stock issued or issuable upon exercise of the private placement warrants) and the Company’s shares issued to the Ittella Parent securityholders at the Closing. Subject to certain exceptions, the Company will bear all Registration Expenses (as defined in the Amended and Restated Registration Rights Agreement).
Listing of Securities
We have applied to continue the listing of our common stock and warrants on Nasdaq under the symbols “TTCF” and “TTCFW,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

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BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of the common stock at June 30, 2020 (pre-business combination) and (ii) expected beneficial ownership of the common stock immediately following the Closing, assuming that no public shares are redeemed, and alternatively that 11,193,324 public shares are redeemed, by:
•        each person known by us who is, or is expected to be after the business combination, the beneficial owner of more than 5% of our issued and outstanding common stock;
•        each of our current executive officers and directors;
•        each person who will become an executive officer and director of the post-combination company; and
•        all executive officers and directors of the Company as a group pre-business combination and all executive officers and directors of the post-combination company
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of June 30, 2020, assuming that the liquidity-event vesting conditions had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
The beneficial ownership of our common stock pre-business combination is based on 25,650,411 shares of common stock (of which 20,650,411 are shares of Class A common stock and 5,000,000 are founder shares held by the Sponsor, 2,500,000 of which are Sponsor Earnout Shares) issued and outstanding as of June 30, 2020 (pre-business combination). There are currently no shares of Company preferred stock issued and outstanding. In addition, we issued 20,000,000 public warrants to purchase Class A common stock (originally sold as part of the units issued in our IPO) as part of our IPO along with 655,000 private placement units, of which 555,000 private placement units were issued to the Sponsor and 100,000 private placement units were issued to the IPO underwriters, in a private placement concurrently with our IPO.
The expected beneficial ownership of shares of our common stock post-business combination, assuming none of our public shares are redeemed, has been determined based upon the following: (i) that none of our public stockholders have exercised their redemption rights to receive cash from the trust account in exchange for their shares of Class A common stock and we have not issued any additional shares of our Class A common stock; (ii) that 34,500,000 shares of common stock are issued to the Ittella Parent securityholders; (iii) that no warrants have been exercised by any warrantholder; (iv) there are no Sponsor Earnout Shares, Holdback Shares or Harrison Shares issued and outstanding; and (v) there will be an aggregate of 57,650,411 shares of our common stock issued and outstanding at the Closing (which excludes Sponsor Earnout Shares, Holdback Shares and Harrison Shares).
The expected beneficial ownership of shares of our common stock post-business combination assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of 12,133,310 public shares have exercised their redemption rights (maximum redemption scenario); (ii) that 37,000,000 shares of common stock are issued to the Ittella Parent securityholders; (iii) that no warrants have been exercised by any warrantholder; (iv) there are no Sponsor Earnout Shares, Holdback Shares or Harrison Shares issued and outstanding; and (v) there will be an aggregate of 48,017,101 shares of our common stock issued and outstanding at the Closing (which excludes Sponsor Earnout Shares, Holdback Shares and Harrison Shares).

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Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

After Business Combination and Related Transactions

	Prior to Business Combination and Related Transactions(1)		Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Forum Investors LLC(1)(3)	5,555,000	21.7%	3,055,000	5.3%	3,055,000	6.4%
Marshall Kiev(1)(3)	5,555,000	21.7%	3,055,000	5.3%	3,055,000	6.4%
David Boris(1)(3)	5,555,000	21.7%	3,055,000	5.3%	3,055,000	6.4%
Neil Goldberg(1)(4)	—	—	—	—	—	—
Richard Katzman(1)(4)	—	—	—	—	—	—
Steven Berns(1)(4)	—	—	—	—	—	—
Jeffrey Nachbor(1)(4)	—	—	—	—	—	—
All executive officers and directors of Forum as a group (pre-business combination, 6 individuals)	5,555,000	21.7%	3,055,000	5.3%	3,055,000	6.4%

Five Percent Stockholders:
Glazer Capital, LLC(8)	2,000,042	7.8%	2,000,042	3.1%	2,000,042	4.2%
OxFORD Asset Management LLP(9)	1,369,675	5.3%	1,369,675	2.1%	1,369,675	2.9%

Directors and Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Salvatore Galletti(5)(10)	—	—	28,437,500	49.3%	30,625,000	63.8%
Sarah Galletti(6)(10)	—	—	—	—	—	—
Stephanie Dieckmann(10)	—	—	500,000	0.9%	500,000	1.0%
Giuseppe Bardari(7)(10)	—	—	1,500,000	2.6%	1,500,000	3.1%
David Boris(1)(3)	5,555,000	21.7%	3,055,000	5.3%	3,055,000	6.4%
Charles Cargile(10)	—	—	—	—	—	—
Matthew Williams(10)	—	—	—	—	—	—
Ed Gelfand(10)	—	—	—	—	—	—
Bryan Rosenberg(10)	—	—	—	—	—	—
Paula Ciaramitaro(10)	—	—	—	—	—	—
Jennifer Fellner(10)	—	—	—	—	—	—
Ryan Olohan(10)	—	—	—	—	—	—

Daniel Williamson(10)	—	—	—	—	—	—
Marie D. Quintero-Johnson(10)	—	—	—	—	—	—
All executive officers and directors as a group (post-business combination, 14 individuals)	5,555,000	21.7%	33,492,500	58.1%	35,680,000	74.3%

Five Percent Stockholders:
UMB Capital Corporation(11)	—	—	4,062,500	7.0%	4,375,000	8.9%
____________
*        Less than 1%.
(1)      The business address of each of these entities or individuals is c/o Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.
(2)      Interests shown consist of sponsor shares, classified as shares of Class B common stock, and 555,000 shares of Class A common stock underlying private placement units. The founder shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment.
(3)      Represents shares held by the Sponsor. Each of our officers and directors, and one or more trusts or other entities for the benefit of David Boris, Marshall Kiev and their respective families, is a member of the Sponsor. Forum Capital Management II LLC is the managing member of the Sponsor and has voting and investment discretion with respect to

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the common stock held by the Sponsor. Marshall Kiev and David Boris are the managing members of Forum Capital Management II LLC and may be deemed to have beneficial ownership of the common stock held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Pre-business combination amounts consist entirely of founder shares, which will convert into shares of Class A common stock upon Closing, and 555,000 private placement shares that were purchased by the Sponsor as part of the private placement units in the IPO. Post-business combination amounts excludes 2,500,000 Sponsor Earnout Shares which will be placed in escrow at the Closing and are excluded from the post-combination total issued and outstanding shares of common stock.
(4)      Does not include any shares held by the Sponsor. This individual is a member of the Sponsor, as described in footnote 3, but does not have voting or dispositive control over the shares held by the Sponsor.
(5)      Prior to the closing of the business combination, Mr. Galletti will contribute approximately 2% of his shares to Project Lily, LLC, a Delaware limited liability company (“Project Lily”), with the balance of the shares indicated above held by Mr. Galletti. Mr. Galletti is currently the sole member of Project Lily and prior to the closing of the business combination will make a gift of approximately 25% of the membership interests of Project Lily to his daughter, Sarah Galletti, and approximately 25% of the membership interests of Project Lily to his son, Abel Galletti (this gift, the “Gifted Interest”).
(6)      Does not include any shares to be held by Project Lily. Sarah Galletti is a member of Project Lily, as described in footnote 5, but does not have any voting or dispositive control over the shares held by Project Lily.
(7)      Represents shares held by Pizzo. Mr. Bardari owns 100% of Pizzo and has sole voting and dispositive control over the shares.
(8)      According to a Schedule 13G filed with the SEC on February 14, 2020, Glazer Capital, LLC has sole voting and dispositive power over 2,000,042 shares of Class A common stock. The business address of this reporting person is 250 West 55th Street, Suite 30A, New York, New York 10019.
(9)      According to a Schedule 13G filed with the SEC on February 13, 2020, OxFORD Asset Management LLP has sole voting and dispositive power over 1,369,675 shares of Class A common stock. The business address of this reporting person is 6 George Street, Oxford, United Kingdom, OX12BW.
(10)    The business address of each of these entities or individuals is 6305 Alondra Boulevard, Paramount, California 90723.
(11)    The business address of UMB is UMB Capital Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106. Voting and dispositive power of the shares held by UMB is held by its board of directors, which currently comprises Andre Trudell, Mariner Kemper, Jim Rine, Tom Terry, Dominic Karaba, Greg Carasik, and Chris Roth. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Related Party Transactions
On May 22, 2018, we issued 5,750,000 founder shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the IPO (not including the shares of Class A common stock underlying the private placement units). The founder shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. The founder shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 founder shares were forfeited resulting in an aggregate of 5,000,000 founder shares outstanding.
The Sponsor and the IPO underwriters agreed to purchase an aggregate of 655,000 units at a price of $10.00 per unit, consisting of 555,000 units by the Sponsor and 100,000 units by the IPO underwriters for an aggregate purchase price of $6,550,000. The private placement units are identical to the units sold in the IPO except that the private placement warrants, so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from the effective date of the registration statement of which this prospectus forms a part in accordance with FINRA Rule 5110(f)(2)(G)(i). The private placement units (including the private placement shares, the private placement warrants and the shares of Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
As more fully discussed in “Information about the Company — Conflicts of Interest,” if any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
We have agreed to pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2018 or the closing of the IPO. The loan was repaid upon the closing of the IPO out of the estimated $750,000 of offering proceeds that were allocated to the payment of offering expenses (other than underwriting commissions). The value of the Sponsor’s interest in the IPO corresponds to the principal amount outstanding under any such loan.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the

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event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,200,000 of such Working Capital Loans may be converted into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the underlying warrants. The terms of the Working Capital Loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
On February 10, 2020, we issued the Extension Note in the aggregate amount of $2,639,394 in order to fund the extension payments. The Extension Note is non-interest bearing and payable upon the consummation of a business combination. In April 2020, we borrowed an additional $599,862 under the Extension Note. As of June 30, 2020, the outstanding balance under the Extension Note amounted to $1,799,587. The Extension Note will be repaid at Closing from cash released from the trust account. If the business combination is not consummated by October 30, 2020 or there is no extension of the date by which the Company has to consummate an initial business combination, the Extension Note will be forgiven and the Sponsor will not be repaid.
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement amending and restating the registration rights agreement signed in connection with the IPO, substantially in the form attached as Annex F to this proxy statement, with the Sponsor and the Investors, which, among other things, amends and restates the registration rights agreement entered into by and among the Company, the Company’s initial directors and officers, the Sponsor, Jefferies and EarlyBirdCapital at the time of the Company’s IPO. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, among other things, the Company will be obligated to file, not later than 120 days after the Closing, a registration statement covering the shares of common stock issued or issuable to the Investors. Subject to certain exceptions, the Company will bear all Registration Expenses (as defined in the Amended and Restated Registration Rights Agreement). For more information about the Amended and Restated Registration Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
Related Party Policy
Prior to the consummation of our IPO, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company.
In addition, our audit committee, pursuant to a written charter that we adopted prior to the consummation of our IPO, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
The post-combination company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the proposed charter, the audit committee will have the responsibility to review related party transactions.

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Ittella Parent Related Party Transactions
Certain Share Transfers
Ittella Parent and certain transferees are parties to share transfer and assignment agreements pursuant to which Ittella LLC will become a wholly-owned subsidiary of Ittella Parent prior to Closing:
•        Prior to the Closing, (i) UMB will contribute its ownership interests of Ittella LLC to Ittella Parent in exchange for stock of Ittella Parent and (ii) Pizzo will contribute its ownership interests in Ittella Italy to Ittella’s Chef in exchange for ownership interests in Ittella Parent.
•        Prior to the Closing, Salvatore Galletti will contribute 2% of his shares of Ittella Parent to Project Lily, LLC, a Delaware limited liability company (“Project Lily”). Salvatore Galletti is the sole member of Project Lily. Salvatore Galletti will then make a gift of the membership interests in Project Lily to his daughter, Sarah Galletti, and his son, Abel Galletti. It is expected that Sarah and Abel Galletti, after giving effect to these gifts, will each own approximately 25% of Project Lily; however, neither Sarah Galletti nor Abel Galletti will have voting or investment power with respect to shares held by Project Lily.
Employment Agreements
Ittella Parent does not currently maintain any written employment compensation agreements with its executive officers. Notwithstanding that there are no written employment agreements, Ittella Parent currently has an understanding with the following individuals pursuant to which they are paid the salaries reflected below:
•        Sam Galletti — Ittella Parent pays Mr. Galletti $236,340 per year, as Chief Executive Officer and President
•        Sarah Galletti — Ittella Parent pays Ms. Galletti $70,000 per year, as Creative Director.
•        Stephanie Dieckmann — Ittella Parent pays Ms. Dieckmann $150,000 per year, as Chief Operating Officer and Chief Financial Officer. Effective as of August 24, 2020, Ms. Dieckmann resigned as Ittella Parent’s Chief Financial Officer.
•        Giuseppe Bardari — Ittella Parent pays Mr. Bardari $406,581 per year, as President of Ittella Italy.
•        Charles Cargile — Ittella Parent pays Mr. Cargile $325,000 per year, as Chief Financial Officer.
•        Matthew Williams — Ittella Parent pays Mr. Williams $280,000 per year, as Chief Growth Officer.
See section entitled, “Executive Compensation — Ittella Parent” for more information.
The Company has entered into employment agreements with Sam Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari that are effective as of the Closing. Effective as of August 24, 2020, Charles Cargile assumed the role of Ittella Parent’s Chief Financial Officer and will continue as the Chief Financial Officer of the post-combination company. Further, effective as of July 20, 2020, Matthew Williams assumed the role of Ittella Parent’s Chief Growth Officer and will continue as the Chief Growth Officer of the post-combination company. See “Management After the Business Combination.”
Indebtedness
In January 2009, Ittella Parent entered into a promissory note with Salvatore Galletti as the lender in the amount of $50,000 which matures on December 31, 2020. This note bears interest at 4.75% over the prime rate. This note was repaid on June 2, 2020.
Ittella Parent entered into a credit agreement with Mr. Galletti as the lender for a $1.2 million revolving line of credit. Monthly interest payments are accrued at 4.75% above the prime rate on any outstanding balance. In addition, Ittella Parent agreed to pay Mr. Galletti 0.67% per month of the full amount of the revolving credit line, regardless of whether Ittella Parent has borrowed against this line of credit. This agreement originally expired on December 31, 2011 but has been extended to expire on December 31, 2024. The outstanding balance of the line of credit is $0.4 million as at December 31, 2019. This loan was repaid on June 22, 2020.

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Ittella Parent entered into a promissory note with Mr. Galletti as the lender in the amount of $150,000 which bears interest at 8.0% per annum. This note was repaid on June 22, 2020.
In May 2018, Ittella Italy entered into a promissory note with Pizzo in the amount of 48,000 Euro. The note bears interest at 8.0% per annum and has a maturity date of January 31, 2021. The balance of the note is $99,337 at December 31, 2019.
Leases
A wholly-owned subsidiary of Ittella Parent, Ittella Inc., leases two buildings from two separate entities which are both under the common ownership of Salvatore Galletti. Ittella Properties was formed to own and manage the properties leased in these arrangements. Ittella Properties is a VIE and Ittella Parent consolidates this entity’s accounts in its consolidated financial statements as of Fiscal 2019 and Fiscal 2018.
Indemnification Agreements and Directors and Officers Liability Insurance
Ittella Parent’s certificate of incorporation and bylaws limit the personal liability of its directors to its stockholders or Ittella Parent for monetary damages in any proceeding by reason of the fact that he or she is or was a director or officer of Ittella Parent to the fullest extent permitted by the Delaware General Corporation Law. In addition, Ittella LLC maintains directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. Ittella Parent has not entered into any indemnification agreements with its officers and directors.
Policies and Procedures for Related Person Transactions Prior to Business Combination
The Delaware General Corporation Law and Ittella Parent’s certificate of incorporation and bylaws contain customary provisions relating to the approval of related party transactions. Ittella Parent has no additional policies or procedures prior to the business combination with respect to related party transactions.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the business combination, our Board will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. The Company’s policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s general counsel any “related person transaction” (defined as any transaction that is reportable by the Company under Item 404(a) of Regulation S-K in which the Company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to the Company’s audit committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board. It is the Company’s policy that directors interested in a related person transaction will recuse themselves from any such vote. The Company’s policy does not specify the standards to be applied by its audit committee or another independent body of its board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

216
MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
The Company
Market Price and Ticker Symbol
The Company’s units, common stock and warrants are currently listed on Nasdaq Capital Market under the symbols “FMCIU,” “FMCI,” and “FMCIW,” respectively.

On June 10, 2020, the trading date before the public announcement of the business combination, the Company’s units, common stock and warrants closed at $19.99, $14.72 and $4.8, respectively. On September 30, 2020, the trading date immediately prior to the date of this proxy statement, the Company’s units, common stock and warrants closed at $33.51, $23.64 and $8.87, respectively.
Holders
As of September 28, 2020, there were four holders of record of our units, four holders of record of our common stock, and four holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the post-combination company’s board of directors at such time. We currently expect that the post-combination company will retain future earnings to finance operations and grow its business, and we do not expect the post-combination company to declare or pay cash dividends for the foreseeable future.
Ittella Parent
There is no public market for shares of Ittella Parent capital stock.

217
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the special meeting in lieu of the 2020 annual meeting of the Company’s stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.
APPRAISAL RIGHTS
Appraisal rights are not available to holders of our shares of common stock in connection with the business combination.
HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445 or by telephone at (212) 739-7860, to inform us of his or her request; or
•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

218

TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
Our Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
FUTURE STOCKHOLDER PROPOSALS
If you are a stockholder and you want to include a proposal in the proxy statement for the year 2021 annual meeting of stockholders (the “2021 annual meeting”), you must provide it to the Company by no later than January 17, 2021. You should direct any proposals to the Company’s Secretary at the Company’s principal executive offices. If you are a stockholder and you want to present a matter of business to be considered, you must give timely notice of the matter or the nomination, in writing, to the Company’s Secretary at the Company’s principal executive offices. To be timely, the notice must be received by the Secretary at the Company’s principal executive offices not later than the close of business on March 1, 2021 nor earlier than the close of business on January 21, 2021. In the event that the annual meeting is called for a date that is not within 45 days before or after the anniversary of the date the Company first released its proxy statement to stockholders in connection with the special meeting, to be timely notice by the stockholder must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The inclusion of any stockholder proposal in the proxy materials for the 2021 annual meeting will be subject to the applicable rules of the SEC and the Company’s proposed bylaws.

219
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
If you would like additional copies of this proxy statement or if you have questions about the business combination or the proposals to be presented at the special meeting, you should contact the Company at the following address and telephone number:
Forum Merger II Corporation
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
(212) 739-7860
Attention: David Boris
You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call: (203) 658-9400)
Email: FMCI.info@investor.morrowsodali.com
If you are a stockholder of the Company and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to Ittella Parent has been supplied by Ittella Parent. Information provided by either the Company or Ittella Parent does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the business combination, the Company or Ittella Parent that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

220

INDEX TO CONSOLIDATED FINANCIAL INFORMATION
FORUM MERGER II CORPORATION

F-1
FORUM MERGER II CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current Assets
Cash	$86,134	$1,287,406
Prepaid expenses	31,982	3,611
Prepaid income taxes	393,313	—
Total Current Assets	511,429	1,291,017
Marketable securities held in Trust Account	207,402,252	205,314,566
TOTAL ASSETS	$207,913,681	$206,605,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,245,640	$499,625
Income taxes payable	—	631,180
Total Current Liabilities	1,245,640	1,130,805
Promissory note – related party	1,799,587	—
Deferred tax liability	—	4,571
Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	10,045,227	8,135,376

Commitments
Class A Common stock subject to possible redemption, 18,560,820 and 18,913,021 shares at redemption value as of June 30, 2020 and December 31, 2019, respectively	192,868,450	193,470,198

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 2,089,591 and 1,741,979 shares issued and outstanding (excluding 18,560,820 and 18,913,021 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019, respectively	209	174

Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019	500	500
Additional paid-in capital	2,126,552	1,572,014
Retained earnings	2,872,743	3,427,321
Total Stockholders’ Equity	5,000,004	5,000,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,913,681	$206,605,583
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2
FORUM MERGER II CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating costs	$540,494	$195,814	$1,272,909	$386,750
Loss from operations	(540,494)	(195,814)	(1,272,909)	(386,750)

Other income:
Interest income	102,552	1,203,733	750,718	2,374,127
Unrealized (loss) gain on marketable securities held in Trust Account	—	(5,252)	—	6,583
Other income, net	102,552	1,198,481	750,718	2,380,710

(Loss) income before provision for income taxes	(437,942)	1,002,667	(522,191)	1,993,960
Provision for income taxes	(53,735)	(256,344)	(32,387)	(545,873)
Net (Loss) Income	$(491,677)	$746,323	$(554,578)	$1,448,087

Weighted average shares outstanding, basic and diluted(1)	6,927,936	6,679,195	6,834,958	6,677,189

Basic and diluted net loss per common stock(2)	$(0.07)	$(0.01)	$(0.17)	$(0.03)
____________

(1)      Excludes an aggregate of up to 18,560,820 and 18,966,072 shares subject to possible redemption at June 30, 2020 and 2019, respectively.
(2)      Net loss per common share — basic and diluted excludes income attributable to shares subject to possible redemption of $0 and $846,014 for the three months ended June 30, 2020 and 2019, respectively, and $573,997 and $1,645,146 for the six months ended June 30, 2020 and 2019, respectively (see Note 2).
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3
FORUM MERGER II CORPORATION,
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,741,979	$174	5,000,000	$500	$1,572,014	$3,427,321	$5,000,009

Change in value of common stock subject to possible redemption	185,957	19	—	—	62,875	—	62,894
Net loss	—	—	—	—	—	(62,901)	(62,901)

Balance – March 31, 2020	1,927,936	193	5,000,000	500	1,634,889	3,364,420	5,000,002
Change in value of common stock subject to possible redemption	161,655	16	—	—	491,663	—	491,679
Net loss	—	—	—	—	—	(491,677)	(491,677)

Balance – June 30, 2020	2,089,591	$209	5,000,000	$500	$2,126,522	$2,872,743	$5,000,004

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	1,675,160	$168	5,000,000	$500	$3,922,180	$1,077,153	$5,000,001

Change in value of common stock subject to possible redemption	4,035	—	—	—	(701,764)	—	(701,764)
Net income	—	—	—	—	—	701,764	701,764

Balance – March 31, 2019	1,679,195	168	5,000,000	500	3,220,416	1,778,917	5,000,001
Change in value of common stock subject to possible redemption	9,733	1	—	—	(746,324)		(746,323
Net income	—	—	—	—	—	746,323	746,323

Balance – June 30, 2019	1,688,928	$169	5,000,000	$500	$2,474,092	$2,525,240	$5,000,001
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-4
FORUM MERGER II CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(544,578)	$1,448,087
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(750,718)	(2,374,127)
Unrealized gain on marketable securities held in Trust Account	—	(6,583)
Deferred tax benefit	(4,571)	(61,568)
Changes in operating assets and liabilities:
Prepaid expenses	(28,371)	6,105
Prepaid income taxes	(393,313)	—
Accounts payable and accrued expenses	746,015	(65,263)

Income taxes payable	(631,180)	229,559
Net cash used in operating activities	(1,616,716)	(823,790)

Cash Flows from Investing Activities:
Investment in Trust Account	(2,639,395)	—
Cash withdrawn from Trust Account in connection with redemption	47,175	—
Cash withdrawn from Trust Account to pay franchise taxes and income taxes	1,255,252	563,619
Net cash (used in) provided by investing activities	(1,336,968)	563,619

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	1,799,587	—
Redemption of common stock	(47,175)	—
Net cash provided by financing activities	1,752,412	—

Net Change in Cash	(1,201,272)	(260,171)
Cash – Beginning	1,287,406	1,762,095
Cash – Ending	$86,134	$1,501,924

Supplementary cash flow information:
Cash paid for income taxes	$1,061,451	$377,882

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(554,573)	$1,448,087
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-5
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Forum Merger II Corporation (the “Company”) was incorporated in Delaware on May 4, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
Sprout Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of the Company (“Merger Sub”).
All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed transaction with Merger Sub, Myjojo, Inc. (“Ittella Parent”) and Salvatore Galletti, in his capacity as the holder representative (the “Holder Representative”) (see Note 6).
The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2018. On August 7, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 655,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to Forum Investors II LLC (the “Sponsor”) and the underwriters, generating total gross proceeds of $6,550,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 7, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, not to be withdrawn until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $11,532,114, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $532,114 of other costs. In addition, at June 30, 2020, there was $86,134 of cash held outside of the Trust Account and available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

F-6
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.13 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company initially had until February 7, 2020 to consummate a Business Combination (the “Combination Period”). On February 7, 2020, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to extend the period of time for which the Company is required to consummate a Business Combination to June 10, 2020 (the “Extended Date”). The number of shares of common stock presented for redemption in connection with the extension was 4,589. The Company paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. The Company agreed to deposit $0.033 for each Public Share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the Extended Date to complete a Business Combination. Through June 30, 2020, the Company deposited an aggregate of $2,639,395 into the Trust Account, of

F-7
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)
which $839,808 was funded by the Company and $1,799,587 was funded by the Sponsor. The Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $2,639,395 in order to fund a portion of the extension payments.
On June 8, 2020, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amended Charter”) to extend the date by which the Company has to consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses to September 30, 2020 (the “Second Extended Date”). There were no shares of common stock presented for redemption in connection with the extension.
If the Company is unable to complete a Business Combination by the Second Extended Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination by the Second Extended Date.
The Sponsor and the underwriter have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.13 per share.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-8
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 11, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-9
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.
Marketable Securities Held in Trust Account
At June 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury Bills. At December 31, 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through June 30, 2020, the Company withdrew an aggregate of $1,997,054 of interest income from the Trust Account to pay for its franchise and income taxes, of which $1,255,252 was withdrawn during the six months ended June 30, 2020.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-10
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020
(Unaudited)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 25% for the three and six months ended June 30, 2020 due to the non-deductibility of transactional expenses incurred in connection with the search for potential targets for a Business Combination. The effective tax rate differs from the statutory tax rate of 25% for the six months ended June 30, 2019 due to true-up adjustments from the prior year tax returns.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 20,655,000 shares of Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.
Reconciliation of Net Loss per Common Share
The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(491,677)	$746,323	$(554,578)	$1,448,087
Less: Income attributable to common stock subject to possible redemption	—	(846,014)	(573,997)	(1,645,146)
Adjusted net loss	$(491,677)	$(99,691)	$(1,128,575)	$(197,059)

Weighted average shares outstanding, basic and diluted	6,927,939	6,679,195	6,834,958	6,677,189

Basic and diluted net loss per common share	$(0.07)	$(0.01)	$(0.17)	$(0.03)

F-11
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 655,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,550,000, of which 555,000 Private Placement Units were purchased by the

Sponsor and 100,000 Private Placement Units were purchased by the underwriters. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units, Private Placement Shares and the Private Placement Warrants will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On May 16, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7.

F-12
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 5. RELATED PARTY TRANSACTIONS (cont.)
The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 Founder Shares were forfeited resulting in an aggregate of 5,000,000 Founder Shares outstanding.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on August 7, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the affiliate $15,000 per month for office space, utilities and secretarial and administrative support. For the three months ended June 30, 2020 and 2019, the Company incurred $45,000 in fees for these services. For the six months ended June 30, 2020 and 2019, the Company incurred $90,000 in fees for these services. At June 30, 2020 and December 31, 2019, fees amounting to $45,000 and $0 are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets, respectively.
Related Party Loans
On May 16, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on August 7, 2018.
On February 10, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Extension Note”) in the aggregate amount of $2,639,394 in order to fund the extension payments. The Extension Note is non-interest bearing and payable upon the consummation of a Business Combination. As of June 30, 2020, the outstanding balance under the Extension Note amounted to $1,799,587.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,200,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

F-13
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on August 7, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting fee of $4,000,000. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On June 11, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merger Sub, Ittella Parent and Salvatore Galletti, in his capacity as the holder representative.
Pursuant to the transactions contemplated by the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent (the “Merger”), with Ittella Parent surviving the merger in accordance with the Delaware General Corporation

Law and as a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Combination”).
The aggregate consideration payable at the closing of the Combination (the “Closing”) to the Ittella Parent stockholders is approximately $420,000,000, subject to the purchase price adjustments as set forth in the Merger Agreement (the “Closing Merger Consideration”). The Closing is expected to take place in early October, as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Merger Agreement. The Closing Merger Consideration is required to be comprised of between $50,000,000 and $75,000,000 in cash, with the remainder of the Closing Merger Consideration comprised of the Company’s common stock, valued at $10.00 per share.
An additional 5,000,000 shares of the Company’s common stock (the “Holdback Shares”) are payable after the Closing to the Ittella Parent stockholders upon satisfaction, within the first three years after the Closing, of the following conditions: (i) the trading price of the Company’s common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period (the “$12.00 Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders or (ii) the trading price of the Company’s common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period (each of such $14.00 trigger and the $12.00 Share Price Trigger, a “Share Price Trigger”), then 2,500,000 Holdback Shares will be released to the Ittella Parent stockholders. If a change in control occurs within the first three years after the Closing, all Holdback Shares not previously released will be released to the Ittella Parent stockholders. If the conditions to release of the Holdback Shares are not satisfied within the first three years of Closing, the Holdback Shares are forfeited.

F-14
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 6. COMMITMENTS (cont.)
The Sponsor has agreed that at the Closing, it will place 2,500,000 Founder Shares held by it (the “Sponsor Earnout Shares”) into escrow. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are the same as the vesting, release and forfeiture terms applicable to the Holdback Shares, with 50% of the Sponsor Earnout Shares vesting at each Share Price Trigger, and all Sponsor Earnout Shares released if a change of control occurs, in each case, within the first three years after the Closing. If the conditions to the release of any Sponsor Earnout Shares are not satisfied on or prior to the date that it is finally determined that Ittella Parent stockholders are not entitled to or eligible to receive any further Holdback Releases as defined in, and pursuant to, the Merger Agreement, the Sponsor Earnout Shares will be forfeited by the Sponsor on that date.
The Company and the Holder Representative have agreed that, at the Closing, the Company will place 100,000 shares of the Company’s common stock into an adjustment escrow account. Following the date on which the Closing Merger Consideration is finally determined, all or a portion of those shares of common stock will either be released to the Ittella Parent stockholders or released to the Company in accordance with the adjustment mechanisms set forth in Section 3.5 of the Merger Agreement.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Merger Agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 2,089,591 and 1,741,979 shares of Class A common stock issued or outstanding, excluding 18,560,820 and 18,913,021 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 5,000,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor

F-15
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 7. STOCKHOLDERS’ EQUITY (cont.)
or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;
•        at a price of $0.01 per warrant;
•        upon not less than 30 days’ prior written notice of redemption; and
•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
•        If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-16
FORUM MERGER II CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)
NOTE 7. STOCKHOLDERS’ EQUITY (cont.)
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$207,402,252	$205,314,566
NOTE 9. SUBSEQUENT EVENTS
The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

F-17
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Forum Merger II Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Forum Merger II Corporation (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2018.
New York, NY
March 11, 2020

F-18
FORUM MERGER II CORPORATION
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash	$1,287,406	$1,762,095
Prepaid expenses	3,611	59,716
Total Current Assets	1,291,017	1,821,811

Marketable securities held in Trust Account	205,314,566	201,748,422
Total Assets	$206,605,583	$203,570,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$499,625	$163,863
Income taxes payable	631,180	223,095
Total Current Liabilities	1,130,805	386,958

Deferred tax liability	4,571	63,236
Deferred underwriting fees	7,000,000	7,000,000
Total Liabilities	8,135,376	7,450,194

Commitments

Class A Common stock subject to possible redemption, 18,913,021 and 18,979,840 shares at redemption value as of December 31, 2019 and 2018, respectively	193,470,198	191,120,038

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding		—
Class A Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,741,979 and 1,675,160 shares issued and outstanding (excluding 18,913,021 and 18,979,840 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	174	168
Class B Common stock, $0.0001 par value; 10,000,000 shares authorized; 5,000,000 shares issued and outstanding as of December 31, 2019 and 2018	500	500
Additional paid-in capital	1,572,014	3,922,180
Retained earnings	3,427,321	1,077,153
Total Stockholders’ Equity	5,000,009	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$206,605,583	$203,570,233
The accompanying notes are an integral part of the financial statements.

F-19

FORUM MERGER II CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period from May 4, 2018 (Inception) Through December 31, 2018
Operating and formation costs	$1,105,323	$384,938
Loss from operations	(1,105,323)	(384,938)

Other income:
Interest income	4,289,906	1,447,296
Unrealized gain on marketable securities held in Trust Account	18,040	301,126
Other income	4,307,946	1,748,422

Income before provision for income taxes	3,202,623	1,363,484
Provision for income taxes	(852,455)	(286,331)
Net Income	$2,350,168	$1,077,153

Weighted average shares outstanding, basic and diluted(1)	6,687,798	6,055,660

Basic and diluted net loss per common stock(2)	$(0.11)	$(0.04)
____________
(1)      Excludes an aggregate of up to 18,913,021 and 18,979,840 shares subject to possible redemption at December 31, 2019 and 2018, respectively.
(2)      Net loss per common share — basic and diluted excludes income attributable to shares subject to possible redemption of $3,078,671 and $1,321,648 for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018, respectively.
The accompanying notes are an integral part of the financial statements.

F-20

FORUM MERGER II CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – May 4, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	—	—	5,750,000	575	24,425	—	25,000

Sale of 20,000,000 Units, net of underwriting discounts and offering expenses	20,000,000	2,000	—	—	188,465,886	—	188,467,886

Sale of 655,000 Private Placement Units	655,000	65	—	—	6,549,935	—	6,550,000

Forfeiture of founder shares	—	—	(750,000)	(75)	75	—	—

Common stock subject to possible redemption	(18,979,840)	(1,897)	—	—	(191,118,141)	—	(191,120,038)

Net income	—	—	—	—	—	1,077,153	1,077,153

Balance – December 31, 2018	1,675,160	168	5,000,000	500	3,922,180	1,077,153	5,000,001

Change in value of common stock subject to possible redemption	66,819	6	—	—	(2,350,166)	—	(2,350,160)

Net income	—	—	—	—	—	2,350,168	2,350,168

Balance – December 31, 2019	1,741,979	$174	5,000,000	$500	$1,572,014	$3,427,321	$5,000,009
The accompanying notes are an integral part of the financial statements.

F-21

FORUM MERGER II CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from May 4, 2018 (Inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income	$2,350,168	$1,077,153
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,289,906)	(1,447,296)
Unrealized gain on marketable securities held in Trust Account	(18,040)	(301,126)
Deferred tax (benefit) provision	(58,665)	63,236
Changes in operating assets and liabilities:
Prepaid expenses	56,105	(59,716)
Accounts payable and accrued expenses	335,762	163,863
Income taxes payable	408,085	223,095
Net cash used in operating activities	(1,216,491)	(280,791)

Cash Flows from Investing Activities:
Investment in Trust Account	—	(200,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	741,802	—
Net cash provided by (used in) investing activities	741,802	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placement Units	—	6,550,000
Proceeds from promissory notes – related parties	—	150,000
Repayment of promissory notes – related parties	—	(150,000)
Payment of offering costs	—	(532,114)
Net cash provided by financing activities	—	202,042,886

Net Change in Cash	(474,689)	1,762,095
Cash – Beginning	1,762,095	—
Cash – Ending	$1,287,406	$1,762,095

Supplementary cash flow information:
Cash paid for income taxes	$503,035	$—

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$190,039,460
Change in value of common stock subject to possible redemption	$2,350,160	$1,080,578
Deferred underwriting fee payable	$—	$7,000,000
The accompanying notes are an integral part of the financial statements.

F-22
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Forum Merger II Corporation (the “Company”) was incorporated in Delaware on May 4, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.
The registration statement for the Company’s Initial Public Offering was declared effective on August 2, 2018. On August 7, 2018, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating total gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 655,000 units (the “Private Placement Units”) at a price of $10.00 per unit in a private placement to Forum Investors II LLC (the “Sponsor”) and the underwriters, generating total gross proceeds of $6,550,000, which is described in Note 4.
Following the closing of the Initial Public Offering on August 7, 2018, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, not to be withdrawn until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs related to the issuances described above amounted to $11,532,114, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $532,114 of other costs. In addition, at December 31, 2019, $1,287,406 of cash was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting fees and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income tax obligations). There will be no redemption rights upon the completion of a Business

F-23
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)
Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of

1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company initially had until February 7, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
On February 7, 2020, the Company’s stockholders approved an amendment to its Amended and Restated Certificate of Incorporation (the “Charter”) to extend the period of time for which the Company is required to consummate a Business Combination to June 10, 2020 (the “Extended Date”). The number of shares of common stock presented for redemption in connection with the extension was 4,589. The Company paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. The Company agreed to deposit $0.033

F-24
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)
for each Public Share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the Extended Date to complete a Business Combination. In February and March 2020, the Company deposited $0.033 for each Public Share outstanding that was not converted, or an aggregate of $1,319,697 into the Trust Account. The Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $2,639,394 in order to fund the extension payments (see Note 10).
The Sponsor and the underwriter have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are

F-25
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.
Marketable Securities Held in Trust Account
At December 31, 2019 and 2018, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $741,802 of interest income from the Trust Account to pay for its franchise and income taxes. No amounts were withdrawn during the period from May 4, 2018 through December 31, 2018.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in

F-26
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 20,655,000 shares of Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.
Reconciliation of Net Loss per Common Share
The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended December 31, 2019	For the Period from May 4, 2018 (inception) Through December 31, 2018
Net income	$2,350,168	$1,077,153
Less: Income attributable to common stock subject to possible redemption	(3,078,671)	(1,321,648)
Adjusted net loss	$(728,503)	$(244,495)

Weighted average shares outstanding, basic and diluted	6,687,798	6,055,660

Basic and diluted net loss per common share	$(0.11)	$(0.04)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-27

FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and the underwriters purchased an aggregate of 655,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $6,550,000, of which 555,000 Private Placement Units were purchased by the Sponsor and 100,000 Private Placement Units were purchased by the underwriters. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one warrant (each, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units, Private Placement Shares and the Private Placement Warrants will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On May 16, 2018, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Placement Shares). On September 21, 2018, the underwriters’ over-allotment option expired unexercised, and, as a result 750,000 Founder Shares were forfeited resulting in an aggregate of 5,000,000 Founder Shares outstanding.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days

F-28
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 5. RELATED PARTY TRANSACTIONS (cont.)
within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement with an affiliate of the Sponsor whereby, commencing on August 7, 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the affiliate $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2019, the Company incurred and paid $180,000 in fees for these services. For the period from May 4, 2018 (inception) through December 31, 2018, the Company incurred and paid $75,000 in fees for these services.
Related Party Loans
On May 16, 2018, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2018 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on August 7, 2018.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,200,000 of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on August 7, 2018, the holders of the Founder Shares (and any shares of Class A common stock issuable upon conversion of the Founder Shares), Private Placement Units, Private Placement Shares, Private Placement Warrants (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-29
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 6. COMMITMENTS (cont.)
Underwriting Agreement
The underwriters were paid a cash underwriting fee of $4,000,000. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,741,979 and 1,675,160 shares of Class A common stock issued or outstanding, excluding 18,913,021 and 18,979,840 shares of common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 5,000,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent securities issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use

F-30
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 7. STOCKHOLDERS’ EQUITY (cont.)
its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•        in whole and not in part;
•        at a price of $0.01 per warrant;
•        upon not less than 30 days’ prior written notice of redemption; and
•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
•        If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-31
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 8. INCOME TAX
The Company’s net deferred tax liability at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Deferred tax liability
Unrealized gain on marketable securities	$(4,571)	$(63,236)
Deferred tax liability	$(4,571)	$(63,236)
The income tax provision for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) through December 31, 2018 consists of the following:

	December 31, 2019	December 31, 2018
Federal
Current	$732,550	$223,095
Deferred	(59,448)	63,236

State and Local
Current	191,639	—
Deferred	(12,286)	—
Income tax provision	$852,455	$286,331
As of December 31, 2019 and 2018, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2019 and 2018 is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21,0%	21.0%
State taxes, net of federal tax benefit	4.3%	0.0%
True-ups	1.3%	0.0%
Income tax provision	26.6%	21.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2019 and 2018 remain open and subject to examination. The Company considers Florida to be a significant state tax jurisdiction.

NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

F-32
FORUM MERGER II CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 9. FAIR VALUE MEASUREMENTS (cont.)
obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$205,314,566	$201,748,422
NOTE 10. SUBSEQUENT EVENTS
The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 7, 2020, the Company’s stockholders approved an amendment to its Charter to extend the period of time for which the Company is required to consummate a Business Combination to June 10, 2020. The number of shares of common stock presented for redemption in connection with the extension was 4,589. The Company paid cash in the aggregate amount of $47,175, or approximately $10.28 per share, to redeeming stockholders. The Company agreed to deposit $0.033 for each Public Share outstanding that was not redeemed for each of the four consecutive monthly periods of the extension, assuming the Company takes the full time through the Extended Date to complete a Business Combination. In February and March 2020, the Company

deposited $0.033 for each Public Share that was not converted in connection with the extension, or an aggregate of $1,319,697, into the Trust Account.
On February 10, 2020, the Company issued an unsecured promissory note to the Sponsor in the aggregate amount of $2,639,394 in order to fund the extension payments. The note is non-interest bearing and payable upon the consummation of a Business Combination.

F-33
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except per share information)

	June 30, 2020	December 31, 2019
ASSETS

CURRENT ASSETS
Cash	$5,202	$4,537
Accounts receivable	15,707	9,440
Inventory	27,100	17,960
Prepaid expenses and other current assets	3,780	3,013
TOTAL CURRENT ASSETS	51,789	34,950

Property, plant and equipment, net	11,915	8,238

Deferred taxes	189	227

Other assets	256	481

TOTAL ASSETS	$64,149	$43,896

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$26,163	$17,037
Accrued expenses	1,456	724
Distribution payable	1,923	1,868
Line of credit	14,532	10,054
Notes payable to related parties, current portion	189	357
Notes payable, current portion	540	610
Other current liabilities	895	65

TOTAL CURRENT LIABILITIES	45,698	30,715

Notes payable to related parties, net of current portion	—	443
Notes payable net of current portion	2,433	2,662
TOTAL LIABILITIES	48,131	33,820

COMMITMENTS AND CONTINGENCIES (See Note 15)

REDEEMABLE NONCONTROLLING INTEREST (See Note 3)	$43,900	$6,930

STOCKHOLDERS’ EQUITY (DEFICIT)
Common shares	1	1
Additional paid in capital	—	2,316
Accumulated other comprehensive loss	(343)	(692)
Retained earnings (deficit)	(28,498)	1,265
Total equity attributable to Myjojo, Inc.	(28,840)	2,890
Noncontrolling interest	958	256
	(27,882)	3,146

TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)	$64,149	$43,896
The accompanying notes are an integral part of these consolidated condensed interim financial statements.

F-34
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) (unaudited)
(in thousands, except per share amounts)

	Six Months Ended June 30,
	2020	2019
REVENUE	$67,934	$33,331
COST OF GOODS SOLD	54,946	27,987

GROSS PROFIT	12,988	5,344

Sales and marketing expenses	1,779	309

General and administrative expenses	2,679	2,929
TOTAL OPERATING EXPENSES	4,458	3,238

INCOME FROM OPERATIONS	8,530	2,106

Interest expense	(381)	(338)
Other income (expense), net	288	—

INCOME BEFORE PROVISION FOR INCOME TAXES	8,437	1,768

PROVISION FOR INCOME TAXES	1,283	184

NET INCOME	7,154	1,584

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,361	180

NET INCOME ATTRIBUTABLE TO MYJOJO, INC.	$5,793	$1,404

NET INCOME PER SHARE
Basic and diluted	$703.55	$170.58

WEIGHTED AVERAGE COMMON SHARES
Basic and diluted	8,230	8,230

OTHER COMPREHENSIVE INCOME (LOSS), NET

Foreign currency translation adjustments	383	(20)

Total other comprehensive income (loss), net	383	(20)

Comprehensive income	7,537	1,564
Less: income (loss) attributable to the noncontrolling interest	34	5

Comprehensive income attributable to Myjojo, Inc. shareholder	7,503	1,559
The accompanying notes are an integral part of these consolidated condensed interim financial statements.

F-35
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (unaudited)
(in thousands)

	Six Months Ended
		Stockholders’ Equity
	Redeemable Noncontrolling Interest Amount	Ittella International, Inc. Common Shares Number	Ittella International, Inc. Common Shares Amount	Myjojo, Inc. Common Units Number	Myjojo, Inc. Common Units Amount	Additional Paid-In Capital	Accumulated Comprehensive Income (Loss)	Retained Earnings (Deficit)	Noncontrolling Interests	Total
BALANCE AS OF JANUARY 1, 2019	$—	2,000	$1	—	$—	$1,263	$(511)	$109	$(104)	$758

CAPITAL CONTRIBUTION APRIL 15, 2019	6,000	—	—	—	—	—	—	—	—	—

ATTRIBUTION OF NET ASSETS NONCONTROLLING INTEREST (Note 3)	(1,053)	—	—	—	—	1,053	—	—	—	1,053

REORGANIZATION TRANSACTION (Note 1)	—	(2,000)	(1)	8,230	1	—	—	—	—	—

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	(25)	—	5	(20)

DISTRIBUTIONS	—	—	—	—	—	—	—	(488)	—	(488)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	—	—	—	—	—	—	—	—	—	—

NET INCOME	$63	—	$—	—	$—	$—	$—	$1,404	$117	$1,521

BALANCE AS OF JUNE 30, 2019	$5,010	—	$—	8,230	$1	$2,316	$(536)	$1,025	$18	$2,824

BALANCE AS OF JANUARY 1, 2020	$6,930	—	$—	8,230	$1	$2,316	$(692)	$1,265	$256	$3,146

CAPITAL CONTRIBUTIONS	—	—	—	—	—	355	—	—	—	355

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	349	—	34	383

DISTRIBUTIONS	—	—	—	—	—	—	—	(1,950)	—	(1,950)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	36,277	—	—	—	—	(2,671)	—	(33,606)	—	(36,277)

NET INCOME	$693	—	$—	—	$—	$—	$—	$5,793	$668	$6,461

BALANCE AS OF JUNE 30, 2020	$43,900	—	$—	8,230	$1	$—	$(343)	$(28,498)	$958	$(27,882)
The accompanying notes are an integral part of these consolidated condensed interim financial statements.

F-36
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,154	$1,584
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	471	300
Bad debt expense	—	(3)
Accretion of debt financing costs	34	34
Unrealized foreign currency gains (losses) and other	—	(11)
Changes in operating assets and liabilities:
Accounts receivable	(6,222)	1,452
Inventory	(9,141)	(3,553)
Prepaid expenses and other current assets	(503)	89
Accounts payable	9,118	(2,477)
Accrued expenses	732	350
Other current liabilities	829	15
Net cash provided (used) in operating activities	2,472	(2,220)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,156)	(1,710)
Proceeds from the sale of property, plant and equipment	36	14
Net cash used in investing activities	(4,120)	(1,696)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	4,468	553
Borrowings of notes payable to related parties	33	245
Repayments of notes payable to related parties	(644)	(108)
Borrowings of notes payable	29	840
Repayments of notes payable	(327)	(408)
Capital contributions	355	6,001
Distributions Paid	(1,888)	—
Net cash provided by financing activities	2,026	7,123

NET INCREASE IN CASH	378	3,207
EFFECT OF EXCHANGE RATE ON CASH	287	(26)

CASH AT BEGINNING OF YEAR	$4,537	$336

CASH AT END OF SIX MONTHS	$5,202	$3,517

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the six months for:
Interest	$192	$150
Income taxes	$16	$—
Noncash financing activities
Dividends declared	$1,950	$488
The accompanying notes are an integral part of these consolidated condensed interim financial statements.

F-37
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations.    Myjojo, Inc. (“Myjojo”, “Company”, or “Ittella Parent”) was incorporated under the laws of the state of California on February 26, 2019 as an S-corporation to facilitate a corporate reorganization of Ittella International, Inc. which was formed as a pass-through entity. On March 27, 2019, the sole shareholder of Ittella International, Inc. contributed his 2,000 shares to Myjojo, becoming the sole stockholder. Ittella International, Inc. converted to a limited liability company, Ittella International, LLC (“Ittella International”) on April 10, 2019. On April 15, 2019 a financial institution acquired 12.5% noncontrolling membership interest in Ittella International (See Note 3).
Ittella’s Chef was incorporated under the laws of the state of California on July 20, 2017 as Qualified Subchapter S subsidiary and is a wholly-owned subsidiary of Ittella International. Ittella’s Chef was formed as a pass-through entity for purposes of holding Ittella International’s interest in Ittella Italy, S.R.L. (“Ittella Italy”), in which it holds a 70% ownership interest. On March 15, 2019, Ittella’s Chef was converted to a limited liability company, Ittella’s Chef, LLC (“Ittella’s Chef”).
On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).
Myjojo, Inc. and its subsidiaries, Ittella International, Ittella’s Chef, and Ittella Italy, S.R.L. (collectively, the “Company”) are principally engaged in the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy.
In June 2020, the Company entered into a merger agreement with Forum Merger II Corporation (“Forum”), a special purpose acquisition company. Under the terms of the agreement, the existing shareholders of Ittella International will have their equity interests converted into the right to receive Forum common shares and all issued and outstanding capital stock in Myjojo will immediately convert into a right to receive Forum common shares and cash consideration of approximately $420 million. In addition, Forum Class B Common Stock will automatically convert into shares of Forum Common Stock. Ittella will become a wholly-owned subsidiary of Forum, which will be survived by Myjojo.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company.
Basis of Consolidation.    The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling interest directly or indirectly, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Noncontrolling interests in Ittella Italy represent the capital contributions and portion of the earnings that are not within the Company’s control and are required to be reported separately within stockholders’ equity.
The redeemable noncontrolling interest in Ittella International is presented outside of stockholders’ equity within mezzanine equity due to an embedded conversion put option which entitles the holder to put its common units back to Ittella International at a future date (see Note 3). Income from noncontrolling interests is shown separately within the consolidated statement of operations.

F-38
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Basis of Presentation.    These unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. The accompanying condensed consolidated financial statements and notes are unaudited. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2019. In management’s opinion, all necessary adjustments for a fair presentation of the results for the interim periods presented have been made and are of a recurring nature. The results for the six months ended June 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.
Cash.    The Company’s cash may be in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts.
Foreign Currency.    The Company’s functional currency is the U.S. dollar for its U.S. entities. Ittella Italy’s functional currency is the Euro. Transactions in currency other than the functional currency are recognized at the rates of exchange prevailing at the dates of the transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of each entity are included in the results of operations in income from operations as incurred.
The accompanying consolidated financial statements are expressed in U.S. dollars. Assets and liabilities of foreign operations are translated at period-end rates of exchange. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Equity adjustments resulting from translating foreign currency financial statements are accumulated as a separate component of stockholders’ equity.

The Company conducts business globally and is therefore exposed to adverse movements in foreign currency exchange rates, specifically the Euro to US dollar. To limit the exposure related to foreign currency changes, the Company entered into foreign currency exchange forward contracts starting in 2020. The Company does not enter into such contracts for speculative purposes.
These derivatives are not designated as hedging instruments. Gains and losses on the contracts are included in other income (expense), net, and substantially offset foreign exchange gains and losses from the short term effects of foreign currency fluctuations on assets and liabilities, such as inventory purchases, receivables and payables, denominated in currencies other than the functional currency of the reporting entity. These derivative instruments generally have maturities of up to nine months.
During the six-month period ended June 30, 2020, the Company entered into foreign currency exchange forward contracts to purchase €21.25 million. The notional amounts of these derivatives are $23.38 million as of June 30, 2020.
Accounts Receivable.    Trade receivables are customer obligations due under normal trade terms requiring payment generally within 7 to 45 days from the invoice date. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.
Inventory.    Inventory consists of raw materials and packaging materials, work in process and finished goods. Inventories are carried at the lower of cost or net realizable value on a weighted average basis. Inventory is initially measured at cost and consists of the sum of the applicable expenditures and charges directly and indirectly incurred to bring products to their existing condition and location. These costs can include purchase costs and any other charges necessary to prepare the items for production. For work in process and finished goods, these costs normally include those incurred directly or indirectly in the production of inventory (i.e., direct labor and production overheads or conversion costs), and other expenses (i.e. inbound freight, transportation and handling charges, taxes and duties).

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Overhead costs are allocated to the units produced within the reporting period, while abnormal costs are charged to current operations as incurred. The Company monitors the remaining utility of its inventory and writes down inventory for excess or obsolescence as appropriate.
Property, Plant and Equipment.    Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment is calculated using the straight-line method over a period considered adequate to amortize the total cost over the useful lives of the assets, which range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures, and 3 to 5 years for computer equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Repairs and maintenance are expensed as incurred. Renewals and enhancements are capitalized and depreciated over the remaining life of the specific property unit. When the Company retires or disposes of property, plant or equipment, the cost and accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is reflected in the consolidated statements of operations.
Long-Lived Assets.    Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Recoverability of assets within an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is based upon their fair value. No impairment was recorded during the six-month periods ended June 30, 2020 and 2019.
Fair Value of Financial Instruments.    Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or transferred for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of cash, accounts receivables, accounts payable and certain notes payable approximate fair value because of the short maturity and/or variable rates associated with these instruments. Long-term debt as of June 30, 2020 and December 31, 2019 approximates its fair value as the interest rates are indexed to market rates. The Company categorizes the inputs to the fair value measurements into three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 —	Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company is able to access at the measurement date.
Level 2 —	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, and can reference interest rates, yield curves, implied volatilities and credit spreads.
Level 3 —	Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.
Revenue Recognition.    The Company recognized revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606. The Company’s principal business is the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in the Company’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.
The Company disaggregates revenue based on the type of products sold to their customers — private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions.

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, the Company uses either the expected value or most likely amount method to determine the variable consideration. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.
The Company does not have significant unbilled receivable balances arising from transactions with customers. The Company does not capitalize contract inception costs, as contracts are one year or less and the Company does not incur significant fulfillment costs requiring capitalization. Deferred revenue was $0.82 million and $0.00 million as of June 30, 2020 and December 31, 2019, respectively.
The Company recognizes shipping and handling costs as fulfillment cost and includes in cost of goods sold upon delivery of the product to the customer.
Sales and Marketing Expenses.    The Company expenses costs associated with sales and marketing as incurred. Sales and marketing expenses were $1.78 million and $0.31 million for the six months ended June 30, 2020 and 2019, respectively, and are included in operating expenses in the consolidated statements of operations and comprehensive income.
Interest Expense.    Interest expense includes interest primarily related to the amortization of deferred financing costs, the Company’s notes payable and line of credit.

Deferred Financing Costs.    Deferred financing costs include fees associated with the Company’s line of credit agreement. Such fees are amortized on a straight-line basis over the term of the related line of credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. Deferred financing costs, net were $0.09 million and
$0.05 million at June 30, 2020 and December 31, 2019, respectively, and are recorded as a component of other assets in the accompanying consolidated balance sheets. Amortization expense of deferred financing costs was $0.02 million and $0.00 million during the six months ended June 30, 2020 and 2019, respectively.
Income Taxes.    Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.
Ittella International was an S-Corp and became a limited liability company in April 2019 for U.S. federal income tax purposes, Ittella International is treated as a partnership. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.
Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.
Accumulated Other Comprehensive Loss.    Accumulated other comprehensive loss is defined as the change in equity resulting from transactions from non-owner sources. Other comprehensive income consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial results of the Company’s Italian subsidiaries.

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Net Income (Loss) Per Share.    Basic net income (loss) per share is computed as net income (loss) attributable to Myjojo, Inc. divided by the weighted average number of common shares outstanding during each period. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options.
For the six months ended June 30, 2020 and 2019, basic and diluted net income (loss) per share have been retroactively adjusted to reflect the reorganization transactions of Myjojo, Inc. described in Note 1.
Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
Concentrations of Credit Risk.    The Company grants credit, generally without collateral, to customers primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in this geographical area. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to limit potential credit risk. Three customers accounted for more than 86% of the Company’s revenue during the six months ended June 30, 2020. Four customers accounted for more than 89% of the Company’s revenue during the six months ended June 30, 2019. Three customers accounted for more than 86% and 81% of the Company’s accounts receivable during the period ended June 30, 2020 and December 31, 2019, respectively. No external supplier accounted for more than 10% of the Company’s cost of goods sold in the six months ended June 30, 2020 and 2019.

Customers accounting for more than 10% of the Company’s accounts receivable as of June 30, 2020 and December 31, 2019 were:

Customer	June 30, 2020	December 31, 2019
Customer A	46%	13%
Customer B	*	11%
Customer C	40%	57%
____________
*        Customer accounted for less than 10% of accounts receivable as of June 30, 2020.
Segment Information.    The Company manages its operations on a company-wide basis as one operating segment, thereby making determinations as to the allocation of resources to the business as a whole rather than on a segment-level basis. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.
All of the Company’s products are sold from the United States to customers.
Long-lived assets consist of net property, plant and equipment and other non-current assets. The geographic location of long-lived assets is as follows:

Long Lived Assets (in thousands)	June 30, 2020	December 31, 2019
United States	$6,330	$5,946
Italy	5,585	2,292
Total	$11,915	$8,238

F-42
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
COVID-19 Pandemic — On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and in March 2020 classified the outbreak as a pandemic. In March 2020, the President of the United States and the Governor of California declared a state of emergency, based on the rapid increase in COVID-19 cases, including in California. Since March 2020, with the spread of the coronavirus, the Company has implemented a number of directives to ensure the safety of the Company’s personnel and the continuity of the Company’s operations.
In response to COVID-19, federal, state and local authorities have recommended social distancing and have imposed, or are considering, quarantine and isolation measures on large portions of the population, including mandatory closures of businesses deemed “non-essential” in certain jurisdictions. As of the date of these financials, the Company’s operations are deemed “essential,” largely due to the Company’s business’s support of many important sectors of the economy, including food and beverage, and thus the Company’s facilities are all currently open and operating. The Company will continue to monitor the situation.
Events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent COVID-19 pandemic), acts of war, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. The Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the raw materials it uses in its products.
If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. Additionally, the Company believes there are a limited number of competent, high-quality suppliers in the industry that can meet the Company’s strict quality and control standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase and sales and profit margins could decrease.
On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Programs that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has elected not to apply for a Paycheck Protection Program loan and is actively monitoring the impact of the CARES Act. The CARES Act did not have a material impact on the Company’s financial condition, results of operations or cash flows.
2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of Topic 740, Income Taxes, and simplification in several other areas.

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (cont.)
ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, and interim periods therein. The Company is currently evaluating the impact of ASU 2019-12 on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to recognize right of use asset and lease liability for all leases with lease terms of more than 12 months, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company beginning January 1, 2022, with early adoption permitted. Companies may adopt this guidance using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than as of the earliest period presented. In transition, entities may also select a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. The Company is currently evaluating the impact the adoption of Topic 842 will have on its consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) regarding Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses, which modifies the measurement of expected credit losses of certain financial instruments. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The amendments will become effective for the Company for periods beginning after December 15, 2022. Adoption of the standard will be applied using a modified retrospective approach. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary accounting relief for contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to a new alternative reference rate. Interest on borrowings under the Company’s revolving credit facility is calculated based upon LIBOR. ASU 2020-04 can be applied as of the beginning of the interim period that includes March 12, 2020 or any date thereafter. ASU 2020-04 will generally no longer be available to apply after December 31, 2022. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.
3. REDEEMABLE NONCONTROLLING INTEREST
On April 15, 2019, UMB Capital Corporation (“UMB”) contributed $6.00 million to acquire 6,000 units for 12.5% ownership interest in Ittella International. The Company incurred issuance costs of $0.13 million resulting in net consideration received of $5.87 million.
Per the terms of Ittella International’s operating agreement, UMB is provided with a put right which may cause Ittella International to purchase all, but not less than all of UMB units upon notice (“Put Notice”). UMB can provide the Put Notice to Ittella International at any time for any reason after April 15, 2024. If Ittella International does not accept the price proposed in the Put Notice, the consideration to be paid by Ittella International to UMB for the units that are the subject of the Put Notice will be the fair market value of the units as established by a third party appraisal, subject to a floor for the fair value at 85%. If the fair value is less than 85% of the consideration proposed by UMB in their Put Notice, UMB may choose to abandon the transfer. The put right constitutes a redemption feature and therefore UMB’s noncontrolling interest (the “Redeemable Noncontrolling Interest”) is classified as temporary equity (mezzanine) in the accompanying consolidated financial statements.
The Redeemable Noncontrolling Interest is initially measured at fair value, which has been determined by the Company to equal the consideration received from UMB, net of transaction costs.

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
3. REDEEMABLE NONCONTROLLING INTEREST (cont.)
The Redeemable Noncontrolling Interest is not redeemable until April 2024, however it is probable of becoming redeemable with the passage of time. Therefore, the subsequent measurement of the Redeemable Noncontrolling Interest at each reporting date is determined as the higher of (1) the initial carrying amount, increased or decreased for the redeemable noncontrolling interest’s share of net income or loss and other comprehensive income, or (2) the redemption value, which is determined to be fair value per the terms of Ittella International’s operating agreement above. In determining the measurement method of redemption value, the Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date (i.e. April 2024) of the instrument using the effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. Redemption value was determined using a combination of the market approach and income approach. Under the market approach, the Company estimated fair value based on market multiples of EBITDA of comparable companies. Under the income approach, the Company measured fair value based on a projected cash flow method using a discount rate determined by its management which is commensurate with the risk inherent in its current business model.
Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows:

Amount (in thousands)
Redeemable Noncontrolling Interest as of December 31, 2019	$6,930
Net income attributable to redeemable noncontrolling interest	693
Accretion to redeemable noncontrolling interest to redemption value	36,277
Redeemable Noncontrolling Interest as of June 30, 2020	$43,900

Amount (in thousands)
Contribution from UMB on April 15, 2019	$6,000
Changes to attribution of net assets to noncontrolling interest	(1,053)
Net income attributable to redeemable noncontrolling interest	63
Accretion to redeemable noncontrolling interest to redemption value	—
Redeemable Noncontrolling Interest as of June 30, 2019	$5,010
4. REVENUE RECOGNITION
Nature of Revenues
Substantially all of the Company’s revenue from contracts with customers consist of the sale of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza in the United States and is recognized at a point in time in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Each unit of food product sold to the customer is the performance obligation. Revenue from the sale of frozen food products is recognized upon the transfer of control to the customer, which is upon shipment to the customer.

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
4. REVENUE RECOGNITION (cont.)
The Company disaggregates revenue based on the type of products sold to their customers — private label, tattooed chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions. All sales are recorded within revenue on the accompanying consolidated statements of operations and comprehensive income. The Company does not have material contract assets and contract liabilities as of June 30, 2020 and December 31, 2019.

	Six months ended June 30, 2020		Six months ended June 30, 2019
Revenue Streams (in thousands)	Revenue	% Total	Revenue	% Total
Private Label	$29,151	43%	$27,849	84%
Tattooed Chef	38,249	56%	3,669	11%
Other revenues	534	1%	1,813	5%
Total	$67,934		$33,331

Significant Judgments
Generally, the Company’s contracts with customers comprise a written quote and customer purchase order or statement of work and are governed by the Company’s trade terms and conditions. In certain instances, it may be further supplemented by separate pricing agreements. All products are sold on a standalone basis; therefore, when more than one product is included in a purchase order, the Company has observable evidence of stand-alone selling price. Contracts do not contain a significant financing component as payment terms on invoiced amounts are typically between 7 to 45 days, based on the Company’s credit assessment of individual customers, as well as industry expectations. Product returns are not significant. The contracts with customers do not include any additional performance obligations related to warranties and material rights.
From time to time, the Company may offer incentives to its customers considered to be variable consideration including discounts and demonstration costs. Customer incentives considered to be variable consideration are recorded as a reduction to revenue as part of the transaction price based on the agreement at the time of the transaction. Customer incentives are allocated entirely to the single performance obligation of transferring product to the customer.
Major Customers — Customers accounting for 10% or more of consolidated revenue were:

Customer	Six months ended June 30, 2020	Six months ended June 30, 2019
Customer C	39%	27%
Customer A	32%	*
Customer B	15%	33%
Customer D	*	15%
Customer E	*	14%
____________
*        Customer accounted for less than 10% of revenue in the period.
5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES
Accounts receivable are reduced by an allowance for an estimate of amounts that are uncollectible. All of the Company’s receivables are due from customers in the United States. The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests, and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company does not require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES (cont.)
collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.
The Company evaluates the creditworthiness of their customers regularly and based on its analysis, the Company has determined an allowance for doubtful receivables is not necessary as of the periods ended June 30, 2020 and December 31, 2019. The Company writes off accounts receivable whenever they become uncollectible, and any payments subsequently received on such receivables are recorded as bad debt recoveries in the period the payment is received. Credit losses from continuing operations have consistently been within management’s expectations.

6. INVENTORY
Inventory consists of the following as of (in thousands):

	June 30, 2020	December 31, 2019
Raw materials	$8,128	$5,043
Work-in-process	2,473	2,870
Finished goods	13,590	8,776
Packaging	2,909	1,271
Total	$27,100	$17,960
7. PREPAID EXPENSES AND OTHER CURRENT ASSETS
The following table provides additional information related to the Company’s prepaid expenses and other current assets as of (in thousands):

	June 30, 2020	December 31, 2019
Tax credits	$2,691	$2,228
Prepaid expenses	822	587
Other current assets	267	198
	$3,780	$3,013
8. DERIVATIVE INSTRUMENTS
The Company enters into foreign currency exchange forward contracts to reduce the short-term effects of foreign currency fluctuations on assets and liabilities such as foreign currency inventory purchases, receivables and payables. The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates. The Company’s derivatives expose the Company to credit risk to the extent that the counterparties may be unable to meet the terms of the arrangement. The Company does, however, seek to mitigate such risks by limiting its counterparties to major financial institutions. Management does not expect material losses as a result of defaults by counterparties.
The fair values of the Company’s derivative instruments classified as level 2 financial instruments and the line items within the accompanying consolidated balance sheets to which they were recorded are summarized as follows (in thousands):

	Balance Sheet Line Item	As of June 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other current assets	$224
TOTAL		$224

F-47

MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
8. DERIVATIVE INSTRUMENTS (cont.)
The effect on the accompanying consolidated statements of operations of derivative instruments not designated as hedges is summarized as follows (in thousands):

	Line Item in Statement of Operations	Six months ended June 30, 2020
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other income	$288
TOTAL		$288
The Company has notional amounts of $16.12 million on outstanding derivatives as of June 30, 2020. There were no derivative instruments for the six month period ended June 30, 2019.
9. PROPERTY, PLANT, AND EQUIPMENT
Property, plant and equipment consists of the following as of (in thousands):

	June 30, 2020	December 31, 2019
Machinery and equipment	$8,888	$4,276
Building	2,574	2,574
Leasehold improvements	1,883	1,394
Construction in progress	286	1,366
Furniture and fixtures	185	100
Computer equipment	21	21
	13,837	9,731
Less: accumulated depreciation	(1,922)	(1,493)
Total	$11,915	$8,238
For the six months ended June 30, 2020 and 2019, the Company recorded depreciation expense in the consolidated statements of operations of $0.47 million and $0.30 million, respectively.
10. LEASES
The Company leases office and manufacturing facilities, equipment and vehicles under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease from the time that the Company controls the leased property.
The future minimum lease commitments as of June 30, 2020 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows (in thousands):

Six months ended December 31, 2020	$520
2021	779
2022	599
2023	461
2024	181
Thereafter	588
Total	$3,128
The Company’s rent expense for the six months ended June 30, 2020 and 2019 totaled $0.96 million and $0.74 million, respectively.

F-48
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
11. ACCRUED EXPENSES
The following table provides additional information related to the Company’s accrued expenses as of (in thousands):

	June 30, 2020	December 31, 2019
Accrued customer incentives	$952	$222
Accrued payroll	232	13
Accrued commission	219	240
Other accrued expenses	53	249
Total accrued expenses	$1,456	$724
12. INDEBTEDNESS
Debt consisted of the following as of (in thousands):

	June 30, 2020	December 31, 2019
Revolving credit facility	$14,532	$10,054
Notes payable	2,973	3,272
Notes payable to related parties (Note 14)	189	800
Total debt	17,694	14,126
Less current debt	(15,261)	(11,021)
Total long-term debt	$2,433	$3,105
Revolving credit facility
The Company is party to a revolving line of credit, which has been amended from time to time, pursuant to which a credit facility has been extended to the Company until May 25, 2021 (the “Credit Facility”). The Credit Facility provides the Company and its subsidiaries with up to $15 million in revolving credit. Under the Credit Facility, the Company may borrow up to (a) 90% of the net amount of eligible accounts receivable; plus,

(b) the lower of: (i) Sum of: (1) 50% of the net amount of eligible inventory; plus (2) 45% of the net amount of eligible in-transit inventory; (ii) $5 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (c) the sum of all reserves. Under the Credit Facility: (i) the Company’s fixed charge coverage ratio may not be less than 1.10:1.00, and (ii) the Company may make dividends or distributions in shares of stock of the same class and also distributions for the payment of taxes. As of June 30, 2020 and December 31, 2019, the Company was in compliance with all terms and conditions of its Credit Facility.
The revolving line of credit bears interest at the sum of (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1%.
The revolving line of credit has an arrangement associated with it wherein all collections from collateralized receivables are deposited into a collection account and applied to the outstanding balance of the line of credit on a daily basis. The funds in the collection account are earmarked for payment towards the outstanding line of credit and given the Company’s obligation to pay off the outstanding balance on a daily basis, the balance is classified as a current liability on the Company’s consolidated balance sheets as of June 30, 2020 and December 31, 2019.
Notes payable
The Credit Facility includes a capital expenditure loan (“Capex Loan”) in the amount of up to $0.5 million that functions to reimburse the Company for certain qualified expenses related to the Company’s purchase of capital equipment. All borrowings against this loan are payable on a straight-line basis over 5 years and accrue interest at the greater of (a) the daily Prime Rate or (b) the daily LIBOR Rate plus two percent (2%) plus an additional

F-49
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
12. INDEBTEDNESS (cont.)
two percent (2%). The balance on the Capex Loan was $0.33 million and $0.38 million as of June 30, 2020 and December 31,2019, respectively, of which $0.01 million and $0.01 million is classified as current as of June 30, 2020 and December 31, 2019, respectively.
In September 2018, the Company amended the Credit Facility to include a term loan in the amount of
$1 million (the “Term Loan”). The Term Loan accrues interest at the sum of the (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1.5% and has a maturity date of May 25, 2021. The Credit Facility is secured by substantially all of the Company’s assets.
In April 2019, Ittella Italy entered into a promissory note with a financial institution in the amount of 400,000 Euro. The note accrues interest at 2.5% and has a maturity date of April 15, 2021, when the full principal and interest are due.
On June 19, 2015, Ittella Properties, LLC, a Variable Interest Entity (“VIE”) (See Note 16), executed a promissory note with a financial institution in the amount of $1.30 million (the “CB Loan”). The CB Loan accrues interest at an initial rate of 4.99% and is variable on an annual basis in accordance with the United States Treasury Note Index Rate plus 2.66% and subject to a minimum rate of 4.65%. The CB Loan had a maturity date of July 1, 2040 and was collateralized by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CB Loan was $0.00 million and $1.16 million as of June 30, 2020 and December 31, 2019, respectively.
On August 12, 2015, Ittella Properties, LLC, the VIE, executed a note payable with a financial institution in the amount of $1.06 million (the “CDC Loan”). The CDC Loan accrued interest at 2.88% and had a maturity date of August 1, 2035. The CDC Loan was secured by the Alondra Building (Note 16) and was guaranteed by Ittella International. The loan was paid off in full through a refinancing on January 6, 2020. The outstanding balance on the CDC Loan was $0.00 million and $0.88 million as of June 30, 2020 and December 31, 2019, respectively.
On January 6, 2020, Ittella Properties, LLC, the VIE, refinanced all of their existing debt with a financial institution in the amount of $2.10 million (the “Note”). The Note accrues interest at 3.60% and has a maturity date of January 31, 2035. Financial covenants of the Note include a minimum fixed charge coverage ratio of

1.20 to 1.00. As of June 30, 2020 and 2019, the Company was in compliance with all terms and conditions of the Note. The outstanding balance on the Note was $2.06 million and $0.00 million as of June 30, 2020 and December 31, 2019, respectively.
Future minimum principal payments due on the notes payable, including notes payable to related parties, for periods subsequent to June 30, 2020 are as follows:

Six months ended December 31, 2020	$14,991
2021	622
2022	213
2023	202
2024	123
Thereafter	1,543
Total	$17,694
13. STOCKHOLDERS’ EQUITY
Common Stock
The Company is authorized to issue up to 100,000 shares of common stock. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

F-50
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
13. STOCKHOLDERS’ EQUITY (cont.)
On April 10, 2019, the Company issued 1,000 shares of common stock to the sole stockholder of Ittella International Inc. in exchange for its contribution of Ittella International Inc. shares as part of the reorganization (Note 1).
On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo, Inc. (California) was merged into Myjojo, Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).
As of June 30, 2020 and 2019, the Company has not granted any stock options or other equity based awards and has not recorded any stock-based compensation.
The Company declared distributions of $1.95 million and $0.49 million during the periods ended June 30, 2020 and 2019, respectively. In addition, the Company paid distributions of $1.89 million during the period ended June 30, 2020. There were no distributions paid during the period ended June 30, 2019. Distributions declared but not yet paid were $1.92 million and $1.87 million as of June 30, 2020 and December 31, 2019, respectively.
Noncontrolling Interest
Noncontrolling interest in Ittella Italy is included as a component of stockholders’ equity on the accompanying consolidated balance sheets. Noncontrolling interest in Ittella International contains a redemption feature and is included as mezzanine equity on the accompanying consolidated balance sheets (Note 3). The share of income attributable to noncontrolling interest is included as a component of net income in the accompanying consolidation statements of operations and comprehensive loss.

The following schedule discloses the components of the Company’s changes in net income (loss) attributable to noncontrolling interest for the periods ended June 30 (in thousands):

	Six months ended June 30, 2020	Six months ended June 30, 2019
Net income attributable to noncontrolling interest in Ittella Italy	$668	$117
Net income attributable to noncontrolling interest in Ittella International	693	63
Increase in noncontrolling interest due to foreign currency translation	34	5
Change in net income attributable to noncontrolling interest	$1,395	$185
14. RELATED PARTY TRANSACTIONS
The Company leases office property in San Pedro, California from Deluna Properties, Inc., a company owned by the sole stockholder. Rent expense is $0.02 million for each of the six-month periods ended June 30, 2020 and 2019.
In January 2009, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $50,000, which matures on December 31, 2020. The note bears interest at 4.75% over the Prime Rate. The promissory note was paid off in full on January 6, 2020 and had a balance of $0.05 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.
The Company entered into a credit agreement with the sole stockholder for a $1.2 million revolving line of credit in January 2007. Monthly interest payments are accrued at 4.75% above the Prime Rate on any outstanding balance. In addition, the Company agreed to pay the sole stockholder 0.67% per month of the full amount of the revolving credit line, regardless of whether the Company has borrowed against the line of credit. This agreement originally expired on December 31, 2011, but was extended to December 31, 2024. The outstanding balance of the line of credit is $0.00 million and $0.40 million as of June 30, 2020 and December 31, 2019, respectively, and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.

F-51
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
14. RELATED PARTY TRANSACTIONS (cont.)
In June 2010, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $150,000, which bears interest at 8.00% per annum. The promissory note was paid off in full on June 2, 2020 and had a balance of $0.15 million as of December 31, 2019 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets. In May 2018, Ittella Italy entered into a promissory note with its minority stockholder in the amount of 48,000 Euro. The note bears interest at 8.00% per annum and has a maturity date of January 31, 2021. The balance of the note is $0.19 million and $0. 99 million as of June 30, 2020 and December 31, 2019, respectively.
The Company is party to a revolving line of credit with UMB in the amount of $15 million (Note 12).
15. COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company also enters into real property leases, which require the Company as lessee to indemnify the lessor from liabilities arising out of the Company’s occupancy of the properties. The Company’s indemnification obligations are generally covered under the Company’s general insurance policies.

From time to time, the Company is involved in various litigation matters arising in the ordinary course of business. The Company does not believe the disposition of any current matter will have a material adverse effect on its consolidated financial position or results of operations.
An indirect subsidiary of the Company, Ittella Italy, is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The case was brought by five relatives of the deceased worker. The five plaintiffs are seeking collectively 1,869,000 Euros from the defendants. In addition to Ittella Italy, the pest control company for which the deceased was working at the time of the accident is co-defendant. Furthermore, under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Procedurally, the case remains in a very early stage of the litigation. Ultimately, a trial will be required to determine if the defendants are liable, and if they are liable, a second separate proceeding will be required to establish the amount of damages owed by each of the co-defendants. Both co-defendants have insurance policies that may be at issue in the case. Ittella Italy believes any required payment could be covered by its insurance policy; however it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Based on information received from its Italian lawyers, Ittella Italy believes that the litigation may continue for a number of years before it is finally resolved.
Therefore, based on the assessment by management together with the independent assessment from its local legal counsel, the Company believes that a loss is currently not probable under ASC 450, “Contingencies”, and no accrual has been made as of June 30, 2020 or December 31, 2019.
16. CONSOLIDATED VARIABLE INTEREST ENTITY
Ittella Properties LLC (“Properties”), the Company’s consolidated VIE, owns the Alondra Building, which is leased by Ittella International for 10 years from August 1, 2015 through August 1, 2025. Properties is wholly owned by the sole shareholder of the Company. The construction and acquisition of the Alondra building by Properties were funded by a loan agreement with unconditional guarantees by Ittella International and terms that 100% of the Alondra building must be leased to Ittella International throughout the term of the loan agreement.
The Company concluded that it has a variable interest in Properties on the basis that Ittella International guarantees the loan for Properties and substantially all of Properties’ transactions occur with the Ittella International. Thus, Properties’ equity at risk is considered to be insufficient to finance its activities without additional support from Ittella International, and, therefore, Properties is considered a VIE.

F-52
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
16. CONSOLIDATED VARIABLE INTEREST ENTITY (cont.)
The results of operations and cash flows of Properties are included in the Company’s consolidated financial statements. For the six month periods ended June 30, 2020 and 2019, 100% of the revenue of Properties is intercompany and thus was eliminated in consolidation. Properties contributed $0.15 million and &0.19 million in expenses before provision for income taxes for the six month periods ended June 30, 2020 and 2019, respectively.
17. SUBSEQUENT EVENTS
The Company evaluated subsequent events occurring between the most recent balance sheet date and October 1, 2020, the date that the consolidated financial statements are available to be issued in order to determine whether the subsequent events are to be recorded and/or disclosed in the Company’s consolidated financial statements and footnotes.
Under the Company’s foreign currency exchange facility subsequent to June 30, 2020, the Company entered into an additional nine foreign exchange forward contract instruments, valued at $19.43 million, to purchase a specific amount of funds in Euros and to settle, on an agreed upon future date, in a corresponding amount of funds in US dollars.

In August 2020, the Company executed an amendment to their revolving line of credit which increases the facility limit to $17 million through September 4, 2020 at which point the limit is then reduced back to $15 million.
Pursuant to a transaction advisory agreement, as amended on September 30, 2020, upon consummation of the Merger described in Note 1, the Company is obligated to pay total transaction expenses of $29.75 million in cash (to be paid upon the Merger’s closing) and $8.25 million in common stock payable in the second quarter of 2021.

F-53
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholder and Board of Directors
Myjojo, Inc.
Paramount, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Myjojo, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2020.
Costa Mesa, California
August 11, 2020

F-54

MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,
(in thousands, except share and per share information)

	2019	2018
ASSETS

CURRENT ASSETS
Cash	$4,537	$336
Accounts receivable	9,440	6,784
Inventory	17,960	11,202
Prepaid expenses and other current assets	3,013	2,137
TOTAL CURRENT ASSETS	34,950	20,459

Property, plant and equipment, net	8,238	5,263
Deferred taxes	227	44
Other assets	481	135
TOTAL ASSETS	$43,896	$25,901

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$17,037	$13,541
Accrued expenses	724	525
Distribution payable	1,868	—
Line of credit	10,054	7,029
Notes payable to related parties, current portion	357	255
Notes payable, current portion	610	507
Other current liabilities	65	31
TOTAL CURRENT LIABILITIES	30,715	21,888

Notes payable to related parties, net of current portion	443	434
Notes payable net of current portion	2,662	2,819
TOTAL LIABILITIES	33,820	25,141

COMMITMENTS AND CONTINGENCIES (See Note 15)

REDEEMABLE NONCONTROLLING INTEREST (See Note 3)	6,930	—

STOCKHOLDERS’ EQUITY
Common shares	1	1
Additional paid in capital	2,316	1,263
Accumulated other comprehensive income	(692)	(511)
Retained earnings	1,265	109
Total equity attributable to Myjojo, Inc.	2,890	862
Noncontrolling interest	256	(102)
	3,146	760
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY	$43,896	$25,901
The accompanying notes are an integral part of these consolidated financial statements.

F-55
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except share and per share amounts)

	2019	2018
REVENUE	$84,919	$47,295

COST OF GOODS SOLD	71,209	44,108

GROSS PROFIT	13,710	3,187

Sales and marketing expenses	1,431	374
General and administrative expenses	6,023	2,863
TOTAL OPERATING EXPENSES	7,454	3,237

INCOME (LOSS) FROM OPERATIONS	6,256	(50)

OTHER INCOME AND EXPENSES
Interest expense	(494)	(315)
TOTAL OTHER INCOME AND EXPENSES	(494)	(315)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	5,762	(365)

INCOME TAX EXPENSE (BENEFIT)	154	(29)

NET INCOME (LOSS)	5,608	(336)

LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,082	(215)

NET INCOME (LOSS) ATTRIBUTABLE TO MYJOJO, INC.	$4,526	$(121)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO MYJOJO, INC.

Basic and diluted	$549.93	$(14.68)

WEIGHTED AVERAGE COMMON SHARES

Basic and diluted	8,230	8,230

OTHER COMPREHENSIVE LOSS, NET

Foreign currency translation adjustments	(174)	(726)

Total other comprehensive loss, net	(174)	(726)

Comprehensive income (loss)	5,434	(1,062)
Less: income attributable to the noncontrolling interest	7	5

Comprehensive income (loss) attributable to Myjojo, Inc.	$5,427	$(1,067)
The accompanying notes are an integral part of these consolidated financial statements.

F-56
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

Redeemable Noncontrolling Interest	Stockholders’ Equity

	Amount	Ittella International, Inc. Common Shares Number	Ittella International, Inc. Common Shares Amount	Myjojo, Inc. Common Shares Number	Myjojo, Inc. Common Shares Amount	Additional Paid-In Capital	Accumulated Comprehensive Income (Loss)	Retained Earnings (Deficit)	Noncontrolling Interests	Total
BALANCE AS OF JANUARY 1, 2018	$—	2,000	$1	—	$—	$1,263	$220	$743	$108	$2,335

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	(731)	—	5	(726)

DISTRIBUTIONS	—	—	—	—	—	—	—	(513)	—	(513)

NET LOSS	—	—	—	—	—	—	—	(121)	(215)	(336)

BALANCE AS OF DECEMBER 31, 2018	$—	2,000	$1	—	$—	$1,263	$(511)	$109	$(102)	760

CAPITAL CONTRIBUTION APRIL 15, 2019	6,000	—	—	—	—	—	—	—	—	—

ATTRIBUTION OF NET ASSETS TO NONCONTROLLING INTEREST (Note 3)	(1,053)	—	—	—	—	1,053	—	—	—	1,053

REORGANIZATION TRANSACTION (Note 1)	—	(2,000)	(1)	8,230	1	—	—	—	—	—

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	—	—	—	—	—	—	(181)	—	7	(174)

DISTRIBUTIONS	—	—	—	—	—	—	—	(2,118)	—	(2,118)

ACCRETION OF REDEEMABLE NONCONTROLLING INTEREST TO REDEMPTION VALUE	1,252							(1,252)		(1,252)

NET INCOME	731	—	—	—	—	—	—	4,526	351	4,877
BALANCE AS OF DECEMBER 31, 2019	$6,930	—	$—	8,230	$1	$2,316	$(692)	$1,265	$256	3,146
The accompanying notes are an integral part of these consolidated financial statements.

F-57
MYJOJO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED
(in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,608	$(336)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	658	398
Bad debt (recoveries) write-offs	(69)	12
Inventory obsolescence	—	45
Realized gain	14	—
Accretion of debt financing costs	34	(34)
Unrealized foreign currency gains (losses) and other	(146)	(746)
Changes in operating assets and liabilities:	—	—
Accounts receivable	(2,585)	(4,380)
Inventory	(6,757)	(7,074)
Prepaid expenses and other current assets	(1,405)	(1,700)
Accounts payable	3,483	8,745
Accrued expenses	199	31
Other current liabilities	35	31
Net cash used in operating activities	(931)	(5,008)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,701)	(1,940)

Proceeds from sale of property, plant and equipment	23	—
Net cash used in investing activities	(3,678)	(1,940)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	2,992	5,539
Borrowings of notes payable to related parties	342	356
Repayments of notes payable to related parties	(232)	(271)
Borrowings of notes payable	999	1,616
Repayments of notes payable	(1,052)	(489)
Capital contributions	6,000	1
Distributions	(250)	(513)
Net cash provided by financing activities	8,799	6,239

NET INCREASE (DECREASE) IN CASH	4,190	(709)
EFFECT OF EXCHANGE RATE ON CASH	11	(45)

CASH AT BEGINNING OF YEAR	$336	$1,090

CASH AT END OF YEAR	$4,537	$336

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$645	$267
Income taxes	$—	$—
Noncash financing activities
Distributions	$1,867	—
The accompanying notes are an integral part of these consolidated financial statements.

F-58
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations.    Myjojo, Inc. (“Myjojo”, “Company”, or “Ittella Parent”) was incorporated under the laws of the state of California on February 26, 2019 as an S-corporation to facilitate a corporate reorganization of Ittella International, Inc. which was formed as a pass-through entity. On March 27, 2019, the sole shareholder of Ittella International, Inc. contributed his 2,000 shares to Myjojo, becoming the sole stockholder. Ittella International, Inc. converted to a limited liability company, Ittella International, LLC

(“Ittella International”) on April 10, 2019. On April 15, 2019 a financial institution acquired 12.5% noncontrolling membership interest in Ittella International (See Note 3).
Ittella’s Chef was incorporated under the laws of the state of California on July 20, 2017 as Qualified Subchapter S subsidiary and is a wholly-owned subsidiary of Ittella International. Ittella’s Chef was formed as a pass-through entity for purposes of holding Ittella International’s interest in Ittella Italy, S.R.L. (“Ittella Italy”), in which it holds a 70% ownership interest. On March 15, 2019, Ittella’s Chef was converted to a limited liability company, Ittella’s Chef, LLC (“Ittella’s Chef”).
On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California).
Myjojo, Inc. and its subsidiaries, Ittella International, Ittella’s Chef, and Ittella Italy, S.R.L. (collectively, the “Company”) are principally engaged in the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an emerging growth company.
Basis of Consolidation.    The consolidated financial statements include the accounts of the Company and its subsidiaries in which the Company has a controlling interest directly or indirectly, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.
Noncontrolling interests in Ittella Italy represent the capital contributions and portion of the earnings that are not within the Company’s control and are required to be reported separately within stockholders’ equity.
The noncontrolling interest in Ittella International is presented outside of stockholders’ equity within mezzanine equity due to an embedded conversion put option which entitles the holder to put its common units back to Ittella International at a future date (see Note 3). Income (loss) attributable to noncontrolling interests is shown separately within the consolidated statement of operations.
Cash.    The Company’s cash may be in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Foreign Currency.    The Company’s functional currency is the U.S. dollar for its U.S. entities. Ittella Italy’s functional currency is the Euro. Transactions in currency other than the functional currency are recognized at the rates of exchange prevailing at the dates of the transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of each entity are included in the results of operations in income from operations as incurred.
The accompanying consolidated financial statements are expressed in U.S. dollars. Assets and liabilities of foreign operations are translated at year-end rates of exchange. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Equity adjustments resulting from translating foreign currency financial statements are accumulated as a separate component of stockholders’ equity.
Accounts Receivable.    Trade receivables are customer obligations due under normal trade terms requiring payment generally within 7 to 45 days from the invoice date. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including (i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.
Inventory.    Inventory consists of raw materials and packaging materials, work in process and finished goods. Inventories are carried at the lower of cost or net realizable value on a weighted average basis. Inventory is initially measured at cost and consists of the sum of the applicable expenditures and charges directly and indirectly incurred to bring products to their existing condition and location. These costs can include purchase costs and any other charges necessary to prepare the items for production. For work in process and finished goods, these costs normally include those incurred directly or indirectly in the production of inventory (i.e., direct labor and production overheads or conversion costs), and other expenses (i.e. inbound freight, transportation and handling charges, taxes and duties).
Overhead costs are allocated to the units produced within the reporting period, while abnormal costs are charged to current operations as incurred. The Company monitors the remaining utility of its inventory and writes down inventory for excess or obsolescence as appropriate.
Property, Plant and Equipment.    Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment is calculated using the straight-line method over a period considered adequate to amortize the total cost over the useful lives of the assets, which range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures, and 3 to 5 years for computer equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Repairs and maintenance are expensed as incurred. Renewals and enhancements are capitalized and depreciated over the remaining life of the specific property unit. When the Company retires or disposes of property, plant or equipment, the cost and accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is reflected in the consolidated statements of operations.
Long-Lived Assets.    Long-lived assets are reviewed for impairment at the asset group level whenever events or changes in circumstances indicate that the carrying amount of such asset group may not be recoverable. Recoverability of assets within an asset group to be held and used is measured by a comparison of the carrying amount of an asset group to the future undiscounted net cash flows expected to be generated by the asset group. If such asset groups are considered to be impaired, the impairment to be recognized is based upon their fair value. No impairment was recorded during the years ended December 31, 2019 and December 31, 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Fair Value of Financial Instruments.    Certain assets and liabilities are required to be recorded at fair value on a recurring basis. Fair value is determined based on the exchange price that would be received for an asset or transferred for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of cash, accounts receivables, accounts payable and certain notes payable approximate fair value because of the short maturity and/or variable rates associated with these instruments. Long-term debt as of December 31, 2019 and 2018 approximates its fair value as the interest rates are indexed to market rates. The Company categorizes the inputs to the fair value measurements into three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 —  Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company is able to access at the measurement date.

Level 2 —  Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, and can reference interest rates, yield curves, implied volatilities and credit spreads.
Level 3 —  Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.
Revenue Recognition.    The Company’s principal business is the manufacturing of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza primarily in the United States and Italy. Revenue recognition is completed on a point in time basis when product control is transferred to the customer. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do include more than one performance obligation and the performance obligations in the Company’s contracts are satisfied within one year. No payment terms beyond one year are granted at contract inception.
The Company disaggregates revenue based on the type of products sold to their customers — private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions.
Most contracts also include some form of variable consideration. The most common forms of variable consideration include discounts and demonstration costs. Variable consideration is treated as a reduction in revenue when product revenue is recognized. Depending on the specific type of variable consideration, the Company uses either the expected value or most likely amount method to determine the variable consideration. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and any recent changes in the market.
The Company does not have significant deferred revenue or unbilled receivable balances arising from transactions with customers. The Company does not capitalize contract inception costs, as contracts are one year or less and the Company does not incur significant fulfillment costs requiring capitalization.
The Company recognizes shipping and handling costs as fulfillment cost and includes in cost of goods sold upon delivery of the product to the customer.
Sales and Marketing Expenses.    The Company expenses costs associated with sales and marketing as incurred. Sales and marketing expenses were $1.43 million and $0.37 million for the years ended December 31, 2019 and 2018, respectively, and are included in operating expenses in the consolidated statements of operations and comprehensive income.
Interest Expense.    Interest expense includes interest primarily related to the amortization of deferred financing costs, the Company’s notes payable and line of credit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Deferred Financing Costs.    Deferred financing costs include fees associated with the Company’s line of credit agreement. Such fees are amortized on a straight-line basis over the term of the related line of credit agreement as a component of interest expense, which approximates the effective interest rate method, in accordance with the terms of the agreement. Deferred financing costs, net were $0.05 million and
$0.08 million at December 31, 2019 and 2018, respectively, and are recorded as a component of other assets in the accompanying consolidated balance sheets. Amortization expense of deferred financing costs was $0.03 million and $0.03 million during the years ended December 31, 2019 and 2018, respectively.
Income Taxes.    Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.
Ittella International was an S-Corp and became a limited liability company in April 2019, for U.S. federal income tax purposes, Ittella International is treated as a partnership. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.
Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.
Accumulated Other Comprehensive Loss.    Accumulated other comprehensive loss is defined as the change in equity resulting from transactions from non-owner sources. Other comprehensive income consisted of gains and losses associated with changes in foreign currency as a result of the translation of the financial results of the Company’s Italian subsidiaries.
Net Income (Loss) Per Share.    Basic net income (loss) per share is computed as net income (loss) attributable to Myjojo, Inc. divided by the weighted average number of common shares outstanding during each year. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options (for which there are none in the periods presented).
For the years ended December 31, 2019 and 2018, basic and diluted net income (loss) per share have been retroactively adjusted to reflect the reorganization transactions of Myjojo, Inc., described in Note 1.
Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
Concentrations of Credit Risk.    The Company grants credit, generally without collateral, to customers primarily in the United States. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors in this geographical area. Management believes that the Company’s contract acceptance, billing and collection policies are adequate to limit potential credit risk. Five customers accounted for more than 95% and four customers accounted for more than 91% of the Company’s revenue during the years ended December 31, 2019 and 2018, respectively (See Note 4). No external supplier accounted for more than 10% of the Company’s cost of goods sold in the year ended December 31, 2019. There were two external suppliers accounting for more than 10% of the Company’s cost of goods sold, Supplier A at 14% and Supplier B at 11%, in the year ended December 31, 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)
Customers accounting for more than 10% of the Company’s accounts receivable as of December 31, 2019 and December 31, 2018 were:

Customer	2019	2018
Customer A	13%	*
Customer B	11%	23%
Customer C	57%	48%
Customer D	*	16%
____________
*        Customer accounted for less than 10% of accounts receivable in the respective year.

Segment Information.    The Company manages its operations on a company-wide basis as one operating segment, thereby making determinations as to the allocation of resources to the business as a whole rather than on a segment-level basis. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company-level.
All of the Company’s products are sold from the United States to customers.
Long-lived assets consist of net property, plant and equipment and other non-current assets. The geographic location of long-lived assets is as follows:

Long-Lived Assets (in thousands)	December 31, 2019	December 31, 2018
United States	$5,946	$3,682
Italy	2,292	1,581
Total	$8,238	$5,263
2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of Topic 740, Income Taxes, and simplification in several other areas. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020, and interim periods therein. The Company is currently evaluating the impact of ASU 2019-12 on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires a lessee to recognize right of use asset and lease liability for all leases with lease terms of more than 12 months, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company beginning January 1, 2022, with early adoption permitted. Companies may adopt this guidance using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, rather than as of the earliest period presented. In transition, entities may also select a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (a) the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (cont.)
existence of a lease, (b) lease classification or (c) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. The Company is currently evaluating the impact the adoption of Topic 842 will have on its consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13 (“ASU 2016-13”) regarding Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses, which modifies the measurement of expected credit losses of certain financial instruments. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The amendments will become effective for the Company for periods beginning after December 15, 2022. Adoption of the standard will be applied using a modified retrospective approach. The Company is currently evaluating the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary accounting relief for contract modifications to ease the financial reporting burdens related to the expected market transition from LIBOR and other interbank offered rates to a new alternative reference rate. Interest on borrowings under the Company’s revolving credit facility is calculated based upon LIBOR. ASU 2020-04 can be applied as of the beginning of the interim period that includes March 12, 2020 or any date thereafter. ASU 2020-04 will generally no longer be available to apply after December 31, 2022. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements.
3. SALE OF NONCONTROLLING INTERESTS
On April 15, 2019, UMB Capital Corporation (“UMB”) contributed $6.0 million to acquire 6,000 units for 12.5% ownership interest in Ittella International. The Company incurred issuance costs of $0.13 million resulting in net consideration received of $5.87 million.
Per the terms of Ittella International’s operating agreement, UMB is provided with a put right which may cause Ittella International to purchase all, but not less than all of UMB units upon notice (“Put Notice”). UMB can provide the Put Notice to Ittella International at any time for any reason after April 15, 2024. If Ittella International does not accept the price proposed in the Put Notice, the consideration to be paid by Ittella International to UMB for the units that are the subject of the Put Notice will be the fair market value of the units as established by a third party appraisal, subject to a floor for the fair value at 85%. If the fair value is less than 85% of the consideration proposed by UMB in their Put Notice, UMB may choose to abandon the transfer. The put right constitutes a redemption feature and therefore UMB’s noncontrolling interest (the “Redeemable Noncontrolling Interest”) is classified as temporary equity (mezzanine) in the accompanying consolidated financial statements.
The Redeemable Noncontrolling Interest is initially measured at fair value, which has been determined by the Company to equal the consideration received from UMB, net of transaction costs.
The Redeemable Noncontrolling Interest is not redeemable until April 2024, however it is probable of becoming redeemable with the passage of time. Therefore, the subsequent measurement of the Redeemable Noncontrolling Interest at each reporting date is determined as the higher of (1) the initial carrying amount, increased or decreased for the redeemable noncontrolling interest’s share of net income or loss and other comprehensive income, or (2) the redemption value, which is determined to be fair value per the terms of Ittella International’s operating agreement above. In determining the measurement method of redemption value, the Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest redemption date (i.e. April 2024) of the instrument using the effective interest method. Changes in the redemption value are considered to be changes in accounting estimates. Redemption value was determined using a combination of the market approach and income approach. Under the market approach, the Company estimated fair value based on market multiples of EBITDA of comparable companies. Under the income approach, the Company measured fair value based on a projected cash flow method using a discount rate determined by its management which is commensurate with the risk inherent in its current business model.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. SALE OF NONCONTROLLING INTERESTS (cont.)
Changes in the carrying value of the Redeemable Noncontrolling Interest were as follows:

Amount (in thousands)
Contribution from UMB on April 15, 2019	$6,000
Changes to attribution of net assets to noncontrolling interest	(1,053)
Net income attributable to redeemable noncontrolling interest	731
Accretion to redeemable noncontrolling interest redemption value	1,252
Redeemable noncontrolling interest as of December 31, 2019	$6,930

4. REVENUE RECOGNITION
On January 1, 2018, the Company adopted ASC Topic 606 using the full retrospective method applied to those contracts which were not completed as of December 31, 2017. The adoption did not have a material effect on the Company’s consolidated results of operations, financial position or cash flows.
Nature of Revenues
Substantially all of the Company’s revenue from contracts with customers consist of the sale of plant-based meals and snacks including, but not limited to, acai and smoothie bowls, zucchini spirals, riced cauliflower, vegetable bowls and cauliflower crust pizza in the United States and is recognized at a point in time in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. Each unit of food product sold to the customer is the performance obligation. Revenue from the sale of frozen food products is recognized upon the transfer of control to the customer, which is upon shipment to the customer.
The Company disaggregates revenue based on the type of products sold to their customers — private label, Tattooed Chef and other. The other revenue stream constitutes sale of similar food products directly to customers through a third-party vendor and the Company acts as a principal in these transactions. All sales are recorded within revenue on the accompanying consolidated statements of operations and comprehensive income. The Company does not have material contract assets and contract liabilities as of December 31, 2019 and 2018.

	December 31, 2019		December 31, 2018
Revenue Streams (in thousands)	Revenue	% Total	Revenue	% Total
Private Label	$63,820	75%	$41,160	87%
Tattooed Chef	18,280	22%	2,016	4%
Other revenues	2,819	3%	4,119	9%
Total	$84,919	100%	$47,295	100%
Significant Judgments
Generally, the Company’s contracts with customers comprise a written quote and customer purchase order or statement of work and are governed by the Company’s trade terms and conditions. In certain instances, it may be further supplemented by separate pricing agreements. All products are sold on a standalone basis; therefore, when more than one product is included in a purchase order, the Company has observable evidence of stand-alone selling price. Contracts do not contain a significant financing component as payment terms on invoiced amounts are typically between 7 to 45 days, based on the Company’s credit assessment of individual customers, as well as industry expectations. Product returns are not significant. The contracts with customers do not include any additional performance obligations related to warranties and material rights.
From time to time, the Company may offer incentives to its customers considered to be variable consideration including discounts and demonstration costs. Customer incentives considered to be variable consideration are recorded as a reduction to revenue as part of the transaction price based on the agreement at the time of the transaction. Customer incentives are allocated entirely to the single performance obligation of transferring product to the customer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. REVENUE RECOGNITION (cont.)
Major Customers — Customers accounting for 10% or more of consolidated revenue were:

Customer	December 31, 2019	December 31, 2018
Customer C	29%	13%
Customer B	35%	46%
Customer D	10%	13%
Customer E	11%	19%
Customer A	10%	*
____________
*        Customer accounted for less than 10% of revenue in the respective year.
5. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL RECEIVABLES
Accounts receivable are reduced by an allowance for an estimate of amounts that are uncollectible. All of the Company’s receivables are due from customers in the United States. The Company extends credit to its customers based upon its evaluation of the following factors: (i) the customer’s financial condition, (ii) the amount of credit the customer requests, and (iii) the customer’s actual payment history (which includes disputed invoice resolution). The Company does not require its customers to post a deposit or supply collateral. The Company’s allowance for doubtful receivables is based on an analysis that estimates the amount of its total customer receivable balance that is not collectible. This analysis includes assessing a default probability to customers’ receivable balances, which is influenced by several factors, including
(i) current market conditions, (ii) periodic review of customer credit worthiness, and (iii) review of customer receivable aging and payment trends.
The Company evaluates the creditworthiness of their customers regularly and based on its analysis, the Company has determined an allowance for doubtful receivables is not necessary for the years ended December 31, 2019 and 2018. The Company writes off accounts receivable whenever they become uncollectible, and any payments subsequently received on such receivables are recorded as bad debt recoveries in the period the payment is received. Credit losses from continuing operations have consistently been within management’s expectations.
6. INVENTORY
Inventory consists of the following as of December 31 (in thousands):

	2019	2018
Raw materials	$5,043	$2,876
Work-in-process	2,870	2,145
Finished goods	8,776	5,701
Packaging	1,271	480
Total	$17,960	$11,202
7. PREPAID EXPENSES AND OTHER CURRENT ASSETS
The following table provides additional information related to the Company’s prepaid expenses and other current assets as of December 31 (in thousands):

	2019	2018
Prepaid expenses	$587	$223
Tax credits	2,228	1,872
Other current assets	198	42
	$3,013	$2,137

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consists of the following as of December 31 (in thousands):

	2019	2018
Machinery and equipment	$4,276	$2,995
Building	2,574	2,574
Leasehold improvements	1,394	288
Construction in progress	1,366	131
Furniture and fixtures	100	99
Computer equipment	21	21
	9,731	6,108
Less: accumulated depreciation	(1,493)	(845)
Total	$8,238	$5,263
For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense in the consolidated statements of operations of $0.66 million and $0.40 million, respectively.
9. LEASES
The Company leases office and manufacturing facilities, equipment and vehicles under various operating arrangements. Certain of the leases are subject to escalation clauses and renewal periods. The Company and its subsidiaries recognize lease expense, including predetermined fixed escalations, on a straight-line basis over the initial term of the lease from the time that the Company controls the leased property.
The future minimum lease commitments at December 31, 2019 under operating leases having an initial or remaining non-cancelable term of one year or more are as follows (in thousands):

2020	$878
2021	619
2022	454
2023	361
2024	126
Thereafter	567
Total	$3,005
The Company’s rent expense for the years ended December 31, 2019 and December 31, 2018 totalled $1.50 million and $1.16 million, respectively.
10. ACCRUED EXPENSES
The following table provides additional information related to the Company’s accrued expenses as of December 31 (in thousands):

	2019	2018
Accrued commission	$240	$216
Accrued customer incentives	222	97
Other accrued expenses	249	156
Accrued payroll	13	56
Total accrued expenses	$724	$525

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. INCOME TAXES
The Company’s sole stockholder elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, the taxable income of the Company for federal and certain state tax purposes is attributed to, and reported by, its stockholder. The Company is subject to state franchise tax and entity-level income tax for California purposes. The Company accrues for tax distributions to be paid to the stockholder.
Ittella International became a partnership for U.S. federal income tax purposes in April 2019. Accordingly, the taxable income of Ittella International for federal and state tax purposes is attributed to, and reported by, its members. Ittella International is subject to the centralized partnership audit regime enacted as part of the Bipartisan Budget Act of 2015.Ittella Italy S.R.L. is subject to income tax applicable to its income derived from Italy.
The following table represents components of the provision for income taxes for years ended December 31 (in thousands):

	2019	2018
Current:
Federal	$—	$—
State and local	79	16
Foreign	257	—
Total current	336	16
Deferred:
Federal	—	—
State and local	(11)	(45)
Foreign	(171)	—
Total deferred	(182)	(45)
Total income tax expense (benefit)	$154	$(29)
The following is a reconciliation of income taxes computed at the statutory rate to the income taxes reported in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2018 (in thousands):

	2019		2018
	$	%	$	%
Tax at statutory rate	1,210	21.0%	(77)	21.0%
Pass-through income not subject to federal income tax	(1,210)	-21.0%	77	-21.0%
State income taxes	69	1.2%	(29)	7.9%
Foreign taxes	419	7.3%	(259)	70.9%
Foreign valuation allowance	(334)	-5.8%	259	-70.9%
	154	2.7%	(29)	7.9%
Income (loss) before provision for income taxes for the years ended December 31, 2019 and 2018 was as follows:

	2019	2018
Pre-tax (loss) income from U.S. operations	$4,506	$356
Pre-tax (loss) income from foreign operations	1,256	(721)
Deferred taxes are recorded to give recognition to temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. The tax effects of these temporary differences are recorded as deferred tax assets and deferred tax liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that have been deducted for tax purposes but have not yet been recorded in the consolidated statements of operations. To the extent there are deferred tax assets that are more likely than not to be realized, a valuation allowance would not be recorded. The components of deferred income tax assets and liabilities, which are included in other assets in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. INCOME TAXES (cont.)
accompanying consolidated balance sheets, are summarized as follows for years ended December 31, 2019 and 2018 (in thousands):

	2019	2018
Deferred tax assets
Italian net operating loss	$171	$334
Fixed assets – U.S.	—	17
Inventory – U.S.	—	27
Basis difference in partnership	56	—
Total deferred tax assets	227	378
Less: valuation allowance	—	(334)
Total deferred tax assets, net	$227	$44
Prior to 2019, the Company maintained a valuation allowance on its Italian net operating loss carryforward. Based on earnings in 2019, as well as the expectation of sufficient future taxable income, the

Company believes it will be able to fully utilize the Italian net operating loss (“NOL”) and released its valuation allowance during 2019. Available net operating losses were $0.60 million and $1.40 million as of the years ended December 31, 2019 and 2018. The NOL carryforward generated in 2018 will be carried forward indefinitely.
Accounting standards require a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately. A tax benefit for a tax position will be recognized only if it meets a “more-likely-than-not” recognition threshold based solely on the technical merits of the position. For tax positions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority. As of December 31, 2019 and 2018, the Company had no unrecognized tax benefits related to uncertain tax positions.
Interest and penalties, if incurred, are recognized in the accompanying consolidated statements of operations.
The Company is subject to potential income tax audits on open tax years by any taxing jurisdiction in which it operates. The taxing authorities of the most significant jurisdictions are the United States Internal Revenue Service (“IRS”) and the California Franchise Tax Board and the Agenzia delle Entrate (the “Italian Revenue Agency”). The Company’s open audit periods are generally three and four years for federal and state filings, respectively, from the date of tax return filing. For Italian tax purposes, the statute of limitations is seven years.
12. INDEBTEDNESS
Debt consisted of the following at years ended (in thousands):

	2019	2018
Revolving credit facility	$10,054	$7,029
Notes payable	3,272	3,326
Notes payable to related parties (Note 14)	800	689
Total debt	14,126	11,044
Less current debt	(11,021)	(7,791)
Total long-term debt	$3,105	$3,253
Revolving credit facility
The Company is party to a revolving line of credit, which has been amended from time to time, pursuant to which a credit facility has been extended to the Company until May 25, 2021 (the “Credit Facility”). The Credit Facility provides the Company and its subsidiaries with up to $15 million in revolving credit. Under the Credit Facility, the Company may borrow up to (a) 90% of the net amount of eligible accounts receivable; plus, (b) the lower of:

F-69
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. INDEBTEDNESS (cont.)
(i) Sum of: (1) 50% of the net amount of eligible inventory; plus (2) 45% of the net amount of eligible in-transit inventory; (ii) $5 million; or (iii) 50% of the aggregate amount of revolving loans outstanding, minus (c) the sum of all reserves. Under the Credit Facility: (i) the Company’s fixed charge coverage ratio may not be less than 1.10:1.00, and (ii) the Company may make dividends or distributions in shares of stock of the same class and also distributions for the payment of taxes. As of December 31, 2019 and 2018, the Company was in compliance with all terms and conditions of its Credit Facility.

The revolving line of credit bears interest at the sum of (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1%.
The revolving line of credit has an arrangement associated with it wherein all collections from collateralized receivables are deposited into a collection account and applied to the outstanding balance of the line of credit on a daily basis. The funds in the collection account are earmarked for payment towards the outstanding line of credit and given the Company’s obligation to pay off the outstanding balance on a daily basis, the balance is classified as a current liability on the Company’s consolidated balance sheets as of December 31, 2019 and 2018.
Notes payable
The Credit Facility includes a capital expenditure loan (“Capex Loan”) in the amount of up to $0.5 million that functions to reimburse the Company for certain qualified expenses related to the Company’s purchase of capital equipment. All borrowings against this loan are payable on a straight-line basis over 5 years and accrue interest at the greater of (a) the daily Prime Rate or (b) the daily LIBOR Rate plus two percent (2%) plus an additional two percent (2%). The balance on the Capex Loan was $0.38 million and $0.32 million as of December 31, 2019 and 2018, respectively, of which $0.10 million is classified as current at December 31, 2019 and 2018.
In September 2018, the Company amended the Credit Facility to include a term loan in the amount of
$1 million (the “Term Loan”). The Term Loan accrues interest at the sum of the (i) the greater of (a) the daily Prime Rate, or (b) LIBOR plus 2%; and (ii) 1.5% and has a maturity date of May 25, 2021. The Credit Facility is secured by substantially all of the Company’s assets.
In April 2019, Ittella Italy entered into a promissory note with a financial institution in the amount of 400,000 Euro. The note accrues interest at 2.5% and has a maturity date of April 15, 2021, when the full principal and interest are due.
On June 19, 2015, Ittella Properties, LLC, a Variable Interest Entity (“VIE”) (See Note 16), executed a promissory note with a financial institution in the amount of $1.3 million (the “CB Loan”). The CB Loan accrues interest at an initial rate of 4.99% and is variable on an annual basis in accordance with the United States Treasury Note Index Rate plus 2.66% and subject to a minimum rate of 4.65%. The CB Loan has a maturity date of July 1, 2040 and is collateralized by the Alondra Building (Note 16) and is guaranteed by Ittella International. The outstanding balance on the CB Loan was $1.16 million as of the years ended December 31, 2019 and 2018.
On August 12, 2015, Ittella Properties, LLC, the VIE, executed a note payable with a financial institution in the amount of $1.06 million (the “CDC Loan”). The CDC Loan accrues interest at 2.88% and has a maturity date of August 1, 2035. The CDC Loan is secured by the Alondra Building and is guaranteed by Ittella International. The outstanding balance on the CDC Loan was $0.87 million at each of the years ended December 31, 2019 and 2018.
Future minimum principal payments due on the notes payable, including notes payable to related parties, for years subsequent to December 31, 2019 are as follows:

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. INDEBTEDNESS (cont.)

Year ended December 31,
2020	$11,021
2021	1,244
2022	277
2023	262
2024	178
Thereafter	1,144
13. STOCKHOLDERS’ EQUITY
Common Stock
The Company is authorized to issue up to 100,000 shares of common stock. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.
On April 10, 2019, the Company issued 1,000 shares of common stock to the sole stockholder of Ittella International Inc. in exchange for its contribution of Ittella International Inc. shares as part of the reorganization (Note 1).
On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. The sole stockholder of Myjojo, Inc. (Delaware) received 230 shares issued upon formation. On May 27, 2020, Myjojo Inc. (California) was merged into Myjojo Inc. (Delaware), and Myjojo, Inc. (Delaware) issued 8,000 shares of common stock to the sole stockholder of Myjojo, Inc. (California). The Company’s common shares have been retroactively adjusted for this reorganization.
As of December 31, 2019, the Company has not granted any stock options or other equity based awards and has not recorded any stock-based compensation.
The Company declared distributions of $2.12 million during the year ended December 31, 2019. In addition, the Company made distributions of $0.25 million and $0.51 million during the years ended December 31, 2019 and 2018, respectively.
Noncontrolling Interest
Noncontrolling interest in Ittella Italy is included as a component of stockholders’ equity on the accompanying consolidated balance sheets. Noncontrolling interest in Ittella International contains a redemption feature and is included as mezzanine equity on the accompany consolidated balance sheets. The share of income attributable to noncontrolling interest is included as a component of net income in the accompanying consolidation statements of operations and comprehensive loss.
The following schedule discloses the components of the Company’s changes in net income (loss) attributable to noncontrolling interest for the years ended December 31:

	2019	2018
Net income (loss) attributable to noncontrolling interest in Ittella Italy	$351	$(215)
Net income attributable to noncontrolling interest in Ittella International	731	—
Increase in noncontrolling interest due to foreign currency translation	7	5
Change in net income (loss) attributable to noncontrolling interest	$1,089	$(210)

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MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. RELATED PARTY TRANSACTIONS
The Company leases office property in San Pedro, California from Deluna Properties, Inc., a company owned by the sole stockholder. Rent expense is $0.06 million per year for the years ended December 31, 2019 and 2018.
In January 2009, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $50,000, which matures on December 31, 2020. The note bears interest at 4.75% over the Prime Rate.
The Company entered into a credit agreement with the sole stockholder for a $1.20 million revolving line of credit in January 2007. Monthly interest payments are accrued at 4.75% above the Prime Rate on any outstanding balance. In addition, the Company agreed to pay the sole stockholder 0.67% per month of the full amount of the revolving credit line, regardless of whether the Company has borrowed against the line of credit. This agreement originally expired on December 31, 2011, but was extended to December 31, 2024. The outstanding balance of the line of credit is $0.40 million as at December 31, 2019 and 2018 and is recorded as notes payable to related parties in the accompanying consolidated balance sheets.
In June 2010, the Company entered into a promissory note with the sole stockholder as the lender in the amount of $150,000, which bears interest at 8.00% per annum.
In May 2018, Ittella Italy entered into a promissory note with its minority stockholder in the amount of 48,000 Euro. The note bears interest at 8.00% per annum and has a maturity date of January 31, 2021. The balance of the note is $0.99 million and $0.55 million at December 31, 2019 and 2018, respectively.
15. COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company also enters into real property leases, which require the Company as lessee to indemnify the lessor from liabilities arising out of the Company’s occupancy of the properties. The Company’s indemnification obligations are generally covered under the Company’s general insurance policies.
From time to time, the Company is involved in various litigation matters arising in the ordinary course of business. The Company does not believe the disposition of any current matter will have a material adverse effect on its consolidated financial position or results of operations.
Ittella Italy is involved in certain litigation related to the death of an independent contractor who fell off of the roof of Ittella Italy’s premises while performing pest control services. The decedent’s heirs initiated an action to recover certain pecuniary and non-pecuniary damages. Under Italian law, the president of an Italian company is automatically criminally charged if a workplace death occurs on site. Ittella Italy has engaged local counsel, and while local counsel does not believe it is probable that Ittella Italy or its president will be found culpable, Ittella Italy cannot predict the ultimate outcome of the litigation. Ittella Italy believes any required payment could be covered by an existing insurance policy, however it is not possible to determine the amount at which the insurance company will reimburse Ittella Italy or whether any reimbursement will be received at all. Therefore, based on the assessment by management together with the independent assessment from our local legal counsel, the Company believes that a loss is currently not probable or estimable under ASC 450, “Contingencies”, and no accrual has been made as of December 31, 2019 or December 31, 2018.
16. CONSOLIDATED VARIABLE INTEREST ENTITY
Ittella Properties LLC (“Properties”), the Company’s consolidated VIE, owns the Alondra Building, which is leased by Ittella International for 10 years from August 1, 2015 through August 1, 2025. Properties is wholly owned by the sole shareholder of the Company. The construction and acquisition of the Alondra building by Properties were funded by a loan agreement with unconditional guarantees by Ittella International and terms that 100% of the Alondra building must be leased to Ittella International throughout the term of the loan agreement.
The Company concluded that it has a variable interest in Properties on the basis that Ittella International guarantees the loan for Properties and substantially all of Properties’ transactions occur with the Ittella International. Thus, Properties’ equity at risk is considered to be insufficient to finance its activities without additional support from Ittella International, and, therefore, Properties is considered a VIE.

F-72
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. CONSOLIDATED VARIABLE INTEREST ENTITY (cont.)
The results of operations and cash flows of Properties are included in the Company’s consolidated financial statements. For the years ended December 31, 2019 and 2018, 100% of the revenue of Properties is intercompany and thus was eliminated in consolidation. Properties contributed $0.20 million in expenses before provision for income taxes for each of the years ended December 31, 2019 and 2018.
17. SUBSEQUENT EVENTS
The Company evaluated subsequent events occurring between the most recent balance sheet date and August 11, 2020, the date that the consolidated financial statements are available to be issued in order to determine whether the subsequent events are to be recorded and/or disclosed in the Company’s consolidated financial statements and footnotes.
In January 2020, the Company refinanced the $2.10 million outstanding debt of its VIE (see Note 16) with a financial institution.
In May 2020, the Company amended its Articles of Incorporation with respect to the authorization to issue special stock and preferred stock related to the contemplated transaction reorganization.
On May 21, 2020, Myjojo, Inc. (Delaware) was formed. Myjojo, Inc. (Delaware) is authorized to issue 20,000 shares of common stock of $.001 par value. See Note 1.
Certain related party notes in the amount of $0.70 million, consisting of both principal and accrued interest, were paid off on June 2, 2020.
Ittella International made distributions in the amount of $1.89 million on June 11, 2020.
In June 2020, the Company entered into a merger (“Merger”) agreement with Forum Merger II Corporation (“Forum”), a special purpose acquisition company. Under the terms of the agreement, the existing shareholders of Ittella International will have their equity interests converted into the right to receive Forum common shares and all issued and outstanding capital stock in Myjojo will immediately convert into a right to receive Forum common shares and cash consideration of approximately $420,000,000. In addition, Forum Class B Common Stock will automatically convert into shares of Forum Common Stock. Ittella will become a wholly-owned subsidiary of Forum, which will be survived by Myjojo. The Merger Agreement was amended on August 10, 2020 by the First Amendment to the Merger Agreement, which makes certain revisions including to (i) identify an updated delivery deadline for the PCAOB Financials by Ittella Parent to the Company as August 14, 2020, (ii) address a scrivener’s error in the form of Registration Rights Agreement and add Project Lily, LLC as a party thereto, (iii) reflect White & Case LLP as primary counsel to the Company following the signing of the Merger Agreement, (iv) change the Termination Date in the Merger Agreement to November 15, 2020 and (v) carve out any Indebtedness of the Company or its Subsidiaries paid off at Closing through the funds flow from the definition of “Additional Available Cash Consideration” in Annex I of the Merger Agreement.
In June 2020, the Company entered into a contribution agreement with its noncontrolling interests, UMB Capital Corporation and Pizzo Food, SRL. Under the terms of the agreement, prior to the closing of the Merger, (i) UMB will contribute its ownership interests of Ittella International LLC to Ittella Parent in exchange for stock of Ittella Parent and (ii) Pizzo will contribute its ownership interests in Ittella Italy to Ittella’s Chef in exchange for ownership interests in Ittella Parent. As a result of the foregoing, Ittella International LLC will become a wholly-owned subsidiary of Ittella Parent, and Ittella Italy will become a wholly-owned subsidiary of Ittella’s Chef which is, in turn, a wholly owned subsidiary of Ittella LLC. In addition, upon consummation of the Merger a key employee will be entitled to receive no more than 500,000 shares of common stock of parent and a bonus of $1.0 million if the merger is consummated on or before September 30, 2020.

F-73
MYJOJO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17. SUBSEQUENT EVENTS (cont.)
In July 2020, the Company entered into a trading facility with a maximum notional amount of $30 million. Under this facility the Company has 14 open foreign exchange forward contract instruments to purchase a specific amount of funds in Euros and to settle, on an agreed-upon future date, in a corresponding amount of funds in U.S. dollars.
COVID-19 Pandemic — On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and in March 2020 classified the outbreak as a pandemic. In March 2020, the President of the United States and the Governor of California declared a state of emergency, based on the rapid increase in COVID-19 cases, including in California. Since March 2020, with the spread of the coronavirus, the Company has implemented a number of directives to ensure the safety of the Company’s personnel and the continuity of the Company’s operations.
In response to COVID-19, federal, state and local authorities have recommended social distancing and have imposed, or are considering, quarantine and isolation measures on large portions of the population, including mandatory closures of businesses deemed “non-essential” in certain jurisdictions. As of the date of these financials, the Company’s operations are deemed “essential,” largely due to the Company’s business’s support of many important sectors of the economy, including food and beverage, and thus the Company’s facilities are currently operating at close-to-normal utilization levels. The Company will continue to monitor the situation.
Events that adversely affect the Company’s suppliers could impair its ability to obtain raw material inventory in the quantities or of a quality the Company desires. The Company currently sources most of its raw materials from Italy. Though the Company is not dependent on any single Italian grower for its supply of a certain crop, events generally affecting these growers could adversely affect the Company’s business. Such events include problems with the Company’s suppliers’ businesses, finances, labor relations, ability to import raw materials, product quality issues, costs, production, insurance and reputation, as well as disease outbreaks or pandemics (such as the recent COVID-19 pandemic), acts of war, terrorism, natural disasters, fires, earthquakes, weather, flooding or other catastrophic occurrences. The Company continuously seeks alternative sources of raw materials, but it may not be successful in diversifying the raw materials it uses in its products.
If the Company needs to replace an existing supplier, there can be no assurance that supplies of raw materials will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to the Company in order to meet requirements, fill orders in a timely manner or meet quality standards. Additionally, the Company believes there are a limited number of competent, high-quality suppliers in the industry that can meet the Company’s strict quality and control standards. If the Company is unable to manage its supply chain effectively and ensure that its products are available to meet consumer demand, operating costs could increase and sales and profit margins could decrease.
On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Programs that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company has elected not to apply for a Paycheck Protection Program loan and is actively monitoring the impact of the CARES Act. The Company does not believe the CARES Act will have a material impact on its future financial condition, results of operations or cash flows.

F-74
ANNEX A-1
AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
dated as of
June 11, 2020
by and among
FORUM MERGER II CORPORATION,
SPROUT MERGER SUB, INC.,
MYJOJO, INC.
and
Salvatore Galletti, as the Holder Representative

TABLE OF CONTENTS

Annex A Page No.
ARTICLE I. DEFINITIONS AND CONSTRUCTION		A-1-2

1.1	Definitions	A-1-2
1.2	Construction	A-1-2
1.3	Knowledge	A-1-3

ARTICLE II. THE MERGER; CLOSING		A-1-3

2.1	The Merger	A-1-3
2.2	Organizational Documents, Directors and Officers	A-1-3
2.3	Closing	A-1-4
2.4	Closing Deliverables.	A-1-4

ARTICLE III. MERGER CONSIDERATION AND EFFECTS OF THE MERGER ON SECURITIES		A-1-5

3.1	Closing Date Statement and Merger Consideration Schedule	A-1-5
3.2	Merger Consideration	A-1-6
3.3	Conversion of Company Interests.	A-1-6
3.4	Exchange Procedures	A-1-7
3.5	Merger Consideration Adjustment.	A-1-8
3.6	Withholding	A-1-10
3.7	Holdback.	A-1-10
3.8	Sponsor Earnout Shares.	A-1-11

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-11

4.1	Incorporation	A-1-11
4.2	Subsidiaries.	A-1-12
4.3	Due Authorization	A-1-12
4.4	No Conflict	A-1-12
4.5	Governmental Consents	A-1-12
4.6	Capitalization of the Company.	A-1-13
4.7	Capitalization of Subsidiaries.	A-1-13
4.8	Financial Statements	A-1-14
4.9	Undisclosed Liabilities; Indebtedness.	A-1-15
4.10	Litigation and Actions	A-1-15
4.11	Compliance with Laws	A-1-15
4.12	Contracts; No Defaults.	A-1-15
4.13	Company Benefit Plans.	A-1-17
4.14	Labor Relations.	A-1-18
4.15	Taxes	A-1-19
4.16	Brokers’ Fees	A-1-21
4.17	Insurance.	A-1-21

4.18	Permits	A-1-22
4.19	Tangible Personal Property; Sufficiency of Assets	A-1-22
4.20	Real Property	A-1-22
4.21	Intellectual Property.	A-1-23
4.22	Environmental Matters	A-1-25
4.23	Absence of Changes.	A-1-26
4.24	Affiliate Matters	A-1-26
4.25	Anti-Corruption Laws.	A-1-26

Annex A-1-i Annex A-1-ii Annex A-1-iii

Annex A Page No.
4.26	International Trade Laws.	A-1-26
4.27	Key Customers and Key Suppliers.	A-1-27
4.28	Information Supplied	A-1-27
4.29	Food Safety.	A-1-28
4.30	No Additional Representations or Warranties	A-1-28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES		A-1-28

5.1	Organization	A-1-28
5.2	Due Authorization	A-1-29
5.3	No Conflict	A-1-29
5.4	Litigation and Actions	A-1-29
5.5	Capitalization.	A-1-29
5.6	Subsidiaries.	A-1-30
5.7	Material Contracts	A-1-30
5.8	Benefit Plans	A-1-30
5.9	Compliance with Laws	A-1-30
5.10	Governmental Consents	A-1-30
5.11	Brokers’ Fees	A-1-31
5.12	SEC Filings	A-1-31
5.13	Listing; Financial Statements.	A-1-31
5.14	Trust Account.	A-1-31

5.15	Parent Vote Required	A-1-32
5.16	Internal Controls; Financial Statements.	A-1-32
5.17	Investment Company Act; JOBS Act	A-1-33
5.18	Certain Business Practices.	A-1-33
5.19	Independent Investigation.	A-1-33
5.20	No Additional Representations or Warranties	A-1-34

ARTICLE VI. COVENANTS		A-1-34

6.1	Interim Operations of the Company	A-1-34
6.2	Interim Operations of the Parent Parties	A-1-36
6.3	Supplemental Financing.	A-1-37
6.4	Trust Account	A-1-38
6.5	Commercially Reasonable Efforts; Consents.	A-1-38
6.6	Public Announcements	A-1-40
6.7	Supplemental Disclosure.	A-1-40
6.8	Access to Information	A-1-40
6.9	Tax Matters.	A-1-40
6.10	Directors’ and Officers’ Indemnification.	A-1-41
6.11	Proxy Statement.	A-1-42
6.12	Parent Common Stockholder Meeting	A-1-44
6.13	Section 16 of the Exchange Act	A-1-45
6.14	Nonsolicitation.	A-1-45
6.15	Termination of Agreements	A-1-45
6.16	Written Consent	A-1-45
6.17	Lock-Up Period	A-1-46
6.18	Financial Statements and Related Information	A-1-46
6.19	Restructuring	A-1-46
6.20	Code Section 280G	A-1-46

Annex A Page No.
ARTICLE VII. CONDITIONS TO OBLIGATIONS		A-1-47

7.1	Conditions to the Obligations of the Parent Parties and the Company	A-1-47
7.2	Conditions to the Obligations of the Parent Parties	A-1-47
7.3	Conditions to the Obligations of the Company	A-1-48
7.4	Waiver of Conditions; Frustration of Conditions	A-1-48

ARTICLE VIII. TERMINATION/EFFECTIVENESS		A-1-49

8.1	Termination	A-1-49
8.2	Effect of Termination	A-1-50

ARTICLE IX. HOLDER REPRESENTATIVE		A-1-50

9.1	Designation and Replacement of Holder Representative	A-1-50
9.2	Reserve	A-1-50
9.3	Authority and Rights of the Holder Representative; Limitations on Liability	A-1-50

ARTICLE X. MISCELLANEOUS		A-1-51

10.1	Notices	A-1-51
10.2	Assignment	A-1-52
10.3	Rights of Third Parties	A-1-52
10.4	Expenses	A-1-52
10.5	Non-Survival of Representations, Warranties and Covenants	A-1-52
10.6	Governing Law	A-1-52
10.7	Captions; Counterparts	A-1-53
10.8	Schedules and Exhibits	A-1-53
10.9	Entire Agreement	A-1-53
10.10	Amendments; Waiver	A-1-53
10.11	Severability	A-1-53
10.12	Jurisdiction; Waiver of Jury Trial.	A-1-53
10.13	Enforcement	A-1-54
10.14	Non-Recourse	A-1-54
10.15	Trust Account Waiver	A-1-54
10.16	Privilege.	A-1-54

Annex I — Defined Terms		A-1-56
Exhibits
Exhibit A— Form of Merger Certificate
Exhibit B — Form of Restrictive Covenant Agreement
Exhibit C — Form of Amended and Restated Certificate of Incorporation of Company

Exhibit D — Form of Amended and Restated Bylaws of Company
Exhibit E — Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F — Form of Amended and Restated Bylaws of Parent
Exhibit G — Form of Resignations
Exhibit H — Form of Registration Rights Agreement
Exhibit I — Form of Company Letter of Transmittal
Exhibit J — Form of Sponsor Earnout Letter
Exhibit K — Form of Press Release
Exhibit L — Form of Director Nomination Agreement
Exhibit M — Form of Holdback Escrow Agreement
Exhibit N — Form of Sponsor Escrow Agreement

Annex A-1-iv
AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of June 11, 2020, is made and entered into by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative hereunder.
RECITALS
WHEREAS, prior to the date hereof, (i) UMB Capital Corporation, a Missouri corporation (“UMB”), and Myjojo, Inc., a California corporation (“Myjojo California”), owned 12.5% and 87.5%, respectively, of Ittella International, LLC, a California limited liability company and direct Subsidiary of the Company (“Ittella”) and (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”), and Ittella’s Chef LLC, a California limited liability company (“Ittella Chef”), owned 30% and 70%, respectively, of Ittella Italy SRL, a limited liability company (società a responsabilità limitata) organized under the laws of Italy (“Ittella Italy”);
WHEREAS, in anticipation of the Transaction, on May 27, 2020, Myjojo California merged with and into a Delaware corporation and is herein referred to as the Company, with the separate corporate existence of Myjojo California terminating (the “Myjojo Merger”);
WHEREAS, in anticipation of the Transaction, on June 11, 2020, (i) UMB agreed to contribute all of the equity interests in Ittella owned by it to the Company in exchange for the Company issuing to UMB 1,176 shares of common stock of the Company (the “UMB Contribution”), and (ii) Pizzo agreed to contribute all of the equity interests in Ittella Italy owned by it to Ittella Chef in exchange for the Company issuing to Pizzo 1 share of Class B Special Stock of the Company (the “Pizzo Contribution” and together with the UMB Contribution, the “Contributions”);
WHEREAS, prior to the Effective Time, the Company will issue 1 share of Class A Special Stock in the Company to that certain Key Employee specified in Item 3 of Schedule 1 pursuant to an equity grant agreement (the “Key Employee Grant Agreement”);
WHEREAS, prior to the Effective Time, Salvatore Galletti will transfer some of his shares of common stock of the Company to Project Lily, LLC, a Delaware limited liability company, majority owned by Salvatore Galletti (the “Galletti Transfer” and collectively with the Myjojo Merger, the Contributions and the Key Employee Grant Agreement, the “Restructuring”).
WHEREAS, prior to the Effective Time, the Contributions will be consummated and as a result, Ittella and Ittella Italy will become wholly-owned indirect subsidiaries of the Company;

WHEREAS, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the terms of this Agreement and a certificate of merger substantially in the form attached hereto as Exhibit A (the “Merger Certificate”);
WHEREAS, as a result of the Merger, (i) the Company will be the surviving corporation, and (ii) all issued and outstanding capital stock of the Company as of a moment in time immediately prior to the Merger will convert into the right receive Parent Common Stock in accordance with the terms of this Agreement;
WHEREAS, pursuant to the Organizational Documents of Parent, shares of Parent Class B Common Stock shall automatically convert into shares of Parent Common Stock in connection with the Transaction;
WHEREAS, in connection with the transactions contemplated by this Agreement, the Sponsor and Parent shall enter into a Sponsor Earnout Letter, pursuant to which, the Sponsor will subject 2,500,000 of the Parent Common Stock owned by the Sponsor to potential forfeiture in the event that certain earnout targets are not achieved by the Parent following the Closing;
WHEREAS, concurrently with the effectiveness of this Agreement, and each effective as of the Closing (i) certain direct or indirect equityholders that are also employees of the Company or its Subsidiaries, each of whom are set forth on Schedule 1 will have executed and delivered to Parent a Restrictive Covenant Agreement in the form of Exhibit B (together, the “Restrictive Covenant Agreements”), which Restrictive Covenants Agreements shall be effective as of

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the Closing, and (ii) each of the individuals set forth on Schedule 1 and Ittella, will have executed and delivered to Parent, an Employment Agreement (collectively, the “Employment Agreements”), which Employment Agreements shall be effective as of the Closing;
WHEREAS, as a result of the foregoing integrated transactions (including the Merger) (collectively, with the other transactions contemplated by this Agreement, the “Transaction”), immediately following the Closing the Company will be a wholly-owned subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable for, and in the best interests of, both the Company and its stockholders for the Company to enter into this Agreement and the other applicable Transaction Agreements to which it is party, (b) approved the execution and delivery of this Agreement and the other applicable Transaction Agreements to which it is party, the Company’s performance of its obligations hereunder and thereunder and the consummation of the Transaction, including the Merger, and (c) recommended adoption and approval by the stockholders of the Company of each of this Agreement, the other Transaction Agreements to which it is party and the Transaction (such approval, the “Company Stockholder Approval”);
WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) determined that it is advisable for, and in the best interests of, both Parent and its stockholders for Parent to enter into this Agreement and the other applicable Transaction Agreements to which it is party, (b) approved the execution and delivery of this Agreement and the other applicable Transaction Agreements to which it is party, Parent’s performance of its obligations hereunder and thereunder and the consummation of the Transaction, including the Merger, and (c) recommended adoption and approval by the stockholders of Parent of each of this Agreement, the other Transaction Agreements to which it is party and the Transaction;
WHEREAS, other than the Company Stockholder Approval and the Parent Stockholder Approval, all other applicable entity approvals required in connection with the Transaction have been or will, concurrent with the execution of this Agreement, be obtained; and
WHEREAS, the parties hereto intend that the Merger shall be treated as a “reorganization” described in Section 368(a) of the Code and that this Agreement be treated as a “plan or reorganization” for purposes of Section 368 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND CONSTRUCTION
1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex I hereto.
1.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article or Section of, or Schedule or Exhibit to, this Agreement, (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all rules and regulations promulgated thereunder. The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Nothing contained in any representation or warranty in this Agreement, or the fact that any representation or warranty in this Agreement may or may not be more specific than any other representation or warranty in this Agreement or in any other Transaction Agreement, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained in this Agreement. The phrase

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“made available,” when used in reference to anything made available to Parent or its representatives shall be deemed to mean uploaded to and made available in the on-line data room hosted on behalf of the Company at least two (2) Business Days prior to the date of this Agreement and not thereafter removed, or otherwise delivered to Parent or its representatives. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America. Any U.S. legal term for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include which most nearly approximates in that jurisdiction the U.S. legal term.
1.3 Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge, following inquiry of direct reports, of, in the case of the Company, those individuals set forth on Schedule 1.3, and in the case of all other parties, such party’s executive officers.
ARTICLE II.
THE MERGER; CLOSING
2.1 The Merger. At the Closing, Parent and the Company shall cause the Merger Certificate to be executed, acknowledged and filed with Delaware SoS as provided in Section 251 of the DGCL. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Merger.
(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing (the “Effective Time”), Merger Sub shall merge with and into the Company. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Subsidiary”).
(b) Effects of the Merger. The Merger will have the effects set forth in this Agreement and under the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the respective effective times of the Merger, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Subsidiary and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Subsidiary.
2.2 Organizational Documents, Directors and Officers. Subject only to the Closing actually occurring, the following provisions shall apply:

(a) At the Effective Time (i) the certificate of incorporation and bylaws of the Surviving Subsidiary shall be amended and restated in the form attached hereto as Exhibit C and Exhibit D, respectively, and (ii) the certificate of incorporation and the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit E and Exhibit F, respectively. The Parties shall take all actions necessary to implement the intent of this Section 2.2(a).
(b) Immediately prior to the Effective Time, the individuals designated as the directors and officers of Parent as set forth in Schedule 2.2(b)(i), together with any other individuals Parent and the Company may agree to designate as directors prior to Closing, will become the directors and officers of Parent and will remain the directors and officers of Parent until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. In addition, immediately prior to the Effective Time, the board of directors of Parent, as reconstituted in accordance with this Section 2.2(b), shall authorize and empower a committee comprised of the directors set forth on Schedule 2.2(b)(ii) (such committee, the “Monitoring Committee”) with the exclusive power and authority to direct the officers and employees of Parent, retain and pay such third party advisors as the Monitoring Committee shall deem appropriate, and make all decisions and take all actions on behalf of Parent related to (i) the Merger Consideration Adjustment, (ii) monitoring of compliance by Parent with the terms of this Agreement and the other Transaction Agreements, and (iii) enforcing any rights or remedies or taking any other action deemed necessary or appropriate by the Monitoring Committee in connection with this Agreement, the other Transaction Agreements or the Transaction. The authorizing resolutions for the Monitoring Committee shall be in form and substance reasonably acceptable to Parent.

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(c) At the Effective Time, the individuals designated as the respective directors and officers set forth in Schedule 2.2(c), together with any other individuals Parent and the Company may agree to designate as directors prior to Closing, will become the directors and officers of the Parent and the Surviving Subsidiary and will remain the directors and officers of such Persons after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.
2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. (Eastern time) on the date that is three (3) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
2.4 Closing Deliverables.
(a) Mutual Deliverables. At the Closing:
(i) Each of Parent and the Holder Representative shall deliver to each other and the Escrow Agent, an executed copy of the holdback escrow agreement substantially in the form attached as Exhibit M (the “Holdback Escrow Agreement”);
(ii) Each of the Company and Parent shall deliver the applicable Incumbency Certificates;
(iii) The Merger Certificates shall be executed and delivered (x) to Parent by the Company, and (y) to the Company by the applicable Parent Parties;
(iv) Each of the Company and the Parent Parties shall cause to be delivered resignations substantially in the form attached as Exhibit G of any directors and officers not contemplated pursuant to Sections 2.2(b)-(c) to continue after the Closing as directors and officers of any applicable Party (or such Party’s Subsidiaries);
(v) Each of Sponsor and Parent shall deliver to each other, an executed copy of the Sponsor Earnout Letter; and
(vi) Each of Sponsor and Parent shall deliver to each other, an executed copy of the director nomination agreement substantially in the form attached as Exhibit L (the “Director Nomination Agreement”).
(b) Company Deliverables. At or prior to the Closing, the Company will deliver or cause to be delivered to Parent the following:

(i) the Closing Date Statement and the Merger Consideration Schedule, each prepared and delivered in accordance with Section 3.1;
(ii) a certificate of the Secretary of State (or other applicable office) in which the Company and each Subsidiary of the Company is organized dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company and each such applicable Subsidiary;
(iii) the Company Letters of Transmittal, duly executed by each Pre-Closing Holder; and
(iv) any other document reasonably requested by Parent to be delivered by or on behalf of the Company at Closing.
(c) Parent Parties Deliverables. At the Closing, the applicable Parent Parties will deliver or cause to be delivered (unless delivered previously) the following:
(i) the Merger Certificate to the Company;
(ii) the Adjustment Escrow Stock to the Escrow Agent, to be held in an escrow account (the “Adjustment Escrow Account”) in accordance with the terms of the Holdback Escrow Agreement;

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(iii) the Ittella Holdback Shares to the Escrow Agent, to be held in an escrow account in accordance with the terms of the Holdback Escrow Agreement;
(iv) an executed copy of the sponsor escrow agreement substantially in the form attached as Exhibit N (the “Sponsor Escrow Agreement”);
(v) the Sponsor Earnout Shares to the Escrow Agent, to be held in an escrow account in accordance with the terms of the Sponsor Escrow Agreement;
(vi) a registration rights agreement substantially in the form attached as Exhibit H (the “Registration Rights Agreement”), duly executed by Parent;
(vii) the shares of Parent Common Stock described in Section 3.4(a); and
(viii) any other document reasonably requested by the Company to be delivered by or on behalf of the applicable Parent Parties at Closing.
(d) Payment of Other Amounts at Closing. At the Closing, Parent shall:
(i) pay the Cash Consideration portion of the Merger Consideration to Holder Representative to be further paid to the Pre-Closing Holders who have delivered duly executed Letters of Transmittal, pursuant to Section 3.4;
(ii) pay to the Holder Representative the Holder Representative Expense Amount, by wire transfer to an account or accounts designated by the Holder Representative in writing at least three (3) Business Days prior to the Closing Date, in immediately available funds;
(iii) deposit or cause to be deposited with the Escrow Agent by wire transfer of immediately available funds the fees payable to the Escrow Agent in connection with the Holdback Escrow Agreement and the Sponsor Escrow Agreement;
(iv) on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses that have not yet been paid;
(v) on behalf of the Company, pay or cause to be paid to the Pre-Closing Holders to such account or accounts as the Company specified to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses that have been paid prior to Closing and any Parent Transaction Expenses that have been paid by the Company on the Parent’s behalf prior to the Closing; and
(vi) on behalf of the Parent Parties, pay or cause to be paid to such account or accounts as the Parent specifies to the Company in writing, the Parent Transaction Expenses.

ARTICLE III.
MERGER CONSIDERATION AND EFFECTS OF THE MERGER ON SECURITIES
3.1 Closing Date Statement and Merger Consideration Schedule. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:
(a) A statement (the “Closing Date Statement”), signed and certified by the Chief Financial Officer of the Company on its behalf, which sets forth a good faith estimate (with reasonable supporting detail) of (i) the Closing Date Cash (“Estimated Closing Date Cash”), (ii) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) (and the Estimated Net Working Capital Adjustment Amount resulting therefrom), (iii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), and (iv) Closing Transaction Expenses (“Estimated Company Transaction Expenses”). In addition, the Closing Date Statement shall also include (i) the Company’s calculation of the Merger Consideration based on the foregoing estimates (and the other components contemplated by Section 3.2 in the calculation of the Merger Consideration), (ii) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (iii) wire transfer or other applicable delivery instructions for payment of each item of Estimated Transaction Expenses to be paid at Closing. Each of the components required to be set forth on the Closing Date Statement shall be calculated in accordance with the definitions set forth in this Agreement.

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(b) A statement (the “Merger Consideration Schedule”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, which sets forth (i) a detailed capitalization schedule, setting forth all Company Interests, (ii) the portion of the Merger Consideration payable in respect of each Company Interest, (iii) for each Pre-Closing Holder: (A) the number of Company Interests held by such Pre-Closing Holder (including the respective Certificate number of any certificated Company Interests held by such Pre-Closing Holder), and (B) the portion of the Merger Consideration required to be paid under the Company Certificate to each Pre-Closing Holder in respect of such Pre-Closing Holder’s Company Interests, and (C) such Pre-Closing Holder’s aggregate Per Share Amount. The calculations set forth in the Merger Consideration Schedule shall be prepared in accordance with the Company Certificate and the requirements of the DGCL. Each of the Parent Parties shall be entitled to rely (without any duty of inquiry) upon the Merger Consideration Schedule, and the Company Letter of Transmittal shall be required to be delivered by each Pre-Closing Holder as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (i) that the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate, and (ii) in connection with the issuance of any Company Interests (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Pre-Closing Holder in connection with such issuance).
(c) Parent shall be entitled to review and comment upon the Closing Date Statement and the Merger Consideration Schedule delivered by the Company pursuant to this Section 3.1, and the Company shall consider Parent’s comments thereto in good faith (and, in the event of any such adjustments based on the comment of Parent, all references in this Agreement to the Closing Date Statement or the Merger Consideration Schedule shall be deemed to be references to such documents after giving effect to such adjustments).
3.2 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders shall be the Aggregate Consideration Value, as calculated below. The Aggregate Consideration Value will be paid to the Pre-Closing Holders (the “Merger Consideration”) in the form of: (i) Cash from Parent, the Company and/or its Subsidiaries in an amount equal to the Cash Consideration, and (ii) a number of shares of Parent Common Stock (the “Equity Consideration”) equal to (A) the Aggregate Consideration Value minus the Cash Consideration, divided by (B) $10.00 (the “Reference Price”), and (iii) the contingent right to receive the Ittella Holdback Shares after the Closing in accordance with Section 3.7. The Merger Consideration shall be allocated among the Pre-Closing Holders in accordance with the terms of the Company Certificate (as reflected in the Merger Consideration Schedule). Subject to the post-Closing adjustments contemplated by and set forth in Section 3.5, the “Aggregate Consideration Value” shall be calculated as follows:
(a) $420,000,000, plus
(b) the amount of Estimated Closing Date Cash, plus
(c) the Estimated Net Working Capital Adjustment Amount (if a positive number), minus
(d) the absolute value of the Estimated Net Working Capital Adjustment Amount (if a negative number), minus

(e) the Estimated Closing Date Indebtedness, minus
(f) the Adjustment Escrow Amount, minus
(g) the Holder Representative Expense Amount.
3.3 Conversion of Company Interests.
(a) Conversion of Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, including by any Pre-Closing Holder, each Company Interest that is issued and outstanding immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company Interests that are cancelled pursuant to Section 3.4(b)) shall thereupon be canceled and converted into and become the right to receive the applicable Per Share Amount for such Company Interest.
(b) Subsidiary-Owned Equity Interests. All Equity Interests of the Company (whether or not a Company Interest) owned by any Subsidiary of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

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(c) Extinguishment of all Pre-Closing Holders Equity Interests in the Company. For the avoidance of doubt, from and after the Effective Time, (i) all Persons other than Parent shall cease to have any rights as holders of any Equity Interests in the Company or the Surviving Subsidiary (and, other than any Equity Interests in the Company that may be held by Parent, no other Equity Interests in the Company shall remain outstanding after the Effective Time), and (ii) the consideration paid pursuant to this Article III upon the delivery of Letters of Transmittal (and surrender of Certificates, if any) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Interests, subject to the continuing rights of the Pre-Closing Holders expressly set forth under this Agreement (to the extent applicable). At the Effective Time, the transfer books of the Company shall be closed and no transfer of interests of Company Interests shall be made thereafter.
3.4 Exchange Procedures.
(a) At the Closing, Parent shall deliver to (i) the Holder Representative, that number of shares of Parent Common Stock and cash (in respect of the obligation to pay cash in lieu of fractional interests as provided in Section 3.4(c)) necessary to make payment of the Equity Consideration to the Pre-Closing Holders (without giving effect to the Merger Consideration Adjustment) and an amount equal to the Cash Consideration, and (ii) the Escrow Agent, that number of shares of Parent Common Stock necessary to fund the Adjustment Escrow Amount and the Holdback Releases.
(b) As soon as reasonably practicable following the date hereof, the Company shall mail or otherwise deliver to each Pre-Closing Holder of Company Interests (i) a letter of transmittal in the form attached hereto as Exhibit I (“Company Letter of Transmittal”), and (ii) instructions for use in receiving the applicable portion of the Merger Consideration in respect of the Company Interests held by such Pre-Closing Holder. After the Effective Time, each Pre-Closing Holder of Company Interests, upon surrender of a Company Letter of Transmittal, shall be entitled to receive from the Holder Representative in exchange therefor such portion of the Merger Consideration into which such holder’s Company Interests (as applicable) shall have been converted as a result of the Merger (and, for the avoidance of doubt, without giving effect to any Merger Consideration Adjustment). If any Pre-Closing Holder’s shares of Company Interests are certificated, such Pre-Closing Holder shall be required to surrender and deliver to Parent all certificates (each, a “Certificate”) for such Company Interests, or a duly completed affidavit of loss (in a customary form reasonably acceptable to Parent) with respect to any lost, stolen, or destroyed Certificate, together with such Pre-Closing Holder’s Company Letter of Transmittal, before such Pre-Closing Holder shall be entitled to receive the applicable portion of the Merger Consideration pursuant to this Section 3.4(b). Pending such surrender of a Pre-Closing Holder’s Certificate(s), such Certificate(s) shall be deemed for all purposes to evidence such Pre-Closing Holder’s right to receive the portion of the Merger Consideration into which such Company Interests shall have been converted as a result of the Transactions and pursuant to the terms of this Agreement.
(c) Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued (whether in book-entry form or otherwise) in exchange for Parent Common Stock or Company Interests. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Parent Common Stock or Pre-Closing Holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the Reference Price, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this

Article III. For the avoidance of doubt, the calculation of any cash in lieu of fractional shares to be paid pursuant to this Section 3.4(c) shall be made with respect to the aggregate shares of Parent Common Stock, to which such former holder of Parent Common Stock or Pre-Closing Holder would otherwise be entitled pursuant to this Agreement, and not with respect to the conversion of each share of Parent Common Stock or Company Interest, respectively. For illustrative purposes only, if, pursuant to this Agreement, a Pre-Closing Holder would be entitled to 1.5 shares of Parent Common Stock in exchange for each share of Company Interests held by such Pre-Closing Holder, and such Pre-Closing Holder holds 11 shares of Company Interests, such Pre-Closing Holder would be entitled to cash in lieu of .5 shares of Parent Common Stock (i.e., 16.5 minus 16).
(d) Parent may cause the Holder Representative to return any Parent Common Stock remaining unclaimed 180 days after the Effective Time, and thereafter each remaining Pre-Closing Holder and each record holder of outstanding shares of Parent Stock prior to the Effective shall be entitled to look only to Parent (subject to abandoned property, escheat, and other similar Laws) as a general creditor thereof with respect to such shares and warrants and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

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3.5 Merger Consideration Adjustment.
(a) The Merger Consideration may be increased or reduced as set forth in this Section 3.5. Any increase or decrease in the Merger Consideration pursuant to this Section 3.5 shall be referred to as a “Merger Consideration Adjustment”. Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 3.5 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.
(b) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days of the Closing Date, Parent shall prepare and deliver to the Holder Representative (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Final Closing Balance Sheet”), and (B) a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of (with reasonable supporting detail): (w) Net Working Capital as of 12:01 a.m. (Eastern time) on the Closing Date (“Closing Date Net Working Capital”), (x) the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Indebtedness”), (y) the aggregate Cash of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Cash”), and (z) the aggregate amount of Company Transaction Expenses as of immediately prior to the Closing on the Closing Date (the “Closing Company Transaction Expenses”), in each case, calculated in accordance with the definitions set forth in this Agreement. The Final Closing Balance Sheet shall be prepared using the Accounting Principles. From the Closing Date through the final determination and delivery of the Merger Consideration pursuant to this Section 3.5, Parent shall provide the Holder Representative and its representatives reasonable access (during normal business hours and upon reasonable advance notice and at the sole cost and expense of the Holder Representative) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Final Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Final Closing Balance Sheet; provided, however, that Parent shall not be required to provide any information the disclosure of which would violate applicable Law (including competition or antitrust Law) or that would, based on the advice of counsel, result in the waiver of attorney client privilege. If Parent does not provide information pursuant to the proviso of the preceding sentence, Parent will provide notice to the Holder Representative that such information is being withheld and Parent will use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable Law.
(c) If the Holder Representative disagrees with the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and/or Closing Company Transaction Expenses set forth in the Closing Statement, it shall notify Parent of such disagreement in writing (a “Disagreement Notice”), setting forth in reasonable detail the particulars of such disagreement within thirty (30) days after its receipt of the Closing Balance Sheet and the Closing Statement. If the Holder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Holder Representative and Parent shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If any Disagreement Notice is timely provided, Parent and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash

or Closing Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Moss Adams LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Holder Representative (such firm, subject to the following proviso, the “Accounting Referee”). Each of Parent and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses and, to the extent relevant thereto, the Final Closing Balance Sheet in writing to the Accounting Referee and to each other; provided, that no Party shall disclose to the Accounting Referee any settlement discussions (or the contents thereof) between the Parties without the prior consent of the other Party. The Accounting Referee shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of

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the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or Closing Company Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Accounting Referee) in order to be determined in accordance with Section 3.5(a) (including the definitions of the defined terms used in Section 3.5(a)), and the Parties shall instruct the Accounting Referee to make all determinations in accordance with the definitions set forth in this Agreement. The Accounting Referee may not assign a value greater than the greatest value for a disputed item claimed by either Party or smaller than the smallest value for such item claimed by either party. The determination of the Accounting Referee shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses are finally determined in accordance with this Section 3.5(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Referee relating to the work, if any, to be performed by the Accounting Referee hereunder shall be borne pro rata as between Parent, on the one hand, and the Holder Representative from the Reserve, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Parent and the Holder Representative (as set forth in the written submissions to the Accounting Referee) made by the Accounting Referee such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses in the net amount of $1,000,000, and the Accounting Referee determines that Parent has a valid claim for $400,000 of the $1,000,000, Parent shall bear sixty percent (60%) of the fees and expenses of the Accounting Referee and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Referee from the Reserve.
(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(c)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness (as finally determined in accordance with Section 3.5(c)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.5(c)), minus Estimated Closing Date Cash, plus (iv) Estimated Company Transaction Expenses, minus Closing Company Transaction Expenses (as finally determined in accordance with Section 3.5(c)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.5(e) or Section 3.5(f), as applicable.
(e) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days after the delivery by the Holder Representative of the updated Merger Consideration Schedule required to be delivered pursuant to Section 3.5(g), (i) Parent shall deliver (x) to the Holder Representative for further delivery to each Pre-Closing Holder a number of shares of Parent Common Stock equal to (A) the Adjustment Amount, divided by (B) the Reference Price, and (ii) the parties shall jointly instruct the Escrow Agent in writing to release from the Adjustment Escrow Account to the Holder Representative (for further delivery to each Pre-Closing Holder) all of the shares of Adjustment Escrow Stock. Notwithstanding the foregoing to the contrary, in no event shall Parent be required pursuant to subclause (i) of the preceding sentence to issue or deliver an amount of Parent Common Stock that exceeds the quotient of the Adjustment Escrow Amount divided by the Reference Price.
(f) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) the parties shall jointly instruct the Escrow Agent in writing to deliver, from the Adjustment Escrow Account to Parent that number of shares of Adjustment Escrow Stock that is equal to (A) the Deficit Amount divided by (B) the Reference Price. If, after release of the Adjustment Escrow Stock to Parent in accordance with the preceding sentence, any Adjustment Escrow Stock remains in the Adjustment Escrow Account, the parties shall jointly instruct the Escrow Agent to release such balance to the Holder Representative (for further delivery to each Pre-Closing Holder).
(g) If the Adjustment Amount is greater than the Adjustment Escrow Amount, then within three (3) Business Days after the Determination Date, the Holder Representative shall prepare and deliver to Parent a certified update to the Merger Consideration Schedule, prepared in accordance with the terms of the Company Certificate (the “Updated Merger Consideration Schedule”). The Updated Merger Consideration Schedule shall give effect to the Merger Consideration Adjustment, the Adjustment Amount and specify in detail the portion of any such additional Parent Common Stock or released Adjustment Escrow Stock that each Pre-Closing Holder is entitled to receive as a

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result. The Holder Representative, Parent and each of their respective agents and Affiliates shall be entitled to rely (without any duty of inquiry) upon the Updated Merger Consideration Schedule. (i) Parent shall issue to the Holder Representative for further delivery to the Pre-Closing Holders a number of additional shares of Parent Common Stock equal to (A) the Adjustment Amount minus the Adjustment Escrow Amount divided by (B) the Reference Price and (ii) Parent and the Holder Representative shall jointly instruct the Escrow Agent to release the Adjustment Escrow Stock to the Holder Representative (for further delivery to each Pre-Closing Holder).
3.6 Withholding. Parent, the Company, the Holder Representative, and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement to any Person such amounts (if any) that Parent, the Company, the Holder Representative, and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts or shares of Parent Stock are so withheld, and duly and timely deposited with the appropriate Governmental Authority, by Parent, the Company, the Holder Representative, or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.7 Holdback.
(a) After the Closing, subject to the terms and conditions set forth herein, the holders of Company Interests shall have the contingent right to receive additional consideration from Parent based on the performance of Parent if the requirements as set forth in this Section 3.7 are achieved. If during the three (3) year period following the Closing Date (the “Holdback Period”), the price per share of Parent Common Stock on any twenty (20) trading days in any thirty (30) day trading period (i) equals or exceeds Twelve U.S. Dollars ($12.00) (the “First Share Price Trigger”), or (ii) equals or exceeds Fourteen U.S. Dollars ($14.00) (the “Second Share Price Trigger,” and, together with the First Share Price Trigger, each a “Share Price Trigger” and collectively, the “Share Price Triggers”) then, for each Share Price Trigger that is achieved, the holders of Company Interests as of immediately prior to the Effective Time shall receive additional consideration (in accordance with their Pro Rata Share) from Parent (each, a “Holdback Release”) of Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock released from escrow (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Holdback Release) (collectively, the “Ittella Holdback Shares”). For the avoidance of doubt and notwithstanding anything contained in this Agreement, the holders of Company Interests shall have the right to receive no more than two Holdback Releases, a Holdback Release may only be achieved once with respect to any Share Price Trigger and the aggregate sum of all Holdback Releases, together with a Change of Control Holdback Release, issuable hereunder (assuming both Share Price Triggers are achieved and/or a Change of Control occurs during the Holdback Period), shall be a maximum of 5,000,000 shares of Parent Common Stock (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Holdback Release).
(b) If, during the Holdback Period, there is a Change of Control, then any Holdback Release that has not previously been released from escrow to the Holder Representative (whether or not previously earned) shall be deemed earned (and the applicable Share Price Trigger achieved, as applicable) and due by Parent to the Holder Representative (for further delivery to the Pre-Closing Holders) upon such Change of Control (a “Change of Control Holdback Release.” For purposes hereof, “Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding Equity Interests in Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding Equity Interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of Parent’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of Parent prior to the consummation of such transactions (other than as a result of a sale of Equity Interests in a secondary transaction by any single Pre-Closing Holder that is not otherwise approved by the disinterested independent directors of the board of directors of Parent); or (iii) the consummation of the sale of all or substantially all of the assets of Parent and its Subsidiaries (including the Company), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of Parent, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

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(c) If, during the Holdback Period, there is a final determination in accordance with this Section 3.7 that the holders of Company Interests are entitled to receive a Holdback Release or Change of Control Holdback Release, then Parent and the Holder Representative shall jointly direct the Escrow Agent to release from Escrow a number of shares equal to such Holdback Release within ten (10) Business Days following the date on which the applicable Price Trigger was met or exceeded, or a Change of Control occurred, as applicable.
(d) Any Ittella Holdback Shares that have not been released during the Holdback Period pursuant to this Section 3.7 within five (5) Business Days following the date that it is finally determined that the holders of Company Interests are not entitled to or eligible to receive any further Holdback Releases or a Change of Control Holdback Release under this Agreement, Parent and the Holder Representative shall jointly direct the Escrow Agent to release from escrow to Parent for immediately cancellation all such Ittella Holdback Shares that have not been released.
(e) Any Ittella Holdback Shares released from escrow pursuant to this Section 3.7 shall be treated as an adjustment to the Merger Consideration for federal and applicable state and local income Tax purposes except as otherwise required by Law.
3.8 Sponsor Earnout Shares.
(a) In accordance with the Sponsor Earnout Letter entered into on or about the date hereof by and among the Sponsor, the Parent, the Company and the Holder Representative in the form attached as Exhibit J (the “Sponsor Earnout Letter”), the Sponsor has agreed that effective upon the Closing, the Sponsor will subject 2,500,000 shares of Parent Common Stock owned by the Sponsor (the “Sponsor Earnout Shares”) to potential forfeiture if the Share Price Triggers are not achieved by the Parent pursuant to Section 3.7, with such Sponsor Earnout Shares vesting pursuant to the terms of this Section 3.8. Certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement. In addition, any transfer agent for Parent Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested.
(b) Until all of the Sponsor Earnout Shares have become fully vested, fifty percent (50%) of the Sponsor Earnout Shares shall become fully vested and no longer subject to forfeiture upon each date of final determination pursuant to Section 3.8(a) that (i) the First Share Price Trigger has been achieved and (ii) the Second Share Price Trigger has been achieved, in each case, that the applicable Holdback Releases has become required to be issued as a result thereof. For the avoidance of doubt and notwithstanding anything contained in this Agreement, no more than fifty percent (50%) of the Sponsor Earnout Shares shall become fully vested for each Share Price Trigger that has been achieved. In the event of a Change of Control, all unvested Sponsor Earnout Shares shall immediately vest and no longer be subject to forfeiture upon such Change of Control.
(c) Any Sponsor Earnout Shares that have not vested pursuant to this Section 3.8 on or prior to the date that it is finally determined that the holders of Company Interests are not entitled to or eligible to receive any further Holdback Releases under this Agreement, will be forfeited by the Sponsor after such date, and returned to Parent for immediate cancellation.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedules (to the extent arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, or otherwise validly disclosed in accordance with Section 10.8), the Company represents and warrants to the Parent Parties as of the date of this Agreement and as of the Closing Date, other than as specifically identified to be true and correct as of a different date, as follows:
4.1 Incorporation. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its properties and assets and to conduct its business as it is now being conducted. Copies of the Organizational Documents of the Company, as currently in effect and made available by the Company to Parent, are true and complete, and the Company is not in default under or in violation of any provision thereof. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the

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ownership, operation or lease of its properties or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
4.2 Subsidiaries.
(a) The Subsidiaries of the Company and their jurisdictions of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, lease or operate their respective properties and assets and to conduct their respective businesses as now being conducted.
(b) The Company has previously made available to Parent or its representatives true and complete copies of the Organizational Documents of its Subsidiaries, as currently in effect, and no Subsidiary is in default under or in violation of any provision thereof. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing (or equivalent thereof) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
4.3 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate expressly contemplated hereby (the “Transaction Agreements”) to which it is a party (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement or any of the Transaction Agreements (other than the Written Consent). This Agreement has been, and each of the Transaction Agreements to which the Company is a party has been, or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming this Agreement and each of the Transaction Agreements to which the Company is a Party constitutes a legal, valid and binding obligation of the applicable Parent Party) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement and the Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not (a) violate any provision of, or result in the breach of, any applicable Law to which the Company, any of its Subsidiaries or any of their respective properties or assets is subject, except as would not be material to the Company and its Subsidiaries, taken as a whole, (b) conflict with, result in a breach or violation of or constitute a default under any of the provisions of the Organizational

Documents of the Company or any of its Subsidiaries, (c) violate any provision of, result in a breach of, require a consent under, terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under any Company Material Contract, Lease or Company Lease, or result in the creation of any Lien under any such Contract, or otherwise upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event that, with or without notice or lapse of time or both, would result in any such violation, breach, termination or right or creation of a Lien or (d) result in a violation or revocation of any Permit.
4.5 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any applicable foreign competition Law, (b) compliance with any applicable requirements of the securities Laws, (c) as otherwise disclosed on Schedule 4.5,

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(d) the filing of the Merger Certificate in accordance with the DGCL and (e) any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority, the failure to obtain of which would not be material to the Company and its Subsidiaries, taken as a whole.
4.6 Capitalization of the Company.
(a) As of the date hereof, the authorized capital of the Company consists of 20,000 shares of Common Stock. As of the date hereof, there are 8,230 shares of Common Stock issued and outstanding. After giving effect to the Restructuring, the authorized capital of the Company will consist of 19,000 shares of Common Stock, 1 share of Class A Special Stock, and 1 share of Class B Special Stock, and 998 shares of Preferred Stock, of which 9,406 shares of Common Stock, 1 share of Class A Special Stock, and 1 share of Class B Special Stock will be issued and outstanding as of the Closing. All of the issued and outstanding Company Interests have been duly authorized and validly issued and are fully paid and nonassessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it or its securities are bound. Upon the consummation of the Closing, Parent will be the beneficial owner of the entire capital stock of the Company, free and clear of all Liens other than any restrictions on sales of securities under applicable securities Laws. No Company Interests are held in the treasury of the Company.
(b) Other than the outstanding Company Interests and except as set forth on Schedule 4.6(b), neither the Company nor any of its Subsidiaries has any (i) outstanding Equity Interests, (ii) other commitments or agreements providing for the issuance of additional Equity Interests, the sale of treasury interests, or for the repurchase or redemption of any Equity Interests, or (iii) agreements of any kind that may obligate the Company or any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests of or held by itself or any other Person. Except for this Agreement, the Company Certificate and as set forth on Schedule 4.6(b), neither the Company nor any of its Subsidiaries is party to (and, to the knowledge of the Company, none of their respective Equity Interests is subject to) any other voting trust, proxy, power-of-attorney or other agreement or understanding with respect to the voting, transfer, exchange or pledge of any Equity Interests. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any Equity Interests in the Company or any of its Subsidiaries.
(c) All of the Company’s and its Subsidiaries’ securities have been granted, offered, sold and issued in material compliance with all applicable securities Laws.
4.7 Capitalization of Subsidiaries.
(a) The outstanding Equity Interests in each of the Company’s Subsidiaries set forth (or required to be set forth) on Schedule 4.2 have been duly authorized (if applicable) and validly issued and (if applicable) are fully paid and nonassessable and were not issued or acquired in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, such Subsidiary’s Organizational Documents or any Contract to which the Company or any such Subsidiary is a party or by which it or its securities are bound. Except for the Permitted Liens and as set forth on Schedule 4.7(a), the Company or one or more of its Subsidiaries owns of record and beneficially all the issued and outstanding Equity Interests in such Subsidiaries, free and clear of any Liens other than restrictions on sales of securities under applicable securities Laws.

(b) Except for the Equity Interests of the Subsidiaries set forth on Schedule 4.2 and as set forth on Schedule 4.7(b), neither the Company nor any of its Subsidiaries owns, controls or has any rights or obligations to redeem or acquire, directly or indirectly, any capital stock or other Equity Interest in any other Person. After giving effect to the Restructuring, each of the direct and indirect Subsidiaries of the Company will be a direct or indirect wholly-owned Subsidiary of the Company.
(c) Except as disclosed in the Interim Financial Statements or as set forth on Schedule 4.7(c), since the Balance Sheet Date the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the Company Board has not authorized any of the foregoing.

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4.8 Financial Statements.
(a) Correct and complete copies of the following financial statements of the Company and its Subsidiaries have been made available to Parent or its representatives: (i) the reviewed consolidated balance sheets, income statements, shareholders’ equity and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (the financial statements described in this clause (i), collectively, the “Reviewed Financial Statements”) and (ii) the unaudited unconsolidated internally-prepared balance sheet and income statement as of and for the 3-month period ended March 31, 2020 (such date, the “Balance Sheet Date”, and such financial statements, the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto): (i) are true, correct, complete, (ii) were prepared from and are consistent with the books and records of the Company and its Subsidiaries, (iii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (with the exception that the Interim Financial Statements are not consolidated), and (iv) except as set forth on Schedule 4.8(a) and except for the Interim Financial Statements, are presented in conformity with GAAP as applicable to non-public companies applied on a consistent basis throughout the periods indicated.
(b) Prior to the Closing, the Company will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. To the Company’s knowledge, since January 1, 2017, the Company has not identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.
(c) Prior to the Closing, the Company will establish and, from the date of such establishment, maintain, disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.
(d) Other than as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810).
(e) The accounts receivable reflected in the books and records of the Company and its Subsidiaries: (i) have arisen from bona fide transactions entered into by the Company or such Subsidiary involving the actual sale of Company Products in the ordinary course of business to Persons that are not Affiliates of the Company; and (ii) except to the extent reserved for in the Interim Financial Statements, constitute only valid, undisputed claims not subject to claims of set-off or other defenses or counterclaims. To the knowledge of the Company, no account debtor intends not to (based on COVID-19, COVID-19 Measures, or otherwise) pay any material accounts receivable within ninety (90) days of invoice. Since the Balance Sheet Date, collection of accounts receivable by the Company and its Subsidiaries has been and is consistent with past practices.

(f) All accounts payable and notes payable of the Company and its Subsidiaries, whether reflected in the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice.  Since the Balance Sheet Date, the Company and its Subsidiaries have paid their respective accounts payable in the ordinary course of business consistent with past practices.

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(g) The inventories and raw materials of the Company and its Subsidiaries reflected in the Financial Statements are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow-moving or obsolete and are reasonable in kind and amount in light of the normal needs of the Company. To the knowledge of the Company, COVID-19 and COVID-19 Measures have not prevented or impaired the Company or any of its Subsidiaries from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting the Company’s or any of its Subsidiaries’ supply of inventory and raw materials. None of the inventory of the Company or any of its Subsidiaries is subject to any consignment, bailment, warehousing or similar Contract.
4.9 Undisclosed Liabilities; Indebtedness.
(a) Except as set forth on Schedule 4.9(a), there is no liability, debt or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) of the Company or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries (none of which relate to any breach of Contract, breach of warranty, tort, infringement, violation of Law, Order, Action or, to the knowledge of the Company, COVID-19 Measure), (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) Other than as set forth in the Interim Financial Statements or on Schedule 4.9(b), there is no Indebtedness of the Company and its Subsidiaries as of the date hereof.
(c) Neither the Company nor any of its Subsidiaries has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 Measure, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.
(d) Following the Closing, neither the Company nor any of its Subsidiaries shall have any liability for or relating to the Restructuring.
4.10 Litigation and Actions. Except as set forth on Schedule 4.10 or as would not, if adversely determined, be material to the Company or any of its Subsidiaries, there is no (a) Action of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, whether at law or in equity or (b) to the knowledge of the Company, material investigation (internal or external) against or relating to the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries. There is no material unsatisfied judgment or any material open injunction binding upon the Company or any of its Subsidiaries.
4.11 Compliance with Laws. Except with respect to matters set forth on Schedule 4.11 or as otherwise would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with and, since January 1, 2017, have complied in all material respects with, all applicable Laws and, to the knowledge of the Company, COVID-19 Measures. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Authority, or employee, independent contractor or other material business relationship of the Company or any of its Subsidiaries, that it is or has been in violation of any Law or COVID-19 Measure.
4.12 Contracts; No Defaults.
(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Parent (including written summaries of oral Contracts), true, correct and complete copies of, each Contract described in clauses (i) through (xxii) below to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries, or any of their properties or assets are bound or affected (each contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”).

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the types (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve aggregate annual payments or consideration furnished by or to the Company and its Subsidiaries of more than $250,000 annually;

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(ii) Each mortgage, note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries or security agreement or other Contract or instrument that grant any Lien on any material asset of the Company or any of its Subsidiaries;
(iii) Each Contract (A) for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $100,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing and (B) for the acquisition of any property or Person or any business division thereof with amounts owing as deferred purchase price, including all seller notes and “earn-out” payments;
(iv) Each Lease;
(v) Each lease or sublease of, or Contract that otherwise permits a Person to lease or use, any personal property (other than leases or subleases for personal property and conditional sales agreements with annual required payments of less than $20,000);
(vi) each joint venture Contract, partnership Contract, limited liability company Contract, strategic alliance Contract or other similar Contract with a third party involving any sharing of profits, losses, costs or liabilities pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person (in each case, other than with respect to wholly owned Subsidiaries of the Company);
(vii) Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;
(viii) Each Contract pursuant to which the Company or any of its Subsidiaries licenses or otherwise grants a right to any Person to (A) manufacture or reproduce any products, services or technology of the Company or any its Subsidiaries or (B) sell or distribute any products, services or technology of the Company or any of its Subsidiaries;
(ix) Each Contract containing covenants expressly limiting the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area;
(x) Each Contract granting to any person (other than the Company) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries;
(xi) Each Contract granting any exclusivity, “most favored nations”, “take or pay” or similar rights;
(xii) Each Contract that involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any of its Subsidiaries;
(xiii) Each Contract set forth on Schedule 4.21(j);
(xiv) Each Contract that provides for a loan or advance of any amount to any director or officer of the Company or any of its Subsidiaries, other than (A) advances for travel, relocation and other appropriate business expenses in the ordinary course of business or (B) other customary employee benefits made generally available to all employees;
(xv) Each Contract with any supplier (A) that is a sole source supplier to the Company and its Subsidiaries or (B) from which the Company and its Subsidiaries source substantially all of their supply of any material product or service, except where the Company and its Subsidiaries would likely be able to replace such source of supply with a substitute supply at substantially the same volume, on substantially comparable terms and without material delay;
(xvi) Each employment, severance, retention, or independent contractor Contract with any employee or independent contractor pursuant to which such employee or independent contractor is eligible to receive an annual base salary in excess of $100,000;

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(xvii) Each Contract concerning the manufacture of products for or on behalf of any other Person, or pursuant to which any other Person manufactures products for or on behalf of the Company or any of its Subsidiaries, including any private label manufacturing and/or supply Contract;
(xviii) Each collective bargaining agreement, works council agreement or other similar Contract with any labor union or employee representatives;
(xix) Each Contract relating to any hedge, swap, collar, forward, future, warrant, option or other derivative transaction;
(xx) Each Contract under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of any transaction contemplated hereby or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated hereby;
(xxi) Each settlement or coexistence agreement with respect to any pending or threatened Action (A) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $25,000 as to such settlement or (B) with respect to which unsatisfied amounts remain outstanding; and
(xxii) Each Contract for a charitable or political contribution.
(b) Except as would not, individually or in the aggregate reasonably be expected have a Material Adverse Effect, and except as set forth on Schedule 4.12(b), with respect to each Company Material Contract (i) each is in full force and effect, subject to the Remedies Exception, (ii) each represents valid and binding obligations of the Company or the applicable Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto, (iii) no party to any such Contract has made a claim of force majeure, (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (v) neither the Company nor any of its Subsidiaries has received any written claim or written notice of material breach of or material default under any such Contract which remains unresolved, and (vi) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) by the Company or its applicable Subsidiaries or any other party thereto.
(c) Neither the Company nor any of its Subsidiaries has any Contract with any Governmental Authority.
4.13 Company Benefit Plans.
(a) Schedule 4.13(a) sets forth a true, correct and complete list of each Company Benefit Plan. “Company Benefit Plan” means each Plan, including any Non-US Plan, providing compensation or benefits to any director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries, which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent obligation or liability. “Non-US Plan” means each Company Benefit Plan maintained, sponsored or contributed to primarily for the benefit of any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries based outside of the United States. Each Company Benefit Plan, including Plan documents and any amendments thereto, has been made available to Parent or its representatives.
(b) With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. Neither the Company nor any of its Subsidiaries is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company or any of its

Subsidiaries have any Liability with respect to any (i) collectively-bargained for plans, (ii) defined benefit pension plans, (iii) “multiple employer plans” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA, in each case, whether or not subject to the provisions of ERISA.

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(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the knowledge of the Company, no fact exists which would reasonably be expected to materially and adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred in any respect; (iii) no Action is pending, or to the knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due have been made in all respects as required under ERISA or have been fully accrued for in the Interim Financial Statements.
(e) Except as set forth in Schedule 4.13(e), neither the Company’s execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance or benefit becoming due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation, severance, or benefits payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, or benefit due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code.
(f) Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained in all material respects in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.
(g) With respect to each Non-US Plan, (i) each Non-US Plan required to be established, registered or approved has been established, registered or approved and has been maintained, administered, funded and contributed to in compliance in all material respects with, and is in good standing under, applicable Laws and Governmental Authorities; (ii) each Non-US Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction is so qualified, and no condition exists and no event has occurred that would be reasonably expected to result in the loss or revocation of such status; (iii) each Non-US Plan that is required to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, in accordance in all material respects with Italian GAAP and, if required, applicable Laws; and (iv) there are no material unfunded liabilities or material termination indemnities related to any period of time prior to the Closing under any Non-US Plan or with respect to any employees or former employees of the Company or any of its Subsidiaries based outside of the United States, except for any such liabilities reflected on the Financial Statements.
4.14 Labor Relations.
(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other similar agreement for the representation of employees. With respect to the Company and its Subsidiaries, as of the date hereof there has been no labor strike, slowdown, work stoppage, picketing, labor shortage or other labor disruption (whether as a result of COVID-19, COVID-19 Measures or otherwise) or, to the knowledge of the Company, have any been threatened against the Company or any of its Subsidiaries. No union or labor representative organizing activities are taking place or have taken place since January 1, 2017 at any of the locations operated by the Company or its Subsidiaries.

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(b) Schedule 4.14(b) sets forth a true, correct and complete list of each current employee of the Company and its Subsidiaries who receives an annual base salary in excess of $100,000, including such employee’s title, current annual rate of compensation or hourly wage, current target bonus opportunity, status (full-time or part-time, exempt or non-exempt, and active or on leave), and date of hire. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the purposes of applicable Law, including the Code, all employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.
(c) Except as set forth on Schedule 4.14(c) and except as has been mandated by Governmental Authority, as of the date hereof neither the Company nor its Subsidiaries has had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.
(d) The Company and its Subsidiaries are and, since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to employment, wages and hours, immigration, plant closings and layoffs under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and other similar applicable Laws, unemployment insurance, workers’ compensation, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards wages and hours, affirmative action, civil rights, background checks, hiring practices, and occupational health and safety. There are no Actions pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries by or on behalf of any current or former employee of the Company or its Subsidiaries related to any labor or employment matter, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e) The Company and its Subsidiaries have not, since January 1, 2017, (i) taken any action that constitutes a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or similar state, local, or foreign Laws, or (ii) incurred any liability under the WARN Act or similar state, local, or foreign Laws that remains unsatisfied.
(f) The Company and its Subsidiaries have paid in full or, to the extent not yet due, accrued on the Financial Statements, (i) to their respective employees and former employees, any wages, salaries, bonuses, commissions, overtime, cash-outs of accrued and unused vacation or paid time off, leave or severance amounts, and any other compensation due and payable to such Persons, and (ii) to their respective independent contractors, consultants, and temporary employees, any fees for services due and payable to such Persons.
(g) Neither the Company nor any of its Subsidiaries has incurred any liability or losses for a failure to provide information or to consult with works councils or unions under applicable Law. Neither the Company nor any of its Subsidiaries has incurred any liability or losses for a failure to provide information or to consult with employees, works councils, unions or other employee representatives under applicable Laws of Italy.
(h) The Company has made available to Parent or its representatives a true, correct and complete list of each independent contractor, temporary employee, and consultant currently providing services to the Company or its Subsidiaries who receives annual cash compensation in excess of $100,000, including the present rate of compensation payable by the Company or its Subsidiaries to each such independent contractor, temporary employee, and consultant.
4.15 Taxes.
(a) All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws; and all such Tax Returns are true, correct and complete in all material respects.
(b) The Company and its Subsidiaries have (i) timely paid all Taxes that are due and payable by the Company and its Subsidiaries (whether or not such Tax is shown as payable on a Tax Return) and (ii) fully accrued all Taxes that are not yet due and payable on the Financial Statements in accordance with GAAP.

(c) The Company and its Subsidiaries have timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Company and its Subsidiaries timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

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(d) No audit or other proceeding by any Governmental Authority is in progress, pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries with respect to any Taxes due from the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns or pay Taxes. Except as set forth on Schedule 4.15(d), neither the Company nor any Subsidiary of the Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction relating to any Taxes that has not been fully resolved or settled.
(e) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would be liable after the Closing Date for a Tax liability of any Person that is neither the Company nor one of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is liable for Taxes of any other Person (other than the Company or any Subsidiary of the Company) as a result of successor liability, transferee liability, or joint or several liability under Law (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise.
(f) Neither the Company nor any of its Subsidiaries has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code (other than a reorganization described in Section 368(a)(1)(F) of the Code). Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(g) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” (or a substantially similar transaction) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.
(h) The aggregate unpaid Taxes of the Company and each Subsidiary of the Company do not exceed the reserves for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the most recent balance sheet included in the Financial Statements (without regard any notes thereto). Since the date of the most recent balance sheet included in the Financial Statements, neither the Company nor any Subsidiary of the Company has (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any material Tax election, or (viii) made any Tax election inconsistent with past practices.
(i) There are no Liens for Taxes on any assets of the Company or any Subsidiary of the Company, other than Permitted Liens.
(j) Neither the Company nor any Subsidiary of the Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company.
(k) Neither the Company nor any Subsidiary of the Company has a request for a private letter ruling, a request for technical advice, or another similar request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any Subsidiary of the Company has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.
(l) Neither the Company nor any Subsidiary of the Company is required to include any item of income in, or exclude any item of deduction from, its taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local, or non-U.S. Laws), (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws), (iii) any prepaid amounts received or paid on or prior to the Closing or deferred revenue realized on or prior to the Closing other than deferred revenue set forth on the most recent balance sheet included in the

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Financial Statements or accrued in the ordinary course of business since the date thereof, (iv) a change in method of accounting made before the Closing Date with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period), or (v) a Tax agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company currently uses the cash method of accounting for Income Tax purposes. Neither the Company nor any Subsidiary of the Company has made an election under Section 965(h) or Section 965(n) of the Code. Neither the Company nor any of its Subsidiaries has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, Section 456 of the Code, or any corresponding or similar provisions of Law.
(m) Neither the Company nor any of its Subsidiaries is (or has ever been) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
(n) Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.
(o) Except for shares of the Company stock for which a valid and timely election has been made under Section 83(b) of the Code, as of the Closing Date, no outstanding share of stock of the Company is subject to a “substantial risk of forfeiture” for purposes of Section 83 of the Code.
(p) The Company duly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income Taxes.  Each of these elections was initially effective as of the Company’s date of incorporation and was effective at all times prior to the Contributions.   No event has occurred (or fact has existed) that would preclude the Company from initially qualifying as an S corporation under Code Section 1361(a) or which would terminate the Company’s S corporation status (other than the Contributions).  No Governmental Entity has challenged the effectiveness of any of these elections. At all times prior to the Contributions, Ittella was properly classified as either an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which Ittella conducts business or could otherwise be subject to income Taxes, as a qualified subchapter S subsidiary pursuant to Code Section 1361(b)(3)(B), or as a partnership for federal and applicable state and local income Tax purposes. At all times after the Contributions, Ittella will be treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). At all times prior to the Contributions, Ittella Italy was properly classified as a partnership for federal and applicable state and local income Tax purposes. At all times after the Contributions, Ittella Italy will be treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). Each Subsidiary of the Company (other than Ittella and Ittella Italy) has been treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Code Section 1361(b)(3)(B) or Treasury Regulation Section 301.7701-3(b)(1)(ii) at all times since its respective formations and no election has been made (or is pending) to change such treatment.
(q) Neither the Company nor any of its Subsidiaries engages in (or has engaged) in a trade or business in a country other than the country in which the Company or such Subsidiary of the Company is incorporated or otherwise organized.
(r) Schedule 4.15(r) sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by the Company or any of its Subsidiaries pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act.
4.16 Brokers’ Fees. Except for Harrison Co. or its Affiliate, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the Company or any of its Subsidiaries (or as a result of the Merger, any Parent Party) would be liable in connection with the Transaction based upon arrangements made by the Company or any of its Subsidiaries.
4.17 Insurance.

(a) Schedule 4.17(a)(i) contains a true, correct and complete list of all binders and policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance obtained, maintained or held by, or on behalf of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of

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such insurance policies have been made available to Parent. Except as set forth in Schedule 4.17(a)(ii), since January 1, 2017, (i) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially and adversely modifying any such policy or denying renewal of coverage thereunder and (ii) all premiums on such insurance policies due and payable have been paid in full.
(b) There are no material outstanding insurance claims of the Company or any of its Subsidiaries that have been denied or disputed by the applicable insurer and there is no outstanding reservation of rights under any applicable insurance policy. The Company and its Subsidiaries maintain, and at all times since January 1, 2017 have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company and its Subsidiaries against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. Except as set forth on Schedule 4.17(b), neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, co-insurance program, retrospective premium program or captive insurance program (excluding any programs that would be considered Plans and any workers’ compensation programs or plans).
4.18 Permits. Except as set forth on Schedule 4.18, the Company and its Subsidiaries currently possess and are in material compliance with, all of the material licenses, approvals, consents, registrations, authorizations, accreditations, concessions, variances, waivers, exemptions and permits (collectively, “Permits”) necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted and as conducted during the periods reflected in the Financial Statements. Since January 1, 2017, (i) there has not occurred any default in any material respect under any Permit by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority relating to the revocation, non-renewal or modification of any Permit or with respect to any failure by the Company or any of its Subsidiaries to have any Permit required in connection with the operation of their businesses, and (iii) to the knowledge of the Company, there have been no threatened Actions before or by any Governmental Authority that would reasonably be expected to result in the revocation, suspension or termination of any Permit.
4.19 Tangible Personal Property; Sufficiency of Assets.
(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns and has good and valid title to, or has a good and valid lease or license to use, all machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned, leased or licensed (as applicable) by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens).
(b) All such tangible personal property is in good working order and condition, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used by the Company and/or its applicable Subsidiaries and has been maintained in accordance with normal industry practice. Such tangible personal property, together with the Company Material Contracts, the Real Property (excluding any portion thereof subject to the Company Leases) and the Company Intellectual Property, are all of the material assets required for, and are adequate and sufficient for, the operation of the business of the Company and its Subsidiaries as currently conducted and as conducted during the periods reflected in the Financial Statements.
4.20 Real Property.
(a) Neither the Company nor any of its Subsidiaries owns any Owned Real Property.
(b) Schedule 4.20(b)(i) sets forth a true, correct and complete list of (i) each Leased Real Property and (ii) all leases, subleases, leases of going concern (contratti di affitto d’azienda or contratti d’affitto di ramo d’azienda), licenses and other agreements allowing for the lease, use or occupancy of such Leased Real Property by the Company or its Subsidiaries (along with all amendments, modifications and supplements thereto) (collectively, the “Leases”). Except as set forth on Schedule 4.20(b)(ii), (x) the Company or one of its Subsidiaries has a valid, binding and enforceable leasehold estate in, and, as to the Company’s leasehold estate in and to the Leased Real Property, enjoys peaceful and undisturbed possession of such Leased Real Property, subject to the Remedies Exceptions and any Permitted Liens and (y) neither the Company nor any of its Subsidiaries has received any written notice from any

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lessor, licensor or other counterparty of such Leased Real Property of, nor does the Company have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any party to the Leases. The Company has made available to Parent a true, correct and complete copy of all Leases.
(c) The Company has delivered to Parent copies of all current leases, licenses, and other occupancy agreements entered into by the Company or any of its Subsidiaries as sub-landlord or sub-licensor of the Leased Real Property (collectively, the “Company Leases”). All Company Leases, including all amendments, modifications and supplements thereto, have been made available to Parent or its Representatives. The Company and its Subsidiaries have performed and observed in all material respects all covenants, conditions and agreements required to be performed or observed by the applicable Company or its Subsidiaries in connection with the Company Leases. Neither the Company nor its Subsidiaries are in default under any of the Company Leases, and, to the knowledge of the Company, no event or circumstance exists that, with notice or lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries. To the knowledge of the Company, (i) no tenant, licensee or other occupant is in default under any of the Company Leases, and (ii) no event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by the tenant, licensee or occupant.
(d) Neither the Company nor any of its Subsidiaries has received written notice of (i) any condemnation, eminent domain or similar proceedings affecting any parcel of Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Authority, or (iii) violations of any building codes, zoning ordinances, other Laws or covenants or restrictions affecting any Real Property, in either case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Real Property, taking into account the Company Leases, constitutes all of the real property used in the operation of the Company’s and its Subsidiaries’ business.
(e) To the knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued operation of the business as currently conducted on any Real Property.
(f) Since January 1, 2017, no portion of the Real Property has suffered material damage by fire or other material casualty loss that has not been repaired and restored to its original condition.
(g) Neither the Company nor any of its Subsidiaries has received any written notice from any insurance company of defects or inadequacies in the Real Property that would materially and adversely affect the insurability of any parcel under any future insurance policy or may cause or result in any material adverse amendment (including a material increase in premiums under any policy listed on Schedule 4.17(a)(i)).
4.21 Intellectual Property.
(a) Schedule 4.21(a) sets forth a true, correct and complete list of all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar (the “Registered Intellectual Property”), and such Schedule shall include (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Schedule 4.21(a) also sets forth a true, correct, and complete list of all material unregistered Owned Intellectual property (including Trademarks and Software). The Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Owned Intellectual Property is valid and enforceable. The Company or one of its Subsidiaries owns all right, title, and interest in, or has a valid and enforceable written license or right to use all Company Intellectual Property. No loss or expiration of any material Owned Intellectual Property is threatened or pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their respective statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance, renewal, or other fees).

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(b) Except as set forth on Schedule 4.21(b), the Company and its Subsidiaries, the Owned Intellectual Property, the former and current conduct of the business, and all former and current products and services of the Company and each of its Subsidiaries and the manufacture, importation, use, offer for sale, sale, licensing, distribution and other exploitation thereof, have not, since January 1, 2017, infringed, misappropriated, or otherwise violated, are not infringing, misappropriating, or otherwise violating and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights, or rights of publicity of any Person. Neither the Company nor any of its Subsidiaries is the subject of any pending Action that (i) alleges a claim of infringement, misappropriation, dilution or other violation of any Intellectual Property rights of any Person, or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened in writing or, to the knowledge of the Company, orally, against the Company or any Subsidiary since January 1, 2017. Except as set forth on Schedule 4.21(b), since January 1, 2017, no Person has notified the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights.
(c) The IT Assets are operational as required for the needs of the business as currently conducted (subject to ordinary bugs, outages, maintenance and wear and tear), fulfill the purposes for which the IT Assets were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the needs of the business as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to implement disaster recovery, data back-up, and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by any Malicious Code. The Company or one of its Subsidiaries has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software used in the business as currently conducted, with respect to the IT Assets. The IT Assets have not suffered material failure since January 1, 2017.
(d) To the knowledge of the Company, no Person is infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property. Since January 1, 2017, neither the Company nor any of its Subsidiaries has sent any written or oral notice, charge, complaint, claim, or other written assertion asserting or threatening to assert such infringement, misappropriation, or other violation.
(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Company and its Subsidiaries (and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). No trade secrets or any other confidential information of the Company or any of its Subsidiaries or of any Person to whom the Company or any of its Subsidiaries owes a duty of confidentiality has been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person or otherwise subject to a duty of confidentiality. No current or former founder, officer, director, shareholder, member, employee, contractor, or consultant of the Company or any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company and its Subsidiaries have obtained from all Persons (including all current and former founders, officers, directors, shareholders, members, employees, contractors, consultants and agents) involved in the development of any Owned Intellectual Property valid and enforceable written assignments of any such Owned Intellectual Property. To the knowledge of the Company, no such Person has contested the ownership of any Owned Intellectual Property by the Company or has violated any such written confidentiality or assignment agreements.
(f) There is no Owned Software. The Company or one of its Subsidiaries has all valid licenses relating to the Software used in the business of the Company and its Subsidiaries that are reasonably necessary for the Company’s activities as currently conducted.
(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any of its Subsidiaries’ right to own or use any Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual will be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries own or use any Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

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(h) The Company and its Subsidiaries are and always have been in material compliance with all applicable Privacy and Security Requirements. Neither the Company, nor any Subsidiary, are aware of any notices or complaints from any Person regarding a Security Breach.  Neither the Company, nor any Subsidiary, has received any notices or complaints from any Person (including any Governmental Entity) regarding the Processing of Personal Information or Confidential Data or compliance with applicable Privacy and Security Requirements. The Company and its Subsidiaries have not received any written requests made pursuant to applicable Law, including requests for access or deletion of Personal Information, in connection with the Company’s or any Subsidiary’s Processing of Personal Information or Confidential Data. Neither the Company, nor any Subsidiary, engages in the sale, as defined by applicable Law, of Personal information.
(i) The Company and its Subsidiaries have valid and legal rights to Process all Personal Information and Confidential Data that is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company and each Subsidiary has implemented, and require third parties that Process Personal Information or Confidential Data for or on behalf of the Company or any Subsidiary to implement, reasonable and industry standard physical, technical and administrative safeguards that (i) take into account the state of the art, the cost of implementation, and the nature, scope, context, and purposes of Processing as well as the varying likelihood and severity for rights and freedoms of natural persons posed by the Processing, (ii) that are designed to protect Personal Information or Confidential Data from unauthorized access by any Person, and (iii) materially comply with all applicable Privacy and Security Requirements.
(j) Schedule 4.21(j) sets forth (i) each Contract to which the Company or any of its Subsidiaries is a party relating to the development, registration, ownership, use, exercise of, or enforcement of any Intellectual Property; and (ii) each Contract pursuant to which the Company or any of its Subsidiaries licenses Intellectual Property from or to a third party, other than (A) click-wrap, shrink-wrap and off-the-shelf, commercially available, software licenses and software as a service agreements, having a replacement cost of less than $50,000 and that is not incorporated in, combined with, linked to, or distributed with, or used to host or provide any Owned Software or product or service of the Company or any of its Subsidiaries; and (B) nonexclusive licenses granted by the Company or any of its Subsidiaries to its customers in the ordinary course of business consistent with past practice.
4.22 Environmental Matters. Except as set forth on Schedule 4.22, the Company and its Subsidiaries are in material compliance and, since January 1, 2015, have complied in all material respects with all Environmental Laws, and the Company and its Subsidiaries have not been party to any Action through which an unresolved and uncured material liability has arisen under such Environmental Laws. Except as set forth on Schedule 4.22, the Company and its Subsidiaries have timely obtained, maintain in full force and effect, hold, and are in material compliance with, and, since January 1, 2015, have complied in all material respects with, all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as currently or then conducted, as applicable (collectively, the “Environmental Permits”). Except as set forth on Schedule 4.22, (a) the Company has not received any written claims, notices of violation or Actions pending against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law or Environmental Permit that are unresolved, and (b) to the knowledge of the Company, there are no Actions threatened against the Company or any of its Subsidiaries alleging any such material violations or any such material liability. Neither the Company nor any of its Subsidiaries has entered into or agreed to, or is subject to, any Governmental Order arising under or issued pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, or released, owned or operated any property or facility contaminated by, exposed any Person to, or manufactured, distributed or sold any Hazardous Material generated by the Company or any of its Subsidiaries (including at, on, under or from any Real Property or any real property formerly owned or leased by the Company or any of its Subsidiaries during the time that the Company and its Subsidiaries owned or leased such real property), in each case in a manner that has not been in compliance with applicable Environmental Laws or that has given or, to the knowledge of the Company, would reasonably be expected to give rise to liabilities pursuant to applicable Environmental Laws. The Company and its Subsidiaries have not by contract assumed environmental liabilities of another Person. The Company and its Subsidiaries have made available to Parent all environmental audits, assessments, and reports, including Phase I environmental site assessment reports and Phase II reports, and any pleadings and documents related to any environmental Action or Governmental Order in the Company’s or any of its Subsidiary’s possession or control.

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4.23 Absence of Changes.
(a) Since January 1, 2020, there has not been any Material Adverse Effect.
(b) Except as set forth on Schedule 4.23(b) or as expressly contemplated by this Agreement, since January 1, 2020, the Company and its Subsidiaries have (i) conducted their business in the ordinary course of business consistent with past practice in all material respects and (ii) not taken any action which, if it had been taken after the date hereof and prior to the Closing, would have required the consent of Parent under Section 6.1.
(c) Except as set forth on Schedule 4.23(c), as of the date hereof and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material business interruptions or material losses arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including, but not limited to: (i) disruptions to the Company’s or any of its Subsidiaries’ supply chain, (ii) the failure of the Company’s or any of its Subsidiaries’ suppliers to timely manufacture, ship or deliver raw materials and goods, (iii) the failure of the Company’s or any of its Subsidiaries’ agents and service providers to timely perform services, (iv) labor shortages, (v) reductions in customer demand, (vi) any claim of force majeure by the Company or any of its Subsidiaries or any counterparty to any Contract to which the Company or any of its Subsidiaries is a party, (vii) non-fulfillment of customer orders, (viii) restrictions on the Company’s or any of its Subsidiaries’ operations, including reduced hours of operations, layoffs, furloughs or reduced aggregate labor hours, and (ix) restrictions on uses of the Real Property.
4.24 Affiliate Matters. Except (a) as set forth on Schedule 4.24, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 4.14(a), and (d) contracts between or among only the Company and its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract with (i) any present or former officer or director of the Company or any of its Subsidiaries, (ii) any Affiliate of the Company, (iii) any holder of Company Interests that would be reasonably likely to be entitled to receive three percent (3%) or more of the combined Merger Consideration, or (iv) any Related Party of any of the Persons described in clauses (i), (ii), (iii) or (iv).
4.25 Anti-Corruption Laws.
(a) Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, managers, officers or employees, or, to the Company’s knowledge, other agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has in violation of applicable Anti-Corruption Laws offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses that go beyond what is reasonable and customary, to (i) an executive, official, employee or agent of a Governmental Authority, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company or its Subsidiaries or to secure any improper advantage for the Company of its Subsidiaries.
(b) The Company and its Subsidiaries, and their respective directors, managers, officers and employees, and to the Company’s knowledge, other agents, in each case acting for or on behalf of the Company or any of its Subsidiaries, are in compliance with Anti-Corruption Laws applicable to the Company and its Subsidiaries. No part of the consideration to be received by the Company or its equityholders in connection with the transactions contemplated by this Agreement is intended to be used for any purpose that would constitute a violation of any applicable Anti-Corruption Law.
(c) Neither the Company nor any of its Subsidiaries has made any contribution or expenditure, whether in the form of money, products, services, facilities or discounts, for any election for political office or to any public official, except to the extent permitted by applicable Law.
4.26 International Trade Laws.
(a) Since January 1, 2015, none of the Company or any of its Subsidiaries, nor any of its or their respective directors, managers, officers, employees, or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has been: (A) a Sanctioned Person; (B) operating in or organized in any

Sanctioned Country; (C) conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in

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any Sanctioned Country; or (D) otherwise in violation of any International Trade Laws. No Company Product requires a Permit from any Governmental Authority for sale or export to any jurisdiction or end-user to which a Company Product is currently shipped that is not otherwise targeted by restrictions under International Trade Laws.
(b) To the knowledge of the Company neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, managers, officers or employees, or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, is or has been, since January 1, 2015, the subject of any investigation, inquiry or enforcement Action by any Governmental Authority regarding any offense or alleged offense under International Trade Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and to the Company’s knowledge, since January 1, 2015 (i) no such investigation, inquiry or Action has been threatened in writing, or is pending, against the Company or any of its Subsidiaries, and (ii) there are no circumstances likely to give rise to any such investigation, inquiry or Action.
(c) The Company and its Subsidiaries are currently and, since January 1, 2015, have been in compliance in all material respects with all International Trade Laws, including those governing the importation of products into the United States. To the knowledge of the Company, there is no Action, including voluntary disclosures, to which the Company or any of its Subsidiaries is, or, since January 1, 2015, has been (or, to the extent the Company or a Subsidiary of the Company, as applicable, has waived the applicable statute of limitations with respect to such Action, the applicable earlier date to which such Action extends) a party related to the importation of merchandise or payment of (or failure to pay) duties or other customs payments.
4.27 Key Customers and Key Suppliers.
(a) Schedule 4.27(a) sets forth a true, correct and complete list of the ten (10) largest vendors and/or suppliers of raw materials, supplies, merchandise and other goods and services (collectively, “Goods”) to the Company’s and its Subsidiaries’ during the fiscal year ended December 31, 2019 (measured by dollar volume of purchases) (collectively, the “Key Suppliers”) and the dollar amount for which each such Key Supplier invoiced the Company or its Subsidiaries during such period. The Company and its Subsidiaries have not had any material quality control deficiencies with the Goods currently being supplied or on order from any of the Key Suppliers. Since January 1, 2020, no Key Supplier has (i) canceled, terminated, or materially modified, or threatened in writing (including via email) to cancel, terminate or materially modify its Contract, if any, with the Company or any of its Subsidiaries, (ii) refused, or threatened in writing (including via email) to refuse, to supply Goods to the Company or any of its Subsidiaries, or (iii) breached or threatened in writing (including via email) to breach or repudiate its obligations to the Company or any of its Subsidiaries in any material respect.
(b) Schedule 4.27(b) sets forth true, correct and complete lists of the ten (10) largest customers for Company Products during the fiscal year ended December 31, 2019 (measured by dollar volume of purchases) (collectively, the “Key Customers”) and the dollar amount of Company Products that each such Key Customer purchased from the Company and its Subsidiaries (on a consolidated basis) during such period. Since January 1, 2020 and other than purchase orders changed in the ordinary course of business, no Key Customer has (i) canceled, terminated, or materially modified, or threatened in writing (including via email) to cancel, terminate or materially modify its Contract, if any, with the Company or any of its Subsidiaries, (ii) materially reduced, or threatened in writing (including via email) to materially reduce, the purchase of Company Products from the Company or any of its Subsidiaries, (iii) breached or threatened in writing (including via email) to breach or repudiate its obligations to the Company or any of its Subsidiaries in any material respect, or (iv) reported in writing (including via email) any material quality control deficiencies with the Company Products currently being supplied by or on order from the Company or any of its Subsidiaries.
4.28 Information Supplied. None of the information supplied by the Company for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company expressly for inclusion in any of the filings made by Parent with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Notwithstanding the foregoing, the Company makes no representation, warranty or covenant whatsoever with respect to any information supplied by the Parent Parties which is contained in the Proxy Statement or any filings made by Parent with the SEC.
4.29 Food Safety.
(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since January 1, 2017, (i) the Company and its Subsidiaries have complied and are in compliance with (A) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the Food Safety Modernization Act and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder (the Company’s Products are not subject to regulation by the U.S. Department of Agriculture (the “USDA”)), all applicable statutes enforced by the Federal Trade Commission and the applicable Federal Trade Commission regulations and requirements, and all other applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (collectively with the FDA, the “Food Authorities”) and (B) all terms and conditions imposed in any Permits granted to the Company and its Subsidiaries by any Food Authority, (ii) except as set forth on Schedule 4.29(a)(ii), there has not been any actual defect or defect alleged in any lawsuit or demand from a lawyer in any of the Company Products, whether latent or patent, including any failure or alleged failure to provide adequate warnings, labeling or instructions and (iii) except as set forth on Schedule 4.29(a)(iii), there has not been any actual or, to the knowledge of the Company, alleged violation of any Law relating to any of the Company Products, or to their manufacture, shipment, import, labeling, weights and measurements, use or sale by any Food Authority, in any lawsuit or in any demand from a lawyer.
(b) Except as (i) set forth in Schedule 4.29(b) or (ii) as has not been, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole): (A) since January 1, 2017, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, stock recovery or replacement relating to any alleged lack of quality, safety or regulatory compliance of any Company Product, and (2) there has been no presence, release or exposure to any food contaminants or adulterants, food poisoning, pests, mold or microbial agents with respect to any Company Product, and there has not been any facility shutdown or other food-related condition with respect to any Company Product or otherwise with respect to the business of the Company or any of its Subsidiaries, in each case, that has given or would give rise to any liability or obligation of the Company or any of its Subsidiaries under Food Safety Laws.
4.30 No Additional Representations or Warranties. Except as provided in this Article IV and in the Transaction Agreements, neither Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
The Parent Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:
5.1 Organization. Each of the Parent Parties has been duly organized and is validly existing in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, lease or operate its properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents, of each Parent Party, in each case, as currently in effect and provided by Parent to the Company are true and complete, and such Parent Party is not in default under or in violation of any provision thereof. Each of the Parent Parties is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of (or other Equity Interests in) Merger Sub.

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5.2 Due Authorization. Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which such Parent Party is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.10 and the obtaining of the Parent Stockholder Approval) to consummate the transactions contemplated hereby and thereby and to perform all obligations to be performed by such Parent Party hereunder. The execution and delivery of this Agreement and the Transaction Agreements to which it is a party by each Parent Party and the consummation by such Parent Party of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or equivalent governing body) of such Parent Party, and no other organizational proceeding on the part of such Parent Party is necessary to authorize this Agreement and the Transaction Agreements to which such Parent Party is a party (other than (A) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and (B) the adoption of this Agreement by the Parent Stockholders via the Parent Stockholder Approval). This Agreement has been, and each of the Transaction Agreements to which a Parent Party is a party has been, or will be at or prior to the Closing, duly and validly executed and delivered by each such Parent Party and (assuming this Agreement and each of the Transaction Agreements to which a Parent Party is a party constitutes a valid and binding obligation of the Company and/or the Holder Representative, as applicable) constitutes a valid and binding obligation of each such Parent Party, enforceable against each such Parent Party in accordance with its terms, subject to the Remedies Exception.
5.3 No Conflict. The execution and delivery of this Agreement and the Transaction Agreements by the Parent Parties and the consummation by them of the transactions contemplated hereby and thereby do not (a) violate any provision of, or result in the breach of, any applicable Law to which any Parent Party is subject, except as would not be material to the Parent Parties, taken as a whole, (b) conflict with, result in a breach or violation of or constitute a default under the Organizational Documents of any Parent Party, or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which such Parent Party is a party or by which such Parent Party or its properties or assets may be bound; terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under, any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of the such Parent Party, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or right or creation of a Lien.
5.4 Litigation and Actions. Except as would not, if adversely determined, be material to Parent or any its Subsidiaries, there is no (a) Action of any nature pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, whether at law or in equity or (b) to the knowledge of Parent, material investigation (internal or external) against or relating to Parent or any of its Subsidiaries or any officer or director of Parent or any of its Subsidiaries. There is no material unsatisfied judgment or any material open injunction binding upon Parent or any of its Subsidiaries.
5.5 Capitalization.
(a) Capitalization of Parent.
(i) The authorized capital stock of Parent consists of (A) 110,000,000 shares of Parent Common Stock consisting of (1) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Parent Class A Common Stock”), and (2) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Parent Class B Common Stock”) and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). Subject to the Supplemental Financing, the issued and outstanding shares of Parent’s capital stock consist of (x) 20,650,411 shares of Parent Class A Common Stock, (y) 5,000,000 shares of Parent Class B Common Stock and (z) 0 shares of Parent Preferred Stock. Except for the Supplemental Financing, and those certain agreements set forth on Schedule 5.5(a)(i), no Parent Party is party to, and to the knowledge of Parent, there are no other voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of the capital stock of Parent. At the Effective Time, each share of Parent Class B Common Stock will automatically convert into one share of Parent Class A Common Stock.
(ii) All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the

Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound. All outstanding warrants of Parent have

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been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound.
(iii) Other than (A) Parent Class B Common Stock, (B) the warrants of Parent set forth in Schedule 5.5(a)(iii), and (C) the Supplemental Financing, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Parent Party is a party or by which any of them is bound obligating any Parent Party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other Equity Interests in any Parent Party.
(iv) Each holder of any of the shares of Parent Common Stock initially issued prior to Parent’s initial public offering (A) is obligated to vote all of such shares of Parent Common Stock in favor of adopting this Agreement and approving the Merger and (B) is not entitled to elect to redeem any of such shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended.
(b) Capitalization of Merger Sub.
(i) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 10 shares are issued and outstanding.
(ii) All outstanding shares of the Merger Sub Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Merger Sub or any Contract to which Merger Sub is a party or otherwise bound.
(iii) Other than the Equity Interests set forth in Schedule 5.5(b), there are no Equity Interests of Merger Sub issued and outstanding.
5.6 Subsidiaries. Except for Merger Sub, Parent does not own, control or have any rights to acquire, directly or indirectly, any Equity Interest or other investment (whether equity or debt) in any corporation, partnership, joint venture, business or other Person.
5.7 Material Contracts. Except as set forth in the Parent SEC Reports and the Supplemental Financing, none of Parent or any of its Subsidiaries is party to any Contract that would be required to be included or incorporated by reference as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2019.
5.8 Benefit Plans. None of the Parent Parties nor any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does any Parent Party nor any Subsidiary have any obligation or commitment to create or adopt any Plan.
5.9 Compliance with Laws. Each of the Parent Parties has at all times since its incorporation or organization, as applicable, been and is in compliance in all material respects with all Laws and orders applicable to it or to its businesses or operations. Parent has not received any written notice or, to the knowledge of Parent, oral notice to the effect that a Governmental Authority has claimed or alleged that a Parent Party was not in compliance in all material respects with all Laws and orders applicable to it or to its business or properties.
5.10 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Parent Party with respect to such Parent Party’s execution or delivery of this Agreement or the consummation by such Parent Party of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign competition Law and (b) compliance with any applicable requirements of applicable securities Laws.

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5.11 Brokers’ Fees. Except for fees described on Schedule 5.11 (which fees shall be the sole responsibility of Parent), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.
5.12 SEC Filings. Parent has, since its formation, timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. Except to the extent available on the SEC’s web site through EDGAR, Parent has delivered to the Company copies in the form filed with the SEC of all Parent SEC reports. As of the respective date of its filing or most recent amendment, no Parent SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Parent SEC Reports. Except for information supplied by or on behalf of the Company (as to which Parent makes no representation), none of the information supplied by the Parent Parties for inclusion in the Proxy Statement will, in the case of the definitive proxy statement/prospectus included therein (and any amendment or supplement thereto), at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
5.13 Listing; Financial Statements.
(a) Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, the issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of Parent threatened, in each case, by NASDAQ or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NASDAQ. Parent has not taken any action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.
(b) The Parent SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2019, and the related statements of operations, cash flows and changes in shareholders’ equity of Parent for the year ended December 31, 2019, of Parent, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of March 31, 2020, and the related statements of operations, cash flows and changes in shareholders’ equity of Parent for the three (3) month period ended March 31, 2020, of Parent ((i) and (ii) together, the “Parent Financial Statements”). Except as disclosed in the Parent SEC Reports, the Parent Financial Statements (i) fairly present in all material respects the consolidated financial position of Parent, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.
5.14 Trust Account.
(a) As of the date hereof, Parent has no less than $207,000,000.00 in the account established by Parent for the benefit of its stockholders (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 2, 2018, between Parent and Continental Stock Transfer & Trust Company (the “Trust Agreement”).

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(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Remedies Exception. The description of the Trust Agreement in Parent SEC Reports is accurate in all material respects, and prior to the Closing, no Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s certificate of incorporation) is entitled to any portion of the proceeds in the Trust Account except that funds held in the Trust Account may be released (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s certificate of incorporation. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account.
5.15 Parent Vote Required. At the meeting of Parent’s stockholders to be held to approve this Agreement (the “Parent Stockholders Meeting”), the affirmative vote of holders of a majority of (a) the issued and outstanding shares of Parent Common Stock is required to approve this Agreement and the transactions contemplated hereby and (b) the shares of Parent Common Stock that are voted at the Parent Stockholders Meeting required to approve the issuance of Parent Common Stock pursuant to this Agreement for purposes of applicable NASDAQ rules (collectively, the “Parent Stockholder Approval”). Other than the Parent Stockholder Approval, there are no other votes of the holders of Parent Common Stock or of any other class or series of the capital stock of Parent necessary with respect to the transactions contemplated hereby or any related matters.
5.16 Internal Controls; Financial Statements.
(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(b) Except as set forth on Schedule 5.16(b), as of the date hereof, there is no liability, debt or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) of Parent or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Parent Financial Statements or disclosed in the notes thereto, (ii) expenses and other liabilities that have arisen since March 31, 2020 in the ordinary course of business of Parent or any of its Subsidiaries (none of which relate to any COVID-19 Measures, a breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Action), (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) related to or arising from the Supplemental Financing or (v) that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities and since July 6, 2018, Parent and its Subsidiaries have established and maintained a system of internal controls over financial

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reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP.
(d) To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
5.17 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
5.18 Certain Business Practices.
(a) Neither Parent, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Law, (iii) made any other unlawful payment or (iv) since the formation of Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist it in connection with any actual or proposed transaction.
(b) The operations of Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Parent with respect to the any of the foregoing is pending or, to the knowledge of Parent, threatened.
(c) None of Parent or any of its directors or officers, or, to the knowledge of Parent, any other Representative acting on behalf of Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.
5.19 Independent Investigation. Parent and its Representative have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and Parent acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation, the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedules) and the information provided on behalf of the Company for the Proxy Statement; and (b) none of the Company, its Subsidiaries nor their respective Representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules). Without limiting the foregoing, in connection with the due diligence investigation of the Company and its Subsidiaries by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information regarding the Company and its Subsidiaries and their businesses and operations (collectively, the “Forward-Looking Statements”). Parent hereby acknowledges that there are uncertainties inherent in attempting to make such Forward-Looking Statements, and that, except for the representations and warranties expressly set forth in Article IV, Parent will have no claim against the Company, its Subsidiaries, any of their respective Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of this Section 5.19, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of

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this Agreement, none of the Company, its Subsidiaries or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to such Forward-Looking Statements. Notwithstanding anything in this Section 5.19, nothing in this Agreement (including this Section 5.19) shall limit (i) the obligation of the Company, its Subsidiaries and their respective Representatives to ensure the accuracy of all information that is not a Forward-Looking Statement and which is provided by or on behalf of the Company for inclusion in the Proxy Statement, (ii) the liability of the Company, its Subsidiaries and their respective Representatives for the inaccuracy of any Forward-Looking Statement provided by or on behalf of the Company for inclusion in the Proxy Statement if such Forward-Looking Statement was made or approved by a Person with actual knowledge that the statement was false or misleading, or (iii) the ability and right of the Parent to rely upon the express representations and warranties set forth in Article IV.
5.20 No Additional Representations or Warranties. Except as provided in this Article V and in the Transaction Agreements, neither Parent nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.
ARTICLE VI.
COVENANTS
6.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement in accordance with Section 8.1, and (y) the Effective Time, except as (1) set forth on Schedule 6.1 or (2) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and (ii) keep available the services of its officers and employees and (iii) maintain existing relationships with its Key Customers and Key Suppliers; and
(b) except as is expressly contemplated in the Restructuring and set forth on Schedule 6.1, the Company shall not, and shall cause each of its Subsidiaries not to, effect any of the following:
(i) make any change in, amendment to or waiver of any provision in its Organizational Documents;
(ii) issue, sell, pledge, grant any proxy or power-of-attorney with respect to, or otherwise transfer, or authorize the issuance, sale, pledge, grant of proxy or power-of-attorney or other transfer with respect to, any Company Interests or any other Equity Interests of the Company or any of its Subsidiaries, or enter into any Contract providing for any of the foregoing;
(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests;
(iv) other than sales of inventory or obsolete assets in the ordinary course of business, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business, including any Owned Intellectual Property;
(v) disclose any material trade secret or other material confidential information included in the Owned Intellectual Property other than pursuant to Contracts with confidentiality obligations in favor of the Company or its Subsidiaries;
(vi) other than in the ordinary course of business consistent with past practice, (A) amend in any adverse respect any Company Material Contract, Lease or Company Lease, (B) terminate, fail to renew or extend any Company Material Contract, Lease or Company Lease, (C) waive, forfeit or relinquish any material rights under any Company Material Contract, Lease or Company Lease or (D) enter into a Contract which, had it been entered into prior to the date hereof, would have been a Company Material Contract, Lease or Company Lease;

(vii) (A) incur any Indebtedness in excess of $2,000,000, other than short-term Indebtedness, letters of credit or capital leases, incurred in the ordinary course of business consistent with past practice and refinancing of existing Indebtedness in an amount not to exceed the aggregate outstanding amount of the Indebtedness being

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refinanced and on terms no less favorable to the Company and its Subsidiaries than the Indebtedness being refinanced, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the ordinary course of business consistent with past practice;
(viii) (A) grant or agree to grant to any employee or other independent contractor of the Company or any its Subsidiaries, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, (B) except as set forth on Schedule 6.1, grant or agree to grant to any employees or other independent contractors of the Company or any its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits if such increase, together with all other such increases occurring from and after the date of this Agreement, would result in compensation increases in excess of $1,000,000 in the aggregate, (C) adopt or establish any new Plan, or amend, modify or terminate, or agree to amend, modify or terminate any existing Company Benefit Plans, (D) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any Plan that would be a Company Benefit Plan if it was in effect on the date hereof), (E) make or agree to make any bonus or incentive payments to any individual outside of the ordinary course of business, (F) enter into employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $100,000 or (y) which is not terminable upon notice and without liability to the Company or any of its Subsidiaries, except, with respect to new employment, consulting or other compensation agreements, (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans set forth on Schedule 4.13, or (3) for payment of any accrued or earned but unpaid compensation, or (G) make any change to the key management structure of the Company or any of its Subsidiaries, including the hiring and firing of additional executive officers or termination of existing executive officers (other than for “cause”);
(ix) (A) make, change or rescind any Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes other than in the ordinary course of business, (C) change any Tax period, (D) file any amended Tax Return or claim for a Tax refund, (E) surrender any right to claim a refund of any Taxes, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, in each case, other than agreements that do not relate primarily to Taxes, (G) request any Tax ruling from a competent authority, or (H) enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;
(x) cancel or forgive any Indebtedness in excess of $200,000 owed to the Company or any its Subsidiaries, other than Indebtedness of the Company to any Subsidiary of the Company or Indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company that does not result in a post-Closing Tax or other liability;
(xi) except as may be required by GAAP and after consulting with the Company’s outside accountants, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);
(xii) (i) enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(xiii) implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the WARN Act;
(xiv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the ordinary course of business;

(xv) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the ordinary course of business;

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(xvi) make any change to any of the cash management practices of the Company or any of its Subsidiaries, including deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;
(xvii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or other Actions (whether civil, criminal, administrative or investigative) against the Company or any of its Subsidiaries other than waivers, releases, assignments, settlements or compromises (except any of the foregoing where the counterparty is an Affiliate of the Company) that do not exceed $500,000, individually or in the aggregate;
(xviii) make or incur any capital expenditures greater than $1,000,000 in the aggregate above the planned expenditures as disclosed on Schedule 6.1(a)(xviii);
(xix) buy, purchase or otherwise acquire (by merger, consolidation or acquisition of stock or assets) any equity or debt securities of any Person;
(xx) enter into any new material line of business, other than any natural expansions and/or extensions of any line of business of the Company or its Subsidiaries as of the date of this Agreement);
(xxi) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xxii) fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each of its Subsidiaries on the date of this Agreement;
(xxiii) fail to use its commercially reasonable efforts to maintain existing Permits in the ordinary course of business consistent with past practice;
(xxiv) take any action or cause or permit any action to be taken, the effect of which would reasonably be expected to prevent, impair or delay the transactions contemplated by this Agreement;
(xxv) enter into any transaction that would be required to be set forth on Schedule 4.24;
(xxvi) (A) delay or postpone any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice), (B) accelerate the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice) or (C) ship products ahead of normally maintained schedules or shipping dates or otherwise accelerate sales or sell products in quantities that are outside of the ordinary course of business, or (D) engage in any practice that could reasonably be considered “channel stuffing” or “trade loading”; or
(xxvii) authorize, or commit or agree to take, any of the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1.
6.2 Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the Closing, except as set forth on Schedule 6.2, permitted by Section 6.3 or otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:
(a) make any change in or amendment to its Organizational Documents;
(b) other than in connection with any Supplemental Financing, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests or Derivative Rights (other than in connection with any Derivative Rights outstanding as of the date of this Agreement);
(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests;

(d) authorize, declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other Equity Interests (whether in cash, assets, stock or other securities of such Parent Party)

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or otherwise make any payments to any equityholder of such Parent Party in their capacity as such (other than in accordance with the Common Stockholder Redemption);
(e) sell, lease or otherwise dispose of any of its properties or assets;
(f) incur, assume or become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000 in the aggregate, or grant any Lien upon any material asset or property;
(g) make, change or rescind any material Tax election or settle or compromise any material Tax liability;
(h) except as may be required by GAAP, make any material change in the financial or tax accounting methods, principles or practices of such Parent Party (including a change of an annual accounting period);
(i) with respect to Parent, fail to be listed as a public company on NASDAQ or NYSE or fail to timely file all Parent SEC Reports required to be filed pursuant to the Exchange Act;
(j) make any amendment or modification to the Trust Agreement;
(k) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;
(l) initiate, settle any Action before or threatened to be brought before a Governmental Authority, other than settlements (i) if the amount of any such settlement is not in excess of $100,000 individually or $200,000 in the aggregate; provided, that such settlements do not involve any admission of guilt or wrongdoing, any criminal allegations, the Transaction, or impose any restrictions that are or will be applicable to the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (ii) for amounts not in excess of Parent’s available insurance coverage as of the date hereof;
(m) make any material loan, advance, or any capital contribution or investment in any Person, or form any Subsidiary;
(n) form any joint venture, partnership or strategic alliance with any Person, or enter into any Contract or other arrangement with any Person that engages in activities that are competitive with any line of business of the Company and its Subsidiaries;
(o) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any material properties or assets (excluding cash interest earned on amounts in the Trust Account);
(p) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or announce an intention to do so;
(q) adopt or enter into any Plan;
(r) other than in the ordinary course of business, increase the compensation of any Person who is a current or former director or executive officer, in respect of arrangements that will survive the Closing;
(s) make any capital expenditures; or
(t) authorize any of, or commit or agree or publicly announce an intention to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.2.
6.3 Supplemental Financing.
(a) Notwithstanding Section 6.2, the Parties intend that Parent will have the right to issue additional debt or equity in connection with the Closing as contemplated by and subject to the limitations set forth in this Section 6.3; provided, that solely with respect to Supplemental Financing in the form of Parent issuing Indebtedness, such Supplemental Financings shall require the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that, as a result of good faith estimates or projections with respect to the magnitude of the Common Stockholder Redemption (and its impact on cash available to Parent at the Closing), Parent reasonably believes that it will require additional cash in order to consummate the Closing on the terms contemplated hereby and to maintain the solvency of Parent and its Subsidiaries immediately after the Closing, Parent may issue additional shares of Parent Common Stock, (i) pursuant to any Supplemental Financing,

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(ii) in connection with the exercise of any existing right to purchase Parent Common Stock, (iii) to the payees of Parent Transaction Expenses in lieu of all or any portion of the cash payments due to such payees at Closing, and (iv) as may otherwise be agreed between the Company and Parent. At and prior to the Effective Time, Parent may only issue additional shares of Parent Common Stock in connection with the Merger as contemplated herein. Prior to any issuance of additional shares of Parent Common Stock, Parent shall consult with Company on the potential investor and other relevant investment terms. In addition, Parent shall be entitled to borrow money from the Sponsor or one or more stockholders of the Sponsor (any such borrowing, a “Working Capital Loan”) without such Working Capital Loan constituting a breach of any representation or warranty or any covenant or agreement in this Agreement if (and only if) the Working Capital Loan satisfies the following conditions: (i) such Working Capital Loan is repaid in cash at or prior to the Effective Time, (ii) the proceeds from the Working Capital Loans are utilized for purposes reasonably related to the furtherance of the Transaction or for vindicating the rights or defenses of Parent arising under or related to this Agreement and any Transaction Agreement, and (iii) other than in connection with the repayment of the Working Capital Loans or for the payment of directors fees in place as of the date of this Agreement, the proceeds of the Working Capital Loans are not utilized to make payments to the Sponsor or one or more stockholders of the Sponsor or any of their respective controlled Affiliates.
(b) Subject to Section 5.5(a), from the date hereof and ending at the termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to provide to the Parent Parties, such reasonable and customary cooperation in connection with the arrangement of each Supplemental Financing as may be reasonably requested by the Parent Parties. The Parent Parties agree to keep the Company reasonably apprised of material developments relating to the Supplemental Financings and to reasonably consult with the Company with respect thereto. For the avoidance of doubt, none of the Pre-Closing Holders or the Company shall have any consent rights with respect to any Supplemental Financing, including the (i) identity of any Person participating as a lender, investor or otherwise in any Supplemental Financing or (ii) the terms and conditions thereof.
(c) The Parties acknowledge that, as required by the Company, in the Sponsor Earnout Letter, Sponsor has waived, on behalf of itself and its members and Affiliates, effective upon and conditioned upon the Closing, any rights that it has to conversion adjustments under Section 4.3(b)(ii) of Parent’s Certificate of Incorporation and any other preemptive or participation rights that Sponsor and/or its members or Affiliates may have with respect to Sponsor’s Organizational Documents.
6.4 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, (B) pay as and when due the Deferred Discount (as defined in the Trust Agreement) to the underwriters of Parent’s initial public offering pursuant to the Trust Agreement, and (C) immediately following the Effective Time, pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
6.5 Commercially Reasonable Efforts; Consents.
(a) Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as and when required in accordance with Section 3.1, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, or other Persons that are reasonable or necessary in connection with the Transaction.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary

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under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and a written summary setting forth the substance of all material oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, the Company, each of its Subsidiaries and the Parent Parties will: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Authority and consider in good faith reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; (iv) furnish each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents included with filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby; and (v) promptly respond to any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby.
(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
(d) Prior to the Closing, the Company will cooperate in good faith with the Parent Parties in identifying key employees of the Company and, to the extent reasonably appropriate and mutually agreed by the Company and Parent under the circumstances, use commercially reasonable efforts to negotiate new employment agreements with such employees.
(e) Subject to the following sentence, each Party shall notify the other Parties of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transaction, and shall keep the other Parties apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such Party’s sole cost and expense. Further, the Company shall promptly advise Parent in writing of any Action brought by any holder of Company Interests against the Company or its directors or officers relating to this Agreement, the Transactions, the issuance of such Company Interests in connection with any Organizational Documents of the Company (or similar agreement) or otherwise (such Action, a “Shareholder Action”) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to Parent’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; provided, that, the Company shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action. Parent shall promptly advise the Company and the Holder Representative in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company and the Holder Representative reasonably informed regarding any such litigation. Parent shall give the Company, prior to the Closing, and the Holder Representative after the Closing, the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to the Company’s or the Holder Representative’s (as the case may be) advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, or after the Closing, the Holder Representative, such consent not to be unreasonably withheld, delayed or conditioned. Promptly following delivery of notice by Parent to the Company, the Company shall deliver to Parent (by wire transfer of immediately available funds) the amount of any settlement costs necessary to settle any such Action; provided, that such settlement or series of settlements satisfy the conditions set forth on Schedule 6.5. Any amounts delivered to Parent pursuant to this Section 6.5(e) in respect

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of any such settlement costs owing by Parent (as opposed to any settlement costs owing by the Company or any of its Subsidiaries) shall increase the Company’s Cash on a dollar-for-dollar basis for purposes of determining the Aggregate Consideration Value pursuant to Section 3.2.
6.6 Public Announcements. None of the Parties shall, and each Party shall cause its Subsidiaries not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 6.6. Nothing in this Section 6.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties with reasonable time to comment prior to release and consider in good faith any comments from such other Parties; provided, further, that Company and Parent each may issue a joint press release in the form attached as Exhibit K.
6.7 Supplemental Disclosure.
(a) From the date hereof through the Closing Date, the Company shall disclose to Parent any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied.
(b) From the date hereof through the Closing Date, Parent shall disclose to the Company any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied.
6.8 Access to Information. From the date hereof until the Closing, upon reasonable advance notice, the Company shall, and shall cause each of its Subsidiaries to, provide to the Parent Parties and their representatives during normal business hours reasonable access to all employees, facilities, books and records of the Company and its Subsidiaries reasonably requested; provided, that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege, or (iii) would be in violation of applicable Laws (including federal antitrust Law and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit the Parent Parties from disclosing any such information to any Person that is considering entering into a Supplemental Financing (in each case, provided that such Person is subject to customary confidentiality obligations with respect to such information) after giving prior written notice of such disclosure to the Holder Representative.
6.9 Tax Matters.
(a) Tax Returns. Holder Representative, at its own cost, shall (A) prepare and timely file all Tax Returns of the Company and each of its Subsidiaries due (after taking into account all appropriate extensions) on or prior to the Effective Time and all Tax Returns of the Company and its Subsidiaries reflected on an IRS Form 1120-S or 1065 with respect to Pre-Closing Tax Periods due after the Effective Time (“Seller Prepared Returns”) and (B) timely pay all Taxes that are shown as payable with respect to Seller Prepared Returns. All Seller Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company and its Subsidiaries.

(b) Review of Tax Returns. Holder Representative shall provide Parent with a copy of each Seller Prepared Return prepared in accordance with Section 6.9(a) above for review and comment not later than thirty (30) days prior to its due date (including extensions). Parent shall review and comment on such Tax Returns within twenty (20) days of receipt thereof. Holder Representative shall incorporate any reasonable comments delivered by Parent with respect to any Seller Prepared Returns.

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(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be treated as Company Transaction Expenses.
(d) Cooperation. Parent, the Company, and the Holder Representative shall use commercially reasonable efforts to (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary of the Company; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary of the Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary of the Company; (iv) provide any information necessary or reasonably requested to allow Parent, the Company, or any Subsidiary of the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(e) Partnership Audits. To the extent the Internal Revenue Service proposes an adjustment to any item of income, gain, loss, deduction or credit of the Company or any applicable Subsidiary, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, the Company or applicable Subsidiary shall be permitted to make an election described in Section 6226 of the Code.
(f) FIRPTA Certificate. At or prior to the Effective Time, the Company shall deliver or cause to be delivered to Parent a duly completed and executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i).
6.10 Directors’ and Officers’ Indemnification.
(a) Parent and the Surviving Subsidiary agree to ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of any Parent Party or of the Company or any of its Subsidiaries, or who, at the request of any Parent Party, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which any Parent Party or of the Company or any of its Subsidiaries, as applicable, is a party or bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time in the case of any Parent Party and the other Indemnified Persons derivative thereof (“Parent Indemnified Persons”), or six (6) years from the Effective Time in the case of the Company and its Subsidiaries and the other Indemnified Persons derivative thereof (“Company Indemnified Persons”) and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that if any claim or claims are asserted or made within the applicable six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor any of its successors or Subsidiaries shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person unless Parent agrees to pay the costs associated therewith.
(b) On or prior to the Effective Time, Parent shall purchase through a broker mutually selected by Parent and the Company, and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Parent and a tail policy to the current policy of directors’ and officers’ liability maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by the applicable current policy covering those Persons who are covered on the date hereof by such policy and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the applicable existing policy.

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(c) From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless, to the extent set forth as of the date hereof in the Organizational Documents of the applicable Parent Party or under any indemnification agreement provided by any such Parent Party, and to the fullest extent permitted under applicable Law, all Parent Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of such Parent Party or as trustees or fiduciaries of any plan for the benefit of employees of such Parent Party, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, if any such Indemnified Person is or becomes involved, by reason of the fact that such person is or was a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of any Parent Party, in any action, proceeding or investigation in connection with any matter related to such Person’s services to a Parent Party, including the Transaction, occurring prior to, on or after the Effective Time, from and after the Effective Time, Parent shall pay, within ten (10) days after the receipt by Parent of a statement or statements requesting advances thereof from time to time, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation to prosecute or defend) incurred in connection therewith. Parent shall pay, within thirty (30) days after any request for advancement, all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 6.10 subject to Parent’s receipt of an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification, or to be defended or held harmless, hereunder or otherwise. From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless to the extent set forth as of the date hereof in the Organizational Documents of the Company or its applicable Subsidiary all Company Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company and its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of such Persons, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement.
(d) Notwithstanding any other provisions hereof, the obligations of Parent contained in this Section 6.10 shall be binding upon the successors and assigns of the Parent Parties and the Surviving Subsidiary. If Parent or any of its respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, appropriate provision shall be made so that the successors and assigns of Parent are bound by the indemnification and other obligations set forth in this Section 6.10.
(e) The obligations of Parent under this Section 6.10 shall survive the Effective Time and the Effective Time and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10). It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Section 6.10, that Parent shall be the indemnitor of first resort (i.e., its obligations to Indemnified Persons under this Agreement are primary and any obligation of any other Person to provide advancement or indemnification for the same losses incurred by any Indemnified Person are secondary).
6.11 Proxy Statement.
(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC, in preliminary form, the Proxy Statement and provide therein the holders of Parent Common Stock the opportunity to elect redemption of their Parent Common Stock in connection with the Parent Common Stockholders Meeting, as required by the Organizational Documents of Parent. Each of Parent and the Company shall use its commercially reasonable efforts to: (i) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; and (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.
(b) Parent shall provide the holders of Parent Common Stock the opportunity to elect redemption of such shares of Parent Common Stock in connection with the Special Meeting, as required by Parent’s Organizational Documents (the “Common Stockholder Redemption”).

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(c) Without limitation, in the Proxy Statement, Parent shall solicit proxies from holders of Parent Common Stock to vote at the Parent Common Stockholders Meeting in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (ii) approval for purposes of the rules and regulations of NASDAQ or NYSE of the issuance of equity securities as part of the Merger Consideration, including the Holdback Releases, (iii) the approval for purposes of the rules and regulations of NASDAQ of the issuance of equity securities as part of the Supplemental Financings, (iv) the material differences between the constitutional documents of Parent that will be in effect upon the Effective Time and Parent’s current amended and restated certificate of incorporation, (v) an incentive compensation plan for employees of Parent and its Subsidiaries that will be in place at the Closing (the “Parent Incentive Plan”) and (vi) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”). The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
(d) After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by Parent and the Company, Parent shall file the Proxy Statement in definitive form with the SEC in accordance with the rules and regulations under the Exchange Act and mail the Proxy Statement to holders of record of Parent Common Stock, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent (with the Company’s reasonable cooperation) shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.
(e) Prior to filing with the SEC or mailing to Parent’s stockholders, Parent will make available to the Company drafts of the Proxy Statement, both preliminary and final (including any amendments or supplements thereto) and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall not file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent (e-mail is sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after receipt of notice thereof, of (i) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (ii) the filing of any supplement or amendment to the Proxy Statement, (iii) any request by the SEC for amendment of the Proxy Statement, (iv) any comments from the SEC relating to the Proxy Statement and responses thereto (whether written or oral), or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).
(f) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Common Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Parent Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company, its Subsidiaries or any of their respective Affiliates, officers, directors or employees that

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should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance and shall promptly provide all information required for Parent to transmit to the holders of its capital stock an amendment or supplement to the Proxy Statement containing such information.
(g) Subject to compliance by the Company with its obligations under this Section 6.11 and provision by the Company on a timely basis of such information that may be required in order for Parent to comply with this Section 6.11(g), Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.
(h) The Company shall promptly provide Parent with all information (including applicable financial statements prepared in accordance with Regulation S-X of the SEC to the extent required by the applicable forms of the Proxy Statement) concerning the Company and its Subsidiaries reasonably requested by Parent for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any). The Company shall cause the officers and employees of the Company and its Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.
(i) Parent shall use its reasonable best efforts to (i) cause the shares of Parent Common Stock to be issued to the Pre-Closing Holders to be approved for listing on NASDAQ or NYSE upon issuance, (ii) cause the shares of Parent Common Stock to be issued to the holders of Parent Class B Common Stock to be approved for listing on NASDAQ or NYSE upon issuance, (iii) cause the shares of Parent Common Stock to be issued upon exercise of the Parent Warrants to be approved for listing on NASDAQ or NYSE upon issuance and (iv) make all necessary and appropriate filings with NASDAQ or NYSE and undertake all other steps reasonably required prior to the Closing Date to effect such listings.
6.12 Parent Common Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be called for a date not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders (subject to extension as provided in this Section 6.12). Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals; provided, that the foregoing shall not in any event preclude a Change in Recommendation to the extent permitted by this Section 6.12. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under applicable Law; provided, however, that the board of directors of Parent may not make such Change in Recommendation unless (1) the board of directors of Parent has provided prior written notice to the Company (a “Parent Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least five (5) Business Days prior to taking such action, which notice shall specify the basis for such Change in Recommendation, (2) during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, the Company may propose to Parent any revisions to this Agreement that the Company proposes to make and Parent will engage in good faith discussions with the Company regarding such proposal(s), (3) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the board of directors of the Parent determines in good faith (after consultation with outside legal counsel and/or a financial advisor) that the failure to make such a Change Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary duties to Parent’s stockholders under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn

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the Parent Common Stockholders Meeting on one or more occasions (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to the Parent’s stockholders prior to the Parent Common Stockholders Meeting, (b) if, as of the time for which the Parent Common Stockholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Common Stockholders Meeting, or (c) by up to ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Termination Date.
6.13 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Company or any of its Subsidiaries who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.
6.14 Nonsolicitation. From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Party shall not, and will not authorize or (to the extent within its control) permit any of its respective Subsidiaries or any of its or its Subsidiaries’ respective Affiliates, equityholders, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, or continue in any way discussions relation to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Party that it is considering making, an Acquisition Proposal in connection therewith or in anticipation thereof, or (iii) enter into any agreement, letter of intent or memorandum of understanding (or comparable document, whether stylized as a letter of intent, term sheet or otherwise) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means (A) with respect to the Company, any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination or other acquisition or merger by the Parent.
6.15 Termination of Agreements. At or prior to the Effective Time, the Company shall terminate all Contracts set forth on Schedule 6.15 without continuing liability to or obligations of the Parent Parties, the Company or any of its Subsidiaries.
6.16 Written Consent. Not later than the one (1) day after the execution of this Agreement, the Company shall deliver to Parent a duly executed copy of the Written Consent for the approval of the Transaction, which shall be in a form reasonably acceptable to Parent. The Company shall, through the Company Board, recommend to its equityholders that they approve the Transaction and shall include such recommendation in any applicable consent solicitation. The Company shall notify Parent promptly after having obtained the consent of the Requisite Company Stockholders through the Written Consent. To the extent required by the DGCL and the Company Certificate, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Pre-Closing Holder who has not executed the Written Consent a notice of the taking of the actions described in the Written Consent (and, prior to the dissemination thereof, shall provide Parent a copy three (3) days in advance of dissemination thereof and shall consider in good faith any comments made by Parent with respect thereto).

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6.17 Lock-Up Period. Parent shall implement a trading policy after Effective Time, which shall prohibit members of management from transferring Parent Common Stock (whether or not received in the Merger) during the period commencing on the Effective Time through the calendar date that is 180 days following the Closing Date.
6.18 Financial Statements and Related Information. The Company shall provide to Parent, as promptly as practicable after the date of this Agreement (but in no event later than fifty (50) days after the date hereof): (a) audited consolidated financial statements of the Company and its Subsidiaries, including the audited consolidated balance sheets, income statement, and statements of shareholders’ equity and cash flows as of and for the years ended December 31, 2018 and December 31, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and shall be unqualified, (b) unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, income statements, and statements of shareholders’ equity and cash flows as of and for the 3-month period ended March 31, 2020 (and the comparable period in the prior year) together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105 (the “Reviewed Interim Financial Statements”), (c) all other audited and unaudited financial statements of the Company and its Subsidiaries required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and or the Form 8-K to be filed with respect to the Closing of the Transaction and (iv) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, in each case, to be included in the Proxy Statement and the Form 8-K to be filed with respect to the Closing of the Transaction. The Company shall provide to Parent the unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, income statement, and statements of shareholders’ equity and cash flows, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the Company and its Subsidiaries after March 31, 2020 (and the comparable period in the prior year) and at least forty (40) days prior to the Closing Date, in each case within forty (40) days following the end of each such fiscal quarter.
6.19 Restructuring. Prior to the Closing, the Company shall cause the Restructuring to be consummated.
6.20 Code Section 280G. If necessary to render Section 280G or 4999 of the Code inapplicable to amounts payable in connection with the transactions contemplated by this Agreement, prior to the Closing Date, the Company shall use its commercially reasonable efforts to seek approval by its shareholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any payments that would, in the absence of such shareholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code.  Prior to seeking such approvals, the Company shall seek, and use its commercially reasonable efforts to obtain, waivers from the intended recipients of such payments such that unless such payments are approved by the shareholders to the extent and in the manner prescribed under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the intended recipients shall have no right or entitlement with respect thereto. At least five (5) days prior to obtaining such waivers, the Company shall provide to Parent (i) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote prepared by or on behalf of the Company in connection with this Section 6.20 and (ii) a schedule setting forth in reasonable detail the basis for its determination of the payments and benefits that it is proposing to have waived and disclosed to comply with this Section 6.20.  The Company shall incorporate any reasonable comments made by Parent prior to obtaining the waivers and soliciting the shareholder vote. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s shareholders was solicited in accordance with the foregoing provisions of this Section 6.20 and that either (A) the requisite number of votes was obtained (the “280G Approval”), or (B) that the 280G Approval was not obtained and, to the extent waived by the recipient thereof, no such excess parachute payment shall be made.”

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ARTICLE VII.
CONDITIONS TO OBLIGATIONS

7.1 Conditions to the Obligations of the Parent Parties and the Company. The obligations of Parent Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such Parties:
(a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.
(b) There shall not be in force any Law, injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Merger or the Transaction.
(c) The Parent Stockholder Approval shall have been obtained.
(d) The Written Consent shall have been delivered.
7.2 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Parent Parties:
(a) Each of the representations and warranties of the Company set forth in Sections 4.1 (Organization), 4.2(a) (Subsidiaries), 4.3 (Due Authorization), 4.4 (No Conflict), 4.6 (Capitalization of the Company), 4.7 (Capitalization of Subsidiaries) and 4.16 (Brokers’ Fees) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date. Each of the other representations and warranties of the Company contained in Article IV (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Each of the covenants of the Company and the Holder Representative to be performed at or prior to the Closing shall have been performed in all material respects.
(c) Since the Balance Sheet Date, there shall not have occurred a Material Adverse Effect.
(d) The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.
(e) The Company and the Holder Representative shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.4.
(f) Duly executed Company Letters of Transmittal from all Pre-Closing Holders shall have been delivered to Parent.
(g) Each of the Restrictive Covenant Agreements, Company Letters of Transmittal and Employment Agreements shall remain in full force and effect, and none of the foregoing shall have been modified or rescinded, in each case, without the prior written consent of Parent.
(h) The Company shall have delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements in a form reasonably acceptable to Parent, which PCAOB Audited Financial Statements and Reviewed Interim Financial Statements shall not contain any material deviations (as determined in good faith by Parent) from the corresponding financial information for the respective periods presented in the Financial Statements.
(i) The Restructuring shall have been consummated.

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7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of the Parent Parties set forth in Sections 5.1 (Organization), 5.2 (Due Authorization), 5.3 (No Conflict), 5.5 (Capitalization), 5.6 (Subsidiaries), 5.11 (Brokers’ Fees) and 5.15 (Parent Vote Required) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date. Each of the other representations and warranties of the Parent Parties contained in Article V (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Parent Material Adverse Effect (other than in the case of Section 5.8) or words of similar import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Each of the covenants of the Parent Parties to be performed at or prior to the Closing shall have been performed in all material respects.
(c) Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(d) Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been fulfilled.
(e) The shares of Parent Common Stock to be issued to the Pre-Closing Holders shall have been approved for listing on NASDAQ or NYSE upon issuance, subject only to official notification thereof.
(f) The amount of Cash Consideration available for payment to the Pre-Closing Holders from Parent, the Company and/or its Subsidiaries from any source (including the Trust Account and any Supplemental Financing), shall be at least $50,000,000.
(g) As of a moment in time prior to the Closing, Parent shall not have indebtedness for borrowed money that exceeds $5,000,000.
(h) The Company shall have delivered to Parent the PCAOB Financial Statements in a form reasonably acceptable to Parent, which PCAOB Financial Statements shall not contain any material deviations (as determined in good faith by Parent) from the corresponding financial information for the respective periods presented in the Financial Statements.
(i) The Parent Parties shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.4 other than any payments to be made pursuant thereto, which payments shall be made at the Closing.
(j) The Restructuring shall have been consummated.
7.4 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company or the Parent Parties may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of the Company, on the one hand, or the Parent Parties, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Merger and the other transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

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ARTICLE VIII.
TERMINATION/EFFECTIVENESS
8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by written consent of the Company and Parent;
(b) by written notice to the Company from Parent if:
(i)  there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.2(a) or Section 7.2(b)

would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable, then, for a period of up to thirty (30) days after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically be extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(i) if, as of such time, any Parent Party is in material breach of any of its covenants or other obligations hereunder;
(ii) the Closing has not occurred on or before September 30, 2020 (subject to Sections 8.1(b)(i) and 10.13), the “Termination Date”), unless any Parent Party’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;
(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless Parent Party’s failure to comply with its obligations hereunder has resulted in such injunction or prohibition;
(iv) the Company has not delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements on or before July 31, 2020;
(v) at any time prior to the receipt of the Parent Stockholder Approval, if the board of directors of Parent shall have effected a Change in Recommendation; or
(vi) the Written Consent has not been delivered as and when required by Section 6.16.
(c) by written notice to Parent from the Company if:
(i) (A) there is any breach of any representation, warranty, covenant or agreement on the part of any Parent Party set forth in this Agreement, such that the conditions specified in Section 7.3(a) or Section 7.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable, then, for a period of up to thirty (30) days after receipt by Parent of notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective and the Termination Date shall automatically be extended until the end of the Parent Cure Period, and such termination shall become effective only if the Terminating Parent Breach is not cured within Parent Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(i) if, as of such time, the Company is in material breach of any of its covenants or other obligations hereunder, or (B) (1) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) the Parent Parties have failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;
(ii) the Closing has not occurred on or before the Termination Date (subject to Sections 8.1(c)(i) and 10.13), unless the Company’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;
(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless the Company’s failure to comply with its obligations hereunder has resulted in such injunction or prohibition; or

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(iv) at any time prior to the receipt of Parent Stockholder Approval, if the board of directors of Parent shall have (i) failed to include the Parent Board Recommendation in the Proxy Statement (at the time of mailing of such Proxy Statement), or (ii) effected a Change in Recommendation or if Parent Stockholder Approval shall not have been obtained at Parent Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.
8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, subject to the immediately succeeding sentence and other than liability of the Company and the Parent Parties, as the case may be, for fraud or any willful and material breach of this

Agreement occurring prior to such termination. The provisions of Section 8.2, Article IX and Article X, and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE IX.
HOLDER REPRESENTATIVE
9.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Company Interests, as specified herein (the “Holder Representative”). The parties have designated Salvatore Galletti as the initial Holder Representative, and approval of this Agreement by the holders of Company Interests shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons that collectively constituted the Requisite Company Shareholders as of immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination). If a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Pre-Closing Holders constituting the Requisite Company Shareholders as of immediately prior to the Effective Time, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article IX, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Interests.
9.2 Reserve. In order to cover expenses of the Holder Representative, at Closing a reserve shall be established (the “Reserve”) with the Holder Representative Expense Amount paid to the Holder Representative at Closing. The amount of the Reserve shall be increased or decreased based upon interest earned thereon (if applicable) and distributions made therefrom, or other amounts received or held by the Holder Representative. The Reserve may be held or disbursed by the Holder Representative in his discretion to cover any such expenses that may arise in connection with this Agreement for payment after the Closing Date.
9.3 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) retain counsel, experts and other agents (any such representatives so retained, the “Retained Agents”) and to incur such fees, costs and expenses as the Holder Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby; (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Holder Escrow Agreement for and on behalf of the Pre-Closing Holders; (iii) make decisions with respect to the determination of the calculations set forth in the Closing Statement; and (iv) enter into any settlement or submitting any dispute relating to the Closing Statement. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to any Pre-Closing Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. In the absence of bad faith by the Holder Representative, the Holder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Holder Representative shall be entitled to reimbursement from the Reserve for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification

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from the Pre-Closing Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith), including the costs and expenses of investigation and defense of claims. If the Holder Representative determines, in his sole and absolute discretion, that the Reserve exceeds the aggregate amount of fees, costs, expenses and Taxes incurred, or that may in the future be incurred, by the Holder Representative in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby, the Holder Representative shall pay such amounts to the Pre-Closing Holders as though such amounts were paid pursuant to the terms of the Company Articles as additional Merger Consideration. The Parent Parties shall be entitled to rely conclusively on the instructions and decisions of the Holder Representative as to any actions, consents, approvals, agreements and decisions required or permitted to be taken, given or made by the Holder Representative hereunder or on any other matter which the Holder Representative reasonably asserts the authority to represent the Pre-Closing Holders in respect of, and no Pre-Closing Holder shall have any cause of action against any Parent Parties to the extent that any Parent Party relied upon the instructions or decisions of the Holder Representative. For the avoidance of doubt, (A) there can be no assurances that any of the Reserve will be paid or disbursed to the Pre-Closing Holders, and (B) no Pre-Closing Holder shall be entitled to receive any interest on the Reserve.
ARTICLE X.
MISCELLANEOUS
10.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, solely if delivery is confirmed, addressed as follows:
(a) If to Parent or Merger Sub, to:
Forum Merger II Corporation
1615 South Congress Avenue
Suite 103
Delray Beach, FL 33445
Attention:    Marshall Kiev
David Boris
Email:   mk@mkcapitalpartners.com
              david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention:     Joel Rubinstein
Email:   jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention:     Kyle Gann
Email:   kgann@winston.com
(b) If to the Company, prior to the Closing, to:
Ittella International LLC
6305 Alondra Blvd.
Paramount, CA 90723
Attention: Salvatore Galletti, Chief Executive Officer
Email: sgalletti@ittellafoods.com

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with copies (which shall not constitute notice) to:
Rutan & Tucker, LLP
611 Anton Blvd.
Costa Mesa, CA 92626
Attn: Ellis Wasson
Email: ewasson@rutan.com
(c) If to the Holder Representative, to:
Salvatore Galletti
6305 Alondra Blvd.
Paramount, CA 90723
Email: sgalletti@ittellafoods.com

with a copy (which shall not constitute notice) to:
Rutan & Tucker, LLP
611 Anton Blvd.
Costa Mesa, CA 92626
Attn: Ellis Wasson
Email: ewasson@rutan.com
or to such other address or addresses as the parties may from time to time designate in writing.
10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
10.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) if the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.10, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.14; (iv) Company Counsel is an intended third party beneficiary of Section 10.16 and (v) WS is an intended third party beneficiary of Section 10.16.
10.4 Expenses. Unless the Closing shall occur, (i) the Company shall be responsible for the Company Transaction Expenses and any other fees and expenses of the Company or its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby, and (ii) Parent shall be responsible for the Parent Transaction Expenses and any other fees and expenses of the Parent Parties incurred in connection with this Agreement and the transactions contemplated hereby. Upon and subject to the Closing, and without limiting Parent’s rights under Section 6.3(a)(iii) to pay Parent Transaction Expenses in additional shares of Common Stock in lieu of cash, each of the Company Transaction Expenses and the Parent Transaction Expenses shall be paid out of cash available to Parent at the Closing; provided, that the expenses of the Holder Representative shall be paid out of the Reserve. For the sake of clarity, upon and subject to the Closing, Parent shall reimburse the Company for Company Transaction Expenses and Parent Transaction Expenses that are paid by the Company to the extent required by Section 2.4(d)(v).
10.5 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement shall survive the Effective Time; provided, however, that this Section 10.5 shall not limit any covenant or agreement herein that, by its terms, contemplates performance after the Closing (including any obligation to hold a party harmless or any covenant entitling a Person to rely upon any other Person) until such covenant or agreement has been performed or satisfied or any claim based on fraud.
10.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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10.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
10.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Transaction Agreements and the Confidentiality Agreement.
10.10 Amendments; Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. No waiver by any of the Parties (i) shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver (and only to the extent of such waiver), or (ii) of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
10.12 Jurisdiction; Waiver of Jury Trial.
(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12(a).
(b) Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise,

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that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10.12(b).
10.13 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at Law or in equity. Each Party shall waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, representative or assignee of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement or of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.
10.15 Trust Account Waiver. The Company acknowledges that, as described in the Prospectus dated August 2, 2018, Parent established the Trust Account for the benefit of its public stockholders. The Company acknowledges that, prior to the Closing and the redemption of any Parent Common Stock validly tendered for redemption pursuant to Parent’s Organizational Documents, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, including, without limitation, any claim for indemnification, and hereby waives any claim for monies in the Trust Account it may have in the future as a result of, or arising out of, this Agreement, the Merger and the other transactions contemplated hereby or any other transactions contemplated amongst the Company, Parent and Merger Sub prior to the Closing and the redemption of any Parent Common Stock validly tendered for redemption pursuant to Parent’s Organizational Documents and will not seek recourse against the Trust Account for any reason whatsoever.
10.16 Privilege.
(a) Each Parent Party and the Company agrees that, as to all communications between or among Company Counsel, the Company, the Company’s Subsidiaries and the Holder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney/client privilege and the expectation of the client confidence belongs to the Pre-Closing Holders and may be controlled by the Holder Representative on behalf of the Pre-Closing Holders, and shall not pass to or be claimed by any Parent Party, the Surviving Subsidiary or any of their respective Affiliates. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Surviving Subsidiary may assert the attorney/client privilege to prevent disclosure of confidential communications by Company Counsel to such Person.
(b) Each Pre-Closing Holder, the Holder Representative, the Company and each of its Subsidiaries and each Parent Party agrees that, as to all communications between or among Winston & Strawn LLP (“WS”) and any Parent Party that relate in any way to the transactions contemplated by this Agreement, from and after the Closing, the attorney/client privilege and the expectation of the client confidence belongs, unless otherwise consented to by the Monitoring Committee, exclusively to the Monitoring Committee and may be controlled by the Monitoring Committee and, unless otherwise consented to by the Monitoring Committee, shall not pass to or be claimed by any party or Person. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Parent Parties may assert the attorney/client privilege to prevent disclosure of confidential communications by WS to such Person.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FORUM MERGER II CORPORATION
By:	/s/ Marshall Kiev
Name:	Marshall Kiev
Title:	Co-CEO and President

SPROUT MERGER SUB INC.
By:	/s/ David Boris
Name:	David Boris
Title:	President and Treasurer

MYJOJO, INC.
By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	President

Salvatore Galletti, solely in its capacity as the initial Holder Representative hereunder
By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	Holder Representative

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Annex I
Defined Terms
“280G Approval” has the meaning specified in Section 6.20.
“Accounting Principles” means (a) GAAP, except as set forth on Schedule 1.2, and (c) calculations based exclusively on the facts and circumstances as they exist as of 12:01 a.m. (Eastern Time) on the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring at or after Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby.
“Accounting Referee” has the meaning specified in Section 3.5(c).
“Acquisition Proposal” has the meaning specified in Section 6.14.
“Action” means any claim, action, suit, hearing, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

“Additional Available Cash Consideration” means the amount Cash of Parent, the Company and its Subsidiaries available for payment to the Pre-Closing Holders from Parent, the Company and its Subsidiaries from any source (including the Trust Account and any Supplemental Financing) after first giving effect to (i) the payments required to be made under this Agreement at Closing by Parent, the Company and its Subsidiaries, including for the avoidance of doubt Payment of Company Transaction Expenses and Parent Transaction Expenses, (ii) the Common Stockholder Redemption and (iii) the requirement that, immediately following payment of the Cash Consideration to the Pre-Closing Holders pursuant to the terms of this Agreement, Parent, the Company and its Subsidiaries retain Cash in an aggregate amount that is at least $25,000,000; provided, that the Additional Available Cash Consideration shall not exceed $25,000,000.
“Adjustment Amount” has the meaning specified in Section 3.5(d).
“Adjustment Escrow Account” has the meaning specified in Section 2.4(c)(ii).
“Adjustment Escrow Amount” means $1,000,000.00.
“Adjustment Escrow Stock” means those shares of Parent Common Stock deposited with the Escrow Agent pursuant to the terms of this Agreement and the Holder Escrow Agreement as collateral for the Merger Consideration Adjustment. The number of such shares of Parent Common Stock initially deposited with the Escrow Agent shall be 100,000 (i.e., the Adjustment Escrow Amount divided by the Reference Price).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Parent shall include the Company and its Subsidiaries. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.
“Aggregate Consideration Value” has the meaning specified in Section 3.2.
“Agreement” has the meaning specified in the preamble hereto.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar Laws and regulations regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Company and its Subsidiaries engage in business.
“Balance Sheet Date” has the meaning specified in Section 4.8(a).

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“Business Combination” means, when used in reference to Parent, any merger, consolidation or combination of Parent or any direct or indirect Subsidiary (or parent entity) of Parent with, or any other acquisition of, or by, any third-party corporation, partnership, unincorporated association or other entity or Person.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities and short term investments), and (i) includes checks, wire transfers and drafts deposited or available for deposit for such Person’s account, as well as petty cash and (ii) excludes issued but uncleared checks, wire transfers in transit and drafts issued by such Person, and (iii) excludes Restricted Cash, in each case, calculated in accordance with the Accounting Principles.
“Cash Consideration” means an amount of Cash equal to (i) $50,000,000 plus (ii) the Additional Available Cash Consideration; provided, that Cash Consideration shall not exceed $75,000,000.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Certificate” has the meaning specified in Section 3.4(b).

“Change in Recommendation” has the meaning specified in Section 6.12.
“Change of Control” has the meaning specified in Section 3.7(b).
“Change of Control Holdback Release” has the meaning specified in Section 3.7(b).
“Closing” has the meaning specified in Section 2.3.
“Closing Company Transaction Expenses” has the meaning specified in Section 3.1(a).
“Closing Date” has the meaning specified in Section 2.3.
“Closing Date Cash” has the meaning specified in Section 3.5(b).
“Closing Date Indebtedness” has the meaning specified in Section 3.5(b).
“Closing Date Net Working Capital” has the meaning specified in Section 3.5(b).
“Closing Date Statement” has the meaning specified in Section 3.1(a).
“Closing Statement” has the meaning specified in Section 3.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, par value $0.001 per share.
“Common Stockholder Redemption” has the meaning specified in Section 6.11(b).
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Board” has the meaning specified in the Recitals.
“Company Certificate” means the Certificate of Incorporation of the Company, dated as of May 21, 2020.
“Company Counsel” means Rutan & Tucker, LLP.
“Company Cure Period” has the meaning specified in Section 8.1(b)(i).
“Company D&O Tail Premium” means the premium payable in connection with the obtaining the tail policy with respect to the Company’s directors’ and officers’ liability insurance policy obtained pursuant to Section 6.10, inclusive of any underwriting fees, taxes, etc. For the avoidance of doubt, the Company D&O Tail Premium does not

Annex A-1-57
include the premium payable in connection with obtaining the tail policy with respect to the Parent Parties’ directors’ and officers’ liability insurance policy obtained pursuant to Section 6.10.
“Company Disclosure Schedules” means the Company’s Disclosure Schedules delivered by the Company to the Parent Parties on the date hereof.
“Company Indemnified Persons” has the meaning specified in Section 6.10(a).
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company and its Subsidiaries as previously conducted, currently conducted, and as proposed to be conducted.
“Company Interests” means the Common Stock and Special Stock.
“Company Leases” has the meaning specified in Section 4.20(c).
“Company Letter of Transmittal” has the meaning specified in Section 3.4(b).
“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Product” means all current products and services made commercially available, distributed, sold or licensed out by or on behalf of the Company or any of its Subsidiaries.
“Company Stockholder Approval” has the meaning specified in the Recitals.
“Company Transaction Expenses” means the following fees, expenses and amounts payable solely to the extent such fees, expenses and amounts payable are incurred and unpaid as of the Closing: (a) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Company or its Subsidiaries in connection with the Transactions, the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, any alternative transaction and any prior equity financings of the Company or its Subsidiaries and any management, monitoring or other similar fee arrangements, (b) any severance, change of control, transaction, retention, termination or similar amounts payable to any employees of the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby together with the employer portion of all payroll Taxes payable thereon or deferred pursuant to Section 2302 of the CARES Act thereon (including any “double-trigger” change of control payments or other vesting), (c) the Company D&O Tail Premium, (d) fifty percent (50%) of any filing fees incurred in connection with filings made pursuant to the HSR Act, and (e) fifty percent (50%) of any and all transfer taxes. For the avoidance of doubt, no amounts payable in connection with (i) the repayment of any Indebtedness, (ii) any Indebtedness Exclusions or (iii) the Holder Representative Expense Amount shall be included in the Company Transaction Expenses. For the avoidance of doubt, Company Transaction Expenses shall not include any Parent Transaction Expenses.
“Confidential Data” means all data for which the Company or any of its Subsidiaries are required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company or any of its Subsidiaries by customers or other Persons that interact with the Company or any of its Subsidiaries.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 24, 2020, by and between Parent and the Company.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, sublicenses and purchase orders, in each case, including all legally binding amendments, modifications and supplements thereto.
“Contributions” has the meaning specified in the Recitals.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, directive, guidelines or recommendations by any Governmental Order in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

Annex A-1-58
“Current Assets” means, as of any date, the consolidated current assets of the Company and its Subsidiaries, which current assets shall exclude Cash and include only the line items set forth on Schedule 1.2 under the heading “Current Assets” (after giving effect to the adjustments specified thereon) and no other assets.
“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include the balance owing under Item 1 of Schedule 4.12(a)(ii) and such other line items set forth on Schedule 1.2 under the heading “Current Liabilities” (after giving effect to the adjustments specified thereof) and no other liabilities (including Indebtedness, Company Transaction Expenses and the Holder Representative Expense Amount).
“Deficit Amount” has the meaning specified in Section 3.5(f).
“Delaware SoS” means the Secretary of State of the State of Delaware.
“Derivative Rights” means, with respect to any equity interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.
“Determination Date” has the meaning specified in Section 3.5(c).
“DGCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time, and any successor to the General Corporation Law of the State of Delaware.
“Director Nomination Agreement” has the meaning specified in Section 2.4(c)(vi).
“Disagreement Notice” has the meaning specified in Section 3.5(c).
“Effective Time” has the meaning specified in Section 2.1.
“Employment Agreements” has the meaning specified in the Recitals.
“Environmental Laws” means any and all applicable foreign, federal, state or local Laws relating to Hazardous Materials or the protection of human health and the environment as in effect as of the Closing Date.
“Environmental Permits” has the meaning specified in Section 4.22.
“Equity Consideration” has the meaning specified in Section 3.2.
“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means Citibank, N.A.
“Estimated Closing Date Cash” has the meaning specified in Section 3.1(a).
“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.1(a).
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.1(a).
“Estimated Company Transaction Expenses” has the meaning specified in Section 3.1(a).

Annex A-1-59
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $10,000,000.00.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Documents” means, collectively, on Schedule 4.12(a)(ii) (other than Item (1) thereof).
“Families First Act” means the Families First Coronavirus Response Act.
“FDA” has the meaning specified in Section 4.29(a).
“Final Closing Balance Sheet” has the meaning specified in Section 3.5(b).
“Financial Statements” has the meaning specified in Section 4.8(a).
“First Share Price Trigger” has the meaning specified in Section 3.7(a).
“Food Authorities” has the meaning specified in Section 4.29(a).

“Food Safety Laws” means any Law regulating food safety, food sanitation or food production, including the use, manufacture, production, packaging, labeling, transportation, distribution, sale or marketing of food products, in each case, including the Federal Food, Drug and Cosmetic Act.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Galletti Transfer” has the meaning specified in the Recitals.
“Goods” has the meaning specified in Section 4.27.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, municipal, local or foreign government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (d) regulatory or administrative agency, (e) multinational organization, (f) governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or (g) other body exercising, or entitled to exercise, any executive, judicial, legislative, arbitral, police or taxing authority or power of any nature.
“Governmental Order” means any order, decision, ruling, verdict, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued, published or promulgated by or with any Governmental Authority.
“Group” has the meaning specified in Section 3.7(b).
“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect, including petroleum and any byproducts or derivatives thereof, any material identified or regulated as carcinogenic, and per- and polyfluoroalkyl substances.
“Holdback Escrow Agreement” has the meaning specified in Section 2.4(a)(i).
“Holdback Period” has the meaning specified in Section 3.7(a).
“Holdback Release” has the meaning specified in Section 3.7(a).
“Holder Representative” has the meaning specified in Section 9.1.
“Holder Representative Expense Amount” means the amount to be paid to the Holder Representative to establish the Reserve, which amount shall be set forth in the Closing Date Statement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings or gross income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

Annex A-1-60
“Incumbency Certificate” means a certificate delivered by or on behalf of the Company, on the one hand, and Parent, on the other hand, dated as of the Closing Date, signed by an executive officer of such Party on its behalf, certifying as to (i) the incumbency of its and, as applicable, its Subsidiaries’ officers executing this Agreement and the Transaction Agreements, (ii) the Organizational Documents of such Person and each of its Subsidiaries and that such Organizational Documents have not been amended or rescinded since the date of such certification and remain in full force and effect immediately prior to the Effective Time, and (iii) the resolutions of the board of directors (or similar governing body) of such Person and, as applicable, authorizing the execution, delivery and performance by such Person of this Agreement and the Transaction Agreements to which such Person is party.
“Indebtedness” means, without duplication, all (a) indebtedness of the Company and its consolidated Subsidiaries for borrowed money (including (x) letters of credit to the extent drawn, and (y) under the Existing Credit Documents), (b) all obligations under leases that were, prior to the effectiveness of ASC 842, required to be capitalized under GAAP, (c) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement (including any swaps, forward contracts, caps, floors, collars and similar Contracts calculated in accordance with the Accounting Principles), (e) obligations under any performance bond, but only to the extent drawn or called prior to the Closing Date, (f) unpaid income Taxes and the employer portion of any payroll Taxes accrued and otherwise payable on or prior to the Closing Date but deferred by the Company or any Subsidiary pursuant to Section 2302 of the CARES Act, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses “(a)” through “(f)” above, and (h) for clauses “(a)” through “(f)” above, all accrued and unpaid interest thereon, if any, and any premiums, make-whole amounts, penalties (including in respect of prepayment) and fees owing in respect thereof (but, only to the extent outstanding or payable in connection with the Transaction); provided, however, that Indebtedness shall not include (i) trade payables, accounts payable and other Current Liabilities, (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (iii) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries (iv) any non-income Tax liabilities, and (v) any items specifically included in Net Working Capital (including, any balance outstanding under the loan agreement set forth on Item 1 of Schedule 4.12(a)(ii) that is specifically included in Net Working Capital) (clauses (i) through (v) collectively, the “Indebtedness Exclusions”).
“Indebtedness Exclusions” has the meaning specified in the definition of “Indebtedness”.
“Indemnified Persons” has the meaning specified in Section 6.10(a).
“Intellectual Property” means any of the following worldwide: (i) patents, industrial designs, and utility models and any applications for any of the foregoing, and all provisionals, continuations, continuations-in-part, provisionals, divisions, reissues, renewals, re-examinations and extensions thereof; and all patents, applications, documents, and filings claiming priority to or serving as a basis for priority thereof; (ii) registered and unregistered trademarks, service marks, certification marks, trade dress, trade names, logos, slogans, taglines, fictitious business names (d/b/a’s), uniform resource locators, Internet domain names, social media accounts, websites, and all other source of business identifiers or designators of origin; all applications and registrations and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) registered and unregistered works of authorship, copyrights, mask works, database rights, and design rights, and applications and registrations for any of the foregoing, renewals and extensions thereof, all moral rights associated with any of the foregoing, and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (iv) trade secrets and other confidential or proprietary information, including business and technical documents, know-how, inventions (patentable or not), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, marketing proposals, and recipes; (v) Software; and (vi) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.
“Interim Financial Statements” has the meaning specified in Section 4.8(a).
“International Trade Laws” means any law, statute, code, or order relating to international trade, including, but not limited to: (i) all import laws and regulations, including but not limited to those administered by U.S. Customs and Border Protection, (ii) export control regulations, including but not limited to laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.);

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(iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s  Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (v) anti-bribery and anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act of 2010; (vi) any other similar law, directive, or regulation (including those of the European Union or any of its Member States) related to similar subject matter; or (vii) applicable anti-money laundering laws, regulations, rules and guidelines in United States and in the jurisdiction of incorporation.
“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Company or any of its Subsidiaries as previously conducted, currently conducted, and as proposed to be conducted.

“Italian GAAP” means the accounting principles set out in the Italian Civil Code as defined and interpreted by the Organismo Italiano di Contabilità (the Italian Committee on Accounting) and by Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri (the Italian Accountants’ Organization), as in effect as of the relevant time.
“Ittella” has the meaning specified in the Recitals.
“Ittella Chef” has the meaning specified in the Recitals.
“Ittella Italy” has the meaning specified in the Recitals.
“Ittella Holdback Shares” has the meaning specified in Section 3.7(a).
“JOBS Act” has the meaning specified in Section 5.16.
“Key Customers” has the meaning specified in Section 4.27(b).
“Key Employee Grant Agreement” has the meaning specified in the Recitals.
“Key Suppliers” has the meaning specified in Section 4.27(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority and the common law.
“Leased Real Property” means all real property leased or licensed by the Company or any of its Subsidiaries.
“Leases” has the meaning specified in Section 4.20(b).
“Lien” means any mortgage, servitude, easement, right of way, equitable interest, leasehold or other possessory interest, option, preference, priority, right of first refusal, offer or negotiation, deed of trust, pledge, hypothecation, encumbrance, security interest, condition, limitation or other lien of any kind or nature whatsoever (whether absolute or contingent).
“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar program.
“Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Company or any of its Subsidiaries

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operates or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities, or (v) any failure, in and of itself, of the Company or its Subsidiaries to meet any projections, forecasts or budgets, provided, that this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate, taken as a whole; or (b) the ability of the Company or any of its Subsidiaries, to enter into, to perform its obligations under, or to consummate the transactions contemplated by this Agreement.
“Merger” has the meaning specified in the Recitals.

“Merger Certificate” has the meaning specified in the Recitals.
“Merger Consideration” has the meaning specified in Section 3.2.
“Merger Consideration Adjustment” has the meaning specified in Section 3.5(a).
“Merger Consideration Schedule” has the meaning specified in Section 3.1(b).
“Merger Sub” has the meaning specified in the preamble hereto.
“Monitoring Committee” has the meaning specified in Section 2.2(b).
“Myjojo California” has the meaning specified in the Recitals.
“Myjojo Merger” has the meaning specified in the Recitals.
“NASDAQ” means the NASDAQ Capital Market.
“Net Working Capital” as of any date means (i) all Current Assets, minus (ii) all Current Liabilities. An illustrative calculation of Net Working Capital, as of March 31, 2020, is set forth on Schedule 1.2.
“Non-US Plan” has the meaning specified in Section 4.13(a).
“NYSE” means The New York Stock Exchange.
“OFAC” has the meaning specified in Section 5.18(c).
“Organizational Documents” means (a) the certificate or articles of incorporation, (b) bylaws, (c) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Owned Real Property” means all real property owned or purported to be owned by the Company or any of its Subsidiaries.
“Owned Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent” has the meaning specified in the preamble hereto.
“Parent Board” has the meaning specified in the Recitals.
“Parent Board Recommendation” has the meaning specified in Section 6.12.
“Parent Class A Common Stock” has the meaning specified in Section 5.5(a)(i).
“Parent Class B Common Stock” has the meaning specified in Section 5.5(a)(i).

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“Parent Common Stock” means (i) prior to the Effective Time, the Parent Class A Common Stock and Parent Class B Common Stock and (ii) at and after the Effective Time, the common stock, par value $0.0001 per share, of Parent.
“Parent Common Stockholders Meeting” has the meaning specified in Section 6.12.
“Parent Cure Period” has the meaning specified in Section 8.1(c)(i).
“Parent Disclosure Schedules” means the Parent Parties’ Disclosure Schedules delivered by the Parent to the Company on the date hereof.
“Parent Financial Statements” has the meaning specified in Section 5.13(b).
“Parent Incentive Plan” has the meaning specified in Section 6.11(c).

“Parent Indemnified Persons” has the meaning specified in Section 6.10(a).
“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to enter into, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Parent Parties, the Company or any of its Subsidiaries operate or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities, or (v) any failure, in and of itself, of the Parent Parties, the Company or its Subsidiaries to meet any projections, forecasts or budgets, provided, that this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the businesses of the Parent Parties, the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industries in which the Parent Parties, the Company and its Subsidiaries operate, taken as a whole.
“Parent Party” means each of Parent and Merger Sub.
“Parent Preferred Stock” has the meaning specified in Section 5.5(a)(i).
“Parent Recommendation Change Notice” has the meaning specified in Section 6.12.
“Parent SEC Reports” has the meaning specified in Section 5.12.
“Parent Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Stockholder Approval” has the meaning specified in Section 5.15.
“Parent Stockholders Meeting” has the meaning specified in Section 5.15.
“Parent Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Parent Parties in connection with the transactions contemplated by this Agreement (including in connection with any Supplemental Financing) and in connection with the pursuit of other initial Business Combinations, fifty percent (50%) of any filing fees incurred in connection with filings made pursuant to the HSR Act, and fifty percent (50%) of any and all transfer taxes.
“Parent Warrant” means each issued and outstanding warrant to purchase Parent Common Stock.
“Party” means each of the Persons listed in (i)–(iv) of the preamble hereto.
“PCAOB” means the Public Company Accounting Oversight Board.

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“PCAOB Audited Financial Statements” has the meaning set forth in Section 6.18.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financial Statements” has the meaning set forth in Section 6.18.
“PCI DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.
“Per Share Amount” means, with respect to any class of Company Interests, the portion of the Merger Consideration (without giving effect to the Merger Consideration Adjustment) that is payable with respect to any individual Company Interest, as determined in accordance with the Company Certificate and as such determination is certified in the Merger Consideration Schedule. For the avoidance of doubt, for purposes of determining the Per Share Amount, if interests within a single class of any Company Interests may be entitled to differing economics based on the date of issuance of such Company Interest (whether as a result of application of interest, distribution thresholds, or otherwise), such differing economics shall be given effect by dividing such Company Interests into sub-classes for purposes of calculating the applicable Per Share Amount.
“Permits” has the meaning specified in Section 4.18.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens (A) with respect to any amounts not yet due and payable or (B) which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes and assessments not yet due and payable that have been fully reserved on the books of the Company or applicable Subsidiary or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on Real Property that do not materially interfere with the present uses of such Real Property and do not materially detract from the value of such Real Property, (v) to the extent terminated at the Closing, Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, and (vi) Liens described on Schedule 1.1.
“Person” means any individual, firm, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, trust, estate, organization, instrumentality or other entity of any kind.
“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including without limitation, name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.
“Pizzo” has the meaning specified in the Recitals.
“Pizzo Contribution” has the meaning specified in the Recitals.
“Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each stock purchase, stock option, stock appreciation right, restricted stock, profits interest, phantom equity or other equity-based compensation, severance, employment, salary continuation, change in control, termination, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health, life, disability, accident, group insurance, welfare, vacation, other paid time off and holiday plan, policy or program and any other plan, policy or program providing compensation and/or benefits.
“Pre-Closing Holders” means all Persons who hold one or more Company Interests immediately prior to the Effective Time.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

Annex A-1-65
“Privacy and Security Requirements” means, to the extent applicable to Company and its Subsidiaries, (a) all Laws regulating the Processing of Personal Information; (b) all Laws related to the Processing of Confidential Data; (c) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (d) all Contracts between the Company and any Person, or any Subsidiary and any Person, that is applicable to the PCI DSS and/or the Processing of Personal Information or Confidential Data; and (e) all policies and procedures applicable to the Company or any of its Subsidiaries relating to the PCI DSS and/or the Processing of Personal Information or Confidential Data, including without limitation all website and mobile application privacy policies and internal information security procedures.
“Pro Rata Share” means, with respect to any Common Stock, the portion of the Merger Consideration (without giving effect to the Adjustment Amount) that is payable with respect to any individual share of Common Stock, as determined in accordance with the Company Articles and as such determination is certified in the Merger Consideration Schedule.
“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Projections” has the meaning specified in Section 5.19.
“Proxy Statement” means a proxy statement of Parent in connection with the transactions contemplated hereby, as the same may be amended or supplemented in accordance herewith.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Redeemed Stock” means shares of the Parent Common Stock sold in Parent’s initial public offering which, prior to the Closing, have been the subject of a valid election for redemption pursuant to Parent’s Organizational Documents.
“Reference Price” has the meaning specified in Section 3.2.
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Registration Rights Agreement” has the meaning specified in Section 2.4(c)(v).
“Related Party” means (a) with respect to an individual, (i) immediate family members of the individual, by blood, adoption or marriage, (ii) the individual’s spouse or ex-spouse and (iii) any Person that is directly or indirectly, under the control of any of the foregoing individuals, (b) with respect to any Person other than an individual, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with or of, such Person and (c) with respect to any trust, the beneficiaries, trustees, settlors and grantors of such trust.
“Remedies Exception” has the meaning specified in Section 4.3.
“Required Closing Cash” means the Closing Cash that minus $25,000,000.
“Requisite Company Stockholders” means equityholders of the Company collectively holding amount necessary to approve the Transaction under (i) applicable Law, including Section 251 of the DGCL, and (y) the Organizational Documents of the Company.
“Reserve” has the meaning specified in Section 9.2.
“Restricted Cash” any cash or cash equivalents not freely usable by a Person or any of that Person’s Subsidiaries because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise.
“Restrictive Covenant Agreements” has the meaning specified in the Recitals.
“Restructuring” has the meaning specified in the Recitals.
“Retained Agents” has the meaning specified in Section 9.3.
“Reviewed Financial Statements” has the meaning specified in Section 4.8(a).
“Reviewed Interim Financial Statements” shall have the meaning set forth in Section 6.18.

Annex A-1-66
“Sanctioned Country” means any country or region that is, or has been, since January 1, 2015, the subject or target of a comprehensive embargo under Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions and Export Control Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List; the U.S. Department of Commerce’s Denied Persons, Unverified, and Entity Lists; the U.S. Department of State’s Debarred List and non-proliferation sanctions lists; the EU Consolidated List of Designated Parties; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.
“Schedules” means the Parent Disclosure Schedules and the Company Disclosure Schedules.
“SEC” means the United States Securities and Exchange Commission.
“Second Share Price Trigger” has the meaning specified in Section 3.7(a).
“Section 16” has the meaning specified in Section 6.13.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Breach” any (i) security breach or breach of Personal Information or Confidential Data under applicable Privacy and Security Requirements; (ii) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information or Confidential Data); (iii) unauthorized interference with system operations of IT Systems; (iv) phishing incident or ransomware attack.
“Seller Prepared Returns” has the meaning specified in Section 6.9(a).
“Share Price Trigger” has the meaning specified in Section 3.7(a).
“Shareholder Action” has the meaning specified in Section 6.5(e).
“Software” means all computer software and databases, source code, object code, development tools, comments, user interfaces, menus, buttons, and icons; and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.
“Special Stock” means the Class A and Class B special stock of the Company, each par value $0.001 per share.
“Sponsor” means Forum Investors II LLC, a Delaware limited liability company.
“Sponsor Earnout Letter” has the meaning specified in Section 3.8.
“Sponsor Earnout Shares” has the meaning specified in Section 3.8.
“Sponsor Escrow Agreement” has the meaning specified in Section 2.4(c)(iv).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Annex A-1-67
“Supplemental Financing” means any debt or equity financing that is arranged by Parent, Sponsor and/or their Affiliates in order to finance the transactions contemplated by this Agreement.
“Surviving Subsidiary” has the meaning specified in Section 2.1(a).
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments of any of the foregoing.
“Taxes” means all federal, state, local, foreign or other tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, unclaimed or abandoned property, add-on minimum or estimated tax, and including any interest, penalty or addition thereto.
“Terminating Company Breach” has the meaning specified in Section 8.1(b)(i).
“Terminating Parent Breach” has the meaning specified in Section 8.1(c)(i).
“Termination Date” has the meaning specified in Section 8.1(b)(ii).
“Trade Controls” has the meaning specified in Section 4.26(a).
“Trademarks” has the meaning specified in the definition of “Intellectual Property.”
“Transaction” has the meaning specified in the Recitals.
“Transaction Agreements” has the meaning specified in Section 4.3.
“Transaction Proposals” has the meaning specified in Section 6.11(c).
“Trust Account” has the meaning specified in Section 5.14(a).
“Trust Agreement” has the meaning specified in Section 5.14(a).
“Trustee” has the meaning specified in Section 5.14(a).
“Updated Merger Consideration Schedule” has the meaning specified in Section 3.5(g).
“UMB” has the meaning specified in the Recitals.
“UMB Contribution” has the meaning specified in the Recitals.
“USDA” has the meaning specified in Section 4.29(a).
“WARN Act” has the meaning specified in Section 4.14(c).
“Written Consent” means a written consent effectuating the Company Stockholder Approval by the Requisite Company Stockholders.
“WS” has the meaning specified in Section 10.16.

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EXHIBIT A
FORM OF MERGER CERTIFICATE
[See Attached]

Annex A-1-69
CERTIFICATE OF MERGER
OF
SPROUT MERGER SUB, INC.
(a Delaware corporation)
with and into
MYJOJO, INC.
(a Delaware corporation)
Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Myjojo, Inc., a Delaware corporation, does hereby certify:
FIRST: The name and state of incorporation of each constituent corporation to this merger are as follows:

Name	Jurisdiction
Myjojo, Inc.	Delaware
Sprout Merger Sub, Inc.	Delaware
SECOND: An Agreement and Plan of Merger, dated as of June 11, 2020, by and among Forum Merger II Corporation, a Delaware corporation, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in the capacity as the initial holder representative thereunder, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the General Corporation Law of the State of Delaware.
THIRD: The name of the corporation surviving the merger is Myjojo, Inc., a Delaware corporation (the “Surviving Corporation”).
FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the effective time of the merger to read in its entirety as is attached hereto as Exhibit A.
FIFTH: This Certificate of Merger and the merger provided for herein shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
SIXTH: The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the office of the Surviving Corporation at 6305 Alondra Boulevard, Paramount, California 90723. A copy will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of the constituent corporations.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer this [•] day of [•], 2020.

MYJOJO, INC.
By:
Name:	[•]
Its:	[•]
[Signature Page — Certificate of Merger]

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Exhibit A to Certificate of Merger
[See attached.]

Annex A-1-72

EXHIBIT B
FORM OF RESTRICTIVE COVENANT AGREEMENT
[See Attached]

Annex A-1-73
RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of [__], 2020 by and between Forum Merger II Corporation, a Delaware corporation (“Parent”), and [__] (the “Restricted Party”, and together with Parent, the “Parties”, and each a “Party”). References to the “Company” in this Agreement shall refer to Parent after giving effect to the consummation of the Merger (as defined below) and each of Parent’s direct or indirect Subsidiaries (including Ittella) and any of their respective successors-in-interest or joint ventures (if any).
RECITALS
WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of June 11, 2020 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Parent, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation (together with its subsidiaries, “Ittella”) and the Holder Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
WHEREAS, Parent (i) is a publicly listed special purpose acquisition vehicle, which has been established for the purpose of effecting an initial business combination, and (ii) has no material operating assets (other than those of a kind customarily held by a special purpose acquisition vehicle).
WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Parent, Merger Sub, Ittella and the Holder Representative will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with Ittella continuing as the Surviving Subsidiary.
WHEREAS, as a result of the Merger, (i) the stockholders of Ittella that existed a moment in time prior to the Merger, will have their equity interests in Ittella cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) Ittella (as the Surviving Subsidiary) will be a wholly-owned Subsidiary of Parent.
WHEREAS, the Restricted Party acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Merger, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Parent’s willingness to enter into the Merger Agreement and consummate the Merger, (iii) the Restricted Party shall receive substantial direct and indirect benefits by the consummation of the Merger (including the Restricted Party’s portion of the consideration received by such Restricted Party in connection with the Merger), and (iv) Parent and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Restricted Party breached the provisions of this Agreement.
WHEREAS, as a condition to the consummation of the Merger, the Restricted Party has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Party and Parent, intending to be legally bound, agree as follows:

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AGREEMENT
1.     Covenants of the Restricted Party.

1.1. Restrictive Covenants.
1.1.1. Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner or contractor), or engage in activities or businesses, or establish any new businesses, within North America or Europe (the “Territory”) any business that is competitive with the business operated by the Company as of the Signing Date or as of immediately prior to the Closing, including any activities or business (i) engaged in the production, marketing or distribution of (a) plant-based meals or dishes, (b) value-added fruit and vegetables, (c) plant- and/or dairy-based pizza toppings, or (d) plant-based novelty food products, or (ii) that offers any product or service in the same line of business or product or service category as any product or service offered by the Company or in development by the Company (collectively, the “Business”). Notwithstanding the foregoing, this Section 1.1.1 shall be deemed not breached solely as a result of the ownership by the Restricted Party or any of his, her or its Affiliates of less than an aggregate of 1% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and is listed on a national securities exchange. For the avoidance of doubt, this Agreement shall not restrict the Restricted Party from performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries. Notwithstanding anything to the contrary herein, Restricted Party shall in no way be restricted or prohibited from continuing to hold his passive investment in Good Karma Foods (provided, that, while he may take action to maintain his percentage ownership of Good Karma Foods as of the date hereof, he may not take any action the effect of which would result in an increase in his percentage ownership of Good Karma Foods as of the date hereof unless previously approved by the Monitoring Committee of the Company, which the Company agrees will not be unreasonably withheld, conditioned, or delayed). For the sake of clarity, any increase in Restricted Party’s percentage ownership of Good Karma Foods through the actions of others (such as redemptions, stock splits, or the like) shall not be governed by this restriction.
1.1.2. Non-Solicitation of Business Relations. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, directly or indirectly, (i) interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, contact, induce or attempt to induce (or assist any other Person in soliciting, contacting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, Ittella had either (a) entertained discussions, (b) requested or received information relating to the acquisition of such Person or business, (c) identified to Parent that such Person or business was a potential acquisition target of Ittella, or (d) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the twelve (12) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the twelve (12) month period prior to the Closing, had a business relation (provided, that any such Person contemplated by this sub-clause (y)) is, was or was likely to become, material to the Company)
1.1.3. Non-Solicitation of Personnel; No Hire. During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Parent; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 1.1.3 shall not prevent the Restricted Party or any of his, her or its Affiliates (not including the Company) from making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Parent.

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1.1.4. Non-Disparagement. From and after the date hereof, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, make any negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its

Affiliates. Notwithstanding the foregoing, nothing in this Section 1.1.4 shall prevent the Restricted Party from (i) performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement to the extent, but only to the extent, (a) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place, or (b) required by Law or Governmental Authority.
1.2 Remedies.
1.2.1 During the duration of any breach of Section 1.1 by the Restricted Party, the restricted period set forth herein shall be tolled.
1.2.2 The Restricted Party acknowledges and agrees that (i) the covenants and agreements contained in Section 1.1 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Parent pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Parent, the Company and the Business; (iii) a breach by the Restricted Party of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Restricted Party will receive valuable consideration (including, as applicable, significant benefits, equity in Parent, cash payments and other valuable consideration), both directly or indirectly, from Parent in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Section 1.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, Section 1.1 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Parent and the Restricted Party hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.
2.     Miscellaneous.
2.1. Severability. Subject to and without limiting the application of Section 1.2, in the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Subject to and without limiting the application of Section 1.2, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
2.2. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
2.3. Jurisdiction; Waiver of Jury Trial.
2.3.1. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject

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matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.3.1.
2.3.2. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2.3.2.
2.4. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Parent or the Company shall be effective unless (i) provided by the Parent prior to the Closing, or (ii) provided by the Company at the direction or with the approval of the Monitoring Committee.
2.5. Counterparts and PDF or Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.
2.6. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.
2.7. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Parent (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Restricted Party, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.
2.8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 2.7:
if to Parent (prior to the Closing):
Forum Merger II Corporation
1615 South Congress Avenue
Suite 103
Delray Beach, FL 33445
Attention: Marshall Kiev
       David Boris
Email: mk@mkcapitalpartners.com
           david@forummerger.com

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with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
if to Parent (following the Closing):
Forum Merger II Corporation
6305 Alondra Blvd.
Paramount, CA 90723
Attention: The Monitoring Committee
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
if to the Restricted Party:
[__________]
[__________]
[__________]
[__________]
2.9. Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.
[Signature page follows]

Annex A-1-78
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:
FORUM MERGER II CORPORATION
By:
Name:
Title:
RESTRICTED PARTY:

[___________________]
[Signature Page to Restrictive Covenant Agreement]

Annex A-1-79
EXHIBIT C
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF THE COMPANY
[See Attached]

Annex A-1-80
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MYJOJO, INC.
Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law
Myjojo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1. The name of the Corporation is Myjojo, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 21, 2020. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 27, 2020.
2. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors (the “Board of Directors”) and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.
3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation.
4. Effective as of the date of its filing with the Secretary of State of the State of Delaware, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:
ARTICLE I
The name of the Corporation is Myjojo, Inc.

ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ARTICLE IV
The Corporation shall have perpetual existence.
ARTICLE V
A. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock with a par value of $0.001 per share.
B. Except as otherwise required by the DGCL, all shares of common stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
ARTICLE VI
A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

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B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director of the Corporation under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE VII
A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article VII) may serve as directors, officers or agents of the Corporation, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Corporation and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates. Subject to Section (B) of this Article VII, if any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
B. Notwithstanding the foregoing provisions of this Article VII, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (A) of this Article VII shall not apply to any such corporate opportunity.
C. In addition to and notwithstanding the foregoing provisions of this Article VII, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Annex A-1-82
D. For purposes of this Article VII, “Affiliate” means (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and includes any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation. For purposes of this Article VII, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII. Neither the alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article VII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, any bylaws or applicable law.

ARTICLE VIII
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE IX
The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.
ARTICLE X
Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.
ARTICLE XI
Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
* * * * * * *
[Signature page follows]

Annex A-1-83
IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed on this ___ day of __________, 2020.

MYJOJO, INC.

Name:
Title:

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EXHIBIT D
FORM OF AMENDED AND RESTATED BYLAWS OF THE COMPANY
[See Attached]

Annex A-1-85

AMENDED AND RESTATED BYLAWS
OF
MYJOJO, INC.
A Delaware corporation
Adopted as of [__________], 2020
ARTICLE I
OFFICES
Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.
Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1. Meetings Generally. At least one meeting of the stockholders shall be held each year for the purpose of electing directors and conducting any proper business as may come before the meeting. The date, time and place of such meeting shall be determined by the highest ranking officer then in office (the “Ranking Officer”); provided, however, that if the Ranking Officer does not act, the board of directors shall determine the date, time and place, if any, and/or the means of remote communication, of such meeting. Notwithstanding the foregoing, no annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the Delaware General Corporation Law.
Section 2. Special Meetings. Special meetings of the stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Except as otherwise provided in the corporation’s certificate of incorporation, such meetings may be called at any time by the board of directors or the Ranking Officer and shall be called by the Ranking Officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the Ranking Officer. Upon such written request, the Ranking Officer shall fix a date, time and place, if any, and/or remote communication, for such meeting within two days of the date requested for such meeting; provided, however, that if the Ranking Officer does not act, the board of directors shall fix a date, time and place, if any, and/or remote communication for such meeting.
Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any regular meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.
Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, if any, date, time, means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, by facsimile or by electronic mail, by or at the direction of the board of directors, the president or the secretary, and such notice shall be deemed to be delivered (i) upon confirmation of receipt if sent by facsimile, electronic mail or personal delivery or (ii) three (3) days after being deposited in the United States mail, postage

Annex A-1-86

prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 6. Quorum. The holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.
Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 9. Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held (or deemed held) by such stockholder (it being understood that certain other classes or series of capital stock may, pursuant to the corporation’s certificate of incorporation, be entitled to vote on as as-if converted to common stock basis).
Section 10. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of the stockholders and elects to vote, except that, when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred

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to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.
Section 11. Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any regular or special meeting of stockholders of the corporation, or any action which may be taken at any regular or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, by reputable overnight courier service, or by facsimile or electronic mail, with confirmation of receipt. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.
ARTICLE III
DIRECTORS
Section 1. General Power. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.
Section 2. Number, Election and Term of Office. The number of directors which shall constitute the first board shall be two (2). The number of directors shall be subject to change by the vote of holders of a majority of the stock then entitled to vote at an election of directors. The directors shall be elected by a plurality of the votes of the stock present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors. The directors shall be elected in this manner at any meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.
Section 4. Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in the same manner in which directors are elected pursuant to Section 2 of this Article III. Notwithstanding the foregoing, any such vacancy shall automatically reduce the number of directors pro tanto, until such time as the holders of the class of common stock which was entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the number of directors shall be automatically increased pro tanto. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

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Section 5. Meetings and Notice. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board or directors and promptly communicated to all directors then in the office. Special meetings of the board of directors may be called by or at the request of any director or the Ranking Officer on at least forty-eight (48) hours’ notice to each director, either personally, by telephone, by mail, or by facsimile or electronic mail.
Section 6. Quorum, Required Vote and Adjournment. Each director shall be entitled to one vote except as otherwise provided in the corporation’s certificate of incorporation. Directors then in office (and specifically excluding any vacancies) and holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 7. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these Amended and Restated Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 8. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. If a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 7 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.
Section 9. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section shall constitute presence in person at the meeting.
Section 10. Waiver of Notice and Presumption of Consent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except, when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.
Section 11. Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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ARTICLE IV
OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman of the board, a president, a chief executive officer, a chief financial officer, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as reasonably possible.
Section 2. Election and Term of Office. The officers of the corporation shall be elected at any meeting of the board of directors. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.
Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.
Section 6. Chairman of the Board. The chairman of the board, if one is appointed, shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, he or she shall be in the general and active charge of the entire business and affairs of the corporation. He or she shall preside at meetings of the board of directors and the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these Amended and Restated Bylaws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.
Section 7. The President. The president shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts which the board of directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Amended and Restated Bylaws. If there is no chief executive officer, the president shall also have the duties of the chief executive officer as prescribed above.
Section 8. Chief Financial Officer. The chief financial officer of the corporation, if one is appointed, shall, under the direction of the chief executive officer (or, in the absence of a chief executive officer, the president), be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer (or, in the absence of a chief executive officer, the president) or the board of directors or as may be provided in these Amended and Restated Bylaws.
Section 9. Vice Presidents. The vice president, if one is appointed, or if there shall be more than one, the vice presidents in the order determined by the board of directors or by the president, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe.

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Section 10. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s

(or, in the absence of a chief executive officer, the president’s) supervision, the secretary shall give, or cause to be given, all notices required to be given by these Amended and Restated Bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the secretary may, from time to time, prescribe.
Section 11. The Treasurer and Assistant Treasurer. The treasurer shall, subject to the authority of the chief financial officer, if one is appointed, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the chief executive officer (or, in the absence of a chief executive officer, the president) and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer or treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the treasurer may, from time to time, prescribe.
Section 12. Other Officers. Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Amended and Restated Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.
Section 13. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may

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hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article V with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 of this Article V shall be a contract right and shall include the obligation of the corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director, manager or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this Article V or otherwise. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers. The corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”). The corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Article V without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the corporation. Notwithstanding anything to the contrary herein, the corporation shall not be required to provide any advance of expenses to a director or officer who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the board of directors that alleges willful misappropriation of corporate assets by such director or officer, disclosure of confidential information in violation of such director’s or officer’s fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such director’s or officer’s duty to the corporation or its stockholders.
Section 2. Procedure for Indemnification. Any indemnification of a director or officer of the corporation or advance of expenses under Section 1 of this Article V shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this Article V, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he

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or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 1 of this Article V shall be the same procedure set forth in this Section 2 of this Article V for directors or officers, unless otherwise set forth in the action of the board of directors providing indemnification for such employee or agent.
Section 3. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.
Section 4. Subsidiaries. To the extent any indemnitee under Section 1 of this Article V is also entitled to indemnification from a subsidiary of the corporation, such indemnitee shall first look to such subsidiary for indemnification, and only after seeking indemnification from such subsidiary shall such indemnitee seek indemnification from the corporation.
Section 5. Reliance. Persons who, after the date of the adoption of this provision, become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director, manager, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article V in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
Section 6. Non Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the corporation’s certificate of incorporation or under any statute, by law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 7. Merger or Consolidation. For purposes of this Article V, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
ARTICLE VI
CERTIFICATES OF STOCK
Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by the chief executive officer (or, in the absence of a chief executive officer, the president), the chief financial officer or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chief executive officer (or, in the absence of a chief executive officer, the president), chief financial officer, vice president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of

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the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall be transferred on the books of the corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.
Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.
Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile or electronic mail, with confirmation of receipt. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.
Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

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Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
Section 7. Subscriptions for Stock. Unless otherwise provided for in the applicable subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.
ARTICLE VII
GENERAL PROVISIONS
Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose, and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s) or agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.
Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, any vice president, the chief financial officer or the secretary, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.
Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and

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records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9. Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum from (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.
Section 10. Section Headings. Section headings in these Amended and Restated Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 11. Inconsistent Provisions. If any provision of these Amended and Restated Bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the Delaware General Corporation Law or any other applicable law, the provision of these Amended and Restated Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE VIII
AMENDMENTS
Except for Article III and Article V hereof, these Amended and Restated Bylaws may be amended, altered, or repealed and new Amended and Restated Bylaws adopted at any meeting of the board of directors by a majority vote. Article III and Article V hereof may be amended, altered, or repealed at any meeting of the board of directors only by a unanimous vote (or unanimous written consent in lieu thereof). The fact that the power to adopt, amend, alter, or repeal the Amended and Restated Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.
*          *          *          *          *

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EXHIBIT E
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF PARENT
[See Attached]

Annex A-1-97

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TATTOOED CHEF, INC.
[______] hereby certifies that:
ONE: The name of this company is Tattooed Chef, Inc. and date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was [______], 2020.
TWO: He is the duly elected and acting [Chief Executive Officer] of Tattooed Chef, Inc., a Delaware corporation.
THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
I.
The name of this corporation is Tattooed Chef, Inc. (the “Company”).
II.
The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
B. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.
C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the

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adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
A.
1. DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
2. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 85% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors; provided, that at any time when the Pre-Closing Holders (as defined in that certain Agreement and Plan of Merger, dated as of June 11, 2020, by and among Forum Merger II Corporation, Sprout Merger Sub, Inc., Myjojo, Inc., and Salvatore Galletti, as the Holder Representative (the “Merger Agreement”)), together with their Affiliates (as defined in the Merger Agreement) (collectively, the “Founder Parties”) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

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4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.
1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class; provided, that, at any time when the Founder Parties beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any such adoption, amendment or repeal may be undertaken by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
2. BALLOTS. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3. NO WRITTEN CONSENTS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and, at no time shall any action be taken by the stockholders by written consent or electronic transmission.
4. NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.
5. SPECIAL MEETINGS. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied.
VI.
A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.
B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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VII.
A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended.
B. If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C. If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.
B. Notwithstanding the foregoing, the Company shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock of the Company that is not owned by the Interested Stockholder.

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C. For purposes of this Article VIII, references to:
1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.
2. “Associate”, when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative, spouse or ex-spouse of such person, or any relative of such spouse or ex-spouse, whether or not such relative, spouse or ex-spouse has the same residence as such person. Notwithstanding any of the foregoing to the contrary, each of the Founder Group Parties shall be deemed to be Associates of one another.
3. “Business Combination”, when used in reference to the Company and any Interested Stockholder of the Company, means: (a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; (c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.
4. “Control”, including the terms “Controlling”, “Controlled by”, and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “Interested Stockholder” means any person (other than the Company or any direct or indirect majority owned subsidiary of the Company) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (b) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Stock

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of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
7. “person” means any individual, corporation, partnership, unincorporated association or other entity.
8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.
IX.
A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Company, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Company and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section (B) of this Article IX, in the event that any Identified Person acquires knowledge of

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a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.
B. Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section (A) of this Article IX shall not apply to any such corporate opportunity.
C. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.
D. For purposes of this Article IX, “Affiliate” shall mean (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Company and any entity that is controlled by the Company) and (iii) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company. For purposes of this Article IX, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.
X.
A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or X in any respect, or to adopt any provision or bylaw inconsistent therewith; provided, that, at any time when the Founder Parties beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, the reference to “85%” in the foregoing sentence shall be deemed to be amended and replaced with the words “662/3%”.
* * * *
FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this [___] day of [_______], 2020.

TATTOOED CHEF, INC.

Name:
Title:

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EXHIBIT F
FORM OF AMENDED AND RESTATED BYLAWS OF PARENT
[See Attached]

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AMENDED AND RESTATED BYLAWS
OF
TATTOOED CHEF, INC.
(A DELAWARE CORPORATION)

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ARTICLE I
OFFICES
Section 1.  Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.
Section 2.  Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.  Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.  Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14(c).
Section 5.  Annual Meeting.
(a)  The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) as provided in the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) (with respect to nominations of persons for election to the Board of Directors only), (ii) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (iii) brought specifically by or at the direction of the Board of Directors or any authorized committee thereof; or (iv) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clauses (i) and (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)  At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.
(1)  For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director

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in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(4). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(2)  Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(4).
(3)  To be timely, the written notice required by Section 5(b)(1) or Section 5(b)(2) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(3), if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(4)  The written notice required by Section 5(b)(1) or Section 5(b)(2) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(2)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(1)) or to carry such proposal (with respect to a notice under Section 5(b)(2)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

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(c)  A stockholder providing written notice required by Section 5(b)(1) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)  Notwithstanding anything in Section 5(b)(3) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(3), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(1), other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” means a class of directors whose term shall expire at the next annual meeting of stockholders.
(e)  A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (iii) of Section 5(a), or in accordance with clause (iv) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in clauses (D) and (E) of Section 5(b)(4), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)  Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to clause (iii) of Section 5(a).
(g)  For purposes of Section 5 and Section 6,
(1)  “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(2)  “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation, (B) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation, (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (D) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in

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any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(3)  “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(h)  Notwithstanding anything to the contrary contained in this Section 5, for as long as the Nomination Agreement remains in effect, the Forum Parties (as defined in the Certificate of Incorporation) shall not be subject to the notice procedures set forth in Section 5(b)(1), Section 5(b)(2), Section 5(b)(3) or Section 5(c) with respect to any annual or special meeting of stockholders.
Section 6.  Special Meetings.
(a)  Special meetings of the stockholders of the corporation may be called only in the manner provided in the Certificate of Incorporation, as the same may be amended from time to time.
(b)  The Board of Directors shall determine the time and place, if any, of such special meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 14(c). Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Chairperson of the Board of Directors or by the Board of Directors.
(c)  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) as provided in the Nomination Agreement, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(1). If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(1) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d)  Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).
Section 7.  Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the

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stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.  Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.  Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10.  Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.
Section 11.  Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the

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majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.  List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the corporation makes the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.  Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws. Except as otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14.  Organization.
(a)  At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer or the President, shall act as secretary of the meeting.
(b)  The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c)  If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed to be present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the corporation.

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ARTICLE IV
DIRECTORS
Section 15.  Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 16.  Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.  Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the adoption of these Bylaws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 18.  Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law or in the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or the Nomination Agreement, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 19.  Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.
Section 20.  Removal. Subject to any limitation imposed by applicable law and to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, any individual director or directors may only be removed from office with cause by the affirmative vote of the holders of at least at least 85% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an

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election of directors; provided, that at any time when the Founder Parties (as defined in the Certificate of Incorporation) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors. Directors shall not be removed without cause pursuant to this Section 20.
Section 21.  Meetings
(a)  Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)  Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c)  Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)  Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)  Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 22.  Quorum and Voting.
(a)  Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)  At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.  Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions

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are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 24.  Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.  Committees.
(a)  Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal (if any) of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.
(b)  Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)  Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of Section 25(a) or Section 25(b) may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)  Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

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Section 26.  Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the corporation (other than through participation as a member of the Board). The position of the Chairperson of the Board and Chief Executive Officer may be held by the same person.
Section 27.  Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.  Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairperson, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 29.  Tenure and Duties of Officers.
(a)  General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)  Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)  Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d)  Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

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(e)  Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)  Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g)  Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.
Section 30.  Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.  Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.  Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

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ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION
Section 33.  Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.  Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.  Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 36.  Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.  Transfers.
(a)  Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)  The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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Section 38.  Fixing Record Dates.
(a)  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of

Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.  Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.  Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41.  Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

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Section 42.  Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
FISCAL YEAR
Section 43.  Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.  Indemnification of Directors, Officers, Employees and Other Agents.
(a)  Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 44(d).
(b)  Employees and other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.
(c)  Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 44(e), no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)  Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 44 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 44 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances

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is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.
(e)  Non-Exclusivity of Rights. The rights conferred on any person by this Section 44 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.
(f)  Survival of Rights. The rights conferred on any person by this Section 44 shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)  Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.
(h)  Amendments. Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Section 44 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)  Saving Clause. If this Section 44 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 is invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)  Certain Definitions. For the purposes of this Section 44, the following definitions shall apply:
(1)  The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(2)  The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(3)  The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its

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separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(4)  References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(5)  References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.  Notices.
(a)  Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.
(b)  Notice to Directors. Any notice required to be given to any director may be given by the method stated in Section 45(a) or as otherwise provided in these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)  Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)  Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)  Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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(f)  Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 46.  Amendments. Subject to the limitations set forth in Section 44(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class; provided, that, at any time when the Founder Parties (as defined in the Certificate of Incorporation) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any such adoption, amendment or repeal may be undertaken by the affirmative vote of the holders of at least 662/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

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EXHIBIT G
FORM OF RESIGNATIONS
[See Attached]

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LETTER OF RESIGNATION
[__________], 2020

To:	Forum Merger II Corporation
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445
Reference is made to that certain Agreement and Plan of Merger, dated as of June 11, 2020, by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative thereunder (as the same may be further amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Merger Agreement”).
Effective immediately on the consummation of the transactions contemplated by the Merger Agreement, I, [_____________], do hereby resign from [any position I may hold as a member of the Board of Directors (and from all committees thereof, as applicable) of the [Parent/Merger Sub/Company3]] [and] [any officer position I may hold at the [Parent/Merger Sub/Company] and any of its subsidiaries]. This letter may be delivered by electronic transmission and, upon such execution and delivery, such transmitted document shall have the same force and effect as an original.

[____________]
____________
3        Per Sec. 2.4(a)(iv) of the Merger Agreement.

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EXHIBIT H
FORM OF REGISTRATION RIGHTS AGREEMENT
[See Attached]

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AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on [        ], 2020, by and among Tattooed Chef, Inc., a Delaware corporation f/k/a Forum Merger II Corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”).
RECITALS
WHEREAS, Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of August 2, 2018, by and among the Sponsor, the Company, Jefferies LLC (“Jefferies”) and EarlyBirdCapital, Inc. (“EBC”), pursuant to which the Company provided the Initial Investors (as defined herein), Jefferies and EBC with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein) and, Private Placement Units (as defined herein);
WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the initial investors of the Company (the “Initial Investors”) owned shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”);
WHEREAS, the Founder Shares were convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) on the terms provided in the Company’s amended and restated certificate of incorporation as in effect prior to the Closing (as defined herein) (the “Pre-Merger COI”);
WHEREAS, the Sponsor, Jefferies and EBC purchased an aggregate of 655,000 units (“Private Placement Units”) consisting of one share of Class A common stock and one warrant exercisable for one share of Class A common stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;
WHEREAS, in connection with the Company’s IPO, the Company entered into a warrant agreement, dated as of August 2, 2018, pursuant to which the Company agreed to use its best efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A common stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 655,000 shares of Class A common stock issuable under the Private Placement Warrants;
WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, Myjojo, Inc., a Delaware corporation (“Myjojo”), Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of the Company, and Salvatore Galletti, as the representative of the stockholders of the Company, dated June 11, 2020 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;
WHEREAS, in connection with the Merger and pursuant the Merger Agreement and the other Transaction Agreements, the Company, Myjojo and the Pre-Closing Holders have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or Myjojo pursuant to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby;
WHEREAS, at the time of the Closing (as defined herein), all shares of Class B common stock converted into shares of Class A common stock in accordance with the Pre-Merger COI;
WHEREAS, immediately following the conversion of the Class B common stock into Class A common stock, all shares of Class A common stock were reclassified as shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”);

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WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger, the Company will issue to the stockholders of Myjojo (the “Myjojo Holders”) shares of Common Stock as consideration in the Merger (together with any shares of Common Stock issued to the Myjojo Holders after the Closing of the Merger pursuant to the Merger Agreement, collectively, the “Merger Shares”);
WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Jefferies and EBC if such amendment or modification affects in any way the rights of Jefferies or EBC thereunder); and
WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
A. The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement (provided, that for the avoidance of doubt, the foregoing will not affect the rights of the Sponsor under the Sponsor Earnout Letter).
SECTION 1
DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Agreement” has the meaning set forth in the Preamble.
(b) “Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).
(c) “Class A common stock” has the meaning set forth in the Recitals.
(d) “Class B common stock” has the meaning set forth in the Recitals.
(e) “Closing” means the closing of the transactions contemplated under the Merger Agreement.
(f) “Commission” has the meaning set forth in the Recitals.
(g) “Common Stock” has the meaning set forth in the Recitals.
(h) “Company” has the meaning set forth in the Preamble.
(i) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(j) “Dollars” or “$” means the currency of the United States of America.
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
(l) “FINRA” has the meaning set forth in Section 2.4(q).
(m) “Founder Shares” has the meaning set forth in the Recitals.

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(n) “Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 of this Agreement.
(o) “Indemnified Party” has the meaning set forth in Section 2.7(c).
(p) “Indemnifying Party” has the meaning set forth in Section 2.7(c).
(q) “Initial Agreement” has the meaning set forth in the Recitals.
(r) “Initial Investors” has the meaning set forth in the Recitals.
(s) “Initiating Holders” means (i) any Holder or Holders who in the aggregate hold not less than a majority of the Registrable Securities issued to the Initial Investors and (ii) any Holder or Holders who in the aggregate hold not less than seven percent (7%) of the Merger Shares that constitute Registrable Securities.
(t) “Investors” has the meaning set forth in the Preamble.
(u) “IPO” has the meaning set forth in the Recitals.
(v) “Merger” has the meaning set forth in the Recitals.
(w) “Merger Agreement” has the meaning set forth in the Recitals.
(x) “Merger Shares” has the meaning set forth in the Recitals.
(y) “Merger Sub” has the meaning set forth in the Recitals.
(z) “Myjojo” has the meaning set forth in the Recitals.
(aa) “Myjojo Holders” has the meaning set forth in the Recitals.
(bb) “Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.
(cc) “Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.
(dd) “Pre-Merger COI” has the meaning set forth in the Recitals.
(ee) “Private Placement Units” has the meaning set forth in the Recitals.
(ff) “Private Placement Warrants” has the meaning set forth in the Recitals.
(gg) “Public Warrants” has the meaning set forth in the Recitals.
(hh) “Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $3,000,000 based on the average closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(2)(i).
(ii) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
(jj) “Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares, (ii) shares of Common Stock issued, pursuant to Section 6.3 of the Merger Agreement, in connection with any Supplemental Financing and/or to the payees of Parent Transaction Expenses in lieu of all or any portion of the cash payments due to such payees at Closing, and (iii) shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor, Jefferies or EBC immediately after the Closing of the Merger (including without limitation, giving effect to the conversion of shares of Class B common stock into Class A common stock and subsequent conversion into shares of Common Stock upon the closing of the Merger). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock

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issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.
(kk) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities issued to the Initial Investors and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.
(ll) “Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.
(mm) “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).
(nn) “Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.
(oo) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(pp) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission
(qq) “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.
(rr) “Securities Act” has the meaning set forth in the Recitals.
(ss) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Initial Investors and to the Holders of Merger Shares included in Registration Expenses).
(tt) “Staff” means the staff of the Division of Corporation Finance of the Commission.
(uu) “Suspension Notice” has the meaning set forth in Section 2.1(f).

(vv) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
(ww) “Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.

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SECTION 2
REGISTRATION RIGHTS
2.1 Registration
(a) Registration Requirements. The Company shall, not later than one hundred and twenty (120) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter but in any event within three (3) days after the Commission advises the Company that it has completed its review of such registration statement, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities. The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.
(b) Request for Underwritten Takedowns. The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1. If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:
(i) promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and
(ii) as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within sixty (60) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.
(c) Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:
(i) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $10,000,000;
(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;
(iv) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;
(v) If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or
(vi) If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.

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(d) Other Shares. Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.
(e) Underwriting; Cutback. If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of Holders that qualify as Initiating Holders. No Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 30% of the allocation in this clause (i) shall be for the Initial Investors; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.
If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown. If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.
(f) Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of

Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.

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2.2 Company Registration
(a) Company Registration/Underwritten Offering. If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:
(i) promptly give written notice (in any event not later than twenty (20) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and
(ii) use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after receipt of such written notice from the Company. Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (2) of this Section 2.2(a).
(b) Underwriting; Cutback. If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i). All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling

Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter. Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.

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(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
(d) Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:
(i) After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);
(ii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;
(iii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or
(iv) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.
2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.
2.4 Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its sole expense, the Company will:
(a) Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;
(b) As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;
(c) Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

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(d) Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(e) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;
(f) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;
(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;
(h) Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);
(i) Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;
(k) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;
(m) Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;
(n) Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(o) Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;
(p) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(q) Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;
(r) In the event of any underwritten public offering of Registrable Securities, cause senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;
(s) Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance

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with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
(t) Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.
2.5 Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.
2.6 “Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.
2.7 Indemnification.
(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

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(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.
(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each

Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

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(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.
2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.
2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:
(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;
(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.
2.10 No Inconsistent Agreements. The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.
2.11 Transfer or Assignment of Rights. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities that is a transferee or assignee of not less than 25,000 Registrable Securities

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(as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits and the like); provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.
2.12 Lock-up Period.
(a) The Initial Investors agree that they shall not Transfer (i) 1,250,000 Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Initial Investors prior to the date that is the six month anniversary of the Closing, and (ii) 1,250,000 Founder shares until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated August 2, 2018, among the Company, Forum Capital Management II LLC and certain directors and officers of the Company.
(b) The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the six month anniversary of the Closing.
(c) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Merger Shares and shares of Common Stock issuable upon the conversion of the Founder Shares that are held by the Initial Investors, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Initial Investors or any affiliate of the Initial Investors; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Delaware or the Initial Investors’ limited liability company agreement upon dissolution of the Initial Investors; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.
SECTION 3
MISCELLANEOUS
3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination. Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.

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3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:
(a) if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.
(b) if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or
(c) If to the Company:
Tattooed Chef, Inc.
1622 S. Gaffey St.
San Pedro, CA 90731
Attention: Salvatore Galletti, Chief Executive Officer
Email: sgalletti@ittellafoods.com
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.
3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
3.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
3.5 Entire Agreement. This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
3.7 Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
3.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of

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this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.
3.11 Electronic Execution and Delivery. A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.
3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
3.13 Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.14 Aggregation of Stock. All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.
3.15 Waiver of Jury Trial; Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
[Signature page follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:
TATTOOED CHEF, INC.
By:
Name:
Title:
[Company Signature Page to Registration Rights Agreement]

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:
FORUM INVESTORS II LLC
By:
Name:
Title:
JEFFERIES LLC
By:
Name:
Title:
EARLYBIRDCAPITAL, INC.
By:
Name:
Title:
UMB CAPITAL CORPORATION
By:
Name:
Title:
SALVATORE GALLETTI

Name: Salvatore Galletti
[Investor Signature Page to Registration Rights Agreement]

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PIZZO FOOD, SRLS
By:
Name:
Title:
STEPHANIE DIECKMANN

Name: Stephanie Dieckmann
[Investor Signature Page to Registration Rights Agreement]

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EXHIBIT I
FORM OF LETTER OF TRANSMITTAL
[See Attached]

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INSTRUCTIONS FOR LETTER OF TRANSMITTAL
FOR STOCKHOLDERS
OF
MYJOJO, INC.
1.      Delivery of Letter of Transmittal and Exhibits. The Letter of Transmittal, together with the exhibits attached thereto, properly completed and duly executed, should be delivered to Myjojo, Inc., a Delaware corporation (the “Company”), at the address below in the envelope enclosed for your convenience. If the space provided on the Letter of Transmittal is inadequate, the applicable information should be listed on a separate schedule to be attached thereto.
THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE PRE-CLOSING HOLDER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE COMPANY AT THE ADDRESS BELOW.
2.      Signatures.
(a)    If the Letter of Transmittal is signed by the legal and beneficial owner(s) of the issued and outstanding Company Interests listed and to be surrendered thereby, no evidence of transfer is required. If Company Interests surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.
(b)    If the Letter of Transmittal is signed by a Person other than the legal and beneficial owner(s) of the Company Interests listed or its duly authorized representative (as confirmed by proper evidence satisfactory to the Company and to Forum Merger II Corporation, a Delaware corporation (the “Parent”)), the Letter of Transmittal must be accompanied by appropriate stock powers, in either case signed by the legal and beneficial owner(s) of the Company Interests.

(c)     If the Letter of Transmittal or any stock power, or other exhibit to the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other entities or others, acting in a fiduciary or representative capacity, such Persons should so indicate when signing and proper evidence, satisfactory to the Company and the Parent, of their authority to do so must be submitted.
3.      Special Payment and Delivery Instructions. Indicate on the Letter of Transmittal all names and addresses to which consideration for the securities is to be issued and the amounts thereto, if different from the name and address of the Person(s) signing the Letter of Transmittal.
4.      Form W-8/W-9. If you are a U.S. Person, please enter your social security or employer identification number, and complete, sign and date the attached Form W-9. If you are a non-U.S. Person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN or other Form W-8, which you can obtain from the Company by contacting the designated Person below.

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5.      Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Company at the address listed below.
All questions as to the validity, form and eligibility of any surrender of Company Interests will be determined by the Company and the Parent, and such determination shall be final and binding on each holder of the Company’s Interests (each, a “Pre-Closing Holder”). The Company and the Parent reserve the right to jointly waive any irregularities or defects in the surrender of any Company Interests. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither the Company nor the Parent is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any Company Interests, nor shall the Company or the Parent be liable for any failure to give such notification.
All documentation and requests should be sent to the Company at the following address:
Myjojo, Inc.
c/o Ittella International, LLC
6305 Alondra Blvd.
Paramount, CA 90723
Attn: Sam Galletti, Chief Executive Officer
E-mail: sgalletti@ittellafoods.com

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Method of delivery of the documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.
All Pre-Closing Holders, please mail or deliver each of the following:
☐      An original of this Letter of Transmittal, duly executed by such Pre-Closing Holder
☐      A completed and executed IRS Form W-9 or Form W-8BEN (or other Form W-8), as applicable, the form of which is attached as Exhibits A-1 and A-2, respectively
☐      An original of the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), duly executed such Pre-Closing Holder, the form of which is attached as Exhibit B
☐      An original stock power, duly executed by such Pre-Closing Holder, the form of which is attached as Exhibit C
Please return all documents to the Company using the address set forth in the instructions.

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LETTER OF TRANSMITTAL
To Exchange Securities of Myjojo, Inc.
Pursuant to the Merger of Myjojo, Inc. and Sprout Merger Sub, Inc.
This Letter of Transmittal (this “Letter of Transmittal”) is being furnished in connection with the merger of Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Forum Merger II Corporation, a Delaware corporation (the “Parent”), with and into Myjojo, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), by and among (i) the Parent, (ii) Merger Sub, (iii) the Company, and (iv) Salvatore Galletti, in the capacity as the representative of the Pre-Closing Holders in accordance with the terms and conditions of the Merger Agreement, the “Holder Representative”). Any capitalized term used but not defined in this Letter of Transmittal will have the meaning ascribed to such term in the Merger Agreement.
Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, among other matters, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”): (i) all Company Interests issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and cease to exist in exchange for the right to receive (i) Cash from Parent, the Company and/or its Subsidiaries in an amount equal to the Cash Consideration, (ii) a number of shares of Parent Common Stock equal to (A) the Aggregate Consideration Value minus the Cash Consideration, divided by (B) $10.00, and (iii) the contingent right to receive the Earnout Payments after the Closing in accordance with Section 3.8 of the Merger Agreement.
The undersigned (“Pre-Closing Holder”) legal and beneficial owner of Company Interests understands that this Letter of Transmittal is being provided to both the Company and the Parent in connection with, and as a condition to the consummation to the transactions contemplated by the Merger Agreement, including the Merger, and that the Company and the Parent are consummating the Merger and the other transactions contemplated by the Merger Agreement in reliance upon the representations, warranties, covenants and agreements of Pre-Closing Holder set forth in this Letter of Transmittal.
IN ADDITION, PRE-CLOSING HOLDER HAS READ, UNDERSTANDS AND AGREES TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, THE ANCILLARY DOCUMENTS TO WHICH THE HOLDER IS BOUND, THE MATERIALS ACCOMPANYING THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING ANY OF THE INFORMATION BELOW.
Please read carefully this entire Letter of Transmittal and the accompanying instructions before completing any of the boxes below.
1. Representations and Warranties of Pre-Closing Holder. Pre-Closing Holder hereby represents, warrants and covenants to the Company and the Parent as follows as of the date of this Letter of Transmittal and as of the Effective Time:
(a) Ownership of Securities. All of the Company Interests owned by Pre-Closing Holder, including without limitation the number of shares of Common Stock, are set forth and accurately described in Schedule 1 below (the “Company Securities Holdings”). Pre-Closing Holder has beneficial ownership over, is the lawful owner of, and has good and valid title to, the Company Securities Holdings, free and clear of any and all Liens, proxies, voting agreements, adverse claims, and demands of any nature or kind whatsoever (other than those imposed by applicable securities laws and the Company’s Organizational Documents, each as in effect on the date hereof). There are no claims for finder’s fees or brokerage commission or other like payments in connection with the Merger Agreement or the transactions contemplated thereby payable by Pre-Closing Holder pursuant to arrangements made by such Pre-Closing Holder. Except for the Company Securities Holdings set forth on Schedule 1, Pre-Closing Holder is not a beneficial owner or record holder of any: (i) Equity Interests of the Company or (ii) securities of the Company having the right to vote on any matters on which the holders of Equity Interests of the Company may vote.
(b) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Letter of Transmittal and each of the Exhibits hereto, including without limitation the Registration Rights Agreement (if applicable) and

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any other document required by this Letter of Transmittal (collectively, with the Letter of Transmittal, the “Transmittal Documents”), and is legally competent to do so, and (ii) if not a natural person, is (A) a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver the Transmittal Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If Pre-Closing Holder is not a natural person, the execution and delivery of the Transmittal Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Pre-Closing Holder has been duly authorized by all necessary corporate or similar action on the part of Pre-Closing Holder. This Letter of Transmittal and each other Transmittal Document, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Pre-Closing Holder, enforceable against Pre-Closing Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or other Permit of any other Person is necessary for the execution of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. None of the execution and delivery of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of the Organizational Documents of Pre-Closing Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Pre-Closing Holder is a party or by which Pre-Closing Holder or any of the Company Interests or its other assets may be bound, or (iii) to the actual knowledge of Pre-Closing Holder, violate any applicable Law or Governmental Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair in any material respect Pre-Closing Holder’s ability to perform its obligations under this Letter of Transmittal or the other Transmittal Documents.
2. Disposition of Company Interests. Pursuant to the Merger Agreement, Pre-Closing Holder hereby surrenders, cancels and terminates Pre-Closing Holder’s Company Interests, if any, in exchange for Pre-Closing Holder’s applicable Pro Rata Share of the Merger Consideration, subject to the terms and conditions of the Merger Agreement (including but not limited to Section 3.5 of the Merger Agreement). Holder hereby authorizes and instructs the Parent to make entries in its books and records to record and give effect to the issue and allotment of the portion of Merger Consideration due to Holder as a result of the Merger, if any, in the name of and deliver to the address indicated below (unless otherwise instructed in Schedule 1 hereto).
3. Appointment of Holder Representative to Act on Pre-Closing Holder’s Behalf. By the execution and delivery of this Letter of Transmittal, Pre-Closing Holder on behalf of itself and its successors and assigns, hereby agrees to the provisions of Article IX of the Merger Agreement and irrevocably constitutes and appoints Salvatore Galletti, in its capacity as the Holder Representative as set forth in the Merger Agreement, as the true and lawful agent and attorney-in-fact of Pre-Closing Holder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of Pre-Closing Holder to the extent set forth in Article IX of the Merger Agreement.
4. Confidentiality. Pre-Closing Holder hereby agrees for a period of five (5) years from and after the date hereof to, and to cause its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Representatives”) to: (i) treat and hold in strict confidence any Company Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any other Transaction Document, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s and the Parent’s prior written consent (except for (A) for disclosures to Pre-Closing Holder’s Representatives, in each case with a bona fide need to know, provided that such persons and entities have agreed to the confidentiality restrictions contained herein or (B) if such Company Confidential Information has otherwise been made public other than as a result of a breach by Pre-Closing Holder of its confidentiality obligations under this Letter of Transmittal (including its

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obligations with respect to Pre-Closing Holder’s Representatives) or pursuant to a separate confidentiality obligation to the Company or Parent); and (ii) in the event that Pre-Closing Holder or any of Pre-Closing Holder’s Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company and the Parent with prompt written notice of such requirement so that the Company and the Parent may seek a protective order or other remedy or waive compliance with this Section 4 and (B) in the event that such protective order or other remedy is not obtained, or the Company and the Parent waive compliance with this Section 4, furnish only that portion of such Company Confidential Information that is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. Notwithstanding the foregoing, in the event that Pre-Closing Holder is already subject to confidentiality obligations to the Company which are in effect as of the Closing Date which provide that such confidentiality obligations are the sole confidentiality provisions with respect to the Company applicable to Pre-Closing Holder, then those confidentiality obligations will apply to Pre-Closing Holder in lieu of the provisions of this Section 4. “Company Confidential Information” means all confidential or proprietary documents and information concerning the Company and/or its Subsidiaries or any of their respective Representatives, furnished in connection with the Merger Agreement, the other Transaction Documents, the Transmittal Documents or the transactions contemplated thereby; provided, however, that Company Confidential Information shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by Pre-Closing Holder or any of Pre-Closing Holder’s Representatives in violation of this Letter of Transmittal; (ii) that was in the Pre-Closing Holder’s or Pre-Closing Holder’s Representative’s possession prior to the time it was first made available to Pre-Closing Holder or any of Pre-Closing Holder’s Representatives by or on behalf of the Company, its Subsidiaries or any of its Representatives, provided that the source of such information was not known by Pre-Closing Holder or any of Pre-Closing Holder’s Representatives to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; (iii) that is or becomes available to Pre-Closing Holder on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by Pre-Closing Holder to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; or (iv) is or was independently developed by Pre-Closing Holder or Pre-Closing Holder’s Representatives with no reference to or use of information that otherwise constitutes Company Confidential Information.
5. Release of ClaiMs. In consideration of the receipt of its applicable Pro Rata Share of the Merger Consideration (which may be increased to decreased pursuant to Section 3.5 of the Merger Agreement), Pre-Closing Holder, intending to be legally bound, effective as of the Effective Time, for himself, herself or itself and on behalf of all of his, her or its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Releasors”) hereby releases and discharges the Company and its affiliates and their respective past, present and future directors, officers, employees, agents, representatives and their respective successors and assigns (collectively, “Releasees”) fully, finally and forever, from all and any manner of claims, actions, rights, causes of actions, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Effective Time, in each case, in Pre-Closing Holder’s capacity as a stockholder of the Company (or its predecessors) (including whether or not the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate) or otherwise relating to Pre-Closing Holder’s acquisition, ownership, control or sale of Company Interests (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Pre-Closing Holder in connection with such issuance); provided, that nothing contained herein shall operate to release any liabilities of a Releasee based upon, arising out of or relating to, without duplication, (i) this Letter of Transmittal and each of the Exhibits hereto, including the Registration Rights Agreement, and any other document required by this Letter of Transmittal, the Merger Agreement or any of the Transaction Agreements, (ii) the obligations of any insurer under any insurance policy (including any insurance policy obtained pursuant to Section 6.10 of the Merger Agreement), (iii) any rights to indemnification to the extent provided for in the Organizational Documents of the Company or any of its Subsidiaries as of the date hereof, or (iv) any claims, actions, or causes of action that, as a matter of applicable Law, are not waivable. This release may not be altered except in a writing signed by the person or entity against whose interest such change shall operate.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IMPORTANT—PRE-CLOSING HOLDERS SIGN HERE
(Must be signed by the legal and beneficial owner(s) and/or registered Pre- Closing Holder(s) exactly as name(s) appear(s) on the on the records of the Company and/or on a security position listing or by Person(s) authorized to become registered holder(s) as evidenced by documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 2.)
Method of delivery of documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.

Signature (s):

Print Name:

Title (if signing on behalf of an entity Holder):

Mailing Address:

Area Code and Telephone Number:

Email Address:
Dated: _____, 2020

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Schedule 1
Company Securities Holdings

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on the records of the Company)	Company Interests (Attach additional list if necessary)
Number and Class of Company Interests

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Schedule 2
Special Issuance and Delivery Instructions

SPECIAL ISSUANCE INSTRUCTIONS (See Instructions 2 and 3)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 2 and 3)

To be completed ONLY if the Pro Rata Share of Merger Consideration are to be issued in the name of someone other than the undersigned Pre-Closing Holder.	To be completed ONLY if the Pro Rata Share of Merger Consideration are to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown above.

Company Securities Holdings to which the Special Issuance Instruction applies (must match at least one of the Company Securities Holdings listed on Schedule 1):	Company Securities Holdings to which the Special Delivery Instruction applies (must match at least one of the Company Securities Holdings listed on Schedule 1):

Issue to:	Deliver to:

Name:	Name:
(Please Print)	(Please Print)

Address:	Address:

(Include Zip Code)	(Include Zip Code)

(Tax Identification or Social Security No.)	If the above space is inadequate, please note that fact above and continue on a separate attachment

If the above space is inadequate, please note that fact above and continue on a separate attachment

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Exhibit A-1
IRS Form W-9
TO BE COMPLETED BY ALL U.S. PRE-CLOSING HOLDERS
(See Instruction 4)
[Complete attached Form W-9]

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Exhibit A-2
Form W-8BEN
TO BE COMPLETED BY ALL NON-U.S. PRE-CLOSING HOLDERS
(See Instruction 4)
[Complete attached Form W-8BEN]

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Exhibit B
Form of Registration Rights Agreement
TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS
[Complete attached Form Registration Rights Agreement]

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Exhibit C
Form of Stock Power
TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS OF COMPANY SECURITIES
WHERE THE LETTER OF TRANSMITTAL IS NOT SIGNED BY THE
REGISTERED OWNER OF THE COMPANY INTERESTS
(See Instruction 2)
[Complete attached Form Stock Power]

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EXHIBIT J
FORM OF SPONSOR EARNOUT LETTER
[See Attached]

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Forum Investors II, LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
June 11, 2020
Forum Merger II Corporation
c/o Forum Investors II, LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Myjojo, Inc.
c/o Ittella International LLC
6305 Alondra Blvd.
Paramount, CA 90723
Attention: Salvatore Galletti, Chief Executive Officer
Salvatore Galletti, as Holder Representative
6305 Alondra Blvd.
Paramount, CA 90723
Re: Sponsor Earnout Letter
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”), by and among (i) Forum Merger II Corporation, a Delaware corporation (the “Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.
In order to induce the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this letter agreement (this “Agreement”). Pursuant to and subject to the terms and conditions of this Agreement, the Sponsor agrees to place into escrow 2,500,000 shares of Parent Common Stock that were purchased by Sponsor in a private placement prior to the IPO (the “Sponsor Earnout Shares”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the undersigned parties hereby agrees as follows:
1.      The Sponsor hereby agrees that, upon and subject to the Closing, the Sponsor will place the Sponsor Earnout Shares into escrow in accordance with the terms and conditions of the Merger Agreement. Sponsor acknowledges and agrees that such Sponsor Earnout Shares will thereafter be subject to the vesting terms set forth in the Merger Agreement and if such vesting conditions are not satisfied, such Sponsor Earnout Shares shall be subject to forfeiture. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and the undersigned parties agree to cooperate with the Sponsor in securing the removal of such restrictive legends, if any, that have been placed on the Sponsor Earnout Shares).
2.      The Sponsor hereby agrees that, from and after the Closing, the Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, any of the Sponsor Earnout Shares, unless and until such shares have become vested in accordance with the terms of the Merger Agreement.
3.      This Agreement, together with the Merger Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

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4.      No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.
5.      This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Section 10.6, 10.7, 10.10 and 10.12 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.
6.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with notices to the Sponsor, the Parent, the Company and the Holder Representative being sent to the addresses set forth therein, in each case with all copies as required thereunder.
7.      This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.
[Remainder of Page Intentionally Left Blank; Signature page follows]

Annex A-1-164
Please indicate your agreement to the foregoing by signing in the space provided below.

FORUM INVESTORS II, LLC

By:
Name:
Title:
Accepted and agreed, effective as of the date first set forth above:
FORUM MERGER II CORPORATION

By:
Name:
Title:
MYJOJO, INC.

By:
Name:
Title:

SALVATORE GALLETTI, solely in his capacity under the Merger Agreement as the Holder Representative

Annex A-1-165
EXHIBIT K
FORM OF PRESS RELEASE
[See Attached]

Annex A-1-166
Ittella International to Combine with Forum Merger II to form Tattooed Chef, Inc.
Transaction Introduces Tattooed Chef as Publicly Listed Company
Conference call to be held today at 8:00 a.m. EDT
Paramount, California and Delray Beach, Florida — June 12, 2020 (GLOBE NEWSWIRE) — Ittella International (the “Company”), a plant-based food company with a broad portfolio of innovative products available both in private label and the Company’s “Tattooed Chef” brand, and Forum Merger II Corporation (Nasdaq: FMCI) (“Forum”), a special purpose acquisition company, today announced a definitive agreement (the “Business Combination Agreement”) to combine the Company and Forum as Tattooed Chef, Inc. (“Tattooed Chef”). This transaction will introduce Tattooed Chef as a Nasdaq-listed public company, with an anticipated initial enterprise value of approximately $482 million, 2.2x Tattooed Chef’s estimated 2021 revenue of $222 million, or 15.6x Tattooed Chef’s estimated 2021 Adjusted EBITDA of $30.8 million.
Tattooed Chef Investment Highlights
•        High growth and innovative plant-based food company with an established brand as well as a private label presence, serving leading national retailers, with significant growth opportunities through expanded distribution to new and existing customers
•        Large addressable market in the $55 billion U.S. frozen food category where plant-based products are rapidly expanding share
•        Strong product positioning aligned with major consumer trends
•        Diverse portfolio of plant-based products with a proven innovation track record of creating great tasting, unique flavor profiles that allow consumers to connect with a plant-based lifestyle
•        Passionate management team with deep food industry expertise
•        Compelling financial profile
•        Projected $148 million and $222 million in revenue and $17 million and $31 million in Adjusted EBITDA in 2020 and 2021, respectively
•        Projected 2018-2021 revenue compounded annual growth rate of 67%
•        Anticipated initial enterprise value of approximately $482 million implying a 2.2x and 15.6x multiple of projected 2021 revenue and Adjusted EBITDA, respectively
“After a thorough search, we are pleased to have signed a definitive agreement to bring Tattooed Chef public,” said David Boris, Co-CEO and CFO of Forum. “The company has an exciting plant-based product portfolio, a compelling financial profile, and a long runway for growth. We look forward to working with the team at Tattooed Chef to further capitalize on these attractive growth prospects.”

“I am incredibly proud of what my team and I have accomplished to date. Today marks the next exciting chapter in our Company history as we become a public company,” said Sam Galletti, President and CEO of the Company. “Looking ahead, we believe we are in the early stages of Tattooed Chef’s growth, and will continue to build brand awareness, expand distribution with new and existing customers, launch innovative products, and invest in our infrastructure in order to capitalize on the global plant-powered food market.”
Tattooed Chef will be led by Sam Galletti, President and CEO, Stephanie Dieckmann, COO and CFO, and Sarah Galletti, the creator of Tattooed Chef and Creative Director. The Company intends to split the roles of CFO and COO and has initiated a search for a new CFO. Stephanie Dieckmann will continue to serve both roles until a new CFO has been appointed.
Key Transaction Terms and Conditions
In connection with the transaction, the Company’s current shareholders are retaining 80% of their equity, which will convert into 60% of the outstanding shares of the combined company at closing, assuming no

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redemptions by Forum’s public stockholders. After giving effect to any redemptions by the public stockholders of Forum, the balance of the approximately $200 million in cash held in Forum’s trust account will be used to pay cash consideration to the Company’s shareholders and transaction expenses, with the remainder staying on the balance sheet to fund the combined company’s growth and for general corporate purposes. The Company’s current shareholders will have the potential to receive an earnout, payable in the form of Tattooed Chef common stock, if certain Tattooed Chef stock price targets are met, as set forth in the definitive agreement.
The transaction has been unanimously approved by the boards of directors of both the Company’s parent and Forum. Completion of the transaction is subject to approval by Forum’s stockholders and certain other closing conditions specified in the Business Combination Agreement. The transaction is expected to close in the third quarter of 2020.
Additional information about the business combination is provided in an investor presentation that will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and available at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.
Harrison Co. acted as financial advisor to Ittella International. Rutan & Tucker, LLP served as legal counsel to Ittella International.
Jefferies LLC served as lead financial advisor and capital markets advisor to Forum. EarlyBirdCapital, Inc. served as financial advisor to Forum. Winston & Strawn LLP served as legal counsel to Forum.
Conference Call Information
Forum and Tattooed Chef management will host a conference call to discuss the transaction today at 8:00 a.m. EDT. Investors interested in participating in the live call can dial 877-407-3982 from the U.S. and 201-493-6780 internationally with conference code 13705349. A telephone replay will be available approximately two hours after the call concludes through Friday, June 26, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13705349.
About Tattooed Chef
Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative plant-based food products that taste great and are sustainably sourced. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States. Understanding consumer lifestyle and food trends, and a commitment to innovation allows Tattooed Chef to continuously introduce highly successful new products. Tattooed Chef provides great-tasting, approachable and innovative products not only to the growing group of consumers who seek to adopt a plant-based lifestyle, but to any of the “People Who Give a Crop”. For more information, please visit www.tattooedchef.com

About Ittella International
Ittella International is a plant-based food company with operations in the United States and Italy with a broad portfolio of innovative products available both in private label and under the Company’s “Tattooed Chef” brand. Following completion of the transaction, Ittella International will be renamed Tattooed Chef, Inc.
About Forum Merger II Corporation
Forum Merger II Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.forummerger.com.
Additional Information and Where to Find It
Forum intends to file with the SEC preliminary and definitive proxy statements in connection with the proposed business combination and other matters and will mail a definitive proxy statement to its stockholders as of the record date established for voting on the proposed business combination. Forum’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available,

Annex A-1-168
the definitive proxy statement, in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about Forum, the Company and the proposed business combination. Forum’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by Forum, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.
Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Forum’s or the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of Forum or satisfy other conditions to the closing of the proposed business combination; the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; the outcome of any legal proceedings that may be instituted against the Company or Forum following announcement of the proposed business combination and related transactions; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of funds available in Forum’s trust account following any redemptions by Forum’s public stockholders, competition and the ability of the combined business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; and other risks and uncertainties indicated from time to time in the proxy statement to be filed by Forum with the SEC in connection with the proposed business combination, including those under “Risk Factors” therein, and other factors identified in Forum’s prior and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. None of Forum or the Company undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation
Forum and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination. Information about the directors and executive officers of Forum and a description of their interests in Forum are set forth in its definitive proxy statement in connection with its special meeting of stockholders to approve an extension of time in which Forum must complete an initial business combination or liquidate its trust account, which was filed with the SEC on May 26, 2020, and will also be contained in the preliminary proxy statement and definitive proxy statement, when they are filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.
Non-Solicitation
This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

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Non-GAAP Financial Measure and Related Information
This press release includes references to projected adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as net income (loss), before interest expense, income tax benefit (expense), depreciation and amortization expense, and adjusted to reflect certain non-recurring expenses or those expenses not expected to survive the closing, as further described in the investor presentation filed as an exhibit to the Current Report on Form 8-K filed by Forum with the SEC today. The Company’s management believes that this non-GAAP, unaudited measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations and you should not rely on any single financial measure to evaluate the Company’s business.
Contact
Investor Relations
(212) 739-7860
investors@forummerger.com

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EXHIBIT L
FORM OF DIRECTOR NOMINATION AGREEMENT
[See Attached]

Annex A-1-171
DIRECTOR NOMINATION AGREEMENT
THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [__________], 2020 (the “Effective Time”), by and among Tattooed Chef, Inc., a Delaware corporation (f/k/a Forum Merger II Corporation) (the “Company”), and Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of June 11, 2020, by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation, Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the initial Holder Representative thereunder;
WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Forum Parties”) and for the other direct and indirect equityholders of the Company; and
WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Forum Parties, with such rights, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:
ARTICLE I
NOMINATION RIGHT
Section 1.1 Board Nomination Right.
(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, three (3) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.1(a), a “Nominee” and, collectively, the “Nominees”); provided, that no fewer than one (1) of such individuals must be a female. At the Effective Time, unless otherwise designated by the Sponsor, the Nominees shall be David Boris and such other Nominees as shall have been designated by the Sponsor in writing in compliance with the criteria set forth with respect to such Nominees in the immediately preceding sentence.
(b) The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class I directors (as defined in the Company’s Organizational Documents, each a “Class I Director”) with terms ending at the Company’s 2021 annual meeting.
(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class I Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class I Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of Class I Directors.

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(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate such individual for election or appointment as a director pursuant to Section 1.1(a), be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee.
(e) Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Nominees on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.
(g) Nominees shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.
(h) Notwithstanding the provisions of this Section 1.1, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the [Nominating and Corporate Governance] Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.
ARTICLE II
MISCELLANEOUS
Section 2.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the fifteen (15)-month anniversary of the Effective Time.
Section 2.2 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.
Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 2.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other parties, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the other parties shall not be required.
Section 2.5 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

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Section 2.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.
Section 2.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.
Section 2.9 Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 2.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section 2.11 Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.
Section 2.12 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.
Section 2.13 Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.
Section 2.14 Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.
Section 2.15 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

TATTOOED CHEF, INC.
By:
Name:
Title:
FORUM INVESTORS II LLC
By:
Name:
Title:

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Exhibit A
FORM OF IRREVOCABLE RESIGNATION
[__], 2020
[NEW PUBCO NAME]
[ADRESS]
ATTENTION: SECRETARY
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 1.1(e) of the Director Nomination Agreement, dated as of [__], 2020 (the “Agreement”), by and between Tattooed Chef, Inc. (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.
This resignation may not be withdrawn by me at any time.

Sincerely,
___________________
[Applicable Nominee]

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EXHIBIT M
FORM OF HOLDBACK ESCROW AGREEMENT
[See Attached]

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ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and among Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent”), Salvatore Galletti, in the capacity as the initial Holder Representative under the Merger Agreement (as defined below) (the “Holder Representative” and, together with the “Parent”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent, (iii) Myjojo, Inc., a Delaware corporation, and (iv) the Holder Representative, in his capacity as the initial Holder Representative thereunder.
RECITALS
WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit one hundred thousand (100,000) shares of Parent Common Stock (the “Adjustment Escrow Stock”) into an adjustment escrow account (the “Adjustment Escrow Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement; and
WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit Five Million (5,000,000) shares of Parent Common Stock (the “Ittella Holdback Shares”) into an escrow account (the “Ittella Holdback Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.      Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.
2.      Escrow Property.
(a) Simultaneous with the execution and delivery of this Agreement, Parent is depositing, or causing to be deposited, with the Escrow Agent the Adjustment Escrow Stock and the Ittella Holdback Shares, in book-entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (collectively, the “Escrow Shares”) into the Adjustment Escrow Account and the Ittella Holdback Account, respectively (collectively, the “Escrow Accounts” or, individually, each an “Escrow Account”), which are separate and distinct accounts. The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.
(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.
3.      Investment of Escrow Funds.
(a) Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.
(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month.

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(c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.
4.      Disposition and Termination of the Escrow Property.
(a) The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:
(i) Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Parent or the Holder Representative, as applicable, in accordance with such Joint Release Instruction.
(ii) Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.
(iii) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.
(iv) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.
(b) Certain Definitions.
(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.
(ii) “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.
(iii) “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Parent and the Holder Representative directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.
(iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
(v) “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.

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5.      Escrow Shares.
(a) Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the applicable Escrow Account for such Escrow Shares pending release of such Escrow Shares.
(b) With respect to the Escrow Shares, Parent shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Parent.
6.      Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Parent or the Holder Representative alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
7.      Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Parent and the Holder Representative acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations

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hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.
8.      Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.
9.      Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Parent or the Holder Representative, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Parent and the Holder Representative agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Parent and one-half by the Holder Representative. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
10.    Tax Matters.
(a) The Holder Representative shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.
(b) The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
(c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
11.    Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Parent and the Holder Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

12.    Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile

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transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.
if to the Parent, then to:
Tattooed Chef, Inc.
c/o Monitoring Committee
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Holder Representative, then to:
Salvatore Galletti
6305 Alondra Blvd.
Paramount, CA 90723
Email: sgalletti@ittellafoods.com
with a copy (which shall not constitute notice) to:
Rutan & Tucker, LLP
611 Anton Blvd.
Costa Mesa, CA 92626
Attn: Ellis Wasson
Email: ewasson@rutan.com
or, if to the Escrow Agent, then to:
Citibank, N.A.
c/o Citi Private Bank
227 W. Monroe Street, 3rd Floor
Chicago, IL 60606
Attn: Connie Feltenberger
Telephone No.: (312) 384-1446
Facsimile No.: (312) 546-6726

E-mail: connie.feltenberger@citi.com

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Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
13.    Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Parent and the Holder Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.
14.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
15.    Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
16.    Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.
17.    Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow

Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments

Annex A-1-183
from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.
18.    Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
19.    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
20.    SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.
Parent:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
Holder Representative:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
21.    Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Annex A-1-184
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-185
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Holder Representative:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-186
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:
CITIBANK, N.A.
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-187
Schedule 1
ESCROW AGENT FEE SCHEDULE
Citibank, N.A., Escrow Agent
Acceptance Fee
To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:
Fee: WAIVED

Administration Fee
The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.
Fee: $7,500.00
Tax Preparation Fee
To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:
Fee: WAIVED
Transaction Fees
To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:
Fee: WAIVED
Other Fees
Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Annex A-1-188
EXHIBIT A-1
Certificate as to Parent Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex A-1-189
EXHIBIT A-2
Certificate as to Holder Representative Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Holder Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Holder Representative. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex A-1-190
EXHIBIT N
FORM OF SPONSOR ESCROW AGREEMENT
[See Attached]

Annex A-1-191

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and among Forum Investors II LLC, a Delaware limited liability company, (the “Sponsor”), Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent” and, together with the “Sponsor”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation, and (iv) Salvatore Galletti, in his capacity as the initial Holder Representative thereunder.
RECITALS
WHEREAS, the Merger Agreement provides that, at the Closing, Sponsor shall deposit Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock (the “Sponsor Shares”) into an escrow account (the “Sponsor Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.      Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.
2.      Escrow Property.
(a) Simultaneous with the execution and delivery of this Agreement, Sponsor is depositing, or causing to be deposited, with the Escrow Agent the Sponsor Shares, in book-entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (the “Escrow Shares”) into the Sponsor Account (the “Escrow Account”). The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.
(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.
3.      Investment of Escrow Funds.
(a) Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.
(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.
(c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

Annex A-1-192
4.      Disposition and Termination of the Escrow Property.

(a) The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:
(i) Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Sponsor or the Parent, as applicable, in accordance with such Joint Release Instruction.
(ii) Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.
(iii) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.
(iv) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.
(b) Certain Definitions.
(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.
(ii) “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.
(iii) “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Sponsor and the Parent directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.
(iv) “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.
(v) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
5.      Escrow Shares.
(a) Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the Escrow Account for such Escrow Shares pending release of such Escrow Shares.

Annex A-1-193

(b) With respect to the Escrow Shares, Sponsor shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Sponsor.
6.      Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Sponsor or the Parent alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
7.      Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Sponsor and the Parent acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.

Annex A-1-194
8.      Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.
9.      Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Sponsor or the Parent, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Sponsor and the Parent agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Sponsor and one-half by the Parent. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
10.    Tax Matters.
(a) The Sponsor shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.
(b) The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
(c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
11.    Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Sponsor and the Parent that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.
12.    Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below.

It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

Annex A-1-195
if to the Sponsor, then to:
Forum Investors II LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Parent, then to:
Tattooed Chef, Inc.
c/o Monitoring Committee
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Escrow Agent, then to:
Citibank, N.A.
c/o Citi Private Bank
227 W. Monroe Street, 3rd Floor
Chicago, IL 60606
Attn: Connie Feltenberger
Telephone No.: (312) 384-1446
Facsimile No.: (312) 546-6726
E-mail: connie.feltenberger@citi.com

Annex A-1-196
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
13.    Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Sponsor and the Parent after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.
14.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
15.    Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
16.    Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.
17.    Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow

Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments

Annex A-1-197
from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.
18.    Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
19.    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
20.    SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.
Sponsor:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
Parent:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
21.    Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Annex A-1-198
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Sponsor:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-199
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-200
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:
CITIBANK, N.A.
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex A-1-201
Schedule 1
ESCROW AGENT FEE SCHEDULE
Citibank, N.A., Escrow Agent
Acceptance Fee
To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:
Fee: WAIVED

Administration Fee
The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.
Fee: $7,500.00
Tax Preparation Fee
To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:
Fee: WAIVED
Transaction Fees
To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:
Fee: WAIVED
Other Fees
Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Annex A-1-202
EXHIBIT A-1
Certificate as to Sponsor Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sponsor and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Sponsor. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex A-1-203
EXHIBIT A-2
Certificate as to Parent Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex A-1-204
ANNEX A-2
FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2020, (this “Amendment”) is made and entered into by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative hereunder. All capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Parent, Merger Sub, Company and Holder Representative entered into that certain Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”); and
WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein pursuant to Section 10.10 of the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Amendment to whereas clause. The sixth whereas clause of the Merger Agreement shall be replaced in its entirety with the following:
“WHEREAS, prior to the Effective Time, the Contributions will be consummated and as a result, Ittella will become a wholly-owned direct subsidiary of the Company and Ittella Italy will become a wholly-owned indirect subsidiary of the Company;”
2.    Amendment to the location of Closing. The first sentence of Section 2.3 of the Merger Agreement shall be replaced in its entirety with the following:
“Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place either at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, or at any other location as mutually agreed by the Parties, at 10:00 a.m. (Eastern time) on the date that is three (3) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree.”
3.    Amendment to Termination Date. Section 8.1(b)(ii) of the Merger Agreement shall be replaced in its entirety with the following:
“the Closing has not occurred on or before November 15, 2020 (subject to Sections 8.1(b)(i) and 10.13), the “Termination Date”), unless any Parent Party’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;”
4.    Amendment to the delivery deadline of the PCAOB Audited Financial Statements. Section 8.1(b)(iv) of the Merger Agreement shall be replaced in its entirety with the following:
“the Company has not delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements on or before August 14, 2020;”
5.    Amendment to form of Registration Rights Agreement. Section 2.12(a)(ii) of the Registration Rights Agreement attached as Exhibit H to the Merger Agreement shall be replaced in its entirety with the following:
“(ii) 3,750,000 Founder shares until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.”

Annex A-2-1

6.    Additional Investor to Registration Rights Agreement. Project Lily, LLC shall be an additional party to the Registration Rights Agreement and shall execute the Registration Rights Agreement at the Closing.
7.    Amendment to Notices. All references to Winston & Strawn in Section 10.1 of the Merger Agreement shall be replaced in their entirety with the following:
“White & Case LLP
1221 Avenue of the Americas
New York NY 10020
Attention: Joel Rubinstein
Gary Silverman
E-mail: joel.rubinstein@whitecase.com
gary.silverman@whitecase.com”
8.    Amendment to Privilege. Section 10.16(b) of the Merger Agreement shall be replaced in its entirety with the following:
“Each Pre-Closing Holder, the Holder Representative, the Company and each of its Subsidiaries and each Parent Party agrees that, as to all communications between or among any of Winston & Strawn LLP (“WS”), White & Case LLP (“WC”) and any Parent Party that relate in any way to the transactions contemplated by this Agreement, from and after the Closing, the attorney/client privilege and the expectation of the client confidence belongs, unless otherwise consented to by the Monitoring Committee, exclusively to the Monitoring Committee and may be controlled by the Monitoring Committee and, unless otherwise consented to by the Monitoring Committee, shall not pass to or be claimed by any party or Person. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Parent Parties may assert the attorney/client privilege to prevent disclosure of confidential communications by WS or WC to such Person.”
9.    Amendment to Additional Available Cash Consideration. The definition of “Additional Available Cash Consideration” in Annex I of the Merger Agreement shall be replaced in its entirety with the following:
“means the amount Cash of Parent, the Company and its Subsidiaries available for payment to the Pre-Closing Holders from Parent, the Company and its Subsidiaries from any source (including the Trust Account and any Supplemental Financing) after first giving effect to (i) the payments required to be made under this Agreement at Closing by Parent, the Company and its Subsidiaries, including for the avoidance of doubt Payment of Company Transaction Expenses and Parent Transaction Expenses, (ii) the Common Stockholder Redemption, (iii) any Indebtedness of the Company or its Subsidiaries paid off at Closing through the funds flow and (iv) the requirement that, immediately following payment of the Cash Consideration to the Pre-Closing Holders pursuant to the terms of this Agreement, Parent, the Company and its Subsidiaries retain Cash in an aggregate amount that is at least $25,000,000; provided, that the Additional Available Cash Consideration shall not exceed $25,000,000. For the purposes of this definition, “Indebtedness” shall be deemed to include the items described in clause (v) of the definition of “Indebtedness Exclusions” (except for any amounts payable under the revolving line of credit under the Marquette Loan Agreement as defined on Schedule 4.4 of the Merger Agreement), and the impact of any such Indebtedness paid off at Closing through the funds flow pursuant to this definition will not impact the calculation of Aggregate Consideration Value.”
10.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.
11.    General Provisions.
(a)    Miscellaneous. The terms of Article X of the Merger Agreement shall apply to this Amendment mutatis mutandis, as applicable.
(b)    Merger Agreement in Effect. Except as specifically provided for in this Amendment, the Merger Agreement shall remain unmodified and in full force and effect.
* * *

Annex A-2-2

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the date first written above written.

FORUM MERGER II CORPORATION
By:	/s/ Marshall Kiev
Name:	Marshall Kiev
Title:	Co-CEO and President

SPROUT MERGER SUB, INC.
By:	/s/ David Boris
Name:	David Boris
Title:	President and Treasurer

MYJOJO, INC.
By:	/s/ Salvatore Galleti
Name:	Salvatore Galleti
Title:	President

Salvatore Galleti, solely in his capacity as the initial Holder Representative hereunder
By:	/s/ Salvatore Galleti
Name:	Salvatore Galleti
Title:	Holder Representative
[Signature Page to the Amendment to the Agreement and Plan of Merger]

Annex A-2-3
ANNEX B
CURRENT CHARTER OF THE COMPANY

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
FORUM MERGER II CORPORATION
June 8, 2020
The undersigned, being a duly authorized officer of Forum Merger II Corporation (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:
1.      The name of the Corporation is “Forum Merger II Corporation”.
2.      The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 4, 2018 (the “Original Certificate”). An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2018. An amendment to the Amended and Restated Certificate was filed with the State of Delaware on February 7, 2020 (as amended, the “Amended and Restated Certificate”).
3.      This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.
4.      This Amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 the General Corporation Law of the State of Delaware.
5.      This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.
6.      The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:
“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ overallotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-l, as initially filed with the U.S. Securities and Exchange Commission on July 6, 2018, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 30, 2020 and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”
7.      The text of Section 9.2(d) of Section IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:
“(d) In the event that the Corporation has not consummated an initial Business Combination by September 30, 2020, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust

Annex B-1
Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”
8.      The text of Section 9.7 of Article IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:
“Section 9.7. Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by September 30, 2020, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”
[Signature Page Follows]

Annex B-2
IN WITNESS WHEREOF, Forum Merger II Corporation has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORUM MERGER II CORPORATION
By:
Name: David Boris
Title: Co-Chief Executive Officer

Annex B-3
ANNEX C
PROPOSED CHARTER OF THE COMPANY

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TATTOOED CHEF, INC.
[______] hereby certifies that:
ONE: The name of this company is Tattooed Chef, Inc. and date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was [______], 2020.
TWO: He is the duly elected and acting [Chief Executive Officer] of Tattooed Chef, Inc., a Delaware corporation.
THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:
I.

The name of this corporation is Tattooed Chef, Inc. (the “Company”).
II.
The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).
B. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.
C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the

Annex C-1
affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
V.
A.

1. DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
2. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Annex C-2
B.
1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
2. BALLOTS. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
3. NO WRITTEN CONSENTS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and, at no time shall any action be taken by the stockholders by written consent or electronic transmission.
4. NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. SPECIAL MEETINGS. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied.
VI.
A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.
B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and

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exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended. Notwithstanding any of the foregoing to the contrary, the provisions of this Section A of this Article VII will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B. If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C. If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.
B. Notwithstanding the foregoing, the Company shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock of the Company that is not owned by the Interested Stockholder.
C. For purposes of this Article VIII, references to:
1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.
2. “Associate”, when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative, spouse or ex-spouse of such person, or any relative of such spouse or ex-spouse, whether or not such relative, spouse or ex-spouse has the same residence as such person. Notwithstanding any of the foregoing to the contrary, each of the Founder Group Parties shall be deemed to be Associates of one another.

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3. “Business Combination”, when used in reference to the Company and any Interested Stockholder of the Company, means: (a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; (c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.
4. “Control”, including the terms “Controlling”, “Controlled by”, and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5. “Interested Stockholder” means any person (other than the Company or any direct or indirect majority owned subsidiary of the Company) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (b) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Stock of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
7. “person” means any individual, corporation, partnership, unincorporated association or other entity.
8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

IX.
A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Company, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Company and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section (B) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

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B. Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section (A) of this Article IX shall not apply to any such corporate opportunity.
C. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.
D. For purposes of this Article IX, “Affiliate” shall mean (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Company and any entity that is controlled by the Company) and (iii) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company. For purposes of this Article IX, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.
X.
A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or X in any respect, or to adopt any provision or bylaw inconsistent therewith.
* * * *

Annex C-7
FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this [___] day of [_______], 2020.

TATTOOED CHEF, INC.

Name:
Title:

Annex C-9
ANNEX D

PROPOSED BYLAWS OF THE COMPANY

AMENDED AND RESTATED BYLAWS
OF
TATTOOED CHEF, INC.
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.
Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14(c).
Section 5. Annual Meeting.
(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) as provided in the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) (with respect to nominations of persons for election to the Board of Directors only), (ii) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (iii) brought specifically by or at the direction of the Board of Directors or any authorized committee thereof; or (iv) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clauses (i) and (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.
(1) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3) and

Annex D-1
must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(4). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(2) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(4).
(3) To be timely, the written notice required by Section 5(b)(1) or Section 5(b)(2) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(3), if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(4) The written notice required by Section 5(b)(1) or Section 5(b)(2) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(2)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(1)) or to carry such proposal (with respect to a notice under Section 5(b)(2)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date

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of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c) A stockholder providing written notice required by Section 5(b)(1) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d) Notwithstanding anything in Section 5(b)(3) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(3), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(1), other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” means a class of directors whose term shall expire at the next annual meeting of stockholders.
(e) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (iii) of Section 5(a), or in accordance with clause (iv) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in clauses (D) and (E) of Section 5(b)(4), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to clause (iii) of Section 5(a).
(g) For purposes of Section 5 and Section 6,
(1) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(2) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation, (B) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation, (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (D) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include,

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without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(3) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(h) Notwithstanding anything to the contrary contained in this Section 5, for as long as the Nomination Agreement remains in effect, the Forum Parties (as defined in the Certificate of Incorporation) shall not be subject to the notice procedures set forth in Section 5(b)(1), Section 5(b)(2), Section 5(b)(3) or Section 5(c) with respect to any annual or special meeting of stockholders.
Section 6. Special Meetings.
(a) Special meetings of the stockholders of the corporation may be called only in the manner provided in the Certificate of Incorporation, as the same may be amended from time to time.
(b) The Board of Directors shall determine the time and place, if any, of such special meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 14(c). Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Chairperson of the Board of Directors or by the Board of Directors.
(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) as provided in the Nomination Agreement, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(1). If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(1) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if

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any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.
Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the

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same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the corporation makes the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws. Except as otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14. Organization.
(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer or the President, shall act as secretary of the meeting.
(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c) If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed to be present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the corporation.

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ARTICLE IV
DIRECTORS
Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the adoption of these Bylaws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law or in the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or the Nomination Agreement, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal. Subject to any limitation imposed by applicable law and to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, any individual director or directors may only be removed from office with cause by the affirmative vote of the holders of at least at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors. Directors shall not be removed without cause pursuant to this Section 20.

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Section 21. Meetings
(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 22. Quorum and Voting.
(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25. Committees.
(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal (if any) of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.
(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of Section 25(a) or Section 25(b) may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the corporation (other than through participation as a member of the Board). The position of the Chairperson of the Board and Chief Executive Officer may be held by the same person.
Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairperson, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 29. Tenure and Duties of Officers.
(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and

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any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.
Section 30. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

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ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION
Section 33. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37. Transfers.
(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38. Fixing Record Dates.
(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which

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record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X
FISCAL YEAR
Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44. Indemnification of Directors, Officers, Employees and Other Agents.
(a) Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 44(d).
(b) Employees and other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.
(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 44(e), no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 44 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 44 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer

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is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.
(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 44 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.
(f) Survival of Rights. The rights conferred on any person by this Section 44 shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.
(h) Amendments. Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Section 44 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i) Saving Clause. If this Section 44 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 is invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j) Certain Definitions. For the purposes of this Section 44, the following definitions shall apply:
(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45. Notices.
(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.
(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in Section 45(a) or as otherwise provided in these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

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ARTICLE XIII
AMENDMENTS
Section 46. Amendments. Subject to the limitations set forth in Section 44(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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ANNEX E
PROPOSED INCENTIVE PLAN

TATTOOED CHEF, INC. 2020 INCENTIVE AWARD PLAN
1.      Establishment of the Plan; Effective Date; Duration.
(a)     Establishment of the Plan; Effective Date. Tattooed Chef, Inc., a Delaware corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “Tattooed Chef, Inc. 2020 Incentive Award Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards and Dividend Equivalents. The Plan shall become effective upon the date on which the Plan is approved by the affirmative vote of the holders of a majority of the Common Shares which are present or represented and entitled to vote and voted at a meeting (the “Effective Date”). If the Plan is not so approved by the stockholders of the Company, then the Plan will be null and void in its entirety. The Plan shall remain in effect as provided in Section 1(b). Capitalized but undefined terms shall have the meaning set forth in Section 3.
(b)    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 13. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.
2.      Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
3.      Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:
(a)     “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Shares are listed or quoted, and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted, as are in effect from time to time.
(c)     “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, and/or Dividend Equivalents granted under the Plan.
(d)    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains terms and conditions determined by the Committee, consistent with and subject to the terms and conditions of the Plan. An Award Agreement may be a unilateral agreement, if determined by the Committee.
(e)     “Board” means the Board of Directors of the Company.
(f)     “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (A) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of termination, or (B) in the absence of an employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship

Annex E-1
the Company has with its customers; (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment or other service; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights; (vii) material violation of the Company’s written policies or codes of conduct, including those related to discrimination, harassment, performance of illegal or unethical practices, and ethical misconduct; or (viii) in the case of a director, repeated failure to participate in Board meetings (including meetings of any Board committee of which the director is a member) on a regular basis despite having received proper notice of meetings in advance.
(g)    “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:
(i)        any “person” as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of those securities, or (D) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the total voting power of the then outstanding voting securities of the Company;
(ii)       during any period of two consecutive years, individuals who, at the beginning of that period, constitute the Board and any new director of the Board whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors of the Board then still in office who either were directors of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii)     the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation;
(iv)      the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets; or
(v)       any other event specified as a “Change in Control” in an applicable Award Agreement.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, the transaction or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to the Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of the Award if the transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(h)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under that section, and any amendments or successor provisions to that section, regulations or guidance.
(i)     “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

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(j)     “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which ordinary shares may be converted or into which they may be exchanged).
(k)    “Company” means Tattooed Chef, Inc., a Delaware corporation.
(l)     “Date of Grant” means the date on which the granting of an Award is authorized, or other date specified in the authorization.
(m)   “Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Shares) of ordinary dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered, awarded under Section 11.
(n)    “Effective Date” has the meaning set forth in Section 1(a).
(o)    “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(p)    “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies those persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).
(q)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(r)     “Exercise Price” has the meaning set forth in Section 7(b).
(s)     “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i)        If the Common Shares are listed on any established stock exchange or a national market system, the Fair Market Value will be the closing sales price for the Common Shares (or the closing bid, if no sales were reported) as quoted on that exchange or system on the day of determination, as reported in The Wall Street Journal or other source the Committee deems reliable;
(ii)       If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or other source the Committee deems reliable; or
(iii)     In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(iv)      Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Code Section 409A to the extent necessary for an Award to comply with, or be exempt from, Code Section 409A.
(t)     “Good Reason” means, unless the applicable Award Agreement states otherwise: (a) if a Participant is a party to an employment or service agreement with the Company or its Affiliates and the agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no agreement exists or if the agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles.

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(u)    “Immediate Family Members” has the meaning set forth in Section 14(b)(ii).
(v)    “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Code Section 422 and otherwise meets the requirements set forth in the Plan.
(w)    “Indemnifiable Person” has the meaning set forth in Section 4(e).
(x)    “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet any other requirements, if any, the Committee determines are necessary in order to avoid an accounting earnings charge on account of the use of those shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(y)    “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(z)     “Option” means an Award granted under Section 7.
(aa)   “Option Period” has the meaning set forth in Section 7(c).
(bb)  “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10, including cash awarded as a bonus or upon the attainment of any performance goals or otherwise as permitted under the Plan.
(cc)   “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 (including upon the attainment of any performance goals or otherwise as permitted under the Plan).
(dd)  “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6.

(ee)   “Permitted Transferee” has the meaning set forth in Section 14(b)(ii).
(ff)    “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
(gg)  “Plan” means this Tattooed Chef, Inc. 2020 Incentive Award Plan, as amended from time to time.
(hh)  “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(ii)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9.
(jj)    “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed, provide continuous services for a specified period of time, or attain specified performance objectives), granted under Section 9.
(kk)  “SAR Period” has the meaning set forth in Section 8(b).
(ll)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under that section, and any amendments or successor provisions to those section, rules, regulations or guidance.
(mm)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8.
(nn)  “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

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(oo)  “Subsidiary” means, with respect to any specified Person:
(i)        any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares or other equity interests (without regard to the occurrence of any contingency and after giving effect to any voting agreement, stockholders’ agreement, operating agreement, or other agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)       any partnership (or any comparable foreign entity) (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is that Person or Subsidiary of that Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(pp)  “Substitute Award” has the meaning set forth in Section 5(e).
4.      Administration.
(a)     The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member fails to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)    Subject to the provisions of the Plan and Applicable Laws, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any performance goals, criteria, and/or periods applicable to Awards); (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, including any changes required to comply with Applicable Laws (including any amendments to the terms and conditions of outstanding Awards in response to changes in Applicable Laws); (viii) establish, amend, suspend, or waive any rules and regulations and appoint any agents the Committee deems appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)     The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(e)     No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by the Indemnifiable Person in connection with or resulting

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from any action, suit or proceeding to which the Indemnifiable Person may be a party or in which the Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by the Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by the Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against the Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over the defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon the Indemnifiable Person determines that the acts or omissions of the Indemnifiable Person giving rise to the indemnification claim resulted from the Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that the right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which the Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify the Indemnifiable Persons or hold them harmless.
(f)     Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to those Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.      Grant of Awards; Shares Subject to the Plan; Limitations.
(a)     The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, and/or Dividend Equivalents to one or more Eligible Persons.

(b)    Subject to Section 12, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 5,200,000 Common Shares; and (ii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to the non-employee director during that year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $100,000 in total value (calculating the value of any such Awards based on the grant date fair value of the Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving the additional compensation may not participate in the decision to award the compensation. Notwithstanding the automatic annual increase set forth in (i) above, the Board may act prior to January 1st of a given year to provide that there will be no increase in the share reserve for that year or that the increase in the share reserve for that year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.
(c)     If (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from the Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.
(d)    Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)     Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

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6.      Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.      Options.
(a)     Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to any other conditions not inconsistent with the Plan reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is 5,200,000 Common Shares. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Code Section 422(b)(1); provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain approval, but rather the Option shall be treated as a Nonqualified Stock Option unless and until approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of the grant shall be subject to and comply with any rules prescribed by Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) does not qualify as an Incentive Stock Option, then, to the extent of the nonqualification, the Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)    Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of that share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of the Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)     Vesting and Expiration. Options shall vest and become exercisable in the manner (including any terms and conditions) and on the date or dates determined by the Committee (including, if applicable, the attainment of any performance goals, as determined by the Committee in the applicable Award Agreement) and shall expire after that period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422- 2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of the Option other than with respect to exercisability. In the event of any termination of employment or service with the Company and its Affiliates thereof of a Participant who has been granted one or more Options, the Options shall be exercisable at the time or times and subject to the terms and conditions set forth in the Award Agreement. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date the exercise would no longer violate applicable securities laws (so long as the extension does not violate Code Section 409A); provided, that in no event shall the expiration date be extended beyond the expiration of the Option Period.
(d)    Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the applicable Award Agreement and accompanied by payment of the Exercise Price. The Exercise

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Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of the shares to the Company); provided that the Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by any other method the Committee permits in accordance with Applicable Laws, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at that time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether the fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)     Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of the Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of the Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)     Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other Applicable Laws or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.      Stock Appreciation Rights.
(a)     Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to any other conditions not inconsistent with the Plan reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)    Strike Price. The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of the share determined as of the Date of Grant.
(c)     Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option (including the terms and conditions set forth in the applicable Award Agreement). A SAR granted independent of an Option shall vest and become exercisable and shall expire in the manner (including any terms and conditions) and on the date or dates determined by the Committee (including, if applicable, the attainment of any performance goals, as shall be determined by the Committee in the applicable Award Agreement) and shall expire after that period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of the SAR other than with respect to exercisability. In the event of any termination of employment or service with the Company and its Affiliates thereof of a Participant who has been granted one or more SAR, the SARs shall be exercisable at the time or times and subject to the terms and conditions as set forth in the Award Agreement (or in the underlying Option Award Agreement, as may be applicable). If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date

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applicable to the SAR will be automatically extended to a date that is 30 calendar days following the date the exercise would no longer violate applicable securities laws (so long as the extension shall not violate Code Section 409A); provided, that in no event shall the expiration date be extended beyond the expiration of the SAR Period.
(d)    Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the applicable Award Agreement, specifying the number of SARs to be exercised and the date on which the SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, the SAR shall be deemed to have been exercised by the Participant on the last day of the Option Period and the Company shall make the appropriate payment therefor.
(e)     Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay this amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether the fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.      Restricted Stock and Restricted Stock Units.
(a)     Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each grant shall be subject to the conditions set forth in this Section 9, and to any other terms and conditions not inconsistent with the Plan reflected by the Committee in the applicable Award Agreement (including the performance goals, if any, upon whose attainment the Restricted Period shall lapse in part or full).
(b)    Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in the restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by the agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing the shares shall be returned to the Company, and all rights of the Participant to the shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)     Vesting. Unless otherwise provided by the Committee in an Award Agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(d)    Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)          Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to those shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that

Annex E-9
may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of the dividends, upon the release of restrictions on the share and, if the share is forfeited, the Participant shall have no right to the dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii)         Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Common Share for each outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of the Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if delivery would result in a violation of Applicable Laws until it is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of the payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to the Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.    Other Stock-Based Awards and Other Cash-Based Awards.
(a)     Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in amounts and subject to terms and conditions, determined by the Committee (including, if applicable, the attainment of any performance goals, as set forth in the applicable Award Agreement). Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of the Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all the Awards or all Participants receiving the Awards.
(b)    Other Cash-Based Awards. The Committee may grant a cash Award granted to a Participant not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of any performance goals or otherwise as permitted under the Plan.
(c)     Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Award shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish performance goals and/or criteria in its discretion, and any such performance goals and/or criteria shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals and/or criteria, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals and/or criteria are met.
(d)    Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.
(e)     Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of the Participant’s death, disability (as determined by the Committee), or termination for or without Cause or for or without Good Reason). These provisions shall be determined in the sole discretion of the Committee and these provisions may be included in the applicable Award Agreement, but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for the termination of employment or service.
11.    Dividend Equivalents. No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of the Common Shares under the Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates,

Annex E-10
during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on a formula determined by the Committee.
12.    Changes in Capital Structure and Similar Events. In the event of (i) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (ii) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make the adjustments it deems equitable, including without limitation any or all of the following:
(a)     adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, any performance goals and/or criteria);
(b)    providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of the Awards;
(c)     accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of the event;
(d)    modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(e)     deeming any performance measures (including, without limitation, any performance goals and/or criteria) satisfied at target, maximum or actual performance through closing or any other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;
(f)     providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but the exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving the notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(g)    canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of the Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in that event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to the Option or SAR over the aggregate Exercise Price or Strike

Annex E-11
Price of the Option or SAR, respectively (it being understood that, in that event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect the equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, the adjustment shall be conclusive and binding for all purposes.
13.    Amendments and Termination.
(a)     Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in Section 13(b)) shall be made without shareholder approval and (ii) no amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if the approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective as to the affected Participant, holder or beneficiary without the consent of the affected Participant, holder or beneficiary.
(b)    Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that the waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary; provided, further, that without stockholder approval, except as otherwise permitted under Section 12, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying the Option or SAR is less than its Exercise Price or Strike Price, as applicable, and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
14.    General.
(a)     Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on the Award of the death, disability or termination of employment or service of a Participant, or of any other events determined by the Committee. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Committee need not treat Participants or Awards (or portions thereof) uniformly.
(b)    Nontransferability.
(i)          Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Laws, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to any

Annex E-12
rules the Committee adopts consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as that term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement. (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that the transfer would comply with the requirements of the Plan.
(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of the Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not the notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)     Tax Withholding and Deductions.
(i)          A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Laws as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take any other action necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of the taxes.
(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to the liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to the liability.
(d)    No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not the Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to

Annex E-13
have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)     International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to those Participants in order to conform the terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f)     Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)    Termination of Employment/Service. Unless determined otherwise by the Committee at any point following the event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but the

Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), the change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h)    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until the shares have been issued or delivered to that person.
(i)     Government and Other Regulations.
(i)          The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to any approvals required by governmental agencies. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless the shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that the shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of the exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to any stop transfer orders and other restrictions the Committee deems advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which the shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9, the Committee may cause a legend or legends to be put on the certificates and Award Agreements to make appropriate reference to the restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)         The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would

Annex E-14
make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to the Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). This amount shall be delivered to the Participant as soon as practicable following the cancellation of the Award or portion thereof.
(j)     Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to that person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of that person, or any other person deemed by the Committee to be a proper recipient on behalf of that person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)    Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt any other incentive arrangements it deems desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and these arrangements may be either applicable generally or only in specific cases.
(l)     No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for those purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)   Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(n)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Affiliate except as otherwise specifically provided in the other plan or an agreement thereunder.
(o)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
(p)    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, the provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, the provision shall be construed or deemed stricken as to that jurisdiction, person or entity or Award and the remainder of the Plan and the Award shall remain in full force and effect.

Annex E-15
(q)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)     Code Section 409A.
(i)          Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with that intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii)         If a Participant is a “specified employee” (as that term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of the termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code

Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, the Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of the Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as that term is defined for purposes of Code Section 409A.
(iii)        Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after the adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
(s)     Notification of Election Under Code Section 83(b). If any Participant, in connection with the acquisition of Common Shares under an Award, makes the election permitted under Code Section 83(b), the Participant shall notify the Company of the election within ten days of filing notice of the election with the Internal Revenue Service.
(t)     Expenses; Gender; Titles and Headings; Interpretation. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than those titles or headings shall control. Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and derivative or similar words refer to this entire Plan; the term “Section” refers to the specified Section of this Plan and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive.
(u)    Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(v)    Payments. Participants shall be required to pay, to the extent required by Applicable Laws, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

Annex E-16
(w)    Clawback; Erroneously Awarded Compensation. All Awards (including on a retroactive basis) granted under the Plan are subject to the terms of any Company forfeiture, incentive compensation recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of Applicable Laws, as well as any other policy of the Company that may apply to the Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time. In particular, these policies and/or provisions shall include, without limitation, (i) any Company policy established to comply with Applicable Laws (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (ii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and these requirements shall be deemed incorporated by reference into all outstanding Award Agreements.
(x)    No Fractional Shares. No fractional shares of Common Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether fractional shares or any rights thereto shall be forfeited, rounded, or otherwise eliminated.
(y)    Paperless Administration. If the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(z)     Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14(z) by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Common Shares held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Common Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding the Participant, request additional information about the storage and processing of the Data regarding the Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 14(z) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 14(z).
(aa)   Broker-Assisted Sales. In the event of a broker-assisted sale of Common Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Common Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) the Common Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of the sale that exceed the amount owed, the Company will pay the excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for the sale at any particular price; and (f) if the proceeds of the sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ANNEX F
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on [ ], 2020, by and among Tattooed Chef, Inc., a Delaware corporation f/k/a Forum Merger II Corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”).
RECITALS
WHEREAS, Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of August 2, 2018, by and among the Sponsor, the Company, Jefferies LLC (“Jefferies”) and EarlyBirdCapital, Inc. (“EBC”), pursuant to which the Company provided the Initial Investors (as defined herein), Jefferies and EBC with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein) and, Private Placement Units (as defined herein);
WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the initial investors of the Company (the “Initial Investors”) owned shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”);
WHEREAS, the Founder Shares were convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) on the terms provided in the Company’s amended and restated certificate of incorporation as in effect prior to the Closing (as defined herein) (the “Pre-Merger COI”);
WHEREAS, the Sponsor, Jefferies and EBC purchased an aggregate of 655,000 units (“Private Placement Units”) consisting of one share of Class A common stock and one warrant exercisable for one share of Class A common stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;
WHEREAS, in connection with the Company’s IPO, the Company entered into a warrant agreement, dated as of August 2, 2018, pursuant to which the Company agreed to use its best efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A common stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 655,000 shares of Class A common stock issuable under the Private Placement Warrants;
WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, Myjojo, Inc., a Delaware corporation (“Myjojo”), Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of the Company, and Salvatore Galletti, as the representative of the stockholders of the Company, dated June 11, 2020 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;
WHEREAS, in connection with the Merger and pursuant the Merger Agreement and the other Transaction Agreements, the Company, Myjojo and the Pre-Closing Holders have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or Myjojo pursuant to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby;
WHEREAS, at the time of the Closing (as defined herein), all shares of Class B common stock converted into shares of Class A common stock in accordance with the Pre-Merger COI;
WHEREAS, immediately following the conversion of the Class B common stock into Class A common stock, all shares of Class A common stock were reclassified as shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”);

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WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger, the Company will issue to the stockholders of Myjojo (the “Myjojo Holders”) shares of Common Stock as consideration in the Merger (together with any shares of Common Stock issued to the Myjojo Holders after the Closing of the Merger pursuant to the Merger Agreement, collectively, the “Merger Shares”);
WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Jefferies and EBC if such amendment or modification affects in any way the rights of Jefferies or EBC thereunder); and
WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
A. The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement (provided, that for the avoidance of doubt, the foregoing will not affect the rights of the Sponsor under the Sponsor Earnout Letter).
SECTION 1
DEFINITIONS
1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Agreement” has the meaning set forth in the Preamble.
(b) “Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).
(c) “Class A common stock” has the meaning set forth in the Recitals.
(d) “Class B common stock” has the meaning set forth in the Recitals.
(e) “Closing” means the closing of the transactions contemplated under the Merger Agreement.
(f) “Commission” has the meaning set forth in the Recitals.
(g) “Common Stock” has the meaning set forth in the Recitals.
(h) “Company” has the meaning set forth in the Preamble.
(i) “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(j) “Dollars” or “$” means the currency of the United States of America.
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
(l) “FINRA” has the meaning set forth in Section 2.4(q).

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(m) “Founder Shares” has the meaning set forth in the Recitals.
(n) “Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 of this Agreement.
(o) “Indemnified Party” has the meaning set forth in Section 2.7(c).
(p) “Indemnifying Party” has the meaning set forth in Section 2.7(c).
(q) “Initial Agreement” has the meaning set forth in the Recitals.
(r) “Initial Investors” has the meaning set forth in the Recitals.

(s) “Initiating Holders” means (i) any Holder or Holders who in the aggregate hold not less than a majority of the Registrable Securities issued to the Initial Investors and (ii) any Holder or Holders who in the aggregate hold not less than seven percent (7%) of the Merger Shares that constitute Registrable Securities.
(t) “Investors” has the meaning set forth in the Preamble.
(u) “IPO” has the meaning set forth in the Recitals.
(v) “Merger” has the meaning set forth in the Recitals.
(w) “Merger Agreement” has the meaning set forth in the Recitals.
(x) “Merger Shares” has the meaning set forth in the Recitals.
(y) “Merger Sub” has the meaning set forth in the Recitals.
(z) “Myjojo” has the meaning set forth in the Recitals.
(aa) “Myjojo Holders” has the meaning set forth in the Recitals.
(bb) “Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.
(cc) “Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.
(dd) “Pre-Merger COI” has the meaning set forth in the Recitals.
(ee) “Private Placement Units” has the meaning set forth in the Recitals.
(ff) “Private Placement Warrants” has the meaning set forth in the Recitals.
(gg) “Public Warrants” has the meaning set forth in the Recitals.
(hh) “Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $3,000,000 based on the average closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(2)(i).
(ii) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
(jj) “Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares, (ii) shares of Common Stock issued, pursuant to Section 6.3 of the Merger Agreement, in connection with any Supplemental Financing and/or to the payees of Parent Transaction Expenses in lieu of all or any portion of the cash payments due to such payees at Closing, and (iii) shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor, Jefferies or EBC immediately after the Closing of the Merger (including

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without limitation, giving effect to the conversion of shares of Class B common stock into Class A common stock and subsequent conversion into shares of Common Stock upon the closing of the Merger). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.

(kk) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities issued to the Initial Investors and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.
(ll) “Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.
(mm) “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).
(nn) “Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.
(oo) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.
(pp) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission
(qq) “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.
(rr) “Securities Act” has the meaning set forth in the Recitals.
(ss) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Initial Investors and to the Holders of Merger Shares included in Registration Expenses).
(tt) “Staff” means the staff of the Division of Corporation Finance of the Commission.
(uu) “Suspension Notice” has the meaning set forth in Section 2.1(f).
(vv) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in

Annex F-4
part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
(ww) “Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.
SECTION 2
REGISTRATION RIGHTS
2.1 Registration

(a) Registration Requirements. The Company shall, not later than one hundred and twenty (120) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter but in any event within three (3) days after the Commission advises the Company that it has completed its review of such registration statement, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities. The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.
(b) Request for Underwritten Takedowns. The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1. If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:
(i) promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and
(ii) as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within sixty (60) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.
(c) Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:
(i) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $10,000,000;
(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(iii) If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;

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(iv) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;
(v) If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or
(vi) If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.
(d) Other Shares. Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.

(e) Underwriting; Cutback. If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of Holders that qualify as Initiating Holders. No Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 30% of the allocation in this clause (i) shall be for the Initial Investors; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.
If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown. If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.
(f) Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed

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or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.
2.2 Company Registration
(a) Company Registration/Underwritten Offering. If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable

Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:
(i) promptly give written notice (in any event not later than twenty (20) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and
(ii) use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after receipt of such written notice from the Company. Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (2) of this Section 2.2(a).
(b) Underwriting; Cutback. If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i). All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.
Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering

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based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.
If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter. Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.
(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.
(d) Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:

(i) After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);
(ii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;
(iii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or
(iv) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.
2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.
2.4 Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its sole expense, the Company will:
(a) Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;
(b) As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;

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(c) Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
(d) Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(e) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;
(f) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;
(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;
(h) Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);
(i) Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(j) if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities

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to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;
(k) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;
(m) Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;
(n) Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(o) Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;
(p) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(q) Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;
(r) In the event of any underwritten public offering of Registrable Securities, cause senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

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(s) Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
(t) Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.
2.5 Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.
2.6 “Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.
2.7 Indemnification.
(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall

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be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.
(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.
(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall

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furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.
(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.
2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.
2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:
(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;
(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.
2.10 No Inconsistent Agreements. The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.

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2.11 Transfer or Assignment of Rights. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities that is a transferee or assignee of not less than 25,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits and the like); provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.
2.12 Lock-up Period.
(a) The Initial Investors agree that they shall not Transfer (i) 1,250,000 Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Initial Investors prior to the date that is the six month anniversary of the Closing, and (ii) 1,250,000 Founder shares until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any

20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated August 2, 2018, among the Company, Forum Capital Management II LLC and certain directors and officers of the Company.
(b) The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the six month anniversary of the Closing.
(c) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Merger Shares and shares of Common Stock issuable upon the conversion of the Founder Shares that are held by the Initial Investors, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Initial Investors or any affiliate of the Initial Investors; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Delaware or the Initial Investors’ limited liability company agreement upon dissolution of the Initial Investors; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.
SECTION 3
MISCELLANEOUS
3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination. Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of

Annex F-14
this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.
3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:
(a) if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.
(b) if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or
(c) If to the Company:
Tattooed Chef, Inc.

1622 S. Gaffey St.
San Pedro, CA 90731
Attention: Salvatore Galletti, Chief Executive Officer
Email: sgalletti@ittellafoods.com
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.
3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
3.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.
3.5 Entire Agreement. This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.
3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.
3.7 Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason

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of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
3.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.
3.11 Electronic Execution and Delivery. A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.
3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
3.13 Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.14 Aggregation of Stock. All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.
3.15 Waiver of Jury Trial; Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.
[Signature page follows.]

Annex F-16
IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:
TATTOOED CHEF, INC.
By:
Name:
Title:
[Company Signature Page to Registration Rights Agreement]

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IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:
FORUM INVESTORS II LLC
By:
Name:
Title:

JEFFERIES LLC

By:
Name:
Title:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

UMB CAPITAL CORPORATION

By:
Name:
Title:

SALVATORE GALLETTI

Name: Salvatore Galletti
[Investor Signature Page to Registration Rights Agreement]

Annex F-18

PIZZO FOOD, SRLS

By:
Name:
Title:

STEPHANIE DIECKMANN

Name: Stephanie Dieckmann
[Investor Signature Page to Registration Rights Agreement]

Annex F-19
ANNEX G
FORM OF EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 11, 2020 by and between Forum Merger II Corporation, a Delaware corporation which will be renamed to Tattooed Chef, Inc. as of the Effective Date (the “Company”), and [___________] (the “Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date.
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Myjojo”), and Salvatore Galletti (as the Holders Representative), pursuant to which, among other things, Merger Sub will merge with and into Myjojo (the “Merger”) and as a result of the Merger, (i) Myjojo will be the surviving corporation, and (ii) all issued and outstanding capital stock of Myjojo as of a moment in time immediately prior the Merger will convert into the right to receive the consideration set forth in the Merger Agreement in accordance with the terms of the Merger Agreement;
WHEREAS, the Executive is the [__] of Ittella International, LLC (“Ittella”), which is a wholly owned subsidiary of Myjojo, Inc.;
WHEREAS, the Company desires to be assured that the services of the Executive will continue to be available to the Company from and after the closing date of the Merger (the “Effective Date”) and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit; and
WHEREAS, the Company desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement, subject to and contingent upon the closing of the Merger, and the Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. In this Agreement:

“Accrued Obligations” means (A) all previously earned and accrued but unpaid Base Salary and Benefits in accordance with and subject to the terms of the relevant employee benefit plans and (B) any reimbursement owing under Section 3(c) of this Agreement for expenses incurred by the Executive on or before the Termination Date.
“Base Salary” has the meaning given to that term in Section 3(a).
“Benefits” means the employee benefit programs for which senior executive employees of the Company are generally eligible.
“Board” means the Board of Directors of the Company or its successor.
“Business Relation” has the meaning given to that term in Section 9(b).
“Cause” means (i) the Executive’s commission of, or plea of nolo contendere to, any felony or other crime involving moral turpitude; (ii) the Executive’s commission of fraud, theft, embezzlement, self-dealing or misappropriation against the business of the Company Group; (iii) the Executive’s breach of his fiduciary duties to the Company Group; (iv) the Executive’s conviction of any serious offense that results in or would reasonably be expected to result in material financial harm, materially negative publicity or other material harm to any member of the Company Group; (v) the Executive’s excessive use of alcohol or illegal drugs (including but not limited to the misuse or abuse of legal drugs) that adversely affects the Executive’s ability to perform his duties, responsibilities and functions hereunder; (vi) the Executive’s willful or grossly negligent failure to perform any material aspect of his duties and responsibilities hereunder or any lawful directive of the Board or its designee, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after the delivery of written notice thereof to the Executive; (vii) the Executive’s intentional and willful misconduct in the management of any member of the Company Group; (viii) the Executive intentionally causing any member of the Company Group to violate a material local, state or federal law in any respect, unless such violation results from actions approved by the Board, (ix) the Executive’s intentional concealment of known material information from the Board, (x) any act or omission constituting a material

Annex G-1
breach by the Executive of any provision of this Agreement or any other agreement between the Executive and the Company Group, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive, and (xi) any breach by the Executive of Sections 6, 7, 8 and 9 of this Agreement, which, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive.
“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
“Company Group” means the Company, its Subsidiaries and their respective affiliates.
“Competitive Activities” has the meaning given to that term in Section 9(a).
“Confidential Information” means any information proprietary to the Company Group and not generally known, including, without limitation, Trade Secrets (as defined herein), Inventions (as defined herein), technology whether now known or hereafter discovered, and information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know-how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, financial information, personnel information, customer lists, customer histories and records, suppliers, contacts and referral sources, and any lists of names, phone numbers, and addresses of those sources, the particular needs and requirements of customers, the identity of customers and potential customers, lists of customers’ and potential customers’ names, addresses, and phone numbers, and pending business transactions and shall also include confidential and proprietary information of customers and other third parties received by the Company Group. Information may be deemed Confidential Information regardless of its source, and all information designated or treated as Confidential Information by the Company Group shall conclusively be deemed Confidential Information for all purposes.
The term Confidential Information shall not apply to the following: (i) information that is or becomes public knowledge other than through the fault of the Executive; (ii) information that is received by the Executive from a third party who is under no obligation to keep the information confidential; (iii) information that the Executive can show by written records was in the Executive’s possession prior to the date of disclosure by the Company Group to the Executive of the Confidential Information in question; or (iv) information which is individually developed by the Executive, and which the Executive can show by written or other tangible evidence was so independently developed.
“Disability” means the Executive’s inability to perform the material duties, responsibilities or functions of his position with the Company as a result of any mental or physical disability or incapacity for a period of 120 days consecutively, or any 120 days out of a 180-day period, as determined by the Board in its sole discretion. Any dispute between the Executive and the Board with respect to the qualification of a mental or physical disability or incapacity as a Disability shall be resolved by a health care specialist to be mutually agreed upon by the Company and the Executive.
“Effective Date” has the meaning given to that term in the recitals to this Agreement.
“Employment Period” means the period commencing on the Effective Date and ending on the Expiration Date, or such earlier date as contemplated in Section 4.
“Expiration Date” means the three year anniversary of the date of this Agreement or such later anniversary if this Agreement is extended as follows. In the last year of the Agreement, and for each subsequent year thereafter, the Agreement will be automatically extended for a one (1) year period unless written notice has been given by the Company to the Executive or by the Executive to the Company, which notice must be given at least ninety (90) days prior to the Expiration Date, stating that the Company or the Executive is electing to terminate the Employment Period as of the Expiration Date.
“General Release” has the meaning given to that term in Section 4(b).
“Good Reason” means the occurrence of any one or more of the following without the Executive’s written consent, provided that the Executive has given written notice to the Company within sixty (60) days following the occurrence of the event giving rise to Good Reason, and which event remains uncured for thirty (30) days following the Company’s receipt of written notice thereof from the Executive: (i) a material diminution in the Executive’s duties or authority; (ii) a material reduction in the Base Salary other than any such reduction made in connection with a

Annex G-2
broader reduction in base salaries affecting other senior executives of the Company; or (iii) any requirement that Executive relocate to a location that is more than 50 miles from Executive’s residence at the time of the Effective Date.
“Interfering Activities” has the meaning given to that term in Section 9(b).
“Inventions” means all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products, and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Company’s present or future products, services, manufacturing or research.
“Merger” has the meaning given to that term in the recitals to this Agreement.
“Noncompete Period” has the meaning given to that term in Section 9(a).
“Person” has the meaning given to that term in Section 6.
“Proceeding” means any action, suit, proceeding or arbitration, whether civil, criminal, administrative or investigative.
“Severance Period” means the one (1)-year period following the Termination Date.
“Subsidiary” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by any of the Company, directly or through one or more other Subsidiaries.
“Termination Date” means the date of the Executive’s termination of employment under this Agreement for any reason.
“Termination Year” means the year in which the Employment Period is terminated.

“Trade Secret” means information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Work Product” has the meaning given to that term in Section 7.
2. Employment, Position and Duties.
(a) This Agreement shall be effective as of the closing of the Merger, subject to and contingent upon the closing of the Merger.
(b) The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.
(c) During the Employment Period, the Executive shall serve as the [__] of the Company and shall [have the powers, authorities and duties as determined by and directed by the Chief Executive Officer (the “CEO”).]1 / [perform the normal duties, responsibilities and functions of the Chief Executive Officer and President of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder.]2
(d) During the Employment Period, the Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and the Subsidiaries as are consistent with the Executive’s position as [the CEO]1 / [the Board]2 may from time to time reasonably direct, (ii) report to [the CEO]1 / [the Board]2, (iii) devote substantially all of his business time, energy and skill to the performance of his duties for the Company, (iii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, (iv) devote his best efforts and his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries, (v) hold no other employment, and (vi) submit to the Board all business, commercial and investment opportunities presented to the Executive, or of which the Executive becomes aware, that relate to the business of the Company and the Subsidiaries and, unless

Annex G-3
approved by the Board in writing, the Executive shall not pursue, directly or indirectly, any such opportunities on the Executive’s own behalf. Notwithstanding this Section 2(d), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees; provided, that such activities do not, individually or in the aggregate, interfere with the Executive’s performance of his duties, responsibilities and functions to the Company and the Subsidiaries. The Executive shall perform his duties, responsibilities and functions to the Company and the Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy and professional manner and shall comply with the Company’s and the Subsidiaries’ policies and procedures in all material respects.
(e) The Executive’s principal employment office will be located at Ittella’s offices in Paramount, California.
3. Compensation and Benefits.
(a) During the Employment Period, the Executive’s base salary shall be $[_______] per annum (as adjusted up, but not down, from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Executive’s Base Salary will be subject to review annually by the Board to take effect on or about January 1 of each fiscal year during the Employment Period.
(b) The Executive shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies. In addition, during the Employment Period, the Executive shall be eligible to participate in all standard employee benefit programs made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time and at a level consistent with his title, duties and responsibilities. The Company reserves the right to amend any employee welfare or retirement benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof.

(c) During the Employment Period, the Company shall reimburse the Executive for all reasonable out-of-pocket business expenses incurred as a result of the performance of his duties under this Agreement, including, but not limited to, his reasonable customer entertainment expenses, travel expenses, and all other business expenses incurred by him in the course of performing his duties, responsibilities and functions under this Agreement, which are consistent with the Company’s policies in effect and subject to revision from time to time with respect to travel, entertainment and other business expenses, and further subject to the Company’s requirements with respect to reporting and documentation of such expenses.
(d) In addition to the Base Salary, the Executive will be eligible to participate in bonuses based upon the Executive’s performance relative to annual goals and other financial and non-financial performance measures to be to be established by the Board in its reasonable discretion (the “Annual Bonus”). Annual Bonus amounts, to the extent earned for any fiscal year, will be payable in a lump sum on or before March 15th following the end of the fiscal year to which the Annual Bonus relates. The Executive must remain actively employed by the Company and in good standing through the date of payment of any Annual Bonus to earn any such amounts, except as otherwise provided in Section 4(b).
4. Termination and Payment Terms.
(a) The Employment Period shall terminate prior to the Expiration Date upon the occurrence of any of the following events: (i) delivery by the Executive of a written resignation to the Company with no less than ninety (90) days’ advance written notice to the Company or sixty (60) days’ advance written notice to the Company for termination by the Executive for Good Reason; (ii) the death or Disability of the Executive; (iii) the adoption of a good faith resolution by the Board terminating the Executive’s employment with Cause; and (iv) the adoption of a resolution by the Board terminating the Executive’s employment without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive.
(b) Upon the Executive’s termination of employment, the Executive shall be entitled to certain payments and benefits in accordance with the following:
(i) Upon the Executive’s termination of employment by resolution of the Board without Cause or by the Executive for Good Reason, then the Executive shall be entitled to receive (1) the Accrued Obligations,

Annex G-4
payable within thirty (30) days following the Termination Date or such earlier time as required by law and, (2) subject to (1) the Executive’s timely execution and non-revocation of the general release described in Section 4(d) (the “General Release”) and (2) the Executive’s compliance with Sections 6, 7,8 and 9 and the other conditions and limitations in this Agreement, (x) continued payment Base Salary (as was in effect immediately prior to such termination) for the duration of the Severance Period, payable in regular installments in accordance with the Company’s general payroll practices as in effect from time to time, and (y) any earned but unpaid Annual Bonus for the fiscal year immediately preceding the Termination Year, payable when the bonus payments for such fiscal year are otherwise due.
(ii) Upon the Executive’s termination of employment as a result of the Executive’s death, the Executive’s estate or other legal beneficiaries shall be entitled to receive the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law. The Executive’s estate shall not be entitled to any further Base Salary, bonus payments, or Benefits for the Termination Year or any future year, or to any other compensation of any kind;
(iii) Upon the Executive’s termination of employment as a result of the Executive’s Disability, the Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law, but shall not be entitled to any further Base Salary, bonus payments or Benefits (other than as described in clause (2) of this paragraph, or as required by applicable law) for the Termination Year or any future year, or to any other compensation of any kind; and
(iv) Upon the Executive’s termination of employment as a result of the Executive’s voluntary resignation without Good Reason in accordance with Section 4(a) or by good faith resolution of the Board for Cause in accordance with Section 4(a), the Executive shall be entitled to the Accrued Obligations, payable within thirty (30) days following the Termination Date or such earlier time as required by law, but shall not be entitled to any further Base Salary, bonus payments, or Benefits (except as required by applicable law) for the Termination Year or any future year, or to any other compensation of any kind, nature or amount.

(c) Notwithstanding anything to the contrary in this Agreement, as a condition precedent to any obligation of the Company to make payments to the Executive pursuant to Section 4(b)(i) (aside from the Accrued Obligations), the Executive shall be required to deliver to the Company a valid, executed General Release in substantially the form attached hereto as Exhibit A, and shall not revoke such General Release prior to the expiration of any revocation rights afforded to the Executive by applicable law. The Company shall provide the Executive with the General Release prior to the Termination Date, and the Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Termination Date, failing which the Executive will forfeit all rights to any payments described in Section 4(b)(i) (aside from the Accrued Obligations).
(d) The Executive hereby agrees that, except as expressly provided herein, no compensation of any kind, nature or amount shall be payable to the Executive and, except as expressly provided herein, the Executive hereby irrevocably waives any claim for any such compensation including, without limitation, any severance compensation.
(e) Except as otherwise provided in Sections 4(b)(i)-(iv) above, all of the Executive’s rights to Benefits hereunder (if any) shall cease upon the termination of the Employment Period, except as may be required by applicable law.
5. Indemnification.
(a) During the Employment Period and for a period of six (6) years thereafter, the Board shall cause the Company or any successor to the Company to purchase and maintain, at the Company’s own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.
(b) In the event that the Executive is made a party or threatened to be made a party to any Proceeding, other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any member of the Company Group, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another entity, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the governing documents of the Company from and against any liabilities, costs,

Annex G-5
claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.
6. Confidential Information. The Executive shall not use or disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, for any reason or purpose whatsoever, nor shall he make use of any of the Confidential Information for his own purposes or for the benefit of any Person except for any member of the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or the Board or (B) to the extent required to do so by a court of competent jurisdiction. The Executive will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.
7. Intellectual Property, Inventions and Patents. The Executive acknowledges that any Invention that the Executive, either alone or with others (i) makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Company or for a period of one (1) year following such employment, and (ii) directly or indirectly relates to or arises out of the Executive’s employment with Company or the actual or anticipated business, products, technology, or services of Company (“Work Product”) shall be a work for hire and the sole property of the Company. The Executive hereby assigns to Company all rights, title, and interest the Executive obtains in any and all Inventions under this Agreement, and hereby agrees, upon

Company’s request, to execute, verify, and deliver to Company documents including, but not limited to, assignments and applications for Letters of Patent, trademark or copyright registrations, or any other form or method of government protection provided by any local, state, or federal laws of the United States or any other country or political subdivision thereof, and whether such protection is now known or subsequently derived, and to perform such other acts, including, but not limited to, appearing as a witness in any action brought in connection with this Agreement, that is deemed reasonably necessary or appropriate by Company to allow it to obtain the sole right, title, interest and benefit of all such Inventions. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).
The assignment of Inventions and Work (as defined herein) and the Executive’s agreements in connection therewith shall not apply to any Invention or Work for which: (i) no equipment, supplies, facilities, or Confidential Information of the Company Group or services of any of the Company Group’s employees during normal working hours was used; (ii) was developed entirely on the Executive’s own time; (iii) does not relate to the business of the Company Group or the Company Group’s actual or demonstratively anticipated research or development; and (iv) which does not result from any work performed by the Executive for the Company Group. In addition, the assignment of Inventions and Work herein and the Executive’s agreements in connection therewith shall not apply to any Invention or Work which qualify for exclusion under the terms of applicable state law, including, Section 2870 of the California Labor Code, set forth below:
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

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(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”
The Executive shall, during the course of the Executive’s employment and at all times subsequent to the Executive’s employment, hold in strictest and total confidence all Confidential Information. The Executive will at no time, without prior written authorization by the Company (or except pursuant to a confidentiality agreement entered into by the Company in its ordinary course of business), disclose, assign, transfer, convey, communicate, or use for the benefit of any person or entity other than the Company any Confidential Information, nor shall the Executive permit any other person or entity to use Confidential Information in competition with the Company.
8. Work Made for Hire. All work which the Executive performs for the Company Group that is fixed in any tangible medium of expression and which relates to the subject matter pertaining to the Executive’s employment, or that relates in any manner or is directly or indirectly connected with the business, services, products, projects, or Confidential Information of the Company Group, or that involves in any manner the use of any time, material, or facilities of the Company Group, or services of any of the Company Group’s employees during normal working hours is “work made for hire” for the sole and exclusive benefit of the Company Group according to copyright laws (“Work”). The Executive assigns to the Company Group the entire right, title, and interest in and to any and all Work, including, by way of example and not limitation, all designs, drawings, conceptions, and improvements, including any copyrights in all original works of authorship fixed in any tangible medium of expression heretofore or hereafter created for the Company Group by the Executive, or furnished to the Company Group, whether such works are created by the Executive solely or jointly with others. For all such original Work, the Executive agrees to provide documentation satisfactory to the Company Group to assure the originality of all such Work and conveyance of all such right, title and interest, including any patents, trademarks, and copyrights in the Work to the Company Group.
9. Non-Compete, Non-Solicitation.
(a) In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that during the course of his employment with the Company he shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that his services shall be of special, unique and extraordinary value to the Company Group, and therefore, the Executive agrees that, during the Employment Period and for a period of twelve (12) months following the Termination Date (the “Noncompete Period”), the Executive shall not, directly or indirectly, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent or executive, or in any other capacity or relationship, engage in any Competitive Activities within any jurisdiction in which any member of the Company Group had offices and/or conducted business, derived a material portion of its revenues or had demonstrable plan to commence business activities, or participated in or made any investment in any investment or venture which has been consummated or is being pursued or contemplated by the Company Group as of the date of execution of this Agreement and the date of termination of the Executive’s employment. “Competitive Activities” shall mean (A) engaging in, controlling, advising, managing, serving as a director, officer or employee of, acting as a consultant to or contractor or other agent for, receiving any economic benefit from any Competitive Business or (B) investing in or owning any interest publicly or privately in any Person engaged in any Competitive Business. Competitive Activities shall not include (X) any activities taken by the Executive at the direction or, or otherwise on behalf of the Company Group as an employee, consultant or other Person performing similar responsibilities and (Y) the ownership by the Executive or the Executive’s affiliates or immediate family of capital stock or other equity interests of any Person whose securities are listed on a national securities exchange so long as (1) such Person, together with its affiliates, and any member of a group in which such Person or any of its affiliates is a party, do not own more than 2% of the outstanding voting power of such Person and (2) such capital stock or other equity interests of such Person are held solely as a passive investment. The Executive acknowledges that the Company Group conducts business in, and has expended considerable sums to develop and maintain markets in, the foregoing areas and agrees that the scope and duration of the covenant contained herein is reasonable both in time and geographical area and is necessary to protect the Company Group’s legitimate business interests, especially considering the Executive’s position with the Company and other relevant factors.
(b) During the Employment Period and thereafter for the Noncompete Period, the Executive shall not individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, or advisor

Annex G-7
of any such entity, or in any other capacity whatsoever, either directly or indirectly, engage in Interfering Activities. “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, including, without limitation, through use of Trade Secrets or Confidential Information, or in any manner attempting to encourage, solicit, or induce for the purpose of (i) any Person employed by, or providing consulting services to, the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (ii) any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group; or (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring. “Business Relation” shall mean any current or prospective client, customer, licensee, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior twelve (12) month period, in each case, with whom the Executive transacted business on behalf of the Company Group or whose identity became known to the Executive in connection with the Executive’s relationship with the Company Group, or the Executive’s employment by Company. Notwithstanding the foregoing, the Executive may hire those employees responding to a general solicitation not directly targeted at such employees, or those employees actively recruited by the Executive and hired by any member of the Company Group following the execution of this Agreement.
(c) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
(d) In the event of the breach or a threatened breach by the Executive of any of the provisions of this Section 9, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by the Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Notwithstanding anything contained herein to the contrary, should the Executive violate any provision of Sections 6, 7, 8 or 9 of this Agreement, and should the Executive not cure the breach (if curable) to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive, the Executive shall not be entitled to any further payments pursuant to the termination of the Employment Period under Section 4.
(e) The Executive has carefully read and considered the provisions of Sections 6, 7, 8 and 9 and, having done so, acknowledges and recognizes the highly competitive nature of Company’s business, that access to Confidential Information, including Trade Secrets, renders the Executive special and unique within the Company Group and the Company’s industry, and that the Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of the Executive’s employment with Company. In light of the foregoing, the Executive recognizes and acknowledges that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests, Confidential Information, including Trade Secrets, of the Company Group, and are reasonable and valid in geographical and temporal scope.
10. Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or non-solicit agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT HE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING HIS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THAT HE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

Annex G-8
11. Tax Withholding. All amounts payable to the Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes, and the Company shall be entitled to deduct or withhold from any amounts payable to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to the Executive’s compensation or other payments or the Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).
12. Survival. This Agreement survives and continues in full force in accordance with its terms notwithstanding the expiration or termination of the Employment Period.
13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to the Executive:
To the Executive’s address most recently on file in the payroll records of the Company.
With a copy to:
[NAME]
[ADDRESS]
Attention:
Email:
Telephone:
Facsimile:
Notices to the Company:
Forum Merger II Corporation
Forum Merger II Corporation

1615 South Congress Avenue
Suite 103
Delray Beach, FL 33445
Attention: Marshall Kiev
David Boris
Email: mk@mkcapitalpartners.com
david@forummerger.com
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
14. Stock Ownership. During the Employment Period, the Executive may be expected to maintain a specified level of ownership of stock of the Company, in accordance with guidelines that may be established by the Board or the Board’s Compensation Committee from time to time.
15. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
16. Section 280G of the Code. Notwithstanding anything to the contrary in this Agreement, the amount to be paid by the Company to the Executive pursuant to this Agreement shall be limited such that the total “parachute payments” (as defined in Section 280G(b)(2)(A)(i) of the Code) made to the Executive by the Company pursuant to this Agreement or otherwise does not exceed the product of 2.99 times the “base amount” (as defined in Section 280G(b)(3) of the Code) for the Executive.

Annex G-9
17. Section 409A of the Code.
(a) It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code (“Section 409A”) to the fullest extent permissible under applicable law; provided, that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.
(b) If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Termination Date, the Executive shall not be entitled to any payment or benefit pursuant to Section 4(b) until the earlier of (A) the date which is six (6) months after his separation from service (within the meaning of Section 409A) for any reason other than death, or (B) the date of the Executive’s death; provided, that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s separation from service that are not so paid by reason of this Section 16(b) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after the Executive’s separation from service (provided that in the event of the Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(c) Any reimbursement payment or in-kind benefit due to the Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to

Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.
(d) For purposes of Section 409A, the Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.
18. Complete Agreement. This Agreement and those documents expressly referred to herein, including the exhibits to this Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, however, that any non-competition, non-solicitation and other restrictive covenant agreements between the Executive and the Company Group, including, without limitation, the Confidentiality, Invention and Non-Interference Agreement between Ittella International, LLC, UMB Capital Corporation, and the Executive, dated as of April 15, 2019, shall continue in full force and effect in accordance with their terms. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.
19. Effectiveness. The effectiveness of this Agreement is conditioned upon the closing of the Merger. Accordingly, this Agreement shall be void and of no further force or effect if the Merger Agreement is validly terminated in accordance with its terms prior to the closing of the Merger.
20. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Annex G-10
21. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable.
22. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or of another State) and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware. The Executive represents that the Executive has had the opportunity to seek, and has in fact been individually represented by, legal counsel in negotiating the terms of this Agreement, including with respect to the choice of Delaware law as the governing law of this Agreement and Delaware courts as the jurisdiction for any judicial proceedings arising out of or relating to this Agreement.
23. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
24. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
25. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
26. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of the Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. The Executive shall submit to reasonable physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.
27. Executive’s Cooperation. During the Employment Period, the Executive shall cooperate with the Company and the Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company ail pertinent information and turning over to the Company all relevant documents which are in or may come into the Executive’s possession, ail at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event the Company requires the Executive’s cooperation in accordance with this Section 26, the Company shall promptly reimburse the Executive solely for reasonable travel expenses (including, but not limited to, lodging and meals), upon submission of receipts.
[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FORUM MERGER II CORPORATION

By:
Its:	Marshall Kiev, Co-CEO and President

EXECUTIVE

[NAME]

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Exhibit A
FORM OF AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (the “Agreement and General Release”) is made and entered into on _____________, 2020 by and between [______] (“Executive”) and Tattooed Chef, Inc. (“Employer”).
WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:
1.      In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 4(b) of the employment agreement between Executive and Employer dated June 11, 2020 (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for his18 promises, covenants and agreements in this Agreement and General Release. Executive acknowledges and agrees that the confidentiality, intellectual property assignment, non-competition, non-solicitation and other restrictive covenants contained in the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, and Executive hereby reaffirms Executive’s agreement to comply with such Restrictive Covenants.
2.      The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, its subsidiaries, their respective past and present affiliates, and the respective officers, directors, owners, members, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). For the avoidance of doubt, this Agreement and General Release provides for the sole and exclusive benefits for which Executive is eligible as a result of his termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.
3.      Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.
4.      To the extent permitted by applicable law, Executive agrees that he will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Employer immediately of his receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to Employer in writing any and all work-related injuries that he has suffered or sustained during his employment with Employer or its affiliates.
5.      Executive represents that he has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court.
6.      Executive fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Agreement and General Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Agreement and General Release; (ii) to enforce the terms of this Agreement and General Release; (iii) for the provision of accrued benefits conferred to Executive or his beneficiaries

Annex G-13
under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans or any equity plan to which Executive participated in connection with his employment with Employer; (iv) for fees, expenses and costs, including on behalf of Executive’s attorney; (v) based on Executive’s existing rights to indemnification, if any, by the Employer or its affiliates pursuant to the Employer’s or affiliate’s governing documents or other written arrangements for acts committed during the course of Executive’s employment or existing rights to coverage under any; and (vi) based on Executive’s existing coverage under any directors and officers insurance policy in accordance with the terms of such policy. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment by Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Agreement and General Release does not purport to waive any claim for worker’s compensation or unemployment benefits, and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.
7.      Executive specifically acknowledges that Executive is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive, being aware of this section, hereby expressly waives and relinquishes all rights and benefits Executive may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.
8.      Nothing in this Agreement and General Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Agreement, with any governmental agency or from participating in or cooperating with any investigation conducted by any governmental agency. Nevertheless, Executive agrees and understands that this Agreement and General Release waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Agreement and General Release.
9.      Executive acknowledges that all confidential information regarding Employer’s or any of its affiliates’ business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with his employment with Employer or any of its affiliates is the exclusive property of Employer or such affiliate. Upon or before execution of this Agreement and General Release, Executive will return to Employer all originals and copies of any material containing confidential information, and Executive further agrees that he will not, directly or indirectly, use or disclose such information. Executive will also return to Employer upon or before execution of this Agreement and General Release any other items in his possession, custody or control that are the property of Employer, including, but not limited to, his files, credit cards, identification card, data storage devices, passwords and office keys.
10.    Executive acknowledges that (i) he has been given at least twenty-one (21) calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) he has seven (7) calendar days from the date he executes this Agreement and General Release in which to revoke it; and (iii) this

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Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NAME/TITLE AND ADDRESS], by midnight on or before the seventh calendar day after Executive signs the Agreement and General Release.
11.    Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement and General Release. Executive hereby acknowledges that he understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by him.
12.    Executive agrees that he will treat the existence and terms of this Agreement and General Release as confidential and will not discuss the Agreement and General Release, its terms or the circumstances surrounding his separation from service with Employer or its affiliate with anyone other than: (i) his counsel or tax advisor as necessary to secure their professional advice, (ii) his spouse or (iii) as may be required by law.
13.    Any non-disclosure provision in this Agreement and General Release does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement and General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-

regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Employer to make any such reports or disclosures and that he is not required to notify the Employer that he has made such reports or disclosures.
14.    Executive shall not make any oral or written statements, either directly or through other persons or entities, which are (i) disparaging to the Employer or any of the Employer’s affiliates, or the management, officers, directors, services, products or operations thereof, or (ii) likely to adversely affect the business relationship of the Employer or its affiliates with the public generally or with any of their respective customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, partners, contractors or employees. Notwithstanding the foregoing, it shall not be a violation of this provision for Executive to make truthful statements when required by compulsory legal process or as otherwise may be required by law.
15.    In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during his employment with Employer or its affiliate, Executive agrees to cooperate with Employer or its affiliate by voluntarily providing truthful and full information as reasonably necessary for Employer or its affiliate to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.
16.    Executive shall indemnify and defend the Company against any claim arising out of this Agreement for unpaid taxes which may be made by any state or federal agency for any taxes, interest, fines or penalties.
17.    Executive agrees not to seek reemployment or an independent contractor relationship with the Company at any time.
18.    Executive agrees to hold in strictest confidence and not to disclose to any person, firm, or corporation or to use to compete with Company, without the express authorization of the CEO of the Company, any confidential or proprietary information relating to the business of Company. Confidential or proprietary information includes, but is not limited to: trade secrets, processes, formulas, computer programs, data, know-how, inventions, improvements, techniques, marketing plans, forecasts, discounts, customer and supplier lists.
19.    The parties acknowledge that each would be irreparably harmed by any breach of the commitments in the Agreement by the other party, and that in the event of any such breach, the prevailing party shall be entitled to the recovery of all costs and attorneys’ fees incurred in bringing an action for breach of the Agreement. Any such action would have no effect on the validity or enforceability of the Agreement.

Annex G-15
20.    This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.
21.    This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Sections 6, 7, 8 and 9 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.
22.    The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and General Release and the remainder of the Agreement and General Release shall remain in full force and effect.
23.    This Agreement and General Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement and General Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
24.    All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought in the United States District Court for the District of Delaware, provided that if the judicial proceeding shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of Delaware. By executing and delivering this Agreement and General Release, each party irrevocably: accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement and General Release in any court of competent jurisdiction.
25.    Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.
26.    The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
[Signatures on Following Page]

Annex G-16
PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYER
TATTOOED CHEF, INC.

By:
Name:
Title:

EXECUTIVE

[NAME]

Date:

Annex G-17
June 11, 2020
VIA ELECTRONIC MAIL
Mr. Giuseppe Bardari
Via Riviera Prangi
Lotto Colace 89812 Pizzo (VV), Italy
RE:    Letter of Intent for Directorship Agreement
Dear Mr. Bardari:
We are pleased to submit this letter of intent (this “Letter of Intent”) to offer you (the “Executive”) the positon of President of Ittella Italy S.R.L. (the “Company”). Below is summary of key terms of the proposed directorship agreement (the “Directorship Agreement”).

Terms of Directorship Agreement
Position	The Executive will serve as President of the Company and will agree to perform the normal duties, responsibilities and functions of the Direttore Generale of a company of a similar size and type.[1]
Base Salary	The Executive’s base salary will be 30,000.00 € per month.
Benefits	The Executive will be eligible to participate in all standard employee benefit programs made available by the Company to the Company’s executive employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time and at a level consistent with his title, duties and responsibilities. The Executive will be entitled to four (4) weeks of paid vacation each calendar year in accordance with the Company’s policies.
Bonus
The Executive will be eligible to participate in bonuses based upon the Executive’s performance relative to annual goals and other financial and non-financial performance measures to be to be established by the Board of Directors of Tattooed Chef, Inc. (the “Parent”), in its reasonable discretion.

Employment Period	The initial employment period will commence on the effective date of the Directorship Agreement and continue for a period of three years, unless otherwise terminated or extended in accordance with the terms of the Directorship Agreement.
Restrictive Covenants	The Executive will agree to be bound by customary non-compete and non-solicitation covenants benefiting the Company and Parent that will survive for twelve (12) months following the termination date of the Directorship Agreement.
Governing Law	The Directorship Agreement will be governed by Italian law.
____________
1        Provided such position compiles with Italian law.

Annex G-18

It is understood and agreed that this Letter of Intent does not contain all matters upon which agreement must be reached in order to finalize the Directorship Agreement. The parties hereto agree that they will continue to work in good faith to negotiate and finalize the Directorship Agreement on substantially the terms contained herein.
Please indicate your acceptance of this Letter of Intent by having the space provided below executed and returning to us a signed copy.

Sincerely,

Stephanie Dieckmann, COO Ittella International, LLC on behalf of Ittella Italy S.R.L.
Agreed and Accepted:
EXECUTIVE
____________________________________
Giuseppe Bardari

Annex G-19
ANNEX H
FORM OF RESTRICTIVE COVENANT AGREEMENT

RESTRICTIVE COVENANT AGREEMENT
This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of [__], 2020 by and between Forum Merger II Corporation, a Delaware corporation (“Parent”), and [__] (the “Restricted Party”, and together with Parent, the “Parties”, and each a “Party”). References to the “Company” in this Agreement shall refer to Parent after giving effect to the consummation of the Merger (as defined below) and each of Parent’s direct or indirect Subsidiaries (including Ittella) and any of their respective successors-in-interest or joint ventures (if any).
RECITALS
WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of June 11, 2020 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Parent, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation (together with its subsidiaries, “Ittella”) and the Holder Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
WHEREAS, Parent (i) is a publicly listed special purpose acquisition vehicle, which has been established for the purpose of effecting an initial business combination, and (ii) has no material operating assets (other than those of a kind customarily held by a special purpose acquisition vehicle).
WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Parent, Merger Sub, Ittella and the Holder Representative will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with Ittella continuing as the Surviving Subsidiary.
WHEREAS, as a result of the Merger, (i) the stockholders of Ittella that existed a moment in time prior to the Merger, will have their equity interests in Ittella cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) Ittella (as the Surviving Subsidiary) will be a wholly-owned Subsidiary of Parent.
WHEREAS, the Restricted Party acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Merger, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Parent’s willingness to enter into the Merger Agreement and consummate the Merger, (iii) the Restricted Party shall receive substantial direct and indirect benefits by the consummation of the Merger (including the Restricted Party’s portion of the consideration received by such Restricted Party in connection with the Merger), and (iv) Parent and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Restricted Party breached the provisions of this Agreement.
WHEREAS, as a condition to the consummation of the Merger, the Restricted Party has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Party and Parent, intending to be legally bound, agree as follows:
AGREEMENT
1.      Covenants of the Restricted Party.
1.1.   Restrictive Covenants.
1.1.1. Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner or

Annex H-1
contractor), or engage in activities or businesses, or establish any new businesses, within North America or Europe (the “Territory”) any business that is competitive with the business operated by the Company as of the Signing Date or as of immediately prior to the Closing, including any activities or business (i) engaged in the production, marketing or distribution of (a) plant-based meals or dishes, (b) value-added fruit and vegetables, (c) plant- and/or dairy-based pizza toppings, or (d) plant-based novelty food products, or (ii) that offers any product or service in the same line of business or product or service category as any product or service offered by the Company or in development by the Company (collectively, the “Business”). Notwithstanding the foregoing, this Section 1.1.1 shall be deemed not breached solely as a result of the ownership by the Restricted Party or any of his, her or its Affiliates of less than an aggregate of 1% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and is listed on a national securities exchange. For the avoidance of doubt, this Agreement shall not restrict the Restricted Party from performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries. Notwithstanding anything to the contrary herein, Restricted Party shall in no way be restricted or prohibited from continuing to hold his passive investment in Good Karma Foods (provided, that, while he may take action to maintain his percentage ownership of Good Karma Foods as of the date hereof, he may not take any action the effect of which would result in an increase in his percentage ownership of Good Karma Foods as of the date hereof unless previously approved by the Monitoring Committee of the Company, which the Company agrees will not be unreasonably withheld, conditioned, or delayed). For the sake of clarity, any increase in Restricted Party’s percentage ownership of Good Karma Foods through the actions of others (such as redemptions, stock splits, or the like) shall not be governed by this restriction.
1.1.2. Non-Solicitation of Business Relations. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, directly or indirectly, (i) interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, contact, induce or attempt to induce (or assist any other Person in soliciting, contacting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, Ittella had either (a) entertained discussions, (b) requested or received information relating to the acquisition of such Person or business, (c) identified to Parent that such Person or business was a potential acquisition target of Ittella, or (d) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the twelve (12) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the twelve (12) month period prior to the Closing, had a business relation (provided, that any such Person contemplated by this sub-clause (y)) is, was or was likely to become, material to the Company)
1.1.3. Non-Solicitation of Personnel; No Hire. During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Parent; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 1.1.3 shall not prevent the Restricted Party or any of his, her or its Affiliates (not including the Company) from making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Parent.
1.1.4. Non-Disparagement. From and after the date hereof, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, make any negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 1.1.4 shall prevent the Restricted Party from (i) performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement to the extent, but only to the extent, (a) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place, or (b) required by Law or Governmental Authority.

Annex H-2
1.2    Remedies.
1.2.1 During the duration of any breach of Section 1.1 by the Restricted Party, the restricted period set forth herein shall be tolled.
1.2.2 The Restricted Party acknowledges and agrees that (i) the covenants and agreements contained in Section 1.1 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Parent pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Parent, the Company and the Business; (iii) a breach by the Restricted Party of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Restricted Party will receive valuable consideration (including, as applicable, significant benefits, equity in Parent, cash payments and other valuable consideration), both directly or indirectly, from Parent in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Section 1.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, Section 1.1 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Parent and the Restricted Party hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.
2.      Miscellaneous.
2.1.     Severability. Subject to and without limiting the application of Section 1.2, in the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Subject to and without limiting the application of Section 1.2, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
2.2.     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
2.3.     Jurisdiction; Waiver of Jury Trial.
2.3.1. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.3.1.

Annex H-3
2.3.2. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2.3.2.
2.4. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Parent or the Company shall be effective unless (i) provided by the Parent prior to the Closing, or (ii) provided by the Company at the direction or with the approval of the Monitoring Committee.
2.5. Counterparts and PDF or Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.
2.6. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.
2.7. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Parent (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Restricted Party, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

2.8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 2.7:
if to Parent (prior to the Closing):
Forum Merger II Corporation
1615 South Congress Avenue
Suite 103
Delray Beach, FL 33445
Attention:  Marshall Kiev
David Boris
Email:  mk@mkcapitalpartners.com
david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention:  Joel Rubinstein
Email:  jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email:  kgann@winston.com

Annex H-4
if to Parent (following the Closing):
Forum Merger II Corporation
6305 Alondra Blvd.
Paramount, CA 90723
Attention:  The Monitoring Committee
Email:  david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention:  Joel Rubinstein
Email:  jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention:  Kyle Gann
Email:  kgann@winston.com
if to the Restricted Party:
[__________]
[__________]
[__________]
[__________]
2.9. Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.
[Signature page follows]

Annex H-5
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:
FORUM MERGER II CORPORATION

By:
Name:	Marshall Kiev
Title:	Co-CEO and President

RESTRICTED PARTY:

[___________________]
[Signature Page to Restrictive Covenant Agreement]

Annex H-6
ANNEX I
FORM OF SPONSOR LETTER AGREEMENT

Forum Investors II, LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
June 11, 2020
Forum Merger II Corporation
c/o Forum Investors II, LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Myjojo, Inc.
c/o Ittella International LLC
6305 Alondra Blvd.
Paramount, CA 90723
Attention: Salvatore Galletti, Chief Executive Officer
Salvatore Galletti, as Holder Representative
6305 Alondra Blvd.
Paramount, CA 90723
Re: Sponsor Earnout Letter
Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”), by and among (i) Forum Merger II Corporation, a Delaware corporation (the “Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.
In order to induce the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this letter agreement (this “Agreement”). Pursuant to and subject to the terms and conditions of this Agreement, the Sponsor agrees to place into escrow 2,500,000 shares of Parent Common Stock that were purchased by Sponsor in a private placement prior to the IPO (the “Sponsor Earnout Shares”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the undersigned parties hereby agrees as follows:
1.      The Sponsor hereby agrees that, upon and subject to the Closing, the Sponsor will place the Sponsor Earnout Shares into escrow in accordance with the terms and conditions of the Merger Agreement. Sponsor acknowledges and agrees that such Sponsor Earnout Shares will thereafter be subject to the vesting terms set forth in the Merger Agreement and if such vesting conditions are not satisfied, such Sponsor Earnout Shares shall be subject to forfeiture. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and the undersigned parties agree to cooperate with the Sponsor in securing the removal of such restrictive legends, if any, that have been placed on the Sponsor Earnout Shares).
2.      The Sponsor hereby agrees that, from and after the Closing, the Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, any of the Sponsor Earnout Shares, unless and until such shares have become vested in accordance with the terms of the Merger Agreement.
3.      This Agreement, together with the Merger Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

Annex I-1
4.      No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.
5.      This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Section 10.6, 10.7, 10.10 and 10.12 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.
6.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with notices to the Sponsor, the Parent, the Company and the Holder Representative being sent to the addresses set forth therein, in each case with all copies as required thereunder.
7.      This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.
[Remainder of Page Intentionally Left Blank; Signature page follows]

Annex I-2
Please indicate your agreement to the foregoing by signing in the space provided below.

FORUM INVESTORS II, LLC
By:
Name:	David Boris
Title:	Manager
Accepted and agreed, effective as of the date first set forth above:

FORUM MERGER II CORPORATION
By:
Name:	Marshall Kiev
Title:	Co-CEO and President

MYJOJO, INC.
By:
Name:	Salvatore Galletti
Title:	President

SALVATORE GALLETTI, solely in his capacity under the
Merger Agreement as the Holder Representative

Annex I-3
ANNEX J
FORM OF ESCROW AGREEMENT (HOLDER REPRESENTATIVE)

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and among Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent”), Salvatore Galletti, in the capacity as the initial Holder Representative under the Merger Agreement (as defined below) (the “Holder Representative” and, together with the “Parent”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent,

(iii) Myjojo, Inc., a Delaware corporation, and (iv) the Holder Representative, in his capacity as the initial Holder Representative thereunder.
RECITALS
WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit one hundred thousand (100,000) shares of Parent Common Stock (the “Adjustment Escrow Stock”) into an adjustment escrow account (the “Adjustment Escrow Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement; and
WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit Five Million (5,000,000) shares of Parent Common Stock (the “Ittella Holdback Shares”) into an escrow account (the “Ittella Holdback Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.      Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.
2.      Escrow Property.
(a)     Simultaneous with the execution and delivery of this Agreement, Parent is depositing, or causing to be deposited, with the Escrow Agent the Adjustment Escrow Stock and the Ittella Holdback Shares, in book-entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (collectively, the “Escrow Shares”) into the Adjustment Escrow Account and the Ittella Holdback Account, respectively (collectively, the “Escrow Accounts” or, individually, each an “Escrow Account”), which are separate and distinct accounts. The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.
(b)     For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.
3.      Investment of Escrow Funds.
(a)     Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.

Annex J-1
(b)     The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month.
(c)     The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.
4.      Disposition and Termination of the Escrow Property.
(a)     The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:

(i)     Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Parent or the Holder Representative, as applicable, in accordance with such Joint Release Instruction.
(ii)     Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.
(iii)     All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.
(iv)     Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.
(b)     Certain Definitions.
(i)     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.
(ii)     “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.
(iii)     “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Parent and the Holder Representative directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.
(iv)     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

Annex J-2
(v)     “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.
5.      Escrow Shares.
(a)     Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the applicable Escrow Account for such Escrow Shares pending release of such Escrow Shares.
(b)     With respect to the Escrow Shares, Parent shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Parent.

6.      Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Parent or the Holder Representative alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
7.      Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Parent and the Holder Representative acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires

Annex J-3
or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.

8.      Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.
9.      Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Parent or the Holder Representative, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Parent and the Holder Representative agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Parent and one-half by the Holder Representative. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
10.    Tax Matters.
(a)     The Holder Representative shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.
(b)     The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
(c)     The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
11.    Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Parent and the Holder Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

Annex J-4
12.    Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below.

It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.
if to the Parent, then to:
Tattooed Chef, Inc.
c/o Monitoring Committee
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Holder Representative, then to:
Salvatore Galletti
6305 Alondra Blvd.
Paramount, CA 90723
Email: sgalletti@ittellafoods.com
with a copy (which shall not constitute notice) to:
Rutan & Tucker, LLP
611 Anton Blvd.
Costa Mesa, CA 92626
Attn: Ellis Wasson
Email: ewasson@rutan.com
or, if to the Escrow Agent, then to:
Citibank, N.A.
c/o Citi Private Bank
227 W. Monroe Street, 3rd Floor
Chicago, IL 60606
Attn: Connie Feltenberger
Telephone No.: (312) 384-1446
Facsimile No.: (312) 546-6726
E-mail: connie.feltenberger@citi.com

Annex J-5
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
13.    Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Parent and the Holder Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.

14.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
15.    Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
16.    Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.
17.    Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments

Annex J-6
from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.
18.    Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
19.    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non- individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
20.    SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.
Parent:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
Holder Representative:
☐      Yes, we are authorized to release your name, address and share positions.
☐      No, we are not authorized to release your name, address and share positions.
21.    Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Annex J-7
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex J-8
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Holder Representative:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex J-9
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:
CITIBANK, N.A.
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex J-10
Schedule 1
ESCROW AGENT FEE SCHEDULE
Citibank, N.A., Escrow Agent
Acceptance Fee
To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:
Fee:    WAIVED
Administration Fee
The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.
Fee:    $7,500.00
Tax Preparation Fee
To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:
Fee:    WAIVED

Transaction Fees
To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:
Fee:    WAIVED
Other Fees
Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.
TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Annex J-11
EXHIBIT A-1
Certificate as to Parent Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex J-12
EXHIBIT A-2
Certificate as to Holder Representative Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Holder Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Holder Representative. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex J-13
ANNEX K
FORM OF ESCROW AGREEMENT (SPONSOR)

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and among Forum Investors II LLC, a Delaware limited liability company, (the “Sponsor”), Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent” and, together with the “Sponsor”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation, and (iv) Salvatore Galletti, in his capacity as the initial Holder Representative thereunder.
RECITALS
WHEREAS, the Merger Agreement provides that, at the Closing, Sponsor shall deposit Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock (the “Sponsor Shares”) into an escrow account (the “Sponsor Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.      Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.
2.      Escrow Property.
(a)     Simultaneous with the execution and delivery of this Agreement, Sponsor is depositing, or causing to be deposited, with the Escrow Agent the Sponsor Shares, in book- entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (the “Escrow Shares”) into the Sponsor Account (the “Escrow Account”). The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.
(b)     For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.
3.      Investment of Escrow Funds.
(a)     Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.
(b)     The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.
(c)     The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

Annex K-1
4.      Disposition and Termination of the Escrow Property.
(a)     The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:
(i)     Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Sponsor or the Parent, as applicable, in accordance with such Joint Release Instruction.
(ii)     Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iii)     All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.
(iv)     Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.
(b)     Certain Definitions.
(i)     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.
(ii)     “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.
(iii)     “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Sponsor and the Parent directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.
(iv)     “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.
(v)     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
5.      Escrow Shares.
(a)     Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the Escrow Account for such Escrow Shares pending release of such Escrow Shares.

Annex K-2
(b)     With respect to the Escrow Shares, Sponsor shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Sponsor.
6.      Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this

Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Sponsor or the Parent alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
7.      Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Sponsor and the Parent acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.

Annex K-3
8.      Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.
9.      Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the

Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Sponsor or the Parent, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Sponsor and the Parent agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Sponsor and one-half by the Parent. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
10.    Tax Matters.
(a)     The Sponsor shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.
(b)     The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
(c)     The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
11.    Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Sponsor and the Parent that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.
12.    Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business

Annex K-4
Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.
if to the Sponsor, then to:
Forum Investors II LLC
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP 200

Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Parent, then to:
Tattooed Chef, Inc.
c/o Monitoring Committee
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
Attn: David Boris, Co-Chief Executive Officer
Email: david@forummerger.com
with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 Park Avenue
New York, New York 10166
Attention: Joel Rubinstein
Email: jrubinstein@winston.com
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Kyle Gann
Email: kgann@winston.com
or, if to the Escrow Agent, then to:
Citibank, N.A.
c/o Citi Private Bank
227 W. Monroe Street, 3rd Floor
Chicago, IL 60606
Attn: Connie Feltenberger
Telephone No.: (312) 384-1446
Facsimile No.: (312) 546-6726
E-mail: connie.feltenberger@citi.com

Annex K-5
Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.
13.    Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Sponsor and the Parent after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.
14.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
15.    Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
16.    Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.
17.    Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments

Annex K-6
from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.
18.    Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
19.    Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non- individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
20.    SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.
Sponsor:
☐     Yes, we are authorized to release your name, address and share positions.
☐     No, we are not authorized to release your name, address and share positions.
Parent:
☐     Yes, we are authorized to release your name, address and share positions.
☐     No, we are not authorized to release your name, address and share positions.
21.    Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Annex K-7
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Sponsor:
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex K-8
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:
By:
Name:
Its:

Signature Page to Escrow Agreement

Annex K-9
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:
CITIBANK, N.A.
By:
Name:
Its:
Signature Page to Escrow Agreement

Annex K-10
Schedule 1
ESCROW AGENT FEE SCHEDULE
Citibank, N.A., Escrow Agent
Acceptance Fee
To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:
Fee:    WAIVED
Administration Fee
The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.
Fee:    $7,500.00
Tax Preparation Fee
To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:
Fee:    WAIVED
Transaction Fees
To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:
Fee:    WAIVED
Other Fees
Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Annex K-11
EXHIBIT A-1
Certificate as to Sponsor Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sponsor and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Sponsor. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex K-12

EXHIBIT A-2
Certificate as to Parent Authorized Signatures
The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone
Exhibit to Escrow Agreement

Annex K-13
ANNEX L
FORM OF DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT
THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [__________], 2020 (the “Effective Time”), by and among Tattooed Chef, Inc., a Delaware corporation (f/k/a Forum Merger II Corporation) (the “Company”), and Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of June 11, 2020, by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation, Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the initial Holder Representative thereunder;
WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Forum Parties”) and for the other direct and indirect equityholders of the Company; and
WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Forum Parties, with such rights, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:
ARTICLE I
NOMINATION RIGHT
Section 1.1     Board Nomination Right.
(a)     From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, three (3) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.1(a), a “Nominee” and, collectively, the “Nominees”); provided, that no fewer than one (1) of such individuals must be a female. At the Effective Time, unless otherwise designated by the Sponsor, the Nominees shall be David Boris and such other Nominees as shall have been designated by the Sponsor in writing in compliance with the criteria set forth with respect to such Nominees in the immediately preceding sentence.
(b)     The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class I directors (as defined in the Company’s Organizational Documents, each a “Class I Director”) with terms ending at the Company’s 2021 annual meeting.
(c)     From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class I Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class I Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the

Annex L-1
Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of Class I Directors.

(d)     If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate such individual for election or appointment as a director pursuant to Section 1.1(a), be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee.
(e)     Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.
(f)     The Company shall indemnify the Nominees on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.
(g)     Nominees shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.
(h)     Notwithstanding the provisions of this Section 1.1, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the [Nominating and Corporate Governance] Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.
ARTICLE II
MISCELLANEOUS
Section 2.1     Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the fifteen (15)-month anniversary of the Effective Time.
Section 2.2     Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.
Section 2.3     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 2.4     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other parties, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the other parties shall not be required.

Annex L-2
Section 2.5     No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.
Section 2.6     Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.
Section 2.7     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 2.8     Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.
Section 2.9     Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 2.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section 2.11     Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.
Section 2.12     Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.
Section 2.13     Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Annex L-3
Section 2.14     Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.
Section 2.15     Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Signature Page Follows.]

Annex L-4
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

TATTOOED CHEF, INC.

By:
Name:
Title:

FORUM INVESTORS II LLC

By:
Name:	David Boris
Title:

Annex L-5
Exhibit A
FORM OF IRREVOCABLE RESIGNATION
[__], 2020
[NEW PUBCO NAME]
[ADRESS]
ATTENTION: SECRETARY
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 1.1(e) of the Director Nomination Agreement, dated as of [__], 2020 (the “Agreement”), by and between Tattooed Chef, Inc. (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.
This resignation may not be withdrawn by me at any time.
Sincerely,
___________________
[Applicable Nominee]

Annex L-6

FOR THE SPECIAL MEETING IN LIEU OF THE 2020 ANNUAL MEETING
OF STOCKHOLDERS OF FORUM MERGER II COPRORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y C A R D

The undersigned hereby appoints David Boris and Marshall Kiev (the "Proxies"), and each of them independently, with full power of substitution, as proxies to vote all of the shares of common stock of Forum Merger II Corporation (the "Company"), a Delaware corporation, that the undersigned is entitled to vote (the "Shares") at the special meeting in lieu of the 2020 annual meeting of stockholders of the Company to be held at 9:00 a.m., Eastern time, on Thursday, October 15, 2020, virtually at https://www.cstproxy.com/forummerger/smp2020 (the "special meeting"), and at any adjournments and/or postponements thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5, 6 AND 7. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting in lieu of the 2020 Annual Meeting of Stockholders to be Held on October 15, 2020.
This notice of the special meeting and the accompanying proxy statement and Form 10-K are available at: https://www.cstproxy.com/forummerger/smp2020

EXHIBIT D

0001741231 false 0001741231 2020-10-15 2020-10-15 0001741231 dei:FormerAddressMember 2020-10-15 2020-10-15 0001741231 TTCF:CommonStock0.0001ParValuePerShareMember 2020-10-15 2020-10-15 0001741231 TTCF:WarrantsEachExercisableForOneShareOfCommonStockMember 2020-10-15 2020-10-15 iso4217:USD xbrli:shares iso4217:USD xbrli:shares

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2020

TATTOOED CHEF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6305 Alondra Blvd.
Paramount, CA 90723
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (562) 602-0822

Forum Merger II Corporation
1615 South Congress Avenue, Suite 103
Delray Beach, FL 33445
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TTCF	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	TTCFW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 15, 2020, Forum Merger II Corporation, a Delaware corporation (“Forum” or “the Company”), held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, a total of 18,479,592 (72.04%) of Forum’s issued and outstanding shares of common stock held of record as of September 28, 2020, the record date for the Special Meeting, were present either in person or by proxy, which constituted a quorum. Forum’s stockholders voted on the following proposals at the Special Meeting, each of which was approved and described in more detail in Forum’s definitive proxy statement filed with the Securities and Exchange Commission on October 1, 2020. The final vote tabulation for each proposal is set forth below.

1.
Business Combination Proposal. To approve and adopt the Agreement and Plan of Merger, dated as of June 11, 2020 (as amended, the “Merger Agreement”), by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Myjojo, Inc., a Delaware corporation (“Ittella Parent”), and Salvatore Galletti, in his capacity as the holder representative (the “Holder Representative), as amended by the First Amendment, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Ittella Parent, with Ittella Parent surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned subsidiary of the Company, and approve the other transactions contemplated thereby (the “business combination”). The final voting tabulation for this proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,469,370	9,097	1,125	0

2.
Nasdaq Proposal. To approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination. The final voting tabulation for this proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,453,685	14,449	11,458	0

3.
Charter Proposal. To approve the Company’s proposed second amended and restated certificate of incorporation (the “proposed charter”) in connection with the business combination. The Charter Proposal was approved. The final voting tabulation for this proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,457,910	10,179	11,503	0

4.
Advisory Charter Proposals. To approve and adopt, on a non-binding advisory basis, certain differences between the Company’s amended and restated certificate of incorporation (as amended through the date of this proxy statement, the “current charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals:

A.	To provide that any amendment to provisions of the current charter and proposed bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,939,177	531,928	8,487	0

1

B.	To provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, be governed by a provision substantially similar to Section 203 of the Delaware General Corporation Law. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,891,011	559,925	28,656	0

C.
To provide that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act of 1933, as amended. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,402,752	64,179	12,661	0

D.	To provide that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,907,301	563,131	9,160	0

E.	To change the name of the new public entity to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,458,326	13,784	7,482	0

F.	To, upon completion of the business combination and the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), into the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), increase the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to 1,010,000,000 shares, which would consist of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the proposed charter: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,861,452	573,278	44,862	0

G.	To eliminate various provisions applicable only to blank check companies. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,439,887	12,029	27,676	0

2

H.	To change the classification of the Board from two classes to three classes of directors, with each class elected for staggered terms. The final voting tabulation for this sub-proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,880,716	584,984	13,892	0

5.
Incentive Plan Proposal. To approve the Tattooed Chef, Inc. 2020 Incentive Award Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan. The final voting tabulation for this proposal was as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,393,977	48,920	36,695	0

6.
Director Election Proposal. To elect nine directors to serve staggered terms on the Board until immediately following the 2021, 2022 and 2023 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified. Each of the director nominees were elected. The final voting tabulation for this proposal was as follows:

Nominee	Votes For	Abstentions	Broker Non-Votes
Ryan Olohan	18,453,427	26,165	0
David Boris	18,452,546	27,046	0
Marie D. Quintero-Johnson	18,453,468	26,124	0
Ed Gelfand	18,452,226	27,366	0
Daniel Williamson	18,453,139	26,453	0
Jennifer Fellner	18,452,013	27,579	0
Salvatore Galletti	18,446,067	33,525	0
Bryan Rosenberg	18,450,541	29,051	0
Paula Ciaramitaro	18,452,548	33,525	0

Item 7.01 Regulation FD Disclosure.

In connection with the Special Meeting, 1,827 shares out of a total of 19,995,411 shares of the Company’s public shares were redeemed.

On October 15, 2020, Forum and Ittella International jointly issued a press release announcing that they have closed their previously announced business combination. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 15, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Tattooed Chef, Inc.

	By:	/s/ Salvatore Galletti
Dated: October 15, 2020		Name:	Salvatore Galletti
		Title:	President and Chief Executive Officer

4

Exhibit 99.1

Ittella International and Forum Merger II Corporation Complete Business Combination to Form Tattooed Chef, Inc.

Transaction Introduces Tattooed Chef as a Public Company on Nasdaq Under Symbol “TTCF”

Paramount, California and Delray Beach, Florida, October 15, 2020 (GLOBE NEWSWIRE) – Ittella International, a plant-based food company with a broad portfolio of innovative products, and Forum Merger II Corporation (“Forum”)(Nasdaq: FMCI), a special purpose acquisition company, today announced that they have completed their business combination to form Tattooed Chef, Inc. (“Tattooed Chef”). Tattooed Chef’s common stock and warrants will begin trading on Nasdaq under the ticker symbols “TTCF” and “TTCFW”, respectively, starting October 16, 2020.
“I am incredibly proud of our team’s hard work and dedication,” said Sam Galletti, President and CEO of Tattooed Chef. “We have significant growth opportunities and believe we are positioned to accelerate that growth. We will continue to build brand awareness, expand distribution with new and existing customers, continue to launch innovative products, and invest in our infrastructure to capitalize on the global plant-powered food market.”
“The Tattooed Chef brand was created to meet the growing demand for great tasting plant-based foods. We offer convenience without sacrificing quality, nutritional value or freshness,” added Sarah Galletti, Creative Director and “The Tattooed Chef”. “As a public company, we expect to broaden our consumer reach and are thrilled to share our innovative products with more households across the country and the world.”
“We are excited to complete this transaction and believe Tattooed Chef has a long runway for growth in the global plant-powered food market,” said David Boris, Co-CEO and CFO of Forum. Sam and his team have done an extraordinary job delivering operational and financial results and we look forward to partnering with management to help create value for our stockholders.”
Tattooed Chef will continue be led by its existing management team: Sam Galletti, President and CEO, Chuck Cargile, CFO, Stephanie Dieckmann, COO, and Sarah Galletti, the creator of Tattooed Chef and Creative Director.

Key Transaction Details

Tattooed Chef intends to use the proceeds from the transaction to accelerate its growth and for general corporate purposes. Tattooed Chef’s shareholders retained approximately 80% of their equity stake, which represents a nearly 60% ownership in Tattooed Chef following completion of the business combination.
Harrison Co. acted as financial advisor to Ittella International. Rutan & Tucker, LLP served as legal counsel to Ittella International. Jefferies LLC served as sole M&A advisor to Forum. EarlyBirdCapital, Inc. served as financial advisor to Forum. White & Case LLP served as legal counsel to Forum.
About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative plant-based food products that taste great and are sustainably sourced. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States. Understanding consumer lifestyle and food trends, and a commitment to innovation, allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides great-tasting, approachable, and innovative products not only to the growing group of consumers who seek to adopt a plant-based lifestyle, but to any of the “People Who Give a Crop™”. For more information, please visit www.tattooedchef.com.

About Forum Merger II Corporation

Forum Merger II Corporation, sponsored by Marshall Kiev and David Boris, was organized to consummate a business combination with a private company which was looking to grow its business, add liquidity for its owners and create a significant equity opportunity for key management. It is the second special purpose acquisition company (“SPAC”) organized by Messrs. Kiev and Boris to complete a business combination. More information is available at www.forummerger.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,”

“will,” “should,” “future,” “propose,” “runway,” “trend,” “accelerate,” “continues,” “on-track,” “opportunities” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Forum’s or Tattooed Chef's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the launch and ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to increase distribution to new retail customers, build brand awareness and continue to launch innovative products; the outcome of any legal proceedings that may be instituted against Tattooed Chef; the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements following the consummation of the business combination; costs related to the business combination; and other risks and uncertainties indicated from time to time in the definitive proxy statement filed by Forum with the Securities and Exchange Commission (the “SEC”) in connection with the business combination, including those under “Risk Factors” therein, and other factors identified in Forum’s prior and Tattooed Chef’s future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Neither Forum nor Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact
Investor Relations
(212) 739-7860
investors@forummerger.com

EXHIBIT E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2020

TATTOOED CHEF, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38615	82-5457906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6305 Alondra Blvd.
Paramount, CA 90723
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (562) 602-0822

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Warrants, each exercisable for one share of common stock	TTCFW	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	TTCF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On October 15, 2020, Myjojo, Inc. (“Ittella Parent”) and the registrant, Forum Merger II Corporation (“Forum”) (now Tattooed Chef, Inc.), consummated the previously-announced transactions contemplated by the Merger Agreement (as defined below) (the “Transactions”), following the approval at the special meeting of the stockholders of Forum held on October 15, 2020 (the “Special Meeting”).

Immediately upon the completion of the Transactions, Ittella Parent became a direct wholly owned subsidiary of Forum. In connection with the Closing (as defined below) of the Transactions, Forum changed its name from Forum Merger II Corporation to Tattooed Chef, Inc. (“Tattooed Chef”). Certain terms used in this Current Report on Form 8-K have the same meaning as set forth in the definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2020 by Forum.

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to Tattooed Chef, Inc., a Delaware corporation, and its consolidated subsidiaries. All references herein to the “Board” refer to the board of directors of the Company. All references to “Forum” refer to the Company before the Closing.

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

As disclosed under the section titled “The Business Combination Proposal” and its subsection titled “The Merger Agreement” of the Proxy Statement, on June 11, 2020, Forum, Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Ittella Parent, and Salvatore Galletti, in his capacity as the holder representative, entered into an Agreement and Plan of Merger, which was amended on August 10, 2020 by the First Amendment to the Agreement and Plan of Merger (as amended, the “Merger Agreement”).

The Transactions involved the merger of Merger Sub with and into Ittella Parent, with Ittella Parent continuing as the surviving corporation (the “Surviving Entity”) and as a wholly-owned subsidiary of the Company (the “Business Combination”).

Item 2.01 of this Current Report discusses the consummation of the Business Combination and various other Transactions and events contemplated by the Merger Agreement which took place on October 15, 2020 (the “Closing”), and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

On August 2, 2018, Forum Investors II, LLC, Forum’s sponsor (the “Sponsor”), entered into a registration rights agreement with Forum, pursuant to which the Sponsor was granted certain rights relating to the registration of shares of common stock, Initial Founder Shares (as defined therein), Private Placement Units (as defined therein), and Working Capital Units (as defined therein) held by it.

Upon the Closing, we, the Ittella Parent stockholders, the underwriters of Forum’s initial public offering, and the Sponsor entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Sponsor agreed that it will not transfer (i) 1,250,000 Founder Shares (as defined in the Registration Rights Agreement) held by it prior to six months after the Closing and (ii) 3,750,000 Founder Shares held by it prior to the earlier of (x) twelve months after the Closing, (y) the date on which the last sales price of common stock exceeds $12.00 per share, subject to adjustment as provided therein and (z) the date on which we complete a transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the holders of shares of common stock received as consideration in the Business Combination agreed not to transfer any of the shares held by them prior to six months after the Closing.

Under the Registration Rights Agreement, the Ittella Parent stockholders and the Sponsor hold registration rights that obligate the Company to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the common stock issued as merger consideration under the Merger Agreement, as well as shares of common stock held by the Sponsor or issuable upon the exercise of warrants held by the Sponsor. Initiating Holders (as defined in the Registration Rights Agreement) will be entitled to make a written demand for registration under the Securities Act of all or part of the their registrable securities, subject to certain limitations as described in the Registration Rights Agreement, including that these holders must propose to sell securities with anticipated total proceeds of at least $10,000,000. Subject to certain exceptions if, any time after the Closing, we propose to file a registration statement under the Securities Act with respect to our securities, under the Registration Rights Agreement, we shall give notice to stockholders who are a party to the Registration Rights Agreement, including the Sponsor, as to the proposed filing and offer these stockholders an opportunity to register the sale of the number of their registrable securities as they request in writing. In addition, subject to certain exceptions, these stockholders will be entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of their registrable securities on Form S-3 and any similar short-form registration statement that may be available at that time.

Under the Registration Rights Agreement, we agree to indemnify these stockholders and certain persons or entities related to these stockholders against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell registrable securities, unless the liability arose from their misstatement or omission, and these stockholders, if registrable securities held by these stockholders are included in the securities as to which registration, qualification or compliance is being effected, agree to indemnify us and certain persons or entities related to us against all losses caused by their misstatements or omissions in those documents.

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This summary is qualified in its entirety by reference to the text of the Registration Rights Agreement, which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Sponsor Earnout Letter

In connection with the Merger Agreement, Forum entered into a Sponsor Earnout Letter with the Sponsor and Ittella Parent, dated June 11, 2020 (“Sponsor Earnout Letter”), pursuant to which the Sponsor placed the Sponsor Earnout Shares (as defined in the Merger Agreement) into escrow, effective as of the Closing, and subjected these shares to the vesting conditions set forth in the Merger Agreement.

If the vesting conditions are not satisfied, then the Sponsor Earnout Shares will be forfeited and cancelled. The vesting, release and forfeiture terms of the Sponsor Earnout Shares are as follows. Sponsor Earnout Shares will vest within the first three years after the Closing, upon the following conditions: (i) if the trading price of our common stock equals or exceeds $12.00 on any 20 trading days in any 30-day trading period (the “$12.00 Share Price Trigger”), then 50% of the Sponsor Earnout Shares will vest, or (ii) if the trading price of our common stock equals or exceeds $14.00 on any 20 trading days in any 30-day trading period (each of such $14.00 trigger and the $12.00 Share Price Trigger, a “Share Price Trigger”), then 50% of the Sponsor Earnout Shares will vest. If a change in control occurs within the first three years after the Closing, all Sponsor Earnout Shares not previously vested will vest. If the foregoing vesting conditions are not satisfied within the first three years of Closing, the Sponsor Earnout Shares are forfeited.

This summary is qualified in its entirety by reference to the text of the Sponsor Earnout Letter, which is included as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

At the Special Meeting, the Forum stockholders considered and adopted, among other matters, the Merger Agreement. On October 15, 2020, the parties consummated the Transactions.

At the Special Meeting, holders of 1,827 shares of Forum common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem those shares for cash at a price of $10.37 per share, for an aggregate of approximately $18,952. Immediately after giving effect to the Transactions, there were approximately 57.6 million shares of common stock and warrants to purchase approximately 20.7 million shares of common stock of the Company issued and outstanding, not including any Sponsor Earnout Shares or Holdback Shares. Upon the Closing, Forum’s units automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer traded as a separate security, and our common stock and warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “TTCF” and “TTCFW,” respectively. Prior the Closing, each unit of Forum consisted of one share of Class A common stock and one public warrant of the Company, whereby each public warrant entitled the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. Upon the closing of the Business Combination, Forum’s amended and restated certificate of incorporation, dated August 2, 2018, was replaced with the second amended and restated certificate of incorporation of Tattooed Chef, which, among other things, reclassified all shares of Class A common stock as common stock.

As of the Closing, Salvatore Galletti, our chief executive officer, and an entity affiliated with him, beneficially owned approximately 49.2% of our outstanding shares of common stock and the former security holders of Forum beneficially owned approximately 5.3% of our outstanding shares of common stock, not including any Sponsor Earnout Shares or Holdback Shares. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules but currently do not intend to take advantage of the controlled company exemptions from certain of Nasdaq’s corporate governance rules.

The per share redemption price of approximately $10.37 for holders of Public Shares electing redemption was paid out of Forum’s trust account, which after taking into account the redemption but before any cash consideration paid to the holders of Ittella Parent equity and any transaction expenses, had a balance immediately prior to the Closing of approximately $207.4 million.

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FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as Forum was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, we are providing the information below that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined company after Forum’s acquisition of Ittella Parent in connection with the consummation of the Transactions, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Current Report include, but are not limited to, statements about our:

●	ability to maintain the listing of its common stock on Nasdaq following the Business Combination;

●	ability to raise financing in the future;

●	ability to successfully acquire and integrate new operations and facilities;

●	ability to respond to market conditions and global and economic factors beyond our control, including the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and our liquidity, operations and personnel;

●	ability to obtain raw materials on a timely basis or in quantities sufficient to meet the demand for our products;

●	ability to grow and retain our customer base;

●	ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

●	ability to continue to grow sales of “Tattooed Chef” branded products;

●	expectations regarding future expenditures;

●	ability to attract and retain qualified employees and key personnel;

●	ability to retain relationship with third party suppliers;

●	ability to compete effectively in the competitive packaged food industry;

●	ability to protect and enhance our corporate reputation and brand; and

●	ability to respond to the impact from future regulatory, judicial, and legislative changes in our industry.

These forward-looking statements are based on information available as of the date of this Current Report, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Current Report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

Business

Our business is described in the Proxy Statement in the section titled “Information About Ittella Parent” and that information is incorporated herein by reference.

Risk Factors

The risks associated with our business are described in the Proxy Statement in the section titled “Risk Factors” and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Item 9.01 of this Current Report concerning the financial information of Ittella Parent, which is incorporated herein by reference. Reference is further made to the disclosures contained in the Proxy Statement in the sections titled “Summary Historical Financial Information of Ittella Parent” and “Ittella Parent Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2019 is included in the Proxy Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 81 of the Proxy Statement and is incorporated herein by reference. The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2020 and the unaudited pro forma condensed combined statement of operations for the Company for the year ended December 31, 2019 are set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

The table setting forth the per share data of the Company on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2019 and the six months ended June 30, 2020 after giving effect to the Business Combination is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Properties

Our facilities are described in the Proxy Statement in the section titled “Information About Ittella Parent- Facilities,” which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock upon the closing of the Business Combination by:

●	each person known to us to be the beneficial owner of more than 5% of our upon the closing of the Business Combination;

●	each of our officers and directors; and

●	all of our executive officers and directors as a group upon the closing of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The beneficial ownership of shares of our common stock has been determined assuming that there are no Sponsor Earnout Shares or Holdback Shares issued and outstanding.

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	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Executive Officers of Tattooed Chef
Salvatore Galletti(3)(6)	28,324,038	49.2%
Sarah Galletti(4)(6)	-
Stephanie Dieckmann(6)	500,000	0.9%
Giuseppe Bardari(5)(6)	1,500,000	2.6%
Charles Cargile(6)	-
Matthew Williams(6)	-
David Boris(1)(2)	3,055,000	5.3%
Ed Gelfand(6)	-
Bryan Rosenberg(6)	-
Paula Ciaramitaro(6)	-
Jennifer Fellner(6)	-
Ryan Olohan(6)	-
Daniel Williamson(6)	-
Marie D. Quintero-Johnson(6)	-
All executive officers and directors as a group (14 individuals)	33,379,038	57.9%

Five Percent Stockholders:
Forum Investors LLC(1)(2)	3,055,000	5.3%
Marshall Kiev(1)(2)	3,055,000	5.3%
UMB Capital Corporation(7)	4,046,291	7.0%

*	Less than 1%.

(1)	The business address of each of these entities or individuals is 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

(2)	Represents shares held by the Sponsor. Forum Capital Management II LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Marshall Kiev and David Boris are the managing members of Forum Capital Management II LLC and may be deemed to have beneficial ownership of the common stock held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)	Includes 566,481 shares held by Project Lily, LLC, a Delaware limited liability company (“Project Lily”). Project Lily is owned 52% by Salvatore Galletti, 24% by his daughter, Sarah Galletti, and 24% by his son, Abel Galletti. Salvatore Galletti has sole voting and investment power over the shares held by Project Lily.

(4)	Does not include any shares to be held by Project Lily. Sarah Galletti is an owner of Project Lily, as described in footnote 3, but does not have any voting or investment power over the shares held by Project Lily.

(5)	Represents shares held by Pizzo Food Srls (“Pizzo”). Mr. Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo.

(6)	The business address of each of these entities or individuals is 6305 Alondra Boulevard, Paramount, California 90723.

(7)	The business address of UMB is UMB Capital Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106. Voting and dispositive power of the shares held by UMB is held by its board of directors, which currently comprises Andre Trudell, Mariner Kemper, Jim Rine, Tom Terry, Dominic Karaba, Greg Carasik, and Chris Roth. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

Directors and Executive Officers

The Company’s directors and executive officers after the Closing are described in the Proxy Statement in the section titled “Management After the Business Combination,” which is incorporated herein by reference.

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Executive Compensation

The executive compensation of Ittella Parent’s executive officers and directors is described in the Proxy Statement in the sections titled “Executive Compensation - Ittella Parent” and “Certain Relationships and Related Transactions - Ittella Parent Related Party Transactions” incorporated herein by reference.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of Ittella Parent are described in the Proxy Statement in the section titled “Certain Relationships and Related Person Transactions,” which is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement titled “Information About Ittella Parent - Legal Proceedings,” which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, ticker symbol, number of stockholders and dividends for Forum’s securities is set forth in the Proxy Statement in the section titled “Market Price, Ticker Symbol and Dividend Information” and this information is incorporated herein by reference. As of the Closing, there were approximately 12 holders of record of the Company’s common stock and approximately four holders of record of the Company’s warrants to purchase common stock (formerly Class A common stock).

Tattooed Chef’s common stock began trading on Nasdaq under the symbol “TTCF” and its warrants began trading on Nasdaq under the symbol “TTCFW” on October 16, 2020, subject to ongoing review of Tattooed Chef’s satisfaction of all listing criteria post-Business Combination.

We have not paid any cash dividends on shares of our common stock to date. The payment of cash dividends is restricted by negative covenants pursuant to our line of credit.

Description of Registrant’s Securities

The description of Ittella Parent’s securities is contained in the Proxy Statement in the sections titled “Description of Securities,” which is incorporated herein by reference.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report, which is incorporated herein by reference.

Changes in Accountants

Reference is made to the disclosure contained in Item 4.01 of this Current Report, which is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure set forth under Item 5.02 of this Current Report, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report, which is incorporated herein by reference.

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Item 2.02	Results of Operations and Financial Condition.

Certain annual and quarterly financial information regarding Ittella Parent was included in the Proxy Statement, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ittella Parent”, which is incorporated herein by reference. The disclosure contained in Item 2.01 of this Current Report is also incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the Business Combination, the following transactions have been consummated prior to, and as a condition to, the Closing: (i) UMB Capital Corporation (“UMB”) contributed all of the equity interests in Ittella International, LLC, a California limited liability, and direct subsidiary of Ittella Parent owned by it, to Ittella Parent in exchange for Ittella Parent issuing to UMB 1,176 shares of common stock of Ittella Parent; (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”) has contributed all of the equity interests in Ittella Italy S.R.L., a company organized under the laws of Italy (“Ittella Italy”) owned by it to Ittella’s Chef LLC in exchange for Ittella Parent issuing to Pizzo one share of Class B special stock, par value $0.001 per share of Ittella Parent; (iii) Salvatore Galletti has transferred some of his shares of common stock of Ittella Parent to Project Lily, which is controlled by Salvatore Galletti; and (iv) Ittella Parent issued one share of Class A special stock, par value $0.001 per share, in Ittella Parent to Stephanie Dieckmann (these transactions collectively, the “Restructuring”). The Restructuring was consummated prior to the Business Combination. The shares of Class A and Class B special stock of Ittella Parent were converted into shares of our common stock upon consummation of the Business Combination.

The shares issued to the applicable holders as part of the Restructuring and to the stockholders of Ittella Parent in connection with the Closing were issued pursuant to and in accordance with exemptions from registration under the Securities Act, under Section 4(a)(2) of and/or Regulation D promulgated under the Securities Act.

Upon the Closing of the Transactions, (i) all shares of Class B common stock were reclassified to Class A common stock; and (ii) immediately following this reclassification, all shares of Class A common stock were reclassified to common stock of Tattooed Chef.

Item 3.03	Material Modification to Rights of Security Holders.

Amended and Restated Certificate of Incorporation

Upon the closing of the Business Combination, Forum’s amended and restated certificate of incorporation, dated August 2, 2018, as further amended on September 30, 2020, was replaced with the second amended and restated certificate of incorporation of Tattooed Chef (“Amended Certificate”), which, among other things:

(a) provides that any amendment to provisions of the Company’s charter and bylaws will require the approval of the holders of at least 66⅔% of the Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors;

(b) provides that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates;

(c) provides that the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws, including the Securities Act of 1933, as amended;

(d) provides that, subject to the limitations imposed by applicable law, directors may be removed with cause by the affirmative vote of the holders of at least 66⅔% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors;

(e) changes the Registrant’s name to “Tattooed Chef, Inc.” from “Forum Merger II Corporation”;

(f) increases the authorized capital stock from 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, to 1,010,000,000 shares, which consists of 1,000,000,000 shares of common stock, and 10,000,000 shares of preferred stock, by, on the effective date of the filing of the Amended Certificate: (i) reclassifying all shares of Class B common stock as Class A common stock; (ii) immediately following the conversion of such Class B common stock into shares of Class A common stock, reclassifying all shares of Class A common stock as common stock; and (iii) creating an additional 890,000,000 shares of common stock and 9,000,000 shares of preferred stock;

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(g) eliminates various provisions applicable only to blank check companies; and

(h) changes the classification of the board of directors from two classes to three classes of directors, with each class elected for staggered terms.

The stockholders of Forum approved this amended and restated certificate of incorporation at the Special Meeting. This summary is qualified in its entirety by reference to the text of the Amended Certificate, which is included as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Amended and Restated Bylaws

Upon the Closing of the Business Combination, Forum’s bylaws were amended and restated to be consistent with our Amended Certificate and to make certain other changes that our board of directors deems appropriate for a public operating company. This summary is qualified in its entirety by reference to the text of the amended and restated bylaws, which are included as Exhibit 3.2 to this Current Report and is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

Marcum, LLP (“Marcum”) served as the independent registered public accounting firm for Forum from its inception through the Closing. The firm of BDO USA, LLP (“BDO”) served as the independent registered public accounting firm for privately-held Ittella Parent prior to the Business Combination.

On October 15, 2020, the Audit Committee of the Board approved the engagement of BDO as the Company’s independent registered public accounting firm effective as of the Closing to audit the Company’s consolidated financial statements for the year ended December 31, 2020. The Audit Committee of Forum resolved that Marcum would be dismissed as the Company’s independent registered public accounting firm effective upon filing of the Company’s Form 10-Q for the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Forum (this date, the “10-Q Filing Date”). Accordingly, Marcum was informed that it would be dismissed as the Company’s independent registered public accounting firm effective as of the 10-Q Filing Date.

Marcum’s report on Forum’s financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from May 4, 2018 (inception) to December 31, 2018 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Marcum’s engagement by Forum, and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

During the period from May 4, 2018 (Forum’s inception) through December 31, 2019 and the subsequent interim period preceding the engagement of BDO, Forum did not consult BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Forum’s financial statements, and neither a written report was provided to Ittella Parent or oral advice was provided that BDO concluded was an important factor considered by Ittella Parent in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Ittella Parent provided Marcum with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this Current Report and requested that Marcum furnish a letter addressed to the Commission, which is included as Exhibit 16.1 to this Current Report, stating whether it agrees with these disclosures, and, if not, stating the respects in which it does not agree.

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Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement in the sections titled “The Business Combination Proposal” and “The Merger Agreement,” which are incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report, which is incorporated herein by reference.

Immediately after giving effect to the Transactions, there were approximately 57.6 million shares of our common stock outstanding, not including Sponsor Earnout and Holdback Shares. At that time, Salvatore Galletti, our chief executive officer, and an entity affiliated with him, held approximately 49.2% of the outstanding shares of our common stock and our executive officers and directors and their affiliated entities held approximately 8.8% of our outstanding shares of our common stock.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

The following persons are serving as executive officers and directors following the Closing. For biographical information concerning the executive officers and directors, see the disclosure in the Proxy Statement in the sections titled “Management After the Business Combination” and “Ittella Parent Management,” which are incorporated herein by reference regarding the appointment of Mr. Williams as Chief Growth Officer and the appointment of Mr. Cargile, and the corresponding resignation of Ms. Dieckmann, as Chief Financial Officer, which is incorporated herein by reference.

Name	Age	Position
Salvatore “Sam” Galletti	57	President, CEO, and Class III Director
Sarah Galletti	34	Creative Director
Charles Cargile	56	Chief Financial Officer
Stephanie Dieckmann	41	Chief Operating Officer
Matthew Williams	49	Chief Growth Officer
Giuseppe Bardari	44	President, Ittella Italy
Bryan Rosenberg	55	Class III Director
Paula Ciaramitaro	57	Class III Director
Ed Gelfand	72	Class II Director
Daniel Williamson	64	Class II Director
Jennifer Fellner	54	Class II Director
Ryan Olohan	46	Class I Director
David Boris	60	Class I Director
Marie D. Quintero-Johnson	53	Class I Director

Effective upon the Closing, all executive officers and directors of Forum, other than David Boris, resigned as executive officers and directors of Forum.

Indemnification Agreement

On the Closing Date, we entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is included as Exhibit 10.8 to this Current Report and is incorporated herein by reference.

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2020 Equity Incentive Plan

At the Special Meeting, the Forum stockholders considered and approved the 2020 Equity Incentive Plan (the “Incentive Plan”) and reserved 5,200,000 shares of common stock for issuance thereunder. The Incentive Plan was previously approved, subject to stockholder approval, by Forum’s board of directors on September 23, 2020. The Incentive Plan became effective immediately upon the Closing of the Business Combination. A committee of at least two people appointed by our Board (or, if no such committee has been appointed, our Board) (the “Committee”) will administer the Incentive Plan. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the Incentive Plan during any fiscal year may not exceed a total value of $100,000, provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Stock Market or other securities exchange on which shares of our common stock are traded) may make exceptions to this limit for a non-executive chair of our Board, if any, in which case the non-employee director receiving the additional compensation may not participate in the decision to award that compensation. Shares of common stock underlying awards under the Incentive Plan that are forfeited, cancelled, expire unexercised or are settled in cash will be available again for new awards under the Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of common stock reserved for issuance under the Incentive Plan, the number of shares of common stock covered by awards then outstanding under the Incentive Plan, the limitations on awards under the Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

A more complete summary of the terms of the Equity Incentive Plan is set forth in the Proxy Statement. That summary and the foregoing description are qualified in their entirety by reference to the text of the Equity Incentive Plan, which is filed as Exhibit 10.8 hereto and incorporated herein by reference.

Employment Agreements

In connection with the entry into the Merger Agreement, Forum entered into employment agreements with Salvatore Galletti, Sarah Galletti, Stephanie Dieckmann, and Giuseppe Bardari, which became effective at Closing. Pursuant to the terms of the employment agreements, Salvatore Galletti serves as our Chief Executive Officer and President. Sarah Galletti is our Director of Research and Development. Stephanie Dieckmann serves as our Chief Operating Officer and Giuseppe Bardari is the President of Ittella Italy, a wholly-owned subsidiary of Ittella Parent. For additional information, see the disclosure in the Proxy Statement in the section entitled “Executive Compensation - Ittella Parent,” which is incorporated herein by reference.

Further reference is made to see the disclosure in the Proxy Statement in the sections titled “Management After the Business Combination” and “Ittella Parent Management,” which are incorporated herein by reference concerning Mr. Cargile’s appointment as our Chief Financial Officer and Mr. Williams’ appointment as our Chief Growth Officer.

The descriptions of the employment agreements incorporated herein with each of Messrs. Galletti and Bardari and Mses. Galletti and Dieckmann do not purport to be complete and are qualified in their entirety by the terms and conditions of the employment agreements, which are included as Exhibits 10.3 through 10.6, respectively, to this Current Report and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report is incorporated by reference into this Item 5.03.

Item 5.06	Change in Shell Company Status.

As a result of the Transactions, Forum ceased being a shell company. Reference is made to the disclosure in the Proxy Statement in the sections titled “The Business Combination Proposal” and “The Merger Agreement,” which are incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Current Report, which is incorporate herein by reference.

Item 8.01	Other Events.

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ittella Parent is a successor issuer to Forum. Ittella Parent hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

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Item 9.01	Financial Statement and Exhibits.

(a)-(b) Financial Statements.

Information responsive to Item 9.01(a) and (b) of Form 8-K is set forth in the financial statements included in the Proxy Statement beginning on page F-1.

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2019 is included in the Proxy Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 81 of the Proxy Statement and is incorporated herein by reference. The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2020 and the unaudited pro forma condensed combined statement of operations for the Company for the year ended December 31, 2019 are set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

The consolidated financial statements of Ittella Parent, as of December 31, 2019 and 2018, and as of June 30, 2020 and for the years ended December 31, 2019 and 2018 and the six months ended June 30, 2020, the related notes and report of independent registered public accounting firm thereto are set forth in the Proxy Statement beginning on page F-34 and are incorporated herein by reference.

The consolidated financial statements of Forum (i) as of December 31, 2019 and 2018, (ii) as of June 30, 2020, (iii) for the six months ended June 30, 2020, (iv) for the period from May 4, 2018 (date of inception) through December 31, 2018, (v) for the year ended December 31, 2019, and (vi) the related notes and report of independent registered public accounting firm thereto are set forth in the Proxy beginning on page F-2 and are incorporated herein by reference.

(d) Exhibits

Exhibit		Incorporated by Reference
Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date

2.1†	Agreement and Plan of Merger, dated as of June 11, 2020, entered into by and among Forum, Sprout Merger Sub, Inc., Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the holder representative on August 10, 2020	Form 8-K	File No. 001-38615	2.1	June 12, 2020

2.2	First Amendment to the Merger Agreement entered into by and among Forum, Sprout Merger Sub, Inc., Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the holder representative on August 10, 2020	Form 8-K	File No. 001-38615	2.1	August 11, 2020

3.1	Amended and Restated Certificate of Incorporation	Form 8-A12B/A	File No. 001-38615	3.1	October 15, 2020

3.2	Amended and Restated Bylaws	Form 8-A12B/A	File No. 001-38615	3.2	October 15, 2020

4.1	Form of Warrant Agreement between Continental Stock Transfer & Trust Company, LLC and Forum	Form S-1/A	File No. 333-226084	4.4	July 18, 2018

10.1	Amended and Restated Registration Rights Agreement by and among Forum, Forum Investors II, LLC, and other stockholders	Form 8-K	File No. 001-38615	10.4	June 12, 2020

10.2	Sponsor Earnout Letter, dated as of June 11, 2020, by and among Forum Merger II Corporation, Forum Investors II LLC, Myjojo, Inc. and Salvatore Galletti, as the holder representative	Form 8-K	File No. 001-38615	10.3	June 12, 2020

10.3*	Employment Agreement with Salvatore Galletti

10.4*	Employment Agreement with Giuseppe Bardari

10.5*	Employment Agreement with Sarah Galletti

10.6*	Employment Agreement with Stephanie Dieckmann

10.7*	Form of Indemnification Agreement

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10.8*	2020 Equity Incentive Plan

10.9*	Loan and Security Agreement between Ittella Parent and Marquette Business Credit, LLC effective as of September 25, 2017, as amended.

10.10*	General Merchandise Supplier Agreement between Ittella Parent and Wal-Mart Stores, Inc. dated August 31, 2017 (Agreement 607499-91-0)

10.11*	General Merchandise Supplier Agreement between Ittella Parent and Wal-Mart Stores, Inc. dated August 28, 2017 for the supply of products to Sam’s Club store locations (Agreement 607499-64-1)

10.12*	General Merchandise Supplier Agreement between Ittella and Wal-Mart Stores, Inc. dated February 3, 2020 for the supply of products to Sam’s Club store locations (Agreement 607499-64-2)

10.13*	Basic Vendor Agreement between Ittella Parent and Costco Wholesale Corporation dated January 7, 2015

10.14*	Master Purchase Agreement between Ittella Parent and Aldi Inc., dated March 18, 2016.

10.15*	Master Vendor Agreement between Ittella Parent and Trader Joe’s Company dated July 31, 2018

10.16*	Standby Letter of Credit No. SB50533 issued by UMB Bank, N.A. on behalf of the Company, in favor of UniCredit S.P.A. dated as of November 24, 2017, as amended.

10.17	Escrow Agreement (Holder Representative), dated as of October 15, 2020 by and between Forum, Salvatore Galletti, and Citibank, N.A.	Form 8-A12B/A	File No. 001-38615	10.3	October 15, 2020

10.18	Escrow Agreement (Sponsor), dated as of October 15, 2020 by and between Forum, Salvatore Galletti, and Citibank, N.A.	Form 8-A12B/A	File No. 001-38615	10.4	October 15, 2020

16.1*	Letter re Change in Certifying Accountant

21.1*	List of Subsidiaries

99.1*
Unaudited Pro Forma Condensed Combined Financial Statements of the Company for the six months ended June 30, 2020, Unaudited Pro Forma Condensed Combined Statement of Operations of the Company for the year ended December 31, 2019, and Comparative Share Information.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TATTOOED CHEF, INC.

Dated: October 21, 2020	By:	/s/ Salvatore Galletti
		Name:	Salvatore Galletti
		Title:	Chief Executive Officer

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